Filed pursuant to Rule 424(b)(3)

Registration No. 333-234650

KBL MERGER CORP. IV

30 Park Place, Suite 45E
New York, NY 10007

PROPOSED BUSINESS COMBINATION
YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of KBL Merger Corp. IV:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of KBL Merger Corp. IV (“KBL,” “we,” “our” or “us”). At the special meeting, KBL stockholders will be asked to consider and vote on proposals to:

(1)     approve and adopt the Business Combination Agreement, dated as of July 25, 2019 (as the same may be amended, the “Business Combination Agreement”), by and among KBL, KBL Merger Sub, Inc. (“KBL Merger Sub”), 180 Life Sciences Corp. (“180”), Katexco Pharmaceuticals Corp., (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), 180 Therapeutics L.P., (“180 LP” and together with Katexco and CBR Pharma, the “180 Subsidiaries” and, together with 180, the “180 Parties”), and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties (the “Stockholder Representative”), pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall receive shares of KBL’s common stock, par value $0.0001 per share (“KBL Common Stock”) and the existing exchangeable shares (collectively, the “Exchangeable Shares”) of CannBioRex Purchaseco ULC and/or Katexco Purchaseco ULC, Canadian subsidiaries of 180, shall be adjusted in accordance with the share provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders. Such acquisition and the other transactions contemplated by the Business Combination Agreement (the “business combination”) is referred to as the “Business Combination Proposal”;

(2)     approve and adopt amendments to KBL’s amended and restated certificate of incorporation (the “Charter”) to create two new classes of capital stock designated as Class C Special Voting Share and Class K Special Voting Share of KBL that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC, respectively, that are outstanding from time to time (the “Special Voting Shares” and such proposal, the “Special Voting Shares Charter Proposal”);

(3)    approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL Common Stock, from 35,000,000 shares to 100,000,000 shares (the “Authorized KBL Common Stock Charter Proposal”);

(4)    approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL’s preferred stock, par value $0.0001 per share (the “KBL Preferred Stock”), from 1,000,000 shares to 5,000,000 shares (the “Authorized KBL Preferred Stock Charter Proposal”);

(5)    approve and adopt an amendment to the Charter to change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” (the “Name Change Proposal”);

(6)    approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal and the Name Change Proposal, the “Charter Proposals”);

(7)    approve, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”): (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC (the “Nasdaq Proposal”);

(8)    approve and adopt the 180 Life Sciences Corp. 2020 Omnibus Incentive Plan (the “OIP”) and material terms thereunder (the “OIP Proposal”); and

(9)    approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the OIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal, the “Transaction Proposals” and, together with the OIP Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each KBL stockholder is encouraged to review carefully.

We refer to (a) the business combination and (b) the redemption, if any, by KBL of shares of KBL Common Stock held by any public stockholders (as defined below) in connection with the business combination, collectively, as the “Transactions.”

KBL’s Common Stock, rights and warrants, which are exercisable for shares of KBL Common Stock under certain circumstances, are currently listed on Nasdaq under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively. Certain of our shares of KBL Common Stock and warrants currently trade as units consisting of one share of KBL Common Stock and one-half of one warrant, and are listed on Nasdaq under the symbol “KBLMU.” The units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “KBL Merger Corp. IV” to “180 Life Sciences Corp.,” and we have applied to continue the listing of our KBL Common Stock and warrants on Nasdaq under the symbols “ATNF” and “ATNFW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of KBL Common Stock originally sold as part of the units issued in our IPO, which closed on June 7, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of KBL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of units to KBL IV Sponsor LLC (the “Sponsor”) and subsequent loans from the Sponsor that have been made in connection with previous amendments to our Charter to extend the period of time to consummate a business combination. For illustrative purposes, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million, as increased by anticipated loans to be made to us by our Sponsor prior to November 9, 2020 due to the extension of the period of time to consummate a business combination to November 9, 2020, the estimated per share redemption price will be approximately $11.03. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of KBL Common Stock sold in the IPO without the prior consent of KBL. Holders of KBL’s outstanding warrants sold in the IPO, which are exercisable for shares of KBL Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the Business Combination Proposal with respect to any shares of KBL Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of September 30, 2020, our Sponsor, officers and directors owned approximately 60.5% of the outstanding shares of KBL Common Stock, including all of the founder shares (which includes the Escrowed Shares to be transferred to Tyche upon Closing as described herein, as well as the 500,000 shares of KBL Common Stock to be released from escrow pursuant to the Resignation Agreement, but which calculation does not give effect to the issuance of 500,000 shares of KBL Common Stock to Tyche pursuant to the Resignation Agreement). Our Sponsor, officers and directors have agreed to vote any shares of KBL Common Stock owned by them in favor of each of the Transaction Proposals.

KBL is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements of the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” set forth in this proxy statement/prospectus.

KBL’s board of directors recommends that KBL stockholders vote FOR each of the Proposals. When you consider the recommendation of KBL’s board of directors in favor of each of the Transaction Proposals, you should keep in mind that certain of KBL’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of KBL Common Stock entitled to vote and actually cast thereon at the special meeting. Approval of each of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares of KBL Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE KBL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO KBL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

/s/ Marlene Krauss, M.D.

Marlene Krauss, M.D.
Chief Executive Officer
KBL Merger Corp. IV

Whether or not you plan to attend the special meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 9, 2020 and is first being mailed to KBL stockholders on or about October 12, 2020.

KBL MERGER CORP. IV
30 Park Place, Suite 45E
New York, NY 10007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF KBL MERGER CORP. IV

To Be Held On October 26, 2020

To the Stockholders of KBL Merger Corp. IV:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of KBL Merger Corp. IV (“KBL,” “we,” “our” or “us”) will be held at 10:00 a.m., local time, on Monday, October 26, 2020, at the offices of KBL located at 30 Park Place, Suite 45E, New York, NY 10007 for the following purposes:

(1)    The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of July 25, 2019 (as the same may be amended, the “Business Combination Agreement”), by and among KBL, KBL Merger Sub, Inc. (“KBL Merger Sub”), 180 Life Sciences Corp. (“180”), Katexco Pharmaceuticals Corp., (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), 180 Therapeutics L.P., (“180 LP” and together with Katexco and CBR Pharma, the “180 Subsidiaries” and, together with 180, the “180 Parties”), and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties (the “Stockholder Representative”), pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall receive shares of KBL’s common stock, par value $0.0001 per share (“KBL Common Stock”) and the existing exchangeable shares (collectively, the “Exchangeable Shares”) of CannBioRex Purchaseco ULC and/or Katexco Purchaseco ULC, Canadian subsidiaries of 180, shall be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders. Such acquisition and the other transactions contemplated by the Business Combination Agreement (the “business combination”) is referred to as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2)    The Special Voting Shares Charter Proposal — To consider and act upon a proposal to approve and adopt amendments to KBL’s amended and restated certificate of incorporation (the “Charter”) to create two new classes of capital stock designated as Class C Special Voting Share and Class K Special Voting Share of KBL that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC, respectively, that are outstanding from time to time (the “Special Voting Shares” and such proposal, the “Special Voting Shares Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(3)    The Authorized KBL Common Stock Charter Proposal — To consider and act upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL Common Stock, from 35,000,000 shares to 100,000,000 shares (the “Authorized KBL Common Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Common Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(4)    The Authorized KBL Preferred Stock Charter Proposal — To consider and act upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL’s preferred stock, par value $0.0001 per share (the “KBL Preferred Stock”), from 1,000,000 shares to

5,000,000 shares (the “Authorized KBL Preferred Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Preferred Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(5)    The Name Change Proposal — To consider and act upon a proposal to approve and adopt an amendment to the Charter to change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” (the “Name Change Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Name Change Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(6)    The Additional Charter Proposal — To consider and act upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal and the Name Change Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(7)    The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”): (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC (the “Nasdaq Proposal”).

(8)    The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 180 Life Sciences Corp. 2020 Long Term Incentive Plan (the “OIP”) and material terms thereunder (the “OIP Proposal”). A copy of the OIP is attached to the accompanying proxy statement/prospectus as Annex C.

(9)    The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the OIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal, the “Transaction Proposals” and, together with the OIP Proposal, the “Proposals”).

We refer to (a) the business combination and (b) the redemption, if any, by KBL of shares of KBL Common Stock held by any public stockholders (as defined below) in connection with the business combination, collectively, as the “Transactions.”

Only holders of record of our KBL Common Stock at the close of business on September 30, 2020 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of KBL’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at KBL’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of KBL Common Stock originally sold as part of the units issued in our IPO, which closed on June 7, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of KBL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of units to KBL IV Sponsor LLC (our “Sponsor”) and subsequent loans from the Sponsor that have been made in connection with previous amendments to our Charter to extend the period of time to consummate a business combination. For illustrative purposes, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million, as increased by anticipated loans to be made to us by our Sponsor prior to November 9, 2020 due to the extension of the period of time to consummate a business combination to November 9, 2020, the estimated per share redemption price will be approximately $11.03. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of KBL Common Stock sold in the IPO without the prior consent of KBL. Holders of KBL’s outstanding warrants sold in the IPO, which are exercisable for shares of KBL Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the Business Combination Proposal with respect to any shares of KBL Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of September 30, 2020, our Sponsor, officers and directors owned approximately 60.5% of the outstanding shares of KBL Common Stock, including all of the founder shares (which includes the Escrowed Shares to be transferred to Tyche upon Closing as described herein, as well as the 500,000 shares of KBL Common Stock to be released from escrow pursuant to the Resignation Agreement, but which calculation does not give effect to the issuance of 500,000 shares of KBL Common Stock to Tyche pursuant to the Resignation Agreement). Our Sponsor, officers and directors have agreed to vote any shares of KBL Common Stock owned by them in favor of each of the Transaction Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the special meeting. The Charter Proposals and the OIP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Transactions and each of our Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, at (877) 870-8565 (toll free) or (206) 870-8565 (collect) or by email at ksmith@advantageproxy.com.

October 9, 2020

By Order of the Board of Directors

/s/ Marlene Krauss, M.D.

Marlene Krauss, M.D.
Chief Executive Officer
KBL Merger Corp. IV

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on October 26, 2020: This notice of meeting and the related proxy statement/prospectus will be available at https://www.cstproxy.com/kblmerger/2020.

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•        “Board” is to the board of directors of KBL;

•        “business combination” are to the transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” are to the Business Combination Agreement, dated as of July 25, 2019 (as the same may be amended), by and among KBL, KBL Merger Sub, Inc. (“KBL Merger Sub”), the 180 Parties and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties (the “Stockholder Representative”), pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall, at the option of the holder, receive either shares of KBL Common Stock or their existing Exchangeable Shares will become exchangeable into shares of KBL Common Stock;

•        “Canadian Tax Act” means the Income Tax Act (Canada), as amended;

•        “180 Parties” are to 180 Life Sciences Corp. (“180”) and the 180 Subsidiaries;

•        “180 Subsidiaries” are to Katexco Pharmaceuticals Corp., (“Katexco”), CannBioRex Pharmaceuticals Corp., (“CBR Pharma”) and 180 Therapeutics L.P. (“180 LP”);

•        “Charter” is to KBL’s amended and restated certificate of incorporation;

•        “Closing” are to the consummation of the business combination;

•        “KBL Common Stock” are to our common stock, par value $0.0001 per share;

•        “Effective Time” is to the time as of which the merger becomes effective;

•        “Escrowed Shares” is to the 1,406,250 founder shares that the Sponsor acquired prior to the IPO and that it deposited in escrow with a third party escrow agent in connection with the entry into the Business Combination Agreement, of which, pursuant to the Resignation Agreement, 500,000 shares are to be released to our Sponsor.

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Exchangeable Shares” are to the exchangeable shares issued concurrently with the closing of the Reorganization by: (i) Katexco Purchaseco ULC to certain Canadian former shareholders of Katexco; and (ii) CannBioRex Purchaseco ULC to certain Canadian former shareholders of CBR Pharma, which are exchangeable for common stock of 180 prior to the Effective Time and become exchangeable into shares of KBL Common Stock following the Effective Time;

•        “founder shares” are to shares of our shares of KBL Common Stock initially purchased by the Sponsor in a private placement prior to our IPO;

•        “initial stockholders” are to holders of our founder shares prior to the IPO, including the Sponsor and our independent directors;

•        “IPO” are to our initial public offering of units, which closed on June 7, 2017;

•        “KBL,” “we,” “our” or “us” are to KBL Merger Corp. IV;

•        “management” or our “management team” are to our officers and directors;

•        “KBL Preferred Stock” are to our preferred stock, par value $0.0001 per share;

•        “private placement shares” are to the shares of KBL Common Stock underlying the private placement units;

•        “private placement units” are to the units issued to the Sponsor in a private placement simultaneously with the closing of our IPO;

•        “private placement warrants” are to the warrants underlying the private placement units;

•        “public shares” are to shares of our KBL Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “public stockholders” are to the holders of our public shares;

•        “public warrants” are to the redeemable warrants sold as part of the units in the IPO;

•        “Reorganization” is to the corporate restructuring pursuant to which 180 LP became a direct wholly-owned subsidiary of 180, and Katexco and CBR Pharma became indirect wholly-owned subsidiaries of 180;

•        “Resignation Agreement” is to that certain Resignation Agreement dated as of June 12, 2020 by and among the Company, Tyche and Dr. Krauss.

•        “right” is to a right to receive one-tenth (1/10) of one share of KBL Common Stock upon the consummation of an initial business combination;

•        “Sponsor” are to KBL IV Sponsor LLC; Dr. Marlene Krauss, our Chief Executive Officer, is the sole managing member of KBL IV Sponsor LLC;

•        “Support Agreements” are to the support agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between (i) 180, Katexco Callco ULC and Katexco Purchaseco ULC, and (ii) 180, CannBioRex Callco ULC and CannBioRex Purchaseco ULC;

•        “Transactions” are to (a) the business combination and (b) the redemption, if any, by KBL of shares of KBL Common Stock held by any public stockholders in connection with the business combination;

•        “Trust Account” is to the trust account established by KBL for the benefit of its public stockholders, which monies are invested in “government securities” (as such term is defined in the Investment Company Act), and held in trust by Continental Stock Transfer & Trust Company;

•        “Trustee” means Odyssey Trust Company, appointed under the Voting and Exchange Agreements;

•        “Tyche” is to Tyche Capital LLC;

•        “units” are to our units sold in the IPO, each of which consists of one share of KBL Common Stock, one right and one public warrant to purchase one-half of one share of KBL Common Stock;

•        “voting common stock” are to our KBL Common Stock prior to the consummation of the Transactions, and to our KBL Common Stock and Special Voting Shares following the consummation of the Transactions;

•        “Voting and Exchange Agreements” are to the voting and exchange agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between: (i) 180, Katexco Purchaseco ULC and Odyssey Trust Company; and (ii) 180, CannBioRex Purchaseco ULC and Odyssey Trust Company; and

•        “warrants” are to our warrants that will be outstanding upon the Closing, including the public warrants and private placement warrants.

Unless otherwise specified, the voting and economic interests of KBL stockholders set forth in this proxy statement/prospectus assume that: (i) no public stockholders elect to have their public shares redeemed; (ii) the Sponsor transfers to Tyche the Escrowed Shares upon Closing; (iii) the equity transactions contemplated by the Resignation Agreement have been consummated; (iv) none of the holders of our founder shares or 180 purchases shares of KBL Common Stock in the open market; (v) there are no other issuances of equity interests of KBL, other than as contemplated by the Resignation Agreement; (vi) the warrants remain outstanding immediately following the Closing; (vii) the convertible promissory notes of the Company and of 180, other than the Convertible Sponsor Note and those other convertible promissory notes of the Company and of 180 that automatically convert by their terms at the Closing, remain outstanding and unconverted immediately following the Closing; and (viii) 100,000 shares of KBL Common Stock are issued prior to the Closing pursuant to the September SPA to the investor(s) named therein.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for KBL Stockholders” and “Summary of the proxy statement/prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of KBL stockholders.

•        We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

•        As of September 30, 2020, there were 5,372,161 shares of KBL Common Stock issued and outstanding, which include (i) 940,416 public shares, (ii) 1,054,245 shares issued to private investors (without giving effect to the 500,000 shares to be issued to Tyche pursuant to the Resignation Agreement or the 100,000 shares to be issued pursuant to the September SPA), and (iii) 3,252,500 founder shares (which includes 500,000 shares to be released from escrow pursuant to the Resignation Agreement). In addition, there are currently 12,002,500 warrants outstanding, consisting of (i) 11,500,000 public warrants and (ii) 502,500 private placement warrants. Each whole warrant entitles the holder to purchase one-half of one share of KBL Common Stock for $5.75 per share. The warrants will become exercisable 30 days after the completion of an initial business combination. Additionally, the warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, KBL may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, if the last sale price of our KBL Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before KBL sends the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by the Sponsor or their permitted transferees. For more information about KBL, see the sections entitled “Business of KBL” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBL.”

•        180 is a pharmaceutical company focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation, inflammatory diseases and fibrosis by employing innovative research, and, where appropriate, combination therapy. 180 has three product development platforms: fibrosis and anti-TNF (tumour necrosis factor); cannabinoids; and α7nAChR (alpha 7 nicotinic acetylcholine receptor). 180 also has several future product candidates in development, including one product candidate in a Phase 2b/3 clinical trial for Dupuytren’s disease, a condition that affects the development of fibrous connective tissue between the tendons of the finger. 180 operates through three wholly-owned subsidiaries: 180 Therapeutics L.P., a Delaware limited partnership; Katexco Pharmaceuticals Corp., a company incorporated in British Columbia, Canada; and CannBioRex Pharmaceuticals Corp., a company incorporated in British Columbia, Canada. For more information about 180, see the sections entitled “Business of 180” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180.”

•        On July 25, 2019, we entered into that certain Business Combination Agreement, by and among KBL, KBL Merger Sub, the 180 Parties and the Stockholder Representative, pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall receive shares of KBL Common Stock and the existing Exchangeable Shares shall be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders.

Merger Consideration and Exchange Ratio

At the Effective Time, (a) each outstanding share of common stock of 180 outstanding immediately prior to the Effective Time (excluding any shares of common stock of 180 held as treasury stock and any dissenting shares) will be converted solely into the right to receive a specified number of shares of KBL Common Stock, (b) each outstanding share of preferred stock of 180 outstanding immediately prior to the Effective Time will be converted solely into the right to receive a number of shares of KBL Preferred Stock on a one-for-one basis, and (c) the Exchangeable Shares outstanding immediately prior to the Effective Time will be adjusted in accordance with the provisions governing the Exchangeable Shares such that they will be multiplied by the Exchange Ratio and become exchangeable into KBL Common Stock.

In connection with the business combination, KBL will enter into a trust agreement supplemental to each Voting and Exchange Agreement and KBL will enter into an agreement supplemental to each Support Agreement, each as described herein.

The Exchange Ratio is equal to the quotient obtained by dividing the number of 180 Merger Shares (defined below) by the 180 Outstanding Shares (defined below), where:

•        180 Outstanding Shares is the total number of shares of 180 common stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to 180 common stock basis and assuming, without limitation or duplication, (i) the conversion or exchange of all convertible or exchangeable, as the case may be, securities to 180 common stock (including, for the avoidance of doubt, the exchange of the Exchangeable Shares for 180 common stock prior to the Effective Time), (ii) the issuance of shares of 180 common stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and (iii) the issuance of shares of 180 common stock to Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.

•        180 Merger Shares means the quotient determined by dividing (i) the 180 Valuation (as defined below) by (ii) $10.00.

•        180 Valuation means $175.0 million minus any liabilities outstanding at the Closing in excess of $5.0 million in the aggregate.

The Business Combination Agreement does not provide for an adjustment to the total number of shares of KBL Common Stock that 180 stockholders will be entitled to receive for changes in the market price of KBL Common Stock. Accordingly, the market value of the shares of KBL Common Stock issued pursuant to the business combination will depend on the market value of the shares of KBL Common Stock at the time of the Closing, and could vary significantly from the market value on the date of this proxy statement/prospectus.

See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration and Exchange Ratio.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Based on the number of shares of KBL Common Stock, shares of 180 common stock and Exchangeable Shares outstanding as of the date of this proxy statement/prospectus, approximately 17,500,000 shares of KBL Common Stock representing approximately 69.0% of the combined company’s voting interests (assuming that all outstanding shares remain outstanding at the Closing and no shares are redeemed in connection with the business combination), will be either issued to 180 stockholders or set aside and reserved for issuance to holders of Exchangeable Shares in connection with the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration and Exchange Ratio.” Those 17,500,000 shares have an aggregate market value, calculated based on the closing price of KBL Common Stock on July 25, 2019, the date prior to the public announcement of the entry into of the Business Combination Agreement, of $183.1 million. The aggregate market value of the consideration to be received by the 180 stockholders upon Closing is subject to fluctuation based on the trading price of KBL Common Stock.

The Exchangeable Shares will entitle their holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of KBL Common Stock and holders of Exchangeable Shares will also have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders. Each Exchangeable Share will be multiplied by the Exchange Ratio and will become exchangeable for one share of KBL Common Stock at any time after Closing at the option of the holders and will be redeemable or purchasable at the option of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, or their parent after ten years or upon the earlier occurrence of certain specified events. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — General Description of the Business Combination Agreement.”

•        The Special Voting Shares will be authorized for issuance and issued to the Trustee pursuant to the Business Combination Agreement. Each Special Voting Share will be a share of KBL Preferred Stock designated as either Class C Special Voting Share or Class K Special Voting Share and will have a par value of $0.0001 per share. Except as otherwise required by law, each Special Voting Share will be entitled to a number of votes equal to the number of Exchangeable Shares from time to time outstanding in CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, and not owned by KBL or its subsidiaries. These votes may be exercised for the election of directors and on all other matters submitted to the vote of KBL stockholders. The holders of KBL Common Stock and the holders of the Special Voting Shares will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Charter. The holders of the Special Voting Shares will not be entitled to receive dividends from KBL and, in the event of any liquidation, dissolution or winding-up of KBL, will receive an amount equal to the par value thereof. At such time as there are no Exchangeable Shares outstanding not owned by KBL or its subsidiaries, the Special Voting Shares will be cancelled.

For more information about the Special Voting Shares, see the section entitled “Proposal No. 2 — The Special Voting Shares Charter Proposal — Description of Special Voting Shares.”

•        In connection with the execution of the Business Combination Agreement, KBL entered into the following agreements:

•        Support Agreement.    In order to induce KBL to enter into the Business Combination Agreement, certain executive officers, directors and stockholders of 180 are party to voting agreements with KBL pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder of 180, to vote all of his, her or its shares of 180 capital stock in favor of (i) the approval and adoption of the Business Combination Agreement, (ii) the approval of any transaction proposed under the Business Combination Agreement, and (iii) any other proposal included in the written consent presented to the stockholders of 180 in connection with, or related to, the Closing for which the 180 board of directors has recommended that the stockholders of 180 vote in favor, and to vote against any competing proposal. These stockholders of 180 have also granted KBL a limited, irrevocable proxy to vote their respective shares of 180 capital stock in accordance with the voting agreements. The stockholders of 180 may vote their shares of capital stock on all other matters not referred to in such proxy. For more information about the Support Agreement, see the section entitled Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

•        Lock-up Agreements.    As a condition to the Closing, certain stockholders of 180 holding no less than 75% of the shares of capital stock of 180 prior to the consummation of the business combination are expected to enter into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of 180, including, as applicable, shares of KBL Common Stock received in the business combination and issuable upon exercise of certain options, in each case until the earlier of (i) one year after the Closing, or (ii) on such earlier date as provided in clauses (x) or (y) below if, subsequent to the Closing, (x) the last sale price of the KBL Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (y) the date following the business combination on which KBL completes a liquidation, merger, stock exchange or other similar transaction that results in all of the KBL stockholders having the right to exchange their shares of KBL Common Stock for cash, securities or other property.

•        Guarantee and Commitment Agreement.    In order to induce KBL to enter into the Business Combination Agreement, Tyche has entered into a Guarantee and Commitment Agreement with KBL pursuant to which, among other things, Tyche agreed to purchase, and KBL agreed to sell to Tyche, certain shares of common stock of KBL such that at the Closing, KBL will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Pursuant to the Guarantee and Commitment Agreement, subject to certain conditions (i) KBL agreed to use its reasonable efforts to raise at least $10,000,000 through the sale of shares of KBL Common Stock; and (ii) Tyche guaranteed to KBL the receipt by KBL at Closing of sufficient funds to have at least $5,000,001 in net tangible assets (after including or giving effect to funds raised via the sale of common stock of KBL and without including or giving effect to any of the funds held in the Trust Account) in order to satisfy the net tangible assets closing condition under the Business Combination Agreement.

•        Other Agreements.    For more information about other agreements to be entered into by KBL and its affiliates at the Closing, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

•        In connection with the entry into the Business Combination Agreement, the Sponsor deposited the Escrowed Shares with a third party escrow agent. The Escrowed Shares will be transferred to Tyche upon the earlier of (i) the Closing or (ii) a liquidation; provided, that if KBL consummates its initial business combination with a third party other than 180 or its affiliates, upon the consummation of such business combination, in addition to paying certain loans, the Sponsor will transfer to Tyche a number of Escrowed Shares equal in value to three times the amount of the loans, with each Escrowed Share valued at the price paid to each public stockholder that redeems its shares in connection with such initial business combination.

•        Unless waived by the parties to the Business Combination Agreement, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of required regulatory approvals, receipt of the requisite KBL stockholder approval of the Business Combination Agreement and the business combination as contemplated by this proxy statement/prospectus, the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, and that KBL will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

•        The Business Combination Agreement may be terminated at any time prior to the Closing upon agreement of the parties thereto, or by KBL or 180, acting alone, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

•        The proposed Transactions involve numerous risks. For more information about these risks, please read “Risk Factors.”

•        Under the Charter, in connection with the business combination, holders of our public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. We estimate that this will amount to approximately $11.03 per share, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million plus $0.025 per public share if the business combination is completed by November 9, 2020. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will only hold shares of KBL Common Stock of the combined entity issued pursuant to the conversion of the public rights. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its public shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting of KBL Stockholders — Redemption Rights.”

•        At the time of the Closing, holders of the founder shares are expected to own 2,346,250 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement). As discussed above, in connection with the Closing, the Sponsor will transfer the Escrowed Shares to Tyche.

•        It is anticipated that, upon the completion of the Transactions, (i) the public stockholders will own approximately 2,090,416 shares of KBL Common Stock, representing an ownership interest of approximately 8.2% voting power in the combined company, (ii) certain private investors (including Tyche) will own approximately 3,043,389 shares of KBL Common Stock (after giving effect to the issuance of 500,000 shares to Tyche pursuant to the Resignation Agreement, as well as the issuance of 482,894 shares of KBL Common Stock upon the automatic conversion of notes previously issued by 180), representing an ownership interest of approximately 12.0% voting power in the combined company, (iii) the Sponsor will retain 2,595,251 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement, and assuming the transfer of the Escrowed Shares to Tyche upon the Closing and the automatic conversion of the Convertible Sponsor Note at an assumed conversion price of $4.00 upon the Closing), representing an ownership interest of approximately 10.2% voting power in the combined company, and (iv) the 180 stockholders and holders of Exchangeable Shares will own approximately 17,500,000 shares of KBL Common Stock and/or Exchangeable Shares, representing approximately 69.0% voting power of the combined company. These relative percentages reflect the automatic conversion of 12,002,500 Rights into approximately 1,200,250 shares of KBL Common Stock at the Closing. The ownership percentage with respect to the combined company following the Transactions does not take into account (i) the redemption of any shares by KBL’s public stockholders, (ii) any purchases of shares of KBL Common Stock in the open market by holders of the founder shares, (iii) the exercise of the warrants outstanding following the business combination, and (iv) the conversion of convertible notes outstanding following the business combination (other than such notes as would automatically convert into KBL Common Stock upon the Closing). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by KBL’s existing stockholders in the combined company will be different.

         Please see the section entitled “Summary of the proxy statement/prospectus — Impact of the Business Combination on KBL’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•        Our Board considered various factors in determining whether to approve the Business Combination Agreement and the business combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — KBL’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•        In addition to voting on the Business Combination Proposal at the special meeting, KBL’s stockholders will also be asked to vote on:

•        the Special Voting Shares Charter Proposal;

•        the Authorized KBL Common Stock Charter Proposal;

•        the Authorized KBL Preferred Stock Charter Proposal;

•        the Name Change Proposal;

•        the Additional Charter Proposal;

•        the Nasdaq Proposal;

•        the OIP Proposal; and

•        the Adjournment Proposal.

For more information, see the sections entitled “Proposal No. 2 — The Special Voting Shares Charter Proposal,” “Proposal No. 3 — The Authorized KBL Common Stock Charter Proposal,” “Proposal No. 4 — The Authorized KBL Preferred Stock Charter Proposal,” “Proposal No. 5 — The Name Change Proposal,” “Proposal No. 6 — The Additional Charter Proposal,” “Proposal No. 7 — The Nasdaq Proposal,” “Proposal No. 8 — The Omnibus Incentive Plan Proposal” and “Proposal No. 9 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR KBL STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting, including the proposed business combination. The following questions and answers do not include all the information that is important to KBL stockholders. We urge KBL stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Our stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as our wholly-owned subsidiary, and in consideration thereof, the stockholders of 180 shall receive shares of KBL Common Stock and the existing Exchangeable Shares shall be adjusted in accordance with the provisions governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of our stockholders. Such acquisition and the other transactions contemplated by the Business Combination Agreement (the “business combination”) is referred to as the “Business Combination Proposal.”

         A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

         Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:     What is being voted on at the special meeting?

A:     Below are the Proposals on which our stockholders will vote at the special meeting.

(1)    The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall receive shares of KBL Common Stock and the existing Exchangeable Shares shall be adjusted in accordance with the provisions governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2)    The Special Voting Shares Charter Proposal — To consider and act upon a proposal to approve and adopt amendments to the Charter to create the Special Voting Shares. A copy of our Second A&R Charter reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(3)     The Authorized KBL Common Stock Charter Proposal — To consider and act upon a proposal to approve and adopt the Authorized KBL Common Stock Charter Proposal to increase the number of authorized shares of KBL Common Stock, from 35,000,000 shares to 100,000,000 shares. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Common Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(4)    The Authorized KBL Preferred Stock Charter Proposal — To consider and act upon a proposal to approve and adopt the Authorized KBL Preferred Stock Charter Proposal to increase the number of authorized shares of KBL Preferred Stock from 1,000,000 shares to 5,000,000 shares. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Preferred Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(5)    The Name Change Proposal — To consider and act upon a proposal to approve and adopt the Name Change Proposal to change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Name Change Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(6)    The Additional Charter Proposal — To consider and act upon a proposal to approve and adopt the Additional Charter Proposal to eliminate provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the Closing. A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

(7)    The Nasdaq Proposal — To consider and vote upon a proposal to approve the Nasdaq Proposal for purposes of complying with applicable listing rules of Nasdaq: (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC.

(8)    The Omnibus Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the OIP Proposal. A copy of the OIP is attached to the accompanying proxy statement/prospectus as Annex C.

(9)    The Adjournment Proposal — To consider and vote upon a proposal to approve the Adjournment Proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals.

Q:     Are the Proposals conditioned on one another?

A:     The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the special meeting. The Charter Proposals, the Nasdaq Proposal and the OIP Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:     Why is KBL providing stockholders with the opportunity to vote on the business combination?

A:     Under our Charter, we must provide all public stockholders with the opportunity to redeem their public shares upon the consummation of an initial business combination (as defined below) either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The approval of our stockholders of the Business Combination Proposal is also a condition to closing in the Business Combination Agreement.

Q:     What will happen in the business combination?

A:     On July 25, 2019, we, KBL Merger Sub, the 180 Parties and the Stockholder Representative entered into the Business Combination Agreement.

         Upon completion of the business combination, each share of 180 common stock will be exchanged for a number of shares of KBL Common Stock equal to the Exchange Ratio and the existing Exchangeable Shares will be adjusted in accordance with the provisions governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock upon exchange. Each Exchangeable Share will be multiplied by the Exchange Ratio and will become exchangeable for one share of KBL Common Stock at any time after Closing at the option of the holders and will be redeemable or purchasable at the option of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC or their parent after ten years or upon the earlier occurrence of certain specified events. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — General Description of the Business Combination Agreement.”

         Based on the number of shares of KBL Common Stock, shares of 180 common stock and Exchangeable Shares outstanding as of the date of this proxy statement/prospectus, approximately 17,500,000 shares of KBL Common Stock, representing approximately 69.0% of the combined company’s voting interests (assuming that all outstanding shares remain outstanding at the Closing and no shares are redeemed in connection with the business combination), will be either issued to 180 stockholders or set aside and reserved for issuance to holders of Exchangeable Shares in connection with the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration and Exchange Ratio.” Those 17,500,000 shares have an aggregate market value, calculated based on the closing price of KBL Common Stock on July 25, 2019, the date prior to the public announcement of the entry into of the Business Combination Agreement, of $183.1 million. The aggregate market value of the consideration to be received by the 180 stockholders upon Closing is subject to fluctuation based on the trading price of KBL Common Stock.

         A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:    What conditions must be satisfied to complete the business combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal. For a summary of the conditions that must be satisfied or waived prior to Closing, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:     How will KBL and 180 be managed and governed following the business combination?

A:     We are, and after the Closing will continue to be, managed by our Board. In connection with the Closing, we intend to expand the size of our Board from five directors to seven directors. All of our current directors — i.e., Dr. Marlene Krauss, Mr. Joseph A. Williamson, Mr. George Hornig, Mr. Andrew Sherman and Mr. Sherrill Neff – will resign as directors effective as of, and contingent upon, the Closing. Prof. Marc Feldmann, Dr. Lawrence Steinman and Dr. James N. Woody, who are currently directors of 180, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. In addition, we expect that Prof. Richard W. Barker, MA, D.Phil, OBE, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Shendelman, Ph.D., each of whom meets the independent director standard under Nasdaq’s listing standards, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. Please see “Officers and Directors of KBL Following Closing of the Business Combination” for the names, ages and positions of each of the individuals who will serve as directors and officers of KBL following the Closing.

Following the Closing, we will manage and govern 180’s business. Upon the Closing, we expect that Mr. Joseph Williamson will resign as our Chief Operating Officer, and that our management team will include Prof. Marc Feldmann and Dr. Lawrence Steinman, as Co-Executive Chairmen of our Board, Dr. James N. Woody as our Chief Executive Officer, and Dr. Jonathan Rothbard as our Chief Scientific Officer.

Q:     What equity stake will current KBL stockholders, the holders of our founder shares and 180 hold in KBL following the consummation of the Transactions?

A:     It is anticipated that, upon the completion of the Transactions, (i) the public stockholders will own approximately 2,090,416 shares of KBL Common Stock, representing an ownership interest of approximately 8.2% voting power in the combined company, (ii) certain private investors (including Tyche) will own approximately 3,043,389 shares of KBL Common Stock (after giving effect to the issuance of 500,000 shares to Tyche pursuant to the Resignation Agreement, as well as the issuance of 482,894 shares of KBL Common Stock upon the automatic conversion of notes previously issued by 180), representing an ownership interest of approximately 12.0% voting power in the combined company, (iii) the Sponsor will retain 2,595,251 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement, and assuming the transfer of the Escrowed Shares to Tyche upon the Closing and the automatic conversion of the Convertible Sponsor Note at an assumed conversion price of $4.00 upon the Closing), representing an ownership interest of approximately 10.2% voting power in the combined company, and (iv) the 180 stockholders and holders of Exchangeable Shares will own approximately 17,500,000 shares of KBL Common Stock and/or Exchangeable Shares, representing approximately 69.0% voting power of the combined company. These relative percentages reflect the automatic conversion of 12,002,500 Rights into approximately 1,200,250 shares of KBL Common Stock at the Closing. The ownership percentage with respect to the combined company following the Transactions does not take into account (i) the redemption of any shares by KBL’s public stockholders, (ii) any purchases of shares of KBL Common Stock in the open market by holders of the founder shares, (iii) the exercise of the warrants outstanding following the business combination, and (iv) the conversion of convertible notes outstanding following the business combination (other than such notes as would automatically convert into KBL Common Stock upon the Closing). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by KBL’s existing stockholders in the combined company will be different.

         Please see the section entitled “Summary of the proxy statement/prospectus — Impact of the Business Combination on KBL’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     Why is KBL proposing the amendments to the Charter set forth in the Charter Proposals?

A:     The proposed amendments to the Charter that we are asking our stockholders to approve in connection with the business combination provide for, among other things, the creation of the Special Voting Shares that will be issued to the Trustee at the Closing pursuant to the Business Combination Agreement, as well as the elimination of certain provisions relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”) that will no longer be applicable to us following the Closing. In addition, we are asking our stockholders to approve an amendment to increase the number of authorized shares of KBL Common Stock from 35,000,000 to 100,000,000, an amendment to increase the number of authorized shares of KBL Preferred Stock from 1,000,000 to 5,000,000 and an amendment to change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” upon the Closing. Stockholder approval of the Charter Proposals are required under our Charter. See the sections entitled “Proposal No. 2 — The Special Voting Shares Charter Proposal,” “Proposal No. 3 — The Authorized KBL Common Stock Charter Proposal,” “Proposal No. 4 — The Authorized KBL Preferred Stock Charter Proposal,” “Proposal No. 5 — The Name Change Proposal” and “Proposal No. 6 — The Additional Charter Proposal” for additional information.

Q:     Why is KBL proposing the Nasdaq Proposal?

A:     We are proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Transactions, we intend to issue (subject to customary terms and conditions, including the Closing): (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable

Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC. Because we will issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Transactions, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq listing rules. Stockholder approval of the Nasdaq Proposal is also a condition to Closing pursuant to the Business Combination Agreement. See the section entitled “Proposal No. 7 — The Nasdaq Proposal” for additional information.

Q:     What happens if I sell my shares of KBL Common Stock before the special meeting?

A:     The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of KBL Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of KBL Common Stock because you will no longer be able to deliver them for cancellation upon the Closing in accordance with the provisions described herein. If you transfer your shares of KBL Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     What vote is required to approve the Proposals presented at the special meeting?

A:     Approval of the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of KBL Common Stock entitled to vote and actually cast thereon at the special meeting. Approval of each of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting.

Q:     May the Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:     In connection with the stockholder vote to approve the proposed business combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of the Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote at the special meeting for each share of KBL Common Stock held of record as of September 30, 2020, the record date for the special meeting. As of the close of business on the record date, there were 5,372,161 outstanding shares of KBL Common Stock.

Q:     What constitutes a quorum at the special meeting?

A:     Holders of a majority in voting power of KBL Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 2,686,081 shares of KBL Common Stock would be required to achieve a quorum.

Q:     How will KBL’s Sponsor, directors and officers vote?

A:     In connection with our IPO, we entered into an agreement with the Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of KBL Common Stock owned by them in favor of each of the Transaction Proposals. As of September 30, 2020, our Sponsor, and our officers and directors owned approximately 60.5% of the outstanding shares of our common stock, including all of the founder shares (which includes the Escrowed Shares to be transferred to Tyche upon Closing as described herein, as well as the 500,000 shares of our common stock to be released from escrow by Tyche pursuant to the Resignation Agreement, but which calculation does not give effect to the issuance of 500,000 shares of common stock to Tyche pursuant to the Resignation Agreement).

Q:     What interests do the current officers and directors have in the business combination?

A:     In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that the Sponsor holds private placement units, which include private placement warrants that would expire and be worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of KBL Common Stock held by them in connection with a stockholder vote to approve the business combination;

•        unless we consummate an initial business combination, our officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $21.7 million, based on the closing price of our KBL Common Stock on September 24, 2020, assuming the Sponsor transfers the Escrowed Shares to Tyche in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that all of our officers and directors hold an interest in the Sponsor;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•        the fact that the Sponsor has loaned us $795,003 as of June 30, 2020 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by November 9, 2020, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of KBL Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in us having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of KBL Common Stock sold in the IPO without our prior consent (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of public warrants do not have redemption rights in connection with the business combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the Business Combination Proposal, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million, as increased by anticipated loans to be made to us by our Sponsor prior to November 9, 2020 due to the extension of the period of time to consummate a business combination to November 9, 2020, the estimated per share redemption price will be approximately $11.03. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to November 9, 2020.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of KBL Common Stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (i) if you hold your shares of KBL Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the special meeting), tender your public shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of KBL Common Stock. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the public shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Our stockholders who exercise their redemption rights to receive cash in exchange for their shares of KBL Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of KBL Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us, whether such ownership is direct or through the application of certain attribution and constructive ownership rules (including any KBL Common Stock constructively owned by one of our stockholders as a result of owning warrants or as a result of the Business Combination). Any amounts treated as such a distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of KBL Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of KBL Common Stock. These tax consequences are described in more detail in the section titled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:     Do I have appraisal rights if I object to the proposed business combination?

A:     No. There are no appraisal rights available to holders of KBL Common Stock in connection with the business combination.

Q:     What happens to the funds deposited in the Trust Account after the Closing?

A:     If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (i) a portion of our aggregate costs, fees and expenses in connection with the consummation of the Transactions, (ii) tax obligations and deferred underwriting commissions from the IPO, (iii) any loans owed by us to our Sponsor or affiliates for any of our transaction expenses or other administrative expenses, and (iv) for any redemptions of public shares. The remaining balance in the Trust Account will be used for general corporate purposes including, but not limited to, working capital for operations of the combined company. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:     What happens if the business combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an initial business combination is not consummated by November 9, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes (less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the General Corporation Law of the State of Delaware (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the business combination expected to be consummated?

A:     It is currently anticipated that the business combination will be consummated promptly following the special meeting to be held on October 26, 2020; provided that all the requisite stockholder approvals are obtained and other conditions to the Closing have been satisfied or waived. For a description of the conditions for the Closing, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of KBL Common Stock on September 30, 2020, the record date for the special meeting, you may vote with respect to the Proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:     If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the Proposals presented to the stockholders will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received prior to the special meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact us at:

KBL Merger Corp. IV
30 Park Place, Suite 45E
New York, NY 10007
Attention: Investor Relations
Telephone: (302) 502-2727

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free: (877) 870-8565
Collect: (206) 870-8565

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     We will pay the cost of soliciting proxies for the special meeting. We have engaged Advantage Proxy, Inc. (“Advantage Proxy”), to assist in the solicitation of proxies for the special meeting. We have agreed to pay Advantage Proxy a fee of $7,500, plus reimbursements for expenses. We will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of KBL Common Stock for their expenses in forwarding soliciting materials to beneficial owners of KBL Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

KBL Merger Corp. IV

KBL is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

KBL’s Common Stock, rights and warrants, which are exercisable for shares of KBL Common Stock under certain circumstances, are currently listed on Nasdaq under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively. Certain of our shares of KBL Common Stock and warrants currently trade as units consisting of one share of KBL Common Stock and one-half of one warrant, and are listed on Nasdaq under the symbol “KBLMU.” The units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “KBL Merger Corp. IV” to “180 Life Sciences Corp.,” and we have applied to continue the listing of our KBL Common Stock and warrants on Nasdaq under the symbols “ATNF” and “ATNFW,” respectively.

The mailing address of KBL’s principal executive office is 30 Park Place, Suite 45E, New York, NY 10007.

For more information about KBL, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBL” and “Business of KBL.”

KBL Merger Sub, Inc.

KBL Merger Sub is a wholly-owned subsidiary of KBL, formed on July 3, 2019 to consummate the business combination. In connection with the business combination, KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL.

The mailing address of KBL Merger Sub’s principal executive office is 30 Park Place, Suite 45E, New York, NY 10007.

180 Life Sciences Corp.

180 is a pharmaceutical company headquartered in Menlo Park, California, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation, inflammatory diseases and fibrosis by employing innovative research, and, where appropriate, combination therapy. 180 has three product development platforms:

•        fibrosis and anti-tumour necrosis factor (“TNF”);

•        drugs which are synthetic cannabidiol (“CBD”) analogues (“SCAs”); and

•        alpha 7 nicotinic acetylcholine receptor (“α7nAChR”).

180 has several future product candidates in development, including one product candidate in a Phase 2b/3 clinical trial for Dupuytren’s disease, a condition that affects the development of fibrous connective tissue in the palm of the hand. 180 was founded by several world-leading scientists in the biotechnology and pharmaceutical sectors. The 180 scientific founders Prof. Sir Marc Feldmann, Prof. Lawrence Steinman and Prof. Raphael Mechoulam have significant experience and significant previous success in drug discovery. The scientists are from the University of Oxford (“Oxford”), Stanford University and Hebrew University of Jerusalem (the “Hebrew University”), respectively, and the management team has extensive experience in financing and growing early stage healthcare companies.

In July 2019, 180 and each of 180 LP, Katexco and CBR Pharma completed a corporate restructuring, pursuant to which 180 LP, Katexco and CBR Pharma became wholly-owned subsidiaries of 180. The corporate restructuring arrangements under the Business Corporations Act (British Columbia) with respect to Katexco and CBR Pharma are described in the section entitled “Reorganization”.

On January 13, 2020, 180 filed an amendment to its certificate of incorporation with the Delaware Secretary of State to change its name from “CannBioRx Life Sciences Corp.” to “180 Life Sciences Corp.”

For more information about 180 and each of CBR Pharma, Katexco and 180 LP, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” and “Business of 180.”

The Business Combination

On July 25, 2019, KBL entered into a Business Combination Agreement with KBL Merger Sub, the 180 Parties and the Stockholder Representative, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, KBL Merger Sub will merge with and into 180, with 180 continuing as a wholly-owned subsidiary of KBL at the Closing, and in consideration thereof, the stockholders of 180 shall receive shares of KBL Common Stock and the existing Exchangeable Shares will be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock.

Consideration

Upon completion of the business combination, each share of 180 common stock will be exchanged for a number of shares of KBL Common Stock equal to the Exchange Ratio and the existing Exchangeable Shares will be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock upon exchange. Each Exchangeable Share will be multiplied by the Exchange Ratio and will become exchangeable for one share of KBL Common Stock at any time after Closing at the option of the holders and will be redeemable or purchasable at the option of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC or their parent after ten years or upon the earlier occurrence of certain specified events. The Exchangeable Shares will entitle holders to dividends and other rights that are substantially economically equivalent to those of holders of shares of KBL Common Stock and holders of Exchangeable Shares will also have the right, through a voting trust arrangement, to vote at meetings of KBL stockholders.

Based on the number of shares of KBL Common Stock, shares of 180 common stock and Exchangeable Shares outstanding as of the date of this proxy statement/prospectus, approximately 17,500,000 shares of KBL Common Stock, representing approximately 69.0% of the combined company’s voting interests (assuming that all outstanding shares remain outstanding at the Closing and no shares are redeemed in connection with the business combination), will be either issued to 180 stockholders or set aside and reserved for issuance to holders of Exchangeable Shares in connection with the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration and Exchange Ratio.” Those 17,500,000 shares have an aggregate market value, calculated based on the closing price of KBL Common Stock on July 25, 2019, the date prior to the public announcement of the entry into of the Business Combination Agreement, of $183.1 million. The aggregate market value of the consideration to be received by the 180 stockholders upon Closing is subject to fluctuation based on the trading price of KBL Common Stock.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligation

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement, including the merger, are subject to, among other things, the satisfaction, or written waiver by such parties, at or prior to the Closing of the following conditions:

•        to the extent necessary, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the business combination shall have expired or been terminated;

•        there must not be in effect any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the business combination;

•        the registration statement, of which this proxy statement/prospectus forms a part, must have become effective in accordance with the Securities Act, and no stop order issued by the SEC may be in effect or threatened;

•        the receipt of any required regulatory approvals and necessary third party approvals;

•        the approval of the KBL stockholders for the proposals described in this proxy statement/prospectus and the Business Combination Agreement; and

•        after giving effect to any redemptions by the KBL stockholders, KBL has at least $5,000,001 of net tangible assets remaining.

Conditions to the Obligations of KBL

The obligations of KBL to consummate the transactions contemplated by the Business Combination Agreement are subject to, among other things, the satisfaction, or written waiver by KBL, at or prior to the Closing, the following conditions:

•        subject to certain exceptions, the representations and warranties of 180 and the 180 Subsidiaries, disregarding all “materiality,” “Material Adverse Effect” and similar qualifications, must be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing, except as would not have a material adverse effect;

•        180 must have performed and complied in all material respects with the covenants required to be performed or complied with by 180 under the Business Combination Agreement on or prior to the Closing;

•        since the date of the Business Combination Agreement, no material adverse effect shall have occurred;

•        prior to or at the Closing, 180 must have delivered executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to KBL by 180 and the 180 Subsidiaries as provided by the Business Combination Agreement, including, among other things, Lock-up Agreements duly executed by 180 stockholders representing no less than 75% of the shares of 180 common stock;

•        $650,000 principal amount (the “Assigned Note”) of that certain promissory note dated as of March 15, 2019, by and between KBL and the Sponsor, which was assigned to 180 pursuant to that certain partial assignment of the promissory note, dated as of April 10, 2019, by and among KBL, 180 and the Sponsor, shall have been amended, in form and substance reasonably acceptable to KBL, such that the Assigned Note shall be payable entirely in shares of KBL Common Stock to the stockholders of 180 at a price per share equal to $10.00;

•        either the period for the exercise of appraisal rights shall have expired or the holders of shares of 180 capital stock representing 97% of the votes entitled to be cast by holders of shares of 180 capital stock shall have effectively waived their statutory appraisal rights;

•        the Guarantee and Commitment Agreement shall be in full force and effect and Tyche shall have complied in all respects with its duties and obligations thereunder;

•        KBL shall have made all necessary arrangements to cause the disbursement of all of the funds contained in the Trust Account available to KBL to be released to KBL at the Closing; and

•        the Reorganization shall have been consummated.

Conditions to the Obligations of 180

The obligations of 180 to consummate the transactions contemplated by the Business Combination Agreement are also subject to, among other things, the satisfaction, or written waiver by 180, at or prior to the Closing, of the following conditions:

•        subject to certain exceptions, the representations and warranties of 180 and the 180 Subsidiaries, disregarding all “materiality,” “Material Adverse Effect” and similar qualifications, must be true and correct in all respects as of the Closing as though made on and as of the Closing, except as would not have a material adverse effect;

•        KBL must have performed and complied in all material respects with all obligations required to be performed or complied with by KBL under the Business Combination Agreement and certain ancillary documents at or prior to the Closing; and

•        prior to or at the Closing, KBL must have delivered executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to 180 by KBL pursuant to the terms of the Business Combination Agreement.

Related Agreements

Support Agreement.    In order to induce KBL to enter into the Business Combination Agreement, certain executive officers, directors and stockholders of 180 are party to voting agreements with KBL pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder of 180, to vote all of his, her or its shares of 180 capital stock in favor of (i) the approval and adoption of the Business Combination Agreement, (ii) the approval of any transaction proposed under the Business Combination Agreement, and (iii) any other proposal included in the written consent presented to the stockholders of 180 in connection with, or related to, the Closing for which the 180 board of directors has recommended that the stockholders of 180 vote in favor, and to vote against any competing proposal. These stockholders of 180 have also granted KBL a limited, irrevocable proxy to vote their respective shares of 180 capital stock in accordance with the voting agreements. The stockholders of 180 may vote their shares of capital stock on all other matters not referred to in such proxy. For more information about the Support Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

Lock-up Agreements.    As a condition to the Closing, certain stockholders of 180 holding no less than 75% of the shares of capital stock of 180 prior to the consummation of the business combination are expected to enter into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of 180, including, as applicable, shares of KBL Common Stock received in the business combination and issuable upon exercise of certain options, in each case until the earlier of (i) one year after the Closing, or (ii) on such earlier date as provided in clauses (x) or (y) below if, subsequent to the Closing, (x) the last sale price of the KBL Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (y) the date following the business combination on which KBL completes a liquidation, merger, stock exchange or other similar transaction that results in all of the KBL stockholders having the right to exchange their shares of KBL Common Stock for cash, securities or other property.

Guarantee and Commitment Agreement.    In order to induce KBL to enter into the Business Combination Agreement, Tyche has entered into a Guarantee and Commitment Agreement with KBL pursuant to which, among other things, Tyche agreed to purchase, and KBL agreed to sell to Tyche, certain shares of KBL Common Stock such that at the Closing, KBL will have at least $5,000,001 of net tangible assets (as determined in accordance with

Rule 3a51-1(g)(1) of the Exchange Act). Pursuant to the Guarantee and Commitment Agreement, subject to certain conditions (i) KBL agreed to use its reasonable efforts to raise at least $10,000,000 through the sale of shares of KBL Common Stock; and (ii) Tyche guaranteed to KBL the receipt by KBL at Closing of sufficient funds to have at least $5,000,001 in net tangible assets (after including or giving effect to funds raised via the sale of common stock of KBL and without including or giving effect to any of the funds held in the Trust Account) in order to satisfy the net tangible assets closing condition under the Business Combination Agreement.

Second Amended and Restated Charter.    Pursuant to the terms of the Business Combination Agreement, upon the Closing, we will amend and restate our Charter to, among other things, (a) create two new classes of capital stock, the Special Voting Shares, to be issued to the Trustee, (b) increase the number of our authorized shares of KBL Common Stock and KBL Preferred Stock, (c) change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” upon the Closing, and (d) eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the Closing. For more information about the amendments to our Charter, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Second Amended and Restated Charter.”

Other Agreements.    For more information about other agreements to be entered into by KBL and its affiliates at the Closing, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor, directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that the Sponsor holds private placement units, which include private placement warrants that would expire and be worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of KBL Common Stock held by them in connection with a stockholder vote to approve the business combination;

•        unless we consummate an initial business combination, our Sponsor, officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $21.7 million, based on the closing price of our KBL Common Stock on September 24, 2020, assuming the Sponsor transfers the Escrowed Shares to Tyche in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that all of our officers and directors hold an interest in the Sponsor;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•        the fact that the Sponsor has loaned us $795,003 as of June 30, 2020 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account.

Reasons for the Approval of the Business Combination

After careful consideration, our Board recommends that our stockholders vote “FOR” each Proposal being submitted to a vote of our stockholders at our special meeting.

For a more complete description of our Board’s reasons for the approval of the business combination and their recommendation, see the section entitled “Proposal No. 1 — The Business Combination Proposal — KBL’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of shares of KBL Common Stock issued in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in us having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. We estimate that this will amount to approximately $11.03 per share, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million plus $0.025 per public share if the business combination is completed by November 9, 2020. Under our Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of KBL Common Stock for cash and will no longer own shares of KBL Common Stock and will only hold shares of KBL Common Stock of the combined entity issued pursuant to the conversion of the public rights following the business combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of KBL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on KBL’s Public Float

It is anticipated that, upon the completion of the Transactions, (i) the public stockholders will own approximately 2,090,416 shares of KBL Common Stock, representing an ownership interest of approximately 8.2% voting power in the combined company, (ii) certain private investors (including Tyche) will own approximately 3,043,389 shares of KBL Common Stock (after giving effect to the issuance of 500,000 shares to Tyche pursuant to the Resignation Agreement, as well as the issuance of 482,894 shares of KBL Common Stock upon the automatic conversion of notes previously issued by 180), representing an ownership interest of approximately 12.0% voting power in the combined company, (iii) the Sponsor will retain 2,595,251 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement, and assuming the transfer of the Escrowed Shares to Tyche upon the Closing and the automatic conversion of the Convertible Sponsor Note at an assumed conversion price of $4.00 upon the Closing), representing an ownership interest of approximately 10.2% voting power in the combined company, and (iv) the 180 stockholders and holders of Exchangeable Shares will own approximately 17,500,000 shares of KBL Common Stock and/or Exchangeable Shares, representing approximately 69.0% voting power of the combined company. These relative percentages reflect the automatic conversion of 12,002,500 Rights into approximately 1,200,250 shares of KBL Common Stock at the Closing. The ownership percentage with respect to the combined company following the Transactions does not take into account (i) the redemption of any shares by KBL’s public stockholders, (ii) any purchases of shares of KBL Common Stock in the open market by holders of the founder shares, (iii) the exercise of the warrants outstanding following the business combination, and (iv) the conversion of convertible notes outstanding following the business combination (other than such notes as would automatically convert into KBL Common Stock upon the Closing). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by KBL’s existing stockholders in the combined company will be different.

Please see the sections entitled “Summary of the proxy statement/prospectus — Impact of the Business Combination on KBL’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

The following diagram illustrates the ownership structure of KBL immediately following the Closing.

180 Life Sciences Corp.
Delaware
Katexco Callco ULC
(100%)
BC - Canada
CannBioRex Callco ULC
(100%)
BC - Canada
180 Therapeutics LP
(100%)
Delaware
Katexco Purchaseco ULC
(100%)
BC - Canada
CannBioRex Purchaseco ULC
(100%)
BC - Canada
Katexco Pharmaceuticals Corp.
(100%)
BC - Canada
CannBioRex Pharmaceuticals Corp.
(100%)
BC - Canada
Katexco Pharmaceuticals Corp.
(100%)
CA - USA
CannBioRex Pharma Limited
(100%)
UK

Board of Directors and Management of KBL Following the Transactions

We are, and after the Closing will continue to be, managed by our Board. In connection with the Closing, we intend to expand the size of our Board from five directors to seven directors. All of our current directors — i.e., Dr. Marlene Krauss, Mr. Joseph A. Williamson, Mr. George Hornig, Mr. Andrew Sherman and Mr. Sherrill Neff — will resign as directors effective as of, and contingent upon, the Closing. Prof. Marc Feldmann, Dr. Lawrence Steinman and Dr. James N. Woody, who are currently directors of 180, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. In addition, we expect that Prof. Richard W. Barker, MA, D.Phil, OBE, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Shendelman, Ph.D., each of whom meets the independent director standard under Nasdaq’s listing standards, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. Please see “Officers and Directors of KBL Following Closing of the Business Combination” for the names, ages and positions of each of the individuals who will serve as directors and officers of KBL following the Closing.

Following the Closing, we will manage and govern 180’s business. Upon the Closing, we expect that Mr. Joseph Williamson will resign as our Chief Operating Officer, and that our management team will include Prof. Marc Feldmann and Dr. Lawrence Steinman, as Co-Executive Chairmen of our Board, Dr. James N. Woody as our Chief Executive Officer, and Dr. Jonathan Rothbard as our Chief Scientific Officer.

Please see the sections entitled “Officers and Directors of KBL Prior to Closing of the Business Combination” and “Officers and Directors of KBL Following Closing of the Business Combination.”

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization of 180 in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, KBL will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of 180 issuing stock for the net assets of KBL, accompanied by a recapitalization. The net assets of KBL will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights are not available to KBL stockholders in connection with the business combination.

Other Proposals

In addition to the proposal to approve and adopt the Business Combination Proposal, KBL stockholders will be asked to vote on the Special Voting Shares Charter Proposal, (ii) the Authorized KBL Common Stock Charter Proposal, (iii) the Authorized KBL Preferred Stock Charter Proposal, (iv) the Name Change Proposal, and (v) the Additional Charter Proposal. A copy of our Second A&R Charter reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal, the Name Change Proposal and the Additional Charter Proposal is attached to this proxy statement/prospectus as Annex B. For more information about the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal, the Name Change Proposal and the Additional Charter Proposal, see the section entitled “Proposal No 2 — The Special Voting Shares Charter Proposal,” “Proposal No. 3 — The Authorized KBL Common Stock Charter Proposal,” “Proposal No. 4 — The Authorized KBL Preferred Stock Charter Proposal,” “Proposal No. 5 — The Name Change Proposal” and “Proposal No. 6 — The Additional Charter Proposal.”

In addition, KBL stockholders will be asked to vote on (i) the Nasdaq Proposal, (ii) the OIP Proposal and (iii) the Adjournment Proposal.

See the sections entitled “Proposal No. 7 — The Nasdaq Proposal,” “Proposal No. 8 — The Omnibus Incentive Plan Proposal” and “Proposal No. 9 — The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at 10:00 a.m., local time, on Monday, October 26, 2020, at the offices of KBL located at 30 Park Place, Suite 45E, New York, NY 10007, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of KBL Common Stock at the close of business on September 30, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of KBL Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,372,161 shares of KBL Common Stock outstanding in the aggregate, of which 2,119,661 are public shares and 3,252,500 are founder shares held by the Sponsor and our independent directors.

Proxy Solicitation

Proxies may be solicited by mail. KBL has engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of KBL Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of KBL stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the KBL Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of KBL Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting. Approval of each of the Charter Proposals require the affirmative vote of the holders of a majority of the outstanding shares of KBL Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, Nasdaq Proposal, the OIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Recommendation to KBL Stockholders

Our Board believes that each of the Business Combination Proposal, the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal, the Name Change Proposal, the Additional Charter Proposal, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal is in the best interests of KBL and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of our Board in favor of approval of the Transaction Proposals, you should keep in mind that the Sponsor, members of our Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF KBL

The following selected historical financial data should be read together with KBL’s financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBL” herein.

The statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018 are derived from KBL’s audited financial statements appearing elsewhere herein. The statements of operations data for the six months ended June 30, 2020 and the balance sheet data as of June 30, 2020 are derived from KBL’s unaudited condensed financial statements appearing elsewhere herein.

	(in thousands, except per share data)
	Six Months Ended June 30, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
	(unaudited)
Statement of Operations Data:
General and administrative expenses	$(636)	$(1,209)	$(599)
Other expense – Interest expense	(270)	—	—
Loss on issuance of convertible promissory note	(1,658)	—	—
Other income – Interest income	38	1,375	2,053
Current income tax expense	(4)	(257)	(413)
Net income (loss)	$(2,529)	$(91)	$1,041
Weighted average number of common shares outstanding
Basic	4,469	4,224	4,170
Diluted	4,469	4,224	14,878
Net income per common share – basic	$(0.57)	$(0.02)	$0.25
Net income per common share – diluted	$(0.57)	$(0.02)	$0.07
	(in thousands)
	As of June 30, 2020	As of December 31, 2019	As of December 31, 2018
	(unaudited)
Balance Sheet Data:
Total assets	$12,626	$12,502	$118,437
Total liabilities	$3,498	$7,155	$4,571
Value of KBL Common Stock that may be redeemed in connection with a business combination	$4,129	$347	$108,866
Total stockholders’ equity	$5,000	$5,000	$5,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF 180

The following selected historical consolidated financial data should be read together with 180’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” herein.

The consolidated statement of operations data for the year ended December 31, 2019 and for the period from March 7, 2018 (inception) through December 31, 2018, and the consolidated balance sheet data as of December 31, 2019 and 2018, are derived from 180’s audited consolidated financial statements appearing elsewhere herein. The consolidated statement of operations data for the six months ended June 30, 2020 and the consolidated balance sheet data as of June 30, 2020 are derived from 180’s unaudited condensed consolidated financial statements appearing elsewhere herein.

	(in thousands)
	As of June 30, 2020	As of December 31, 2019	As of December 31, 2018
	(unaudited)
Balance Sheet Data:
Total assets	$50,372	$51,884	1,459
Total liabilities	14,490	13,314	9,136
Total stockholders’ equity (deficiency)	35,882	38,571	(7,677)
	(in thousands)
	Six Months Ended June 30, 2020	Year Ended December 31, 2019	For the Period From March 7, 2018 (Inception) Through December 31, 2018
	(unaudited)
Statement of Operations Data:
Research and development expenses	$(705)	$(1,887)	(895)
General and administrative expenses	(1,797)	(6,043)	(6,392)
Modification of stock award	—	(12,959)	—
Rental income	—	26	—
Other income	253	554	—
Interest income (expense), net	(367)	(181)	10
Gain (loss) on debt extinguishment	492	(703)	—
Change in fair value of accrued issuable equity	—	(4,210)	—
Income tax benefit	10	9	(4,803)
Net loss	$(2,114)	$(25,394)	(12,080)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CBR PHARMA

The following selected historical consolidated financial data should be read together with CBR Pharma’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” herein.

The consolidated statement of operations data for the period from March 8, 2018 (inception) through December 31, 2018 and the consolidated balance sheet data as of December 31, 2018 are derived from CBR Pharma’s audited consolidated financial statements appearing elsewhere herein. The consolidated statement of operations data for the six months ended June 30, 2019 and the consolidated balance sheet data as of June 30, 2019 are derived from CBR Pharma’s unaudited condensed consolidated financial statements appearing elsewhere herein.

	(in thousands)
	As of June 30, 2019	As of December 31, 2018	As of December 31, 2017
	(unaudited)
Balance Sheet Data:
Total assets	$476	$510	N/A
Total liabilities	1,673	735	N/A
Total stockholders’ deficiency	(1,197)	(225)	N/A
	(in thousands)
	Six Months Ended June 30, 2019	For the Period From March 8, 2018 (Inception) Through December 31, 2018	Year Ended December 31, 2017
	(unaudited)
Statement of Operations Data:
Research and development expenses	$(578)	$(632)	N/A
General and administrative expenses	(2,040)	(3,862)	N/A
Other expense	(7)	(50)	N/A
Net loss	$(2,625)	$(4,544)	N/A

SELECTED HISTORICAL FINANCIAL DATA OF 180 LP

The following selected historical financial data should be read together with 180 LP’s financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” appearing elsewhere herein.

The statements of operations data for the years ended December 31, 2018 and 2017 and the balance sheet data as of December 31, 2018 and 2017 are derived from 180 LP’s audited financial statements appearing elsewhere herein. The statements of operations data for the six months ended June 30, 2019 and the balance sheet data as of June 30, 2019 are derived from 180 LP’s unaudited condensed financial statements appearing elsewhere herein.

	(in thousands)
	As of June 30, 2019	As of December 31, 2018	As of December 31, 2017
	(unaudited)
Balance Sheet Data:
Total assets	$651	$125	$336
Total liabilities	1,616	354	339
Total partners’ deficit	(965)	(229)	(3)
	(in thousands)
	Six Months Ended June 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
	(unaudited)
Statement of Operations Data:
Research and development expenses	$(246)	$(11)	$(163)
General and administrative expenses	(824)	(202)	(151)
Other income (expense)	334	(13)	280
Net loss	$(736)	$(226)	$(34)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data should be read together with the Unaudited Pro Forma Condensed Combined Financial Information and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBL” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” included within this proxy statement/prospectus. 180’s unaudited pro forma condensed combined financial statements, and the data derived therefrom, included in this proxy statement/prospectus were prepared in accordance with GAAP and are presented in U.S. dollars after being translated from Katexco’s and CBR Pharma’s functional currency, the Canadian Dollar (“CAD”) and the functional currency of a subsidiary of CBR Pharma, the GBP.

The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2019 are derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and the unaudited pro forma condensed combined balance sheet data as of June 30, 2020 are derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for each of the six months ended June 30, 2020 and for the year ended December 31, 2019 combine the financial statements of 180 and KBL in the Business Combination and they reflect the combination of the financial statements of 180 (which includes pre-Reorganization Katexco) and the pre-Reorganization financial statements of CBR Pharma, 180 LP and CannBioRx (which represents pre-Reorganization 180) giving effect to the Reorganization. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore, the actual effects of the Business Combination and the Reorganization reflected in the pro forma data may differ from the effects reflected below.

	(in thousands)
	As of June 30, 2020	As of December 31, 2019	As of December 31, 2018
	(unaudited)
Balance Sheet Data:
Total assets – no redemption	$72,283	N/A	N/A
Total liabilities – no redemption	14,508	N/A	N/A
Mezzanine equity – no redemption	3,000	N/A	N/A
Total stockholders’ equity – no redemption	54,775	N/A	N/A

Total assets – maximum redemption	$72,283	N/A	N/A
Total liabilities – maximum redemption	14,508	N/A	N/A
Mezzanine equity – maximum redemption	3,000	N/A	N/A
Total stockholders’ equity – maximum redemption	54,775	N/A	N/A

	(in thousands, except per share data)
	Six Months Ended June 30, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
	(unaudited)	(unaudited)
Statement of Operations Data:
Research and development expenses	$(705)	$(2,795)	N/A
General and administrative expenses	(1,663)	(8,987)	N/A
Modification of stock award	—	(12,959)	N/A
Rental income	—	171	N/A
Other income	253	962	N/A
Interest income (expense), net	(374)	(52)	N/A
Gain (loss) on debt extinguishment	—	(703)	N/A
Change in fair value of accrued issuable equity	—	(4,221)	N/A
Income tax benefit	10	20	N/A
Net loss	$(2,479)	$(28,564)	N/A

Earnings per share:
Basic – no redemption	(0.10)	(1.22)	N/A
Diluted – no redemption	(0.10)	(1.22)	N/A
Basic – maximum redemption	(0.10)	(1.21)	N/A
Diluted – maximum redemption	(0.10)	(1.21)	N/A

Number of common shares outstanding:
Basic – no redemption	23,984,545	23,499,306	N/A
Diluted – no redemption	23,984,545	23,499,306	N/A
Basic – maximum redemption	24,023,103	23,537,864	N/A
Diluted – maximum redemption	24,023,103	23,537,864	N/A

Exchange Rate Data (1 unit of currency equal to USD):
CAD
Period end	0.7330	0.7689	N/A
Average	0.7334	0.7568	N/A

GBP
Period end	1.2326	1.3262	N/A
Average	1.2605	1.2613	N/A

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “outlook,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the business combination;

•        the benefits of the business combination;

•        following the business combination, our ability to execute our plans to develop and market new drug products and the timing and costs of these development programs;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination; and

•        changes in the future operating results of 180.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the Proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against KBL following announcement of the proposed business combination and the Transactions contemplated thereby;

•        the inability to complete the business combination due to the failure to obtain approval of the stockholders of KBL, or other conditions to closing in the Business Combination Agreement;

•        the risk that the proposed business combination disrupts current plans and operations of 180 as a result of the announcement and consummation of the Transactions described herein;

•        our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of KBL to grow and manage growth profitably following the business combination;

•        costs related to the business combination;

•        changes in applicable laws or regulations;

•        the possibility that KBL or 180 may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of 180 and will also apply to its business and operations following the closing of the business combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of 180 and its business, financial condition and prospects following the closing of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” 180 may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with 180’s financial statements and notes to the financial statements included herein. References in these risk factors refer to 180 Life Sciences Corp. and its consolidated subsidiaries.

Risks Related to the Business of 180

180 is dependent on the success of its future product candidates, some of which may not receive regulatory approval or be successfully commercialized.

180’s success will depend on its ability to successfully develop and commercialize its future product candidates through its development programs, including its product candidate for the treatment of Dupuytren’s disease and any other product candidates developed through 180’s fibrosis & anti-TNF, CBD derivatives, and α7nAChR development platforms. 180 may never be able to develop products which receive regulatory approval in the U.S. or elsewhere. There can be no assurance that the Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) or any other regulatory authority will approve these product candidates.

180’s ability to successfully commercialize its future product candidates will depend on, among other things, its ability to:

•        successfully complete pre-clinical and other non-clinical studies and clinical trials; and

•        receive regulatory approvals from the FDA and similar foreign regulatory authorities.

Delays in the regulatory process could have a material adverse effect on 180’s business, results of operations and financial condition.

180’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

During the six months ended June 30, 2020, 180 did not generate any revenues and had a net loss of approximately $2.1 million and used approximately $0.6 million of cash in its operations during that period. As of June 30, 2020, 180 had cash of $70,127, an accumulated deficit of approximately $39.6 million and a working capital deficit of approximately $7.5 million. 180’s primary source of operating funds since its inception has been debt and convertible debt financing and it is currently funding its operations on a month-to-month basis. Management’s plans consist of continuing efforts to pursue the business combination. However, there is no assurance that 180 will complete the business combination or attain profitable operations. If 180 is unable to complete the business combination and/or attain profitable operations, it would have a material adverse effect on 180’s financial condition and activities, and ultimately 180 could be forced to discontinue its operations and liquidate. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from 180’s inability to consummate the business combination or its inability to continue as a going concern.

180 has recently grown its business and will need to increase the size and complexity of its organization in the future, and 180 may experience difficulties in managing its growth and executing its growth strategy.

180’s management, personnel and systems currently in place may not be adequate to support its business plan and future growth. 180 will need to increase its number of full-time equivalent employees in order to conduct Phase 1, 2 and 3 clinical trials of its future products and to establish a commercial organization and commercial infrastructure. As a result of these future activities, the complexity of its business operations is expected to substantially increase. 180 will need to develop and expand its scientific, manufacturing, sales and marketing, managerial, compliance, operational, financial and other resources to support its planned research, development, manufacturing and commercialization activities.

180’s need to effectively manage its operations, growth and various projects requires that it:

•        continue to improve its operational, financial, management and regulatory compliance controls and reporting systems and procedures;

•        attract and retain sufficient numbers of talented employees;

•        manage its commercialization activities effectively and in a cost-effective manner (currently trial and development for its clinical trials is very cost effective);

•        manage its clinical trials effectively; this is mitigated by using a clinical trials team known to 180 that have previously demonstrated a robust and highly efficient delivery of service;

•        manage its internal manufacturing operations effectively and in a cost effective manner;

•        manage its development efforts effectively while carrying out its contractual obligations to contractors and other third parties; and

•        continue to improve its facilities.

180 has utilized and continues to utilize the services of part-time outside consultants and contractors to perform a number of tasks for 180, including tasks related to compliance programs, clinical trial management, regulatory affairs, formulation development and other drug development functions. 180’s growth strategy may entail expanding its use of consultants and contractors to implement these and other tasks going forward. If 180 is not able to effectively expand its organization by hiring new employees and expanding its use of consultants and contractors, 180 may be unable to successfully implement the tasks necessary to effectively execute on its planned research, development, manufacturing and commercialization activities and, accordingly, may not achieve its research, development and commercialization goals.

180 has significant and increasing liquidity needs and may require additional funding.

Research and development, management and administrative expenses and cash used for operations will continue to be significant and may increase substantially in the future in connection with new research and development initiatives, continued product commercialization efforts and the launch of 180’s future product candidates. 180 may need to raise additional capital to fund its operations, continue to conduct clinical trials to support potential regulatory approval of marketing applications, and to fund commercialization of its future product candidates.

The amount and timing of 180’s future funding requirements will depend on many factors, including, but not limited to:

•        the timing of FDA approval, if any, and approvals in international markets of its future product candidates, if at all;

•        the timing and amount of revenue from sales of its products, or revenue from grants or other sources;

•        the rate of progress and cost of its clinical trials and other product development programs;

•        costs of establishing or outsourcing sales, marketing and distribution capabilities;

•        costs and timing of completion of expanded in-house manufacturing facilities as well as any outsourced growing and commercial manufacturing supply arrangements for its future product candidates;

•        costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with its future product candidates;

•        the effect of competing technological and market developments;

•        personnel, facilities and equipment requirements; and

•        the terms and timing of any additional collaborative, licensing, co-promotion or other arrangements that 180 may establish.

While 180 expects to fund its future capital requirements from a number of sources, such as cash flow from operations and the proceeds from further public and/or private offerings by KBL, including a private placement of shares of KBL Common Stock and/or backstop arrangements with potential investors, 180 cannot assure you that any of these funding sources will be available to it on favorable terms, or at all. Further, even if 180 can raise funds from all of the above sources, the amounts raised may not be sufficient to meet its future capital requirements.

Operating results may vary significantly in future periods.

180’s quarterly revenues, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future. 180’s financial results are unpredictable and may fluctuate, for among other reasons, due to:

•        commercial sales of its future product candidates;

•        its achievement of product development objectives and milestones;

•        clinical trial enrollment and expenses;

•        research and development expenses; and

•        the timing and nature of contract manufacturing and contract research payments.

A high portion of 180’s costs are predetermined on an annual basis, due in part to its significant research and development costs. Thus, small declines in revenue could disproportionately affect financial results in a quarter.

180 depends on its current key personnel and its ability to attract and retain employees.

180’s future growth and success depends on its ability to recruit, retain, manage and motivate its employees. 180 is highly dependent on its current management and scientific personnel, including its Chief Executive Officer, Dr. James N. Woody, its Co-Chairmen, Sir Marc Feldman, Ph.D., and Lawrence Steinman, M.D., its Chief Scientific Officer, Jonathan Rothbard, Ph.D., and its scientists Raphael Mechoulam and Jagdeep Nanchahal. The inability to hire or retain experienced management personnel could adversely affect its ability to execute its business plan and harm its operating results. Due to the specialized scientific and managerial nature of its business, 180 relies heavily on its ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and 180 may be unable to continue to attract and retain qualified personnel necessary for the development of its business or to recruit suitable replacement personnel.

Problems in 180’s manufacturing process for their new chemical entities, failure to comply with manufacturing regulations or unexpected increases in its manufacturing costs could harm its business, results of operations and financial condition.

180 is responsible for the manufacture and supply of its future product candidates in the CBD derivatives and α7nAChR programs for commercial use and for use in clinical trials. The manufacturing of its future product candidates necessitates compliance with Good Manufacturing Practice regulations (“GMPs”) and other regulatory requirements in jurisdictions internationally. 180’s ability to successfully manufacture its future product candidates will involve manufacture of finished products and labeling and packaging, which includes product information, tamper proof evidence and anti-counterfeit features, under tightly controlled processes and procedures. In addition, 180 will have to ensure chemical consistency among its batches, including clinical trial batches and, if approved, marketing batches. Demonstrating such consistency may require typical manufacturing controls as well as clinical data. 180 will also have to ensure that its batches conform to complex release specifications. If 180 is unable to manufacture its future product candidates in accordance with regulatory specifications, including GMPs or if there are disruptions in its manufacturing process due to damage, loss or otherwise, or failure to pass regulatory inspections of its manufacturing facilities, 180 may not be able to meet demand or supply sufficient product for use in clinical trials, and this may also harm its ability to commercialize its future product candidates on a timely or cost-competitive basis, if at all.

180 may fail to develop and expand its manufacturing capability in time to meet market demand for its future product candidates, and the FDA or foreign regulatory authorities may refuse to accept its facilities or those of its contract manufactures as being suitable for the production of its products and product candidates. Any problems in its manufacturing process could have a material adverse effect on its business, results of operations and financial condition.

180 expects to face intense competition, often from companies with greater resources and experience than 180.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than 180. Some of these competitors and potential competitors have more experience than 180 in the development of pharmaceutical products, including validation procedures and regulatory matters. In addition, its future product candidates, if successfully developed, will compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than 180 or its collaboration partners have. In particular, Insys Therapeutics, Inc. is developing CBD in Infantile Spasms (“IS”), and potentially other indications. Zogenix, Inc. has reported positive data in two Phase 3 trials of low dose fenfluramine in Dravet syndrome and has commenced a Phase 3 trial with this product in Lennox Gastaut Syndrome. Biocodex recently received regulatory approval from the FDA for the drug Stiripentol (Diacomit) for the treatment of Dravet syndrome. Other companies with greater resources than 180 may announce similar plans in the future. In addition, there are non-FDA approved CBD preparations being made available from companies in the medical marijuana industry, which might attempt to compete with its future product candidates. If 180 is unable to compete successfully, its commercial opportunities will be reduced and its business, results of operations and financial conditions may be materially harmed.

180’s future product candidates, if approved, may be unable to achieve the expected market acceptance and, consequently, limit its ability to generate revenue from new products.

Even when product development is successful and regulatory approval has been obtained, 180’s ability to generate sufficient revenue depends on the acceptance of its products by physicians and patients. 180 cannot assure you that any of its future product candidates will achieve the expected level of market acceptance and revenue if and when they obtain the requisite regulatory approvals. The market acceptance of any product depends on a number of factors, including the indication statement, warnings required by regulatory authorities in the product label and new competing products. Market acceptance can also be influenced by continued demonstration of efficacy and safety in commercial use, physicians’ willingness to prescribe the product, reimbursement from third-party payors such as government health care programs and private third-party payors, the price of the product, the nature of any post-approval risk management activities mandated by regulatory authorities, competition, and marketing and distribution support. Further, 180’s U.S. distribution depends on the adequate performance of a reimbursement support hub and contracted specialty pharmacies in a closed-distribution network. An ineffective or inefficient U.S. distribution model at launch may lead to inability to fulfill demand, and consequently a loss of revenue. The success and acceptance of a product in one country may be negatively affected by its activities in another. If 180 fails to adapt its approach to clinical trials in the U.S. market to meet the needs of EMA or other European regulatory authorities, or to generate the health economics and outcomes research data needed to support pricing and reimbursement negotiations or decisions in Europe, 180 may have difficulties obtaining marketing authorization for its products from EMA/European Commission and may have difficulties obtaining pricing and reimbursement approval for its products at a national level. Any factors preventing or limiting the market acceptance of its products could have a material adverse effect on its business, results of operations and financial condition.

Because the results of preclinical studies and earlier clinical trials are not necessarily predictive of future results, 180 may not have favourable results in its planned and future clinical trials.

Any positive results from 180’s preclinical testing, Phase 1 and Phase 2 clinical trials of its product candidate for Dupuytren’s disease or any other product candidate may not necessarily be predictive of the results from planned or future clinical trials for such product candidates. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical and early clinical development, and 180 cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings while clinical trials were underway or safety or efficacy observations in clinical trials, including adverse events. Moreover, 180’s interpretation of clinical data or its conclusions based on the preclinical in vitro and in vivo models may prove inaccurate, as preclinical and clinical data can be susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval or a marketing authorization granted by the European Commission. If 180 fails to produce positive results in its planned clinical trial for its product candidate for the treatment of Dupuytren’s disease, or its future clinical trials, the development timeline and regulatory approval and commercialization prospects for such product candidates, and, correspondingly, its business and financial prospects, would be materially adversely affected.

180 has limited marketing experience, and it may not be able to successfully commercialize any of its future product candidates, even if they are approved in the future.

180’s ability to generate revenues ultimately will depend on its ability to sell its approved products and secure adequate third-party reimbursement. 180 currently has no experience in marketing and selling its products.

The commercial success of 180’s future products depends on a number of factors beyond its control, including the willingness of physicians to prescribe its future products to patients, payors’ willingness and ability to pay for its future products, the level of pricing achieved, patients’ response to its future products, and the ability of its future marketing partners to generate sales. There can be no guarantee that 180 will be able to establish or maintain the personnel, systems, arrangements and capabilities necessary to successfully commercialize its future products or any product candidate approved by the FDA or other regulatory authority in the future. If 180 fails to establish or maintain successful marketing, sales and reimbursement capabilities or fails to enter into successful marketing arrangements with third parties, its product revenues may suffer.

If the price for any of 180’s future approved products decreases or if governmental and other third-party payors do not provide coverage and adequate reimbursement levels, its revenue and prospects for profitability will suffer.

Patients who are prescribed medicine for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals generally must be obtained on a country-by-country basis. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Even if 180 obtains coverage for its future product candidates, the resulting reimbursement payment rates may require co-payments that patients find unacceptably high. Patients may not use 180’s future product candidates if coverage is not provided or reimbursement is inadequate to cover a significant portion of a patient’s cost.

In addition, the market for 180’s future product candidates in the U.S. will depend significantly on access to third-party payors’ drug formularies, or lists of medications for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. The current environment is putting pressure on companies to price products below what they may feel is appropriate. 180’s future revenues and overall success could be negatively impacted if it sells future product candidates at less than an optimized price. In addition, in the U.S., no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for its future product candidates may differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require 180 to provide scientific and clinical support for the use of its future product candidates to each payor separately, with no assurance that coverage will be obtained. If 180 is unable to obtain coverage of, and adequate payment levels for, its future product candidates, physicians may limit how much or under what circumstances they will prescribe or administer them and patients may decline to purchase them. This in turn could affect 180’s ability to successfully commercialize its future product candidates, and thereby adversely impact its profitability, results of operations, financial condition, and future success.

In addition, where 180 has chosen to collaborate with a third party on product candidate development and commercialization, its partner may elect to reduce the price of its products to increase the likelihood of obtaining reimbursement approvals. In many countries, products cannot be commercially launched until reimbursement is approved and the negotiation process in some countries can exceed 12 months. In addition, pricing and reimbursement decisions in certain countries can be affected by decisions made in other countries, which can lead to mandatory price reductions and/or additional reimbursement restrictions across a number of other countries, which may adversely affect 180’s sales and profitability. In the event that countries impose prices that are not sufficient to allow 180 or its partners to generate a profit, its partners may refuse to launch the product in such countries or withdraw the product from the market, which would adversely affect sales and profitability.

Business interruptions could delay 180 in the process of developing its future product candidates and could disrupt its product sales.

Loss of 180’s manufacturing facilities, stored inventory or laboratory facilities through fire, theft or other causes, could have an adverse effect on its ability to meet demand for its future product candidates or to continue product development activities and to conduct its business. Failure to supply its partners with commercial products may lead to adverse consequences, including the right of partners to take over responsibility for product supply. Even if 180 obtains insurance coverage to compensate it for such business interruptions, such coverage may prove insufficient to fully compensate 180 for the damage to its business resulting from any significant property or casualty loss to its inventory.

If product liability lawsuits are successfully brought against 180, 180 will incur substantial liabilities and may be required to limit the commercialization of its future product candidates.

Although 180 has never had any product liability claims or lawsuits brought against it, 180 faces potential product liability exposure related to the testing of its future product candidates in human clinical trials, and 180 will face exposure to claims in jurisdictions where it markets and distributes its products in the future. 180 may face exposure to claims by an even greater number of persons when 180 begins marketing and distributing its products commercially in the U.S. and elsewhere. In the future, an individual may bring a liability claim against 180 alleging that one of its future product candidates caused an injury. While 180 continues to take what it believes are appropriate precautions, 180 may be unable to avoid significant liability if any product liability lawsuit is brought against it. Large judgments have been awarded in class action or individual lawsuits based on drugs that had unanticipated side effects. Although 180 has purchased insurance to cover product liability lawsuits, if 180 cannot successfully defend itself against product liability claims, or if such insurance coverage is inadequate, 180 will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for its future product candidates if such product candidates are approved;

•        injury to its reputation;

•        withdrawal of clinical trial participants;

•        costs of related litigation;

•        costs of product recall and subsequent product reformulation and development;

•        substantial monetary awards to patients and others;

•        increased cost of liability insurance;

•        loss of revenue; and

•        the inability to successfully commercialize its products.

180’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and legal requirements.

180 is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA, SEC or Office of Inspector General regulations, or regulations of any other applicable regulatory authority, failure to provide accurate information to the FDA or the SEC, comply with applicable manufacturing standards, other federal, state or foreign laws and regulations, report information or data accurately or disclose unauthorized activities. Employee misconduct could also involve the improper use of information, including information obtained in the course of clinical trials, or illegal appropriation of drug product, which could result in government investigations and serious harm to its reputation. 180 has not yet adopted a Code of Business Conduct and Ethics, but will do so in the future. However, employee misconduct is not always possible to identify and deter. The precautions 180 takes to detect and prevent these prohibited activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting 180 from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against 180, and 180 is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

180 is subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing 180’s operations. If 180 fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect its business, results of operations and financial condition.

180’s operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other anti-corruption laws that apply in countries where 180 does business. The FCPA and these other laws generally prohibit 180 and its employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. 180 and its commercial partners operate in a number of jurisdictions that pose a high risk of potential FCPA violations, and 180 participates in collaborations and relationships with third parties whose actions could potentially subject it to liability under the FCPA or local anti-corruption laws. In addition, 180 cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted.

180 is also subject to other laws and regulations governing its international operations, including regulations administered by the governments of the U.S., Canada, Israel, the United Kingdom and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the Trade Control Laws.

However, there is no assurance that 180 will be completely effective in ensuring its compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, including Trade Control Laws. If 180 is not in compliance with the FCPA and other anti-corruption laws or Trade Control Laws, 180 may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on its business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA, other anti-corruption laws by the U.S. or other authorities could also have an adverse impact on its reputation, its business, financial condition and results of operations.

180’s proprietary information, or that of 180’s customers, suppliers and business partners, may be lost or 180 may suffer security breaches.

In the ordinary course of 180’s business, it expects to collect and store sensitive data, including valuable and commercially sensitive intellectual property, clinical trial data, its proprietary business information and that of its future customers, suppliers and business partners, and personally identifiable information of its customers, clinical trial subjects and employees, patients, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to 180’s operations. Despite 180’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise its networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt 180’s operations, damage its reputation, and cause a loss of confidence in its products and its ability to conduct clinical trials, which could adversely affect its business and reputation and lead to delays in gaining regulatory approvals for its future product candidates. Although 180 maintains business interruption insurance coverage, its insurance might not cover all losses from any future breaches of its systems.

Failure of 180’s information technology systems, including cybersecurity attacks or other data security incidents, could significantly disrupt the operation of its business.

180’s business increasingly depends on the use of information technologies, which means that certain key areas such as research and development, production and sales are to a large extent dependent on its information systems or those of third party providers. 180’s ability to execute its business plan and to comply with regulators’ requirements with respect to data control and data integrity, depends, in part, on the continued and uninterrupted performance of its information technology systems, or IT systems and the IT systems supplied by third-party service providers. As information systems and the use of software and related applications by 180, its business partners, suppliers, and customers become more cloud-based, there has been an increase in global cybersecurity vulnerabilities and threats, including more sophisticated and targeted cyber-related attacks that pose a risk to the security of its information systems and networks and the confidentiality, availability and integrity of data and information. In addition, 180’s IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and backup measures, some of its servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures 180 and its third-party service providers have taken to prevent unanticipated problems that could affect its IT systems, a successful cybersecurity attack or other data security incident could result in the misappropriation and/or loss of confidential or personal information, create system interruptions, or deploy malicious software that attacks its systems. It is also possible that a cybersecurity attack might not be noticed for some period of time. In addition, sustained or repeated system failures or problems arising during the upgrade of any of 180’s IT systems that interrupt its ability to generate and maintain data, and in particular to operate its proprietary technology platform, could adversely affect its ability to operate its business. The occurrence of a cybersecurity attack or incident could result in business interruptions from the disruption of 180’s IT systems, or negative publicity resulting in reputational damage with its shareholders and other stakeholders and/or increased costs to prevent, respond to or mitigate cybersecurity events. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose 180 or other third-parties to regulatory fines or penalties, litigation and potential liability, or otherwise harm its business.

Security breaches, loss of data and other disruptions could compromise sensitive information related to 180’s business, prevent it from accessing critical information or expose it to liability, which could adversely affect 180’s business and its reputation.

In the ordinary course of 180’s business, it expects to collect and store sensitive data, including legally protected patient health information, credit card information, personally identifiable information about its employees, intellectual property, and proprietary business information. 180 expects to manage and maintain its applications and data utilizing on-site systems. These applications and data encompass a wide variety of business critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to 180’s operations and business strategy, and 180 devotes significant resources to protecting such information. Although 180 takes measures to protect sensitive information from unauthorized access or disclosure, its information technology and infrastructure may be vulnerable to attacks by hackers, or viruses, breaches or interruptions due to employee error, malfeasance or other disruptions, or lapses in compliance with privacy and security mandates. Any such virus, breach or interruption could compromise 180’s networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. 180 has measures in place that are designed to prevent, and if necessary, to detect and respond to such security incidents and breaches of privacy and security mandates. However, in the future, any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as HIPAA and European Union General Data Protection Regulation (“GDPR”), government enforcement actions and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt 180’s operations, including its ability to process samples, provide test results, share and monitor safety data, bill payors or patients, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of its business and may damage its reputation, any of which could adversely affect its business, financial condition and results of operations.

In May 2016, the European Union formally adopted the GDPR, which applies to all European Union member states and became effective on May 25, 2018 and replaced the European Union Data Protection Directive. The regulation introduces stringent new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. It may increase 180’s responsibility and liability in relation to personal data that it processes and 180 may be required to put in place additional mechanisms ensuring compliance with the new European Union data protection rules. The GDPR is a complex law and the regulatory guidance is still evolving, including with respect to how the GDPR should be applied in the context of clinical trials or other transactions from which 180 may gain access to personal data. These changes in the law will increase its costs of compliance and result in greater legal risks.

180 may acquire other companies which could divert 180’s management’s attention, result in additional dilution to its shareholders and otherwise disrupt its operations and harm its operating results.

180 may in the future seek to acquire businesses, products or technologies that 180 believes could complement or expand its product offerings, enhance its technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause 180 to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. If 180 acquires additional businesses, it may not be able to integrate the acquired personnel, operations and technologies successfully, effectively manage the combined business following the acquisition or realize anticipated cost savings or synergies. 180 also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•        incurrence of acquisition-related costs;

•        diversion of management’s attention from other business concerns;

•        unanticipated costs or liabilities associated with the acquisition;

•        harm to its existing business relationships with collaboration partners as a result of the acquisition;

•        harm to its brand and reputation;

•        the potential loss of key employees;

•        use of resources that are needed in other parts of its business; and

•        use of substantial portions of its available cash to consummate the acquisition.

In the future, if 180’s acquisitions do not yield expected returns, 180 may be required to take charges to its operating results arising from the impairment assessment process. Acquisitions may also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect its operating results. In addition, if an acquired business fails to meet its expectations, its business, results of operations and financial condition may be adversely affected.

Risks Related to Development and Regulatory Approval of 180’s Future Product Candidates

Clinical trials are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations.

180 has three separate programs for producing anti-inflammatory agents: (1) investigating new clinical opportunities for anti-TNF, (2) identifying orally available, small molecules that are agonists of a7 nicotinic acetylcholine receptor, and (3) identifying patentable analogs of CBD that initially will be used as pain medications. However, these programs, including the related clinical trials, are expensive, time consuming and difficult to design and implement.

Regulatory agencies may analyze or interpret the results of clinical trials differently than 180. Even if the results of 180’s clinical trials are favorable, the clinical trials for a number of its future product candidates are expected to continue for several years and may take significantly longer to complete. In addition, the FDA or other regulatory authorities, including state, local and foreign authorities, or an Institutional Review Board (“IRB”), with respect to a trial at 180’s institution, may suspend, delay or terminate its clinical trials at any time, require 180 to conduct additional clinical trials, require a particular clinical trial to continue for a longer duration than originally planned, require a change to its development plans such that it conducts clinical trials for a product candidate in a different order, e.g., in a step-wise fashion rather than running two trials of the same product candidate in parallel, or could suspend or terminate the registrations and quota allotments 180 requires in order to procure and handle controlled substances, for various reasons, including:

•        lack of effectiveness of any product candidate during clinical trials;

•        discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues, such as drug interactions, including those which cause confounding changes to the levels of other concomitant medications;

•        slower than expected rates of subject recruitment and enrollment rates in clinical trials;

•        difficulty in retaining subjects who have initiated a clinical trial but may withdraw at any time due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

•        delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;

•        inadequacy of or changes in its manufacturing process or product formulation;

•        delays in obtaining regulatory authorization to commence a trial, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

•        Drug Enforcement Administration (“DEA”) related recordkeeping, reporting security or other violations at a clinical site, leading the DEA or state authorities to suspend or revoke the site’s controlled substance license and causing a delay or termination of planned or ongoing trials;

•        changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

•        delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;

•        uncertainty regarding proper dosing;

•        delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

•        unfavorable results from ongoing pre-clinical studies and clinical trials;

•        failure of its contract research organizations (“CROs”), or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•        failure by 180, its employees, its CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials;

•        scheduling conflicts with participating clinicians and clinical institutions;

•        failure to design appropriate clinical trial protocols;

•        regulatory concerns with CBD derivative products generally and the potential for abuse, despite only working with non-plant based non-psychoactive products;

•        insufficient data to support regulatory approval;

•        inability or unwillingness of medical investigators to follow its clinical protocols; or

•        difficulty in maintaining contact with patients during or after treatment, which may result in incomplete data.

Any of the foregoing could have a material adverse effect on 180’s business, financial condition and results of operations.

Any failure by 180 to comply with existing regulations could harm its reputation and operating results.

180 is subject to extensive regulation by U.S. federal and state and foreign governments in each of the U.S., European and Canadian markets, in which 180 plans to sell its products, or in markets where 180 has product candidates progressing through the approval process.

180 must adhere to all regulatory requirements including FDA’s Good Laboratory Practice (“GLP”), Good Clinical Practice (“GCP”), and GMP requirements, pharmacovigilance requirements, advertising and promotion restrictions, reporting and recordkeeping requirements, and their European equivalents. If 180 or its suppliers fail to comply with applicable regulations, including FDA pre-or post-approval requirements, then the FDA or other foreign regulatory authorities could sanction 180. Even if a drug is approved by the FDA or other competent authorities, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing trials. Any of 180’s product candidates which may be approved in the U.S. will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, import, export, advertising, promotion, sampling, recordkeeping and submission of safety and other post-market information, including both federal and state requirements. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to GMP. As such, 180 and its contract manufacturers (in the event contract manufacturers are appointed in the future) are subject to continual review and periodic inspections to assess compliance with GMP. Accordingly, 180 and others with whom it works will have to spend time, money and effort in all areas of regulatory compliance, including manufacturing, production, quality control and quality assurance. 180 will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Similar restrictions and requirements exist in the European Union and other markets where 180 operates.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, it may impose restrictions on that product or on 180, including requiring withdrawal of the product from the market. If 180 fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•        issue warning letters;

•        impose civil or criminal penalties;

•        suspend regulatory approval;

•        suspend any of its ongoing clinical trials;

•        refuse to approve pending applications or supplements to approved applications submitted by it;

•        impose restrictions on its operations, including by requiring it to enter in to a Corporate Integrity Agreement or closing its contract manufacturers’ facilities, if any; or

•        seize or detain products or require a product recall.

In addition, it is possible that 180’s future products will be regulated by the DEA, under the Controlled Substances Act or under similar laws elsewhere. DEA scheduling is a separate process that can delay when a drug may become available to patients beyond an NDA approval date, and the timing and outcome of such DEA process is uncertain. See also “Risks Related to Controlled Substances.”

In addition, any government investigation of alleged violations of law could require 180 to spend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect 180’s ability to commercialize and generate revenue from its future product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of its business and its operating results may be adversely affected.

Any action against 180 for violation of these laws, even if 180 successfully defends against it, could cause 180 to incur significant legal expenses, divert its management’s attention from the operation of its business and damage its reputation. 180 expects to spend significant resources on compliance efforts and such expenses are unpredictable. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs. As a result, 180 intends to invest all reasonably necessary resources to comply with evolving standards, and this investment might result in increased management and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

180 is subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect 180’s business and results of operations.

In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact 180’s ability to sell its future product candidates. If 180 is found to be in violation of any of these laws or any other federal, state or foreign regulations, 180 may be subject to administrative, civil and/or criminal penalties, damages, fines, individual imprisonment, exclusion from federal health care programs and the restructuring of its operations. Any of these could have a material adverse effect on 180’s business and financial results. Since many of these laws have not been fully interpreted by the courts, there is an increased risk that 180 may be found in violation of one or more of their provisions. Any action against 180 for violation of these laws, even if 180 ultimately is successful in its defense, will cause it to incur significant legal expenses and divert its management’s attention away from the operation of its business. In addition, in many foreign countries, particularly the countries of the European Union, the pricing of prescription drugs is subject to government control.

In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country.

For example, some European Union jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. Such differences in national pricing regimes may create price differentials between European Union member states. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of 180’s products. Historically, products launched in the European Union do not follow price structures of the U.S. In the European Union, the downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, barriers to entry of new products are becoming increasingly high and patients are unlikely to use a drug product that is not reimbursed by their government. 180 may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, the importation of foreign products may compete with any future product that 180 may market, which could negatively impact its profitability.

Specifically in the U.S., 180 expects that the 2010 Affordable Care Act (“ACA”), as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that 180 may receive for any approved product. There have been judicial challenges to certain aspects of the ACA and numerous legislative attempts to repeal and/or replace the ACA in whole or in part, and 180 expects there will be additional challenges and amendments to the ACA in the future. At this time, the full effect that the ACA will have on its business in the future remains unclear. An expansion in the government’s role in the U.S. healthcare industry may cause general downward pressure on the prices of prescription drug products, lower reimbursements or any other product for which 180 obtains regulatory approval, reduce product utilization and adversely affect its business and results of operations. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent 180 from being able to generate revenue, attain profitability, or commercialize any of its future product candidates for which 180 may receive regulatory approval.

Information obtained from expanded access studies may not reliably predict the efficacy of 180’s future product candidates in company-sponsored clinical trials and may lead to adverse events that could limit approval.

The expanded access studies 180 is currently supporting are uncontrolled, carried out by individual investigators and not typically conducted in strict compliance with GCPs, all of which can lead to a treatment effect which may differ from that in placebo-controlled trials. These studies provide only anecdotal evidence of efficacy for regulatory review. These studies contain no control or comparator group for reference and this patient data is not designed to be aggregated or reported as study results. Moreover, data from such small numbers of patients may be highly variable. Information obtained from these studies, including the statistical principles that 180 and the independent investigators have chosen to apply to the data, may not reliably predict data collected via systematic evaluation of the efficacy in company-sponsored clinical trials or evaluated via other statistical principles that may be applied in those trials. Reliance on such information to design 180’s clinical trials may lead to Phase 1, 2 and 3 trials that are not adequately designed to demonstrate efficacy and could delay or prevent its ability to seek approval of its future product candidates.

Expanded access programs provide supportive safety information for regulatory review. Physicians conducting these studies may use 180’s future product candidates in a manner inconsistent with the protocol, including in children with conditions beyond those being studied in trials which 180 sponsors. Any adverse events or reactions experienced by subjects in the expanded access program may be attributed to 180’s future product candidates and may limit its ability to obtain regulatory approval with labeling that 180 considers desirable, or at all.

There is a high rate of failure for drug candidates proceeding through clinical trials.

Generally, there is a high rate of failure for drug candidates proceeding through clinical trials. 180 may suffer significant setbacks in its clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if 180 views the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with its interpretation of the data. In the event that 180 obtains negative results from clinical trials for product candidates or other problems related to potential chemistry, manufacturing and control issues or other hurdles occur and its future product candidates are not approved, 180 may not be able to generate sufficient revenue or obtain financing to continue its operations, its ability to execute on its current business plan may be materially impaired, and its reputation in the industry and in the investment community might be significantly damaged. In addition, 180’s inability to properly design, commence and complete clinical trials may negatively impact the timing and results of its clinical trials and ability to seek approvals for its drug candidates.

If 180 is found in violation of federal or state “fraud and abuse” laws or similar laws in other jurisdictions, it may be required to pay a penalty and/or be suspended from participation in federal or state health care programs, which may adversely affect its business, financial condition and results of operations.

In the U.S., 180 is subject to various federal and state health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in federal and state health care programs, which could affect 180 particularly upon successful commercialization of its products in the U.S. The Medicare and Medicaid Patient Protection Act of 1987, or federal Anti-Kickback Statute, makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug for which payment may be made under a federal health care program, such as Medicare or Medicaid. Under federal law, some arrangements, known as safe harbors, are deemed not to violate the federal Anti-Kickback Statute. Although 180 seeks to structure its business arrangements in compliance with all applicable requirements, it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that 180’s practices may be challenged under the federal Anti-Kickback Statute and Federal False Claims Act. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

While 180 believes 180 has structured its business arrangements to comply with these laws, it is possible that the government could allege violations of, or convict 180 of violating, these laws. If 180 is found in violation of one of these laws, 180 could be required to pay a penalty and could be suspended or excluded from participation in federal or state health care programs, and its business, results of operations and financial condition may be adversely affected.

The Members States of the European Union and other countries also have anti-kickback laws and can impose penalties in case of infringement. In some jurisdictions, regulatory and anti-kickback provisions can also be enforced by competitors.

Serious adverse events or other safety risks could require 180’s to abandon development and preclude, delay or limit approval of its future product candidates, limit the scope of any approved label or market acceptance, or cause the recall or loss of marketing approval of products that are already marketed.

If any of 180’s future product candidates prior to or after any approval for commercial sale, cause serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

•        regulatory authorities may interrupt, delay or halt clinical trials;

•        regulatory authorities may deny regulatory approval of its future product candidates;

•        regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) in connection with approval or post-approval;

•        regulatory authorities may withdraw their approval, require more onerous labeling statements, impose a more restrictive REMS, or require it to recall any product that is approved;

•        it may be required to change the way the product is administered or conduct additional clinical trials;

•        its relationships with its collaboration partners may suffer;

•        it could be sued and held liable for harm caused to patients; or

•        its reputation may suffer. The reputational risk is heightened with respect to those of its future product candidates that are being developed for pediatric indications.

180 may voluntarily suspend or terminate its clinical trials if at any time 180 believes that the products present an unacceptable risk to participants, or if preliminary data demonstrates that its future product candidates are unlikely to receive regulatory approval or unlikely to be successfully commercialized. Following receipt of approval for commercial sale of a product, 180 may voluntarily withdraw or recall that product from the market if at any time 180 believes that its use, or a person’s exposure to it, may cause adverse health consequences or death. To date, 180 has not withdrawn, recalled or taken any other action, voluntary or mandatory, to remove an approved product from the market. In addition, regulatory agencies, IRBs or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of its clinical trials or request that 180 ceases using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Although 180 has never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if 180 elects or is forced to suspend or terminate a clinical trial of any of its future product candidates, the commercial prospects for that product will be harmed and its ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. In addition, such events or labeling could prevent 180 or its partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing its future product candidates and impair its ability to generate revenue from the commercialization of these products either by 180 or by its collaboration partners.

The development of a REMS for 180’s future product candidates could cause delays in the approval process and would add additional layers of regulatory requirements that could impact its ability to commercialize its future product candidates in the U.S. and reduce their market potential.

Even if the FDA approves 180’s NDA for any of its future product candidates without requiring a REMS as a condition of approval of the NDA, the FDA may, post-approval, require a REMS for any of its future product candidates if it becomes aware of new safety information that makes a REMS necessary to ensure that the benefits of the drug outweigh the potential risks. REMS elements can include medication guides, communication plans for health care professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. 180 may be required to adopt a REMS for its future product candidates to ensure that the benefits outweigh the risks of abuse, misuse, diversion and other potential safety concerns. There can be no assurance that the FDA will approve a manageable REMS for its future product candidates, which could create material and significant limits on its ability to successfully commercialize its future product candidates in the U.S. Delays in the REMS approval process could result in delays in the NDA approval process. In addition, as part of the REMS, the FDA could require significant restrictions, such as restrictions on the prescription, distribution and patient use of the product, which could significantly impact 180’s ability to effectively commercialize its future product candidates, and dramatically reduce their market potential, thereby adversely impacting its business, financial condition and results of operations. Even if initial REMS are not highly restrictive, if, after launch, its future product candidates were to be subject to significant abuse/non-medical use or diversion from illicit channels, this could lead to negative regulatory consequences, including a more restrictive REMS.

Risks Related to 180’s Reliance Upon Third Parties

180’s existing collaboration arrangements and any that 180 may enter into in the future may not be successful, which could adversely affect its ability to develop and commercialize its future product candidates.

180 is a party to, and may seek additional, collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of its future product candidates. 180 may, with respect to its future product candidates, enter into new arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in the U.S. and internationally. To the extent that 180 decides to enter into collaboration agreements, 180 will face significant competition in seeking appropriate collaborators and the terms of any collaboration or other arrangements that 180 may establish may not be favorable to it.

Any existing or future collaboration that 180 enters into may not be successful. The success of 180’s collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding development, intellectual property, regulatory or commercialization matters, can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Any such termination or expiration could harm 180’s business reputation and may adversely affect it financially.

180 expects to depend on a limited number of suppliers for materials and components in order to manufacture 180’s future product candidates. The loss of these suppliers, or their failure to supply 180 on a timely basis, could cause delays in its current and future capacity and adversely affect its business.

180 expects to depend on a limited number of suppliers for the materials and components required to manufacture its future product candidates. As a result, 180 may not be able to obtain sufficient quantities of critical materials and components in the future. A delay or interruption by 180’s suppliers may also harm its business, results of operations and financial condition. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and 180 may experience delays in meeting demand in the event 180 must switch to a new supplier. The time and effort to qualify for and, in some cases, obtain regulatory approval for a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact 180’s operating results. 180’s dependence on single-source suppliers exposes it to numerous risks, including the following: its suppliers may cease or reduce production or deliveries, they may be subject to government investigations and regulatory actions that limit or prevent production capabilities for an extended period of time, raise prices or renegotiate terms; its suppliers may become insolvent or cease trading; 180 may be unable to locate a suitable replacement supplier on acceptable terms or on a timely basis, or at all; and delays caused by supply issues may harm its reputation, frustrate its customers and cause them to turn to its competitors for future needs.

Risks Related to 180’s Intellectual Property

180 may not be able to adequately protect its future product candidates or its proprietary technology in the marketplace.

180’s success will depend, in part, on its ability to obtain patents, protect its trade secrets and operate without infringing on the proprietary rights of others. 180 relies upon a combination of patents, trade secret protection (i.e., know-how), and confidentiality agreements to protect the intellectual property of 180’s future product candidates. The strengths of patents in the pharmaceutical field involve complex legal and scientific questions, and can be uncertain. Where appropriate, 180 seeks patent protection for certain aspects of its products and technology. Filing, prosecuting and defending patents globally can be prohibitively expensive.

180’s policy is to look to patent technologies with commercial potential in jurisdictions with significant commercial opportunities. However, patent protection may not be available for some of the products or technology 180 is developing. If 180 must spend significant time and money protecting, defending or enforcing its patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, its business, results of operations and financial condition may be harmed. 180 may not develop additional proprietary products that are patentable. As of the date hereof, 180 has an extensive portfolio of patents, including many granted patents and patents pending approval.

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for 180’s future product candidates are particularly uncertain. 180’s future product candidates will be based on medicinal chemistry instead of cannabis plants. While 180 has sought patent protection, where appropriate, directed to, among other things, composition-of-matter for its specific formulations, their methods of use, and methods of manufacture, 180 does not have and will not be able to obtain composition of matter protection on these previously known CBD derivatives per se. 180 anticipates that the products it develops in the future will be based upon synthetic compounds 180 may discover. Although 180 has sought, and will continue to seek, patent protection in the U.S., Europe and other countries for its proprietary technologies, future product candidates, their methods of use, and methods of manufacture, any or all of them may not be subject to effective patent protection. If any of 180’s products are approved and marketed for an indication for which 180 does not have an issued patent, its ability to use its patents to prevent a competitor from commercializing a non-branded version of its commercial products for that non-patented indication could be significantly impaired or even eliminated.

Publication of information related to 180’s future product candidates by 180 or others may prevent it from obtaining or enforcing patents relating to these products and product candidates. Furthermore, others may independently develop similar products, may duplicate its products, or may design around its patent rights. In addition, any of its issued patents may be opposed and/or declared invalid or unenforceable. If 180 fails to adequately protect its intellectual property, 180 may face competition from companies who attempt to create a generic product to compete with its future product candidates. 180 may also face competition from companies who develop a substantially similar product to its future product candidates that is not covered by any of its patents.

Many companies have encountered significant problems in protecting, defending and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for 180 to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce its patent rights in foreign jurisdictions could result in substantial cost and divert its efforts and attention from other aspects of its business.

If third parties claim that intellectual property used by 180 infringes upon their intellectual property, its operating profits could be adversely affected.

There is a substantial amount of litigation, both within and outside the U.S., involving patent and other intellectual property rights in the pharmaceutical industry. 180 may, from time to time, be notified of claims that 180 is infringing upon patents, trademarks, copyrights or other intellectual property rights owned by third parties, and 180 cannot provide assurances that other companies will not, in the future, pursue such infringement claims against it, its commercial partners or any third-party proprietary technologies 180 has licensed. If 180 was found to infringe upon a patent or other intellectual property right, or if 180 failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that 180 was licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, 180 may be required to pay damages, including damages of up to three times the damages found or assessed, if the infringement is found to be willful, suspend the manufacture of certain products or reengineer or rebrand 180’s products, if feasible, or 180 may be unable to enter certain new product markets. Any such claims could also be expensive and time consuming to defend and divert management’s attention and resources. 180’s competitive position could suffer as a result. In addition, if 180 has declined or failed to enter into a valid non-disclosure or assignment agreement for any reason, 180 may not own the invention or its intellectual property, and its products may not be adequately protected. Thus, 180 cannot guarantee that any of its future product candidates, or its commercialization thereof, does not and will not infringe any third party’s intellectual property.

If 180 is not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of its technology and products could be significantly diminished.

180 relies on trade secrets to protect its proprietary technologies, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. 180 relies in part on confidentiality agreements with its current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect its trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, 180 cannot guarantee that it has executed these agreements with each party that may have or have had access to its trade secrets. Any party with whom it or they have executed such an agreement may breach that agreement and disclose 180’s proprietary information, including its trade secrets, and 180 may not be able to obtain adequate remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of 180’s trade secrets were to be lawfully obtained or independently developed by a competitor, 180 would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with 180. If any of 180’s trade secrets were to be disclosed to or independently developed by a competitor or other third-party, 180’s competitive position would be harmed.

Risks Related to Controlled Substances

Controlled substance legislation differs between countries, and legislation in certain countries may restrict or limit 180’s ability to sell its future product candidates.

Most countries are parties to the Single Convention on Narcotic Drugs 1961 and the Convention on Psychotropic Substances 1971, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to 180 obtaining marketing approval for its future products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit its future products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, 180 would be unable to market its future product candidates in those countries in the near future or perhaps at all.

The product candidates that 180 is developing may be subject to U.S. controlled substance laws and regulations and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of its business operations, both during clinical development and post approval, and its financial condition.

The product candidates that 180 is developing may contain controlled substances as defined in The United States Federal Controlled Substances Act of 1970 and the Controlled Substances Import and Export Act, as amended (“CSA”). Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, no currently “accepted medical use” in the U.S., lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the U.S. Pharmaceutical products approved for use in the U.S. which contain a controlled substance are listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances.

While cannabis is a Schedule I controlled substance, products approved for medical use in the U.S. that contain cannabis or cannabis extracts should be placed in Schedules II-V, since approval by the FDA satisfies the “accepted medical use” requirement. If and when any of 180’s future product candidates receive FDA approval, the DEA will make a scheduling determination. If the FDA, the DEA or any foreign regulatory authority determines that its future product candidates may have potential for abuse, it may require it to generate more clinical or other data than 180 currently anticipates to establish whether or to what extent the substance has an abuse potential, which could increase the cost and/or delay the launch of that product.

Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All these facilities must renew their registrations annually, except dispensing facilities, which must renew every three years. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Obtaining the necessary registrations may result in delay of the importation, manufacturing or distribution of 180’s future products. Furthermore, failure to maintain compliance with the CSA, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on 180’s business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

Individual states have also established controlled substance laws and regulations. Although state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule 180’s future product candidates as well. State scheduling may delay commercial sale of any product for which 180 obtains federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. 180 or its partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Because 180’s products may be controlled substances in the U.S., to conduct clinical trials in the U.S., each of its research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense 180’s products and to obtain product from its importer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and 180 could lose clinical trial sites. The importer for the clinical trials must also obtain an importer registration and an import permit for each import.

The legislation on cannabis in the European Union differs among the Member States, as this area is not yet fully harmonized. In Germany, for example, cannabis is regulated as a controlled substance (Betäubungsmittel) and its handling requires specific authorization.

The legalization and use of medical and recreational cannabis in the U.S. and elsewhere may impact 180’s business.

There is a substantial amount of change occurring in the U.S. regarding the use of medical and recreational cannabis products. While cannabis products not approved by the FDA are Schedule I substances as defined under federal law, and their possession and use is not permitted according to federal law (except for research purposes, under DEA registration), at least 30 jurisdictions and the District of Columbia have enacted state laws to enable possession and use of cannabis for medical purposes, and at least ten jurisdictions for recreational purposes. The U.S. Farm Bill, which was passed in 2018, descheduled certain material derived from hemp plants with extremely low tetrahydrocannabinol (“THC”) content. Although 180’s business is quite distinct from that of online and dispensary cannabis companies, future legislation authorizing the sale, distribution, use, and insurance reimbursement of non-FDA approved cannabis products could affect its business.

Risks Related to KBL and the Business Combination

KBL has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If KBL is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait before receiving distributions from the Trust Account.

KBL is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. KBL has until November 9, 2020 to complete a business combination. KBL has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to KBL. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if KBL is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public shares, rights or warrants, potentially at a loss. In addition if KBL fails to complete an initial business combination by November 9, 2020, there will be no redemption rights or liquidating distributions with respect to the rights and warrants, which will expire worthless, unless KBL amends its Charter to extend its life and certain other agreements it has entered into.

KBL’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2020, the Trust Account was comprised of approximately $11.3 million in U.S. Treasury Bills. Further, KBL has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the business combination. KBL cannot assure you that its plans to raise capital or to consummate an initial business combination, including the business combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the business combination or its inability to continue as a going concern.

Following the consummation of the business combination, KBL’s only significant asset will be ownership of 100% of 180.

Following the consummation of the business combination, KBL will have no direct operations and no significant assets other than the ownership of 100% of 180. KBL will depend on 180 for distributions, loans and other payments to generate the funds necessary to meet KBL’s financial obligations, including KBL’s expenses as a publicly traded company, and to pay any dividends with respect to its KBL Common Stock. Earnings from, or other available assets of, 180, may not be sufficient to pay dividends or make distributions or loans to enable KBL to pay any dividends on its KBL Common Stock or satisfy its other financial obligations.

Subsequent to the consummation of the business combination, KBL may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although KBL has conducted due diligence on 180, KBL cannot assure you that this diligence revealed all material issues that may be present in 180’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of KBL’s and 180’s control will not later arise. As a result, KBL may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if KBL’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with KBL’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on KBL’s liquidity, the fact that KBL reports charges of this nature could contribute to negative market perceptions about the combined company’s or KBL’s securities. In addition, charges of this nature may cause KBL to be unable to obtain future financing on favorable terms or at all.

The Sponsor has agreed to vote in favor of such initial business combination, regardless of how KBL’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their founders shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, holders of the founder shares and placement shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the business combination, (ii) not to redeem any such shares in connection with a stockholder vote to approve a proposed initial business combination, and (iii) not to sell any such shares to KBL in a tender offer in connection with any proposed business combination. The Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we do not need any public stockholders to vote in favor of the Business Combination Proposal in order to have the business combination approved.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what KBL’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what KBL’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against KBL, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

KBL’s placing of funds in trust may not protect those funds from third party claims against KBL. Although KBL will seek to have all vendors and service providers KBL engages and prospective target businesses KBL negotiates with execute agreements with KBL waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of KBL’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with KBL, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of KBL’s public stockholders. If KBL is unable to complete a business combination and distribute the proceeds held in trust to KBL’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by KBL for services rendered or contracted for or products sold to KBL’s. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.10, plus interest, due to such claims.

Additionally, if KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against KBL’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in KBL’s bankruptcy estate and subject to the claims of third parties with priority over the claims of KBL’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, KBL may not be able to return to KBL’s public stockholders at least $10.10. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of KBL. KBL has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for KBL’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per public share.

KBL’s stockholders may be held liable for claims by third parties against KBL to the extent of distributions received by them.

KBL’s Charter provides that it will continue in existence only until November 9, 2020. If KBL has not completed a business combination by such date, KBL will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by KBL to pay its franchise and income taxes payable and up to $50,000 for dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of KBL’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to KBL’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against KBL which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KBL’s stockholders. Furthermore, because KBL intends to distribute the proceeds held in the public shares to KBL’s public stockholders promptly after expiration of the time KBL has to complete an initial business combination, this may be viewed or interpreted as giving preference to KBL’s public stockholders over any potential creditors with respect to access to or distributions from KBL’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to KBL’s creditors and/or may have acted in bad faith, and thereby exposing itself and KBL to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. KBL cannot assure you that claims will not be brought against it for these reasons.

If KBL does not file and maintain a current and effective prospectus relating to the KBL Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If KBL does not file and maintain a current and effective prospectus relating to the KBL Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of KBL Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised his warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the KBL Common Stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement (as defined below), KBL has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the KBL Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, KBL cannot assure you that it will be able to do so. If KBL is unable to do so, the potential “upside” of the holder’s investment in KBL may be reduced or the warrants may expire worthless.

Even if KBL consummates the business combination, there is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of KBL Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, KBL’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and KBL (the “warrant agreement”). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding warrants to make any other change. Accordingly, KBL may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding warrants approve of such amendment. Although KBL’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of KBL Common Stock purchasable upon exercise of a warrant.

KBL may amend the terms of the rights in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding rights.

The rights are issued in registered form under a right agreement between Continental Stock Transfer & Trust Company, as rights agent, and KBL. The right agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The right agreement requires the approval by the holders of at least 65% of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

KBL has no obligation to net cash settle the rights or warrants.

In no event will KBL have any obligation to net cash settle the rights or warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the rights or warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the rights and warrants may expire worthless.

KBL’s ability to successfully effect the business combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including 180’s key personnel, some of whom are expected to join KBL following the business combination. While KBL intends to closely scrutinize any individuals it engages after the business combination, it cannot assure you that its assessment of these individuals will prove to be correct.

KBL’s ability to successfully effect the business combination is dependent upon the efforts of KBL’s key personnel, including key personnel of 180. Although KBL expects some of such key personnel to remain with 180 following the business combination, it is possible that KBL will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. While KBL intends to closely scrutinize any individuals it engages after the business combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause KBL to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

KBL’s Sponsor, directors and officers have interests in the business combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

KBL’s Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the business combination that are different from or in addition to (and which may conflict with) the interests of KBL’s public stockholders, which may result in a conflict of interest. These interests include:

•        the fact that the Sponsor holds private placement units, which include private placement warrants that would expire worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of KBL Common Stock held by them in connection with a stockholder vote to approve the business combination;

•        unless KBL consummates an initial business combination, KBL’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $21.7 million, based on the closing price of our KBL Common Stock on September 24, 2020, assuming the Sponsor transfers the Escrowed Shares to Tyche in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share originally sold as part of the units issued in the IPO (the “public shares”), or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that all of our officers and directors hold an interest in the Sponsor;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•        the fact that the Sponsor has loaned us $795,003 as of June 30, 2020 for working capital and may need to loan us additional funds through the closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account.

A market for KBL’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the business combination, the price of KBL’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for KBL’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of KBL’s securities after the business combination can vary due to general economic conditions and forecasts, KBL’s general business condition and the release of KBL’s financial reports. Additionally, if KBL’s securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of KBL’s securities may be more limited than if KBL were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that our KBL Common Stock that will be issued in connection with the business combination will be approved for listing on Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.

Our KBL Common Stock, public units and public warrants are currently listed on Nasdaq. Our continued eligibility for listing, and the approval of the KBL Common Stock to be issued in connection with the Transactions for listing, may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, Nasdaq delists our KBL Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our KBL Common Stock is a “penny stock,” which will require brokers trading in our KBL Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our KBL Common Stock, units and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of KBL’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of KBL’s securities prior to the closing may decline. The market values of KBL’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which KBL’s stockholders vote on the Proposals.

In addition, following the business combination, fluctuations in the price of KBL’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for 180’s stock and trading in the shares of KBL Common Stock has not been active. Accordingly, the valuation ascribed to 180 and KBL Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for KBL’s securities develops and continues, the trading price of KBL’s securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond KBL’s control. Any of the factors listed below could have a material adverse effect on your investment in KBL’s securities and KBL’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of KBL’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the combined company’s securities following the business combination may include:

•        actual or anticipated fluctuations in the combined company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the combined company’s;

•        changes in the market’s expectations about the combined company’s operating results;

•        success of competitors;

•        the combined company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the combined company or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to the combined company;

•        the combined company’s ability to market new and enhanced services and products on a timely basis;

•        changes in laws and regulations affecting the combined company’s business;

•        commencement of, or involvement in, litigation involving the combined company;

•        changes in the combined company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the combined company’s securities available for public sale;

•        any major change in the board or management;

•        sales of substantial amounts of KBL Common Stock by KBL’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the combined company’s securities irrespective of its operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the combined company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the combined company could depress the combined company’s stock price regardless of the combined company’s business, prospects, financial conditions or results of operations. A decline in the market price of the combined company’s securities also could adversely affect the combined company’s ability to issue additional securities and the combined company’s ability to obtain additional financing in the future.

The December 2017 comprehensive tax reform bill could adversely affect our financial condition and results of operations.

On December 22, 2017, President Trump signed into law a comprehensive tax reform bill (the “Tax Act”), that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Act, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, limitation of the deduction for certain net operating losses to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time and modification or repeal of many business deductions and credits. The presentation of our financial condition and results of operations have been recorded in accordance with GAAP, which requires the financial statement impact of the Tax Act to be recorded in the period in which the Tax Act was enacted. The financial statement impact of the Tax Act is based on our current interpretation of the provisions contained in the Tax Act and the Treasury Regulations and administrative guidance relating thereto. In the future, the Treasury Department and the Internal Revenue Service (the “IRS”) are expected to release additional Treasury Regulations and administrative guidance relating to the Tax Act. Any significant variance of our current interpretation of this law from any future Treasury Regulations or administrative guidance could result in a change to the presentation of our financial condition and results of operations and could negatively affect our business.

Notwithstanding the reduction of the corporate income tax rate, the overall impact of the Tax Act and any future tax reform is uncertain and our business and financial condition could be adversely affected. The impact of the Tax Act and any future tax reform on holders of KBL Common Stock is likewise uncertain and could be adverse.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following July 7, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our KBL Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our KBL Common Stock less attractive because we will rely on these exemptions. If some investors find our KBL Common Stock less attractive as a result, there may be a less active trading market for our KBL Common Stock and our stock price may be more volatile.

Our stockholders will experience immediate dilution as a consequence of the issuance of KBL Common Stock in the business combination.

Upon Closing, up to 17,500,000 shares of KBL Common Stock may become issuable. As a result, following the Transactions, our public stockholders will hold 2,090,416 shares of KBL Common Stock, representing an ownership interest of approximately 8.2% voting power in the combined company. As a result, our stockholders will experience immediate dilution as a result of the Transactions.

Unlike some other blank check companies, KBL does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the business combination even if a substantial number of our stockholders elect to redeem their shares.

Unlike some other blank check companies, KBL has no specified maximum redemption threshold, except that we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structure disallows the consummation of a business combination if the holders of the blank check company’s public shares elect to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the business combination even though a substantial number of our public stockholders elect to redeem their shares.

Our Second A&R Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

The Second A&R Charter, like the existing Charter, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, or employees of ours arising pursuant to any provision of the DGCL, the Second A&R Charter, or our bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery, or (c) the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Second A&R Charter described in the preceding sentence. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Second A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

Our Second A&R Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, our Second A&R Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect KBL’s business, investments and results of operations.

KBL is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, KBL is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements, including the Nasdaq upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on KBL’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on KBL’s business and results of operations.

Risks Related to Income Tax from the Business Combination

The Business Combination could fail to qualify as a reorganization under Section 368 of the Code such that U.S. federal income taxes may be imposed on U.S. Holders in connection with the Business Combination.

Although the parties intend to take the position that the Business Combination will qualify as a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Business Combination, and no opinion from counsel has or will be sought that the Business Combination qualifies as a reorganization for U.S. federal income tax purposes (which, if obtained, would not be binding upon the IRS or any court). Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein.

If the IRS were successfully to challenge the qualification of the Business Combination as a reorganization within the meaning of Section 368(a) of the Code, U.S. Holders of 180 common stock would generally be required to recognize gain or loss equal to the difference between the adjusted tax basis in the 180 common stock surrendered in the Business Combination, and an amount equal to the fair market value, as of the consummation of the Business Combination, of any KBL Common Stock received or to be received in the Business Combination, plus any cash received in the Business Combination in lieu of fractional shares. Any gain so recognized would be long-term capital gain if the U.S. Holder had held the 180 common stock for more than one year as of the consummation of the Business Combination, and any loss so recognized may be subject to limitations. Generally, in such event, the tax basis in the KBL Common Stock received in the Business Combination would equal the fair market value of such KBL Common Stock as of the consummation of the Business Combination, and the holding period for the KBL Common Stock would begin on the day after the date of the Business Combination.

Tax matters are very complicated, and the tax consequences of the Business Combination to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Business Combination to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Material United States Federal Income Tax Considerations” of this proxy statement/prospectus, which shareholders are urged to read.

KBL and its subsidiaries could become subject to Section 280E of the Code after the Business Combination.

Section 280E of the Code disallows a tax deduction for U.S. federal income tax purposes for any amount paid or incurred in carrying on any trade or business that consists of trafficking in controlled substances prohibited by U.S. federal or state law, forcing such businesses to pay higher effective U.S. federal tax rates than similar companies in other industries. As cannabis remains illegal under U.S. federal law, it is possible that business activities of KBL and its subsidiaries after the Business Combination are deemed to be trafficking in controlled substances and, as a result, KBL and its subsidiaries would not be able to make certain tax deductions, which would impact the calculation of U.S. taxable income. The effective U.S. federal income tax rate on a business deemed to be trafficking in controlled substances depends on how large its ratio of nondeductible expenses is to its total revenues. Although KBL and its subsidiaries do not cultivate, dispense or sell cannabis, there is no assurance that the IRS may not take a different position, which, if sustained, could materially and adversely affect the future profitability of KBL and its subsidiaries.

Holders of shares of 180 capital stock (“180 Shares”) or Exchangeable Shares may have to pay income taxes as a result of the exchange of 180 Shares or Exchangeable Shares, as the case may be, for KBL Common Stock.

When holders of 180 Shares or Exchangeable Shares, as the case may be, dispose of such shares in exchange for shares of KBL Common Stock, they may be required to pay tax on any gain they realize under the laws of Canada and the United States. Tax consequences under the laws of Canada and the United States vary depending on, among other things:

•        where the holder of 180 Shares or Exchangeable Shares is a resident for tax purposes;

•        whether the holder of Exchangeable Shares exchanges such shares by way of redemption, retraction or has their shares purchased by CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, pursuant to their call rights; and

•        how long the shareholder has held the Exchangeable Shares.

We strongly urge holders of 180 Shares and Exchangeable Shares to consult with their tax advisors with respect to the tax consequences of the exchange of 180 Shares for shares of KBL Common Stock, the adjustment to the Exchangeable Shares and the future conversion of Exchangeable Shares into KBL Common Stock. See the sections entitled “Material Canadian Federal Income Tax Considerations of the Business Combination” and “Material U.S. Federal Income Tax Consequences of the Business Combination.”

Canadian residents who exchange their Exchangeable Shares for KBL Common Stock may be liable to pay Canadian income tax on the exchange.

On a redemption or retraction of an Exchangeable Share by CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable (sometimes referred to as a “Purchaseco”), in circumstances where CannBioRex Callco ULC or Katexco Callco ULC, as applicable (sometimes referred to as a “Callco”) does not exercise its call rights, the holder of the Exchangeable Share will generally be deemed to have received a dividend for Canadian tax purposes equal to the amount by which the redemption proceeds exceed the paid-up capital of the Exchangeable Share for the purposes of the Canadian Tax Act. The holder will also generally be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds (generally being an amount equal to the fair market value of the KBL Common Stock received) less any deemed dividend and may realize a capital gain (or capital loss) for Canadian tax purposes if such proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the Exchangeable Share to the holder and any reasonable costs of disposition.

If Callco exercises its call rights, a holder of Exchangeable Shares who receives shares of KBL Common Stock for such shares will generally be considered to have realized a capital gain (or capital loss) for Canadian tax purposes equal to the amount by which the proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the Exchangeable Shares to the holder and any reasonable costs of disposition.

For a general summary of the material Canadian federal income tax consequences of a redemption, retraction or sale of Exchangeable Shares, see the section entitled “Material Canadian Federal Income Tax Considerations of the Business Combination.”

Risks Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of KBL might realize in the future had the stockholder redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of KBL Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated the Closing. See the section entitled “Special Meeting of KBL Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of KBL who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of KBL Stockholders — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 p.m., Eastern Time, on October 22, 2020. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of KBL must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019, combine the unaudited pro forma condensed combined financial statements of 180 with the financial statements of KBL to give effect to the business combination. Additionally, the financial statements of 180 (where 180 refers to the post-combination results of 180 Life Sciences Corp. f/k/a CannBioRx Life Sciences Corp.), CBR Pharma, 180 LP and CannBioRx (where CannBioRx refers to the pre-combination results of 180 Life Sciences Corp. f/k/a CannBioRx Life Sciences Corp.) were combined to give effect to the Reorganization. The Reorganization and business combination are reflected as if they had occurred on January 1, 2019 with respect to the unaudited pro forma condensed combined statements of operations and on June 30, 2020 with respect to the unaudited pro forma condensed combined balance sheet.

Accounting for the Merger

The financial statements of KBL, 180, CBR Pharma, 180 LP, CannBioRx and Katexco were prepared in accordance with GAAP. In the Reorganization between 180 (the legal acquiree) and the 180 Subsidiaries (Katexco, CBR Pharma and 180 LP) which was consummated on July 16, 2019, it was determined that Katexco was the accounting acquirer and the remaining companies were the accounting acquirees. In the business combination between KBL and the newly combined 180, the business combination was accounted for as a reverse recapitalization of 180.

The unaudited pro forma condensed combined financial information should be read in conjunction with the financial statements of each of KBL, 180 and the 180 Subsidiaries as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBL” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” herein and the other information contained in or incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information includes reclassifications to conform the 180 Subsidiaries’ historical accounting presentation to 180’s accounting presentation.

The unaudited pro forma adjustments give effect to events that are directly attributable to the transactions and are based on available data and certain assumptions that management believes are factually supportable. In addition, with respect to the unaudited condensed combined statements of operations, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and to aid you in your analysis of the financial aspects of the transactions. The unaudited pro forma condensed combined financial information described above has been derived from the historical financial statements of 180, KBL and the 180 Subsidiaries and the related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on 180’s accounting policies. Further review may identify additional differences between the accounting policies of 180, KBL and the 180 Subsidiaries. The unaudited pro forma adjustments and the pro forma condensed combined financial information do not reflect the impact of synergies or post-transaction management actions and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transactions taken place on the dates noted, or of 180’s future financial position or operating results.

Pursuant to KBL’s Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, shares of KBL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $11.3 million, the estimated per share redemption price would have been approximately $10.41. Subsequent to June 30, 2020, stockholders holding 106,186 public shares exercised their right to redeem such public shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $1,160,695 was removed from the Trust Account to pay such holders. The below pro forma financial statement give effect to this transaction.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        Assuming No Redemption:    This scenario assumes that 106,186 shares of KBL Common Stock are redeemed, which are the shares that were redeemed subsequent to June 30, 2020. This scenario also assumes the sale of 778,359 shares of KBL Common Stock pursuant to a Guarantee and Commitment Agreement whereby Tyche will purchase enough KBL Common Stock to ensure the combined entity has $5,000,001 in net tangible assets.

•        Assuming Maximum Redemption:    This scenario assumes that the remaining 940,416 shares of redeemable KBL Common Stock are redeemed. This scenario also assumes the sale of an additional 978,973 shares of KBL Common Stock pursuant to a Guarantee and Commitment Agreement whereby Tyche will purchase enough KBL Common Stock to ensure the combined entity has $5,000,001 in net tangible assets.

180 LIFE SCIENCES CORP.
BUSINESS COMBINATION
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2020

	180	KBL	Pro Forma Adjustments			Intercompany Eliminations	Pro Forma Combined (No Redemption)	Maximum Redemption Adjustments	Pro Forma Combined (Maximum Redemption)
	Note A	Note B	Note C			Note D	Note E	Note F
Assets
Current Assets:
Cash	$70,127	$257,601	$20,561,942	(a (f	), (c), (e),)	$—	$20,889,670	$—	$20,889,670
Restricted cash	—	787,865	—			—	787,865	—	787,865
Due from related parties	321,904	—	—			—	321,904	—	321,904
Prepaid income taxes	—	21,806	—			—	21,806	—	21,806
Prepaid expenses and other current assets	160,511	118,645	—			—	279,156	—	279,156
Total Current Assets	552,542	1,185,917	20,561,942			—	22,300,401	—	22,300,401
Cash and marketable securities held in Trust Account	—	11,276,350	(11,276,350)	(c	)	—	—	—	—
Other assets	—	163,797	—			—	163,797	—	163,797
Property and equipment, net	44,077	—	—			—	44,077	—	44,077
Intangible assets, net	1,973,859	—	—			—	1,973,859	—	1,973,859
In-process research and development	12,462,429	—	—			—	12,462,429	—	12,462,429
Goodwill	35,339,135	—	—			—	35,339,135	—	35,339,135
Total Assets	$50,372,042	$12,626,064	$9,285,592			$—	$72,283,698	$—	$72,283,698

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$7,063,216	$339,497	$196,998	(d	), (e)	$—	$7,599,711	$—	$7,599,711
Accounts payable and accrued expenses – related party	386,244	—	(3,064)	(e	)	—	383,180	—	383,180
Convertible promissory note – related party	—	337,301	(337,301)	(e	)	—	—	—	—
Advances due – 180	—	1,379,815	—			(1,379,815)	—	—	—
Due to related parties, net	25,187	795,003	—			—	820,190	—	820,190
Loans payable	145,054	—	—			—	145,054	—	145,054
Loans payable – related parties	440,756	—	—			—	440,756	—	440,756
Convertible notes payable, net of discount	—	431,745	—			—	431,745	—	431,745
Derivative liability	—	214,188	—			—	214,188	—	214,188
Total Current Liabilities	8,060,457	3,497,549	(143,367)			(1,379,815)	10,034,824	—	10,034,824
Loans payable – non current portion	246,914	—	—			—	246,914	—	246,914
Convertible notes payable – non current portion	2,035,164	—	(1,702,664)	(e	)	—	332,500	—	332,500
Convertible notes payable – related parties – non current portion	523,609	—	(253,609)	(e	)	—	270,000	—	270,000
Deferred tax liability	3,624,036	—	—			—	3,624,036	—	3,624,036
Total Liabilities	14,490,180	3,497,549	(2,099,640)			(1,379,815)	14,508,274	—	14,508,274

Commitments and Contingencies
Preferred stock, subject to redemption	—	—	3,000,000	(f	)	—	3,000,000	—	3,000,000
Common stock	—	4,128,507	(4,128,507)	(c	)	—	—	—	—

Stockholders’ Equity:
Preferred stock	—	—	—			—	—	—	—
Common stock	8	508	2,067	(a (d	), (b), (c), ), (e)	—	2,583	4	2,587
Additional-paid in capital	76,293,471	6,458,398	13,875,274	(a (d	), (b), (c), ), (e)	—	96,627,143	(4)	94,627,139
Accumulated other comprehensive income	(824,158)	—	—			—	(824,158)	—	(824,158)
Retained earnings/accumulated deficit	(39,587,459)	(1,458,898)	(1,363,602)	(d	)	1,379,815	(41,030,144)	—	(41,030,144)
Total Stockholders’ Equity	35,881,862	5,000,008	12,513,739			1,379,815	54,775,424	—	54,775,424
Total Liabilities and Stockholders’ Equity	$50,372,042	$12,626,064	$9,285,592			$—	$72,283,698	$—	$72,283,698

See notes to the unaudited pro forma condensed combined financial information

180 LIFE SCIENCES CORP.
BUSINESS COMBINATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020

	180	KBL	Pro Forma Adjustments			Pro Forma Combined (No Redemption)	Maximum Redemption Adjustments	Pro Forma Combined (Maximum Redemption)
	Note A	Note B	Note C				Note D
Operating Expenses:
Research and development	$704,800	$—	$—			$704,800	$—	$704,800
General and administrative – related parties	96,402	—	—			96,402	—	96,402
General and administrative	1,699,859	635,631	(768,145)	(a	)	1,567,345	—	1,567,345
Total Operating Expenses	2,501,061	635,631	(768,145)			2,368,547	—	2,368,547
Loss From Operations	(2,501,061)	(635,631)	768,145			(2,368,547)	—	(2,368,547)

Other Income (Expense):
Other income – related parties	240,000	—	—			240,000	—	240,000
Other income	12,605	—	—			12,605	—	12,605
Interest income	—	38,438	(38,438)	(b	)	—	—	—
Interest expense	(325,414)	(270,257)	245,098	(b	)	(350,573)	—	(350,573)
Interest expense – related party	(41,670)	—	18,365	(b	)	(23,305)	—	(23,305)
Loss on issuance of convertible promissory note	—	(1,657,522)	1,657,522	(e	)	—	—	—
Gain on extinguishment, net	491,624	—	(491,624)	(e	)	—	—	—
Total Other Income (Expense)	377,145	(1,889,341)	1,390,923			(121,273)	—	(121,273)
(Loss) Income Before Provision for Income Taxes	(2,123,916)	(2,524,972)	2,159,068			(2,489,820)	—	(2,489,820)
Income tax benefit (provision)	10,038	(3,827)	3,827	(c	)	10,038	—	10,038
Net Loss	$(2,113,878)	$(2,528,799)	$2,162,895			$(2,479,782)	$—	$(2,479,782)

Loss per share:
Basic	$(25.07)	$(0.57)				$(0.10)		$(0.10)
Diluted	$(25.07)	$(0.57)				$(0.10)		$(0.10)

Number of common shares outstanding
Basic	84,326	4,468,714	19,515,831	(d	)	23,984,545	38,557	24,023,103
Diluted	84,326	4,468,714	19,515,831	(d	)	23,984,545	38,557	24,023,103

See notes to the unaudited pro forma condensed combined financial information

180 LIFE SCIENCES CORP.
BUSINESS COMBINATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019

	180	KBL	Pro Forma Adjustments			Pro Forma Combined (No Redemption)	Maximum Redemption Adjustments	Pro Forma Combined (Maximum Redemption)
	Note A	Note B	Note C				Note D
Operating Expenses:
Research and development	$2,794,716	$—	$—			$2,794,716	$—	$2,794,716
Rental income – related parties	(170,872)	—	—			(170,872)	—	(170,872)
General and administrative	7,976,030	1,208,943	(672,304)	(a	)	8,512,669	—	8,512,669
Modification of stock award – related parties	12,959,360	—	—			12,959,360	—	12,959,360
General and administrative – related parties	473,425	—	—			473,425	—	473,425
Total Operating Expenses	24,032,659	1,208,943	(672,304)			24,569,298	—	24,569,298
Loss From Operations	(24,032,659)	(1,208,943)	672,304			(24,569,298)	—	(24,569,298)

Other Income (Expense):
Gain on sale of property and equipment	1,714	—	—			1,714	—	1,714
Other income, net	407,651	—	—			407,651	—	407,651
Other income – related parties	552,329	—	—			552,329	—	552,329
Interest income	4,039	1,374,898	(1,374,898)	(b	)	4,039	—	4,039
Interest income – related parties	2,170	—	—			2,170	—	2,170
Interest expense	(160,185)	—	123,112	(b	)	(37,073)	—	(37,073)
Interest expense – related parties	(30,563)	—	9,604	(b	)	(20,959)	—	(20,959)
Loss on extinguishment on convertible notes payable	(703,188)	—	—			(703,188)	—	(703,188)
Change in fair value of accrued issuable equity	(327,879)	—	—			(327,879)	—	(327,879)
Change in fair value of accrued issuable equity – related parties	(3,893,086)	—	—			(3,893,086)	—	(3,893,086)
Total Other Income (Expense)	(4,146,998)	1,374,898	(1,242,182)			(4,014,282)	—	(4,014,282)
Income (Loss) Before Provision for Income Taxes	(28,179,657)	165,955	(569,878)			(28,583,580)	—	(28,583,580)
Income tax benefit (provision)	20,076	(257,255)	257,255	(c	)	20,076	—	20,076
Net Income (Loss)	$(28,159,581)	$(91,300)	$(312,623)			$(28,563,504)	$—	$(28,563,504)

Loss per share:
Basic	$(281.60)	$(0.02)				$(1.22)		$(1.21)
Diluted	$(281.60)	$(0.02)				$(1.22)		$(1.21)

Number of common shares outstanding
Basic	100,000	4,223,791	19,175,515	(d	)	23,499,306	38,557	23,537,864
Diluted	100,000	4,223,791	19,175,515	(d	)	23,499,306	38,557	23,537,864

See notes to the unaudited pro forma condensed combined financial information

Basis of Presentation

The unaudited pro forma condensed combined financial information set forth herein is based upon the unaudited pro forma condensed combined financial statements of 180 and the financial statements of KBL. The unaudited pro forma condensed combined financial information is presented as if the business combination had been completed on January 1, 2019 with respect to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 and on June 30, 2020 in respect of the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the business combination occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the business combination.

We have accounted for the business combination in these unaudited pro forma condensed combined financial statements as a reverse recapitalization, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, this is a capital transaction of 180 (the legal acquiree) and is the equivalent to the issuance of shares by 180 for the net monetary assets of KBL, accompanied by a recapitalization.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the business combination. Pro forma adjustments reflected in the pro forma condensed combined statements of income are based on items that are factually supportable, directly attributable to the business combination and are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from the business combination, including potential synergies that may be generated in future periods.

Pro Forma Adjustments

The following pro forma adjustments give effect to the business combination.

Unaudited Pro Forma Condensed Combined Balance Sheet — As of June 30, 2020

Note A	Derived from the unaudited pro forma condensed combined balance sheet of 180 as of June 30, 2020 included elsewhere in this proxy statement/prospectus.
Note B	Derived from the unaudited condensed balance sheet of KBL as of June 30, 2020 included elsewhere in this proxy statement/prospectus.

Pro Forma Adjustments:

Note C	(a)

To record the sale of 778,359 shares (increase in par value of $78) of KBL Common Stock at an assumed price of $10.00 per share for aggregate proceeds of $7,783,588 pursuant to a Guarantee and Commitment Agreement whereby Tyche will purchase sufficient shares of KBL Common Stock to ensure the combined entity has $5,000,001 in net tangible assets (see table further below).

(b)

To give effect to the reverse recapitalization whereby KBL will issue 17,500,000 shares (adds par value of $1,750) of KBL Common Stock to the shareholders of 180 and the elimination of 85,050 shares (decrease in par value of $8) of 180 common stock.

(c)

To give effect to (a) the reclassification from temporary equity to permanent equity of the remaining 290,595 shares (increase in par value of $29), assuming no redemption of those shares; (b) the issuance of 1,200,250 shares (increase in par value of $120) pursuant to certain KBL shareholder rights; (c) to give effect to the redemption of 106,186 shares at approximately $10.93 per share (decrease in par value of $11) for an aggregate cash pay out of $1,160,695 on July 9, 2020, and (d) to reclassify the $11,276,350 in the Trust Account to unrestricted cash.

(d)

To give effect to an additional $197,500 of 180 merger expenses to be incurred subsequent to June 30, 2020 with an offset to accounts payable. Also, to eliminate KBL’s $1,458,898 accumulated deficit. Additionally, to give effect for the issuance of an additional 500,000 shares of KBL Common Stock (increase in par value of $50) to Tyche pursuant to a certain agreement upon close of the business combination.

(e)

To give effect to the conversion of $1,702,664 of convertible notes and $502 of accrued interest into 419,625 shares of KBL common stock (adds par value of $42). To give effect to the conversion of $253,609 of convertible notes — related parties and $3,064 of accrued interest — related parties into 63,269 shares of KBL common stock (adds par value of $6). Furthermore, to repay $337,301 of related party convertible promissory notes upon closing of the business combination.

(f)

On June 26, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) dated June 12, 2020, whereby upon the second closing pursuant to the SPA, upon the registration statement becoming effective, as well as certain other conditions being satisfied, the Company shall have the right to have a certain investor purchase all of the authorized Series A Convertible Preferred Stock (1,000,000 shares) of the Company for an aggregate purchase price of $3,000,000.

The Preferred Stock shall be convertible into common stock at a conversion price of $5.28 per share at the election of the holder at any time following issuance, subject to adjustment.

At any time following the three month anniversary of the Business Combination, the holder of the Preferred Stock has the right to force the Company to redeem all or any portion of the Preferred Stock then owned by the holder in cash. The Series A Convertible Preferred Stock redemption features require bifurcation, however the value is indeterminable as of the date of this filing as certain of the key terms will become known at issuance. As a result, the Company did not recognize a separated component at its fair value related to the redemption features in these pro forma financial statements.

Note D		To reverse $1,379,815 of bad debt allowance on 180’s books and then to eliminate the intercompany loans between 180 and KBL.
Note E		The below table illustrates the allocation of ownership interests in the combined entity.
June 30, 2020	Number of Shares
KBL outstanding shares	5,077,321
Outstanding shares true-up	4,245
KBL shares outstanding subject to potential redemption	396,781
Shares issuable to 180 shareholders(1)	17,500,000
Conversion of rights into shares of KBL	1,200,250
Automatic conversion of debt	482,894
Shares redeemed on July 9, 2020	(106,186)
Tyche backstop shares	778,359
Additional Tyche shares	500,000
25,833,664

____________

(1)      Certain Canadian shareholders have the ability to elect to receive Exchangeable Shares held in the form of preferred stock in 180. For pro forma purposes the Company has assumed all Exchangeable Shares have been converted into KBL Common Stock.

Note F

To give effect to the redemption of 940,416 shares at $10.41 (subtracts $94 of par value) of common stock with an aggregate cash payment of $9,789,730 and an additional issuance of 978,973 IPO shares (adds par value of $98) of common stock at $10.00 share for aggregate gross proceeds of $9,789,730 pursuant to a Guarantee and Commitment Agreement whereby Tyche will purchase enough shares of KBL Common Stock to ensure the combined entity has $5,000,001 in net tangible assets (see table below).

	June 30, 2020
	No Redemption	Maximum Redemption
Total Assets	$72,283,698	$72,283,698
Total Liabilities(1)	17,508,274	17,508,274
Net Assets	54,775,424	54,775,424
Less: Goodwill	(35,339,135)	(35,339,135)
Less: In-process research and development	(12,462,429)	(12,462,429)
Less: Other intangible assets	(1,973,859)	(1,973,859)
Tangible net assets	$5,000,001	$5,000,001

____________

(1)      Includes preferred stock subject to redemption.

Unaudited Pro Forma Condensed Combined Statement of Operations For The Six Months Ended June 30, 2020

Note A	Derived from the unaudited pro forma condensed combined statement of operations of 180 for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.
Note B	Derived from the unaudited condensed statement of operations of KBL for the six months ended June 30, 2020 included elsewhere in this proxy statement/prospectus.

Pro Forma Adjustments:

Note C	a)

To give effect to a new employment agreement whereby a new executive will receive aggregate cash compensation of $125,000 (which represents the six month effect of base year cash compensation of $250,000). Furthermore, to eliminate $893,145 of non-recurring merger related expenses.

b)

To eliminate interest income derived from KBL’s investment account as the cash within the investment account would have likely been reclassified to a non-interest bearing account upon the Closing. To eliminate aggregate interest expense of $245,098 related to notes payable that will be converted upon close of the business combination. To eliminate aggregate interest expense — related party of $18,365 related to notes payable that will be converted upon close of the business combination.

	c)	To eliminate the KBL income tax provision as the combined entity is expected to incur a loss during the period.
d)

The below table illustrates the adjustment to the weighted average shares outstanding used in the earnings per share calculations for the 17,500,000 shares of KBL Common Stock issued as consideration to the 180 stockholders, less the 1,050,000 holdback shares (6% of the 17,500,000 shares issuable to the 180 stockholders, which will be held in escrow for 12 months in order to satisfy any potential indemnification claims of KBL, plus 482,894 shares issuable upon the automatic conversion of certain convertible debt, plus the 290,595 remaining redeemable shares of KBL Common Stock reclassified from temporary equity to permanent equity, the 1,200,250 shares of KBL Common Stock issued as a result of conversion of rights, the issuance of 778,359 Tyche backstop shares, the issuance of an additional 500,000 shares pursuant to a certain agreement, less the 84,326 shares outstanding of 180 common stock. The diluted loss per share data is calculated based on net loss divided by the weighted average shares outstanding.

June 30, 2020	Weighted Average Number of Shares
Share consideration for transaction	17,500,000
Outstanding shares true-up	4,245
Holdback shares	(1,050,000)
Automatic conversion of debt	482,894
Shares redeemed on July 9, 2020	(106,186)
Reclassification from temporary equity to permanent equity	290,595
Conversion of rights into shares of KBL	1,200,250
Tyche backstop shares	778,359
Additional Tyche shares	500,000
Elimination of 180’s weighted average equity	(84,326)
Total adjustment	19,515,831
	e)	To remove the effect of the loss on issuance of the convertible promissory note as well as the gain on extinguishment.
Note D

To reduce weighted average shares outstanding by 940,416 shares of KBL Common Stock assuming all remaining IPO shares are redeemed. Additionally, to increase weighted average shares outstanding by 978,973 shares of KBL Common Stock issued pursuant to the Guarantee and Commitment Agreement.

Unaudited Pro Forma Condensed Combined Statement of Operations For The Year Ended December 31, 2019

Note A	Derived from the unaudited pro forma condensed combined statement of operations of 180 for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.
Note B	Derived from the audited statement of operations of KBL for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

Pro Forma Adjustments:

Note C	a)	To give effect to a new employment agreement whereby a new executive will receive aggregate cash compensation of $250,000. Furthermore, to eliminate $922,304 of non-recurring merger related expenses.
b)

To eliminate interest income derived from KBL’s investment account as the cash within the investment account would have likely been reclassified to a non-interest bearing account upon the Closing. To eliminate aggregate interest expense of $132,716 related to notes payable that will be converted upon close of the business combination.

	c)	To eliminate the KBL income tax provision as the combined entity is expected to incur a loss during the period.
d)

The below table illustrates the adjustment to the 17,500,000 weighted average shares outstanding used in the earnings per share calculations for the additional shares of KBL Common Stock issued as consideration to the 180 stockholders, less the 1,050,000 holdback shares (6% of the 17,500,000 shares issuable to the 180 stockholders, which will be held in escrow for 12 months in order to satisfy any potential indemnification claims of KBL), plus 482,894 shares issuable upon the automatic conversion of certain convertible debt, less the 173,851 shares of KBL Common Stock redeemed during 2020, the 1,200,250 shares of KBL Common Stock issued as a result of conversion of rights, the issuance of 778,389 Tyche backstop shares, the issuance of 500,000 additional Tyche shares, less the outstanding 180 common stock. The diluted loss per share data is calculated based on net loss divided by the weighted average shares outstanding

December 31, 2019	Weighted Average Number of Shares
Share consideration for transaction	17,500,000
Outstanding shares true-up	4,245
Holdback shares	(1,050,000)
Automatic conversion of debt	482,894
Reclassification from temporary equity to permanent equity	33,618
Shares redeemed during 2020	(173,851)
Tyche backstop shares	778,359
Additional Tyche shares	500,000
Conversion of rights into shares of KBL	1,200,250
Elimination of CannBioRx’s historical equity	(100,000)
Total adjustment	19,175,515
Note D

To reduce weighted average shares outstanding by 940,416 shares of KBL Common Stock assuming all remaining IPO shares are redeemed. Additionally, to increase weighted average shares outstanding by 978,973 shares of KBL Common Stock issued pursuant to the Guarantee and Commitment Agreement.

180 LIFE SCIENCES CORP.
REORGANIZATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019

	180	CBR Pharma	180 LP	CannBioRx	Pro Forma Adjustments			Intercompany Eliminations	Pro Forma Combined
	Note A	Note B	Note C	Note D	Note E			Note F
Operating Expenses:
Research and development	$1,887,402	$623,578	$283,736	$—	$—			$—	$2,794,716
Rental income – related parties	(25,946)	(186,688)	—	—	—			41,762	(170,872)
General and administrative	5,701,705	2,284,027	882,848	1,730,334	(1,267,662)	(a	), (c)	(1,355,222)	7,976,030
Modification of stock award – related parties	12,959,360	—	—	—	—			—	12,959,360
General and administrative – related parties	340,765	132,660	—	—	—			—	473,425
Total Operating Expenses	20,863,286	2,853,577	1,166,584	1,730,334	(1,267,662)			(1,313,460)	24,032,659
Loss From Operations	(20,863,286)	(2,853,577)	(1,166,584)	(1,730,334)	1,267,662			1,313,460	(24,032,659)

Other Income (Expense):
Gain on sale of property and equipment	1,714	—	—	—	—			—	1,714
Other income, net	—	—	407,651	—	—			—	407,651
Other income – related parties	552,329	—	—	—	—			—	552,329
Interest income	3,727	2,193	—	—	—			(1,881)	4,039
Interest income – related parties	—	2,170	—	—	—			—	2,170
Interest expense – related parties	(23,074)	—	(7,489)	—	—			—	(30,563)
Interest expense	(162,066)	—	—	—	—			1,881	(160,185)
Loss on extinguishment on convertible notes payable	(703,188)	—	—	—	—			—	(703,188)
Change in fair value of accrued issuable equity	(327,879)	—	—	—	—			—	(327,879)
Change in fair value of accrued issuable equity – related parties	(3,881,819)	(11,267)	—	—	—			—	(3,893,086)
Total Other Income (Expense)	(4,540,256)	(6,904)	400,162	—	—			—	(4,146,998)
(Loss) Income Before Provision for Income Taxes	(25,403,542)	(2,860,481)	(766,422)	(1,730,334)	1,267,662			1,313,460	(28,179,657)
Provision for income taxes	9,496	—	—	—	10,580	(c	)	—	20,076
Net Loss	$(25,394,046)	$(2,860,481)	$(766,422)	$(1,730,334)	$1,278,242			$1,313,460	$(28,159,581)

Earnings per share:
Basic	$(405.52)								$(281.60)
Diluted	$(405.52)								$(281.60)

Number of common shares outstanding
Basic	62,621				37,379	(b	)		100,000
Diluted	62,621				37,379	(b	)		100,000

See notes to the unaudited pro forma condensed combined financial information

Basis of Presentation

The unaudited pro forma condensed combined financial information set forth herein is based upon the financial statements of 180 (inclusive of Katexco, the accounting acquirer, plus the historical pre-Reorganization financial statements of CannBioRx, CBR Pharma and 180 LP (collectively the accounting acquirees). The unaudited pro forma condensed combined financial information is presented as if the Reorganization had been completed on January 1, 2019 with respect to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019. No 2020 pro forma condensed combined Reorganization financial statements are presented because the June 30, 2020 financial statements of 180, included elsewhere in this proxy statement/prospectus, represent the June 30, 2020 consolidated balance sheet of 180 and the 180 Subsidiaries following the July 16, 2019 Reorganization.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined results of operations had the Reorganization occurred as of the date indicated, nor is it meant to be indicative of any anticipated combined future results of operations that the combined company will experience after the completion of the Reorganization.

We have accounted for the Reorganization using the acquisition method of accounting, in accordance with ASC 805. In accordance with ASC 805, we used our best estimates and assumptions to assign fair values to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date was measured as the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired.

Pro forma adjustments reflected in the pro forma condensed combined statements of income are based on items that are factually supportable, are directly attributable to the Reorganization, and are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from the Reorganization, including potential synergies that may be generated in future periods.

Pro Forma Adjustments

The following pro forma adjustments give effect to the Reorganization.

Unaudited Pro Forma Condensed Combined Statement of Operations For The Year Ended December 31, 2019

Note A	Derived from the unaudited consolidated statement of operations of 180 for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.
Note B

Derived from the unaudited statement of operations of CBR Pharma for the six months ended June 30, 2019 included elsewhere in this proxy statement/prospectus, as adjusted for the results from July 1, 2019 to July 16, 2019.

	Six Months Ended June 30, 2019	Period From July 1, 2019 through July 16, 2019	Period From January 1, 2019 through July 16, 2019
	CBR Pharma	CBR Pharma	CBR Pharma
Operating expenses (income):
Research and development	$578,216	$45,362	$623,578
General and administrative	2,100,806	183,221	2,284,027
Rental income – related parties	(182,616)	(4,072)	(186,688)
General and administrative – related parties	121,734	10,926	132,660
Loss from operations	(2,618,140)	(235,437)	(2,853,577)
Interest income	2,186	6	2,193
Interest income – related parties	2,170	—	2,170
Change in fair value of accrued issuable equity – related party	(11,249)	(18)	(11,267)
Net loss	$(2,625,033)	$(235,449)	$(2,860,481)

Note C

Derived from the unaudited statement of operations of 180 LP for the six months ended June 30, 2019 included elsewhere in this proxy statement/prospectus, as adjusted for the results from July 1, 2019 to July 16, 2019.

	Six Months Ended June 30, 2019	Period From July 1, 2019 through July 16, 2019	Period From January 1, 2019 through July 16, 2019
	180 LP	180 LP	180 LP
Operating expenses:
Research and development	$246,260	$37,476	$283,736
General and administrative	824,265	58,583	882,848
Loss from operations	(1,070,525)	(96,059)	(1,166,584)
Other income – related party	340,968	66,683	407,651
Interest expense – related parties	(6,882)	(607)	(7,489)
Net loss	$(736,439)	$(29,983)	$(766,422)
Note D	Derived from the unaudited statement of operations of CannBioRx for the six months ended June 30, 2019
	Six Months Ended June 30, 2019	Period From July 1, 2019 through July 16, 2019	Period From January 1, 2019 through July 16, 2019
	CBR-LS	CBR-LS	CBR-LS
Operating expenses:
General and administrative	$1,050,000	$680,334	$1,730,334
Loss from operations	(1,050,000)	(680,334)	(1,730,334)
Net loss	$(1,050,000)	$(680,334)	$(1,730,334)

Pro Forma Adjustments:

Note E	a)	To eliminate $1,327,998 merger expenses.
b)

To adjust the weighted average shares for the full year effect of the shares issued in the Reorganization, as if the Reorganization occurred on January 1, 2019. The weighted average shares outstanding used in the pro forma combined loss per share calculations reflect 68,571 shares of 180 common stock issued as consideration to the former stockholders of the accounting acquirees and 31,429 shares of 180 common stock issued to the former Katexco stockholders. The diluted loss per share data is calculated based on net loss divided by the weighted average dilutive shares outstanding.

	c)	To give effect to incremental amortization expense of $60,336 related to the technology licenses and a corresponding income tax benefit.
Note F	To eliminate intercompany activity between 180, CBR Pharma, 180 LP and CannBioRx.

SPECIAL MEETING OF KBL STOCKHOLDERS

General

KBL is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by our Board for use at the special meeting of stockholders to be held on Monday, October 26, 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about October 12, 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 10:00 a.m., local time, on Monday, October 26, 2020, at the offices of KBL located at 30 Park Place, Suite 45E, New York, NY 10007, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of KBL Common Stock at the close of business on September 30, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of KBL Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,372,161 shares of KBL Common Stock outstanding in the aggregate, of which 2,119,661 are public shares and 3,252,500 are founder shares held by the Sponsor and our independent directors.

Vote of the Sponsor, Directors and Officers of KBL

In connection with our IPO, we entered into agreements with each of our Sponsor, directors and officers pursuant to which each agreed to vote any shares of KBL Common Stock owned by them in favor of the Business Combination Proposal.

The Sponsor, directors and officers have waived any redemption rights, including with respect to shares of KBL Common Stock purchased in the IPO or in the aftermarket, in connection with the business combination. The founder shares held by the Sponsor have no redemption rights upon KBL’s liquidation and will be worthless if no business combination is effected by us by November 9, 2020. However, the Sponsor is entitled to redemption rights upon KBL’s liquidation with respect to any shares of KBL Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of KBL stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the KBL Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of KBL Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting. Approval of each of the Charter Proposals require the affirmative vote of the holders of a majority of the outstanding shares of KBL Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, Nasdaq Proposal, the OIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the special meeting. The OIP Proposal is conditioned upon the Closing. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to KBL Stockholders

After careful consideration, the Board recommends that KBL stockholders vote “FOR” each Proposal being submitted to a vote of the KBL stockholders at the special meeting.

For a more complete description of KBL’s reasons for the approval of the business combination and the recommendation of the Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — KBL’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of KBL Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of KBL Common Stock that you own. There are several ways to vote your shares of KBL Common Stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of KBL Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the OIP Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of KBL Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of KBL Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify KBL’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal, the OIP Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of KBL Common Stock, you may call Advantage Proxy, our proxy solicitor, at (877) 870-8565 (banks and brokerage firms, please call collect: (206) 870-8565.

Redemption Rights

Under our Charter, holders of our KBL Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest but net of franchise and income taxes payable, calculated as of two business days prior to the Closing. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the Closing, including interest but net of franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million, as increased by anticipated loans to be made to us by our Sponsor prior to November 9, 2020 due to the extension of the period of time to consummate a business combination to November 9, 2020, the estimated per share redemption price will be approximately $11.03.

In order to exercise your redemption rights, you must:

•        if you hold your shares of KBL Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of KBL Common Stock;

•        prior to 5:00 p.m., Eastern Time, on October 22, 2020 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•        deliver your shares of KBL Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is KBL’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, KBL does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of KBL Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of KBL must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our KBL Common Stock as they may receive higher proceeds from the sale of their KBL Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. KBL cannot assure you that you will be able to sell your shares of KBL Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the KBL Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of KBL Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, any future growth of KBL following the business combination. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by November 9, 2020, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our KBL Common Stock in connection with the business combination.

Proxy Solicitation Costs

KBL is soliciting proxies on behalf of our Board. This solicitation is being made by mail but also may be made by telephone or in person. KBL and its directors, officers and employees may also solicit proxies in person. KBL will file with the SEC all scripts and other electronic communications as proxy soliciting materials. KBL will bear the cost of the solicitation.

KBL has hired Advantage Proxy to assist in the proxy solicitation process. KBL will pay that firm a fee of $7,500, plus reimbursements for expenses. KBL will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. KBL will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our KBL Common Stock that are voted at the special meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination.

The Business Combination Agreement contains warranties and covenants that the parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those warranties and covenants were made and will be made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about KBL, 180 or any other matter.

General Description of the Business Combination Agreement

General

On July 25, 2019, KBL entered into a Business Combination Agreement with KBL Merger Sub, the 180 Parties and the Stockholder Representative, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, KBL Merger Sub will merge with and into 180, with 180 continuing as a wholly-owned subsidiary of KBL at the Closing. On January 29, 2020, the Business Combination Agreement was amended to extend the termination date to April 9, 2020, and on August 7, 2020, the Business Combination Agreement was amended to extend the termination date to November 9, 2020.

Merger Consideration and Exchange Ratio

At the Effective Time, (a) each share of common stock of 180 outstanding immediately prior to the Effective Time (excluding any shares of common stock of 180 held as treasury stock and any dissenting shares) will be converted solely into the right to receive a specified number of shares of KBL Common Stock, (b) each share of preferred stock of 180 outstanding immediately prior to the Effective Time will be converted solely into the right to receive a number of shares of KBL preferred stock on a one-for-one basis, and (c) the Exchangeable Shares outstanding immediately prior to the Effective Time will be adjusted in accordance with the provisions governing the Exchangeable Shares such that they will be multiplied by the Exchange Ratio and become exchangeable into KBL Common Stock.

In connection with the business combination, KBL will enter into a trust agreement supplemental to each Voting and Exchange Agreement and KBL will enter into an agreement supplemental to each Support Agreement, each as described herein.

The Exchange Ratio is equal to the quotient obtained by dividing the number of 180 Merger Shares (defined below) by the 180 Outstanding Shares (defined below), where:

•        180 Outstanding Shares is the total number of shares of 180 common stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to 180 common stock basis and assuming, without limitation or duplication, (i) the conversion or exchange of all convertible or exchangeable, as the case may be, securities to 180 common stock (including, for the avoidance of doubt, the exchange of the Exchangeable Shares for 180 common stock prior to the Effective Time), (ii) the issuance of shares of 180 common stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, and (iii) the issuance of shares of 180 common stock to Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.

•        180 Merger Shares means the quotient determined by dividing (i) the 180 Valuation by (ii) $10.00.

•        180 Valuation means $175.0 million minus any liabilities outstanding at the Closing in excess of $5.0 million in the aggregate.

The Business Combination Agreement does not provide for an adjustment to the total number of shares of KBL Common Stock that 180 stockholders will be entitled to receive for changes in the market price of KBL Common Stock. Accordingly, the market value of the shares of KBL Common Stock issued pursuant to the business combination will depend on the market value of the shares of KBL Common Stock at the time of the Closing, and could vary significantly from the market value on the date of this proxy statement/prospectus.

Treatment of Exchangeable Shares

The Exchangeable Shares shall be adjusted in accordance with the share provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that each Exchangeable Share will be multiplied by the Exchange Ratio and become exchangeable into KBL Common Stock. As the Exchangeable Shares are uncertificated, holders of Exchangeable Shares will receive a certificate or statement evidencing the Exchangeable Shares, as adjusted, along with a notice of adjustment.

Fractional Shares

No fractional shares of KBL Common Stock will be issuable pursuant to the business combination to 180 stockholders. Instead, each 180 stockholder who would otherwise be entitled to receive a fraction of a share of KBL Common Stock will instead be issued a number of shares of KBL Common Stock rounded down in the aggregate to the nearest whole share of KBL Common Stock.

Effect on KBL Rights

At the Effective Time, each issued and outstanding right to receive shares of KBL Common Stock (the “KBL Rights”) will be automatically converted into the number of shares of KBL Common Stock that would have been received by the holder thereof if the KBL Rights had been converted upon the consummation of a business combination into shares of KBL Common Stock in accordance with the Charter, the prospectus for our IPO and the Rights Agreement governing the KBL Rights. At the Effective Time, the KBL Rights will cease to be outstanding and will automatically be canceled and retired and will cease to exist. The holders of certificates previously evidencing KBL Rights outstanding immediately prior to the Effective Time will cease to have any rights with respect to such KBL Rights, except as provided in the Business Combination Agreement or by law. Each certificate formerly representing KBL Rights will thereafter represent only the right to receive shares of KBL Common Stock.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties made by KBL, KBL Merger Sub, 180 and the 180 Subsidiaries relating to their respective businesses, as well as other facts pertinent to the business combination. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects. Subject to certain exceptions, the representations and warranties made under the Business Combination Agreement by KBL, KBL Merger Sub, 180 and the 180 Subsidiaries survive for one year following the Closing.

The representations and warranties of each of KBL, KBL Merger Sub, 180 and the 180 Subsidiaries have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Business Combination Agreement, are subject to the materiality standard described in the Business Combination Agreement, which may differ from what may be viewed as material by you and, except in cases of fraud or willful breach, cannot be the basis for any claims under the Business Combination Agreement by the other parties after termination of the Business Combination Agreement, and were made only as of the date of the Business Combination Agreement or another date as is specified in the Business Combination Agreement.

180 and the 180 Subsidiaries made a number of representations and warranties to KBL and KBL Merger Sub in the Business Combination Agreement, including representations and warranties relating to the following matters:

•        corporate organization, power, authority and qualifications to do business and corporate standing of 180 and each of 180’s subsidiaries;

•        valid consummation of the Reorganization;

•        capitalization and ownership of subsidiaries;

•        corporate power and authority to enter into the Business Combination Agreement and to complete the business combination;

•        absence of any conflicts with organizational documents or documents governing the Reorganization, required consents or waivers, violations or breaches of any obligations or applicable laws as a result of, and the completion of corporate actions necessary for, entering into the Business Combination Agreement and of completing the transactions proposed under the Business Combination Agreement;

•        except for certain items set forth in the Business Combination Agreement absence of any consents, approvals, licenses, permits, orders or authorization of, or registration, declaration, notice or filing with any governmental entity with respect to the execution and delivery of the Business Combination Agreement and the consummation of the transactions proposed under the Business Combination Agreement;

•        financial statements and sufficiency of disclosure controls and procedures and internal controls;

•        absence of certain changes or events since December 31, 2018;

•        title to assets;

•        properties;

•        intellectual property;

•        material contracts and the absence of breaches of material contracts;

•        absence of undisclosed liabilities;

•        compliance with applicable laws and regulatory compliance;

•        taxes and tax returns;

•        employee benefit programs;

•        labor and employment matters;

•        environmental matters;

•        insurance;

•        books and records;

•        government programs;

•        transactions with affiliates;

•        legal proceedings and orders;

•        absence of illegal payments;

•        inapplicability of anti-takeover laws;

•        vote required by the 180 stockholders;

•        financial advisor fees;

•        compliance with applicable sanctions and embargo laws; and

•        information relating to 180 and the 180 Subsidiaries included in this proxy statement.

KBL and KBL Merger Sub made a number of representations and warranties to 180 in the Business Combination Agreement, including representations and warranties relating to the following subject matters:

•        corporate organization, power, authority and qualifications to do business and corporate standing of KBL and KBL Merger Sub;

•        capitalization;

•        corporate power and authority to enter into the Business Combination Agreement and to complete the transactions proposed under the Business Combination Agreement;

•        absence of any conflicts with organizational documents, required consents or waivers, violations or breaches of any obligations, or applicable laws as a result of, and the completion of corporate actions necessary for, entering into the Business Combination Agreement and of completing the transactions proposed under the Business Combination Agreement;

•        the trust account;

•        SEC filings and the financial statements contained in those filings, sufficiency of internal controls and disclosure controls and procedures, and compliance with the Sarbanes-Oxley Act;

•        absence of certain changes or events since December 31, 2018;

•        title to assets;

•        KBL’s listing on Nasdaq;

•        KBL’s status with respect to the Investment Company Act of 1940, as amended, and the JOBS Act;

•        material contracts and the absence of breaches of material contracts;

•        information relating to KBL and KBL Merger Sub included in this proxy statement;

•        taxes and tax returns;

•        inapplicability of anti-takeover laws;

•        KBL’s business activities;

•        absence of liabilities; and

•        legal proceedings and orders.

Material Adverse Effect

As noted above, significant portions of the representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Business Combination Agreement, a material adverse effect with respect to 180 means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or could reasonably be expected to have a material adverse effect upon (x) the financial condition, business or results of operations of 180 and the 180 Subsidiaries, taken as a whole or (y) the ability of 180 and the 180 Subsidiaries to perform their respective obligations under the Business Combination Agreement and the ancillary documents to the Business Combination Agreement and to consummate the transactions contemplated by the Business Combination Agreement, except that, generally, none of the following shall be taken into account in determining whether there has been a material adverse effect with respect to 180 or its subsidiaries:

•        conditions affecting the United States or global economy generally;

•        any national or international political or social conditions in the United States or any other country or jurisdiction in which 180 and the 180 Subsidiaries operates, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack;

•        financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

•        changes or prospective changes in GAAP or any laws (or the interpretation or enforcement thereof);

•        any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which 180 or any of the 180 Subsidiaries operates;

•        the public announcement or pendency of the transactions contemplated by the Business Combination Agreement or the taking of any action required by the Business Combination Agreement and/or any ancillary document to the Business Combination Agreement (including the completion of the transactions contemplated by the Business Combination Agreement);

•        any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God or other comparable events;

•        any action taken at the express written request or with the express written consent of KBL and not otherwise required to be taken by the Business Combination Agreement and/or any ancillary document; or

•        the identity of KBL, the Sponsor or any of their respective affiliates.

Closing of the Business Combination

The Closing is expected to take place no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 of the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, or such other place, date and/or time as the parties thereto may agree.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligation

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement, including the merger, are subject to, among other things, the satisfaction, or written waiver by such parties, at or prior to the Closing of the following conditions:

•        to the extent necessary, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the business combination shall have expired or been terminated;

•        there must not be in effect any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) by a governmental entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the business combination;

•        the registration statement, of which this proxy statement/prospectus forms a part, must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•        the receipt of any required regulatory approvals and necessary third party approvals;

•        the approval of the KBL stockholders for the proposals described in this proxy statement/prospectus and the Business Combination Agreement; and

•        after giving effect to any redemptions by the KBL stockholders, KBL has at least $5,000,001 of net tangible assets remaining.

Conditions to the Obligations of KBL

The obligations of KBL to consummate the transactions contemplated by the Business Combination Agreement are subject to, among other things, the satisfaction, or written waiver by KBL, at or prior to the Closing, the following conditions:

•        subject to certain exceptions, the representations and warranties of 180 and the 180 Subsidiaries, disregarding all “materiality,” “Material Adverse Effect” and similar qualifications, must be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing, except as would not have a material adverse effect;

•        180 must have performed and complied in all material respects with the covenants required to be performed or complied with by 180 under the Business Combination Agreement on or prior to the Closing;

•        since the date of the Business Combination Agreement, no material adverse effect shall have occurred;

•        prior to or at the Closing, 180 must have delivered executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to KBL by 180 and the 180 Subsidiaries as provided by the Business Combination Agreement, including, among other things, Lock-up Agreements duly executed by 180 stockholders representing no less than 75% of the shares of 180 common stock;

•        the Assigned Note shall have been amended, in form and substance reasonably acceptable to KBL, such that the Assigned Note shall be payable entirely in shares of KBL Common Stock to the stockholders of 180 at a price per share equal to $10.00;

•        either the period for the exercise of appraisal rights shall have expired or the holders of shares of 180 capital stock representing 97% of the votes entitled to be cast by holders of shares of 180 capital stock shall have effectively waived their statutory appraisal rights;

•        the Guarantee and Commitment Agreement shall be in full force and effect and Tyche shall have complied in all respects with its duties and obligations thereunder;

•        KBL shall have made all necessary arrangements to cause the disbursement of all of the funds contained in the Trust Account available to KBL to be released to KBL at the Closing; and

•        the Reorganization shall have been consummated.

Conditions to the Obligations of 180

The obligations of 180 to consummate the transactions contemplated by the Business Combination Agreement are also subject to, among other things, the satisfaction, or written waiver by 180, at or prior to the Closing, of the following conditions:

•        subject to certain exceptions, the representations and warranties of 180 and the 180 Subsidiaries, disregarding all “materiality,” “Material Adverse Effect” and similar qualifications, must be true and correct in all respects as of the Closing as though made on and as of the Closing, except as would not have a material adverse effect;

•        KBL must have performed and complied in all material respects with all obligations required to be performed or complied with by KBL under the Business Combination Agreement and certain ancillary documents at or prior to the Closing; and

•        prior to or at the Closing, KBL must have delivered executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to 180 by KBL pursuant to the terms of the Business Combination Agreement.

Covenants

Covenants of 180 and its Subsidiaries

Under the Business Combination Agreement, 180 made certain covenants, including, among others, the following:

•        subject to certain exceptions, prior to the Closing, 180 and its subsidiaries will conduct the business of 180 in the ordinary course consistent with past practice in all material respects.

•        Prior to the Closing, 180 will, and will cause its subsidiaries to, not do any of the following without KBL’s consent (subject to certain exceptions in the Business Combination Agreement):

•        declare, set aside, make or pay any dividend or distribution;

•        acquire or purchase any business, corporation, partnership, association or other business organization or division thereof;

•        amend the governing documents of 180 or any of its subsidiaries or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•        dispose of any assets other than the sale or disposition of inventory or obsolete equipment in the ordinary course of business;

•        dispose of any equity interests of 180 or any of its subsidiaries or issue any options or other rights obligating 180 or any of its subsidiaries to issue any equity interests;

•        form any subsidiary or acquire any equity interest or other interest in any other person;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness in excess of a certain threshold;

•        amend, modify or terminate any material contract (excluding any expiration of a material contract or leased real property agreement pursuant to its turns);

•        make any loans, advances or capital contributions except to KBL or the Sponsor;

•        adopt or amend any material benefit plan;

•        increase the compensation or benefits payable to any employee of 180 or any of its subsidiaries;

•        enter into, edit, or terminate any collective bargaining agreement;

•        engage is any plant closing or mass layoff;

•        make or change any tax election outside the ordinary course of business;

•        initiate any legal proceedings or enter into any releases, settlements or compromises of any legal proceedings;

•        adopt a plan of complete or partial liquidation, dissolution or restructuring;

•        commit or authorize any capital commitment or capital expenditure outside the ordinary course in excess of a certain threshold;

•        enter into, conduct or engage in any new line of business;

•        enter into or amend any related party transactions; or

•        transfer any cash or cash equivalents to a new bank account in any jurisdiction in which 180 or any of its subsidiaries does not maintain a bank account as of the date of the Business Combination Agreement.

•        Each of 180 and the 180 Subsidiaries agreed to use reasonable best efforts to cause Cassels Brock & Blackwell LLP to deliver an opinion to KBL, in the form reasonably satisfactory to KBL and its counsel, to the effect that (a) the Reorganization was duly and validly consummated in accordance with all applicable laws of the Province of British Columbia, (b) the Business Combination Agreement and the transactions contemplated thereby do not conflict with any of the applicable documents governing the Reorganization, and (c) all of the Exchangeable Shares have been duly authorized and are validly issued, fully paid and nonassessable.

•        For the benefit of 180’s, KBL’s and KBL Merger Sub’s directors and officers, 180 agreed to obtain and fully pay the premium for a directors and officers “tail” insurance policy that provides coverage for up to a six-year period after the Closing for events occurring prior to the Closing.

Covenants of KBL

Under the Business Combination Agreement, KBL made certain covenants, including, among others, the following:

•        subject to certain exceptions, prior to the Closing, KBL and its subsidiaries will conduct the business of KBL in the ordinary course consistent with past practice in all material respects.

•        Prior to the Closing, KBL will, and will cause its subsidiaries to, not do any of the following without 180’s consent (subject to certain exceptions in the Business Combination Agreement):

•        amend, supplement, change, restate or modify the Investment Management Trust Agreement, dated as of June 1, 2017, by and between KBL and Continental Stock Transfer & Trust Company (the “Trust Agreement”), any material contract of KBL, the governing documents of KBL or any of its subsidiaries or enter into any agreement or contract related to the Trust Agreement;

•        declare, set aside, make or pay any dividend or distribution;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the share capital, capital stock or other equity interests of KBL or any of its subsidiaries;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, warrants or other equity interests of KBL or any its subsidiaries;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness in excess of a certain threshold;

•        make any loans, advances or capital contributions;

•        (a) issue any equity securities of KBL or securities exercisable for or convertible into equity securities of KBL; (b) grant any additional options, warrants or stock appreciation rights with respect to equity securities of KBL; or (c)(A) enter into any contracts of any kind that may obligate KBL to issue, purchase, redeem, sell, vote or otherwise acquire any equity securities of KBL, (B) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to equity securities of KBL or other securities convertible into or exchangeable or exercisable for equity securities of KBL, or (C) the value of which is determined by reference to equity securities of KBL;

•        form a joint venture, partnership, or strategic alliance;

•        form any subsidiary;

•        waive, release, assign, settle, compromise or otherwise resolve any material legal proceedings, except where such waivers, releases, assignments, settlements or compromises are covered by insurance and would not impose equitable relief upon KBL or any of its subsidiaries;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        adopt or amend any material benefit plan;

•        increase the compensation of any person who is a director or officer of KBL;

•        acquire or purchase any business, corporation, partnership, association or other business organization or division thereof, other than the acquisition of assets or inventory in the ordinary course of business;

•        transfer, issue, sell, grant or otherwise dispose of any equity interests any options or other rights obligating KBL or any of its subsidiaries to issue any equity interests;

•        amend, modify or terminate any material contract or enter into any contract or agreement that if entered into prior to the date of the Business Combination Agreement would be a material contract of KBL; or

•        make or change any tax election outside the ordinary course of business.

Mutual Covenants

Under the Business Combination Agreement, the parties to the Business Combination Agreement made certain mutual covenants with customary exceptions, including, among others, the following:

•        using commercially reasonable efforts to consummate the business combination and the other transactions contemplated by the Business Combination Agreement;

•        making relevant public announcements;

•        keeping certain information confidential; and

•        retaining books and records and providing access thereto.

No Solicitation

The Business Combination Agreement contains provisions prohibiting KBL and 180 from seeking a competing transaction, subject to specified exceptions described below. Under these “no solicitation” provisions, each of KBL and 180 has agreed that neither KBL and its subsidiaries nor 180 and its subsidiaries, nor any of their respective representatives shall directly or indirectly:

•        initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any competing proposal;

•        engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a competing proposal;

•        enter into any letter of intent, agreement in principle or other similar type of agreement relating to a competing proposal, or enter into any agreement or agreement in principle requiring either KBL or 180, as the case may be, to abandon, terminate or fail to complete the business combination; or

•        resolve, propose or agree to do any of the foregoing.

However, prior to the approval of the proposals relating to the business combination set forth in this proxy statement/prospectus at the meeting of the KBL stockholders (unless the Business Combination Agreement is earlier terminated), KBL may, after providing written notice to 180, engage in the activities prohibited above if the Board determines in good faith upon the advice of counsel that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

A competing proposal is any of the following proposals, indications of interest, or offers, other than transactions contemplated by the Business Combination Agreement:

•        a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving a party to the Business Combination Agreement or any of its subsidiaries;

•        a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of 20% or more of the assets of a party to the Business Combination Agreement and its subsidiaries, taken as a whole, in one or a series of related transactions; or

•        a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power of KBL or 180, as the case may be; provided, however, that a competing proposal shall not include the business combination or other transactions contemplated by the Business Combination Agreement.

A superior competing proposal is any unsolicited bona fide competing proposal (with all references to 20% in the definition of competing proposal being treated as references to 100% for these purposes) made by a third-party that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of the competing proposal, that the competing proposal is more favorable from a financial point of view to its stockholders than as provided in the Business Combination Agreement, is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), is reasonably capable of being completed on the terms proposed without unreasonable delay and includes termination rights on terms no less favorable than the terms set forth in the Business Combination Agreement, all from a third-party capable of performing such terms.

KBL, at any time prior to the approval of the proposals set forth in this proxy statement/prospectus, may effect a change of board recommendation if, as a result of the occurrence of the events set forth below, the Board makes a good faith determination upon the advice of counsel that the failure to change its recommendation would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

A “change of recommendation” by the Board and/or any committee of the Board occurs if the Board and/or any committee of the Board:

•        failed to make, withhold, withdraw, amend, change or publicly proposed to withhold, withdraw, amend or change in a manner adverse to 180 or the 180 Subsidiaries its approval and recommendation to stockholders relating to the business combination;

•        knowingly made a public statement inconsistent with its recommendation to stockholders;

•        failed to recommend against the acceptance of a tender offer within ten business days after commencement;

•        proposed publicly to approve, adopt or recommend any competing proposal;

•        made any public statement inconsistent with its recommendation; or

•        failed to reaffirm the board recommendation or fail to state publicly that the business combination and the Business Combination Agreement are in the best interests of the stockholders of KBL within ten business days after 180 requests in writing that such action be taken.

Disclosure Documents

As promptly as practicable following the date of the Business Combination Agreement, KBL agreed to prepare and file the registration statement of which this proxy statement/prospectus forms a part, with the SEC. Each of KBL and 180 agreed to use their commercially reasonable efforts to cause this registration statement of which this proxy statement/prospectus forms a part, to become effective as promptly as practicable and take all or any action required under any applicable federal, state, securities and other laws in connection with the issuance of shares of KBL Common Stock pursuant to the business combination, to promptly inform the other party of such party becoming aware of any event or information that pursuant to certain laws, rules and statutes should be disclosed in an amendment or supplement to the registration statement or proxy statement, as the case may be, and cooperate with the other party in filing such amendment or supplement with the SEC, and, if appropriate, in mailing such amendment or supplement to the KBL stockholders. Each of KBL, KBL Merger Sub and 180 agreed to furnish all information concerning itself and their subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of this registration statement. KBL agreed to use commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to its stockholders as promptly as practicable after the registration statement is declared effective by the SEC.

Meeting of KBL’s Stockholders; Consent from 180’s Stockholders

Unless the Board has effected a change of recommendation and the Business Combination Agreement is terminated by KBL in connection with the entry into a definitive agreement for a superior competing proposal, in each case in accordance with the terms of the Business Combination Agreement, KBL is obligated under the Business Combination Agreement to promptly call, give notice of, convene and hold a meeting of its stockholders for the purposes of voting on the Business Combination Agreement, the business combination and the issuance of shares of KBL Common Stock pursuant to the business combination and to amend its Charter to effect the transactions contemplated by the Business Combination Agreement, including, among other things, the adoption of the exchangeable share structure. The KBL stockholders’ meeting will be held (on a date selected by KBL in consultation with 180) as promptly as practicable, and in any event, not later than 60 days after the effective date of the registration statement of which this proxy statement/prospectus forms a part. If KBL has not obtained the requisite approval of its stockholders as of the close of business on the business day prior to the scheduled date of the special meeting, KBL will have the right to adjourn or postpone the stockholder meeting to a later date or dates, such later date or dates not to exceed 30 days in the aggregate from the original date that the stockholder meeting was scheduled.

180 is obligated under the Business Combination Agreement to obtain, within forty-eight hours of the effective date of the registration statement of which this proxy statement/prospectus forms a part, the written consent of the 180 stockholders for purposes of (i) adopting the Business Combination Agreement and approving the business combination and all other transactions contemplated thereby, (ii) acknowledging that such adoption and approval of the business combination given thereby as of immediately prior to the Effective Time is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, and (iii) acknowledging that by its approval of the business combination it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the business combination and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Nasdaq Stock Market Listing

As of the date of this proxy statement/prospectus, the KBL Common Stock is listed on Nasdaq under the symbol “KBLM.” Pursuant to the Business Combination Agreement, KBL agreed to use its commercially reasonable efforts to cause the shares of KBL Common Stock being issued in the business combination to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Closing. There can be no assurance that KBL will meet the applicable Nasdaq listing standards and will remain listed on Nasdaq following the Closing.

Indemnification

The stockholders of the 180 and the 180 Subsidiaries have agreed to certain indemnification obligations with respect to breaches of representations and warranties made in the Business Combination Agreement, breaches of covenants to be performed after the Closing, any transaction expenses or debt of 180 or any of its subsidiaries outstanding at the Closing to the extent not paid and with respect to certain additional matters related to the consideration to be paid in the business combination. Six percent of the shares of KBL Common Stock that would otherwise be paid as merger consideration to the 180 stockholders will be deposited into escrow at the Closing and any amounts remaining after payment of any indemnification claims will be released to the 180 stockholders one year after the Closing. This amount will be the sole recourse for the indemnification obligations of the stockholders of the 180 and the 180 Subsidiaries made in the Business Combination Agreement. For purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in the Business Combination Agreement shall be read without giving effect to the term “material” or similar phrases or clauses.

PIPE Investment

Pursuant to the Business Combination Agreement, prior to the Closing, KBL may enter into subscription agreements with investors relating to a private equity investment in KBL to purchase shares of KBL in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to KBL and 180. KBL and 180 agreed to cooperate with each other and to use their respective commercially reasonable efforts to cause the private placement to occur (including having 180’s senior management participate in any investor meetings and roadshows as requested by KBL).

On June 26, 2020, KBL entered into a Securities Purchase Agreement, whereby it issued to two institutional investors secured convertible 10% original issue discount promissory notes in the aggregate principal amount of $3,601,966 for an aggregate purchase price of $3,407,522, plus 650,000 restricted shares of KBL Common Stock, in accordance with the Business Combination Agreement. Pursuant to the June 2020 Securities Purchase Agreement, upon certain conditions being satisfied, KBL will also issue to one of the institutional investors shares of its Series A Convertible Preferred Stock for an aggregate purchase price of $3,000,000. The material terms of the June 2020 Securities Purchase Agreement, and the securities to be issued pursuant thereto, are more fully described in the section entitled “Business of KBL — June 2020 Private Placement” below.

On September 8, 2020, KBL entered into a Securities Purchase Agreement, whereby it issued to the investors signatory thereto secured convertible 10% original issue discount promissory notes in the aggregate principal amount of $1,111,111 for an aggregate purchase price of 1,000,000, plus 100,000 restricted shares of KBL Common Stock, in accordance with the Business Combination Agreement. The material terms of the September 2020 Securities Purchase Agreement, and the securities to be issued pursuant thereto, are more fully described in the section entitled “Business of KBL — September 2020 Private Placement” below.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others:

•        by mutual written consent of KBL and 180;

•        by either KBL or 180 if the business combination shall not have been consummated by November 9, 2020 (the “Termination Date”); provided, however, that this right to terminate the Business Combination Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the business combination to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Business Combination Agreement; provided, further, that the Termination Date shall be extended by 60 days upon request of either party in the event that the SEC has not declared effective the registration statement on Form S-4, of which this proxy statement/prospectus forms a part;

•        by either KBL or 180 if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the business combination;

•        by KBL if the written consent of the 180 stockholders necessary to adopt the Business Combination Agreement and approve the business combination and related matters has not been obtained within forty-eight hours of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, becoming effective;

•        by either KBL or 180 if the special meeting shall have been held and completed and KBL stockholders shall have taken a final vote and shall not have approved the Business Combination Agreement or any of the transactions contemplated thereby, including the business combination and the issuance of KBL Common Stock to 180 stockholders in the business combination;

•        by KBL or 180 if the other party has breached any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the Business Combination Agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured; or

•        by KBL in connection with KBL entering into a definitive agreement for a superior competing proposal.

Termination Fee Payable by KBL

If the Business Combination Agreement is terminated by KBL to enter into a superior offer, and within twelve months after the date of termination KBL consummates a transaction for an alternative business combination, KBL must (a) pay to 180 an amount in cash equal to the sum of the amounts then outstanding under the Assigned Note and certain covered expenses in the form of loans and (b) cause Continental Stock Transfer & Trust Company to transfer to Tyche a number of Escrowed Shares equal in value to three times the amount calculated pursuant to clause (a) above, with each Escrowed Share valued at the price paid to each public stockholder that redeems its shares in connection with such initial business combination

Amendment

The Business Combination Agreement may only be amended by a written agreement executed and delivered by KBL and the Stockholder Representative.

Expenses

The Business Combination Agreement provides all fees and expenses incurred in connection with the Business Combination Agreement and the transactions proposed under the Business Combination Agreement shall be paid by the party incurring such expenses, except as described above under “— Termination” and “— Termination Fee Payable by KBL” or with respect to fees and expenses incurred in relation to the printing and filing with the SEC of the registration statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC, which shall be paid by 180.

Directors and Officers of KBL Following the Business Combination

Following the Closing, the Board is expected to include a total of seven directors. It is anticipated that Dr. Lawrence Steinman, Prof. Sir Marc Feldmann and Dr. James N. Woody, who are currently directors of 180, will be appointed to the Board effective upon the Closing. In addition, it is anticipated that Prof. Richard W. Barker, MA, D.Phil, OBE, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Shendelman, Ph.D., each of whom meets the independent director standard under Nasdaq’s listing standards, will be appointed to the Board effective upon the Closing. All of the current directors of KBL will resign from the Board contingent upon and subject to the completion of the business combination.

Upon the Closing, we expect that Mr. Joseph Williamson will resign as our Chief Operating Officer, and that our management team will include Prof. Marc Feldmann and Dr. Lawrence Steinman, as Co-Executive chairman of our Board, Dr. James N. Woody as our Chief Executive Officer, and Dr. Jonathan Rothbard as our Chief Scientific Officer.

Retraction, Redemption and Call Rights Applicable to Exchangeable Shares

CannBioRex Purchaseco ULC and Katexco Purchaseco ULC have identical exchangeable share provisions. The description herein is applicable to both CBR Pharma and Katexco and qualified in its entirety by reference to the full text of the provisions of the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares, a copy of which was mailed to the holders of Exchangeable Shares as part of the Reorganization. The term “Purchaseco” is applicable to either CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as the context requires, and the use of the term “Callco” is applicable to either CannBioRex Callco ULC or Katexco Callco ULC, as the context requires. “Special Voting Share” is applicable to the Class C Special Voting Share or the Class K Special Voting Share, as the context requires.

Retraction of Exchangeable Shares

Subject to the exercise by Callco of the Retraction Call Right (defined below), a holder of Exchangeable Shares is entitled to retract (i.e. to require Purchaseco to redeem) any or all of the Exchangeable Shares owned by the holder and to receive an amount per share equal to the retraction price, which will be fully paid and satisfied by the delivery for each Exchangeable Share of one share of KBL Common Stock, subject to adjustment, and any dividends payable and unpaid on such Exchangeable Share. A holder of Exchangeable Shares may retract the holder’s Exchangeable Shares by presenting to Purchaseco or its transfer agent (i) certificates representing the number of Exchangeable Shares the holder desires to retract, (ii) such other documents as may be required to effect the retraction of such Exchangeable Shares and (iii) a duly executed retraction request:

(a)     specifying the number of Exchangeable Shares the holder desires to retract;

(b)    stating the retraction date on which the holder desires to have Purchaseco redeem the Exchangeable Shares; and

(c)     acknowledging the Retraction Call Right.

When a holder of Exchangeable Shares makes a retraction request, Callco has an overriding retraction call right (“Retraction Call Right”) to purchase all but not less than all of the Exchangeable Shares subject to the retraction request. In order to exercise the Retraction Call Right, Callco must notify Purchaseco of its determination to do so within the time period prescribed in the Exchangeable Share Provisions. If Callco notifies Purchaseco within such period, and provided that the retraction request is not revoked by the holder in the manner described below, Callco will acquire the retracted shares in exchange for the retraction price, which will be fully paid and satisfied by the delivery for each Exchangeable Share of one share of KBL Common Stock, subject to adjustment, and any dividends payable and unpaid on such Exchangeable Share. In the event that Callco does not so exercise its Retraction Call Right, and provided that the retraction request is not revoked by the holder in the manner described below, Purchaseco will redeem the retracted shares on the retraction date.

A holder may revoke a retraction request by giving notice in writing to Purchaseco at any time prior to the close of business on the business day immediately preceding the retraction date, in which case the retracted shares will neither be purchased by Callco nor be redeemed by Purchaseco. If the retraction request is not revoked on or prior to the close of business on the business day immediately preceding the retraction date, the retracted shares will either be purchased by Callco or redeemed by Purchaseco. Callco or Purchaseco, as the case may be, will then deliver or cause Purchaseco’s transfer agent to deliver the retraction price to such holder by mailing:

(a)     certificates representing the number of shares of KBL Common Stocks equal to the number of Exchangeable Shares purchased or redeemed, registered in the name of the holder or such other name as the holder may request; and

(b)     if applicable, a check for the aggregate amount of dividends payable and unpaid on each such Exchangeable Share to the holder,

to the address recorded in the securities register of Purchaseco or to the address specified in the holder’s retraction request or by holding the same for the holder to pick up at the registered office of Purchaseco or the office of Purchaseco’s transfer agent as specified by Purchaseco, in each case less any amounts required to be withheld because of applicable taxes.

If, as a result of solvency requirements or applicable laws, Purchaseco is not permitted to redeem all of the retracted shares tendered by a retracting holder, and provided Callco has not exercised its Retraction Call Right with respect to such retracted shares, Purchaseco will redeem only those retracted shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to provisions of applicable laws. The Trustee, on behalf of the holder of any retracted shares not so redeemed by Purchaseco or purchased by Callco, will require KBL to purchase the retracted shares not redeemed on the retraction date or as soon as reasonably practicable thereafter, pursuant to the exchange right.

Redemption of Exchangeable Shares

Subject to applicable laws, the Redemption Call Right (defined below) and the liquidation call right, at any time on or after the tenth anniversary of the effective date of the Reorganization, Purchaseco may, and in the event of certain circumstances will, redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the redemption price, which will be fully paid and satisfied by the delivery for each Exchangeable Share of one share of KBL Common Stock, subject to adjustment, and any dividends payable and unpaid on such Exchangeable Share. Purchaseco will, at least 45 days prior to the redemption date, or such number of days as the board of directors of Purchaseco may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with, among other events:

(a)     the number of Exchangeable Shares outstanding (other than Exchangeable Shares held by KBL and its affiliates) is less than ten percent of the number Exchangeable Shares outstanding as of the Effective Time of the applicable Arrangement;

(b)    a KBL control transaction occurs, in which case, provided that the board of directors of Purchaseco determines, in good faith and in its sole discretion, that it is not reasonably practicable to enable holders of Exchangeable Shares to participate in such transaction to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of shares of KBL Common Stock participate, without discrimination, then the board of directors of Purchaseco shall accelerate such redemption date to such date prior to the tenth anniversary of the Effective Time of the Reorganization as it may determine, upon such number of days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the board of directors of Purchaseco may determine to be reasonably practicable in such circumstances to enable holders of Exchangeable Shares to participate in the KBL control transaction as holders of shares of KBL Common Stock; or

(c)     an Exchangeable Share voting event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share voting event, in which case the redemption date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; for the purposes of this event, an “Exchangeable Share voting event” is defined as any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Purchaseco in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the shares of KBL Common Stock;

provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Purchaseco or the purchase of the Exchangeable Shares by Callco pursuant to the Redemption Call Right defined below. On or after the redemption date and provided Callco has not exercised its Redemption Call Right, upon the holder’s presentation and surrender of the certificates representing the Exchangeable Shares and other documents as may be required by Purchaseco at the office of Purchaseco’s transfer agent or the registered office of Purchaseco, Purchaseco will deliver the redemption price to such holder by mailing:

(a)     certificates, or other acceptable evidence, representing the aggregate number of shares of KBL Common Stock equal to the number of Exchangeable Shares redeemed, registered in the name of the holder or such other name as the holder may request; and

(b)     if applicable, a check for the aggregate amount of dividends payable and unpaid on each such Exchangeable Share to the holder,

to the address recorded in the securities register of Purchaseco or by holding the same for the holder to pick up at the registered office of Purchaseco or the office of Purchaseco’s transfer agent as specified in the written notice of redemption, in each case less any amounts required to be withheld because of applicable taxes.

Callco will have an overriding redemption call right (“Redemption Call Right”) to purchase on the redemption date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by KBL and its affiliates) for a purchase price per share equal to the redemption price, which will be fully paid and satisfied by the delivery for each Exchangeable Share of one share of KBL Common Stock, subject to adjustment, and any dividends payable and unpaid on such Exchangeable Share. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their Exchangeable Shares to Callco. If Callco exercises the Redemption Call Right, Purchaseco’s right and obligation to redeem the Exchangeable Shares on the redemption date will terminate.

Change of Law Call Right

KBL has the overriding right, in the event of any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm’s length with KBL and Purchaseco (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for shares of KBL Common Stock on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Canadian Tax Act and other applicable provincial income tax laws, to purchase (or to cause Callco to purchase) from all but not less than all of the holders of the Exchangeable Shares (other than any holder which is an affiliate of KBL) all but not less than all of the Exchangeable Shares held by each such holder upon payment by KBL or Callco, as the case may be, of an amount per share equal to the Exchangeable Share price applicable on the last business day prior to the date on which KBL or Callco intends to purchase such shares. Payment of the Exchangeable Share price will be fully satisfied by the delivery for each Exchangeable Share of one share of KBL Common Stock, subject to adjustment, and any dividends payable and unpaid on such Exchangeable Share.

To exercise the foregoing right, KBL or Callco must notify the transfer agent for the Exchangeable Shares of its intention to exercise such right at least 45 days before the date on which KBL or Callco intends to acquire the Exchangeable Shares. Upon the exercise of this right, holders will be obligated to sell their Exchangeable Shares to KBL or Callco, as the case may be.

Voting and Exchange Agreement

Voting Rights

In accordance with the Voting and Exchange Agreement, KBL will have issued a Special Voting Share to the Trustee for the benefit of the holders (other than KBL or its affiliates) of the Exchangeable Shares. The Special Voting Share will carry a number of votes, exercisable at any meeting at which holders of shares of KBL Common Stock are entitled to vote, equal to the number of Exchangeable Shares then outstanding (other than Exchangeable Shares held by KBL or its affiliates).

Each holder of Exchangeable Shares on the record date for any meeting at which holders of shares of KBL Common Stock are entitled to vote will be entitled to instruct the Trustee to exercise that number of votes attached to the Special Voting Share which relate to the Exchangeable Shares held by such holder. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the holders of shares of KBL Common Stock are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as KBL sends such notice and materials to its shareholders. The Trustee will also send to the holders of the Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by KBL to its shareholders at the same time as such materials are sent to the shareholders of KBL. To the extent such materials are provided to the Trustee by KBL, the Trustee will also send to the holders of the Exchangeable Shares all materials sent by third parties to holders of shares of KBL Common Stock, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to holders of shares of KBL Common Stock.

All rights of a holder of Exchangeable Shares to instruct the Trustee to exercise votes attached to the Special Voting Share will cease and be terminated immediately upon: (a) the delivery to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by that holder of the exchange right (described below) (unless KBL shall not have delivered the consideration in exchange therefore); (b) the occurrence of the automatic exchange of Exchangeable Shares pursuant to the automatic exchange rights (described below); (c) the redemption or automatic redemption of the Exchangeable Shares pursuant to the share provisions of Purchaseco governing the Exchangeable Shares; (d) the effective date of the liquidation, dissolution or winding-up of Purchaseco pursuant to Article 5 of the share provisions of Purchaseco governing the Exchangeable Shares; or (e) the purchase of the Exchangeable Shares from the holder by KBL or an affiliate designated by KBL pursuant to the Exchangeable Share provisions in the articles of Purchaseco. Holders will be entitled to vote the shares of KBL Common Stock they receive in such circumstances.

Exchange Right

Pursuant to the exchange right granted in the Voting and Exchange Agreement, upon the occurrence and during the continuance of an Insolvency Event (as defined in the Voting and Exchange Agreement), the Trustee on behalf of the holders of the Exchangeable Shares, has the right to require KBL to purchase any or all of the applicable Exchangeable Shares held by such holders and the automatic exchange rights all in accordance with the Voting and Exchange Agreement.

Exchange Right Subsequent to Retraction

Where a holder of Exchangeable Shares has elected to exercise its right to require Purchaseco to redeem all of its Exchangeable Shares, and Purchaseco notifies such holder that it is unable to redeem all such securities as a result of applicable laws, and provided that Callco has not exercised the Retraction Call Right, such retraction request will be deemed to constitute notice from the holder to the Trustee instructing the Trustee to exercise the exchange right.

Automatic Exchange Right

In the event of any determination by the board of directors of KBL to institute voluntary liquidation, dissolution or winding-up proceedings with respect to KBL or to effect any other distribution of assets of KBL among the shareholders of KBL for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution, the Trustee will be provided notice of such proposed liquidation event. The Trustee will also be provided notice promptly following the earlier of (i) receipt by KBL of notice of, and (ii) KBL otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of KBL or to effect any other distribution of assets of KBL among its shareholders for the purpose of winding up its affairs, in each case where KBL has failed to contest in good faith any such proceeding commenced in respect of KBL within 30 days of becoming aware thereof. Following receipt of notice of an event described above (a “Liquidation Event”), the Trustee will give notice, in the form provided by KBL, to the holders of Exchangeable Shares describing the automatic exchange right. Immediately prior to the effective time of the Liquidation Event, and in order to enable the holders of Exchangeable Shares to participate on a pro rata basis with the holders of shares of KBL Common Stock in the distribution of KBL’s assets in connection with a Liquidation Event, all of the then outstanding Exchangeable Shares will be automatically exchanged for shares of KBL Common Stock based upon the Exchangeable Share Price applicable at that time.

Withholding Rights

KBL, Purchaseco and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under the Voting and Exchange Agreement to any holder of Exchangeable Shares or shares of KBL Common Stock such amounts as KBL, Purchaseco or the Trustee is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, KBL, Purchaseco and the Trustee are authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to KBL, Purchaseco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and KBL, Purchaseco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

Exchangeable Shares Support Agreement

Under the Exchangeable Shares Support Agreement, so long as any Exchangeable Shares not owned by KBL or its affiliates are outstanding, KBL will, among other things:

(a)     not declare or pay any dividend on the shares of KBL Common Stock unless (i) Purchaseco shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the share provisions of Purchaseco governing the Exchangeable Shares) on the Exchangeable Shares (an “Equivalent Dividend”) and (B) Purchaseco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable laws and the terms of the share provisions of Purchaseco governing the Exchangeable Shares, of any such Equivalent Dividend, or, if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend (ii) Purchaseco shall (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as provided for in the share provisions of Purchaseco governing the Exchangeable Shares) (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)     advise Purchaseco sufficiently in advance of the declaration by KBL of any dividend on shares of KBL Common Stock and take all such other actions as are reasonably necessary, in cooperation with Purchaseco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the shares of KBL Common Stock, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the shares of KBL Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

(c)     ensure that the record date for any dividend declared on shares of KBL Common Stock is not less than 10 Business Days after the declaration date of such dividend;

(d)     take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Purchaseco, in accordance with applicable laws, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the redemption price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by KBL or its affiliates) upon the liquidation, dissolution or winding up of Purchaseco or any other distribution of the assets of Purchaseco among its shareholders for the purpose of winding up its affairs, the delivery of a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Purchaseco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Purchaseco to cause to be delivered shares of KBL Common Stock to the holders of Exchangeable Shares in accordance with the share provisions of Purchaseco governing the Exchangeable Shares and cash in respect of declared and unpaid dividends;

(e)     take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable laws, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered shares of KBL Common Stock to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

(f)     not (and will ensure that Callco or any of its affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Purchaseco or any other distribution of the assets of Purchaseco among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and KBL will not permit Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Purchaseco or any other distribution of the assets of Purchaseco among its shareholders for the purpose of winding up its affairs.

The Exchangeable Shares Support Agreement will also provide that so long as any Exchangeable Shares not owned by KBL or its affiliates are outstanding, KBL will not, without prior approval of Purchaseco and the holders of Exchangeable Shares:

(a)     issue or distribute shares of KBL Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of KBL Common Stock) to the holders of all or substantially all of the then outstanding shares of KBL Common Stock by way of stock dividend or other distribution, other than an issue of shares of KBL Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of KBL Common Stock) to holders of shares of KBL Common Stock who (i) exercise an option to receive dividends in shares of KBL Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of KBL Common Stock) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;

(b)     issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of KBL Common Stock entitling them to subscribe for or to purchase shares of KBL Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of KBL Common Stock);

(c)     issue or distribute to the holders of all or substantially all of the then outstanding shares of KBL Common Stock (i) shares or securities of KBL of any class other than shares of KBL Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of KBL Common Stock), (ii) rights, options or warrants other than those referred to in the Exchangeable Shares Support Agreement, (iii) evidences of indebtedness of KBL, or (iv) assets of KBL,

(d)     unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

KBL will also not without the prior approval of Purchaseco and the prior approval of the holders of the Exchangeable Shares:

(a)     subdivide, redivide or change then outstanding shares of KBL Common Stock into a greater number of shares of KBL Common Stock;

(b)     reduce, combine, consolidate or change then outstanding shares of KBL Common Stock into a lesser number of shares of KBL Common Stock; or

(c)     reclassify or otherwise change shares of KBL Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of KBL Common Stock,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

The board of directors of Purchaseco is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on, or change to, the Exchangeable Shares is the same as, or economically equivalent to, any proposed distribution on, or change to, the shares of KBL Common Stock. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by KBL and its affiliates), in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of KBL Common Stock (an “Offer”) is proposed by KBL or is proposed to KBL or its shareholders and is recommended by the Board of Directors of KBL, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of KBL, KBL will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than KBL and its affiliates) to participate in such Offer to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of shares of KBL Common Stock participate, without discrimination, it being understood that if such equivalent participation cannot be achieved, the Exchangeable Shares shall be redeemed by Purchaseco or purchased by Callco pursuant to the Redemption Call Right. Without limiting the generality of the foregoing, KBL will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Purchaseco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall limit the rights of Purchaseco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, as described above.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement at the Closing, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements, to the extent not already filed with the SEC and incorporated by reference into the registration statement of which this proxy statement/prospectus forms a part, will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Support Agreements

In order to induce KBL to enter into the Business Combination Agreement, certain executive officers, directors and stockholders of 180 are party to voting agreements with KBL pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder of 180, to vote all of his, her or its shares of 180 capital stock in favor of (i) the approval and adoption of the Business Combination Agreement, (ii) the approval of any transaction proposed under the Business Combination Agreement and (iii) any other proposal included in the written consent presented to the stockholders of 180 in connection with, or related to, the Closing for which the 180 board of directors has recommended that the stockholders of 180 vote in favor, and to vote against any competing proposal. These stockholders of 180 have also granted KBL a limited, irrevocable proxy to vote their respective shares of 180 capital stock in accordance with the voting agreements. The stockholders of 180 may vote their shares of capital stock on all other matters not referred to in such proxy.

The parties to the voting agreements with KBL include all directors and executive officers of 180 and the 180 Subsidiaries and certain major stockholders of the 180, including 9649280 Canada, Grandhill Capital Inc., Marc Feldmann, Theseus Capital Ltd., Astantine Capital Ltd., Capri Mercantile Ltd., Hoja Inc., Lawrence Steinman, Jonathan Rothbard, Cambridge Capital Ltd., David Deslauriers, Michael Deslauriers, Lawrence Pemble, and Biovation Sciences Ltd.

As of November 7, 2019, the stockholders of 180 that are party to a voting agreement with KBL owned shares of 180 capital stock representing approximately 52% of the outstanding shares on an as converted to common stock basis. Following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the stockholders of 180 holding a sufficient number of shares of 180 capital stock to adopt the Business Combination Agreement and thereby approve the business combination will, pursuant to their voting agreements, execute written consents providing for such adoption and approval.

Under these voting agreements, subject to certain exceptions, the stockholders of 180 have also agreed not to sell or transfer their shares of 180 capital stock, or any voting rights with respect thereto, until the earlier of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the consummation of the business combination, or (iii) November 9, 2020, subject to certain exceptions. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of 180 capital stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

Lock-up Agreements

As a condition to the Closing, certain stockholders of 180 holding no less than 75% of the shares of capital stock of 180 prior to the consummation of the business combination are expected to enter into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of 180, including, as applicable, shares of KBL Common Stock received in the business combination and issuable upon exercise of certain options, in each case until the earlier of (i) one year after the Closing, or (ii) on such earlier date as provided in clauses (x) or (y) below if, subsequent to the Closing, (x) the last sale price of the KBL Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (y) the date following the Closing on which KBL completes a liquidation, merger, stock exchange or other similar transaction that results in all of the KBL stockholders having the right to exchange their shares of KBL Common Stock for cash, securities or other property.

Guarantee and Commitment Agreement

In order to induce KBL to enter into the Business Combination Agreement, Tyche has entered into a Guarantee and Commitment Agreement with KBL pursuant to which, among other things, Tyche agreed to purchase, and KBL agreed to sell to Tyche, certain shares of KBL Common Stock such that at the Closing, KBL will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Pursuant to the Guarantee and Commitment Agreement, subject to certain conditions (i) KBL agreed to use its reasonable efforts to raise at least $10,000,000 through the sale of shares of KBL Common Stock; and (ii) Tyche guaranteed to KBL the receipt by KBL at Closing of sufficient funds to have at least $5,000,001 in net tangible assets (after including or giving effect to funds raised via the sale of common stock of KBL and without including or giving effect to any of the funds held in the Trust Account) in order to satisfy the net tangible assets closing condition under the Business Combination Agreement.

Employment Agreements

On July 23, 2019, KBL entered into an employment agreement (the “Krauss Employment Agreement”) with Marlene Krauss, M.D., the Chief Executive Officer of KBL, which agreement was to be effective upon the Closing, and pursuant to which Dr. Krauss would serve as the President and Chief Executive Officer of KBL after the Closing. Also on July 23, 2019, KBL entered into an employment agreement (the “Hornig Employment Agreement”) with George Hornig, the Chairman of the Board of KBL, which agreement was to be effective upon the Closing, and pursuant to which Mr. Hornig would serve as the Chief Operating Officer and Acting Chief Financial Officer of KBL after the Closing.

Pursuant to a Reimbursement Agreement dated as of June 12, 2020 by and among KBL, 180, Dr. Krauss, Mr. Hornig and Leslie Hwang, each of the Krauss Employment Agreement and the Hornig Employment Agreement were terminated effective June 12, 2020. Also pursuant to the Reimbursement Agreement, 180 agreed to reimburse KBL the sum of $135,000 for certain out-of-pocket expenses paid for by KBL in exchange for the issuance by KBL to 180 of 25,568 shares of the common stock of KBL.

Similarly, pursuant to the Resignation Agreement: (A) each of Dr. Krauss, Mr. Hornig and Ms. Hwang agreed to resign from any and all director, officer, employee or agent positions that he or she may hold with KBL effective as of the closing of the business combination; (B) Dr. Krauss and Tyche Capital agreed to instruct Continental Stock Transfer & Trust Company, as escrow agent, to return 500,000 shares of KBL Common Stock in such escrow account; (C) KBL agreed, upon the receipt by Dr. Krauss of the shares referenced in item (B) above, to issue 500,000 shares of KBL Common Stock to Tyche Capital, which shares shall be placed in escrow pursuant to the Sponsors Pledge and Escrow Agreement, dated as of June 12, 2020, by and among Dominion Capital LLC, Tyche Capital, KBL and Continental Stock Transfer & Trust Company; and (D) it was agreed that, if within ninety (90) days following the closing of the business combination, Dr. Krauss does not receive a cash payment of $500,000 from the surviving corporation in the business combination, then upon such surviving corporation raising capital following the closing resulting in gross proceeds to the surviving corporation or its subsidiaries equal to or in excess of $5,000,000, such $500,000 payment shall be made to Dr. Krauss from such proceeds.

Second Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement, upon the Closing, we will amend and restate our Charter to, among other things, (a) create two new classes of capital stock, the Special Voting Shares, to be issued to the Trustee, (b) change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” upon the Closing, and (c) provide for certain provisions described below relating to the capital structure of KBL upon the Closing.

Description of Special Voting Shares.    The Special Voting Shares will be authorized for issuance and issued to the Trustee pursuant to the Business Combination Agreement. The Special Voting Shares will be shares of KBL Preferred Stock designated as Class C Special Voting Share and Class K Special Voting Share and will have a par value of $0.0001 per share. Except as otherwise required by law, the Special Voting Shares will be entitled to a number of votes equal to the number of Exchangeable Shares from time to time outstanding and not owned by KBL or its subsidiaries. These votes may be exercised for the election of directors and on all other matters submitted to the vote of KBL stockholders. The holders of KBL Common Stock and the holders of the Special Voting Shares will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Charter. The holders of the Special Voting Shares will not be entitled to receive dividends from KBL and, in the event of any liquidation, dissolution or winding-up of KBL, will receive an amount equal to the par value thereof. At such time as there are no Exchangeable Shares outstanding not owned by KBL or its subsidiaries, the Special Voting Shares will be cancelled. If the Business Combination Proposal is not adopted, this proposal will not be presented at the special meeting.

Authorized Share Amendments.    The Second A&R Charter will (i) increase the number of authorized shares of our KBL Common Stock from 35,000,000 shares to 100,000,000 shares and (ii) increase the number of authorized shares of our KBL Preferred Stock from 1,000,000 shares to 5,000,000 shares.

Name Change.    Our Second A&R Charter will also change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” upon the Closing.

Additional Amendments.    Our Second A&R Charter will also eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the Closing.

Please also see “Proposal No. 2 — The Special Voting Shares Charter Proposal,” “Proposal No. 3 — The Authorized KBL Common Stock Charter Proposal,” Proposal No. 4 — The Authorized KBL Preferred Stock Charter Proposal,” “Proposal No. 5 — The Name Change Proposal” and “Proposal No. 6 — The Additional Charter Proposal.”

Background of the Business Combination

KBL is a blank check company that was formed in Delaware on September 7, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with 180 is the result of an extensive search for a potential transaction utilizing the experience of our management team and our Board (including their network of industry contacts, investing expertise and operating expertise). The terms of the proposed business combination are the result of extensive arm’s-length negotiations among our management team and our Board. The following is a description of the background of the negotiations of the Business Combination Agreement, business combination and related transactions.

On June 7, 2017, KBL completed its IPO. Beginning on the closing date of the IPO, we began to search for business combination candidates. As part of the search process, representatives of KBL contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

Between July 1, 2017 and April 10, 2019, KBL reviewed approximately 150 potential business combination candidates and submitted approximately a dozen preliminary proposals to certain of these potential targets, including its initial proposal to 180. The KBL management team held frequent discussions regarding the various targets during this period both internally and with a wide range of management teams at potential targets.

With regard to those twelve targets with which KBL did not pursue a business combination:

Candidate One: On July 10, 2017, KBL was introduced to Candidate One by a third party. Candidate One is a full service, long-term care institutional pharmacy. On September 12, 2017, the companies held a meeting which was followed by a series of emails, telephone calls and additional meetings involving the senior management team of KBL and the senior management team of Candidate One. An initial proposal was submitted to Candidate One’s management on September 18, 2017. A subsequent proposal was submitted to Candidate One’s management on October 6, 2017. Discussions continued until Candidate One informed KBL on January 19, 2018 that it had decided to end discussions between the companies regarding a business combination.

Candidate Two: On July 14, 2017, KBL was introduced to Candidate Two by a third party. Candidate Two is a company focused on regenerative medicine for advanced wound care, including the surgical and sports medicine markets. The companies exchanged a series of emails between July 17, 2017 and July 24, 2017. However, Candidate Two informed KBL on August 22, 2019 that it had decided to pursue a traditional initial public offering, ending discussions between the companies regarding a business combination.

Candidate Three: On August 21, 2017, KBL was introduced to Candidate Three by a third party. Candidate Three is a company focused on providing health and information technology services to healthcare facilities. An initial proposal was submitted to Candidate Three through the third party on October 24, 2017. Between August 22, 2017 and February 14, 2018, KBL and Candidate Three held a series of meetings and exchanged a series of emails and telephone calls. On February 14, 2018, Candidate Three informed KBL that it did not wish to pursue a business combination, which ended substantive discussions.

Candidate Four: On March 14, 2018, KBL was introduced to Candidate Four by a third party. Candidate Four is a mobile medical alerts company. On April 10, 2018, a meeting was held involving the senior management team of KBL and the senior management of Candidate Four. An initial proposal was submitted to Candidate Four on April 17, 2018. KBL continued discussions with certain third parties between April 19, 2018 and April 27, 2018. On June 21, 2018 a meeting was held involving the senior management team of KBL and the senior management of Candidate Four. On August 16, 2018, the companies mutually agreed to end substantive discussions.

Candidate Five: On March 19, 2018, KBL was introduced to the Chief Executive Officer of Candidate Five by a director of KBL. Candidate Five is a company focused on the medical aesthetics industry. On March 23, 2018, a meeting was held involving the senior management team of KBL and the senior management of Candidate Five at Candidate Five’s headquarters. An initial proposal was submitted to Candidate Five on April 2, 2018. On April 9, 2018, the Chief Executive Officer of Candidate Five indicated that Candidate Five did not wish to pursue a business combination. KBL reengaged with the Chief Executive Officer of Candidate Five on September 11, 2018. On January 3, 2019, KBL submitted a subsequent proposal to Candidate Five. On January 4, 2019, Candidate Five informed KBL that it was pursuing a reverse merger transaction, ending discussions between the companies regarding a business combination.

Candidate Six: On August 31, 2018, KBL was introduced to Candidate Six by a third party. Candidate Six is a robotics assisted knee replacement company. On September 14, 2018, a meeting was held involving the senior management of KBL and the Chief Executive Officer of Candidate Six. As a result of this meeting, KBL submitted an initial proposal on September 19, 2018 to Candidate Six, which the Chief Executive Officer of Candidate Six signed. After conducting due diligence on Candidate Six, KBL determined that Candidate Six was not a suitable target for a business combination.

Candidate Seven: On October 12, 2018, KBL was introduced to Candidate Seven by a third party. Candidate Seven is a company focused on immunotherapy to develop a cancer vaccine. On November 27, 2018, a meeting was held involving Dr. Krauss, Mr. Neff, Jason Schoenholtz of Cantor Fitzgerald and the Chief Executive Officer of Candidate Seven. Between December 6, 2018 and December 17, 2018, KBL and Candidate Seven exchanged a series of telephone calls and KBL concurrently submitted proposals to Candidate Seven. On December 22, 2018, Candidate Seven informed KBL that it was pursuing an acquisition, ending discussions between the companies regarding a business combination.

Candidate Eight: On March 12, 2018, KBL was introduced to Candidate Eight by a third party. Candidate Eight is a clinical stage biopharmaceutical company focused on developing medicine for Alzheimer’s disease. On March 20, 2018, the Chief Executive Officer and senior management of Candidate Eight attended a meeting with KBL in New York City, New York. Between March 12, 2018 and July 9, 2018, KBL and Candidate Eight exchanged a series of emails and telephone calls. On July 10, 2018, KBL submitted a proposal to Candidate Eight. As a result of the proposal, KBL’s management held discussions with potential investors during the period from July 16, 2018 until July 31, 2018. On August 1, 2018, the companies mutually agreed to end substantive discussions.

Candidate Nine: On July 4, 2018, KBL was introduced to Candidate Nine by a third party. Candidate Nine is a company focused on providing advanced mobile medical services to hospitals, surgery centers and offices across the United States. On August 21, 2018, a meeting was held involving Dr. Krauss, Jason Schoenholtz of Cantor Fitzgerald and the senior management of Candidate Nine. KBL submitted proposals to Candidate Nine on August 29, 2018 and September 5, 2018. Candidate Nine subsequently informed KBL on September 6, 2018 that it did not wish to pursue a business combination, which ended substantive discussions.

Candidate Ten: KBL was introduced to Candidate Ten by a third party. Candidate Ten is a leading independent pathology services and cancer diagnostics company. KBL submitted an initial proposal to Candidate Ten on August 21, 2018 and submitted a subsequent proposal to Candidate Ten on August 27, 2018. Candidate Ten subsequently informed KBL on November 6, 2018 that it did not wish to pursue a business combination, which ended substantive discussions.

Candidate Eleven: On October 9, 2018, KBL was introduced to the Chief Executive Officer of Candidate Eleven by a director of KBL. Candidate Eleven is a company focused on the detection of sleep apnea. Between October 10, 2018 and October 24, 2018, KBL and Candidate Eleven exchanged a series of emails and telephone calls. On October 25, 2018, KBL submitted an initial proposal to Candidate Eleven. On November 1, 2018, KBL submitted another proposal to Candidate Eleven. On November 5, 2018, the Chief Executive Officer and senior management of Candidate Eleven attended a meeting with KBL in New York City, New York. On January 8, 2019, Candidate Eleven informed KBL that Candidate Eleven would be pursuing alternative funding strategies and withdrew from discussion regarding a business combination.

Candidate Twelve: On February 13, 2019, KBL was introduced to Candidate Twelve by a third party. Candidate Twelve is a biotech company focused on regenerative medicine in areas such as cardiology, orthopedics and other medical specialties. On February 13, 2019, KBL and a third party exchanged a series of telephone calls. On February 21, 2019, KBL submitted a proposal to Candidate Twelve. On March 24, 2019, Candidate Twelve informed KBL that it did not wish to pursue a business combination, which ended substantive discussions.

The background of KBL’s interaction with 180 is as follows:

On January 18, 2019, KBL was introduced to the founders of 180 and Ron Bauer, the managing member of Tyche, which is a principal stockholder of 180, by EarlyBird Capital. Representatives of each of KBL 180 began discussing the opportunity for a potential business combination transaction. On February 5, 2019 and February 15, 2019, KBL management and EarlyBird Capital discussed preliminary terms of the potential business combination transaction, including potential valuations. From January 23, 2019 to February 25, 2019, representatives of each of KBL and 180 exchanged a series of emails and engaged in telephone calls to discuss the viability of a potential business combination transaction. On February 12, 2019 and February 26, 2019, Dr. Krauss and Dr. Rothbard discussed the α7nAChR therapeutic platform. Between February 13, 2019 and April 26, 2019, Dr. Krauss and Prof. Feldmann discussed the background of 180 and its three therapeutic programs. On March 2, 2019 and March 12, 2019, Dr. Krauss and Prof. Steinman discussed 180’s various scientific programs and research agreements. On March 20, 2019, KBL delivered to 180 a draft non-binding term sheet for a potential transaction involving 180 (the “Term Sheet”). During the period from February 3, 2019 until April 7, 2019, the Board held conference calls to review the non-binding term sheet and discuss potential valuations. During the period from March 20, 2019 until April 10, 2019, KBL management and its legal counsel negotiated the terms of a business combination with the 180 management team and its counsel.

On March 5, 2019, KBL held a special meeting of stockholders during which KBL’s stockholders approved an amendment to the Charter extending the date by which KBL must consummate its initial business combination and the date for cessation of operations of KBL if it has not completed an initial business combination from March 7, 2019 to June 7, 2019 (or September 9, 2019 if KBL has executed a definitive agreement for an initial business combination by June 7, 2019) or such earlier date as determined by the Board.

On April 10, 2019, KBL and the Sponsor entered into the Term Sheet for KBL’s initial business combination transaction with 180, the 180 Subsidiaries, and Tyche, pursuant to which KBL would acquire 100% of the outstanding equity and equity equivalents of 180 (including options, warrants or other securities that have the right to acquire or convert into equity securities of 180) in exchange for shares of KBL Common Stock valued at $175.0 million, subject to adjustment as described below. Due to Canadian tax considerations, it was contemplated that 180 would not be acquiring the shares of the Canadian shareholders in Katexco and CBR Pharma. Those shareholders will continue to hold Exchangeable Shares in each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC, Canadian subsidiaries of 180, which are exchangeable for common stock of 180 and ultimately, upon the Closing, become exchangeable for shares of KBL Common Stock. The Term Sheet was intended to express only a mutual indication of interest in the Transaction and did not represent a legally binding commitment or obligation on the part of the parties. KBL announced the entry into the Term Sheet on April 16, 2019 but did not identify 180.

The Term Sheet also contemplated that prior to signing a definitive business combination agreement, the parties have agreed to ensure that KBL will have at least $5.0 million in cash available at the Closing either through backstop commitment or financing arrangements.

In connection with the entry into the Term Sheet, 180 deposited in escrow as a loan, $400,000 to be used by KBL to fund its operating expenses, deal transaction expenses and any financing expenses for the Transaction (the “Operating Expenses”). In addition, 180 agreed to deposit in escrow as a loan up to an additional $300,000 to be used by KBL in connection with any future extensions of the deadline for KBL to consummate its initial business combination (the “Extension Expenses”). The loans are interest-free unsecured loans and can be pre-paid at any time without penalty, but are required to be repaid (subject to a customary waiver against the Trust Account) upon the earlier of (i) the Closing, (ii) the consummation by KBL of a transaction with a third party constituting KBL’s initial business combination, or (iii) the liquidation of KBL if it does not consummate an initial business combination prior to its deadline to do so.

Each of KBL and the 180 Parties also agreed to exclusivity until June 10, 2019 (subject to earlier termination).

Beginning on April 29, 2019, KBL’s patent lawyer conducted due diligence on 180’s licensed patents and held various calls with KBL management.

On May 14, 2019, KBL issued a press release announcing the execution of the Term Sheet with 180.

On May 2, 2019, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) distributed an initial draft of the Business Combination Agreement to 180 and McDermott, Will & Emery (“McDermott”). The initial draft of the Business Combination Agreement proposed that 180, Katexco, CBR Pharma and 180 LP engage in a corporate restructuring pursuant to which each of Katexco, CBR Pharma and 180 LP would become wholly-owned subsidiaries of 180 prior to the entry into the Business Combination Agreement. The corporate restructuring arrangements (the “Arrangements”) were entered into on June 19, 2019 among CBR Pharma, Katexco, certain wholly-owned subsidiaries of each company, and 180. The Supreme Court of British Columbia (the “Court”) granted the interim orders (the “Interim Orders”) with respect to each Arrangement on June 26, 2019. At separate shareholders meetings on July 8, 2019, each Arrangement was approved by 66 2/3% of the shareholders of CBR Pharma or Katexco, as applicable. The Court granted the final orders with respect to each Arrangement on July 12, 2019 and all conditions precedent to each applicable Arrangement were satisfied or waived by the appropriate party and the Arrangements closed on July 16, 2019.

On May 14, 2019, McDermott distributed a revised draft of the Business Combination Agreement to KBL and Mintz. The draft included revisions to the representations and warranties, the interim covenants, the non-solicitation provisions, the provisions related to funding of expenses related to the extension of the deadline for KBL to consummate its initial business combination, the closing conditions, the termination provisions, the indemnification provisions and the definitions of KBL acquisition proposal and loss, among other revisions.

From May 23, 2019 until July 24, 2019, KBL management and 180 management held weekly calls to discuss 180’s therapeutic programs including its clinical trials, industry competition, employment agreements, licensing agreements with its research facilities and the terms of the Business Combination Agreement.

On June 5, 2019, KBL held a special meeting of stockholders during which KBL’s stockholders approved an amendment to the Charter extending the date by which KBL must consummate its initial business combination and the date for cessation of operations of KBL if it has not completed an initial business combination from June 7, 2019 to September 9, 2019 (or December 9, 2019 if KBL has executed a definitive agreement for an initial business combination by September 9, 2019) or such earlier date as determined by the Board.

On June 17, 2019, EarlyBird Capital and KBL management held a call to discuss the timeline of the potential business combination transaction.

On June 20, 2019, Mintz distributed a revised draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the provisions related to the Reorganization, the representations and warranties, interim covenants, the non-solicitation provisions, the provisions related to funding of expenses related to the extension of the deadline for KBL to consummate its initial business combination, the closing conditions, the termination provisions, the indemnification provisions, the definitions related to the KBL employment agreements and the definitions of exchange ratio and loss, among other revisions. The draft also added Katexco, CBR Pharma and 180 LP as parties to the Business Combination Agreement as these entities were intended to become subsidiaries of 180 pursuant to the Reorganization, however, it was uncertain whether the Reorganization would be completed by the signing of the Business Combination Agreement.

On June 25, 2019, McDermott distributed a revised draft of the Business Combination Agreement to KBL and Mintz. The draft included revisions to the relevant parties to sign the lock-up agreement, the provisions related to the issuance of Exchangeable Shares the representations and warranties, the interim covenants, the non-solicitation provisions, the provisions related to funding of expenses related to the extension of the deadline for KBL to consummate its initial business combination, the closing conditions, the termination provisions, the indemnification provisions, the definitions related to the KBL employment agreements and the definitions of business, closing liabilities and exchange ratio, among other revisions.

On July 1, 2019, Mintz distributed a revised draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the representations and warranties, the interim covenants, the non-solicitation provisions, the provisions related to funding of expenses related to the extension of the deadline for KBL to consummate its initial business combination, the closing conditions, the termination provisions, the indemnification provisions, the definitions related to the KBL employment agreements and the definitions of business, closing liabilities and exchange ratio, among other revisions.

On July 3, 2019, the Board held a conference call to discuss the terms of the Business Combination Agreement.

On July 3, 2019 and July 10, 2019, KBL’s patent lawyer held calls with KBL management regarding the draft of the Business Combination Agreement, including the representations and warranties and intellectual property provisions.

On July 9, 2019, McDermott distributed a revised draft of the Business Combination Agreement to KBL and Mintz. The draft included revisions to the representations and warranties, the interim covenants, the closing conditions, the termination provisions, the indemnification provisions, the definitions related to the KBL employment agreements and the definition of exchange ratio, among other revisions.

On July 12, 2019, Mintz distributed a revised draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the interim covenants, the provisions related to funding of expenses related to the extension of the deadline for KBL to consummate its initial business combination, the closing conditions, the termination provisions, the indemnification provisions, the definitions related to the KBL employment agreements and the definitions of excess liabilities and exchange ratio, among other revisions.

On July 16, 2019, McDermott distributed a revised draft of the Business Combination Agreement to KBL and Mintz. The draft included revisions to the interim covenants, the definitions related to the KBL employment agreements and the definition of excess liabilities and exchange ratio, among other revisions.

On July 22, 2019, Mintz distributed a list of open items related to the Business Combination Agreement to 180 and McDermott.

On July 23, 2019, Mintz distributed a revised draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the representations and warranties, the interim covenants, the closing conditions, the termination provisions, the definitions related to the KBL employment agreements and the definitions of excess liabilities and exchange ratio, among other revisions.

On July 23, 2019, our Board held a meeting at which members of KBL management and representatives of Mintz were in attendance. During this meeting, KBL management updated our Board on the status of the transaction, the negotiations of the transaction documents and the timeline for a proposed announcement of the transaction. Thereafter, representatives of Mintz reviewed with our Board the terms of the business combination, including the Business Combination Agreement and the other definitive ancillary agreements, copies of all of which were provided to our Board in advance of the meeting. Following these presentations and discussions, representatives of Mintz reviewed with our Board the proposed resolutions that had been provided in advance of the meeting. Following review and discussion among the participants, our Board unanimously determined that the transactions contemplated by the Business Combination Agreement, including the merger and the issuance of shares of KBL Common Stock, KBL Preferred Stock and Exchangeable Shares to the 180 stockholders pursuant to the Business Combination Agreement, were fair to, advisable and in the best interest of KBL and the KBL stockholders; approved and declared advisable the Business Combination Agreement and the transactions contemplated therein, including the merger and the issuance of shares of KBL Common Stock, KBL Preferred Stock and Exchangeable Shares to the 180 stockholders; and determined to recommend, upon the terms and subject to the conditions of the Business Combination Agreement, that the KBL stockholders vote to approve the Business Combination Agreement and the transactions contemplated therein, including the merger and the issuance of shares of KBL Common Stock, KBL Preferred Stock and Exchangeable Shares to the 180 stockholders. Management was directed to sign the Business Combination Agreement.

On July 24, 2019, all parties participated in a conference call to finalize any remaining issues in the Business Combination Agreement. Mintz then distributed a revised draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the representations and warranties, the interim covenants, the closing conditions and the termination provisions, among other revisions.

On July 24, 2019, McDermott distributed a revised draft of the Business Combination Agreement to KBL and Mintz. The draft included revisions to the representations and warranties, among other revisions.

On July 25, 2019, Mintz distributed the final draft of the Business Combination Agreement to 180 and McDermott. The draft included revisions to the representations and warranties and the definition of exchange ratio, among other revisions.

On July 25, 2019, the Business Combination Agreement was signed.

On July 26, 2019, KBL and 180 issued a joint press release publicly announcing the signing of the definitive Business Combination Agreement.

On December 6, 2019, KBL held an annual meeting of stockholders during which KBL’s stockholders approved an amendment to the Charter extending the date by which KBL must consummate its initial business combination and the date for cessation of operations of KBL if it has not completed an initial business combination from September 9, 2019 (or December 9, 2019 if KBL has executed a definitive agreement for an initial business combination by September 9, 2019) to April 9, 2020 or such earlier date as determined by the Board.

On January 29, 2020, the Business Combination Agreement was amended to extend the termination date to April 9, 2020.

On April 8, 2020, KBL held a special meeting of stockholders during which KBL’s stockholders approved an amendment to the Charter extending the date by which KBL must consummate its initial business combination and the date for cessation of operations of KBL if it has not completed an initial business combination from April 9, 2020 to July 9, 2020 or such earlier date as determined by the Board.

On July 9, 2020, KBL held a special meeting of stockholders during which KBL’s stockholders approved an amendment to the Charter extending the date by which KBL must consummate its initial business combination and the date for cessation of operations of KBL if it has not completed an initial business combination from July 9, 2020 to November 9, 2020 or such earlier date as determined by the Board.

On August 7, 2020, the Business Combination Agreement was amended to extend the termination date to November 9, 2020.

KBL’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The factors considered by the Board included, but are not limited to, the following:

•        180 was founded by renowned scientists with success in creating novel drugs that address large markets.    The 180 scientists have significant experience and significant previous success in drug discovery and have collaborated with each other for over 35 years. Prof. Sir Marc Feldmann, a Co-Chairman of 180, discovered and commercialized anti-TNF therapy for treatment of rheumatoid arthritis and subsequently a number of inflammatory diseases, which is currently the best-selling drug class in the world. Prof. Feldmann was knighted by Queen Elizabeth II in 2010 for his outstanding services to medicine, and also received the Australian equivalent, Companion of Honour (AC). Prof. Lawrence Steinman, a Co-Chairman of 180, is Professor in the Neurology Department at Stanford University. His work led to the discovery of Tysabri which is a highly effective treatment for multiple sclerosis and inflammatory bowel disease (“IBD”) which has annual sales of approximately $2 billion. He served on the Board of Directors of Centocor which was sold to Johnson and Johnson for $4.9 billion. He was also a founder and member of the Board of Directors of Neurocrine Biosciences. Dr. Jonathan Rothbard, the Chief Executive Officer and Chief Scientific Officer of 180, is the founder of Amylin Pharmaceuticals, which was acquired by Bristol-Myers Squibb in 2012 for $7 billion.

•        180 has diversified paths to future revenues and profits.    180 has three therapeutic programs which target a diversified set of markets, enabling potential future commercial successes to not be entirely dependent on the success of a single product candidate or on the patient populations, reimbursement policies, or competing therapeutic agents associated with a particular commercial market. Given 180’s platform technologies, the possibility of expanding the uses of 180’s technologies into new indications may create strategic options that further diversify potential future revenue and profit streams.

•        Support exists from leading research institutions and programs.    180 has existing research agreements with the Hebrew University and Oxford. 180 also maintains a license agreement with Stanford University. Collectively, these agreements enable 180 to access world-class institutions and collaborate with leading scientists in the pharmaceutical and biotechnology industries. These agreements also enable 180 to perform research in best-in-class facilities at a lower cost than traditional commercial research sites. The quality and credibility of these leading institutions is a meaningful differentiator and a competitive advantage as 180 develops its therapeutic portfolio.

•        180 has intellectual property that is intended to generate important barriers to entry.    180’s intellectual property portfolio as of September 30, 2019 includes three patent families with issued and/or pending claims, pharmaceutical formulations, drug delivery and the therapeutic uses of SCAs, as well as know-how and trade secrets. Within the U.S., 180 has a license to six issued patents and seven pending patent applications under active prosecution. There are an additional five issued patents outside of the U.S. 180 will continue to seek patent protection worldwide. 180’s intellectual property relating to its three therapeutic programs may represent a strategic advantage in general and may serve as a valuable foundation for broader use in a diversified set of markets where 180 may capture economic benefits.

•        Industry Trends and the Business and Financial Condition and Prospects of 180.    The Board and senior management of KBL is knowledgeable about the pharmaceutical industry and considered the potential of 180’s business and future growth prospects. The Board discussed 180’s prospects for growth in executing upon and achieving 180’s business plans.

•        Other Alternatives.    The Board’s belief is that the proposed business combination represents the best potential business combination for KBL based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative.

•        Terms of the Business Combination Agreement.    The Board considered the financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby.

•        Terms of the Guarantee and Commitment Agreement.    Tyche has entered into a Guarantee and Commitment Agreement with KBL, such that at the Closing, KBL will have at least $5,000,001 of net tangible assets in order to satisfy the net tangible assets closing condition under the Business Combination Agreement.

•        Stockholder Approval and Redemption.    The Board considered the fact that, in connection with the business combination, KBL’s stockholders have the right to vote on the business combination and the option to (i) remain stockholders of KBL, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account (even if they vote for the business combination).

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

•        Benefits Not Achieved.    The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Closing Conditions.    The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within KBL’s control.

•        Litigation.    The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•        Fees and Expenses.    The fees and expenses associated with completing the business combination.

•        Other Risks.    Various other risks associated with the business combination and the business of 180 described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that:

•        Interests of Certain Persons.    Some officers and directors of KBL may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of the KBL’s stockholders (see The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Our independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the Board, the Business Combination Agreement.

The Board concluded that the potential benefits that it expected KBL and its stockholders to achieve as a result of the business combination outweighed the potentially negative factors associated with the business combination. Accordingly, the Board unanimously determined that the Business Combination Agreement was advisable, fair to, and in the best interests of, KBL and its stockholders.

Except as required by federal securities laws, 180’s management does not intend to update or otherwise revise the unaudited financial projections to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial projections are no longer appropriate.

Satisfaction of 80% Test

It is a requirement under our Charter and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination (the “80% asset test”).

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $46.2 million (excluding approximately $4.0 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $37.0 million. In reaching its conclusion that the business combination meets the 80% asset test, our Board looked at the enterprise value of 180 of approximately $175.0 million. In determining whether the enterprise value described above represents the fair market value of the 180, our Board considered all of the factors described above in this section and the fact that the purchase price for the 180 was the result of an arm’s length negotiation with 180. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and our Board, our Board believes that the members of our management team and our Board are qualified to determine whether the business combination meets the 80% asset test. Our Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor, directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that the Sponsor holds private placement units, which include private placement warrants that would expire worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of KBL Common Stock held by them in connection with a stockholder vote to approve the business combination;

•        unless KBL consummates an initial business combination, KBL’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $21.7 million, based on the closing price of our KBL Common Stock on September 24, 2020, assuming the Sponsor transfers the Escrowed Shares to Tyche in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that all of our officers and directors hold an interest in the Sponsor;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•        the fact that the Sponsor has loaned us $795,003 as of June 30, 2020 for working capital and may need to loan us additional funds through the closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the Trust Account.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed business combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon the completion of the Transactions, (i) the public stockholders will own approximately 2,090,416 shares of KBL Common Stock, representing an ownership interest of approximately 8.2% voting power in the combined company, (ii) certain private investors (including Tyche) will own approximately 3,043,389 shares of KBL Common Stock (after giving effect to the issuance of 500,000 shares to Tyche pursuant to the Resignation Agreement, as well as the issuance of 482,894 shares of KBL Common Stock upon the automatic conversion of notes previously issued by 180), representing an ownership interest of approximately 12.0% voting power in the combined company, (iii) the Sponsor will retain 2,595,251 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement, and assuming the transfer of the Escrowed Shares to Tyche upon the Closing and the automatic conversion of the Convertible Sponsor Note at an assumed conversion price of $4.00 upon the Closing), representing an ownership interest of approximately 10.2% voting power in the combined company, and (iv) the 180 stockholders and holders of Exchangeable Shares will own approximately 17,500,000 shares of KBL Common Stock and/or Exchangeable Shares, representing approximately 69.0% voting power of the combined company. These relative percentages reflect the automatic conversion of 12,002,500 Rights into approximately 1,200,250 shares of KBL Common Stock at the Closing. The ownership percentage with respect to the combined company following the Transactions does not take into account (i) the redemption of any shares by KBL’s public stockholders, (ii) any purchases of shares of KBL Common Stock in the open market by holders of the founder shares, (iii) the exercise of the warrants outstanding following the business combination, and (iv) the conversion of convertible notes outstanding following the business combination (other than such notes as would automatically convert into KBL Common Stock upon the Closing). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by KBL’s existing stockholders in the combined company will be different.

The ownership percentages with respect to KBL set forth above do not take into account warrants to purchase KBL Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. Our warrants will become exercisable 30 days after the Closing and will expire five years after the Closing or earlier upon their redemption or liquidation. If we assume that all 12,002,500 warrants to be outstanding at the Closing were exercisable and exercised following the Closing for aggregate proceeds to KBL of approximately $69.0 million, then our ownership would be as follows: public stockholders will own approximately 7,840,416 shares of KBL Common Stock, representing an ownership interest of approximately 25.0% voting power in the combined company, certain private investors (including Tyche) will own approximately 3,043,389 shares of KBL Common Stock (after giving effect to the issuance of 500,000 shares to Tyche pursuant to the Resignation Agreement, as well as the issuance of 482,894 shares of KBL Common Stock upon the automatic conversion of notes previously issued by 180), representing an ownership interest of approximately 9.7% voting power in the combined company, the Sponsor will retain 2,846,501 shares of KBL Common Stock (after giving effect to the release of 500,000 shares from escrow pursuant to the Resignation Agreement, and assuming the transfer of the Escrowed Shares to Tyche upon the Closing), representing an ownership interest of approximately 9.1% voting power in the combined company, and the 180 stockholders and holders of Exchangeable Shares will own approximately 17,500,000 shares of KBL Common Stock and/or Exchangeable Shares, representing approximately 55.8% voting power of the combined company.

You should read “Summary of the proxy statement/prospectus — Impact of the Business Combination on KBL’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of KBL Following the Transactions

We are, and after the Closing will continue to be, managed by our Board. In connection with the Closing, we intend to expand the size of our Board from five directors to seven directors. All of our current directors — i.e., Dr. Marlene Krauss, Mr. Joseph A. Williamson, Mr. George Hornig, Mr. Andrew Sherman and Mr. Sherrill Neff — will resign as directors effective as of, and contingent upon, the Closing. Prof. Marc Feldmann, Dr. Lawrence Steinman and Dr. James N. Woody, who are currently directors of 180, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. In addition, we expect that Prof. Richard W. Barker, MA, D.Phil, OBE, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Shendelman, Ph.D., each of whom meets the independent director standard under Nasdaq’s listing standards, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. Please see “Officers and Directors of KBL Following Closing of the Business Combination” for the names, ages and positions of each of the individuals who will serve as directors and officers of KBL following the Closing.

Following the Closing, we will manage and govern 180’s business. Upon the Closing, we expect that Mr. Joseph Williamson will resign as our Chief Operating Officer, and that our management team will include Prof. Marc Feldmann and Dr. Lawrence Steinman, as Co-Executive Chairmen of our Board, Dr. James N. Woody as our Chief Executive Officer, and Dr. Jonathan Rothbard as our Chief Scientific Officer.

Please see the sections entitled “Officers and Directors of KBL Prior to Closing of the Business Combination” and “Officers and Directors of KBL Following Closing of the Business Combination.”

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. We estimate that this will amount to approximately $11.03 per share based on the fair value of marketable securities currently held in the Trust Account of approximately $10.3 million, as increased by anticipated loans to be made to us by our Sponsor prior to November 9, 2020 due to the extension of the period of time to consummate a business combination to November 9, 2020. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our KBL Common Stock for cash and will no longer own shares of KBL. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of KBL Common Stock by our public stockholders will decrease the amount in our Trust Account, which currently holds approximately $10.3 million. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of KBL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the business combination.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization of 180 in accordance with GAAP. Under this method of accounting, KBL will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of 180 issuing stock for the net assets of KBL, accompanied by a recapitalization. The net assets of KBL will be stated at historical cost, with no goodwill or other intangible assets recorded.

Material United States Federal Income Tax Considerations

The following summary of material U.S. federal income tax considerations to Holders of 180 common stock in connection with the Business Combination is not intended to be, nor should it be construed as being, legal or tax advice. This summary is based on provisions of the Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not describe any U.S. state, local or non-U.S. income or other tax consequences (including net investment income tax, Medicare contribution tax, and estate and gift tax consequences) of the Business Combination. Holders of 180 common stock should consult their own tax advisors concerning the tax consequences of the Business Combination.

This summary applies only to Holders who exchange their 180 common stock for KBL Common Stock in the Business Combination, and who will hold the KBL Common Stock as a capital asset (generally, property held for investment purposes). This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to you. Moreover, this discussion does not address particular tax considerations that may be applicable if you are subject to special treatment under the Code, such as shareholders subject to special tax rules, such as: financial institutions, insurance companies, mutual funds, pension plans, S corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships and their partners, disregarded entities for U.S. federal income tax purposes and limited liability companies (and investors therein), tax-exempt organizations (including private foundations), persons who holds 180 common stock or will hold KBL common stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, persons that will hold who holds 180 common stock or will hold KBL common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code; persons who acquired their shares of common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, persons who acquired their shares of common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments, persons subject to the alternative minimum tax provisions of the Code, persons that have a functional currency other than the United States dollar, U.S. expatriates, persons that actually or constructively own 5 percent or more of our common stock, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States and does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the Medicare tax on net investment income.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships holding our common stock, and their partners, should consult their tax advisors regarding the tax consequences of the Business Combination to them.

This summary is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations or change. Any change, which may be retroactive, could alter the tax consequences to holders of our common stock as described in this summary.

For purposes of this summary, the term “U.S. Holder” means:

•        a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•        an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “Non-U.S. Holder” is a holder other than a U.S. Holder.

It is intended that the Business Combination will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Consequences of the Business Combination to U.S. Holders

Assuming the Business Combination qualifies as a reorganization, the material U.S. federal income tax consequences to U.S. Holders of 180 common stock should be as follows:

•        Each U.S. Holder of 180 common stock should not recognize gain or loss upon the exchange of 180 common stock for KBL Common Stock pursuant to the Business Combination, except to the extent of cash received in lieu of fractional shares of KBL Common Stock;

•        The aggregate tax basis of the KBL Common Stock received by U.S. Holders of 180 common stock in the Business Combination, including fractional shares of KBL Common Stock deemed received and redeemed or sold, will be the same as the aggregate tax basis of the 180 common stock surrendered;

•        The holding period of the shares of KBL Common Stock (including any fractional shares deemed received and exchanged for cash) received by a U.S. Holder of 180 common stock in the Business Combination should include the holding period of the shares of 180 common stock surrendered in exchange therefor, provided the surrendered 180 common stock is held as a capital asset (generally, property held for investment) at the time of the Business Combination; and

•        A U.S. Holder of 180 common stock who receives cash in lieu of fractional shares of KBL Common Stock in the Business Combination should recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of fractional shares and the U.S. Holder’s tax basis allocable to such fractional share.

Completion of the Business Combination is not conditioned upon a receipt of an opinion from counsel that the Business Combination qualifies as a reorganization for U.S. federal income tax purposes, and the Business Combination will occur even if the Business Combination does not qualify as a reorganization and 180 shareholders are fully taxed on the shares of KBL Common Stock they receive in the Business Combination.

The U.S. federal income tax consequences of the Business Combination are complex and depend on a U.S. Holder’s particular circumstances. All U.S. Holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Business Combination, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Information Reporting Requirements and Withholding Applicable to U.S. Holders

Payments of cash to U.S. Holders made in connection with the Business Combination (including any cash received in lieu of fractional shares of KBL Common Stock) may be subject to information reporting and “backup withholding” at a rate of 24 percent, unless a U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s federal income tax liability, provided the required information is furnished to the IRS.

Consequences of the Business Combination to Non-U.S. Holders

As discussed above under the section entitled “— Consequences of the Business Combination to U.S. Holders,” the Business Combination is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Non-U.S. Holders of 180 common stock will only recognize gain or loss in respect of cash received in lieu of fractional shares. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then any gain recognized by a Non-U.S. Holder upon the exchange of 180 common stock for KBL Common Stock (including the receipt of cash in lieu of fractional shares) pursuant to Business Combination generally will not be subject to U.S. federal income tax except as described below. Any gain recognized by a Non-U.S. Holder on the receipt of cash in lieu of fractional shares pursuant to the Business Combination or otherwise recognized as a result of the Business Combination failing to qualify as a reorganization within the meaning of Section 368(a) of the Code generally will not be subject to U.S. federal income tax unless:

(i)      the gain is effectively connected with a trade or business conducted by such holder in the United States, or

(ii)     in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. If you are a Non-U.S. Holder described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (i) above may be subject to the branch profits tax at a statutory rate of 30%. If you are an individual Non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on the gain.

Please see section entitled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations of the Redemption — U.S. Federal Income Tax Considerations to Non-U.S. Holders” for additional information and a summary of the U.S. federal income tax considerations to Non-U.S. holders with respect to (i) distributions made by KBL to a Non-U.S. Holder of KBL Common Stock, (ii) gain realized on a sale or other disposition of KBL Common Stock by a Non-U.S. Holder, and (iii) information and backup withholding (including FATCA) applicable to a Non-U.S. Holder of KBL Common Stock.

EACH HOLDER IS URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations of the Redemption

The following discussion is a summary of material U.S. federal income tax considerations for holders of KBL Common Stock that elect to have their KBL Common Stock redeemed pursuant to the redemption of public shares for cash (the “Redemption”). This summary is based upon the Code the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular shareholder in light of their individual circumstances, such as shareholders subject to special tax rules, such as: financial institutions, insurance companies, mutual funds, pension plans, S corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships and their partners, disregarded entities for U.S. federal income tax purposes and limited liability companies (and investors therein), tax-exempt organizations (including private foundations), shareholders that hold KBL Common Stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, shareholders that hold shares of KBL Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code; shareholders who acquired their shares of KBL Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, shareholders who acquired their shares of KBL Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments, shareholders subject to the alternative minimum tax provisions of the Code, Holders that have a functional currency other than the United States dollar, U.S. expatriates, shareholders that actually or constructively own 5 percent or more of KBL Common Stock, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States and does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to shareholders that hold KBL Common Stock as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds KBL Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding KBL Common Stock, you are urged to consult your tax advisor regarding the tax consequences of a Redemption.

This summary is based upon current provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations or change. Any change, which may be retroactive, could alter the tax consequences to holders of KBL Common Stock as described in this summary.

WE URGE HOLDERS OF KBL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Holders

This section is addressed to U.S. Holders of KBL Common Stock that elect to have their KBL Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of KBL Common Stock who or that is:

•        an individual who is a United States citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Redemption of KBL Common Stock

In the event that a U.S. Holder’s KBL Common Stock is redeemed pursuant to the Redemption, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the KBL Common Stock under Section 302 of the Code. Whether the Redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any KBL Common Stock constructively owned by the U.S. Holder as a result of owning warrants or as a result of the Business Combination) relative to all of our shares both before and after the Redemption. The Redemption generally will be treated as a sale of the KBL Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include KBL Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “U.S. Federal Income Tax Considerations to U.S. Holders — Taxation of Distributions.” U.S. Holders of KBL Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of KBL Common Stock

If the Redemption qualifies as a sale of KBL Common Stock, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange or other taxable disposition of KBL Common Stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the KBL Common Stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its KBL Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its KBL Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If the Redemption does not qualify as a sale of KBL Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in KBL Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the KBL Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations to KBL U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of KBL Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be taxable at a reduced rate.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

This section is addressed to Non-U.S. Holders of KBL Common Stock that elect to have their KBL Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) that is not a U.S. Holder. The characterization for federal income tax purposes of the Redemption generally will correspond to the United States federal income tax characterization of the Redemption as described under “U.S. Federal Income Tax Considerations to U.S. Holders.”

Non-U.S. Holders of KBL Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of KBL Common Stock

If the redemption qualifies as a sale of KBL Common Stock, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its KBL Common Stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•        we are or have been a “U.S. real property holding corporation” (or a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held KBL Common Stock, and, in the case where shares of KBL

Common Stock are “regularly traded” (within the meaning of applicable Treasury Regulations) on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of KBL Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of KBL Common Stock. To the extent we are treated as USRPHC, if a Non-U.S. Holder is subject to U.S. federal income or withholding tax in respect of gain recognized on a sale or disposition of its KBL Common Stock, such gain will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a purchaser of KBL Common Stock from such Non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

Taxation of Distributions

If the Redemption does not qualify as a sale of KBL Common Stock, the Non-U.S. Holder will be treated as receiving a distribution. Subject to the discussion below under “U.S. Federal Income Tax Considerations to Non-U.S. Holders — FATCA,” in general, any distributions we make to a Non-U.S. Holder of KBL Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of KBL Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis in its share of KBL Common Stock, as gain realized from the sale or other disposition of the KBL Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of KBL Common Stock.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the same 30% rate discussed in the last paragraph unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on all or a portion of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments resulting from our Redemption. U.S. Holders will have to provide their taxpayer identification number and comply with certain certification requirements to avoid backup withholding. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA FATCA imposes a of 30% withholding tax on certain payments made to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. FATCA also imposes a 30% withholding tax on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

FATCA currently applies to dividends paid on KBL Common Stock. The U.S. Treasury Department recently released proposed regulations under FATCA providing for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of KBL Common Stock. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA will not apply to gross proceeds from sales or other dispositions of KBL Common Stock.

Shareholders should consult their own tax advisors regarding the possible impact of these rules on their investment in KBL Common Stock, and the possible impact of these rules on the entities through which they hold KBL Common Stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF KBL COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Material U.S. Federal Income Tax Consequences of the Business Combination

As discussed more fully in the section entitled “Proposal No. 1 — The Business Combination Proposal — Material United States Federal Income Tax Considerations” of this proxy statement/prospectus, which shareholders are urged to read, it is intended that the Business Combination will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, for U.S. federal income tax purposes, no gain or loss should be recognized by KBL, KBL Merger Sub, or 180 as a result of the Business Combination. Also as a result of the Business Combination, each U.S. Holder (as defined herein) of 180 common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of KBL Common Stock solely in exchange for 180 common stock, except with respect to cash received in lieu of fractional shares of KBL Common Stock or to the extent of any “boot” received (as discussed below). The aggregate tax basis of the shares of KBL Common Stock received by each U.S. Holder (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis in the shares of 180 common stock surrendered, reduced by the amount of cash received by the U.S. Holder (excluding any cash received instead of fractional shares of KBL Common Stock) and increased by the amount of gain, if any, recognized by the U.S. Holder (excluding any gain recognized with respect to cash received in lieu of fractional shares of KBL Common Stock) on the exchange. The holding period of the KBL Common Stock (including any fractional shares deemed received and exchanged for cash) will include the holding period of the shares of 180 common stock surrendered.

The foregoing is a brief summary of the principal U.S. federal income tax considerations only and is qualified in its entirety by the more detailed description of U.S. federal income tax considerations in the section entitled “Proposal No. 1 — The Business Combination Proposal — Material United States Federal Income Tax Considerations” of this proxy statement/prospectus, which shareholders are urged to read. This summary does not discuss all aspects of U.S. federal income tax consequences that may apply in connection with the Business Combination. Shareholders should consult their own tax advisors as to the tax consequences of the Business Combination applicable to them.

Material Canadian Federal Income Tax Considerations of the Business Combination

The following is a summary of the material Canadian federal income tax considerations under the Canadian Tax Act generally applicable to a holder of 180 Shares or Exchangeable Shares (a “Holder”) who, for purposes of the Canadian Tax Act at all relevant times (i) is or is deemed to be a resident of Canada, (ii) is the beneficial owner of 180 Shares or Exchangeable Shares, as applicable, (iii) holds their 180 shares or Exchangeable Shares, as the case may be, and will hold KBL Common Stock acquired pursuant to the business combination, as capital property, and (iv) deals at arm’s length with, and is not affiliated with, any of the 180 Parties or KBL.

180 Shares, Exchangeable Shares and KBL Common Stock will generally constitute capital property to a Holder thereof unless the Holder holds such shares in the course of carrying on a business of trading or dealing in securities or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is not applicable to a Holder (i) that is a financial institution, for the purposes of the market-to-market rules in the Canadian Tax Act, (ii) an interest in which is a tax shelter investment as defined in the Canadian Tax Act, (iii) that is a “specified financial institution” as defined in the Canadian Tax Act, (iv) that reports its “Canadian tax results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency, (v) that enters into a “derivative forward agreement” (as defined in the Canadian Tax Act) with respect to their 180 Shares, Exchangeable Shares or KBL Common Stock, (vi) with respect to whom 180 or KBL is or will be a “foreign affiliate” within the meaning of the Canadian Tax Act; or (vii) that is a corporation resident in Canada and is, or becomes, controlled by a non-resident person for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian Tax Act. Any such Holder should consult its own tax advisor with respect to the business combination.

The rights, privileges, conditions and restrictions attaching to the Exchangeable Shares of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC are identical. In this Canadian tax summary, the term “Purchaseco” means either CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, and the term “Callco” means either CannBioRex Callco ULC or Katexco Callco ULC, as applicable.

This summary is based on the facts set out in this this proxy statement/prospectus, the current provisions of the Canadian Tax Act and the regulations thereunder and the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the business combination and/or the holding of Exchangeable Shares or KBL Common Stock. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the material Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Holder. Holders should consult their own tax advisors regarding the particular tax consequences of the business combination and the holding of Exchangeable Shares or KBL Common Stock to them.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Exchange of 180 Shares for KBL Common Stock

A Holder who exchanges 180 Shares for KBL Common Stock pursuant to the business combination will be considered to have disposed of such 180 Shares for proceeds of disposition equal to the fair market value, at the time of disposition, of the KBL Common Stock acquired in exchange therefor. Such Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such 180 Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Holder of such 180 Shares. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses” below.

The cost to a Holder of KBL Common Stock acquired on the exchange will be equal to the fair market value at the time of acquisition of such KBL Common Stock. The cost of KBL Common Stock so acquired will be averaged with the adjusted cost base of any other KBL Common Stock held by the Holder as capital property for the purposes of determining the Holder’s adjusted cost base of such KBL Common Stock.

Dividends on KBL Common Stock

Dividends on KBL Common Stock will be required to be included in the Holder’s income for the purposes of the Canadian Tax Act. Such dividends received by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax on such dividends.

Disposition of KBL Common Stock

The disposition or deemed disposition of KBL Common Stock by a Holder will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such KBL Common Stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Holder of such KBL Common Stock. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses” below.

Adjustment to Exchangeable Shares

The adjustment to the Exchangeable Share Consideration as provided for in the provisions attaching to the Exchangeable Shares which would provide that the Exchangeable Shares shall be multiplied by the Exchange Ratio and become exchangeable for KBL Common Stock instead of 180 Shares on (a) a redemption (including pursuant to a retraction request) of Exchangeable Shares by a Purchaseco, and (b) an acquisition of Exchangeable Shares by a Callco, should not result in a disposition of the Exchangeable Shares for purposes of the Canadian Tax Act.

Dividends on Exchangeable Shares

In the case of a Holder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be required to be included in computing the Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

Subject to the discussion below as to the denial of the dividend deduction, in the case of a Holder that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income.

If KBL or any other person with whom KBL does not deal at arm’s length (or any trust or partnership of which such person is a beneficiary or member), including the applicable Purchaseco, is a “specified financial institution” (as defined in the Canadian Tax Act) at the time that dividends are paid on the Exchangeable Shares, dividends received or deemed to be received by a Holder that is a corporation will not be deductible in computing taxable income and will be fully includable in taxable income under Part I of the Canadian Tax Act.

A Holder that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the Holder’s taxable income. A Holder that is a Canadian-controlled private corporation (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax on dividends or deemed dividends that are not deductible in computing taxable income.

In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a taxable dividend received by a Holder that is a corporation as proceeds of disposition or a capital gain. For a description of the tax treatment of capital gains and capital losses, see “Capital Gains and Capital Losses” below.

Redemption, Exchange or Disposition of Exchangeable Shares

A Holder will be considered to have disposed of Exchangeable Shares: (a) on a redemption (including pursuant to a retraction request) of such Exchangeable Shares by a Purchaseco, and (b) on an acquisition of such Exchangeable Shares by a Callco. However, the Canadian federal income tax consequences of the disposition for the Holder will be quite different depending on whether the event giving rise to the disposition is a redemption or retraction by a Purchaseco or an acquisition by a Callco.

A Holder who exercises the right to require redemption of an Exchangeable Share by giving a retraction request cannot control whether the Exchangeable Share will be acquired by a Callco under the Retraction Call Right or redeemed by a Purchaseco. The Holder, however, will be notified if a Callco will not exercise the Retraction Call Right. A Holder may cancel the retraction request in writing and retain the Exchangeable Share at any time prior to the close of business one business day before the contemplated date of retraction.

Redemption or Retraction of Exchangeable Shares by a Purchaseco

On a redemption (including pursuant to a retraction request) of an Exchangeable Share by a Purchaseco, a Holder will generally be deemed to receive a dividend equal to the amount by which the “redemption proceeds” (as described below) exceed the paid-up capital (for purposes of the Canadian Tax Act) of the Exchangeable Share so redeemed.

On the redemption of an Exchangeable Share, the Holder will be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the “redemption proceeds” less the amount of any deemed dividend. A Holder will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Holder. For this purpose, the “redemption proceeds” of an Exchangeable Share to the Holder will generally be the fair market value of the KBL Common Stock received by the Holder at the time of the redemption, adjusted for certain declared and unpaid dividends.

The tax treatment to Holders of the receipt of any deemed dividends arising upon the acquisition of an Exchangeable Share by a Purchaseco upon the redemption or retraction of an Exchangeable Share is discussed above under the heading “Dividends on Exchangeable Shares”. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses” below.

The cost of any KBL Common Stock received by a Holder on the redemption or retraction of an Exchangeable Share by a Purchaseco will be equal to the fair market value of such KBL Common Stock at the time of such event.

Purchase of Exchangeable Shares by a Callco or Other Disposition of Exchangeable Shares

On the disposition of an Exchangeable Share by a Holder to a Callco for KBL Common Stock, or on any other disposition or deemed disposition of an Exchangeable Share by a Holder (other than to a Purchaseco), the Holder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (a) the adjusted cost base to the Holder of the Exchangeable Shares and (b) any reasonable costs of disposition. For this purpose, the proceeds of disposition to a Holder in respect of a disposition of Exchangeable Shares to a Callco will generally be the fair market value at the time of the disposition of the KBL Common Stock received by the Holder, adjusted for certain declared and unpaid dividends. The acquisition by a Callco of an Exchangeable Share from the Holder thereof will not result in a deemed dividend to the Holder. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses” below.

The cost of the KBL Common Stock received by a Holder on the acquisition of an Exchangeable Share by a Callco will be equal to the fair market value of such KBL Common Stock at the time of such event.

Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder in a taxation year must be included in the Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Holder in a taxation year must be deducted from taxable capital gains realized by the Holder in that year (subject to and in accordance with rules contained in the Canadian Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

A Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Canadian Tax Act), which includes taxable capital gains.

The amount of any capital loss realized on a disposition or deemed disposition by a Holder that is a corporation of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by the Holder on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A Holder that is a “specified Canadian entity” (as defined in the Canadian Tax Act) for a taxation year or fiscal period whose total cost amount of “specified foreign property” (as defined in the Canadian Tax Act), which would include the KBL Common Stock and the Exchangeable Shares, at any time in the year or fiscal period exceeds CAD $100,000, is required to file an information return for the year or period disclosing prescribed information in respect of such property. Such Holders are advised to consult their own tax advisors.

Offshore Investment Fund Property

The Canadian Tax Act contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property” (as defined in the Canadian Tax Act). These rules could apply to a Holder in respect of an Exchangeable Share or a KBL Share if both of two conditions are satisfied.

The first condition for such rules to apply is that the value of the Exchangeable Share or KBL Share may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”).

The second condition for such rules to apply to a Holder is that it must be reasonable to conclude that one of the main reasons for the Holder acquiring or holding an Exchangeable Share or KBL Share was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by the Holder.

In making this determination, these rules provide that regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including KBL, and the form of, and the terms and conditions governing, the Holder’s interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any such non-resident entity, including KBL, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Holder and (iii) the extent to which any income, profits and gains of any such non-resident entity, including KBL, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, these rules would generally require a Holder to include in income for each taxation year in which the Holder owns an Exchangeable Share or KBL Share (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Holder’s “designated cost” (as defined in the Canadian Tax Act)

of the Exchangeable Share or KBL Share at the end of the month, by 1/12th of the sum of the applicable prescribed rate for the period that includes such month plus 2%, less (ii) the Holder’s income for the year (other than a capital gain) from the Exchangeable Share or KBL Share determined without reference to these rules. Any amount required to be included in computing a Holder’s income under these provisions will be added to the adjusted cost base to the Canadian Holder of the Exchangeable Share or KBL Share, as applicable.

These rules are complex and their application depends, to a large extent, in part, on the reasons for a Holder acquiring or holding an Exchangeable Share or KBL Share. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Eligibility for Investment

The KBL Common Stock will be a qualified investment under the Canadian Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans and tax-free savings accounts (collectively, “Registered Plans”) and deferred profit sharing plans (“DPSPs”) (all as defined in the Canadian Tax Act), provided that the KBL Common Stock are listed on a “designated stock exchange” as defined in the Canadian Tax Act (which includes the NASDAQ).

Notwithstanding the foregoing, if the KBL Common Stock are a “prohibited investment” within the meaning of the Canadian Tax Act for the Registered Plan, the annuitant, holder or subscriber, as the case may be (the “Controlling Individual”), of the Registered Plan, will be subject to a penalty tax under the Canadian Tax Act. The KBL Common Stock generally will not be a prohibited investment for a Registered Plan provided the Controlling Individual of the Registered Plan: (i) deals at arm’s length with KBL for the purposes of the Canadian Tax Act; and (ii) does not have a “significant interest” (as defined in the Canadian Tax Act for purposes of the prohibited investment rules) in KBL. In addition, the KBL Common Stock will not be a prohibited investment if such shares are “excluded property” (as defined in the Canadian Tax Act for purposes of the prohibited investment rules) for the Registered Plan.

Persons who intend to hold KBL Common Stock in a Registered Plan or DPSP should consult their own tax advisors in regard to the application of these rules in their particular circumstances.

Regulatory Matters

Neither KBL nor 180 is aware of any material regulatory approvals or actions that are required for Closing. The parties have determined that a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required to be filed. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the special meeting. The Business Combination Proposal is conditioned on the approval of the Charter Proposals and the Nasdaq Proposal.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the shares of our KBL Common Stock voted at the special meeting, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, the Sponsor, directors and officers have agreed to vote any shares of KBL Common Stock owned by them in favor of the business combination.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE SPECIAL VOTING SHARES CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, KBL’s stockholders are also being asked to approve amendments to the Charter to provide for the establishment of two new classes of preferred stock designated as Class C Special Voting Share and Class K Special Voting Share, par value $0.0001 per share (the “Special Voting Shares Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Reasons for the Amendment

The Special Voting Shares will be authorized for issuance and issued to the Trustee pursuant to the Business Combination Agreement. If the KBL stockholders do not approve the Special Voting Shares Charter Proposal, KBL will not be able to complete the transactions discussed in the Business Combination Proposal.

The Board authorized the designation of two classes of preferred stock named Class C Special Voting Share and Class K Special Voting Share, with the rights and preferences specified below. The Exchangeable Shares will be adjusted in accordance with the terms of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they will be multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The right to vote the KBL Common Stock equivalent of such Exchangeable Shares shall be conducted by the vote of the Special Voting Shares issued to the Trustee. These votes may be exercised for the election of directors and on all other matters submitted to the vote of KBL stockholders. The holders of KBL Common Stock and the holders of the Special Voting Shares will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the KBL certificate of incorporation. If the Business Combination Proposal is not adopted, the Special Voting Shares Charter Proposal will not be presented at the special meeting.

Description of Special Voting Shares

The Special Voting Shares have a par value of $0.0001 per share. The rights and preferences of each Special Voting Shares consists of the following:

•        The right to vote in all circumstances in which the KBL Common Stock have the right to vote, with the KBL Common Stock as one class;

•        The Special Voting Shares entitle the holder (the Trustee) to an aggregate number of votes equal to the number of shares of KBL Common Stock that are issuable to the holders of the outstanding Exchangeable Shares;

•        The holder of the Special Voting Shares (and, indirectly, the holders of the Exchangeable Shares) has the same rights as the holders of the KBL Common Stock as to notices, reports, financial statements and attendance at all stockholder meetings;

•        No entitlement to dividends;

•        The holder of the Special Voting Shares is not entitled to any portion of any related distribution upon windup, dissolution or liquidation of KBL; and

•        KBL may cancel the Special Voting Shares when there are no Exchangeable Shares outstanding and no option or other commitment of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC which could require either CannBioRex Purchaseco ULC and Katexco Purchaseco ULC to issue more Exchangeable Shares.

As set forth above, the holders of the Exchangeable Shares, through the applicable Special Voting Share, have voting rights and other attributes corresponding to the KBL Common Stock. The Exchangeable Shares provide an opportunity for certain former Canadian resident holders of CBR Pharma or Katexco securities to obtain a deferral of taxable capital gains for Canadian income tax purposes in connection with the Reorganization. A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Special Voting Shares Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals, and the Nasdaq Proposal at the special meeting.

The approval of the Special Voting Shares Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SPECIAL VOTING SHARES CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE AUTHORIZED KBL COMMON STOCK CHARTER PROPOSAL

Overview

In this Proposal 3, we are requesting stockholders approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL Common Stock from 35,000,000 shares to 100,000,000 shares (the “Authorized KBL Common Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Common Stock Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Authorized KBL Common Stock Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals, and the Nasdaq Proposal at the special meeting.

The approval of the Authorized KBL Common Stock Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED KBL COMMON STOCK CHARTER PROPOSAL.

PROPOSAL NO. 4 — THE AUTHORIZED KBL PREFERRED STOCK CHARTER PROPOSAL

Overview

In this Proposal 4, we are requesting stockholders approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL Preferred Stock from 1,000,000 shares to 5,000,000 shares (the “Authorized KBL Preferred Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Preferred Stock Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Authorized KBL Preferred Stock Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the Nasdaq Proposal at the special meeting.

The approval of the Authorized KBL Preferred Stock Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED KBL PREFERRED STOCK CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE NAME CHANGE PROPOSAL

Overview

KBL is proposing to change its corporate name from “KBL Merger Corp. IV” to “180 Life Sciences Corp.” upon completion of the business combination. In the judgment of the Board, the change of our corporate name is desirable to reflect our business combination with 180. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the Second A&R Charter is adopted. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Name Change Proposal is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Name Change Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the Nasdaq Proposal at the special meeting.

The approval of the Name Change Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

PROPOSAL NO. 6 — THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved, KBL’s stockholders are also being asked to approve amendments to the Charter to eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the Closing (the “Additional Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the Nasdaq Proposal at the special meeting.

The approval of the Additional Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of KBL Common Stock entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

In connection with the Transactions, we intend to issue (subject to customary terms and conditions, including the Closing): approve, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”): (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC. For further information, please see the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why KBL Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. As a result of KBL’s issuance (or future issuance) of shares of KBL Common Stock in connection with the business combination, KBL will issue shares representing 20% or more of the number of outstanding shares of KBL Common Stock of KBL prior to the issuance, or 20% or more of its voting power prior to the issuance.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to Closing in the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue at least 14,911,263 shares of KBL Common Stock at the Closing and set aside and reserve for issuance up to 2,588,737 shares of KBL Common Stock to the holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC. The issuance of the shares described herein will result in significant dilution to our public stockholders, and result in the public stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of KBL.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals at the special meeting.

Approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the shares of KBL Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT KBL STOCKHOLDERS
VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE OMNIBUS INCENTIVE PLAN PROPOSAL

We are asking our stockholders to approve the KBL Merger Corp. IV 2020 Omnibus Incentive Plan (the “OIP”) at the special meeting. The OIP was approved by our Board on October 24, 2019, subject to approval by our stockholders.

The OIP is intended to be a vital component of our compensation program and the primary equity plan we use to grant equity-based incentive awards to our directors, officers, employees and consultants. Our Board believes that granting equity awards under the OIP will serve to align the interests of the key services providers of KBL and its subsidiaries with KBL’s stockholders, and that it would be in the best interest of KBL and its stockholders to make such grants.

The statements made in this Proposal No. 8 concerning terms and provisions of the OIP are summaries and do not purport to be a complete recitation of the OIP provisions. Such statements are qualified in their entirety by express reference to the full text of the OIP. A copy of the OIP as proposed is attached hereto as Annex C and is incorporated by reference herein.

Summary of the Material Terms of the OIP

Purpose.    The purpose of the OIP is to promote the interests of KBL and its subsidiaries and its stockholders by (i) attracting and retaining directors, executive officers, employees and consultants of outstanding ability; (ii) motivating such individuals by means of performance-related incentives to achieve the longer-range performance goals of KBL and its subsidiaries; and (iii) enabling such individuals to participate in the long-term growth and financial success of KBL.

Administration.    Unless otherwise determined by our Board, our Compensation Committee of the Board has the power and authority to administer the OIP. Our Compensation Committee has the authority to (i) determine the type or types of awards to be granted to each participant; (ii) select the participants to whom awards may from time to time be granted; (iii) determine all matters and questions related to the termination of service of a participant with respect to any award granted to him or her; (iv) determine the number of awards to be granted and the number of shares to which an award will relate; (v) approve forms of agreement for use under the OIP; (vi) determine the terms and conditions of any awards; (vii) prescribe, amend and rescind rules and regulations relating to the OIP; (viii) determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise or purchase price of an award may be paid in, cash, stock, other awards, or other property, or an award may be canceled, forfeited or surrendered; (ix) suspend or accelerate the vesting of any award granted under the OIP or waive the forfeiture restrictions or any other restriction or limitation regarding any awards or the shares of stock relating thereto; (x) construe and interpret the terms of the OIP and awards granted pursuant to the OIP; and (xi) make all other decisions and determinations that may be required pursuant to the OIP or as it deems necessary or advisable to administer the OIP.

Awards.    Awards under the OIP may be made in the form of performance awards, restricted stock, restricted stock units, stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, other stock-based awards and dividend equivalents. Awards are generally non-transferable.

Shares Subject to the OIP.    Subject to adjustment, as described below, a total number of shares of our common stock equal to 15% (on a fully-diluted basis) of the shares of our common stock that are outstanding as of immediately following the consummation of the transactions contemplated by the Business Combination Agreement will be available for awards under the OIP. All of such awards may be in the form of incentive stock options. Shares issued under the OIP may be authorized but unissued shares or reacquired shares. Any shares covered by an award, or portion of an award, granted under the OIP that is forfeited, canceled, cash-settled, expired or otherwise terminated without the issuance of shares, shall again be available for the grant of an award under the OIP.

Award Limitations on Non-Director Awards.    The maximum number of shares subject to awards granted during a single compensation year (that is from one annual meeting of stockholders to the next annual meeting) to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Change in Capitalization or Other Corporate Event.    If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of KBL or other similar transaction affecting our common stock, our Compensation Committee shall adjust the number of shares of our common stock available for issuance under the OIP, and the number, class and exercise price or base price of any outstanding award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding award or the holder or holders thereof, in each case as it determines to be equitable.

Terms and Conditions of Options.    An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements. An option granted will be exercisable only to the extent that it is vested on the date of exercise. No option may be exercisable more than ten years from the grant date. In general, the exercise price per share under each option granted under the OIP may not be less than 100% of the fair market value of our common stock on the option grant date. For so long as our common stock is listed on an established stock exchange, the fair market value of the common stock will be the closing price of our common stock on the exchange on which it is listed on the option grant date. If there is no closing price reported on the option grant date, the fair market value will be deemed equal to the closing price for the common stock on the last market trading day prior to the day of determination.

Terms and Conditions of Stock Appreciation Rights.    A “stock appreciation right” (or a “SAR”) is the right to receive payment from KBL in cash and/or shares of common stock equal to the product of (i) the excess, if any, of the fair market value of one (1) share of our common stock on the exercise date over a specified price fixed by the Compensation Committee on the grant date (which price may not be less than the fair market value of a share of our common stock on the grant date), multiplied by (ii) a stated number of shares of common stock. A SAR will be exercisable only to the extent that it is vested on the date of exercise. No SAR may be exercisable more than ten years from the grant date. SARs may be granted to participants in tandem with options or on their own. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

Terms and Conditions of Restricted Stock and Restricted Stock Units.    “Restricted stock” is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A “restricted stock unit” is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in stock or cash upon vesting. Subject to the provisions of the OIP, our Compensation Committee will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restriction period for the award, and the restrictions applicable to the award. Restricted stock and restricted stock units will vest based on a minimum period of service or the occurrence of events specified by our Compensation Committee.

Terms and Conditions of Performance Awards.    A “performance award” is a contractual right to receive shares of our common stock or a U.S.-denominated amount of cash which is earned (in whole or in part) based on the achievement of specified performance goals. Vested performance awards may be settled in cash, stock or a combination of cash and stock, at the discretion of the Compensation Committee. Performance awards will vest based on the achievement of predetermined performance goals established by the Compensation Committee. Performance goals may be established on a company-wide basis, with respect to one or more business units, divisions, subsidiaries or products or based on individual performance measures, and may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of KBL, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. In the case of earning-based measures, performance goals may include comparisons relating to capital (including but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals may also be subject to such other terms and conditions as the committee may determine appropriate. The committee may also adjust the performance goals for any performance cycle as it deems equitable in recognition of unusual or non-recurring events affecting KBL; changes in applicable tax laws or accounting principles; other extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of KBL; foreign exchange gains and losses; change in the fiscal year of KBL; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; impairments and/or such other factors as the committee may determine.

Other Stock-Based Awards.    The Compensation Committee may make other equity-based or equity-related awards not otherwise described by the terms of the plan.

Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or on their own, but not in respect of stock options or SARs. In general, dividend equivalents will be paid to participants with respect to an award when the award becomes vested.

Termination of Employment.    All of the terms relating to the exercise, cancellation or other disposition of any award upon a termination of employment or service with KBL of the participant, whether due to disability, death or under any circumstances may be determined by the Compensation Committee and described in each participant’s award agreement. Unless otherwise set forth in the applicable agreement, the following provisions will apply:

Termination for Cause; Post-Service Competitive Activity.    If a participant’s employment or service terminates for cause or a participant breaches any restrictive covenants (such as a non-competition or non-solicitation agreement) following the participant’s termination of employment or service, all options and SARs, whether vested or unvested, and all other awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of cause or such breach) will be immediately forfeited and canceled. If the participant breaches the restrictive covenants following the termination, any portion of the participant’s awards that became vested after termination, and any shares or cash issued upon exercise or settlement of such awards, will be immediately forfeited, canceled, and disgorged or paid to KBL together with all gains earned or accrued due to the sale of shares issued upon exercise or settlement of such awards.

Termination due to Death.    If a participant’s employment or service terminates by reason of death, all options and SARs (whether or not then otherwise exercisable) will become exercisable in full and may be exercised at any time prior to the earlier of (i) the one-year anniversary of the participant’s death or (ii) the expiration of the term of the options or SARs; provided that any in-the-money options and SARs that are still outstanding on the last day of their term will automatically be exercised on such date, and all other awards will immediately vest in full, and restricted stock units and performance awards that have not been settled or converted into shares prior to the participant’s death will immediately be settled in shares. Performance awards will vest and be paid based on target levels of performance.

Termination due to Disability.    If a participant’s employment or service terminates by reason of disability, the participant will be treated as though the participant continued in the employ or service of KBL and all unvested awards will remain outstanding and vest, or in the case of options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable award agreement. Any options or SARs that are or become exercisable may be exercised at any time prior to the earlier of (i) the fifth anniversary of the participant’s termination for disability or (ii) the expiration of their term.

Involuntary Termination Without Cause.    If a participant’s employment or service is involuntarily terminated without cause, all options and SARs that are unvested will be immediately forfeited and canceled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) 30 days after the termination date or (ii) the expiration of their term, all restricted stock or restricted stock units that are unvested will be immediately forfeited and canceled, and provided that the participant signs a general release and waiver of claims in the form provided by KBL and does not exercise any rights to revoke such release, the participant will retain a pro-rated portion of any unvested performance awards granted earlier than one year prior to the termination date, and be earned based on the attainment of the applicable performance goals (and any performance awards that ae not so earned will be forfeited and canceled).

Termination for Any Other Reason.    If a participant’s employment or service terminates for any reason other as set forth above, all options and SARs that are unvested will be immediately forfeited and canceled, and all options and SARs that are vested will remain outstanding and exercisable until the earlier of (i) 30 days after the termination date or (ii) the expiration of their term, and all other awards that are unvested or have not otherwise been earned shall be immediately forfeited and canceled.

Change in Control.    Unless otherwise provided in an award agreement, and other than with respect to certain performance awards (described in the next paragraph), no cancellation, acceleration or other payment will occur in connection with a change in control of KBL if the Compensation Committee reasonably determines in good faith, prior to the occurrence of the change in control, that the award will be honored or assumed, or new rights substituted therefor following the change in control, provided that any such alternative award must (i) give the participant rights and entitlements substantially equivalent to or better than the rights and terms applicable under the award immediately prior to the change in control, (ii) have terms such that if a participant’s employment is involuntarily or constructively terminated within the twenty-four months following the change in control at a time when any portion of the alternative award is unvested, the unvested portion of the alternative award will immediately vest in full and the participant will receive either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the alternative award at the date of exercise or settlement over the price that the participant would be required to pay to exercise the alternative award or (2) or an equal value of publicly-traded shares or equity interests.

Unless otherwise provided in an award agreement, upon a change in control, then-outstanding performance awards will be modified to replace any performance goals with vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the performance goals would have been measured if the change in control had not occurred or, if applicable, the later period of required service following such measurement date, with accelerated vesting if the participant’s employment is involuntarily or constructively terminated within the twenty-four months following the change in control. The number of such alternative awards will be equal to (i) if less than 50% of the performance cycle has elapsed, the target number of performance awards, and (ii) if 50% or more of the performance cycle has elapsed, a number of awards based on actual performance through the date of the change in control if determinable, or the target, if not determinable.

Except as otherwise provided above or in an award agreement, upon a change in control: each vested and unvested option or SAR will be canceled in exchange for a payment equal to the excess, if any, of the change in control price over the applicable exercise or base price, the vesting restrictions applicable to all other unvested awards (other than freestanding dividend equivalents and performance awards) will lapse, and such awards will be canceled in exchange for a payment equal to the change in control price, the alternative performance awards will be canceled in exchange for a payment equal to the change in control price, all other awards (other than freestanding dividend equivalents) that were vested prior to the change in control but that have not been settled or converted into shares prior to the change in control will be canceled in exchange for a payment equal to the change in control price, and all freestanding dividend equivalents will be cancelled without payment therefor.

To the extent any portion of the change in control price is payable other than in cash and/or other than at the time of the change in control, the award holders will receive the same value in respect of their awards (less any applicable exercise or base price) as is received by t KBL’s stockholders in respect of their shares. To the extent any portion of the change in control price is payable other than at the time of the change in control, the committee will determine the time and form of payment to the award holders consistent with Section 409A of the Code and other applicable laws. Upon a change in control the committee may cancel options and SARs for no consideration if the fair market value of the shares subject to such options or such SARs is less than or equal to their exercise or base price.

Forfeiture, Cancellation or “Clawback” of Awards.    Awards (and gains earned or accrued in connection with awards) will be subject to such generally applicable policies as to forfeiture and recoupment as may be adopted by the Compensation Committee or the Board. Participants will also forfeit and disgorge to KBL any awards granted or vested and any gains earned or accrued due to the exercise of options or SARs or the sale of any shares of stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the stock is listed or quoted

Amendment or Termination of the OIP.    The OIP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Compensation Committee; provided, that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of shareholders of KBL, no amendment or modification to the OIP may (i) except as otherwise expressly provided in the OIP, increase the number of shares subject to the OIP; (ii) modify the class of persons eligible for participation in the OIP or (iii) materially modify the OIP in any other way that would require shareholder approval under applicable law. Except as otherwise expressly provided in the OIP, neither the amendment, suspension nor termination of the OIP shall, without the written consent of the holder of the award, materially adversely alter or impair any rights or obligations under any award theretofore granted. No award may be granted during any period of suspension nor after termination of the OIP, and in no event may any award be granted under the OIP after the expiration of ten years from the effective date of the OIP.

Amendment of an Award.    The Compensation Committee may at any time, and from time to time, may amend the terms of any one or more existing award agreements, provided, however, that the rights of a participant under an award agreement may not be materially adversely impaired without the participant’s written consent.

Federal Income Tax Consequences

The Code provides that a participant receiving a nonqualified stock option ordinarily does not realize taxable income upon the grant of the stock option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified stock option to the extent that the fair market value of the common stock on the date of exercise exceeds the stock option price. Subject to the deduction limitation under Section 162(m) of the Code (which disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million in any taxable year to certain “covered employees”, which term includes the named executive officers of KBL), KBL is entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant. When the participant sells the shares acquired pursuant to a nonqualified stock option, any gain or loss will be capital gain or loss (this assumes that the shares represent a capital asset in the participant’s hands), and there will be no tax consequences for KBL.

The grant of an incentive stock option does not result in taxable income to a participant. The exercise of an incentive stock option also does not result in taxable income, provided that the circumstances satisfy the employment requirements in the Code. However, the exercise of an incentive stock option may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an incentive stock option during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. This assumes that the shares represent a capital asset in the participant’s hands. The statutory holding period lasts until the later of two years from the date the stock option is granted and one year from the date the common stock is transferred to the participant pursuant to the exercise of the stock option. If the employment and statutory holding period requirements are satisfied, KBL may not claim any federal income tax deduction upon either the exercise of the incentive stock option or the subsequent sale of the common stock received upon exercise. If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of the fair market value of the common stock on the date of exercise minus the stock option price and the amount realized on disposition minus the stock option price. Any excess is long-term or short-term capital gain or loss, assuming the shares represent a capital asset in the participant’s hands. Subject to the deduction limitation under Section 162(m) of the Code, in the case of a disqualifying disposition, KBL is entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

The exercise of a stock option through the exchange of previously-acquired stock will generally be treated as a non-taxable like-kind exchange as to the number of shares given up and the identical number of shares received under the stock option. That number of shares will take the same tax basis and, for capital gain purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the participant at the time of the exercise as ordinary income, taxed as compensation. The excess shares will have a new holding period for capital gains purposes and a tax basis equal to the value of such shares determined at the time of exercise. If the tendered shares were acquired through the prior exercise of an incentive stock option and do not satisfy the statutory two-year and one-year holding periods (“disqualified shares”), then the tender will result in compensation income to the optionee taxed as ordinary income equal to the excess of the fair market value of the disqualified shares, determined when the prior incentive stock option was exercised, over the exercise price of the disqualified shares. The optionee will increase his tax basis in the number of shares received on exercise equal to the number of shares of disqualified shares tendered by the amount of compensation income recognized by the optionee with respect to the disqualified shares. Generally, the federal income tax consequences to the optionee are similar to those described above relating to the exercise of a stock option through the exchange of non-disqualified shares.

If an optionee exercises a stock option through the cashless exercise method by authorizing a broker to sell a specified number of the shares to be acquired through the stock option exercise having a market value equal to the sum of the stock option exercise plus any transaction costs (the “cashless shares”), the optionee should be treated as constructively receiving the full amount of stock option shares, followed immediately by a sale of the cashless shares by the optionee. In the case of an incentive stock option, the cashless exercise method would result in the cashless shares becoming disqualified shares and taxed in a manner described above for disqualified shares.

In the case of a nonqualified stock option, the cashless exercise method would result in compensation income to the optionee with respect to both the cashless shares and remaining stock option shares as discussed above relating to nonqualified stock options. Since the optionee’s tax basis in the cashless shares that are deemed received and simultaneously sold on exercise of the stock option is equal to the sum of the exercise price and the compensation to the optionee, no additional gain should be recognized by the optionee upon the deemed sale of the cashless shares.

Under Section 83(b) of the Code, an employee may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the employee. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares, assuming that the shares represent a capital asset in the hands of the employee. An employee makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the employee. If a Section 83(b) election is properly made, the employee will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Unless a Section 83(b) election is made, no taxable income will generally be recognized by the recipient of a restricted stock award until the shares are no longer subject to the transfer restrictions or the risk of forfeiture. When either the transfer restrictions or the risk of forfeiture lapses, the employee will recognize ordinary income, taxable as compensation, in an amount equal to the excess of the fair market value of the common stock on the date of lapse over the amount paid, if any, by the employee for the stock. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the transfer restrictions or risk of forfeiture will be included in the employee’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss, assuming that the shares represent a capital asset in the hands of the employee.

Generally, an employee will not recognize any taxable income upon the grant of stock appreciation rights, performance shares, or other stock or cash based award. At the time the employee receives the payment for the stock appreciation right, performance shares, or other stock or cash based award, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable to the employee as ordinary income, taxable as compensation.

Subject to the deduction limitation under Section 162(m) of the Code, KBL or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards under the OIP.

The exercisability of a stock option or a stock appreciation right, the payment of a performance share or the elimination of restrictions on restricted stock, may be accelerated, and special cash settlement rights may be triggered and exercised, as a result of a change in control. If any of the foregoing occurs, all or a portion of the value of the relevant award at that time may be considered a parachute payment under the Code. This is relevant for determining whether a 20% excise tax (in addition to income tax otherwise owed) is payable by the participant as a result of the receipt of an excess parachute payment pursuant to the Code. KBL will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

New OIP Benefits

Future awards under the OIP are subject to the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any awards under the OIP at this time.

Unanimous Recommendation of the Board of Directors; Vote Required

This proposal to approve the KBL Merger Corp. IV 2020 Omnibus Incentive Plan requires for its approval the affirmative vote of a majority of the votes entitled to be cast at the special meeting by holders of common stock who are present in person or by proxy. Any abstention will have the effect of a vote against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE KBL MERGER CORP. IV 2020 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by KBL stockholders, our Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of KBL Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF KBL

The following discussion and analysis should be read in conjunction with the financial statements and related notes of KBL included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. The forward-looking statements are dependent upon events, risks, and uncertainties that may be outside our control. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on September 7, 2016 in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the Private Placement, our securities, debt or a combination of cash, securities and debt.

The issuance of additional shares of common stock or preferred stock:

•        may significantly dilute the equity interest of our investors;

•        may subordinate the rights of holders of common stock if we issue preferred shares with rights senior to those afforded to our common stock;

•        could cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after our business combination are insufficient to pay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain additional financing if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We are incurring significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Recent Developments

On February 20, 2019, we filed a definitive proxy statement with the SEC soliciting the approval of our stockholders for, among other things, a proposal to extend the period of time for which we are required to consummate a business combination from March 7, 2019 to June 7, 2019 (or September 9, 2019 if the Company has executed a definitive agreement for a business combination by June 7, 2019) or such earlier date as determined by our board of directors.

On March 5, 2019, our stockholders approved to extend the period of time for which we are required to consummate a business combination until June 7, 2019 (or September 9, 2019 if we have executed a definitive agreement for a business combination by June 7, 2019) or such earlier date as determined by our board of directors (the “First Extension Amendment”, and such later date, the “First Extension Combination Period”). The number of shares of common stock presented for redemption in connection with the First Extension Amendment was 5,128,523. We paid cash in the aggregate amount of $52,829,304, or approximately $10.30 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the First Extension Amendment, cash and marketable securities held in the Trust Account decreased to $65,633,068. In addition, on March 8, 2019, an aggregate of $573,433 was loaned to us and deposited into the Trust Account, which amount is equal to $0.09 for each of the 6,371,477 Public Shares that were not redeemed. Such amount was paid from funds loaned to us by the Sponsor.

In connection with the approval of the First Extension Amendment, the Sponsor or its designees had previously agreed to loan us $0.03 for each Public Share that was not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that was needed by us to complete a business combination from June 7, 2019 until the First Extension Combination Period. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the First Extension Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make additional loans following such determination would terminate.

On March 15, 2019, we issued the Sponsor a promissory note (the “March Promissory Note”), pursuant to which all outstanding advances were converted into loans under the March Promissory Note. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a business combination or (ii) our liquidation. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the units issued in the private placement concurrently with the IPO (the “Private Units”). As of June 30, 2020, there was $337,301 outstanding under the March Promissory Note. In September 2020, we amended and restated the March Promissory Note, effective upon the Closing of the Business Combination, to remove the conversion feature and to provide that such note would be due and payable upon the “Second Closing” under the June SPA.

On March 15, 2019, we entered into an expense reimbursement agreement (the “Expense Reimbursement Agreement”) with the Sponsor and KBL Healthcare Management, LLC (“KBL Management”), an affiliate of the Sponsor and our Chief Executive Officer, in recognition of the compensation expense incurred by KBL Management for services provided by one of their employees on behalf of the Sponsor to us. The Expense Reimbursement Agreement is effective January 1, 2019 until the earlier of (i) the consummation of a business combination or (ii) our liquidation. Under the Expense Reimbursement Agreement, we will reimburse the Sponsor for the compensation expense incurred by KBL Management for its employee in the amount of $180,000 per year plus health insurance costs of $1,139 per month. At our election, we may pay amounts due pursuant to a non-interest bearing, unsecured promissory note. As of June 30, 2020, amounts due under the Expense Reimbursement Agreement totaled $337,301 and has been included in the March Promissory Note discussed above.

On April 10, 2019, we entered into the Term Sheet with 180, the 180 Subsidiaries, and Tyche, pursuant to which we would acquire 100% of the outstanding equity and equity equivalents of 180 (including options, warrants or other securities that have the right to acquire or convert into equity securities of 180) in exchange for shares of our common stock valued at $175 million, subject to adjustment. Due to Canadian tax considerations, it was contemplated that 180 would not be acquiring the shares of the Canadian shareholders in Katexco and CBR Pharma. Those shareholders will continue to hold Exchangeable Shares in each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC, Canadian subsidiaries of 180, which are exchangeable for common stock of 180 and ultimately, upon the Closing, become exchangeable for shares of our common stock. The Term Sheet was intended to express only a mutual indication of interest in the Business Combination and did not represent a legally binding commitment or obligation on the part of the parties. We announced the entry into the Term Sheet on April 16, 2019 but did not identify 180.

In connection with the Term Sheet, the 180 Parties agreed to loan us $400,000 to be used to fund our operating expenses and agreed to loan us up to an additional $300,000 to be used for extension expenses. The loans are interest-free loans and can be pre-paid at any time without penalty, but are required to be paid back (subject to a customary waiver against the Trust Account) upon the earlier of (i) the Closing of the Transaction, (ii) the consummation by us of a transaction with a third party constituting our initial business combination, or (iii) our liquidation if we do not consummate an initial business combination prior to our deadline to do so (a “Liquidation”). Promptly after signing the Term Sheet, we received the loan of $400,000 to fund the operating expenses.

In connection with the Term Sheet, Tyche paid $650,000 to the Sponsor, to purchase $650,000 of the obligations owed to the Sponsor under the March Promissory Note (the “Sponsor Note”), but Tyche waived any rights under the assigned portion of the Sponsor Note to convert the obligations under the assigned portion of the Sponsor Note into units of the post business combination entity. In the Term Sheet, Tyche also agreed to provide equity financing for the Business Combination to ensure that we have sufficient cash at the Closing to meet our $5,000,001 net tangible assets test.

On May 20, 2019, we filed a definitive proxy statement with the SEC soliciting the approval of our stockholders for, among other things, a proposal to extend the period of time for which we are required to consummate a business combination from June 7, 2019 (or September 9, 2019 if we have executed a definitive agreement for a business combination by June 7, 2019) to September 9, 2019 (or December 9, 2019 if the Company has executed a definitive agreement for a business combination by September 9, 2019) or such earlier date as determined by our board of directors.

On June 5, 2019, our stockholders approved to further extend the period of time for which we were required to consummate a business combination from June 7, 2019 to September 9, 2019 (or December 9, 2019 if we had executed a definitive agreement for a business combination by September 9, 2019) or such earlier date as determined by our board of directors (the “Second Extension Amendment”, and such later date, the “Second Combination Period”). The number of shares of common stock presented for redemption in connection with the Second Extension Amendment was 1,580,762. We paid cash in the aggregate amount of $16,476,233, or approximately $10.42 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Second Extension Amendment, cash and marketable securities held in the Trust Account decreased to $49,933,473.

In connection with the approval of the Second Extension Amendment, the Sponsor or its designees agreed to loan us $0.0225 for each Public Share that was not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that was needed by us to complete a business combination from June 7, 2019 until the Second Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.0225 for each Public Share that was not redeemed for each calendar month commencing on June 7, 2019 replaced and superseded the previous agreement to loan us $0.03 for each Public Share that was not redeemed for each calendar month commencing on June 7, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Second Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make additional loans following such determination would terminate.

On July 25, 2019, we, KBL Merger Sub, the 180 Parties and the Stockholder Representative entered into the Business Combination Agreement pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as our wholly-owned subsidiary, and in consideration thereof, the stockholders of 180 shall, at the option of the holder, receive shares of our common stock and the existing Exchangeable Shares will be adjusted in accordance with the terms of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they will be multiplied by the Exchange Ratio (as defined in the Business Combination Agreement) and become exchangeable into shares of our common stock.

In connection with the entry into Business Combination Agreement, the Sponsor deposited in escrow with a third party escrow agent the Escrowed Shares. The Escrowed Shares will be transferred to Tyche upon the earlier of (i) the Closing or (ii) a liquidation; provided, that if we consummate our initial business combination with a third party other than 180 or its affiliates, upon the consummation of such business combination, in addition to paying certain loans, the Sponsor will transfer to Tyche a number of Escrowed Shares equal in value to three times the amount of the loans, with each Escrowed Share valued at the price paid to each public stockholder that redeems its shares in connection with such initial business combination.

On November 19, 2019, we filed a definitive proxy statement with the SEC soliciting the approval of our stockholders for, among other things, a proposal to extend the period of time for which we are required to consummate a business combination from September 9, 2019 (or December 9, 2019 if we have executed a definitive agreement for a business combination by September 9, 2019) until April 9, 2020 or such earlier date as determined by our board of directors.

On November 12, 2019, we filed with the SEC a Registration Statement on Form S-4, including a preliminary proxy statement/prospectus, soliciting the approval of our stockholders for, among other things, a proposal to approve and adopt the Business Combination Agreement.

On December 6, 2019, our stockholders approved to extend the period of time for which we are required to consummate a business combination until April 9, 2020 or such earlier date as determined by our board of directors (the “Third Extension Amendment”, and such later date, the “Third Combination Period”). The number of shares of common stock presented for redemption in connection with the Third Extension Amendment was 3,676,448. We paid cash in the aggregate amount of $39,121,812, or approximately $10.64 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Third Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,857,136. As of June 30, 2020, an aggregate of $713,604 was deposited into the Trust Account.

In connection with the approval of the Third Extension Amendment, the Sponsor or its designees agreed to loan us $0.02 for each Public Share that was not redeemed for each calendar month commencing on December 9, 2019, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from December 9, 2019 until the Third Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.02 for each Public Share that was not redeemed for each calendar month commencing on December 9, 2019 replaced and superseded the previous agreement to loan us $0.0225 for each Public Share that was not redeemed for each calendar month commencing on December 9, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Third Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

On January 13, 2020, 180 filed an amendment to its certificate of incorporation with the Delaware Secretary of State to change its name from “CannBioRx Life Sciences Corp.” to “180 Life Sciences Corp.”

On January 29, 2020, the Business Combination Agreement was amended to extend the termination date to April 9, 2020, and on August 7, 2020, the Business Combination Agreement was amended to extend the termination date to November 9, 2020.

On February 10, 2020, we filed with the SEC an amendment to the Registration Statement on Form S-4, including a preliminary proxy statement/prospectus originally filed with the SEC by us on November 12, 2019, soliciting the approval of our stockholders for, among other things, a proposal to approve and adopt the Business Combination Agreement.

On April 8, 2020, our stockholders approved to further extend the period of time for which we are required to consummate a business combination until July 9, 2020 or such earlier date as determined by our board of directors (the “Fourth Extension Amendment”, and such later date, the “Fourth Combination Period”). The number of shares of common stock presented for redemption in connection with the Fourth Extension Amendment was 67,665. We paid cash in the aggregate amount of $728,884, or approximately $10.77 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fourth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,273,945 at April 9, 2020.

On July 9, 2020, our stockholders approved to further extend the period of time for which we are required to consummate a business combination until November 9, 2020 or such earlier date as determined by our board of directors (the “Fifth Extension Amendment”, and, together with the First Extension Amendment, the Second Extension Amendment, the Third Extension Amendment and the Fourth Extension Amendment, the “Extension Amendments”, and such later date, the “Fifth Combination Period”). The number of shares of common stock presented for redemption in connection with the Fifth Extension Amendment was 106,186. We paid cash in the aggregate amount of $1,160,695, or approximately $10.93 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fifth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $10,279,476 at July 9, 2020.

During the year ended December 31, 2019, we received additional advances in the aggregate amount of $1,699,825 from the 180 Parties to be used by us to fund our operating expenses, deal transaction expenses and any financing expenses for the Transaction (the “Operating Expenses”) and any future extensions of the deadline for us to consummate a business combination (the “Extension Expenses”). As of June 30, 2020, a total of $1,379,815 is due under the advances from the 180 Parties.

On June 12, 2020, pursuant to the Securities Purchase Agreement dated June 12, 2020 that we entered into with the investors party thereto, we issued a $1,666,667 10% Secured Convertible Promissory Note and a $138,889 10% Senior Secured Convertible Extension Promissory Note (together the “Dominion Convertible Notes”) to Dominion Capital LLC (the “Holder”), which were provisionally issued to the Holder in conjunction with 400,000 shares of our common stock, which are being held in escrow and will only be released at the closing of a business combination. In conjunction with the related Securities Purchase Agreement, we entered into a series of Leak Out Agreements in which certain parties agreed that they would not sell, dispose or otherwise transfer, in aggregate more than 5% of the composite daily trading volume of our common stock. Pursuant to the Leak-Out Agreement between us and Caravel CAD Fund Ltd., we issued 404,245 restricted shares of common stock (the “Leak-Out Shares”), which shares are being held in escrow and are subject to release at the closing of a business combination.

On June 12, 2020, pursuant to the Securities Purchase Agreement dated June 12, 2020 that we entered into with the investors party thereto, we issued a $1,657,522 10% Secured Convertible Promissory Note and a $138,889 10% Senior Secured Convertible Extension Promissory Note (together the “Kingsbrook Convertible Notes”) to Kingsbrook Opportunities Master Fund LP, which were issued to the noteholder in conjunction with 250,000 shares of common stock.

On August 28, 2020, we filed with the SEC an amendment to the Registration Statement on Form S-4, including a preliminary proxy statement/prospectus originally filed with the SEC by us on November 12, 2019, soliciting the approval of our stockholders for, among other things, a proposal to approve and adopt the Business Combination Agreement.

On September 8, 2020, pursuant to the Securities Purchase Agreement dated September 8, 2020 that we entered into with the investors party thereto, we issued to the investors 10% Secured Convertible Promissory Notes in the aggregate principal amount of $1,111,111, which were issued to the investors in conjunction with 100,000 shares of common stock.

In September 2020, we issued to the Sponsor a convertible promissory note (the “Convertible Sponsor Note”), effective upon the Closing of the Business Combination, pursuant to which outstanding advances in the amount of $795,003 were converted into loans thereunder. The Convertible Sponsor Note is unsecured, non-interest bearing and due upon the Closing of the Business Combination. Upon the Closing of the Business Combination, the Convertible Sponsor Note shall automatically convert into shares of our common stock at a conversion price of $4.00.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 7, 2016 (date of inception) through June 30, 2020 were organizational activities, those necessary to prepare for the IPO, which was consummated on June 7, 2017, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the Closing. We generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account and are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2020, we had a net loss of $2,311,388, which consists of operating costs of $388,039, interest expense of $270,257 related to the issuance of the Dominion Convertible Notes and Kingsbrook Convertible Notes and $1,657,522 of loss on the issuance of the Dominion Convertible Notes and Kingsbrook Convertible Notes, offset by interest income on marketable securities held in the Trust Account of $2,950 and a benefit for income taxes of $1,480. For the three months ended June 30, 2019, we had net loss of $10,830, which consists of interest income on marketable securities held in the Trust Account of $355,970, offset by operating costs of $296,377, and a provision for income taxes of $70,423, respectively.

For the six months ended June 30, 2020, we had a net loss of $2,528,799, which consists of operating costs of $635,631, interest expense of $270,257 related to the issuance of the Dominion Convertible Notes and Kingsbrook Convertible Notes, $1,657,522 of loss on the issuance of the Dominion Convertible Notes and Kingsbrook Convertible Notes and a provision for income taxes of $3,827, offset by interest income on marketable securities held in the Trust Account of $38,438. For the six months ended June 30, 2019, we had net income of $220,765, which consists of interest income on marketable securities held in the Trust Account of $948,284, offset by operating costs of $561,281, and a provision for income taxes of $166,238, respectively.

For the year ended December 31, 2019, we had a net loss of $91,300, which consists of operating costs of $1,208,943 and a provision for income taxes of $257,255, offset by interest income on marketable securities held in the Trust Account of $1,374,898. For the year ended December 31, 2018, we had net income of $1,040,542, which consists of interest income on marketable securities held in the Trust Account of $2,052,808, offset by operating costs of $599,075, and a provision for income taxes of $413,191.

Liquidity and Capital Resources

The completion of the IPO and the concurrent Private Placement, inclusive of the underwriters’ exercise of their over-allotment option in full, generated gross proceeds to us of $120,025,000. Related transaction costs amounted to $7,345,436, consisting of $2,875,000 of underwriting fees, $750,000 of deferred underwriting commissions payable (which are held in the Trust Account) and $445,436 of IPO costs.

Following the IPO and the exercise of the over-allotment option, a total of $116,150,000 was placed in the Trust Account and we had $798,469 of cash held outside of the Trust Account, after payment of all costs related to the IPO and the exercise of the over-allotment option.

As of June 30, 2020

As of June 30, 2020, we had cash and marketable securities held in the Trust Account of $11,276,350. Interest income earned on the balance in the Trust Account, amounting to approximately $386,000 as of June 30, 2020, may be available to us to pay taxes. Through June 30, 2020, we have withdrawn approximately $1,156,000 of interest income from the Trust Account to pay our income and franchise taxes, of which no amounts were withdrawn during the three and six months ended June 30, 2020.

As of June 30, 2020, we had cash of $257,601 held outside the Trust Account, which is available for use by us to finance the costs associated with identifying a target business, negotiating a Business Combination, due diligence procedures and other general corporate uses. In addition, as of June30, 2020, we had accounts payable and accrued expenses of $339,497.

For the six months ended June 30, 2020, cash and restricted cash used in operating activities amounted to $812,973. Net loss of $2,528,799 was affected by interest earned on marketable securities held in the Trust Account of $38,438, loss on the issuance of the Dominion Convertible Notes and Kingsbrook Convertible Notes of $1,657,522, interest expense related to the amortization of the debt discount on the Dominion Convertible Notes and Kingsbrook Convertible Notes of $252,493 and changes in our operating assets and liabilities, which used cash of $155,751.

For the six months ended June 30, 2019, cash used in operating activities amounted to $943,985. Net income of $220,765 was offset by interest earned on marketable securities held in the Trust Account of $948,284 and changes in our operating assets and liabilities, which used cash of $216,466.

As of December 31, 2019

As of December 31, 2019, we had cash and marketable securities held in the Trust Account of $11,877,654. Interest income earned on the balance in the Trust Account, amounting to approximately $373,000 as of December 31, 2019, may be available to us to pay taxes. Through December 31, 2019, we have withdrawn approximately $1,156,000 of interest income from the Trust Account to pay our income and franchise taxes, of which approximately $456,000 was withdrawn during the year ended December 31, 2019.

As of December 31, 2019, we had cash of $546,636 held outside the Trust Account, which is available for use by us to finance the costs associated with identifying a target business, negotiating a business combination, due diligence procedures and other general corporate uses. In addition, as of December 31, 2019, we had accounts payable and accrued expenses of $268,423.

For the year ended December 31, 2019, cash used in operating activities amounted to $1,452,235. Net loss of $91,300 was affected by interest earned on marketable securities held in the Trust Account of $1,374,898 and changes in our operating assets and liabilities, which provided cash of $13,963. For the year ended December 31, 2018, cash used in operating activities amounted to $789,230. Net income of $1,040,542 was offset by interest earned on marketable securities held in the Trust Account of $2,052,808 and changes in our operating assets and liabilities, which provided cash of $223,036.

General

On March 15, 2019, we entered into the Expense Reimbursement Agreement with our Sponsor and KBL Management in recognition of the compensation expense incurred by KBL Management for services provided by one of their employees on behalf of the Sponsor to us. The Expense Reimbursement Agreement is effective January 1, 2019 until the earlier of (i) the consummation of a business combination or (ii) our liquidation. Under the Expense Reimbursement Agreement, we will reimburse the Sponsor for the compensation expense incurred by KBL Management for its employee in the amount of $180,000 per year plus health insurance costs of $1,139 per month. At our election, we may pay amounts due pursuant to a non-interest bearing, unsecured promissory note. As of June 30, 2020, amounts due under the Expense Reimbursement Agreement totaled $337,301 and has been included in the March Promissory Note.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes and up to $50,000 for liquidation expenses, if any. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We have until November 9, 2020 to complete an initial business combination. If we are unable to complete a business combination by November 9, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern and Liquidity

As of June 30, 2020, we had a cash balance of approximately $258,000, which excludes interest income of approximately $386,000 from our investments in the Trust Account which is available to us for tax obligations. Through June 30, 2020, we have withdrawn approximately $1,156,000 of interest income from the Trust Account to pay our income and franchise taxes, of which no amounts were withdrawn during the six months ended June 30, 2020, and of which approximately $456,000 was withdrawn during the year ended December 31, 2019.

Until the consummation of a business combination, we will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating a business combination.

If our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to a business combination. Moreover, we may need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

On March 15, 2019, we issued to the Sponsor the March Promissory Note, pursuant to which all outstanding advances were converted into loans under the March Promissory Note. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a business combination or (ii) our liquidation. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. As of June 30, 2020, there was $337,301 outstanding under the March Promissory Note. In September 2020, we amended and restated the March Promissory Note, effective upon the Closing of the Business Combination, to remove the conversion feature and to provide that such note would be due and payable upon the “Second Closing” under the June SPA.

In connection with the Term Sheet, Tyche paid $650,000 to the Sponsor, to purchase $650,000 of the obligations owed to the Sponsor under the March Promissory Note (the “Tyche Note”), but Tyche waived any rights under the assigned portion of the March Promissory Note to convert the obligations under the assigned portion of the March Promissory Note into units of the post-business combination entity. In the Term Sheet, Tyche also agreed to provide equity financing for the Transaction to ensure that we have sufficient cash at the closing of the Transaction to meet our $5,000,001 net tangible assets test. In December 2019, the $650,000 Tyche Note was transferred to 180.

On April 15, 2019, we received $400,000 in loans from the 180 Parties to fund our Operating Expenses. During the year ended December 31, 2019, we received additional loans in the aggregate amount of $649,825 from the 180 Parties to fund Operating Expenses and Extension Expenses. As of June 30, 2020, a total of $1,379,815 is due under the loans from the 180 Parties.

As of December 31, 2019, we received advances amounting to $1,209,512 from the Sponsor to fund working capital purposes and business combination expenses, of which $840,482 was advanced during the year ended December 31, 2019. During the year ended December 31, 2019, we repaid an aggregate amount of $100,000 of such advances and an aggregate amount of $314,509 was converted into loans under the March Promissory Note. As of June 30, 2020, advances of $795,003 were outstanding. In September 2020, we issued to the Sponsor the Convertible Sponsor Note, effective upon the Closing of the Business Combination, pursuant to which all such outstanding advances were converted into loans thereunder. The Convertible Sponsor Note is unsecured, non-interest bearing and due upon the Closing of the Business Combination. Upon the Closing of the Business Combination, the Convertible Sponsor Note shall automatically convert into shares of our common stock at a conversion price of $4.00.

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to (other than as described above), loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay any such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Subject to the terms and conditions of the Amended and Restated March Promissory Note and the Convertible Sponsor Note, up to $1,000,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In addition, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

The liquidity condition and date for mandatory liquidation raise substantial doubt about our ability to continue as a going concern through November 9, 2020, the scheduled liquidation date.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to us. We began incurring these fees on June 7, 2017 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination or our liquidation.

We have an agreement to pay the underwriters a deferred fee of up to $4,025,000 until the completion of the initial business combination (the “Deferred Fee”). The Deferred Fee will be paid in cash upon the closing of a business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policy:

Common stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, 396,781 and 33,618 shares of common stock subject to possible redemption at June 30, 2020 and December 31, 2019, respectively, are presented as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

BUSINESS OF KBL

Overview

KBL is a blank check company organized under the laws of the State of Delaware on September 7, 2016. KBL was formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses. KBL has focused its efforts on acquiring an operating company in the healthcare and related wellness industry although its efforts in identifying a prospective target business will not be limited to a particular industry.

Significant Activities Since Inception

The registration statement for the IPO was declared effective on June 1, 2017. On June 7, 2017, KBL consummated the IPO of 10,000,000 Units at $10.00 per Unit generating gross proceeds of $100,000,000. Simultaneously with the closing of the IPO, KBL consummated the sale of 450,000 private placement units at a price of $10.00 per unit in a private placement to the Sponsor and the underwriters, generating gross proceeds of $4,500,000.

On June 23, 2017, in connection with the underwriters’ election to fully exercise their over-allotment option, KBL consummated the sale of an additional 1,500,000 Units at $10.00 per Unit and the sale of an additional 52,500 private placement units at $10.00 per unit, generating total gross proceeds of $15,525,000. Following the closing, an additional $15,150,000 of net proceeds ($10.10 per Unit) was placed in the Trust Account, resulting in $116,150,000 ($10.10 per Unit) held in the Trust Account.

Pursuant to KBL’s amended and restated certificate of incorporation, KBL initially had until December 7, 2018 (the “Initial Date”) to consummate an initial business combination, or March 7, 2019 if KBL had executed a letter of intent, agreement in principle or definitive agreement for a business combination by the Initial Date but had not completed a business combination by such date. Effective November 16, 2018, KBL entered into several non-binding letters of intent with various entities for a potential business combination. As a result, KBL extended the time by which it must consummate a business combination until March 7, 2019.

On March 5, 2019, KBL’s stockholders approved to extend the period of time for which it is required to consummate a business combination until June 7, 2019 (or September 9, 2019 if KBL has executed a definitive agreement for a business combination by June 7, 2019) or such earlier date as determined by its Board (the “First Extension Amendment”, and such later date, the “First Extended Combination Period”). The number of shares of KBL Common Stock presented for redemption in connection with the First Extension Amendment was 5,128,523. KBL paid cash in the aggregate amount of $52,829,304, or approximately $10.30 per share, to redeeming stockholders. As a result of the payment on the shares of KBL Common Stock presented for redemption in connection with the First Extension Amendment, cash and marketable securities held in the Trust Account decreased to $65,633,068. In addition, on March 8, 2019, an aggregate of $573,433 was loaned to KBL and distributed as a cash payment to stockholders that did not redeem their public shares, which amount was equal to $0.09 for each of the 6,371,477 public shares that were not redeemed. Such amount was paid from funds loaned to KBL by the Sponsor.

In connection with the approval of the First Extension Amendment, the Sponsor or its designees had previously agreed to loan us $0.03 for each public share that was not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that is needed by KBL to complete a business combination from June 7, 2019 until the First Extended Combination Period. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the First Extended Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

On June 5, 2019, KBL’s stockholders approved the Second Extension Amendment. The number of shares of KBL Common Stock presented for redemption in connection with the Second Extension Amendment was 1,580,762. KBL paid cash in the aggregate amount of $16,476,233, or approximately $10.42 per share, to redeeming stockholders. As a result of the payment on the shares of KBL Common Stock presented for redemption in connection with the Extension Amendment, cash and marketable securities held in the Trust Account decreased to $49,933,473.

In connection with the approval of the Second Extension Amendment, the Sponsor or its designees agreed to loan KBL $0.0225 for each public share that was not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that is needed by KBL to complete a business combination from June 7, 2019 until the Second Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.0225 for each public share that was not redeemed for each calendar month commencing on June 7, 2019 replaced and superseded the previous agreement to loan KBL $0.03 for each public share that was not redeemed for each calendar month commencing on June 7, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Second Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

On July 25, 2019, KBL, KBL Merger Sub, the 180 Parties and the Stockholder Representative entered into the Business Combination Agreement pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as KBL’s wholly-owned subsidiary, and in consideration thereof, the stockholders of 180 shall, at the option of the holder, receive shares of KBL Common Stock and the existing Exchangeable Shares shall be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock.

On December 6, 2019, KBL’s stockholders approved the Third Extension Amendment. The number of shares of KBL Common Stock presented for redemption in connection with the Third Extension Amendment was 3,676,448. KBL paid cash in the aggregate amount of $39,121,812, or approximately $10.64 per share, to redeeming stockholders. As a result of the payment on the shares of KBL Common Stock presented for redemption in connection with the Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,857,136.

In connection with the approval of the Third Extension Amendment, the Sponsor or its designees agreed to loan KBL $0.02 for each public share that was not redeemed for each calendar month commencing on December 9, 2019, and on the 9th day of each subsequent month, or portion thereof, that is needed by KBL to complete an initial business combination from December 9, 2019 until the Third Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.02 for each public share that was not redeemed for each calendar month commencing on December 9, 2019 replaced and superseded the previous agreement to loan us $0.0225 for each public share that was not redeemed for each calendar month commencing on December 9, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Third Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

On January 29, 2020, the Business Combination Agreement was amended to extend the termination date to April 9, 2020.

On March 24, 2020, we filed with the SEC a definitive proxy statement soliciting the approval of our stockholders for, among other things, a proposal to extend the period of time for which we are required to consummate a business combination from April 9, 2020 until July 9, 2020 or such earlier date as determined by our board of directors.

On April 8, 2020, our stockholders approved to extend the period of time for which we are required to consummate a business combination until July 9, 2020 or such earlier date as determined by our board of directors (the “Fourth Extension Amendment”, and such later date, the “Fourth Combination Period”). The number of shares of KBL Common Stock presented for redemption in connection with the Fourth Extension Amendment was 67,665. We paid cash in the aggregate amount of $728,884, or approximately $10.77 per share, to redeeming stockholders. As a result of the payment on the shares of KBL Common Stock presented for redemption in connection with the Fourth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,273,945.

In connection with the approval of the Fourth Extension Amendment, the Sponsor or its designees agreed to loan us up to $55,000 per month for the public shares that were not redeemed, up to a maximum of $0.099 for each public share, for each calendar month commencing on April 9, 2020, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from April 9, 2020 until the Fourth Combination Period. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Fourth Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

On June 29, 2020, we filed with the SEC a definitive proxy statement soliciting the approval of our stockholders for, among other things, a proposal to extend the period of time for which we are required to consummate a business combination from July 9, 2020 until November 9, 2020 or such earlier date as determined by our board of directors.

On July 9, 2020, our stockholders approved to extend the period of time for which we are required to consummate a business combination until November 9, 2020 or such earlier date as determined by our board of directors (the “Fifth Extension Amendment”, and such later date, the “Fifth Combination Period”). The number of shares of KBL Common Stock presented for redemption in connection with the Fifth Extension Amendment was 106,186. We paid cash in the aggregate amount of $1,160,695.35, or approximately $10.93 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fifth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $10,279,476.43.

In connection with the approval of the Fifth Extension Amendment, the Sponsor or its designees agreed to loan to us $0.025 for each public share that is not redeemed for each calendar month commencing on July 9, 2020, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from July 9, 2020 until the Fifth Combination Period. The Sponsor or its designees have the sole discretion whether to continue extending loans for additional calendar months until the Fifth Combination Period and if the Sponsor determines not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination will terminate.

On August 7, 2020, the Business Combination Agreement was amended to extend the termination date to November 9, 2020.

June 2020 Private Placement

On June 26, 2020, we entered into a Securities Purchase Agreement (the “June SPA”) whereby we issued to two institutional investors secured convertible promissory notes in the aggregate principal amount of $3,601,966 (collectively, the “June Notes”) for an aggregate purchase price of $3,407,522. A portion of the purchase price paid by one of the investors was satisfied by surrendering a note held by such investor that was issued by an entity that is party to the Business Combination Agreement. The June Notes are subject to a 10% original issue discount, have a term of eight months, and accrue interest at the rate of 10% per annum, with interest being guaranteed to the maturity of the June Notes, regardless of when any June Note is converted. The June Notes are all initially convertible into KBL Common Stock at a per share conversion price equal to $5.28. Beginning ninety (90) days following the Closing of the business combination, the conversion price will equal the lowest VWAP of the KBL Common Stock during the five (5) trading day period ending on the trading day immediately prior to the conversion date, but in no event will the conversion price be lower than $2.00.

In connection with the June SPA (the “June Commitment Shares”), we issued an aggregate of 650,000 restricted shares of KBL Common Stock to the two institutional investors. Upon the second closing pursuant to the June SPA, upon certain conditions being satisfied, we will issue to one of the institutional investors shares of our Series A Convertible Preferred Stock (“Series A Stock”) for an aggregate purchase price of $3,000,000. Dividends shall be payable on the Series A Stock at a rate of 10% per annum. The Series A Stock shall be convertible into KBL Common Stock at a conversion price of $5.28 per share. Upon any conversion, a Make-Whole Amount (as defined in the Certificate of Designation of the Series A Stock) shall be due with respect to each share of Series A Stock converted. At any time following the three (3) month anniversary of the Closing of the business combination, the holder of the Series A Stock has the right to force us to redeem all or any portion of the Series A Stock then owned by the holder in cash.

Beginning on the eleventh (11) trading day following the Closing of the business combination, if certain conditions are met, including, but not limited to, the closing sale price of the KBL Common Stock exceeds $6.00 throughout a certain measuring period, certain equity conditions are satisfied, the daily average trading volume for the prior five (5) consecutive trading days exceeds $80,000 per trading day, and the shares of KBL Common Stock subject to our conversion right are the subject of a then effective registration statement, we shall have the right to require the holder to convert an amount of the purchase price of the Series A Stock not to exceed $1,000,000 in the aggregate and not to exceed $100,000 during any five (5) consecutive trading days (the “Conversion Amount”), (but in no event more than the lesser of (I) two (2) times the daily average trading volume for the prior ten (10) consecutive trading days, and (II) all of the Conversion Amount then remaining hereunder), into freely tradeable shares of KBL Common Stock at the conversion price then in effect.

We agreed to register with the SEC the resale of the shares of KBL Common Stock issuable upon conversion of the June Notes and the Series A Stock, as well as the June Commitment Shares. The June Notes and the Series A Stock each contain certain covenants, and events of default and triggering events, respectively, that would require repayment of the obligations outstanding pursuant to such instruments. Our obligations under the June Notes and the Series A Stock are secured by all of our assets, and are guaranteed by all other entities party to the Business Combination Agreement.

In conjunction with the June SPA, we entered into a series of Leak Out Agreements in which certain parties, including the parties to the June SPA, agreed that they would not sell, dispose or otherwise transfer, in aggregate more than 5% of the composite daily trading volume of the KBL Common Stock. Pursuant to the Leak-Out Agreement that we entered into with Caravel CAD Fund Ltd., we issued 404,245 restricted shares of KBL Common Stock.

September 2020 Private Placement

On September 8, 2020, we entered into a Securities Purchase Agreement (the “September SPA”) whereby we issued to the institutional investors signatory thereto secured convertible promissory notes in the aggregate principal amount of $1,111,111 (collectively, the “September Notes”) for an aggregate purchase price of $1,000,000. The September Notes are subject to a 10% original issue discount, are due on April 7, 2021, and accrue interest at the rate of 10% per annum, with interest being guaranteed to the maturity of the September Notes, regardless of when any September Note is converted. The September Notes are all initially convertible into KBL Common Stock at a per share conversion price equal to $5.28. Beginning ninety (90) days following the Closing of the business combination, the conversion price will equal the lowest VWAP of the KBL Common Stock during the five (5) trading day period ending on the trading day immediately prior to the conversion date, but in no event will the conversion price be lower than $2.00. In connection with the September SPA, we issued an aggregate of 100,000 restricted shares of KBL Common Stock to the investors (the “September Commitment Shares”).

We agreed to register with the SEC the resale of the shares of KBL Common Stock issuable upon conversion of the September Notes, as well as the September Commitment Shares. The September Notes contain certain covenants, and events of default and triggering events, respectively, that would require repayment of the obligations outstanding pursuant to the September Notes. Our obligations under the September Notes are secured by all of our assets, and are guaranteed by all other entities party to the Business Combination Agreement.

Effecting a Business Combination

KBL is not presently engaged in, and will not engage in, any operations until after the business combination. KBL intends to effect the business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.

Initial Business Combination

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. If our Board is not able to independently determine the fair market value of a target business or businesses, KBL will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm with respect to the satisfaction of such criteria. While we consider it unlikely that our Board will not be able to make an independent determination of the fair market value of a target business or businesses, it may be unable to do so if the Board is less familiar or experienced with the target company’s business or there is a significant amount of uncertainty as to the value of the company’s assets or prospects. For more information on our satisfaction of the 80% test with respect to the business combination, please see “Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test.”

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the Closing, subject to the limitations described herein. Currently, the amount in the Trust Account, net of taxes payable, and before giving effect to any loans to be made to us by our Sponsor in connection with the extension of the deadline for our company to complete a business combination to November 9, 2020, is approximately $10.93 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the Business Combination Proposal. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting to which this proxy statement/prospectus relates is to solicit your approval of the business combination. Unlike many other blank check companies, KBL public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. The Sponsor, directors and officers have agreed to vote any shares of KBL Common Stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares of KBL Common Stock included in the units sold in the IPO.

Employees

We currently have two executive officers. Members of our management team are not obligated to devote any specific number of hours to KBL matters but devote as much of their time as they deem necessary to KBL’s affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

OFFICERS AND DIRECTORS OF KBL
PRIOR TO CLOSING OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who currently serve as directors and officers of KBL:

Name	Age	Position
Marlene Krauss, M.D.	75	Chief Executive Officer and Director
Joseph A. Williamson	67	Chief Operating Officer and Director
George Hornig	66	Chairman of the Board of Directors
Andrew Sherman	50	Director
Sherrill Neff	68	Director

Marlene Krauss, M.D. has been Chief Executive Officer and a director since our inception. She has over 30 years of experience in acquiring, selling and growing more than 20 companies in all areas of healthcare including healthcare services, pharmaceuticals and medical devices. She also has an established track record of raising and operating blank check companies as she was the Chief Executive Officer and founder of three prior SPACs: KBL I, II and III. While holding these positions, she was involved in their formation, deal sourcing, investment selection and operations. She played a crucial role in KBL I’s acquisition of Concord Health and negotiated the sale of Concord Health to the MultiCare Companies for approximately $130.5 million in cash. In addition, in KBL II, she was instrumental in the acquisition of Summer Infant, a baby care company. In 1998, she founded KBL Healthcare Ventures and remains its Managing Director. KBL consists of three funds, KBL Healthcare Ventures LP, KBL Healthcare LP and KBL Partnership LP, backed by institutional investors which has completed its investment cycle. Through her funds, with individual groups of investors, or in public financings she has invested in, grown and/or been on the board of a variety of healthcare companies. She was an initial Board Member and investor in Summit Technology (acquired by Alcon, now a subsidiary of Novartis (VTX:NOVN)), one of the first companies to develop the Lasik laser. Summit was sold to Alcon for $839 million in 2000. From 1999 to 2005, through KBL, she was a founder, Board Member and investor in Lumenos, which was among the initial companies that created a consumer driven health care insurance product. The company was sold to Wellpoint (now known as Anthem, Inc. (NYSE:ANTM)) in 2005 for $185 million. In 2004, she was an early investor of Remon Medical Technologies Inc., a development-stage company focused on creating communication technology for medical device applications, through its sale to Boston Scientific Corporation for an undisclosed amount in 2007. She led the first institutional round of investors and was on the Board of PneumRx, Inc., a developer of one of the first non-invasive devices to treat lung disease from 2005 to 2011. It was sold to BTG plc (LON:BTG) in 2014 for up to $475 million which included potential earn out payments. Since 2005, she has been a founder and board member of Vampire Pharmaceuticals LLC, a biopharmaceutical company that is developing products to treat conditions such as diabetes and sickle cell disease. Dr. Krauss received an M.B.A and M.D. degree from Harvard University and a B.A. degree from Cornell University. She is a board certified ophthalmologist with a specialty in retinal surgery and trained at the Harvard Hospitals, New York Hospital and Mt. Sinai Hospital in New York. She has been on the Advisory Committee on Education at Harvard Medical School since 2012 and received the Alumni Achievement Award and was on the Deans Advisory Committee of Harvard Business School. We believe Dr. Krauss is well qualified to serve on our board due to her extensive business, operational and management experience, along with her prior experience with blank check companies.

Joseph A. Williamson has been our Chief Operating Officer and a director since June 2017. Mr. Williamson has over 35 years of experience as a healthcare operator, executive and entrepreneur primarily in the post-acute healthcare facilities field (senior living, assisted living, hospice and home care) as well as ancillary services such as physical therapy, occupational therapy, rehabilitation therapy, pharmaceutical distribution, and medical supplies. Since 2016- until present, Mr. Williamson is a current investor and Board Member of Pa Options for Wellness, a Pennsylvania Clinical Research licensed medical Cannabis Company. Since 2009, Mr. Williamson has been the Managing Partner at JAW Capital, LLC, an investment fund vehicle for private investments focusing on healthcare. He has been the Chairman of National Home Care Holdings, LLC, a multi-state home health company, from 2010 to the present. Mr. Williamson served as the Chairman and Chief Executive Officer of National Medical and Security Holdings, LLC, a medical supply and equipment company from 2013 to 2015, until it was sold to NSM; as a board member and investor in CCRx, a portfolio company of Cressey & Company that focused on pharmacy distribution in the senior and correctional area from 2004 to 2010 when it was sold to Omnicare, Inc. (now a subsidiary of CVS

Health Corporation (NYSE:CVS)); as chairman/investor of National Hospice Holdings Investors, LLC from 2010 to 2014, when it merged into Compassus, an affiliate of Formation Capital. Formerly, Mr. Williamson was the founder, Chairman and Chief Executive Officer of Brandywine Senior Care, Inc., an assisted living facility company from 2006 to 2002. From 1992 to 1996, Mr. Williamson was co-founder, President and Chief Operating Officer and director of Concord Health Group, Inc., a long term care company which was acquired by KBL I and subsequently was acquired by Multicare Companies Inc. Prior to Concord Health Group, Mr. Williamson served in various senior positions at Genesis Health Ventures, Inc., the predecessor of Genesis Healthcare Corporation (NYSE:GEN) from 1986 until 1992. Prior to Genesis, Mr. Williamson was co-founder, Chief Executive Officer and President of Healthcare Resources Corp., a nursing home, rehabilitation and pharmacy distribution company which he helped sell to Genesis in 1986. Prior to Healthcare Resources, Mr. Williamson held officer positions at Leader Nursing Centers, Inc., a publicly held nursing home and rehabilitation company founded by former Governor of Pennsylvania, George M. Leader. Mr. Williamson also was a principal/general partner of a private equity health care fund, Commerce Health Ventures which merged into NewSpring Capital. Mr. Williamson earned his Juris Doctor degree at The Delaware Law School of Widener University, his MBA in Health Care Administration from Temple University and a BS in Accounting from Villanova University. We believe Mr. Williamson is well qualified to serve on our board due to his extensive business, operational and management experience, along with his prior blank check company experience.

George Hornig has served as our Chairman since June 2017. Mr. Hornig has served as a director and/or adviser to a large number of private companies and funds as well as the Syntax ETF since February 2018. Mr. Hornig served as the Chief Executive Officer of RON Transatlantic Financial Holdings from January 2017 to January 2018. Mr. Hornig served as Senior Managing Director as well as the Chief Operating Officer of PineBridge Investments from 2010 to September 2016. During his employment with PineBridge, he was responsible for the management of global operations. He was involved in the restructuring of the former AIG Investment Management division into PineBridge. He has served on the boards of Forrester Research, a research and analysis provider, from 1996 to 2017; Xometry, a specialty machining company, since 2014; Edelman, a marketing firm, since 2016. Previously, Mr. Hornig was on the Board of KBL Healthcare Acquisition Corp. I and then served on the Board of the merged company, Concord Health. From 1999 to 2010, Mr. Hornig spent 11 years at Credit Suisse Asset Management where he became its Co-Global Chief Operating Officer. From 1993 to 1999, he served as Executive Vice President and Chief Operating Officer of the Americas at Deutsche Bank. From 1988 to 1991, Mr. Hornig was also a Co-founder and Chief Operating Officer of Wasserstein Perella & Co. following his tenure in the First Boston Mergers and Acquisitions group from 1983 to 1988. Mr. Hornig has been an early investor in a many high growth companies including Royalty Pharma, a biopharmaceutical company that invests in revenue-producing royalty interests in biopharma products; FibroGen, a publicly traded biopharmaceutical company; and Cibus, a precision gene-editing company for agriculture. Mr. Hornig holds an A.B. from Harvard College and an M.B.A. from Harvard Business School and J.D. from Harvard Law School. We believe Mr. Hornig is well-qualified to serve as a director due to his extensive experience in finance, management and investment banking.

Andrew Sherman has served as a member of our Board since June 2017. Mr. Sherman is currently the Chief Development Officer for Women’s Care Enterprises where he leads the corporate development activity for a leading multi-specialty provider of women’s health services. From August 2016 to October 2016, Mr. Sherman served as a consultant focused on transaction development for Unified Physician Management (“UPM”), a physician practice management company focused on obstetrics and gynecology. Prior to UPM, from May 2015 to August 2016, Mr. Sherman was a Partner at DCH Partners, a healthcare-focused private equity firm. Prior to DCH Partners, Mr. Sherman worked for 22 years in investment banking, M&A and buyside roles. From 2011 to 2015, Mr. Sherman was a Managing Director in Healthcare with Morgan Joseph TriArtisan and from 2010 to 2011, he worked in healthcare investment banking at Madison Williams. From 2009 to 2010, Mr. Sherman was a consultant to Capitol Acquisition Corp. which completed a merger in 2010 with Two Harbors Investment Corp. (NYSE:TWO), a real-estate investment trust. From 2007 to 2009, Mr. Sherman was also a consultant to KBL III. From 2001 to 2007, Mr. Sherman worked as a Principal in investment banking at Banc of America Securities. From 1999 to 2001, Mr. Sherman co-founded Brand 3, a private label infrastructure internet service provider, which was sold to American Express in 2001. From 1997 to 1999, Mr. Sherman worked in investment banking at Montgomery Securities. From 1992 to 1995, Mr. Sherman worked in mergers and acquisitions at James D. Wolfensohn, Inc. Mr. Sherman holds a B.S. in Economics and Finance from The Wharton School of Business, a B.A. in International Relations from the University of Pennsylvania, and an M.B.A. with Distinction from The Harvard Graduate School of Business Administration. We believe Mr. Sherman is well qualified to serve as a director due to his extensive experience in finance, investment in healthcare related businesses, along with his prior blank check company experience.

Sherrill Neff has served as a member of our Board since June 2017. Since 2002, Mr. Neff has been a Founding Partner of Quaker Partners, a healthcare investment firm focusing on venture and growth stage companies. In this position, he launched and managed five life sciences venture funds which managed $700 million committed capital. He has invested in many areas of healthcare, including biotechnology, medical technology and healthcare services, and has invested in both private and public companies. Investments for which he was responsible include Amicus Therapeutics (Nasdaq:FOLD); BioRexis Therapeutics (sold to Pfizer); MedMark (sold to Walgreens); Durata Therapeutics (sold to Actavis); Protez Pharmaceuticals (sold to Novartis); Regado BioSciences (merged with Tobira Therapeutics and subsequently sold to Allergan); RainDance Technologies (sold to BioRad); Cempra Pharmaceuticals (merged with Melinta Therapeutics) and Neuronetics (Nasdaq: STIM). As part of his Quaker Partners portfolio responsibilities, Mr. Neff currently serves on the boards of directors of Intact Vascular (since 2013); and of Vesper Medical (since 2016). He also currently serves on the board of directors of Exantas Capital Corporation (NYSE: XAN), a mortgage real estate finance company. Prior to this, from 1994 to 2002, he was President and COO of a publicly traded biotechnology company, Neose Technologies. Prior to this, from 1993 to 1994, Mr. Neff was Senior Vice President of U.S. Healthcare, a publicly traded managed care company where he had responsibilities for strategic corporate development. Prior to this, Mr. Neff was a Managing Director in the Investment Banking division of Alex. Brown & Sons. Mr. Neff is a graduate of Wesleyan University and graduated magna cum laude from the University of Michigan Law School. We believe Mr. Neff is well qualified to serve as a director due to his extensive experience in finance, investment in healthcare related businesses, and operations and executive management.

Number and Terms of Office of Officers and Directors

Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Sherman and Neff, expired at our first annual meeting of stockholders, at which time they were re-elected for another two-year term. The term of office of the second class of directors, consisting of Dr. Krauss and Messrs. Williamson and Hornig, will expire at the second annual meeting of stockholders.

Our officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are composed solely of independent directors.

Audit Committee

NASDAQ listing standards and applicable SEC rules require that the audit committee of a listed company be comprised solely of independent directors. We have established an audit committee of the Board, which currently consists of Messrs. Hornig, Sherman and Neff. Messrs. Hornig, Sherman and Neff meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Neff serves as Chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Mr. Neff qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the firm have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board. The members of our compensation committee are Messrs. Hornig and Neff. Mr. Hornig serves as Chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to the Sponsor and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of the Sponsor, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Hornig, Neff and Sherman. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics, our audit committee charter and compensation committee charter as exhibits to the registration statement filed in connection with our IPO. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

KBL Merger Corp. IV

None of our executive officers have been paid cash compensation in connection with services rendered to us for the year ended December 31, 2019. Commencing on June 2, 2017 through the earlier of consummation of our initial business combination and our liquidation, we have paid our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Our Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. See “Compensation of Executive Officers and Directors after the Business Combination” below.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

180 Life Sciences Corp.

Employment Agreements

180 has not entered into written employment agreements with each of its named executive officers, other than Dr. Woody, discussed below. However, the named executive officers have entered into written employment or services agreements with certain of 180’s subsidiaries. Each of these current officers’ employment or services agreements are described below.

James N. Woody Employment Agreement.

James N. Woody and 180 entered into an employment agreement on July 1, 2020, and amended on September 18, 2020, effective as of July 1, 2020, whereby Dr. Woody serves as the Chief Executive Officer of 180 and will serve as Chief Executive Officer of the entity resulting from the business combination of 180 and KBL upon the Closing. The initial term of the employment agreement starts on July 1, 2020, is for a period of one (1) year and is subject to automatic renewal for consecutive one (1) year terms unless 180 or Dr. Woody provides 60 days’ notice. Dr. Woody’s annual base salary was initially $250,000 per year from July 1, 2020 to September 1, 2020, and increased to $360,000 per year on September 1, 2020, provided that all salary is being accrued until the Closing, at which time such accrued amounts will be paid. The agreement provides that Dr. Woody’s salary is to be renegotiated with the completion of the next qualified financing, of over $20 million. Under the employment agreement, Dr. Woody is eligible to participate in any stock option plans and receive other equity awards, as determined by the board from time to time.

Dr. Rothbard’s Employment Agreement

Katexco entered into an employment agreement with Dr. Rothbard on November 1, 2018. The agreement provides for an indefinite term that continues until termination. The initial annual base salary set forth in the agreement is $300,000, with annual increases as determined by Katexco’s board of directors depending on Dr. Rothbard’s performance of the services under the agreement and the financial circumstances of Katexco. Any bonuses, including stock options, are in the sole discretion of Katexco, depending on the financial circumstances of Katexco and Dr. Rothbard’s performance of the services under the agreement.

The agreement provides that Dr. Rothbard is eligible to participate in the employee benefit plans that Katexco establishes from time to time, including group health insurance, accidental death and dismemberment, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage.

The agreement also provides Dr. Rothbard with severance benefits in the event Katexco terminates his employment without “just cause,” subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination.”

Pursuant to his agreement, Dr. Rothbard is subject to a six month post-employment non-compete covenant, a six month post-employment non-solicitation covenant and a six month post-employment non-hire covenant.

Mr. Pamir’s Employment Agreement

Katexco entered into an employment agreement with Mr. Pamir on October 22, 2018. The agreement provides for an indefinite term that continues until termination. The initial annual base salary set forth in the agreement is CAD $120,000, with annual increases as determined by Katexco’s board of directors depending on Mr. Pamir’s performance of the services under the agreement and the financial circumstances of Katexco. The agreement also provides Mr. Pamir with a CAD $20,000 signing bonus for purposes of exercising an offer to purchase 1,000,000 common shares of Katexco at a price of CAD $0.02 per share. Any bonuses, including stock options, are in the sole discretion of Katexco, depending on the financial circumstances of Katexco and Mr. Pamir’s performance of the services under the agreement.

The agreement provides that Mr. Pamir is eligible to participate in the employee benefit plans that Katexco establishes from time to time, including group health insurance, accidental death and dismemberment, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage.

The agreement also provides Mr. Pamir with severance benefits in the event Katexco terminates his employment without “just cause,” subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination.”

Pursuant to his agreement, Mr. Pamir is subject to a six month post-employment non-compete covenant, a six month post-employment non-solicitation covenant and a six month post-employment non-hire covenant.

Mr. Pemble’s Services Agreement

CBR Pharma entered into a services agreement with Mr. Pemble on September 1, 2018. The agreement has a three year term, unless terminated earlier. The initial annual base salary set forth in the agreement is £80,000, with annual increases as determined by CBR Pharma’s board of directors. The annual base salary is inclusive of any fees received by Mr. Pemble as a director of CBR Pharma or any affiliated companies. Any bonus payment or participation in a bonus plan are in the sole discretion of CBR Pharma.

The agreement provides Mr. Pemble with severance benefits in the event CBR Pharma terminates his employment without “just cause.” For more information see “— Potential Payments Upon Termination.”

Pursuant to his agreement, Mr. Pemble is subject to a twelve month post-employment non-compete covenant, a twelve month post-employment non-solicitation covenant, a twelve month post-employment non-supplier interference covenant and a twelve month post-employment non-hire covenant.

Base Salary

Base salaries are paid to attract, recruit and retain qualified employees. The base salaries for the period from March 8, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019 for the named executive officers were determined by the board of directors. The named executive officers’ respective base salaries (annualized) for the period from March 8, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019 are set forth in the table below.

	Base Salary
Named Executive Officer	Period from March 8, 2018 (inception) to December 31, 2018		For the year ended December 31, 2019
Jonathan Rothbard, Ph.D.	$151,751		$300,000
Ozan Pamir	$16,857	(1)	$108,604	(3)
Lawrence Pemble	$28,291	(2)	$106,667	(4)

____________

(1)      Based on a U.S. dollar to Canadian dollar exchange rate of 1.3644 on December 31, 2018.

(2)      Based on a U.S. dollar to pound sterling exchange rate of 1.2763 on December 31, 2018.

(3)      Based on a U.S. dollar to Canadian dollar exchange rate of 1.2962 on December 31, 2019.

(4)      Based on a U.S. dollar to pound sterling exchange rate of 0.75 on December 31, 2019.

Bonuses

From time to time the board of directors may approve bonuses for the named executive officers based on individual performance and/or company performance. For the period from March 8, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019, no bonuses were paid to the named executive officers.

Stock Options

From time to time the board of directors may approve stock options for the named executive officers based on individual performance and/or company performance. For the period from March 8, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019, no stock options were granted to the named executive officers.

Benefits and Perquisites

Health and welfare benefits and life insurance are offered to the named executive officers on the same basis that these benefits are offered to other eligible employees. A 401(k) plan is offered to eligible U.S. employees. The named executive officers that are U.S. residents participate in its 401(k) on the same basis as other eligible employees.

For additional information, see “— Summary Compensation Table.”

Summary Compensation Table

The following table sets forth information regarding compensation earned by the named executive officers during the period from March 8, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019.

Name and Principal Position		Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Jonathan Rothbard, Ph.D. Chief Executive Officer and Chief Scientific Officer	Period from March 8, 2018 (inception) to December 31, 2018	151,751	‒‒	‒‒		151,751
	For the year ended December 31, 2019	300,000	‒‒	‒‒		300,000
Ozan Pamir Chief Financial Officer	Period from March 8, 2018 (inception) to December 31, 2018	16,857	‒‒	‒‒		16,857
	For the year ended December 31, 2019	108,604	‒‒	93,832	(1)(4)	202,436
Lawrence Pemble Chief Operating Officer and Secretary	Period from March 8, 2018 (inception) to December 31, 2018	28,291	‒‒	54,969	(2)(3)	83,260
	For the year ended December 31, 2019	106,667	‒‒	101,719	(2)(4)	208,386

____________

(1)      Consulting fees paid by CBR Pharma.

(2)      Consulting fees paid by Katexco on a monthly basis for Mr. Pemble serving as Chief Operating Officer.

(3)    Based on a U.S. dollar to Canadian dollar exchange rate of 1.3644 on December 31, 2018.

(4)    Based on a U.S. dollar to Canadian dollar exchange rate of 1.2962 on December 31, 2019.

Potential Payments Upon Termination

Severance benefits will be paid in the event a named executive officer’s employment is terminated without “just cause.” In the event of such termination, written notice may be provided, pay in lieu thereof, or any combination thereof, covering a period of two weeks plus two weeks for each completed year of service, up to a cumulative maximum of 16 weeks (solely in the case of Mr. Pemble, written notice or pay in lieu thereof covering a period of at least three months). If severance is paid in lieu of any amount of the required notice period, the amount of the severance pay will be equal to the then-current base salary pro-rated for the covered period. Upon any termination of the named executive officer’s employment, including a termination for “just cause,” the named executive officer is entitled to the base salary, bonuses and stock options actually earned up to the date of termination (solely in the case of Mr. Pemble, the sole salary actually accrued up to the date of termination).

Director Compensation

The table below sets forth information regarding the compensation during the year ended December 31, 2019 for 180’s non-employee directors that served as directors of 180 or its subsidiaries during any part of such period. No stock options were granted to any non-employee directors that served during any part of the year ended December 31, 2019. In addition to the amounts shown below, 180 also reimbursed all directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Fees earned or paid in cash ($)		Stock/option awards ($)	All other compensation ($)	Total ($)
Jonathan Rothbard, Ph.D.	‒‒		‒‒	‒‒	‒‒
Ozan Pamir	‒‒		‒‒	‒‒	‒‒
Lawrence Pemble	‒‒		‒‒	‒‒	‒‒
Sir Marc Feldmann, Ph.D., MD	‒‒		‒‒	‒‒	‒‒
Lawrence Steinman, M.D.	$100,000	(1)	‒‒	‒‒	$100,000

____________

(1)      Reflects total fees earned. Only $50,000 has been paid to date.

Compensation of Executive Officers and Directors after the Business Combination

After the Closing, certain directors or executive officers of KBL may be paid consulting, management or other fees or compensation from KBL. As of the date of this proxy statement/prospectus, other than as described below, no determinations regarding these arrangements have been made.

James N. Woody Employment Agreement.  James N. Woody and 180 entered into an employment agreement on July 1, 2020, and amended on September 18, 2020, effective as of July 1, 2020, whereby Dr. Woody serves as the Chief Executive Officer of 180 and will serve as Chief Executive Officer of the entity resulting from the business combination of 180 and KBL upon the Closing. The initial term of the employment agreement starts on July 1, 2020, is for a period of one (1) year and is subject to automatic renewal for consecutive one (1) year terms unless 180 or Dr. Woody provides 60 days’ notice. Dr. Woody’s annual base salary was initially $250,000 per year from July 1, 2020 to September 1, 2020, and increased to $360,000 per year on September 1, 2020, provided that all salary is being accrued until the Closing, at which time such accrued amounts will be paid. The agreement provides that Dr. Woody’s salary is to be renegotiated with the completion of the next qualified financing, of over $20 million. Under the employment agreement, Dr. Woody is eligible to participate in any stock option plans and receive other equity awards, as determined by the board from time to time.

Krauss/Hornig/Hwang Employment Agreements.    As noted above, we previously entered into the Krauss Employment Agreement with Dr. Krauss and the Hornig Employment Agreement with Mr. George Hornig regarding the employment of each such person following the Closing. However, pursuant to a Reimbursement Agreement dated as of June 12, 2020 by and among KBL, 180, Dr. Krauss, Mr. Hornig and Leslie Hwang, each of the Krauss Employment Agreement and the Hornig Employment Agreement were terminated effective June 12, 2020. Also pursuant to the Reimbursement Agreement, the employment agreement that KBL and Leslie Hwang entered into on July 23, 2019, which was to be effective upon the Closing and pursuant to which Ms. Hwang would serve as an executive of KBL, was terminated effective June 12, 2020. Consequently, neither Dr. Krauss, Mr. Hornig nor Ms. Hwang will serve as a director or as an executive officer of KBL following the Closing. In furtherance of the foregoing, Dr. Krauss, Mr. Hornig and Ms. Hwang also entered into the Resignation Agreement, whereby, among other things, each such person agreed to resign from any and all director, officer, employee or agent positions that he or she may hold with KBL effective as of the closing of the business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF 180

The following discussion and analysis should be read in conjunction with the financial statements and related notes of each of 180, CBR Pharma, Katexco and 180 LP included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting the current expectations, estimates and assumptions concerning events and financial trends that may affect the future operating results or financial position of each of 180, CBR Pharma, Katexco and 180 LP. The forward-looking statements are dependent upon events, risks, and uncertainties that may be outside each entities’ control. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

180 POST-BUSINESS COMBINATION

Overview

180 is a pharmaceutical company headquartered in Menlo Park, California, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation, fibrosis and other inflammatory diseases, where anti-TNF therapy will provide a clear benefit to patients, by employing innovative research, and, where appropriate, combination therapy. 180 has three product development platforms:

•        fibrosis and anti-tumor necrosis factor (“TNF”);

•        drugs which are derivatives of cannabidiol (“CBD”); and

•        alpha 7 nicotinic acetylcholine receptor (“α7nAChR”).

180 has several future product candidates in development, including one product candidate in a Phase 2b/3 clinical trial in the United Kingdom for Dupuytren’s disease, a condition that affects the development of fibrous connective tissue in the palm of the hand. 180 was founded by several world-leading scientists, in the biotechnology and pharmaceutical sectors. 180’s world renowned scientists Prof. Sir Marc Feldmann, Prof. Lawrence Steinman and Prof. Raphael Mechoulam, have significant experience and significant previous success in drug discovery. The scientists are from Oxford, Stanford University and Hebrew University, and the management team has extensive experience in financing and growing early stage healthcare companies.

180 was incorporated in Delaware on January 28, 2019. Effective with the Reorganization on July 16, 2019, 180 currently operates through three subsidiaries: Katexco, CBR Pharma and 180 LP.

180 intends to invest resources to successfully complete the clinical programs that are underway, discover new drug candidates, develop new molecules to build up on its existing pipeline to address unmet clinical needs. 180’s product candidates are designed via a platform comprised of defined unit operations and technologies. Notwithstanding this platform-based model, each product is unique and for each new product candidate, a developmental phase is necessary to individually customize each clinical program and to create a robust procedure that can later be implemented in a GMP environment to ensure the production of clinical batches. This work is performed in 180’s research and development environment to evaluate and assess variability in each step of the process in order to define the most reliable production conditions.

180 may rely on third-party CMOs and other third parties for the manufacturing and processing of its product candidates in the future. 180 believes the use of contract manufacturing and testing for the first clinical product candidates is cost-effective and has allowed 180 to rapidly prepare for clinical trials in accordance with its development plans. 180 expects third-party manufacturers will be capable of providing and processing sufficient quantities of its product candidates to meet anticipated clinical trial demands.

180’s Research, Development and License Agreements

180 has entered into research and licensing agreements with various parties, including the Hebrew University of Jerusalem and Oxford. For information regarding these agreements, see “Business of 180 — Material Agreements”.

Recent Developments

COVID-19 Pandemic.    In December 2019, a new strain of the coronavirus (COVID-19) was reported in Mainland China and during the first quarter of 2020 the virus had spread to over 150 countries, resulting in a global pandemic. This COVID-19 pandemic and the public health responses to contain it have resulted in global recessionary conditions, which did not exist at December 31, 2019. Among other effects, government-mandated closures, stay-at-home orders and other related measures have significantly impacted global economic activity and business investment in general. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our research and development, results of operations and financial condition. During the six months ended June 30, 2020, COVID-19 temporarily delayed patient follow ups in one of the Company’s clinical trials until the end of next year. The ultimate impact on the 2020 fiscal year and beyond will depend heavily on the duration of the COVID-19 pandemic and public health responses, including government-mandated closures, stay-at-home orders and social distancing mandates, as well as the substance and pace of macroeconomic recovery, all of which are uncertain and difficult to predict, considering the rapidly evolving landscape of the COVID-19 pandemic and the public health responses to contain it.

Business Combination Update.    On January 29, 2020, KBL and the Company entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which the parties extended the termination date under the Business Combination Agreement from December 9, 2019 to April 9, 2020. The purpose of the extension was to provide the parties with additional time to complete the Business Combination and the other transactions as set forth in the Business Combination Agreement. No other changes were made to the Business Combination Agreement.

On June 2, 2020, KBL received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules’). In the Notice, Nasdaq advised KBL that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since KBL’s registration statement for its initial public offering became effective on June 1, 2017, it was required to complete its initial business combination by no later than June 1, 2020. Such rule also provides that if KBL does not comply with the above requirement, Nasdaq will issue a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. Accordingly, Nasdaq advised KBL that its securities will be delisted from The Nasdaq Stock Market and, unless KBL requested an appeal of such determination, its securities would be suspended from trading at the opening of business on June 11, 2020 and a Form 25-NSE would be filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. KBL appealed the Staff’s delisting determination by requesting a hearing with a Nasdaq Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing was held on July 16, 2020. On July 17, 2020, KBL received a letter stating that the Panel granted the Company’s request for continued listing through November 9, 2020 on the Nasdaq Capital Market, subject to the conditions set forth in the letter.

On August 7, 2020, KBL and the Company entered into Amendment No. 2 to the Business Combination Agreement, pursuant to which the parties extended the termination date under the Business Combination Agreement to November 9, 2020. The purpose of the extension was to provide the parties with additional time to complete the Business Combination and the other transactions as set forth in the Business Combination Agreement. No other changes were made to the Business Combination Agreement.

Loan Agreements.    During the period from January 14, 2020 through July 15, 2020, the Company entered into loan agreements in the aggregate amount of $243,952, of which $231,328 was due to related parties. The loan agreements mature upon the earlier of (a) the closing of a Qualified Financing, as defined or (b) November 1, 2020.

Amendments to the Convertible Notes.    During December 2019 and January 2020 holders of Senior Secured Convertible Notes (the “Senior Notes”) agreed to amend the terms of the Senior Notes (the “Senior Note Amendments”), such that the maturity date of the Amended Senior Note was extended to February 28, 2020 and the all events of default associated with the Senior Notes were waived. The aggregate principal amounts due under the Amended Senior Notes were adjusted to $3,251,747. The aggregate principal increase of $1,020,152 consisted of accrued interest of $10,367, restructuring fees of $400,000 and a redemption premium of $609,785.

Second Amendment of the Amended Senior Notes.    On June 12, 2020, the Company entered into an amended agreement with each noteholder to extend the maturity dates from February 2020 to August 2021. Pursuant to the terms of the Senior Note Amendments, each $100,000 of note principal is convertible into 135.067 common shares of the Company, which will be exchanged for 175 shares KBL common stock upon the consummation of the Business Combination. The Senior Notes, as amended are convertible at any time following issuance until maturity.

Issuance of New Bridge Notes.    On January 3, 2020, the Company issued convertible bridge notes in the aggregate amount of $82,500. The total outstanding principal amount of convertible bridge notes (the “Bridge Notes”) of $332,500 and the respective accrued interest will automatically convert into a portion of the 17.5 million shares of KBL common stock to be received upon the consummation of the Business Combination Agreement at a conversion price equal to the lesser of $6.00 per KBL share or 60% of the implied valuation at such time, as defined. The convertible bridge notes accrue interest at 15% per annum. The contingently adjustable, non-bifurcated beneficial conversion feature associated with the convertible note will be accounted for, if necessary, at the time the contingency is resolved.

First Amendment of the Bridge Notes.    On July 7, 2020, effective June 29, 2020, the Company entered into an amendment agreement (“First Amendment”) with each bridge noteholder to extend the maturity dates of the bridge notes to August 2021, increased each principal bridge note by 10% and modified the conversion price to $4.23 from $6.00. Additionally, pursuant to the First Amendment, principal owed under the Bridge Notes no longer automatically converts upon consummation of the Business Combination, but automatically converts at the maturity date, therefore the underlying shares are no longer considered a portion of the 17.5 million shares of KBL common stock to be received upon the consummation of the Business Combination Agreement.

Amendment to the Yissum Agreement.    On January 1, 2020 (“Effective Date”), CBR Pharma entered into a first amendment to the Research and License Agreement (“First Amendment”) with Yissum, allowing CBR Pharma to sponsor additional research with two of their professors. Pursuant to the terms of the First Amendment, the Company will pay Yissum $200,000 plus 35% for university overhead for the additional research performed by each professor over a 12-month period, starting May 1, 2020.

Consulting Agreement.    Effective January 6, 2020, the Company entered into a consulting agreement (the “Consulting Agreement”) with a consultant (the “Consultant”), pursuant to which the Company will receive consulting services in the area of drug development in exchange for consideration of $15,000 per month. The Consulting Agreement will continue for a period of six months, and thereafter will automatically renew for successive six-month periods. The Agreement terminates upon thirty days prior written notice of either party. On July 1, 2020, the Company entered into an employment agreement with the Consultant, pursuant to which the Consultant will be appointed the Company’s Chief Executive Officer, effective upon the closing of the Business Combination. (See Appointment of New Chief Executive Officer below)

Appointment of New Chief Executive Officer.    James N. Woody and 180 entered into an employment agreement on July 1, 2020, and amended on September 18, 2020, effective as of July 1, 2020, whereby Dr. Woody serves as the Chief Executive Officer of 180 and will serve as Chief Executive Officer of the entity resulting from the Business Combination of 180 and KBL upon the Closing. The initial term of the employment agreement starts on July 1, 2020, is for a period of one (1) year and is subject to automatic renewal for consecutive one (1) year terms unless 180 or Dr. Woody provides 60 days’ notice. Dr. Woody’s annual base salary was initially $250,000 per year from July 1, 2020 to September 1, 2020, and increased to $360,000 per year on September 1, 2020, provided that all salary is being accrued until the Closing, at which time such accrued amounts will be paid. The agreement provides that Mr. Woody’s salary is to be renegotiated with the completion of the next qualified financing, of over $20 million. Under the employment agreement, Dr. Woody is eligible to participate in any stock option plans and receive other equity awards, as determined by the board from time to time.

New Lease Agreement.    On February 17, 2020, the Company entered into a twelve (12) month lease agreement (“Lease Agreement”) to lease office space located in London, UK. The rent is approximately GBP £4,250 (USD $6,433) per month over the lease term for a total lease commitment of GBP £61,200 (USD $77,192). The lease commenced on February 19, 2020 and expires on February 18, 2021. In connection with the lease, the Company paid the landlord a security deposit of GBP £5,100 (USD $6,433). The lease shall continue until one of the following two events occur: (a) another Lease Agreement is entered into by the parties or (b) either party giving not less than three full calendar months written notice terminating this agreement on the expiration date.

Investor Relations Consulting Agreement.    On September 4, 2020, effective September 15, 2020 (“Effective Date”), the Company entered into a one-year consulting agreement with a consulting firm to provide investor relations, strategic and financial planning, and other services related to the business. Pursuant to the terms of the agreement, the Company shall pay the consulting firm (i) $10,000 paid in cash monthly, (ii) $5,000 of shares of restricted common stock of KBL for each full calendar month, to be issued at the end of each quarter with a price per share based on the closing sales price of KBL’s common stock on the last trading day of each applicable calendar quarter and (iii) $30,000 of shares of restricted common stock of KBL earned quarterly and to be issued at the end of the quarter if certain goals are met (goals will be agreed upon prior to the end of the first quarter) at a price per share equal to $10.95, based upon the closing sales price of KBL’s common stock on the Effective Date. Either the Company or the consulting firm may terminate this agreement upon thirty (30) days prior written notice.

Oxford University Research and Development Agreements.    On September 18, 2020, the Company entered into a 3 year research and development agreement with the University of Oxford (“Oxford University”) to research and investigate the mechanisms underlying fibrosis in exchange for aggregate consideration of $1,022,750 (£795,468), of which $102,858 (£80,000) is to be paid 30 days after the project start date and the remaining amount is to be paid in four equal installments of $229,973 (£178,867) on the 6 month anniversary and each of the annual anniversaries of the project start date. The agreement can be terminated by either party upon written notice or if the Company remains in default on any payments due under this agreement for more than 30 days.

On September 21, 2020, the Company entered into a 2 year research and development agreement with Oxford University for the clinical development of cannabinoid drugs for the treatment of inflammatory diseases in exchange for aggregate consideration of $588,860 (£458,000), of which $130,858 (£101,778) is to be paid 30 days after the project start date and the remaining amount is to be paid every 6 months after the project start date in 4 installments, whereby $130,858 (£101,778) is to be paid in the first 3 installments and $65,428 (£50,888) is to be paid as the final installment. The agreement can be terminated by either party upon written notice or if the Company remains in default on any payments due under this agreement for more than 30 days.

Significant Financial Statement Components

Research and Development

To date, 180’s research and development expenses have related primarily to discovery efforts and preclinical and clinical development of its three product platforms: fibrosis and anti-TNF; drugs which are derivatives of CBD, and α7nAChR. Research and development expenses consist primarily of costs associated with those three product platforms, which include:

•        expenses incurred under agreements with 180’s collaboration partners and third-party contract organizations, investigative clinical trial sites that conduct research and development activities on its behalf, and consultants;

•        costs related to production of clinical materials, including fees paid to contract manufacturers;

•        laboratory and vendor expenses related to the execution of preclinical and clinical trials;

•        employee-related expenses, which include salaries, benefits and stock-based compensation; and

•        facilities and other expenses, which include expenses for rent and maintenance of facilities, depreciation and amortization expense and other supplies.

180 expenses all research and development costs in the periods in which they are incurred. 180 accrues for costs incurred as services are provided by monitoring the status of each project and the invoices received from its external service providers. 180 adjusts its accrual as actual costs become known. When contingent milestone payments are owed to third parties under research and development arrangements or license agreements, the milestone payment obligations are expensed when the milestone results are achieved.

Research and development activities are central to 180’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. 180 expects its research and development expenses to increase over the next several years as its clinical programs progress and as it seeks to initiate clinical trials of additional product candidates. 180 also expects to incur increased research and development expenses as it selectively identifies and develops additional product candidates. However, it is difficult to determine with certainty the duration and completion costs of 180’s current or future preclinical programs and clinical trials of its product candidates.

The duration, costs and timing of clinical trials and development of 180’s product candidates will depend on a variety of factors that include, but are not limited to, the following:

•        per patient trial costs;

•        the number of patients that participate in the trials;

•        the number of sites included in the trials;

•        the countries in which the trials are conducted;

•        the length of time required to enroll eligible patients;

•        the number of doses that patients receive;

•        the drop-out or discontinuation rates of patients;

•        potential additional safety monitoring or other studies requested by regulatory agencies;

•        the duration of patient follow-up;

•        and the efficacy and safety profile of the product candidates.

In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. 180 will determine which programs to pursue and fund in response to the scientific and clinical success of each product candidate, as well as an assessment of each product candidate’s commercial potential.

Because 180’s product candidates are still in clinical and preclinical development and the outcome of these efforts is uncertain, 180 cannot estimate the actual amounts necessary to successfully complete the development and commercialization of product candidates or whether, or when, 180 may achieve profitability. Due to the early stage nature of 180’s programs, it does not track costs on a project by project basis. As 180’s programs become more advanced, it intends to track the external and internal cost of each program.

General and Administrative

General and administrative expenses consist primarily of salaries and other staff-related costs, including stock-based compensation for shares of common stock issued to 180’s founders for personnel in executive, commercial, finance, accounting, legal, investor relations, facilities, business development and human resources functions and include vesting conditions.

Other significant general and administrative costs include costs relating to facilities and overhead costs, legal fees relating to corporate and patent matters, insurance, investor relations costs, fees for accounting and consulting services, and other general and administrative costs. General and administrative costs are expensed as incurred, and 180 accrues amounts for services provided by third parties related to the above expenses by monitoring the status of services provided and receiving estimates from its service providers and adjusting its accruals as actual costs become known.

180 expects its general and administrative expenses to increase over the next several years to support its continued research and development activities, manufacturing activities, potential commercialization of its product candidates and the increased costs of operating as a public company. These increases are anticipated to include increased costs related to the hiring of additional personnel, developing commercial infrastructure, fees to outside consultants, lawyers and accountants, and increased costs associated with being a public company, as well as expenses related to services associated with maintaining compliance with Nasdaq listing rules and SEC requirements, insurance and investor relations costs.

Modification of Stock Award

Modification of stock award expense — related parties consists of a one-time charge recorded during 2019 as a result of the Company’s waiver of its right of redemption related to the contingently redeemable shares that had been issued to a consultant of a subsidiary acquired in connection with the Reorganization, and a greater than 10% investor in the Company.

Other Income

Other income primarily represents fees earned for research and development work performed for other companies.

Interest Expense

Interest expense consists primarily of interest expense related to the Company’s debt instruments.

Gain (Loss) on Extinguishment of Convertible Notes

Gain (loss) on extinguishment of convertible notes represents the shortfall (excess) of the reacquisition cost of convertible notes as compared to their carrying value.

Change in Fair Value of Accrued Issuable Equity

Change in fair value of accrued issuable equity represents the non-cash change in fair value of accrued equity prior to its formal issuance.

Critical Accounting Policies and Estimates

Basis of Presentation and Principles of Combination

180’s consolidated financial statements include the accounts of 180 and its subsidiaries subsequent to the July 16, 2019 Reorganization. All significant inter-company accounts and transactions were eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, expenses, together with amounts disclosed in the related notes to the financial statements. 180’s significant estimates used in these financial statements include, but are not limited to, the useful lives of long-lived assets, the realizability of receivables, the fair value of intangible assets, accrued issuable equity and issued equity instruments. Certain of 180’s estimates could be affected by external conditions, including those unique to 180 and general economic conditions. It is reasonably possible that these external factors could influence 180’s estimates and may cause actual results to differ from those estimates.

Business Combinations

180 recorded its Reorganization under the acquisition method of accounting, in which the acquired assets and the assumed liabilities were recorded at their estimated fair values and any excess purchase price was reflected as goodwill. 180 utilized its internal estimates and, in some instances, independent third-party valuation firms to assist in determining the fair values of assets acquired, liabilities assumed, and contingent consideration, if any. Such estimates and valuations required 180 to make significant assumptions, including projections of future events and operating performance. The fair value of the intangible assets acquired were determined using various valuation methods and were based on a number of significant assumptions. The estimated fair values are subject to change during the measurement period, which is limited to one year subsequent to the acquisition date.

Cash and Cash Equivalents

180 considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. 180 had no cash equivalents as of June 30, 2020, December 31, 2019 or December 31, 2018. 180 has deposits with several banking institutions in Canada, the U.S. and the United Kingdom. 180 has not experienced losses in such accounts and periodically evaluates the creditworthiness of those financial institutions.

Property and Equipment

Property and equipment consists primarily of furniture, fixtures and equipment, and leasehold improvements and are stated at cost less accumulated depreciation and amortization.

180 depreciates property and equipment on a straight-line basis over their estimated useful life of five years. 180 amortizes leasehold improvements on a straight-line basis over the shorter of the original term of the lease, plus reasonably expected renewal terms, or the estimated useful life of the improvement.

Intangible Assets

180 amortizes the cost of the definite-lived intangible assets on a straight-line basis over their estimated useful lives commencing when assets are placed into service.

Impairment of Long-Lived Assets

180 reviews the carrying value of long-lived assets on an annual basis or whenever events or changes in circumstances indicate that the carrying value of a long-lived asset might not be recoverable. An impairment would be recognized when estimated future cash flows is expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Fair Value of Financial Instruments

180 measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) Topic. No. 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities;
Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and
Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Research and Development Expenses

180 expenses research and development costs as incurred. Research and development expenses also include costs incurred for internal and sponsored and collaborative research and development activities. Research and development costs consist of salaries and benefits, including associated stock-based compensation, and laboratory supplies and facility costs, as well as fees paid to other entities that conduct certain research and development activities on 180’s behalf. Costs associated with co-development activities performed under the various license and collaboration agreements are included in research and development expenses.

Stock-Based Compensation

180 measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. 180 then recognizes the fair value amount over the period during which services are required to be provided in exchange for the award, usually the vesting period.

Income Taxes

180 accounts for income taxes under the provisions of the Financial Accounting Standards Board ASC Topic 740 “Income Taxes” (“ASC 740”).

180 recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“Temporary Differences”) at enacted tax rates in effect for the years in which the Temporary Differences are expected to reverse.

180 utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in 180’s combined financial statements during the years ended December 31, 2019 and 2018, and the six months ended June 30, 2020. 180 does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

180’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statement of operations. 180 did not record any such expenses during the year ended December 31, 2019 or 2018 nor the six months ended June 30, 2020.

Foreign Currency Impacts

180’s functional and reporting currency is the United State Dollar. The functional currency of 180’s operating subsidiaries are their local currencies. Assets and liabilities are translated based on the exchange rates in effect as of the balance sheet dates, expenses are translated at the weighted average exchange rate for the reporting period, and equity accounts are translated at historical exchange rates. The resulting translation gain and loss adjustments are accumulated as a component of other comprehensive income.

Subsequent Events

180 has evaluated events that have occurred after the balance sheet date of June 30, 2020 and through the date the consolidated financial statements were issued.

Emerging Growth Company Status

180 is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. 180 has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, 180’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In April 2020, FASB voted to defer the effective date for private companies (including public emerging growth companies), to be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July

2018, and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating these ASUs and their impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in fiscal years after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is currently assessing the impact that this pronouncement will have on its consolidated financial statements.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, which did not have a material effect on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash (a consensus of the FASB Emerging Issue Task Force) (“ASU 2016-18”). This new standard addresses the diversity that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The Company adopted this guidance on January 1, 2019 with no impact to its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815)” (“ASU 2017-11”). Among other things, ASU 2017-11 provides guidance that eliminates the requirement to consider “down round” features when determining whether certain financial instruments or embedded features are indexed to an entity’s stock and need to be classified as liabilities. ASU 2017-11 provides for entities to recognize the effect of a down round feature only when it is triggered. The guidance is effective for annual periods beginning after December 15, 2019, with early adoption permitted. The Company early adopted ASU 2017-11 on July 1, 2019 and the adoption had no immediate impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718),” (“ASU 2018-07”). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share-based payments. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees)

to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company early adopted ASU 2016-15 effective March 7, 2018 (Inception).

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company adopted this guidance on January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2019, the Company adopted ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard makes changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The adoption of ASU 2016-15 did not have an impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, which did not have a material effect on the Company’s consolidated financial statements.

180 — PRO FORMA COMBINED

Overview

When reviewing the pro forma combined results of operations for 180, please refer to the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180” herein.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019, combine the unaudited pro forma condensed combined financial statements of 180 with the financial statements of KBL to give effect to the business combination. Additionally, the financial statements of 180 (where 180 refers to the post-combination results of 180 Life Sciences Corp. f/k/a CannBioRx Life Sciences Corp.), CBR Pharma, 180 LP and CannBioRx (where CannBioRx refers to the pre-combination results of 180 Life Sciences Corp. f/k/a CannBioRx Life Sciences Corp.) were combined to give effect to the Reorganization. The Reorganization and business combination are reflected as if they had occurred on January 1, 2019 with respect to the unaudited pro forma condensed combined statements of operations and on June 30, 2020 with respect to the unaudited pro forma condensed combined balance sheet.

Pro Forma Combined Results of Operations for 180 for the Six Months Ended June 30, 2020

The following sets forth 180’s pro forma combined results of operations for the six months ended June 30, 2020:

For the Six Months Ended June 30, 2020
Operating Expenses:
Research and development	$704,800
General and administrative	1,663,747
Total Operating Expenses	2,368,547

Other Income (Expense):
Other income	252,605
Interest expense	(373,878)
Total Other Income (Expense)	(133,878)

Loss Before Income Taxes	(2,489,820)
Income tax benefit	10,038
Net Loss	$(2,479,782)

Research and Development Expenses

For the six months ended June 30, 2020, research and development expenses totaled approximately $0.7 million. Research and development expenses consist primarily of consulting services performed for research related to the Company’s initiatives. The $0.7 million includes approximately $0.4 million, $0.2 million and $0.1 million expended on our TNF, CBD and α7nAChR product development platforms, respectively. We expect that research and development expenses will increase following the Business Combination as improved liquidity will permit the expansion of our research programs.

General and Administrative Expenses

For the six months ended June 30, 2020, general and administrative expenses totaled approximately $1.7 million. We expect that general and administrative expenses will increase following the Business Combination as expanded research programs and public company requirements will require an expanded administrative function.

Other Income (Expense)

Other income (expense) for the six month ended June 30, 2020 was approximately $134,000 of expense, which primarily included (a) interest expense of approximately $374,000 related to certain loans and convertible notes that don’t automatically convert into equity at the time of the Business Combination; which was partially offset by (b) other income of $252,605 related to income from a one-year research and development agreement with a pharmaceutical company who shares common officers and directors with us.

Pro Forma Combined Results of Operations for 180 for the Year Ended December 31, 2019

The following sets forth 180’s pro forma combined results of operations for the year ended December 31, 2019:

For the Year Ended December 31, 2019
Operating Expenses:
Research and development	$2,794,716
Rental income	(170,872)
General and administrative	8,986,094
Modification of stock award	12,959,360
Total Operating Expenses	24,569,298

Other Income (Expense):
Other income, net	961,694
Interest income	6,209
Interest expense	(58,032)
Loss on extinguishment	(703,188)
Change in fair value of accrued issuable equity	(4,220,965)
Total Other Income (Expense)	(4,014,282)

Loss Before Income Taxes	(28,583,580)
Income tax benefit	20,076
Net Loss	$(28,563,504)

Research and Development Expenses

For the year ended December 31, 2019, research and development expenses totaled approximately $2.8 million. Research and development expenses consist primarily of consulting services performed for research related to the Company’s initiatives. The $2.8 million includes approximately $0.7 million, $0.6 million and $1.5 million expended on our TNF, CBD and α7nAChR product development platforms, respectively. We expect that research and development expenses will increase following the Business Combination as improved liquidity will permit the expansion of our research programs

Rental Income

For the year ended December 31, 2019, rental income was approximately $171,000, which represents sublease income from related parties. The lease and related sublease were terminated in late 2019.

General and Administrative Expenses

For the year ended December 31, 2019, general and administrative expenses totaled approximately $9.0 million, which includes $3.1 million of bad debt expense. We expect that general and administrative expenses will increase following the Business Combination as expanded research programs and public company requirements will require an expanded administrative function.

Modification of Stock Award

Modification of stock award expense for the year ended December 31, 2019 was approximately $13.0 million. During 2019, we recorded a charge as a result of the Company’s waiver of its right of redemption related to the contingently redeemable shares that had been issued by a subsidiary to a consultant and investor that owned greater than 10% of the subsidiary.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2019 was approximately $4.0 million of expense, which primarily included (a) a $4.2 million charge for the change in the fair value of accrued issuable equity; (b) a $0.7 million loss on extinguishment of convertible notes; partially offset by $1.0 million of income earned and related to research and development agreements with other pharmaceutical companies.

Liquidity and Capital Resources

Through June 30, 2020, on a pro forma basis, 180’s operations have been financed by both debt and equity offerings. As of June 30, 2020, 180 had $20.9 million (under both the no redemption and maximum redemption scenarios) in pro forma cash and cash equivalents. Cash in excess of immediate requirements is expected to be invested in accordance with 180’s investment policy, primarily with a view to liquidity and capital preservation.

180 has incurred losses since its inception and, as of June 30, 2020, 180 had a pro forma accumulated deficit of $41.0 million. 180’s primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures related to its three product platforms: fibrosis and anti-TNF; drugs which are derivatives of CBD, and α7nAChR, and other research efforts, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when 180 pays these expenses, as reflected in the change in its outstanding accounts payable and accrued expenses.

180’s product candidates may never achieve commercialization and it anticipates that it will continue to incur losses for the foreseeable future. 180 expects that its research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. As a result, until such time, if ever, as 180 can generate substantial product revenue, 180 expects to finance its cash needs through a combination of equity offerings, debt financings or other capital sources, including potentially collaborations, licenses and other similar arrangements. 180’s primary uses of capital are, and it expects will continue to be, compensation and related expenses, third-party clinical research and development services, costs relating to the build-out of its headquarters and manufacturing facility, license payments or milestone obligations that may arise, laboratory and related supplies, clinical costs, manufacturing costs, legal and other regulatory expenses and general overhead costs.

Based upon 180’s current operating plan, 180 believes that its existing pro forma cash and cash equivalents as of June 30, 2020 will enable it to fund its operating expenses and capital expenditure requirements through at least the next 12 months. 180 has based this estimate on assumptions that are inherently subjective and the actual outcome could differ materially, and 180 could utilize its available capital resources sooner than it currently expects. 180 will require financing to advance its current product candidates through clinical development, to develop, acquire or in-license other potential product candidates and to fund operations for the foreseeable future. 180 will continue to seek funds through equity offerings, debt financings or other capital sources, including potentially collaborations, licenses and other similar arrangements. However, 180 may be unable to raise funds or enter into such other arrangements when needed on favorable terms or at all. If 180 raises capital through public or private equity offerings, the ownership interest of its then existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect its stockholders’ rights. If 180 raises capital through debt financing, it may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on 180’s financial condition and on its ability to pursue its business plans and strategies. If 180 is unable to raise capital, it will need to delay, reduce or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, 180 is unable to estimate the exact amount of its operating capital requirements. 180’s future funding requirements will depend on many factors, including, but not limited to:

•        the scope, progress, results and costs of researching and developing 180’s lead product candidates or any future product candidates, and conducting nonclinical studies and clinical trials;

•        the timing of, and the costs involved in, obtaining regulatory approvals or clearances for 180’s lead product candidates or any future product candidates;

•        the number and characteristics of any additional product candidates 180 develops or acquires;

•        the timing of any cash milestone payments if 180 successfully achieves certain predetermined milestones;

•        the cost of manufacturing 180’s lead product candidates or any future product candidates and any products it successfully commercializes, including costs associated with building-out its manufacturing capabilities;

•        180’s ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that it may enter into;

•        the expenses needed to attract and retain skilled personnel;

•        the costs associated with being a public company; and

•        the timing, receipt and amount of sales of any future approved or cleared products, if any.

Further, 180’s operating plans may change, and it may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. 180 currently has no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of 180’s product candidates, it is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated product development programs.

Off-Balance Sheet Arrangements

During the periods presented, 180 did not have, nor does it currently have, any off-balance sheet arrangements as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

180 is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities. As of June 30, 2020, 180 had $20.9 million (under both the no redemption and maximum redemption scenarios) in pro forma cash and cash equivalents. 180 intends to hold its cash in interest-bearing money market accounts. 180’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term maturities of 180’s cash equivalents and the low risk profile of its investments, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of its cash equivalents.

180

Overview

180 was incorporated in the State of Delaware on January 28, 2019 and on July 16, 2019, 180 and the 180 Subsidiaries closed on the Reorganization wherein 180 acquired 100% of the outstanding shares of the 180 Subsidiaries. The Reorganization was accounted for as an acquisition of CBR Pharma and 180 LP and Katexco was deemed to be the accounting acquirer. Consequently, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements prior to the Reorganization are those of Katexco. References herein to the “Company” are to Katexco for the period prior to the Reorganization and are to 180 (as combined with the 180 Subsidiaries) after the Reorganization.

Results of Operations for the Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

	For the Six Months Ended June 30,
	2020	2019
Operating Expenses:
Research and development	$704,800	$1,453,659
General and administrative	1,699,859	1,773,654
General and administrative – related parties	96,402	157,704
Total Operating Expenses	2,501,061	3,385,017
Loss From Operations	(2,501,061)	(3,385,017)

Other (Expense) Income:
Other income	12,605	—
Other income	240,000	—
Interest income	—	2,094
Interest expense	(325,414)	(11,553)
Interest expense – related parties	(41,670)	(1,875)
Gain on extinguishment, of convertible note payable, net	491,624	—
Change in fair value of accrued issuable equity	—	(326,211)
Change in fair value of accrued issuable equity – related parties	—	(3,862,073)
Total Other Income (Expense), Net	377,145	(4,199,618)
Loss Before Income Taxes	(2,123,916)	(7,584,635)
Income tax benefit	10,038	—
Net Loss	(2,113,878)	(7,584,635)

Other Comprehensive Loss:
Foreign currency translation adjustments	(976,961)	(377,066)
Total Comprehensive Loss	$(3,090,839)	$(7,961,701)

Research and Development Expense

During the six months ended June 30, 2020, we incurred research and development expenses of $704,800 compared to $1,453,659 incurred for the six months ended June 30, 2019, representing a decrease of $748,859 or 52%. Research and development expenses consist primarily of consulting services performed for research related to the Company’s initiatives. The decrease in research and development expenses is primarily due to a decrease in drug discovery services provided by Evotec International GmbH due to the Company’s cash constraints, partially offset by an increase in consulting fees related to other research and development programs.

General and Administrative Expense

During the six months ended June 30, 2020, we incurred general administrative expenses of $1,699,859 compared to $1,773,654 incurred for the six months ended June 30, 2019, representing a decrease of $73,795 or 4%. A decrease in bad debt expense of $807,113 related to the note receivable from KBL, which resulted from

(i) bad debt expense of $468,981 recorded during the six months ended June 30, 2019, as compared to (ii) bad debt recovery of $338,132 recorded during the six months ended June 30, 2020 as the result of KBL’s payments to certain vendors on the Company’s behalf in satisfaction of the note receivable, was partially offset by a $675,946 increase in professional fees, including legal fees incurred in connection with the pending Business Combination with KBL.

General and Administrative Expenses – Related Parties

During the six months ended June 30, 2020, we incurred general administrative expenses – related parties of $96,402 compared to $157,704 incurred for the six months ended June 30, 2019, representing a decrease of $61,302, or 39%. The decrease is primarily related to a decrease in rent expense resulting from the termination of an operating lease in the fourth quarter of 2019.

Other Income (Expense), Net

During the six months ended June 30, 2020, we had other income, net of $377,145 compared to other expense, net of $4,199,618 for the six months ended June 30, 2019, representing an improvement of $4,576,763 or 109%. The improvement is primarily related to a $3,862,073 and $326,211 decrease in unrealized losses resulting from changes in the fair value of accrued issuable equity and fair value of accrued issuable equity – related parties, respectively.

Net Loss

For the six months ended June 30, 2020, we had a net loss of $2,113,878, compared to a net loss of $7,584,635 for the six months ended June 30, 2019, a decrease in net loss of $5,470,757 or 72% for the reasons described above.

Cash Flow Activities

As of June 30, 2020, we had aggregate cash balances of $70,127.

Cash Flows for the Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

The following table presents selected captions from our statement of cash flows for the six months ended June 30, 2020 and 2019:

	For the Six Months Ended June 30,
	2020	2019
Net cash used in operating activities:
Net loss	$(2,113,878)	$(7,584,635)
Non-cash adjustments	(545,349)	5,013,431
Change in operating assets and liabilities:	2,057,627	1,105,648
Net cash used in operating activities	(601,600)	(1,465,556)
Net cash provided by investing activities	—	141,913
Cash provided by financing activities	344,879	1,125,601
Effect of exchange rate changes on cash	243,452	(212,291)
Net decrease in cash	$(13,269)	$(410,333)

During the six months ended June 30, 2020 and 2019, our sources and uses of cash were as follows:

Net Cash Used in Operating Activities

For the six months ended June 30, 2020 and 2019, cash used in operating activities was $601,600 and $1,465,556, respectively. The net cash used in operating activities for the six months ended June 30, 2020 was primarily due to cash used to fund a net loss of $2,113,878 adjusted for net non-cash income (net of non-cash expenses) in the aggregate amount of $545,349, partially offset by $2,057,627 of net cash provided by the changes in the levels of operating assets and liabilities. The net cash used in operating activities for the six months ended June 30, 2019 was primarily due to a net loss of $7,584,635, adjusted for non-cash expenses in the aggregate amount of $5,013,431, partially offset by $1,105,648 of net cash provided by the changes in the levels of operating assets and liabilities.

Cash Used in Investing Activities

For the six months ended June 30, 2020 and 2019, cash used in investing activities was $0 and $141,913, respectively. During the six months ended June 30, 2019 cash provided by investing activities was comprised of $141,913 of advances from related parties.

Cash Provided by Financing Activities

For the six months ended June 30, 2020 and 2019, cash provided by financing activities was $344,879 and $1,125,601, respectively. During the six months ended June 30, 2020 cash provided by financing activities was comprised of $72,500 of proceeds from the sale of common stock and $272,379 of proceeds from the issuance of debt, of which $70,305 of proceeds were received from related parties. The net cash provided by financing activities during the six months ended June 30, 2019 was comprised of proceeds from the sale of common stock.

Results of Operations for the Year Ended December 31, 2019 Compared to the Period from March 7, 2018 (Inception) through December 31, 2018

	For the Year Ended December 31, 2019	For The Period From March 7, 2018 (Inception) Through December 31, 2018
Operating Expenses:
Research and development	$1,887,402	$895,236
General and administrative	5,701,705	2,515,576
General and administrative – related parties	340,765	3,875,726
Modification of stock award – related parties	12,959,360	—
Rental income – related parties	(25,946)	—
Total Operating Expenses	20,863,286	7,286,538

Other Expense:
Gain on sale of property and equipment	1,714	—
Other income – related parties	552,329	—
Interest income	3,727	10,196
Interest expense	(162,066)	—
Interest expense – related parties	(23,074)	—
Loss on extinguishment	(703,188)
Change in fair value of accrued issuable equity	(327,879)	—
Change in fair value of accrued issuable equity – related parties	(3,881,819)	(4,803,192)
Total Other Expense, Net	(4,540,256)	(4,792,996)
Loss Before Income Taxes	(25,403,542)	(12,079,534)
Income tax benefit	9,496	—
Net Loss	(25,394,046)	(12,079,534)

Other Comprehensive Income
Foreign currency translation adjustments	(160,745)	313,548
Total Comprehensive Loss	$(25,554,791)	$(11,765,986)

Research and Development Expense

During the year ended December 31, 2019, we incurred research and development expenses of $1,887,402 compared to $895,236 incurred for the period from March 7, 2018 (Inception) through December 31, 2018, representing an increase of $992,166 or 111%. Research and development expenses consist primarily of consulting services performed for research related to the Company’s initiatives. The increase in research and development expenses is primarily due to expenses incurred in connection with a research and development agreement with Evotec International GmbH (“Evotec”). The Company recognized expense in connection with the Evotec Agreement beginning in the third quarter of 2018. As a result, research and development expenses for the year ended December 31, 2019 includes approximately $1.5 million representing twelve months of expense incurred in connection with the Evotec Agreement versus six months of such expense (approximately $0.9 million) recognized during the period from March 7, 2018 through December 31, 2018.

General and Administrative Expense

During the year ended December 31, 2019, we incurred general administrative expenses of $5,701,705 compared to $2,515,576 incurred for the period from March 7, 2018 (Inception) through December 31, 2018, representing an increase of $3,186,129 or 127%. General and administrative expenses consist primarily of bad debt expense and professional fees (including legal fees incurred in connection with the Reorganization and the pending Business Combination with KBL). Increases in general and administrative expenses resulted from (i) an increase in legal fees and other merger costs incurred in connection with the Reorganization and Form S-1 filing and related amendments, (ii) the recognition of a full twelve months of Katexco expense during the year ended December 31, 2019 as compared to approximately ten months of expense during the period from March 7, 2018 through December 31, 2018, and (iii) post-Reorganization expenses incurred by subsidiaries acquired by 180 on July 16, 2019.

General and Administrative Expenses — Related Parties

During the year ended December 31, 2019, we incurred general administrative expenses — related parties of $340,765 compared to $3,875,726 incurred for the period from March 7, 2018 (Inception) through December 31, 2018, representing a decrease of $3,534,961 or 91%. The decrease is primarily related to $3,492,491 of stock-based compensation recognized during the period from March 7, 2018 (Inception) through December 31, 2018, in connection with equity issued as consideration for services provided by directors and officers.

Modification of Stock Award — Related Parties

During the year ended December 31, 2019, we incurred modification of stock award expense — related parties of $12,959,360 compared to $0 incurred for the period from March 7, 2018 (Inception) through December 31, 2018. During 2019, we recorded a charge as a result of the Company’s waiver of its right of redemption related to the contingently redeemable shares that had been issued to a consultant to a subsidiary acquired in connection with the Reorganization.

Rental Income — Related Parties

During the year ended December 31, 2019, we received rental income of $25,946 pursuant to month-to-month subleases with various companies that share common officers and directors with the Company. The Company did not have any sublease agreements during the period from March 7, 2018 (Inception) through December 31, 2018.

Other Expenses

During the year ended December 31, 2019, we incurred other expenses of $4,540,256 compared to $4,792,996 incurred for the period from March 7, 2018 (Inception) through December 31, 2018, representing a decrease in other expenses of $252,740 or 5%. A decrease of $593,494 in non-cash losses resulted from changes in the fair value of accrued issuable equity, and an increase of $552,329 in other income - related parties earned pursuant to a research and development agreement, were partially offset by a 2019 loss on extinguishment of $703,188 for debt recognized in connection with the amendment of Senior Notes and an increase in interest expense of $185,140 as a result in the increase in the principal balance of convertible notes and loans payable outstanding during the period.

Net Loss

For the year ended December 31, 2019, we had a net loss of $25,394,046, compared to a net loss of $12,079,534 for the period from March 7, 2018 (Inception) through December 31, 2018, an increase in net loss of $13,314,512 or 110% for the reasons described above.

Cash Flow Activities

As of December 31, 2019, we had aggregate cash balances of $83,397.

Cash Flows for the Year Ended December 31, 2019 Compared to the Period from March 7, 2018 (Inception) through December 31, 2018

The following table presents selected captions from our statements of cash flows for the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018:

	For the Year Ended December 31, 2019	For The Period From March 7, 2018 (Inception) Through December 31, 2018
Net cash used in operating activities:
Net loss	$(25,394,046)	$(12,079,534)
Non-cash adjustments	19,038,761	8,655,325
Change in operating assets and liabilities	3,036,631	158,255
Net	(3,318,654)	(3,265,954)

Net cash used in investing activities	(708,149)	(75,689)

Net cash provided by financing activities	3,942,348	3,974,779

Effect of exchange rate changes on cash	(399,368)	(65,916)

Net (decrease) increase in cash	$(483,823)	$567,220

During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, our sources and uses of cash were as follows:

Net Cash used in Operating Activities

We used cash in operating activities for the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018 in the amounts of $3,318,654 and $3,265,954, respectively. The net cash used in operating activities for the year ended December 31, 2019 was primarily due to cash used to fund a net loss of $25,394,046 adjusted by net non-cash expenses in the aggregate amounts of $19,038,761, partially offset by $3,036,631 of net cash provided by the changes in the levels of operating assets and liabilities. The net cash used in operating activities for the period from March 7, 2018 (Inception) through December 31, 2018 was primarily due to a net loss of $12,079,534, adjusted for net non-cash expenses in the aggregate amount of $8,655,325, partially offset by $158,255 of net cash used to fund the changes in the levels of operating assets and liabilities.

Net Cash Used in Investing Activities

Net cash used in investing activities of $708,149 for the year ended December 31, 2019 consisted of $649,825 cash used for the purchase of a note receivable in connection with the Business Combination and $144,402 of cash used for the acquisition of intangible assets, partially offset by $86,078 of cash acquired in connection with the Reorganization. During the period from March 8, 2018 (Inception) through December 31, 2018, cash used in investing activities of $75,689 consisted of $25,689 related to the purchase of property and equipment and $50,000 related to the acquisition of intangible assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2019 and the period from March 7, 2018 (Inception) through December 31, 2018, was $3,942,348 and $3,974,779, respectively. Of the net cash provided by financing activities during the year ended December 31, 2019, $1,257,045 represented proceeds in connection with the sale of common stock, and $2,685,303 represented cash proceeds from the issuance of debt. The net cash provided by financing activities during the period from March 8, 2018 (Inception) through December 31, 2018 consisted entirely of proceeds received from the sale of common stock.

CBR PHARMA

Overview

CBR Pharma was incorporated on March 8, 2018 under the provisions of the Business Corporation Act of British Columbia. CBR Pharma and its wholly-owned subsidiary, CannBioRex Pharma Limited, located in the United Kingdom, is a pharmaceutical research company specializing in the clinical development of synthetic pharmaceutical grade cannabinoid compounds for the treatment of rheumatoid arthritis and related arthritic diseases.

Results of Operations for the Six Months Ended June 30, 2019 Compared to the Period from March 8, 2018 (Inception) through June 30, 2018

	For the Six Months Ended June 30, 2019	For The Period From March 8, 2018 (Inception) through June 30, 2018
Operating Expenses:
Research and development	$578,216	$66,523
General and administrative	2,100,806	1,510,879
Rental income – related parties	(182,616)	—
General and administrative – related parties	121,734	571,419
Total Operating Expenses	2,618,140	2,148,821

Other Income (Expense):
Interest income	2,186	3,495
Interest income – related parties	2,170	—
Change in fair value of accrued issuable equity	—	(2,642)
Change in fair value of accrued issuable equity – related party	(11,249)	(23,230)
Total Other Expense, Net	(6,893)	(22,377)
Net Loss	(2,625,033)	(2,171,198)

Other Comprehensive Income
Foreign currency translation adjustments	(10,715)	(32,426)
Total Comprehensive Loss	$(2,635,748)	$(2,203,624)

Research and Development Expense

For the six months ended June 30, 2019, research and development expenses increased by $511,693 to $578,216 from $66,523 for the period from March 8, 2018 (Inception) through June 30, 2018. The increase was primarily due to fees related to CBR Pharma’s research and license agreement obtained in mid-May 2018 as well as cash consulting fees related to such agreement.

General and Administrative Expense

For the six months ended June 30, 2019, general and administrative expenses increased by $589,928 to $2,100,807 from $1,510,879 for the period from March 8, 2018 (Inception) through June 30, 2018. The increase is primarily due to an increase in bad debt expense of approximately $935,000, an increase in consulting and legal fees of approximately $587,000, and an increase in rent expenses of approximately $240,000, partially offset by a decrease in corporate development and corporate advisory fees of approximately $694,000, a decrease in stock-based compensation expense of approximately $280,000, and a decrease in university support and website expenses of approximately $121,000.

General and Administrative Expense — Related Parties

For the six months ended June 30, 2019, general and administrative expenses — related parties decreased by $449,685 to $121,734 from $571,419 for the period from March 8, 2018 (Inception) through June 30, 2018. The decrease is primarily due to a decrease in stock based compensation of approximately $254,000 and a decrease in corporate development and corporate advisory fees of approximately $281,000, partially offset by an increase in accounting fees of approximately $38,000.

Rental Income — Related Parties

Rental income — related parties for six months ended June 30, 2019 totaled $182,616, as compared to $0 for the period from March 8, 2018 (Inception) through June 30, 2018. The increase is related to a sublease of shared office space to various companies who shared common directors and officers with CBR Pharma.

Interest Income

Interest income consists of interest income related to interest-bearing bank accounts. Interest income for the six months ended June 30, 2019 totaled $2,186. Interest income for the period from March 8, 2018 (Inception) through June 30, 2018 totaled $3,495.

Interest Income — Related Parties

Interest income consists of interest income related to interest-bearing bank accounts. Interest income for the six months ended June 30, 2019 totaled $2,170 from the interest on the loan balances owed by related parties.

Change in Fair Value of Accrued Issuable Equity

Change in fair value of accrued issuable equity for the period from March 8, 2018 (Inception) through June 30, 2018 resulted in a loss of $2,642, due to the increase in the fair value of shares of CBR Pharma’s common stock that were unissued as of June 30, 2018.

Change in Fair Value of Accrued Issuable Equity — Related Parties

Change in fair value of accrued issuable equity — related parties for the six months ended June 30, 2019 resulted in a loss of $11,249, due to the increase in the fair value of shares of CBR Pharma’s common stock that were unissued as of June 30, 2019. Change in fair value of accrued issuable equity for the period from March 8, 2018 (Inception) through June 30, 2018 resulted in a loss of $23,230, due to the increase in the fair value of shares of CBR Pharma’s common stock that were unissued as of June 30, 2018.

Results of Operations for the Period from March 8, 2018 (Inception) to December 31, 2018

For The Period From March 8, 2018 (Inception) through December 31, 2018
Operating Expenses (Income):
Research and development	$631,507
General and administrative	3,036,677
Rental income – related parties	(113,215)
General and administrative – related parties	939,081
Total Operating Expenses	4,494,050

Other Income (Expense):
Interest income	6,444
Change in fair value of accrued issuable equity	(33,247)
Change in fair value of accrued issuable equity – related party	(22,981)
Total Other Expense, Net	(49,784)
Net Loss	(4,543,834)

Other Comprehensive Loss	(16,418)
Foreign currency translation adjustments	$(4,560,252)

Research and Development Expense

Research and development expenses for the period from March 8, 2018 (Inception) to December 31, 2018 totaled $631,507, which primarily consisted of fees related to CBR Pharma’s research and license agreement and consulting fees.

General and Administrative Expense

General and administrative expenses for the period from March 8, 2018 (Inception) to December 31, 2018 totaled $3,036,677, which primarily consisted of approximately $1,066,000 of corporate advisory and business development expense, approximately $820,000 of professional fees, and approximately $612,824 of stock-based compensation.

Rental Income — Related Parties

Rental income — related parties for the period from March 8, 2018 (Inception) to December 31, 2018 totaled $113,215, which was related to a sublease of shared office space to various companies who shared common directors and officers with CBR Pharma.

General and Administrative Expense — Related Parties

General and administrative expenses — related parties for the period from March 8, 2018 (Inception) to December 31, 2018 totaled $939,081, which primarily consisted of approximately $450,000 of stock-based compensation, approximately $345,000 of corporate advisory fees, and approximately $141,000 of professional fees.

Interest Income

Interest income for the period from March 8, 2018 (Inception) to December 31, 2018 totaled $6,444, which consisted of interest income related to interest-bearing bank accounts.

Change in Fair Value of Accrued Issuable Equity

Change in fair value of accrued issuable equity for the period from March 8, 2018 (Inception) to December 31, 2018 resulted in a loss of $33,247, due to the increase in the value of shares of CBR Pharma’s common stock that were unissued as of December 31, 2018.

Change in Fair Value of Accrued Issuable Equity — Related Parties

Change in fair value of accrued issuable equity — related parties for the period from March 8, 2018 (Inception) to December 31, 2018 resulted in a loss of $22,981, due to the increase in the value of shares of CBR Pharma’s common stock that were unissued as of December 31, 2018.

Cash Flow Activities

As of June 30, 2019, we had a cash balance of $97,456 and a working capital deficiency of $1,362,111.

The following sections discuss CBR Pharma’s cash flow activities:

For the Six Months Ended June 30, 2019 Compared to the Period from March 8, 2018 (Inception) through June 30, 2018

The following table presents selected captions from CBR Pharma’s condensed statement of cash flows for the six months ended June 30, 2019 and the period from March 8, 2018 (Inception) through June 30, 2018:

	For the Six Months Ended June 30, 2019	For The Period From March 8, 2018 (Inception) through June 30, 2018
Net cash used in operating activities:
Net loss	$(2,625,033)	$(2,171,198)
Non-cash adjustments	1,014,172	619,668
Change in operating assets and liabilities	942,253	(389,374)
Net	(668,608)	(1,940,904)
Net cash used in investing activities	(931,067)	(74,430)
Net cash provided by financing activities	1,599,193	2,968,903
Effect of exchange rate changes on cash	(4,754)	(30,025)
Net (decrease) increase in cash	$(5,236)	$923,544

During the six months ended June 30, 2019 and the period from March 8, 2018 (Inception) to June 30, 2018, CBR Pharma’s sources and uses of cash were as follows:

Net Cash Used in Operating Activities

During the six months ended June 30, 2019, CBR Pharma experienced negative operating cash flows in the amount of $668,608. The net cash used in operating activities was primarily due to a net loss of $2,625,033, adjusted for non-cash expenses in the aggregate amount of $1,014,172 and $942,253 of net cash provided by changes in the levels of operating assets and liabilities. During the period from March 8, 2018 (Inception) through June 30, 2018 CBR Pharma experienced negative operating cash flows in the amount of $1,940,904. The net cash used in operating activities was primarily due to a net loss of $2,171,198, adjusted for non-cash expenses in the aggregate amount of $619,668 and $389,374 of net cash used to fund changes in the levels of operating assets and liabilities.

Net Cash Used in Investing Activities

During the six months ended June 30, 2019, cash used in investing activities of $931,067 was due to loans and advances to related parties, adjusted by the returns of deposits on purchases of property and equipment. During the period from March 8, 2018 (Inception) through June 30, 2018, cash used in investing activities of $74,430 was due to the acquisition of technology licenses.

Net Cash Provided by Financing Activities

Cash provided by financing activities during the six months ended June 30, 2019 of $1,599,193 was attributable to the sale of CBR Pharma’s common stock. Cash provided by financing activities during the period from March 8, 2018 (Inception) through June 30, 2018 of $2,968,903 was attributable to the sale of common stock of approximately $2,628,000, deposits for sale of common stock of approximately $325,000, and proceeds from sale of accrued issuable equity of approximately $15,000.

For the Period from March 8, 2018 (Inception) through December 31, 2018

The following table presents selected captions from CBR Pharma’s statement of cash flows for the period from March 8, 2018 (Inception) through December 31, 2018:

For The Period From March 8, 2018 (Inception) through December 31, 2018
Net cash used in operating activities:
Net loss	$(4,543,834)
Non-cash adjustments	1,126,946
Change in operating assets and liabilities	426,845
Net	(2,990,043)
Net cash used in investing activities	(153,418)
Net cash provided by financing activities	3,263,546
Effect of exchange rate changes on cash	(17,393)
Net increase in cash	$102,692

During the period from March 8, 2018 (Inception) through December 31, 2018, CBR Pharma’s sources and uses of cash were as follows:

Net Cash Used in Operating Activities

CBR Pharma experienced negative cash flows from operating activities during the period from March 8, 2018 (Inception) through December 31, 2018 in the amount of $2,990,043. The net cash used in operating activities was primarily due to a net loss of $4,543,834, adjusted for non-cash expenses in the aggregate amount of $1,126,946 and $426,845 of net cash provided by changes in the levels of operating assets and liabilities.

Cash Used in Investing Activities

During the period from March 8, 2018 (Inception) through December 31, 2018, cash used in investing activities of $153,418 was due to cash used for the purchase of furniture, fixtures and equipment, leasehold improvements, the funding of deposits, and the acquisition of technology licenses.

Cash Provided by Financing Activities

Cash provided by financing activities during the period from March 8, 2018 (Inception) through December 31, 2018 of $3,263,546 was attributable to the sale of CBR Pharma’s common stock.

180 LP

Overview

180 LP was incorporated as a limited partnership in the State of Delaware on September 6, 2013. 180 LP is a clinical stage biopharmaceutical company located in Massachusetts focused on the discovery and development of novel biologic therapies for the treatment of fibrosis.

Results of Operations for the Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018

	For The Six Months Ended June 30,
	2019	2018
Operating Expenses:
Research and development	$246,260	$—
General and administrative	824,265	68,214
Total Operating Expenses	1,070,525	68,214

Other Income (Expense):
Other income – related party	340,968	—
Interest expense – related parties	(6,882)	(6,303)
Total Other Expense, Net	334,086	(6,303)
Net Loss	$(736,439)	$(74,517)

Research and Development Expense

Research and development expenses for the six months ended June 30, 2019 totaled $246,260, an increase of $246,260, as compared to $0 recorded for the six months ended June 30, 2018, primarily due to increases of approximately $246,000 of research and development related consulting fees.

General and Administrative Expense

General and administrative expense for the six months ended June 30, 2019 totaled $824,265, an increase of $756,051, as compared to $68,214 recorded for the six months ended June 30, 2018. The increase was primarily attributable to increases of approximately $420,000 of bad debt expense (related to related party receivables where repayment is not assured), and $298,000 of legal professional fees related to the business combination.

Other Income — Related Party

Other income — related party for the six months ended June 30, 2019 totaled $340,968, an increase of $340,968, as compared to $0 recorded for the six months ended June 30, 2018. The increase was primarily attributable to pro-rata income recognized from intellectual property licensing agreement with ReFormation Pharmaceuticals Phase 1 ROFN for completion of an exclusive intellectual licensing agreement.

Interest Expense — Related Parties

Interest expense — related parties for the six months ended June 30, 2019 totaled $6,882, an increase of $579, or 9%, as compared to the $6,303 recorded for the six months ended June 30, 2018.

Results of Operations for the Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

	For The Years Ended December 31,
	2018	2017
Operating Expenses:
Research and development	$10,500	$163,061
General and administrative	202,518	150,652
Total Operating Expenses	213,018	313,713

Other Income (Expense):
Other income	—	291,667
Interest expense – related parties	(12,851)	(12,309)
Total Other Expense, Net	(12,851)	279,358
Net Loss	$(225,869)	$(34,355)

Research and Development Expense

Research and development expenses for the year ended December 31, 2018 totaled $10,500, a decrease of approximately $152,561, or 94%, as compared to $163,061 recorded for the year ended December 31, 2017, primarily due to decreases in research & development consulting fees of approximately $153,000.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2018 totaled $202,518, an increase of $51,866, or 34%, as compared to $150,652 recorded for the year ended December 31, 2017. The increase was primarily attributable to increases in legal and professional fees of approximately $45,000 and increases in marketing expenses of approximately $5,000.

Other Income

Other income for the year ended December 31, 2018 totaled $0, a decrease of $291,667, or 100%, as compared to the $291,667 recorded for the year ended December 31, 2017. The decrease was attributable to the completion of a Phase 1a clinical study in May 2017.

Interest Expense — Related Parties

Interest expense — related parties for the year ended December 31, 2018 totaled $12,851, an increase of $542, or 4%, as compared to the $12,309 recorded for the years ended December 31, 2018.

Cash Flow Activities

As of June 30, 2019, 180 LP had a cash balance of $40,390 and a working capital deficiency of $964,937. The following sections discuss 180 LP’s cash flow activities:

For the Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018

The following table presents selected captions from 180 LP’s condensed statements of cash flows for the six months ended June 30, 2019 and 2018:

	For the Six Months Ended June 30,
	2019	2018
Net cash used in operating activities:
Net loss	$(736,439)	$(74,517)
Non-cash adjustments	420,000	—
Change in operating assets and liabilities	96,484	9,169
Net	(219,955)	(65,348)
Net cash provided by financing activities	135,100	—
Net decrease in cash	$(84,855)	$(65,348)

During the six months ended June 30, 2019 and 2018, 180 LP’s sources and uses of cash were as follows:

Net Cash Used in Operating Activities

180 LP experienced negative cash flows from operating activities for the six months ended June 30, 2019 and 2018 in the amounts of $219,955 and $65,348, respectively. The net cash used in operating activities for six months ended June 30, 2019 was primarily due to a net loss of $736,439, adjusted for net non-cash expenses in the aggregate amount of $420,000 and $96,484 of net cash provided by changes in the levels of operating assets and liabilities. The net cash used in operating activities for the six months ended June 30, 2018 was primarily due to a net loss of $74,517, offset by $9,169 of net cash provided due to the changes in the levels of operating assets and liabilities.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2019 and 2018 was $135,100 and $0, respectively. The net cash provided by financing activities during the six months ended June 30, 2019 was attributable to $120,100 of proceeds from advances from related parties and $15,000 of proceeds from a related party note payable.

For the Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

The following table presents selected captions from 180 LP’s statements of cash flows for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018	2017
Net cash used in operating activities:
Net loss	$(225,869)	$(34,355)
Change in operating assets and liabilities	15,276	(259,016)
Net	(210,593)	(293,371)
Net cash provided by financing activities	—	3,600
Net decrease in cash	$(210,593)	$(289,771)

During the years ended December 31, 2018 and 2017, 180 LP’s sources and uses of cash were as follows:

Net Cash Used in Operating Activities

180 LP experienced negative cash flows from operating activities for the years ended December 31, 2018 and 2017 in the amounts of $210,593 and $293,371, respectively. The net cash used in operating activities for the year ended December 31, 2018 was primarily due to a net loss of $225,869, adjusted for $15,276 of net cash provided by changes in the levels of operating assets and liabilities. The net cash used in operating activities for the year ended December 31, 2017 was primarily due to a net loss of $34,355 and adjusted for $259,016 of net cash used to fund changes in the levels of operating assets and liabilities.

Net Cash Provided by Financing Activities

The net cash provided by financing activities during the year ended December 31, 2017 was attributable to $3,600 of proceeds from the sale of 180 LP’s units.

BUSINESS OF 180

Company Overview

180 is a pharmaceutical company headquartered in Menlo Park, California, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation, inflammatory diseases and fibrosis by employing innovative research, and, where appropriate, combination therapy. 180 has three product development platforms which each (1) focus on different diseases, pains or medical conditions and target different factors, molecules or proteins and (2) have or will have their own product candidates:

•        Anti-TNF platform: Focusing on fibrosis and anti-tumour necrosis factor (“anti-TNF”);

•        SCAs platform: Focusing on drugs which are synthetic cannabidiol (“CBD”) analogues (“SCAs”); and

•        α7nAChR platform: Focusing on alpha 7 nicotinic acetylcholine receptor (“α7nAChR”).

180 has several future product candidates in development, including one product candidate in a Phase 2b/3 clinical trial in the United Kingdom for Dupuytren’s disease, a condition that affects the development of fibrous connective tissue in the palm of the hand. 180 was founded by several world-leading scientists, in the biotechnology and pharmaceutical sectors. 180’s world renowned scientists Prof. Sir Marc Feldmann, Prof. Lawrence Steinman and Prof. Raphael Mechoulam, have significant experience and significant previous success in drug discovery. The scientists are from the University of Oxford (“Oxford”), Stanford University and Hebrew University of Jerusalem (the “Hebrew University”), and the management team has extensive experience in financing and growing early stage healthcare companies.

Currently, 180 is conducting clinical trials only for certain indications under the anti-TNF platform. Of 180’s three product development platforms, only one, the SCAs platform, involves products that are related to CBD (and not to cannabis or THC), and no clinical trials for any indications or products under the SCAs platform are currently being conducted in the United States or abroad.

Corporate History and Reorganization

180 Life Sciences Corp. was incorporated in Delaware on January 28, 2019. 180 currently operates through three subsidiaries: 180 LP, a Delaware limited partnership formed on September 6, 2013; Katexco, a company incorporated in British Columbia, Canada on March 7, 2018; and CBR Pharma, a company incorporated in British Columbia, Canada on March 8, 2018.

In July 2019, 180 and each of 180 LP, Katexco and CBR Pharma completed a corporate restructuring, pursuant to which 180 LP, Katexco and CBR Pharma became wholly-owned subsidiaries of 180. The corporate restructuring arrangements under the Business Corporations Act (British Columbia) (the “BCBCA”) with respect to Katexco and CBR Pharma (the “Arrangements” and each, an “Arrangement”) are described in the section entitled “Reorganization,” In January 2020, CannBioRx changed its name to “180 Life Sciences Corp.”

The chart below shows the organizational structure of 180 and its subsidiaries as of the date hereof. 180 expects that the organizational structure will remain the same following the Business Combination.

Business Strategy

180’s goal is to capitalize on its research in chronic pain, inflammation and fibrosis by pursuing the following strategies:

•        Advance its clinical-stage product candidate for Dupuytren’s disease from its current late-stage development to seek and obtain U.S. and European approval for such product candidate, potentially commercialize the product candidate in the U.S. and Europe and identify the optimal commercial pathway in other markets around the world;

•        Move its pre-clinical product candidates into clinical trials, seek and obtain U.S. and European approval for such future product candidates, and potentially commercialize such future product candidates in the U.S. and Europe;

•        Leverage its proprietary product development platforms to discover, develop and commercialize novel first-in-class products for the treatment of chronic pain, inflammation and fibrosis; and

•        Strengthen its position in research in chronic pain, inflammation and fibrosis.

Overview of Product Development Platforms

The following chart summarizes the products and indications, including those currently in clinical trial, for 180’s three product development platforms.

The product development platforms are each described in more detail below.

Anti-TNF Platform

180’s anti-TNF platform began at its wholly-owned subsidiary, 180 LP. This platform is focused on studying the molecular mechanism of inflammatory diseases and fibrosis and on the discovery of TNF as a mediator of fibrosis, as well as other immune-driven diseases. This research was first undertaken in the 1980s by one of the founders of 180 LP and 180’s Co-Chairman, Prof. Sir Marc Feldmann, based on analysis of tissue from patients with rheumatoid arthritis (“RA”). 180 is applying this same approach to the analysis of human disease tissue from patients with active fibrosis, research led by Prof. Jagdeep Nanchahal in Oxford, which has led to the identification of new therapeutic targets and approaches that 180 is developing. Profs. Nanchahal and Feldmann, in collaboration with other scientists, are leveraging their experience and expertise in developing anti-inflammatories to search for new applications for anti-TNF therapeutics. 180 is seeking to demonstrate that anti-TNF drugs, such as adalimumab, have a positive effect on new indications such as Dupuytren’s disease, frozen shoulder and post-operative cognitive dysfunction/delirium (“POCD”).

180’s first and currently only product candidate in clinical development is for the potential treatment of early-stage fibrosis of the hand, Dupuytren’s disease, for which there is currently no approved treatment in the UK or EU. Collagenase Clostridium histolyticum has been approved in the USA for late stage disease. The proposed treatment is administered by a local injection of adalimumab, an anti-TNF antibody. In June 2018, 180 LP completed a Phase 2a clinical trial for Dupuytren’s disease, in which the study demonstrated positive tissue response indicative of anti-fibrotic mechanisms, as well as guiding dosing and tolerability for follow up trials. Having defined the most efficacious dose and preparation and based on these positive proof of concept data, 180 LP initiated a Phase 2b trial in patients with early stage Dupuytren’s disease. The Phase 2b trial plan was to randomize 138 patients in a ratio of 1:1 to receive four injections of adalimumab or placebo at three-month intervals, and followed for a total of 18 months from baseline. The Phase 2b trial completed recruitment of 181 patients in April 2019, having commenced dosing in February 2017. This trial is expected to be completed in June 2021 and 180 expects to present top line data during the fourth quarter of 2021. Through this fibrosis and anti-TNF product development platform, 180 is also performing research for the development of potential treatments of frozen shoulder, liver and lung fibrosis and POCD.

The following chart summarizes the timing of current and future clinical trials, based on current proposals, under the anti-TNF platform.

2020
2021
2022
2023
Q1
Q2
Q3
Q4
Results
Anti-TNF DD phase 2b/3 trial
Proceed to registration or further phase 3 trial if required
Frozen Shoulder (FS) Preparation
Ph 2b results
Anti-TNF FS phase 2 trial
Approval to do trial*
Ph 3 results
Q4 2026
Phase 3
POCD Preparation
POCD results
Q1 2024
Anti-TNF POCD phase 2 trial
Approval to do trial*
Target discovery in human liver fibrosis

*Based on current proposals. *No regulatory approvals sought from appropriate authorities at this time.*

**Regulatory approvals obtained from the MHRA (UK) and the relevant accredited ethics committee to perform clinical trials in the UK. No meetings have been held with, and no applications or requests for approval have been submitted to the FDA for any products at this time.

180 has obtained regulatory approvals from the UK Medicines and Healthcare Products Regulatory Agency (MHRA) and the Dutch Centrale Commissie Mensgebonden Onderzoek (CCMO), as well as from the relevant accredited ethics committees, in order to perform clinical trials in the UK and The Netherlands solely for indications under the anti-TNF platform. 180 has not held any meetings with, and no applications or requests for approval have been submitted to, the FDA for any indications or products under the anti-TNF platform at this time.

SCAs Platform

180’s SCAs platform began at its wholly-owned subsidiary, CBR Pharma with the collaborative work of its founders Prof. Mechoulam and Prof. Feldmann. This platform focuses on the development of synthetic pharmaceutical grade molecules close or distant analogues of non-psychoactive cannabinoids such as CBD for the treatment of inflammatory diseases and pain. These development efforts are a result of a 20-year collaboration between Prof. Feldmann, who discovered and commercialized anti-TNF therapy for treatment of RA and subsequently a number of inflammatory diseases, which is currently the best-selling drug class in the world, and one of 180’s co-founders, Prof. Mechoulam, a world leading expert in cannabis chemistry who successfully identified THC, CBD and, subsequently, the endocannabinoids. 180 is working with a research team based at the Kennedy Institute at Oxford, consisting of Prof. Feldmann, Prof. Richard Williams and others, and a research team based at Hebrew University, consisting of Prof. Mechoulam, Prof. Gallily and others, to generate new drugs, test them, and optimize their uptake and delivery to disease targets. The aim is to develop novel, orally active analgesic and anti-inflammatory medications based on synthetic compounds to target chronic diseases. We term these synthetic compounds generically as “synthetic CBD analogues” (“SCAs”). 180’s primary development targets are arthritis and chronic and recurrent pain, while its secondary development targets are diabetes/diabetic neuropathy, fibromyalgia, multiple sclerosis, obesity and fatty liver disease.

The following chart summarizes the timing of current and future clinical trials, based on current proposals, under the SCAs platform.

No regulatory approvals have been sought or obtained from appropriate authorities at this time for any products or indications under the SCAs platform.

α7nAChR Platform

180’s α7nAChR platform began at its wholly-owned subsidiary, Katexco, where its founders identified α7nAChR as a key receptor for the amyloid proteins associated with diseases like Alzheimer’s and Parkinson’s Disease. α7nAChR is expressed on the surface of both neuronal cells in the brain and on important cells of the immune system. The research conducted by Dr. Jonathan Rothbard and Prof. Steinman has shown that small molecules available as drugs taken by mouth can engage this receptor and potently reduce inflammatory diseases. Dr. Rothbard and Prof. Steinman have also shown that α7nAChR is critical in reducing disease animal models of multiple sclerosis and RA, as well as heart attack and stroke. An important insight was that α7nAChR activates a biochemical signaling pathway that appears to be shared with CBD, the critical ingredient in cannabis and purified derivatives of this plant. 180’s technology has the potential to amplify and optimize the synergistic effects of orally available combinations of cannabinoids and α7nAChR agonists, when given in a prescribed regimen. 180 plans to develop molecules that engage α7nAChR and thereby activate common aspects of these two key anti-inflammatory receptor systems, α7nAChR and cannabinoid receptors, for treatment of a range of inflammatory and autoimmune indications including RA, IBD, relapsing and progressive forms of multiple sclerosis, atherosclerosis, gout and osteoarthritis. 180’s α7nAChR product development platform is currently focused on developing α7nAChR agonists for the treatment of inflammatory diseases, initially ulcerative colitis induced after cessation of smoking.

The following chart summarizes the timing of current and future clinical trials, based on current proposals, under the α7nAChR platform.

No regulatory approvals have been sought or obtained from appropriate authorities at this time for any products or indications under the α7nAChR platform.

Product Candidates

180 is attempting to build a broad and diverse pipeline of product candidates in chronic pain, inflammation and fibrosis. 180’s product candidates are and will be selected for development based on: potential to address unmet medical needs; development feasibility as determined by our preclinical research and development efforts; potential to rapidly achieve proof-of-concept based on easy-to-measure validated regulatory endpoints; and significant commercial potential.

Anti-TNF Platform Dupuytren’s Disease

Overview

Dupuytren’s disease, also referred to as hand fibrosis, tends to manifest itself in middle to later age populations and causes fingers in the hand to curl irreversibly. According to an article published in the Journal of Hand Surgery in 2011, it is estimated that approximately 4% to 6% of the Western adult population suffers from Dupuytren’s disease, which, in the U.S., translates to approximately 11 million people. According to Market Research Future, the market for Dupuytren’s disease is expected to rise to $5.5 billion by 2023 at a compound annual growth rate (“CAGR”) of approximately 4%. 180 believes these estimates could rise with the development of an effective treatment. Surgery remains the standard treatment for patients with Dupuytren’s contractures, but is associated with extended recovery periods and risks of recurrence. Furthermore, patients have to wait until their fingers are bent as there is no approved treatment for early stage Dupuytren’s disease. 180 believes that, if successful, its anti-TNF product candidate may become a preferred treatment option for patients as it will be the only modality targeted at early stage patients. Early treatment is advantageous, as it can prevent deformity and reduce the need for surgery.

Phase 2 Clinical Trials

In June 2018, 180 LP completed a Phase 2a clinical trial for Dupuytren’s disease, in which the study demonstrated positive tissue response indicative of anti-fibrotic mechanisms, as well as guiding dosing and tolerability for follow up trials. Having defined the most efficacious dose and preparation and based on these positive proof of concept data, 180 LP initiated a Phase 2b trial in patients with early stage Dupuytren’s disease. The Phase 2b trial plan was to randomize 138 patients in a ratio of 1:1 to receive four injections of adalimumab or placebo at three-month intervals and followed for a total of 18 months from baseline. The Phase 2b trial, which is currently being conducted at Oxford University in the UK and Groningen, The Netherlands, completed recruitment of 181 patients in April 2019 and commenced dosing in February 2017. This trial is expected to be completed in June 2021 and 180 expects to present top line data during the fourth quarter of 2021.

Other Product Candidates or Indications

In addition to the potential treatment for Dupuytren’s disease described above, 180 is seeking to repurpose anti-TNF for use as a treatment for other fibrotic conditions such as frozen shoulder. Prof. Feldmann’s previous work in the 1980s demonstrated that anti-TNF is an effective anti-inflammatory with many possible uses, and it was subsequently approved for various forms of inflammatory arthritis and IBD, as well as other indications. This has since created what is currently the best-selling drug class in the world, anti-TNF therapeutics, which, according to Research and Markets, was valued at over $40 billion in 2017. By using a well-known and extensively used therapeutic, adalimumab, the research and development process may be truncated because of existing product information relating to safety, as the drug has been widely used over the past 20 years in millions of patients.

Frozen Shoulder

Frozen shoulder, also referred to as adhesive capsulitis, is an extremely painful and debilitating condition that affects an individual’s most basic activities, including sleep. Frozen shoulder affects approximately 9% of the population in Western countries between the ages of 25 and 64 according to an article published in Arthritis & Rheumatology in 2004. In addition, approximately 20% of people suffering from a frozen shoulder will develop the same problem in their other shoulder. According to an article published in Shoulder & Elbow in 2010, it is estimated that up to 30% of patients with diabetes develop frozen shoulder, and the symptoms tend to be more persistent and recalcitrant in this group.

During the pain predominant inflammatory phase, patients are typically treated with analgesics, physiotherapy and corticosteroid injections. Patients with persistent stiffness may be referred to secondary care for capsular release by manipulation under anaesthesia, hydrodilatation or surgical arthroscopy. There is currently no approved targeted therapy, and 180 is investigating the efficacy of a local injection of anti-TNF during the early pain-predominant inflammatory phase, similar to that used for treatment for early stage Dupuytren’s disease, which may potentially help in the resolution of the disease. 180 plans to initiate a Phase 2 clinical trial for the local injection of anti-TNF for frozen shoulder during the first quarter of 2021. Trial protocol has been completed and a £250,000 grant has been awarded from NIHR in UK to support execution and clinical trial sites have been identified.

Human Liver Fibrosis

Fibrosis of the liver is characterized by long-term damage to the organ caused by the replacement of normal liver tissue with scar tissue. The condition is most commonly caused by non-alcoholic fatty liver disease (“NAFLD”), which encompasses non-alcoholic fatty liver (“NFL”) and non-alcoholic steatohepatitis (“NASH”). NAFLD affects approximately 30% of the U.S. population, according to an article published in Nature Reviews Gastroenterology & Hepatology in 2016. Approximately 2% of patients with NFL and approximately 15% to 20% of patients with NASH progress to cirrhosis, fibrosis of the liver with major health issues.

There is no current approved treatment for individuals with NASH. 180 therefore believes that there is a large potential market for the creation of an effective preventative treatment. According to Allied Market Research, the market for treating liver fibrosis was approximately $13 billion in 2018, and is projected to rise to approximately $20 billion in 2022, rising at a CAGR of over 11% per year. 180 has initiated preclinical studies for NASH based on human liver samples during the second quarter of 2020.

POCD

POCD is a common neuropsychiatric syndrome, defined as disturbance of attention, awareness and cognition, which develops over a short period of time and tends to fluctuate during the course of the day. Patients with hip fracture are at particularly high risk of developing POCD. United Kingdom national audit data for 2018 showed that 25% of all patients with hip fracture suffered from delirium. POCD is associated with poor functional outcomes, reduced quality of life and longer hospital stays. People with hip fracture who developed delirium are twice as likely to die as inpatients, and nearly four times more likely to need placement in a nursing home. POCD has also been closely associated with long-term cognitive impairment.

Hip fractures are one of the main challenges facing elderly patients and healthcare systems. According to an article published in The Lancet Public Health in 2017, hip fractures are associated with an average loss of 2.7% of the healthy life expectancy in the middle-aged and older population in the U.S. and Europe. People suffering hip fracture have a mean age of 83 years, are frail, and two-thirds are women. They suffer a 30-day mortality of 7%, and experience a persistent reduction in their health-related quality-of-life similar to that of a diagnosis of Parkinson’s disease or multiple sclerosis. According to various studies, POCD is developed in 13-40% of patients following cardiac surgery. With 500,000 cardiac surgeries and 450,000 hip surgeries in the USA each year, in advanced age patients, a beneficial therapy to treat POCD would be a significant benefit to these patients. 180 plans to initiate a Phase 3 study using anti-TNF for POCD during the fourth quarter of 2021. An issued patent to protect this potential use has been licensed from The Kennedy Trust for Rheumatology Research.

SCAs Platform

Overview

Cannabinoids are a class of compounds derived from cannabis plants. The two major cannabinoids contained in cannabis are CBD and THC. Although one cannabinoid, THC, is known to cause psychoactive effects associated with the use of herbal cannabis, no other cannabinoid is known to share these properties. In recent decades, there have been major scientific advances that have led to the discovery of new plant-derived cannabinoids and the endocannabinoid system. There are at least two types of cannabinoid receptors, cannabinoid receptor 1 (“CB1”) and cannabinoid receptor 2 (“CB2”), in the human endocannabinoid system. CB1 receptors are considered to be among the most widely expressed G protein-coupled receptors in the brain and are particularly abundant in areas of the brain concerned with movement and postural control, pain and sensory perception, memory, cognition, emotion, and autonomic and endocrine function. CB1 receptors are also found in peripheral tissues including peripheral nerves and non-neuronal tissues such as muscle, liver tissues and fat. CB2 receptors are expressed primarily in tissues in the immune system and are believed to mediate the immunological effects of cannabinoids. In addition, research suggests the endocannabinoid system interacts with other important neurotransmitter and neuromodulatory systems in the human body, including transient receptor potential channels, adenosine uptake and serotonin receptors. The far-reaching and diverse pharmacology of the numerous cannabinoids provides significant potential for development of cannabinoid therapeutics across many indications and disease areas, but also adds to the complexity of the research.

Product Candidates or Indications

180 believes that there are unmet needs for orally available, relatively safe anti-inflammatory drugs, especially those with analgesic properties. 180 believes that SCAs have the potential to fulfill these needs and has started to develop novel orally available and potentially patentable medications to treat certain diseases or conditions such as arthritis, multiple sclerosis, diabetes, psoriasis, obesity and fatty liver, and various painful conditions. 180’s work on SCAs is currently in the preclinical development stage.

Because medical cannabis is a complex mixture of compounds from plants, providing a consistent level of the active compound of interest or controlling the level of the other natural compounds is difficult. Accordingly, 180 is working on orally available SCAs for patients to orally consume to address the deleterious issues of medical cannabis described above. If successful, these SCAs could become approved drug products that offer a robustly consistent and safe dosage that allows patient intake to be carefully controlled.

180 believes that the development and clinical study of SCAs will reveal that SCAs have several key advantages over medical cannabis, including:

•        use of a pure compound (>99.5%) rather than a mixture of compounds;

•        ability to test and control dosing, which in turn controls efficacy and side effect levels;

•        creation of a reproducible product; and

•        ability to engineer novel synthetic versions to control binding preferences to select receptors, control agonist or antagonist effects of receptor binding (pharmacokinetics and dynamics), modify half-life of the drug in the body, and create pro-drug forms that are only activated in specified tissues, thereby potentially reducing off target side effects.

In addition to the above advantages, testing SCAs in scientific, double-blind clinical trials could help to allay physicians’ concerns of the therapeutic use of marijuana-based compounds. This change could increase the number of patients that have access to these drug therapies. If clinical studies are successful, there are a number of potential markets and indications for SCAs which 180 could target, which include individuals suffering from chronic and recurrent pain, diabetes, osteoarthritis, obesity and fatty liver disease.

α7nAChR Platform

Overview

Two of 180’s lead scientists, Prof. Steinman and Dr. Rothbard, previously identified a key receptor for the amyloid proteins associated with diseases like Alzheimer’s and Parkinson’s disease, called α7nAChR. The α7nAChR is expressed on the surface of both neuronal cells in the brain and on cells of the immune system. The research conducted by Dr. Rothbard and Prof. Steinman has shown that small molecules available as drugs taken by mouth can engage this receptor and potently reduce inflammatory diseases. Dr. Rothbard and Prof. Steinman have shown that this receptor is critical in reducing disease in animal models of multiple sclerosis and RA, as well as heart attack and stroke. An important insight was that this receptor activates a biochemical signaling pathway that appears to be shared with CBD, the critical ingredient in cannabis and purified derivatives of the cannabis plant.

Katexco’s efforts to understand the role of the high concentration of small heat shock proteins (“sHsp”) found in the lesions in the brains of patients with multiple sclerosis led Katexco to realize that the protein was (i) immune suppressive and (ii) therapeutic in animal 2 models of multiple sclerosis, cardiac and retinal ischemia, and stroke. A significant realization was that amyloid fibrils composed of proteins or small peptides exhibited biological responses equivalent to the sHsps. The fibrils and the sHsps specifically bound and activated macrophages (“MΦ”) and regulatory B cells. Crosslinking and precipitation experiments demonstrated that both species bound nAChR and signaled through Jak2/Stat3. Katexco realized that nicotine treatment of experimental autoimmune encephalomyelitis (“EAE”) induces an identical pattern of immune suppression as our treatments and exhibits pre-clinical efficacy that is comparable with many of the drugs that are approved for MS when they were tested in EAE models. Collectively, these observations have informed Katexco’s strategy to develop an orally available, small molecule agonist of α7nAChR for inflammation and autoimmune diseases.

The α7 subunit of α7nAChR is an integral part of an endogenous immune suppressive pathway, in which activation of the vagus nerve stimulates acetylcholine secretion, which in turn binds α7nAChR on MΦs and regulatory B lymphocytes. Activation of the MΦs initiates an immunosuppressive cascade of events that lead to reduction of pro-inflammatory cytokines, suppression of B and T cell activation and control of inflammation.

In autoimmune diseases like RA, where there is intense inflammation destroying joints, and in multiple sclerosis, where the brain is under attack with damage to vital neurologic circuits, the body’s immune system turns against its own tissues. Other diseases ranging from atherosclerosis to gout, also reveal manifestations of an unwanted autoimmune attack.

Activation of the α7nAChR results in a signaling cascade involving Jak2 and Stat3 leading to the conversion of the macrophages to an immune suppressive phenotype and the production of IL-10. IL-10 is known to reduce inflammatory cytokines, most prominently TNF, IL-1, and IL-6. Consequently, α7nAChR agonists should complement anti-TNF therapy, which opens up the possibility of developing a new class of orally available medicines which are anti-inflammatory but much safer than existing medications such as NSAIDS, Cox2 inhibitors, methotrexate, and Janus kinase (JAK) inhibitors. This is because α7nAChR agonists are activating an endogenous regulatory pathway, rather than blocking important pathways needed for diverse processes. The market opportunity arises from the complex and expensive effort by several large and small pharmaceutical companies in the development of a spectrum of orally available partial agonists specific for α7nAChR. The compounds underwent extensive preclinical assessment and were used in 18 studies comprising 2670 subjects.

The drugs universally were shown to be safe, but ineffective in trials for neurologic and psychiatric diseases, namely Alzheimer’s disease and schizophrenia. In randomized, placebo-controlled clinical trials for cognitive impairment in Alzheimer’s disease and schizophrenia, the compounds failed to meet their primary endpoint. The failure of these expensive trials led to demise of Targacept (bought by Catalyst) and Forum (dissolved), and diminished importance of programs at companies such as AstraZeneca, AbbVie, Roche, Mitsubishi, BMS, and Sanofi-Aventis.

180 plans to use these previous studies as a foundation to potentially develop a patentable α7nAChR analog within this family to use as an immune suppressive to treat a range of inflammatory and autoimmune indications including RA, IBD, relapsing and progressive forms of multiple sclerosis, atherosclerosis, gout and osteoarthritis. CanBioRx’s scientists have found that the α7 receptor on macrophages and regulatory B lymphocytes are different from the target of the drugs developed so far. 180 believes that the goal of finding a patentable effective inhibitor is realistic, but there can be no assurance that it will be able to do so.

Product Candidates or Indications

180 intends to identify, characterize, synthesize, and patent an orally available small molecular weight agonist of α7nAChR by screening nonpatented analogs of large numbers of known agonists defined by pharmaceutical companies. 180 intends to outsource this work to Evotec GMBH, an integrated early discovery organization specializing in ion channels and transporters, offering clients specialized technologies and scientific expertise to move from target to lead compounds.

Following a safety and efficacy assessment program, 180 intends to select candidates for pre-clinical development as a prelude to the potential initiation of clinical studies, which could potentially be followed by an Investigational New Drug Application (“IND”) to the FDA. 180’s first intended target indication for its α7nAChR development platform is smoking cessation induced ulcerative colitis.

Outsourcing and Manufacturing

180 is currently outsourcing its clinical trials, which are conducted at Oxford University and Groningen, The Netherlands and only involve certain indications under the anti-TNF platform. 180 expects to continue to outsource its clinical trials and conduct them at (1) in the case of the anti-TNF platform, Oxford University and Groningen, The Netherlands, (2) in the case of the SCAs platform, Hebrew University and Oxford University and (3) in the case of the α7nAChR platform, Evotec in Hamburg, Germany.

180 also expects to outsource all of its manufacturing activities, including those activities at the research or clinical stage, with SCAs to be produced at Hebrew University and α7nAChR to be produced by Evotec and the anti-TNF platform utilizing off-the-shelf adalimumab. In addition, 180 expects its products to be good manufacturing practice (GMP) grade and produced by accredited contract research organizations (CROs).

Material Agreements

180 has entered into material research and licensing agreements (the “Research Agreements”) with various universities and parties in order to conduct research to develop potential product candidates. 180 has also entered into other material consulting and advisory services agreements with various scientists (the “Consulting Agreements”) to assist with such research.

Overview of Research Agreements

The Research Agreements include agreements with the Hebrew University and Oxford, pursuant to which 180 intends to conduct research to develop and characterize novel SCAs for the treatment of certain target indications, and to perform early-phase clinical trials. Through the Research Agreements with Hebrew University and Oxford, 180 established research facilities at the Hebrew University and Oxford, in which it will facilitate the development and testing of new cannabinoids designed and synthesized at the Hebrew University. The chemistry lab at the Hebrew University, led by Prof. Mechoulam and Prof. Galilly, will synthesize the chemical compounds and perform preliminary efficacy and safety studies.

Once these initial studies are completed at the Hebrew University, the chemical compounds will be sent to Prof. Richard Williams at Oxford, where further evaluation will be carried out to identify candidates which have the best potential for clinical efficacy and commercial development. Subsequently, 180 will support the clinical development of the lead compound(s), culminating in Phase 2 clinical trials to establish potential clinical utility in chronic and recurrent pain and inflammatory indications.

The research team at Hebrew University has identified a series of SCAs that have demonstrated promising analgesic and anti-inflammatory effects in mouse models. These studies comprise testing the effects in pain, production of TNF (pro-inflammatory cytokine key to multiple inflammatory disorders), and local joint swelling, indicative of inflammation. Early studies have identified three to five compounds that will be further analyzed in arthritis models at Oxford in the first phase of the project.

Previously, certain SCAs developed by the Hebrew University have been shown to inhibit the production of TNF, and to be very effective in collagen induced arthritis, a mouse model of human RA that was established with the specific aim of evaluating novel anti-arthritic compounds. CB2 receptor agonists have been confirmed by third parties to reduce the production and activity of inflammatory mediators such as TNF, and to suppress joint swelling, synovial membrane thickening and the expression of pro-inflammatory markers. These effects can be demonstrated at doses that do not affect general motor activity and behavior of the animals tested.

The Hebrew Licensed Technology (as defined below) will be evaluated for efficacy and safety using in-house pre-clinical models of inflammatory pain in parallel with “absorption, distribution, metabolism and excretion and safety assessments carried out by third-party professional contract research organizations (“CRO”). In parallel, blood will be collected from treated animals to determine levels of key circulating proteins that may serve as blood biomarkers that report on response to treatment. Other studies are anticipated to comprise studying the effects of treatment on immune responses that are expected to be informative for steering future studies towards other auto-immune indications.

Following the above safety and efficacy assessment program, 180 intends to select candidates for clinical studies.

Clinical trial design and regulatory affairs will be undertaken by the research team at Oxford and their advisors, led by Prof. Sallie Lamb (working at University of Exeter & University of Oxford). 180 expects that initial indications will focus on localized chronic pain in otherwise healthy individuals; however, 180 envisages that other indications to include arthritis pain and neuropathic pain will be considered for subsequent trials.

A recent review examining treatment aspirations for RA patients, as well as the founders expertise in this field, has led 180 to believe that there are still major unmet needs in key areas such as pain, physical and mental function, as well as fatigue, and hence there is a need for new medications, especially with orally available drugs. There is also a significant gap in the availability of well-tolerated drugs that have immunomodulatory and analgesic activity that would be suitable for treatment of early RA or undifferentiated arthritis, for which conventional disease-modifying anti-rheumatic drugs or biologics would be inappropriate. A research led by Prof. Richard Williams at Oxford was instrumental in the pre-clinical development of TNF inhibitors, and in the development of robust and predictive in vivo and in vitro assays. These assays helped provide the scientific basis for the clinical development, not only of biologics, but also of small molecular weight inhibitors of TNF production, such as Apremilast, which is now in widespread clinical use. More recently, the research team at the Hebrew University characterized a number of synthetic SCAs drugs with anti-inflammatory and immunomodulatory properties.

The SCAs that will be 180’s product candidates are synthetically manufactured rather than extracted from cannabis plants. 180 believes that SCAs offer several advantages over botanically-derived cannabinoids, including consistent, reproducible pharmaceutical-grade active ingredients (“API”), with well-defined purity. 180 believes such candidates may improve the desired therapeutic effect without adverse psychoactive effects associated with botanical cannabis compounds. Synthetic manufacturing also allows for a more efficient chemistry, manufacturing and control process. 180 believes synthetic manufacturing will allow for a more clearly defined and straightforward FDA approval pathway by avoiding the potential problems faced when seeking approval for product candidates containing botanically derived cannabinoids, which include inconsistent API reproduction and additional toxicology studies related to botanical impurities.

In summary, the initial focus of the research will be on the development of safe and well-tolerated compounds with analgesic and immunomodulatory activity and with the capacity to synergize with current therapies, which primarily target downstream inflammatory processes. After conducting initial research and development, 180 will select the most promising of the chemical compounds to move into Phase 1 and 2 clinical trials, which 180 expects to commence by the third quarter of 2021.

The Research Agreements are each described below.

Research Agreements with the Hebrew University

On May 13, 2018, CBR Pharma entered into a research and license agreement (the “2018 Hebrew Agreement”) with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum”), pursuant to which Yissum granted CBR Pharma a worldwide exclusive license (the “2018 Hebrew License”) to develop and commercialize certain patents (the “2018 Hebrew Licensed Patents”), know-how and research results (collectively, the “2018 Hebrew Licensed Technology”), in order to develop, manufacture, market, distribute or sell products, all within the use of the 2018 Hebrew Licensed Technology for the treatment of any and all veterinary and human medical conditions, including obesity, pain, inflammation and arthritis (the “2018 Field”).

Pursuant to the 2018 Hebrew Agreement, notwithstanding the grant of the 2018 Hebrew License, Yissum, on behalf of Hebrew University, will retain the right to (i) make, use and practice the 2018 Hebrew Licensed

Technology for Hebrew University’s own research and educational purposes; (ii) license or otherwise convey to other academic and not-for-profit research organizations the 2018 Hebrew Licensed Technology for use in non-commercial research; and (iii) license or otherwise convey the 2018 Hebrew Licensed Technology to any third party for research or commercial applications outside the 2018 Field.

The 2018 Hebrew Agreement further provides that CBR Pharma is entitled to grant one or more sublicenses to the 2018 Hebrew Licensed Technology for exploitation in the 2018 Field.

All right, title and interest in and to the 2018 Hebrew Licensed Technology vest solely in Yissum, and CBR Pharma will hold and make use of the rights granted pursuant to the 2018 Hebrew License solely in accordance with the terms of the 2018 Hebrew Agreement.

As consideration for the 2018 Hebrew License, CBR Pharma paid Yissum a license fee of $75,000 and agreed to continue to pay an annual license maintenance fee (the “License Maintenance Fee”) of $50,000, beginning on May 1, 2019 and thereafter on the first day of each May. The License Maintenance Fee is non-refundable, but may be credited each year against royalties on account of net sales of products made from May 1 to April 30 of each year.

Yissum has also agreed to undertake research and to synthesize chemical compounds that will be used by CBR Pharma, through additional research at both Oxford and Hebrew University, to develop orally active analgesic and anti-inflammatory medications. Compounds will be shipped from Hebrew University to Oxford for use in pre-clinical studies to establish efficacy in pain and inflammation.

Upon the achievement of certain milestones in respect of the chemical compounds derived from the 2018 Hebrew Licensed Technology, CBR Pharma is obligated to make certain payments to Yissum, including but not limited to the following:

Milestone	Milestone Fee
Submission of the first IND testing for the FDA	$75,000
Commencement of one Phase 1/2 trial with the FDA	$100,000
Commencement of one Phase 3 trial with the FDA	$150,000
For each product market authorization/clearance (maximum of $500,000)	$100,000 (maximum of $500,000)
For every $250 million in accumulated sales of the product until $1 billion in sales is achieved	$250,000

CBR Pharma will pay Yissum royalties equal to (i) 3% of the net sales for the first annual $500 million of net sales, and (ii) 5% of the net sales after the net sales are at or in excess of $500 million.

In the event of a sale by CBR Pharma shareholders of their common shares or the transfer or assignment of the 2018 Hebrew Agreement, CBR Pharma is obligated to pay Yissum a fee of 5% of the consideration received by CBR Pharma pursuant to such corporate transaction. In the event of an initial public offering, CBR Pharma must issue registered common shares to Yissum equal to 5% of the issued and outstanding common shares, on a fully-diluted basis, concurrently with the closing of the initial public offering.

CBR Pharma has also agreed to reimburse Yissum (to a maximum of $30,000) for costs incurred for patent expenses. As of May 31, 2018, CBR Pharma recorded $10,000 in accounts payable and accrued liabilities as an estimate of the reimbursable costs.

Yissum and CBR Pharma also agreed to establish a research program for which CBR Pharma funded a $400,000 budget for the 12-month period ending May 2019, which is in the process of being extended by an amendment for an additional year.

The 2018 Hebrew Agreement will terminate upon the occurrence of the later of the following: (i) the expiration of the last of the 2018 Hebrew Licensed Patents; (ii) the expiration of the last exclusivity on any product granted by any regulatory or government body; (iii) the expiration of a continuous period of twenty years during which there was no commercial sale of any product in any country; or (iv) if 180 elects to obtain an exclusive license to the know-how under the terms of the 2018 Hebrew Agreement, the expiration of such exclusive license.

On November 11, 2019, CBR Pharma entered into an additional research and license agreement (the “2019 Hebrew Agreement”) with Yissum, pursuant to which Yissum granted CBR Pharma a worldwide sole and exclusive license (the “2019 Hebrew License”) to develop and commercialize certain patents (the “2019 Hebrew Licensed Patents”), know-how and research results (collectively, the “2019 Hebrew Licensed Technology,” and together with the 2018 Hebrew Licensed Technology, the “Hebrew Licensed Technology”), in order to develop, manufacture, market, distribute, sell, repair and refurbish products, all within the use of the 2019 Hebrew Licensed Technology for (i) Cannabinoid phenolate metal salts, including mono, di and trivalent metals such as Li, Na, K, Ca, Mg, Zn, Fe and Al and their mixtures with native or synthetic cannabinoids, their pharmaceutical formulations, including for oral and topical administration; and (ii) pharmaceutical formulations, for the administration of cannabinoid chemical derivatives, including any and all veterinary and human medical conditions, including obesity, pain, inflammation and arthritis (the “2019 Field”).

Pursuant to the 2019 Hebrew Agreement, notwithstanding the grant of the 2019 Hebrew License, Yissum, on behalf of Hebrew University, will retain the right to (i) make, use and practice the 2019 Hebrew Licensed Technology for Hebrew University’s own research and educational purposes, but not for commercial purposes, and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; (ii) license or otherwise convey to other academic and not-for-profit research organizations the 2019 Hebrew Licensed Technology for use in non-commercial research and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; and (iii) license or otherwise convey the 2019 Hebrew Licensed Technology to any third party for research or commercial applications outside the 2019 Field, subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology.

The 2019 Hebrew Agreement further provides that CBR Pharma is entitled to grant one or more sublicenses to the 2019 Hebrew Licensed Technology for exploitation in the 2019 Field.

All right, title and interest in and to the 2019 Hebrew Licensed Technology vest solely in Yissum, and CBR Pharma will hold and make use of the rights granted pursuant to the 2019 Hebrew License solely in accordance with the terms of the 2019 Hebrew Agreement.

The 2019 Hebrew Licensed Technology will terminate upon the occurrence of the later of the following: (i) the expiration of the last of the 2019 Hebrew Licensed Patents; (ii) the expiration of the last exclusivity on any product granted by any regulatory or government body; (iii) the expiration of a continuous period of twenty years plus any applicable patent extension period, during which there was no commercial sale of any product in any country; or (iv) if 180 elects to obtain an exclusive license to the know-how under the terms of the 2019 Hebrew Agreement, the expiration of such exclusive license.

On January 1, 2020, CBR Pharma and Yissum entered into the first amendment to the 2018 Hebrew Agreement which provided for additional research to be done at Yissum on new derivatives of certain molecules. The total budget for the additional research is expected to be $400,000 spread over the course of two years. The additional research is expected to end in April 2021.

Research Agreements with the University of Oxford

On November 1, 2013, 180 LP entered into an agreement (the “180 LP Oxford Agreement”) with Oxford, pursuant to which 180 LP will sponsor Oxford’s research and development of repurposing anti-TNF for Dupuytren’s disease.

Pursuant to the 180 LP Oxford Agreement, each payment is to be made by 180 LP to ISIS Innovation (the University of Oxford) at different milestones of the project, outlined below:

Milestone	Milestone Fee
Minimum investment completed	£10,000
Initiation of Phase 2 trial for a licensed product	£10,000
Initiation of Phase 3 trial for a licensed product	£10,000
Registerable Phase 3 trial primary endpoint achieved for a licensed product	£20,000
Any issued U.S. patent of the licensed intellectual property rights	£5,000
Approval by FDA of an NDA filed by 180 LP or one of its sub-licensees for a licensed product	£30,000
Approval by EMA of an MAA filed by 180 LP or one of its sub-licensees for a licensed product	£30,000
First commercial sale of a licensed product by 180 LP or any sub-licensee in the U.S.	£50,000
First commercial sale of a licensed product by 180 LP or any sub-licensee in the EU	£50,000

ISIS Innovation is also eligible for royalty payments equal to 0.5% of net sales in any country where there is a valid claim, 0.25% of net sales in other countries and a fee income royalty rate of 7.5% on all up-front, milestone and other one-off payments under or in connection with all sub-licenses and other contracts granted by 180 LP with respect to the licensed technology. The 180 LP Oxford Agreement is effective, unless earlier terminated, for so long as the specified patent application remains in effect as an issued patent, pending patent application or supplementary protection certificate or for a term of 20 years, whichever is longer.

On August 15, 2018, CannBioRex Pharma Limited, a company incorporated under the laws of England and Wales (“CannUK”) and a wholly-owned subsidiary of CBR Pharma, entered into the Research Agreement (the “CannUK Oxford Agreement”) with Oxford, pursuant to which CBR Pharma (through CannUK) will sponsor Oxford’s research and development of SCAs developed from the Hebrew Licensed Technology. At Oxford, the SCAs generated in the Hebrew University are being tested for analgesic and anti-inflammatory effects in established pre-clinical models.

Pursuant to the CannUK Oxford Agreement, Oxford will undertake a research project (the “Research Project”) based around the clinical development of SCAs that are known to exhibit both anti-inflammatory and immunomodulatory properties. The aim of the Research Project is to develop and characterize chemical compounds that are synthesized at Hebrew University to create treatments for chronic pain, RA and other chronic inflammatory conditions, and to eventually obtain regulatory approval to initiate early-phase clinical trials in patients by mid to late 2021 or as soon as possible thereafter. The CannUK Oxford Agreement had an initial term of one year beginning on March 22, 2019, but was extended by amendment to March 31, 2020, or any later date agreed to by the parties, unless terminated earlier.

CannUK, as the sponsor of the Research Project, agreed to make the following payments to Oxford:

Milestone	Milestone Fee
Signature of the Oxford Agreement	£166,800
6 months post start of the Research Project	£166,800
9 months post start of the Research Project	£166,800
12 months post start of the Research Project, after report	£55,600

Stanford License Agreement

On May 8, 2018, Katexco Pharmaceuticals Corp, a wholly-owned subsidiary of Katexco, entered into an option agreement (the “Stanford Option”) with the Board of Trustees of the Leland Stanford Junior University (“Stanford”), pursuant to which Stanford granted Katexco an option to acquire an exclusive license for the development and commercialization of certain inventions. In consideration for the Stanford Option, Katexco paid Stanford $10,000 (the “Option Payment”), creditable against the license issue fee agreement.

On July 25, 2018 (the “Stanford Effective Date”) Katexco exercised the Stanford Option, and entered into an exclusive license agreement (the “Stanford License Agreement”) with Stanford, pursuant to which Katexco was granted the rights to certain U.S. patents related to (i) alpha B-crystallin as a therapy for autoimmune demyelination and (ii) peptides as short as six amino acids that form amyloid fibrils that activate B-1 cells and macrophages and are anti-inflammatory and therapeutic in autoimmune and neurodegenerative diseases (the “Stanford Licensed Patents”). Through the Stanford License Agreement, Katexco established research facilities at Stanford. Katexco will support the clinical development of the lead compound(s), culminating in Phase 1 and Phase 2 clinical trials to establish potential clinical utility in ulcerative colitis indications.

Under the Stanford License Agreement, no rights of Stanford, including intellectual property rights, are granted to Katexco other than those rights granted under the Stanford Licensed Patents.

As consideration for the grant of the Stanford Licensed Patents, Katexco paid Stanford an initial fee of $50,000, inclusive of the Option Payment. Katexco is also required to issue 5,041,237 of its common shares to Stanford, and provide a letter stating the value of such shares.

Beginning upon the first anniversary of the Stanford Effective Date and each anniversary thereafter, Katexco will pay Stanford an annual license maintenance fee of $20,000 on the first and second anniversaries and $40,000 on each subsequent anniversary. Furthermore, Katexco is obligated to make the following payments, including (i) $100,000 upon initiation of Phase 2 trial, (ii) $500,000 upon the first FDA approval of a product (the “Licensed Product”) resulting from the Stanford Licensed Patents, and (iii) $250,000 upon each new Licensed Product thereafter. Royalties, calculated at 2.5% of net sales (calculated as gross revenue received by Katexco or its sublicensees, their distributors or designees, from the sale, transfer or other disposition of products based on the Stanford Licensed Patents minus 5%), will be payable to Stanford. In addition, Katexco has reimbursed Stanford $51,385 to offset the Stanford Licensed Patent’s patenting expenses, and will reimburse Stanford for all Stanford Licensed Patent’s patenting expenses, including any interference and or re-examination matters, incurred by Stanford after March 3, 2018.

The Stanford License Agreement may be terminated by Katexco without cause by providing a 30-day notice. In the case of a change of control, upon the assignment of the Stanford License Agreement Katexco is obligated to pay Stanford a $200,000 change of control fee. The Stanford License Agreement also provides Stanford with the right to purchase for cash up to either (i) 10% or (ii) the percentage necessary for Stanford to maintain its pro rata ownership interest in Katexco), of Katexco’s equity securities issued in a private offering.

The Evotec Agreement

On June 7, 2018, Katexco entered into the Evotec Agreement with Evotec, a leading CRO, pursuant to which Katexco retained Evotec to perform certain research services for Katexco. Pursuant to the Evotec Agreement, the goal of the joint project (the “Evotec Project”) is to identify small molecules that pharmacologically stimulate the human ChrFam7a receptor and function. The Evotec Project is being conducted in two phases over a 24-month period where resources are allocated by the steering committee, which is controlled equally by Katexco and Evotec, on a quarterly basis.

Subject to certain exemptions described in the Evotec Agreement, Katexco owns all intellectual property rights, conceived, invented, discovered or made by Evotec during the performance of its services, other than intellectual property rights owned or controlled by Evotec relating to its already existing technology and components to be used in the services to be provided under the Evotec Agreement.

The Evotec Agreement is subject to a minimum payment of $4,937,500 and a maximum payment of $5,350,250 by Katexco to Evotec. As of December 31, 2018, Katexco paid to Evotec $843,750.

On January 31, 2019, Katexco received an invoice from Evotec in the amount of $557,168, for the estimated cost of services for the first quarter of 2019, out of which $300,000 was paid on July 30, 2019. For the remaining outstanding amount of $257,168, which remains unpaid, Evotec and Katexco agreed for an extension in payment terms. These payments were paid as a fee for services performed by full time employees assigned to the Evotec Project in order to accomplish the research milestones for each quarter and any additional reagent costs.

The cost of services for the second quarter of 2019 was $754,482, which remains unpaid. The cost of services for the third quarter of 2019 was $0.

The Petcanna Agreement

On August 20, 2018, 180 entered into a sublicense agreement (the “Petcanna Agreement”) with Petcanna Pharma Corp. (“Petcanna”), a private company which is partially owned by Prof. Sir Marc Feldmann, Prof. Lawrence Steinman and Yissum.

Under the Petcanna Agreement, 180 granted Petcanna an exclusive, worldwide, non-transferable, non-sublicensable sublicense to make commercial use of the certain patents related to cyclohexenyl compounds and listed in the Petcanna Agreement (the “Petcanna IP”) in order to develop, manufacture, market, distribute or sell products that incorporate the Petcanna IP in products that are intended for the treatment of veterinary medical conditions, initially osteoarthritis.

As consideration for the sublicense, Petcanna agreed to issue to 180 approximately 9,000,000 of Petcanna’s common shares in the fourth quarter of 2018. 180 intends to retain 85% of such shares, and transfer 15% of such shares to Yissum. In the event that Yissum does not accept such shares, 180 will have an obligation to pay Yissum 15% of the-then current fair market value of the 9,000,000 common shares. Petcanna will also pay a 1% royalty to 180 on Petcanna’s net sales of products that incorporate the Petcanna IP.

All right, title and interest in and to the Petcanna IP, including any improvements to the Petcanna IP, will vest solely in 180.

Unless the parties to the Petcanna Agreement agree otherwise in writing, the Petcanna Agreement will terminate on the occurrence of the later of: (i) the date of expiration of the last of the Petcanna IP, (ii) the date of the final expiration of exclusivity on any Product granted by any regulatory or government body, and (iii) the expiration of a continuous period of twenty (20) years during which there was no First Commercial Sale of any product. The terms “Product” and “First Commercial Sale” apply as they are defined in the Petcanna Agreement. 180’s ability to grant this sublicense to Petcanna is contingent upon (i) Yissum having the necessary rights to the Hebrew Patent Applications assigned to it from all applicable parties, (ii) Yissum being able to grant a license to 180 per the terms of the Hebrew Agreement, and (iii) the Hebrew Patent Applications and any related resulting patents being valid and maintained in good standing for the respective terms of the Hebrew Licensing Agreement and the Petcanna Agreement.

Kennedy License Agreement

On September 27, 2019, 180 LP entered into an exclusive license agreement (the “Kennedy License Agreement”) with the Kennedy Trust For Rheumatology Research (“Kennedy”), pursuant to which Kennedy granted to 180 LP an exclusive license in the U.S., Japan and member countries of the European Union (including the United Kingdom), to certain licensed patents (the “Kennedy Licensed Patents”), including the right to grant sublicenses, and the right to research, develop, sell or manufacture any pharmaceutical product (i) whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement or (ii) containing an antibody that is a fragment of or derived from an antibody whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement, for all human uses, including the diagnosis, prophylaxis and treatment of diseases and conditions.

Under the Kennedy License Agreement, Kennedy reserves the perpetual, irrevocable, non-exclusive, royalty-free, sublicensable, worldwide right for the Kennedy and its affiliates, employees, students and other researchers to carry out any acts which would otherwise infringe the Kennedy Licensed Patents for the purposes of teaching and carrying out research and development, including the right to accept external sponsorship for such research and development and the right to grant sub-licenses for the same purposes.

As consideration for the grant of the Kennedy Licensed Patents, 180 LP paid Kennedy an upfront fee of £60,000. 180 LP will also pay Kennedy royalties equal to (i) 1% of the net sales for the first annual $1 billion of net sales, and (ii) 2% of the net sales after the net sales are at or in excess of $1 billion, as well as 25% of all sublicense revenue, provided that the amount of such percentage of sublicense revenue based on amounts which constitute royalties shall not be less than 1% on the first cumulative $1 billion of net sales of the products sold by such sublicenses or their affiliates, and 2% on that portion of the cumulative net sales of the products sold by such sublicenses or their affiliates in excess of $1 billion.

The term of the royalties paid by 180 LP to Kennedy will expire on the later of (i) the last valid claim of a patent included in the Kennedy Licensed Patents which covers or claims the exploitation of a product in the applicable country; (ii) the expiration of regulatory exclusivity for the product in the country; or (iii) 10 years from first commercial sale of the product in the country.

The Kennedy License Agreement may be terminated by 180 LP without cause by providing a 90-day notice.

Consulting Agreements

The Consulting Agreements are each described below.

Consulting Agreements with Yissum and each of Prof. Mechoulam and Prof. Gallily

On May 13, 2018, in connection with the Hebrew Agreement, 180 entered into consulting agreements (each, a “Consulting Agreement” and, collectively, the “Consulting Agreements”) with Yissum and each of Prof. Mechoulam and Prof. Gallily (each, a “Consultant”). Pursuant to the Consulting Agreements, each of the Consultants agreed to provide advice, support, theories, techniques and improvements in 180’s scientific research and product development activities related to the commercialization of the Hebrew Licensed Technology (the “Consulting Services”).

In consideration of the Consulting Services, 180 will pay Yissum a quarterly consultancy fee of $12,500 for each Consultant. According to the Consulting Agreements, any inventions, know-how, or intellectual property developed by a Consultant in the course of providing the Consulting Services will be owned (a) by Yissum alone, if the Consultant developed such inventions, know-how or intellectual property alone or with other Hebrew University employees or associates; or (b) jointly by Yissum and 180, if the Consultant developed such inventions, know-how or intellectual property together with any 180 employee or consultant; and, in either case, such technology will be deemed to be the Hebrew Licensed Technology under the Hebrew Agreement, and will be handled in accordance with its terms.

Each Consulting Agreement is in effect for a period of three years, and may be extended for additional one-year periods at each time, by mutual written consent of the parties to such Consulting Agreement.

Advisory Services or Consulting Agreements with each of John Todd, Kevin Tracy, Christopher Loren Van Deusen and William Taylor

On July 1, 2018, Katexco entered into advisory services agreements (each, an “Advisory Services Agreement”, and, collectively, the “Advisory Services Agreements”) with each of John Todd, Kevin Tracy, Christopher Loren Van Deusen and William Taylor (each, an “Advisor”). Pursuant to the Advisory Services Agreements, each of the Advisors agreed to provide advisory services in relation to research and development of drugs combining the use of synthetic CBD with nicotine receptor treatments aimed at autoimmune diseases and multiple sclerosis, as well as to conduct such other services and duties as may be reasonably requested by Katexco from time to time (the “Advisory Services”).

In consideration of the Advisory Services, Katexco will pay each Advisor an annual fee of $20,000, as well as stock options of Katexco when its shares are trading on a stock exchange by way of a reverse take-over or an initial public offering, at an amount to be determined at such time.

Each Advisory Services Agreement is in effect until July 1, 2019, unless terminated earlier in accordance with its terms, and will automatically renew for successive one-year periods from such date unless one party delivers written notice to the other, at least 60 days before the next renewal term, that it wishes to terminate.

On July 1, 2018, Katexco entered into an addendum to the Advisory Services Agreement of Kevin Tracy (the “Addendum”), in order to ensure that the commitments of Dr. Tracy to Katexco are consistent with his obligations to The Feinstein Institute for Medical Research and to Northwell Health (“Feinstein”). Pursuant to the Addendum, Katexco agreed and understood that Mr. Tracy is obligated to assign, and has preemptively assigned, to Feinstein all of his rights in intellectual property conceived or made by Mr. Tracy and arising from research that has been or is supported entirely or partly by Feinstein resources. In addition, Katexco acknowledged that it has no rights, by reason of the Advisory Services Agreement, in any intellectual property that is subject to Dr. Tracy’s obligations to Feinstein. The Addendum further provided that the mere de minimis use of Feinstein’s facilities by Dr. Tracy in the performance of his services under the Advisory Services Agreement will not, without more, bestow upon Feinstein any rights to any intellectual property generated by Mr. Tracy under the Advisory Services Agreement.

In connection with and as part of the Advisory Services Agreements, each Advisor entered into a protection of corporate interests agreement (each, a “POCI Agreement”) with Katexco, pursuant to which each Advisor agreed that Katexco (or its designee) own all right, title and interest in and to all “inventions”, defined as all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, confidential information, work product, data, and all tangible and intangible materials, in each case whether or not patentable or registrable under copyright or other intellectual property laws anywhere in the world, that such Advisor may (solely or jointly with others) conceive of, develop, create, improve, acquire, reduce to practice or otherwise make, refine or bring into existence, or cause any of the foregoing to be done, whether or not during regular working hours and whether or not such advisor is or was specifically instructed to do so, where: (i) it in any way relates to the present or proposed programs, services, products or business of the Katexco group of entities or to tasks assigned to the Advisor in relation to his engagement; or (ii) such advisor, in any way, used any of the Katexco group of entities’ property, products, processes, software or other resources, including any confidential information.

The provisions of each POCI Agreement will survive the termination of the engagement of the Advisor for any reason, whether voluntary or involuntary.

Advisory Services Agreement with Rajesh Munglani

On July 27, 2018, 180 entered into advisory services agreement (the “Munglani Services Agreement”) with Rajesh Munglani, acting under Rajesh Munglani Limited. Pursuant to the Munglani Services Agreement, Mr. Munglani agreed to advise CBR Pharma on aspects of pre-clinical and clinical development, in return for (i) £20,000 per year, inclusive of any applicable taxes, and (ii) an option to acquire 500,000 shares of CBR Pharma, determined on a pro rata basis based on the number of months in the advisory period, defined as three years from July 27, 2018.

The Munglani Services Agreement provides that all interest in patents (including, without limitation, provisional patents), patent applications, inventions, improvements, enhancements, discoveries, whether patentable or not, arising out of or relating to the Munglani Services Agreement, as well as all Work Product (as defined in the Munglani Services Agreement) will be deemed works made for hire under applicable copyright law, if applicable, and will belong exclusively to 180.

The Munglani Services Agreement may be terminated by either party by providing thirty (30) days’ prior written notice to the other party.

Advisory Services Agreement with Irene Tracey

On November 19, 2018, 180 entered into advisory services agreement (the “Tracey Services Agreement”) with Irene Tracey. Pursuant to the Tracey Services Agreement, Ms. Tracey agreed to advise 180 on aspects of pre-clinical and clinical development, in return for (i) £20,000 per year and (ii) an option to acquire 200,000 shares of CBR Pharma, determined on a pro rata basis based on the number of months in the advisory period, defined as three years from November 19, 2018.

The Tracey Services Agreement provides that all interest in patents (including, without limitation, provisional patents), patent applications, inventions, improvements, enhancements, discoveries, whether patentable or not, arising out of or relating to the Tracey Services Agreement, as well as all Work Product (as defined in the Tracey Services Agreement) will be deemed works made for hire under applicable copyright law, if applicable, and will belong exclusively to 180, excepting any different terms agreed in contractual arrangements with Oxford when undertaking specific research with 180 and during which IP might be generated by Ms. Tracey that needs protecting by Oxford as part of the agreed contract.

The Tracey Services Agreement may be terminated by either party by providing thirty (30) days’ prior written notice to the other.

Inflammation consultancy Agreements with each of Prof. Sir Marc Feldmann and Prof. Jagdeep Nanchahal

On November 1, 2013, 180 LP entered into letter agreements regarding inflammation consultancy services (each, an “Inflammation Consultancy Agreement”, and, collectively, the “Inflammation Consultancy Agreements”) with Isis Innovation Limited for the services of each of Prof. Sir Marc Feldmann and Prof. Jagdeep Nanchahal (each, an

“Inflammation Consultant”). Pursuant to the Inflammation Consultancy Agreements, each Inflammation Consultant agreed to provide advice and expertise on inflammatory and degenerative diseases including fibrosis as exemplified by Dupuytren’s Disease and osteoinduction (bone formation), in relation to the technology, programs and products of 180 LP, and, specifically, to provide general and specific advice and guidance on how 180 LP might further develop its different programs that are ongoing, contemplated, or conceived at or by 180 LP (the “Inflammation Consulting Services”).

In consideration of the Inflammation Consulting Services, 180 LP paid Prof. Sir Marc Feldmann and Prof. Jagdeep Nanchahal a fixed fee of $500 and $10,000 per annum, respectively.

The initial term of each Advisory Services Agreement was until November 1, 2015. On November 8, 2015, each of the Advisory Services Agreement was extended until November 1, 2020.

Intellectual Property

180’s success depends in significant part on its ability to protect the proprietary elements of its product candidates, technology and know-how, to operate without infringing on the proprietary rights of others, and to defend challenges and oppositions from others and prevent others from infringing on its proprietary rights. 180 has sought, and will continue to seek, patent protection in the U.S., Europe and other countries for its proprietary technologies. 180’s intellectual property portfolio as of September 30, 2019, includes three patent families with issued and/or pending claims, pharmaceutical formulations, drug delivery and the therapeutic uses of SCAs, as well as know-how and trade secrets.

Within the U.S., 180 has licensed six issued patents and seven pending patent applications under active prosecution. There are an additional five issued patents outside of the U.S. 180’s policy is to seek patent protection for the technology, inventions and improvements that it consider important to the development of its business, but only in those cases where it believes that the costs of obtaining patent protection is justified by the commercial potential of the technology, and typically only in those jurisdictions that it believes present significant commercial opportunities. 180 also relies on trademarks, trade secrets, know-how and continuing innovation to develop and maintain its competitive position.

The term of individual patents depends upon the countries in which they are obtained. In most countries in which 180 has filed, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the U.S., a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office (“USPTO”), in granting a patent, or may be shortened if a patent is terminally disclaimed over another patent.

The term of a patent that covers an FDA-approved drug may also be eligible for extension, which permits term restoration as compensation for the term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Act) permits an extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Extensions cannot extend the remaining term of a patent beyond 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions to extend the term of a patent that covers an approved drug are available in Europe and other non-U.S. jurisdictions.

To protect 180’s rights to any of its issued patents and proprietary information, 180 may need to litigate against infringing third parties, avail itself of the courts or participate in hearings to determine the scope and validity of those patents or other proprietary rights.

180 also relies on trade secret protection for its confidential and proprietary information. 180’s policy requires its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with it.

From time to time, in the normal course of our operations, 180 will be a party to litigation and other dispute matters and claims relating to intellectual property.

Competition

Below is a description of the competitive environment of each of our product candidate development platforms and potential product candidates.

Dupuytren’s disease

180’s treatment is for early stage Dupuytren’s disease, for which there is no approved treatment and existing agents. Existing treatments focus on late stage Dupuytren’s disease, when the fingers are irreversibly curled into the palm. Surgery remains the typical standard treatment but the relatively long post-operative rehabilitation has driven the reach for less invasive techniques. Xiaflex, a drug developed by Auxilium, is effective in treating patients with contractures although associated with side effects, with an incidence of clinical success of 65% for metacarpophalangeal joints, according to an article published in the Journal of Hand Surgery in 2015. A clinical trial funded by the National Institute for Health Research Health Technology Assessment Programme (UK) is currently underway in the UK, comparing the cost efficacy of surgery for Dupuytren’s disease with a collagenase injection, which softens the fibrous tissue. The aims of the study are to determine (i) whether collagenase injections are as effective and as safe as surgery for treating this condition and (ii) the costs of both treatments.

SCAs

Despite roughly 3,000 pharmaceutical and biotechnology companies globally, only a handful of companies are actively developing synthetic cannabinoids for human and veterinary health. Presently, most of the focus of these companies is on pain management, multiple sclerosis and epileptic-seizure disorders, and most of these companies are using natural plant products.

180 expects that the market for cannabinoid therapeutics will also grow significantly in the coming years due to increasing awareness of the potential benefits that cannabinoid products may provide over existing therapies. Interest in cannabinoid therapeutics has increased over the past several years as some pre-clinical and clinical data has emerged highlighting the potential efficacy and safety benefits of cannabinoid and synthetic cannabinoid therapeutics. Pharmaceutical companies that have publicized their engagement in testing cannabinoid and synthetic cannabinoid therapeutics include Zynerba, IntelGenx, Prana Therapeutics, Kalytera Therapeutics, GW Pharmaceuticals PLC, Medreleaf and GB Sciences.

Multiple companies are working in the cannabis therapeutic area and are pursuing regulatory approval for their product candidates. For example, GW Pharmaceuticals PLC, which markets Sativex, a botanical cannabinoid oral mucosal for the treatment of spasticity due to multiple sclerosis is seeking FDA approval in the U.S., and Epidiolex, a liquid formulation of highly purified cannabidiol extract, which was recently approved as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and various childhood epilepsy syndromes. Insys Therapeutics, Inc. is also seeking FDA approval for an orally-administered liquid formulation of its synthetic cannabidiol compound as a treatment for Dravet’s Syndrome, Lennox Gastaut Syndrome, and other childhood epilepsy syndromes. Nemus Bioscience, Inc. is focused on the discovery, development and commercialization of cannabis therapeutics. GB Sciences has an oral cannabinoid nanoparticle candidate currently in its discovery phase for neuropathic pain. Aphios Pharma is looking to establish clinical evidence for treating unmet CNS disorders such as opioid addiction, pain, epilepsy and multiple sclerosis with it CBD candidate, APH-0802. MedReleaf expanded into clinical trials for its cannabinoid candidate, MRCP001, which is currently in Phase 2 trials for neuropathic pain. Prana Therapeutics is developing targeted therapeutics for alleviation of chemotherapy side effects, management of RA and treatment of brain cancer with a candidate in Phase 1 clinical trials. Kalytera Therapeutics is developing CBD formulations to target acute and chronic pain treatment via the development of a compound that consists of a cannabinoid conjugated with naproxen, a generic, non-steroidal, anti-inflammatory drug that is approved for the treatment of pain. Revive Therapeutics Ltd.’s CBD candidate, Cannabidiol Hydrogel, is currently in discovery phase development with plans to potentially treat neuropathic pain. Corbus Pharmaceuticals Holdings, Inc.’s lead drug candidate, lenabasum, is a novel, synthetic, oral, cannabinoid (CB2 agonist) designed to treat four serious and rare chronic inflammatory diseases (systemic sclerosis (“SSc”), dermatomyositis (“DM”), cystic fibrosis and systemic lupus erythematosus), and the FDA has granted lenabasum Orphan Drug Designation as well as Fast Track Status for SSc and CF, and Orphan Drug Designation for DM. Zynerba Pharmaceuticals is the leader in pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders and is currently evaluating ZygelTM, a patent-protected transdermal CBD gel for the treatment of Fragile X syndrome, for which it filed an NDA with the FDA, developmental and epileptic encephalopathies and Autism Spectrum Disorder.

a7nAChR

Competition to the acetylcholine receptor program is diverse, ranging from a small biotechnology company, Attenua, who is using an α7nAChR agonist, bradanicline, in Phase 2 clinical trials for chronic cough to electroceutical companies. The latter group of companies is very competitive, all of whom are developing devices to stimulate the vagus nerve as a therapy for inflammation. For example, Endonovo Therapeutics has developed a non-invasive electroceutical device using pulsed short-wave radiofrequency at 27.12 MHz that has been FDA-cleared and CE Marked for the palliative treatment of soft tissue injuries and post-operative pain and edema, and has Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration) (“CMS”) national coverage for the treatment of chronic wounds. Additionally, SetPoint Medical Corp is using vagal nerve stimulation for IBD and RA.

The electroceutical companies can be viewed as competition, or a vast proof-of-concept. Because in many respects, the α7nAChR program can be viewed as a chemical stimulation of the vagus nerve, and each of the indications benefiting from electrical stimulation, should be amenable to chemical stimulation.

Lastly, each of the large pharmaceutical companies that initially developed α7nAChR agonists could revitalize their programs and use their drugs in clinical trials for inflammatory indications.

Government Regulation

180 has obtained regulatory approvals from the UK Medicines and Healthcare Products Regulatory Agency (MHRA) and the Dutch Centrale Commissie Mensgebonden Onderzoek (CCMO), as well as from the relevant accredited ethics committees, in order to perform clinical trials in the UK and The Netherlands solely for indications under the anti-TNF platform. 180 has not held any meetings with, and no applications or requests for approval have been submitted to, the FDA for any indications or products under any of its product development platforms at this time.

FDA Approval Process

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The U.S. Federal Food, Drug, and Cosmetic Act (the “FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, FDA refusal to approve pending NDAs or supplements to approved NDAs, withdrawal of approvals, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product candidate development in the U.S. typically involves pre-clinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product candidate or disease.

Pre-clinical tests include laboratory evaluation of product candidate chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product candidate. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including FDA’s GLP regulations and the U.S. Department of Agriculture’s regulations implementing the Animal Welfare Act of 1996. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product candidate chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with GCP, an international standard and U.S. legal requirement meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, (ii) in compliance with other federal regulations, and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an IRB, for approval. An IRB may also prevent a clinical trial from beginning or require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap or otherwise vary in particular circumstances. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. FDA may, however, determine that a single Phase 3 trial with other confirmatory evidence may be sufficient in some instances. In some cases, FDA may require post-market studies, known as Phase 4 studies, to be conducted as a condition of approval in order to gather additional information on the drug’s effect in various populations and any side effects associated with long-term use. Depending on the risks posed by the drugs, other post-market requirements may be imposed.

After completion of the required clinical testing, a New Drug Application (“NDA”) is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product candidate may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product candidate’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is also subject to an application user fee, which, for the year ended December 31, 2018, was in the amount of $2,421,495.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. Under the Prescription Drug User Fee Act, the FDA has agreed to certain performance goals in the review of NDAs. FDA’s current performance goals call for FDA to complete review of 90 percent of standard (non-priority) NDAs within 10 months of receipt and within six months for priority NDAs, but two additional months are added to standard and priority NDAs for a new molecular entity. A drug is eligible for priority review if it addresses an unmet medical need in a serious or life-threatening disease or condition. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. These timelines are not legally binding on the FDA.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee, which is typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product candidate unless compliance with GMPs, is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, the FDA issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing 90 percent of resubmissions within two or six months depending on the type of information included. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product candidate approval may require substantial post approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product candidate approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information on a public website maintained by the U.S. National Institutes of Health. Information related to the product candidate, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. The deadline for submitting the results of these trials can be extended for up to two years if the sponsor certifies that it is seeking approval of an unapproved product or that it will file an application for approval of a new indication for an approved product within one year. Competitors may use the publicly available information to gain knowledge regarding the design and progress of 180’s development programs.

Fast Track Designation and Accelerated Approval

If 180’s drug candidate meets the requirements of the FDA’s fast track program, 180 would seek to have its drug candidate expedited through this program. The FDA has programs to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. In addition to other benefits such as the ability to engage in more frequent interactions with FDA, FDA may initiate review of sections of a fast track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Under the FDA’s accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post- approval clinical trials to confirm clinical benefit. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. Unless otherwise informed by the FDA, for an accelerated approval product an applicant must submit to the FDA for consideration during the preapproval review period copies of all promotional materials, including promotional labeling as well as advertisements, intended for dissemination or publication within 120 days following marketing approval. After 120 days following marketing approval, unless otherwise informed by the FDA, the applicant must submit promotional materials at least 30 days prior to the intended time of initial dissemination of the labeling or initial publication of the advertisement.

Breakthrough Therapy Designation

As with the FDA’s fast track program, if 180’s drug candidate meets the requirements to receive the FDA’s Breakthrough Therapy designation, 180 would seek to have its drug candidate expedited through this program. The FDA’s Breakthrough Therapy designation program is intended to expedite the development and review of products that treat serious or life-threatening diseases or conditions. A Breakthrough Therapy is defined, under the Food and Drug Administration Safety and Innovation Act, as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of fast track designation, as well as more intensive FDA interaction and guidance. The Breakthrough Therapy designation is a distinct status from both accelerated approval and priority review, but these can also be granted to the same product candidate if the relevant criteria are met. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy. All requests for breakthrough therapy designation will be reviewed within 60 days of receipt, and FDA will either grant or deny the request.

Fast track designation, accelerated approval, priority review, and Breakthrough Therapy designation do not change the standards for approval but may expedite the development or approval process. Even if the FDA grants one of these designations, the FDA may later decide that the drug products no longer meet the conditions for qualification.

The U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (the Hatch-Waxman Act)

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product candidate or a claimed method of use of the product candidate. Upon approval of a drug, each of the eligible patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book must, in turn, be the subject of a special certification by the filer of an abbreviated new drug application (“ANDA”), for a generic version of the drug, or by the applicant of a hybrid application known as a 505(b)(2) application. An ANDA provides for marketing of a drug product candidate that has the same active ingredient(s) in the same strengths and dosage form as the reference listed innovator drug and has been shown to be bioequivalent to the reference listed drug. Other than the requirement for bioequivalence testing (absent a waiver), ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product candidate. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, are considered therapeutically equivalent to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product candidate in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product candidate. The ANDA applicant may also elect to submit a “section viii statement”, certifying that its proposed ANDA labeling does not contain (or carves out) any language regarding the patented method-of- use, rather than certify to a listed method-of-use patent.

If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product candidate will not infringe the already approved product candidate’s listed patents, or that such patents are invalid or unenforceable, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of notice of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, a decision in the infringement case that is favorable to the ANDA applicant, or some other order of the court.

Competitors may also seek to market versions of our drug products via a section 505(b)(2) application, which is a type of somewhat abbreviated NDA. NDA Section 505(b)(2) applications may be submitted for drug products that represent a modification, such as a new indication or new dosage form, of a previously approved drug. Section 505(b)(2) applications may rely on the FDA’s previous findings for the safety and effectiveness of the previously approved drug in addition to information obtained by the 505(b)(2) applicant to support the modification of the previously approved drug. Preparing Section 505(b)(2) applications may be less costly and time-consuming than preparing an NDA based entirely on new data and information. Section 505(b)(2) applications are subject to the same patent certification procedures as an ANDA.

Exclusivity

Upon NDA approval of a new chemical entity (“NCE”), which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which time the FDA cannot receive any ANDA or 505(b)(2) application seeking approval of a drug that references a version of the NCE drug. Certain changes to a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which the FDA cannot approve an ANDA or 505 (b)(2) application that includes the change.

An ANDA or 505(b)(2) application may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification and thus no ANDA or 505(b)(2) may be filed before the expiration of the exclusivity period.

For a botanical drug, FDA may determine that the active moiety is one or more of the principle components or the complex mixture as a whole. This determination would affect the utility of any five-year exclusivity as well as the ability of any potential generic competitor to demonstrate that it is the same drug as the original botanical drug.

Five-year and three-year exclusivities do not preclude FDA approval of a 505(b)(1) application for a version of the drug during the period of exclusivity, provided that the 505(b)(1) conducts or obtains a right of reference to all of the pre-clinical studies and adequate and well controlled clinical trials necessary to demonstrate safety and effectiveness.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase — the time between IND submission and NDA submission — and all of the review phase — the time between NDA submission and approval up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Advertising and Promotion

Once an NDA is approved, a product candidate will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Post-Approval Changes

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting on an expedited basis and submission of periodic adverse event reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform GMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with GMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMPs. Regulatory authorities may withdraw product approvals, issue warning letters, request product recalls or take other enforcement actions if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered.

Special Protocol Assessment

A sponsor may reach an agreement with the FDA under the Special Protocol Assessment (“SPA”), process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA has committed to evaluating 90 percent of the protocols within 45 days of its receipt of the requests to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. An SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the FDC Act and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA as to the design of the trial except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Controlled Substances

The CSA and the implementing regulations impose registration, security, recordkeeping and reporting, storage, manufacturing, distribution, dispensing, importation and other requirements on controlled substances under the oversight of the DEA. The DEA is the federal agency, responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion and abuse of controlled substances.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances, depending on the substance’s medical effectiveness and abuse potential. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. The DEA has placed certain drug products that include cannabidiol, on Schedule V.

Following NDA approval of a drug containing a Schedule I controlled substance, that substance must be rescheduled as a Schedule II, III, IV or V substance before it can be marketed. The Improving Regulatory Transparency for New Medical Therapies Act enacted on November 25, 2015 and its implementing regulations has removed uncertainty associated with the timing of the DEA rescheduling process after NDA approval, under which a manufacturer may market its product no later than 90 days after the later of: (1) the date on which DEA receives from FDA the scientific and medical evaluation and scheduling recommendation; or (2) the date on which DEA receives from FDA notification that FDA has approved the drug. The Act also clarifies that the seven-year orphan exclusivity period begins with the approval of the NDA or DEA scheduling, whichever is later. This changes the previous situation whereby the orphan “clock” began to tick upon FDA’s NDA approval, even though the product could not be marketed until DEA scheduling was complete.

The CSA requires that facilities that manufacture, distribute, dispense, import or export any controlled substance must register annually with the DEA. Separate registrations are required for importation and manufacturing activities, and each registration authorizes the specific schedules of controlled substances the registrant may handle. Prior to issuance of a controlled substance registration, the DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling of the controlled substances. The specific security requirements vary by, among other things, the type of business activity conducted, and the type, form, and quantity of controlled substances handled.

In addition, the states have their own distinct controlled substance laws and regulations, including licensure, distribution, dispensing, recordkeeping and reporting requirements for controlled substances. State boards of pharmacy or similar authorities regulate use of controlled substances in each state. Failure to comply with applicable requirements, such as the loss or diversion of controlled substances, can result in administrative fines, suspension or revocation of licenses, and civil and criminal liabilities.

Europe/Rest of World Government Regulation

In addition to regulations in the U.S., 180 is and will be subject, either directly or through its distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales (including pricing and reimbursement) and distribution of our products, if approved.

Whether or not 180 obtains FDA approval for a product, 180 must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product in those countries.

In the European Union, medicinal products are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the European Union and national levels. Additional rules also apply at the national level to the manufacture, import, export, storage, distribution and sale of controlled substances. In many European Union member states the regulatory authority responsible for medicinal products is also responsible for controlled substances. Responsibility is, however, split in some member states, such as the United Kingdom. Generally, any company manufacturing or distributing a medicinal product containing a controlled substance in the European Union will need to hold a controlled substances license from the competent national authority and will be subject to specific record-keeping and security obligations. Separate import or export certificates are required for each shipment into or out of the member state.

Clinical Trials and Marketing Approval

Certain countries outside of the U.S. have a process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials. In Europe, for example, a clinical trial application (“CTA”), must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements and a company has received favorable ethics committee approval, clinical trial development may proceed in that country.

Requirements for the conduct of clinical trials in the EU, including GCP, are implemented in the Clinical Trials Directive 2001/20/EC and the GCP Directive 2005/28/EC. Pursuant to Directive 2001/20/EC and Directive 2005/28/EC, as amended, a system for the approval of clinical trials in the European Union has been implemented through national legislation of European Union Member States. Under this system, approval must be obtained from the relevant competent national authority of each European Union Member State in which a clinical trial is planned. A CTA must be submitted and supported by an investigational medicinal product dossier along with additional supporting information pursuant to Directive 2001/20/EC, Directive 2005/28/EC and other applicable guidance documents. Furthermore, a clinical trial may only commence after a competent ethics committee has issued a favorable opinion on the clinical trial application in that European Union Member State.

In April 2014, the Clinical Trials Regulation, Reg. (EU) No 536/2014 (the “New Regulation”) was adopted to replace the Clinical Trials Directive 2001/20/EC (the “Prior Directive”). To ensure that the rules for clinical trials are identical throughout the EU, new European Union clinical trials legislation was passed as a “regulation” that is directly applicable to European Union Member States. A new, single CTA is planned for all European Union Member States, which will be submitted via an online portal to streamline the authorization process. Until the New Regulation is fully implemented, clinical trials will continue to be implemented under the Prior Directive.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union member states resulting from the national implementation of underlying European Union legislation. In all cases, the clinical trials must be conducted in accordance with the International Conference on Harmonization guidelines on GCP and other applicable regulatory requirements.

To obtain regulatory approval to place a drug on the market in European Union countries, 180 must submit a marketing authorization application. This application is similar to the NDA in the U.S., with the exception of, among other things, country-specific document requirements. All application procedures require an application in the common technical document, format, which includes the submission of detailed information about the manufacturing and quality of the product, and nonclinical and clinical trial information. Drugs can be authorized in the European Union by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, (iii) the decentralized procedure or (iv) national authorization procedures.

The European Commission created the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the European Union and, by extension (after national implementing decisions) in Iceland, Liechtenstein and Norway, which, together with the European Union member states, comprise the European Economic Area. Applicants file marketing authorization applications with the EMA, where they are reviewed by a relevant scientific committee, in most cases the Committee for Medicinal Products for Human Use (“CHMP”). The EMA forwards CHMP opinions to the European Commission, which uses them as the basis for deciding whether to grant a marketing authorization. This procedure results in a single marketing authorization granted by the European Commission that is valid across the European Union, as well as in Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated “orphan drugs” (drugs used for rare human diseases) and (iv) advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the voluntary request of the applicant also be used for human drugs that do not fall within the above-mentioned categories if the CHMP agrees that the human drug (a) contains a new active substance not yet approved on November 20, 2005; (b) constitutes a significant therapeutic, scientific or technical innovation or (c) authorization under the centralized procedure is in the interests of patients at the European Union level.

Under the centralized procedure in the European Union, the maximum time frame for the evaluation of a marketing authorization application by the EMA is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP), with adoption of the actual marketing authorization by the European Commission thereafter.

Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: the seriousness of the disease to be treated; the absence of an appropriate alternative therapeutic approach, and anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

For those medicinal products for which the centralized procedure is not available, the applicant must submit marketing authorization applications to the national medicines regulators through one of three procedures: (i) the mutual recognition procedure (which must be used if the product has already been authorized in at least one other European Union member state, and in which the European Union member states are required to grant an authorization recognizing the existing authorization in the other European Union member state, unless they identify a serious risk to public health), (ii) the decentralized procedure (in which applications are submitted simultaneously in two or more European Union member states) or (iii) national authorization procedures (which results in a marketing authorization in a single European Union member state).

Mutual Recognition Procedure

The mutual recognition procedure (“MRP”), for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the European Union. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal products, and must be used if the product has already been authorized in one or more member states.

The characteristic of the MRP is that the procedure builds on an already-existing marketing authorization in a member state of the European Union that is used as a reference in order to obtain marketing authorizations in other European Union member states. In the MRP, a marketing authorization for a drug already exists in one or more member states of the European Union and subsequently marketing authorization applications are made in other European Union member states by referring to the initial marketing authorization. The member state in which the marketing authorization was first granted will then act as the reference member state. The member states where the marketing authorization is subsequently applied for act as concerned member states. The concerned member states are required to grant an authorization recognizing the existing authorization in the reference member state, unless they identify a serious risk to public health.

The MRP is based on the principle of the mutual recognition by European Union member states of their respective national marketing authorizations. Based on a marketing authorization in the reference member state, the applicant may apply for marketing authorizations in other member states. In such case, the reference member state shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all member states, together with the approved summary of product characteristics, labeling and package leaflet. The concerned member states then have 90 days to recognize the decision of the reference member state and the summary of product characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

Should any Member State refuse to recognize the marketing authorization by the reference member state, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a time frame of 60 days, member states shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the European Commission, for the start of the decision-making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Products.

Data Exclusivity

In the European Union, marketing authorization applications for generic medicinal products do not need to include the results of pre-clinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved.

Orphan Medicinal Products

The EMA’s Committee for Orphan Medicinal Products (“COMP”), may recommend orphan medicinal product designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union. Additionally, orphan designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in developing the medicinal product. The COMP may only recommend orphan medicinal product designation when the product in question offers a significant clinical benefit over existing approved products for the relevant indication. Following a positive opinion by the COMP, the European Commission generally grants orphan status within 30 days. When the draft decision of the European Commission is not aligned with the COMP opinion, the COMP will reassess orphan status in parallel with EMA review of a marketing authorization application and orphan status may be withdrawn at if the drug no longer fulfills the orphan criteria (for instance, because a new product was approved for the indication and no data is available to demonstrate a significant benefit over that new product). Orphan medicinal product designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following marketing authorization. During this period, the competent authorities may not accept or approve any similar medicinal product for the same therapeutic indication, unless it offers a significant clinical benefit or if the holder of the marketing authorization for the original orphan drug is unable to supply sufficient quantities of the drug. This period may be reduced to six years if the orphan medicinal product designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Pediatric Investigation Plan (“PIP”), with the EMA and must conduct pediatric clinical trials in accordance with that PIP unless a waiver applies, for example, because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if the product covered by it qualifies for one at the time of approval). This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

If 180 fails to comply with applicable foreign regulatory requirements, 180 may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

In addition, most countries are parties to the Single Convention on Narcotic Drugs 1961 and the Convention on Psychotropic Substances 1971, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for our product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our product candidates to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, 180 would be unable to market its products in those countries in the near future or perhaps at all.

Reimbursement

Sales of pharmaceutical products in the U.S. will depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, and commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, utilization management and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider 180’s products to be cost effective compared to other available therapies, they may not cover 180’s products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow 180 to sell its products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), imposed requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Part D is available through both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which 180 receives marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices 180 might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from nongovernmental payers.

On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. This research is overseen by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures must be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear how such a result could be avoided and what if any effect the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payer to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “ACA”) was enacted in March 2010. The ACA was enacted with the goal of expanding coverage for the uninsured while at the same time containing overall health care costs. With regard to pharmaceutical products, among other things, the ACA expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare D program. 180 still cannot fully predict the impact of the ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet been completed, and the Centers for Medicare & Medicaid Services has publicly announced that it is analyzing the ACA regulations and policies that have been issued to determine if changes should be made. In addition, although the U.S. Supreme Court has upheld the constitutionality of most of the ACA, some states have stated their intentions to not implement certain sections of the ACA and some members of Congress are still working to repeal the ACA. These challenges add to the uncertainty of the changes enacted as part of the ACA. In addition, the current legal challenges to the ACA, as well as Congressional efforts to repeal the ACA, add to the uncertainty of the legislative changes enacted as part of the ACA.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, some European Union jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. Such differences in national pricing regimes may create price differentials between European Union member states. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of 180’s products. Historically, products launched in the European Union do not follow price structures of the U.S. In the European Union, the downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, barriers to entry of new products are becoming increasingly high and patients are unlikely to use a drug product that is not reimbursed by their government or other public or private payers.

Other Health Care Laws and Compliance Requirements

In the U.S., 180’s activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992 (“VHCA”), each as amended. If products are made available to authorized users of the federal supply schedule, additional laws and requirements apply. Under the VHCA, drug companies are required to offer certain drugs at a reduced price to a number of federal agencies including the U.S. Department of Veteran Affairs and U.S. Department of Defense, the Public Health Service and certain private Public Health Service-designated entities in order to participate in other federal funding programs including Medicare and Medicaid. In addition, discounted prices must be offered for certain U.S. Department of Defense purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the federal acquisition regulations.

In order to distribute products commercially, 180 must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state, even if such manufacturers or distributors have no place of business within the state. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities or register their sales representatives. Other legislation has been enacted in certain states prohibiting certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws. Likewise, these activities are subject to authorization or license requirements, or other legal requirements, under European Union or European Union Member States’ law, or the law of other countries where 180 operates or has products manufactured or distributed.

Employees

As of December 31, 2019, 180 and its subsidiaries had five full-time employees. Three of these employees are located in the United Kingdom, and two are located in the U.S.

In addition, we employ a limited number of part-time employees on a temporary basis, as well as scientific advisors, consultants and service providers, mainly through academic institutions and contract research organizations.

180 has never had a work stoppage and none of its employees are covered by collective bargaining agreements or represented by a labor union. 180 believes that it has good relationships with its employees.

Properties

180 corporate headquarters are located at 830 Menlo Avenue, Suite 100, Menlo Park, CA 94025. Previously 180 rented an office, which it used as its corporate headquarters, located at 4 Palo Alto Square, 3000 El Camino Real, Suite 200, Palo Alto, California, 94306, for a monthly fee of $289. Katexco and CBR Pharma have head offices at 99 Scollard Street, Toronto, Ontario M5R 1G4, Canada, which occupies approximately 600 square feet, for a monthly fee of CAD $3,333 and 180 LP maintains an office at 1 Broadway Cambridge, Massachusetts, for a monthly fee of $435.

On June 7, 2019, CBR Pharma entered into an operating lease agreement for an office space at 99 Scollard Street, Toronto, Ontario, Canada, for a semi-annual fee of CAD 20,000. Payment is due every six months. On May 21, 2019, CBR Pharma and Katexco entered into a cost sharing agreement for the office space. Pursuant to the cost sharing agreement, the rental cost and common costs of the office space are to be equally split between the two companies.

On June 30, 2019, CannUK entered into an operating lease agreement with WeWork for an office space in 119 Marylebone Road, London, UK, NW1 5PN, for a monthly fee of £5,000, depending on usage.

Legal Proceedings

From time to time, 180 may be a party to litigation that arises in the ordinary course of its business. 180 does not have any pending litigation that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on its results of operations, financial condition or cash flows.

Reorganization

In July 2019, 180 and each of 180 LP, Katexco and CBR Pharma completed a corporate restructuring, pursuant to which 180 LP, Katexco and CBR Pharma became wholly-owned subsidiaries of 180. The corporate restructuring arrangements were conducted pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) with respect to Katexco and CBR Pharma (the “Arrangements” and each, an “Arrangement”).

The chart below shows the organizational structure of 180 and its subsidiaries as of the date hereof. 180 expects that the organizational structure will remain the same following the Business Combination.

Summary of the Arrangements

The Arrangements were carried out pursuant to Division 5 of Part 9 of the BCBCA. The following procedural steps were taken prior to each Arrangement becoming effective:

•        CBR Pharma, Katexco, certain wholly-owned subsidiaries of each company, and 180 entered into an agreement governing the Arrangements dated June 19, 2019 (the “Arrangement Agreement”);

•        the Supreme Court of British Columbia (the “Court”) granted the interim orders (each, an “Interim Order”) with respect to each Arrangement on June 26, 2019;

•        each applicable Arrangement was approved by 66 2/3% of the shareholders of CBR Pharma or Katexco, as applicable, voting at separate shareholders meetings both held on July 8, 2019, in the manner set forth in the applicable Interim Order;

•        the Court granted the final orders with respect to each Arrangement on July 12, 2019; and

•        all conditions precedent to each applicable Arrangement, as set forth in the Arrangement Agreement, were satisfied or waived by the appropriate party and the Arrangements closed on July 16, 2019 (the “Effective Date”).

The following summarizes the steps which occurred under the plan of arrangement governing each Arrangement each of which was attached as a schedule to the Arrangement Agreement, on the Effective Date:

•        the issued and outstanding common shares of CBR Pharma (the “CBR Pharma Shares”) or common shares of Katexco (the “Katexco Shares”), as applicable, held by each shareholder of CBR Pharma or shareholder of Katexco, as applicable, other than:

1.      the CBR Pharma Shares or Katexco Shares for which an election was duly made to receive Exchangeable Shares in the capital of either CannBioRex Purchaseco ULC or Katexco Purchaseco ULC (each a “Purchaseco”), as applicable;

2.      shares held by a shareholder who has exercised its dissent rights under the BCBCA, and

3.      shares held by 180 or any affiliate thereof,

were transferred by the shareholder thereof to the applicable Purchaseco in exchange for a number of fully paid and non-assessable shares in the capital of 180 (the “180 Shares”) equal to the product of the total number of CBR Pharma Shares or Katexco Shares, as applicable, held by such shareholder multiplied by the applicable exchange ratio, discussed further below.

•        each Exchangeable Elected Share was transferred by the holder thereof to the applicable Purchaseco, in exchange for a number of Exchangeable Shares equal to the product of the total number of CBR Pharma Shares or Katexco Shares, as applicable, held by such holder multiplied by the applicable exchange ratio, discussed further below.

The exchangeable share structure was designed to provide an opportunity for Canadian resident shareholders (and certain other non-U.S. shareholders) to achieve a deferral of Canadian tax on any accrued capital gain on their CBR Pharma Shares or Katexco Shares, as applicable, in certain circumstances until redemption or purchase of such Exchangeable Shares pursuant to their terms.

Effect of the Arrangements

Upon completion of the Arrangements, (i) each CBR Pharma Share was exchanged for 0.000168478 of a 180 Share or 0.000168478 of an Exchangeable Share in CannBioRex Purchaseco ULC; and (ii) each Katexco Share was exchanged for 0.000131370 of a 180 Share or 0.000131370 of an Exchangeable Share in Katexco Purchaseco ULC.

Each Exchangeable Share is currently exchangeable for one 180 Share, subject to adjustment, at any time after issuance at the option of the holder and is redeemable or purchasable at the option of the applicable Purchaseco or CannBioRex Callco ULC or Katexco Callco ULC, as applicable, after ten years or upon the earlier occurrence of certain specified events. The Exchangeable Shares entitle holders to dividends and other rights that are substantially economically equivalent to those of holders of 180 Shares. Holders of Exchangeable Shares also have the right, through the applicable voting and exchange agreement entered into between each Purchaseco and 180, to vote at meetings of 180 shareholders.

Upon completion of the Arrangements and closing of the acquisition of 180 LP, former unitholders of 180 LP hold approximately 40.00% of the issued and outstanding 180 Shares, former CBR Pharma shareholders hold approximately 28.57% of the issued and outstanding 180 Shares (or equivalent in Exchangeable Shares) and former Katexco Shareholders hold approximately 31.43% of the issued and outstanding 180 Shares (or equivalent in Exchangeable Shares).

Management

The following table sets forth information regarding the executive officers and directors of 180.

Name	Age	Position(s)
James N. Woody, M.D., Ph.D.	77	Chief Executive Officer and Director
Jonathan Rothbard, Ph.D.	68	Chief Scientific Officer and Director
Ozan Pamir	29	Chief Financial Officer and Director
Lawrence Pemble	31	Chief Operating Officer, Secretary and Director
Sir Marc Feldmann, Ph.D.	75	Co-Chairman and Director
Lawrence Steinman, M.D.	72	Co-Chairman and Director

Executive Officers

James N. Woody, M.D., Ph.D. has served as the CEO of 180 since July 2020, and as a director of 180 since September 2020. Dr. Woody currently serves as Chairman of the Board of Directors for Viracta Pharmaceuticals (2014 to present) and General Partner of Latterell Venture Partners (2006 to present). He served as a Board member of Integenix Inc. (2012 to 2018), Neuraltus Pharmaceuticals, Inc. (2009 to 2019) and Perceptimed (2014 to present). Dr. Woody was the founding CEO and Chairman of the Board of OncoMed Pharmaceuticals, Inc. (2004 to 2014), a Nasdaq listed company with a focus on antibodies targeting cancer stem cells. He previously served as a member of the Board of Directors of Protein Simple, formerly Cell Biosciences (2005 to 2014), acquired by Bio-Techne; Forte Bio Corporation, acquired by PALL in 2012 (2005 to 2012); Bayhill Therapeutics, Inc. (2004 to 2012); Femta Pharmaceuticals (2008 to 2012); and Proteolix, Inc. (2005 to 2009), acquired by Onyx for the multiple myeloma drug Carfilzomib. Dr. Woody also served on the Board of Directors of Talima Therapeutics, Inc. (2007 to 2011); HemaQuest Pharmaceuticals, Inc. (2009 to 2013); Calistoga (2009 to 2011), acquired by Gilead for the lymphoma drug Idealasib (Zeldig); Tetralogic (2008 to 2014), a Nasdaq listed company; and Avidia (2003 to 2006), acquired by Amgen. From 1996 to 2004, He was President and General Manager of Roche Biosciences, Palo Alto, California (formerly Syntex), where he had responsibility for all bioscience research and development, ranging from genetics and genomics to clinical development of numerous new pharmaceuticals, as well as former Syntex administrative matters. From 1991 to 1996, Dr. Woody served as Senior Vice President of Research and Development and Chief Scientific Officer of Centocor, Inc., Malvern, Pennsylvania, where he assisted in the development of several new major antibody-based therapeutics in the fields of oncology and autoimmune and cardiovascular disease, including Remicade®, a multi-billion dollar pharmaceutical. Prior to that time, He served as a Medical Officer in the U.S. Navy, retiring as a CAPT (06) and as Commanding Officer of the Naval Medical Research and Development Command in 1991. Dr. Woody and his colleagues, with U.S. Navy and Congressional approval, founded the National Marrow Donor Program. He is a member of the Research Advisory Committee for the Veterans Gulf War Illness. Dr. Woody is a member of the Board of Directors of the Lucille Packard (Stanford) Children’s Hospital (LPCH) in Palo Alto, California, and has served in this capacity, with a brief sabbatical, since 2002. He also serves as Chairman of the LPCH Quality Service and Safety Committee and is a Member of the Patient Safety Oversight Committee. Dr. Woody also is a member of the Stanford Medical School Dean’s Research Committee and Stanford “SPARK” research initiatives program. In addition, he serves on the boards of directors of several private biopharmaceutical companies. Dr. Woody received a B.S. in Chemistry from Andrews University, Berrien Springs, Michigan, a Ph.D. in Immunology from the University of London, England, an M.D. from Loma Linda University and Pediatric Subspecialty Training at Duke University School of Medicine and Harvard University School of Medicine. We believe that his expertise and experience in the life sciences and venture capital industries and his educational background make him qualified to serve as a director.

Jonathan Rothbard, Ph.D. has served as the Chief Executive Officer and Chief Scientific Officer of 180 since July 2019 and as a member of its board of directors since its incorporation. Dr. Rothbard also has served as the Chief Executive Officer and Chief Scientific Officer of Katexco since November 2018. Previously, he helped found ImmuLogic in Palo Alto, California, where he served as Chief Scientific Officer from 1989 to 1995, founded Amylin in San Diego, California in 1989, and CellGate in Redwood City, California, where he served as Chief Scientific Officer from 1998 to 2004. Dr. Rothbard also served on the faculty of the Department of Neurology at Stanford University Medical School and on the faculties of the Department of Chemistry and the Department of Rheumatology. He also previously served as the head of the Molecular Immunology Laboratory at the Imperial Cancer Research Fund in London. He received his BA from Hamilton College in 1973 and his Ph.D. from Columbia University in 1977 and completed post-doctoral fellowships at The Rockefeller University and Stanford University Medical School.

Ozan Pamir has served as the Chief Financial Officer of 180, and as a member of its board of directors, since July 2019. Mr. Pamir also has served as the Chief Financial Officer of Katexco since October 2018. Previously, he was Vice President, Investment Banking, at Echelon Partners from June 2014 to October 2018, where he co-founded the origination department to focus on advising small and mid-cap life sciences and technology issuers on M&A initiatives and financings. He has advised numerous private and public companies on M&A initiatives and was the lead banker on more than 40 financings. He has an Economics and Finance degree from McGill University and is a CFA Charterholder.

Lawrence Pemble has served as the Chief Operating Officer and Secretary of 180, and as a member of its board of directors, since July 2019. Mr. Pemble also served as the Chief Operating Officer and a member of the board of directors of CBR Pharma since September 2018 and of Katexco since October 2018. He has comprehensive experience in successfully creating, financing and developing biotechnology businesses. He has led numerous financing rounds, M&A activities and initial public offerings, and has held executive roles for start-up and private equity backed ventures, both in private and public capacities. Previously, he was a director of Bonsai Capital, a life science focused private equity firm, from January 2015 to March 2018, and Chief Operating Officer of Hemogenyx Pharmaceuticals PLC, an oncology focused biotechnology company listed on the London Stock Exchange, from October 2017 to November 2018. He served for over six years in the Royal Marine Commandos, leading front-line operations in Sierra Leone, Somalia, Iraq and Afghanistan. He received his MBA from the Saïd Business School of Oxford University.

Non-Employee Directors

Sir Marc Feldmann, Ph.D. has served as Co-Chairman of 180 and as a member of its board of directors since July 2019. Prof. Feldmann also has served as Chairman and Chief Executive Officer of CBR Pharma since June 2018, as a member of the board of directors of Katexco since November 2018 and as a member of the board of directors of 180 LP since September 2013. He is an Emeritus Prof. at the Kennedy Institute of Rheumatology, Department of Orthopedics, Rheumatology and Musculoskeletal Sciences at Oxford. He is recognized as an expert in the development of anti-inflammatory therapeutics and has published over 700 papers reflecting an overarching commitment to both the cellular aspects of inflammatory autoimmune biology messenger molecules, cytokines and therapeutic applications. In 1983, he published a new hypothesis for the mechanism of induction of autoimmune diseases, highlighting the role of cytokines, which are potent signaling proteins and drive important processes like inflammation, immunity and cell growth. In collaboration with Sir Ravinder Maini, he showed that TNF was a key driver of RA, and that blocking it was beneficial, in novel test tube systems (in vitro) using human disease tissue from rheumatoid joints, animal models and a series of clinical trials. They developed a key patent for the targeting of excessive TNF and its optimal use, which was licensed to Centocor and eventually led to the acquisition of Centocor by Johnson & Johnson. He is a Fellow of the Royal College of Physicians, the Royal College of Pathologists. In recognition of his work, which has led to anti-TNF currently being the best-selling drug class in the world, Prof. Feldmann was elected to the Academy of Medical Sciences and the Royal Society in London, a Fellow of the Australian Academy of Science and a Foreign Member of the National Academy of Sciences, USA. He was knighted by Queen Elizabeth II in 2010 for his outstanding services to medicine, and also received the Australian equivalent, Companion of Honour of the Order of Australia (AC). He was awarded the Crafoord Prize in 2000, the Albert Lasker Award for Clinical Medical Research in 2003, the Cameron Prize for Therapeutics by the University of Edinburgh in 2004, the European Inventor Award (Lifetime Achievement) by the European Patent Office in 2007, the John Curtin Medal of the Australian National University in 2007 and the Dr. Paul Janssen Award for Biomedical Research in 2008, the Ernst Schering Prize in 2010 and the Gairdner International Award in 2014. He graduated with an MBBS degree from the University of Melbourne in 1967 and earned a Ph.D. in Immunology at the Walter and Eliza Hall Institute of Medical Research in 1972. He undertook postdoctoral research at the Imperial Cancer Research Fund’s Tumour Immunology Unit in 1972 before moving to the Charing Cross Sunley Research Centre in 1985, which later merged with the Kennedy Institute of Rheumatology which then joined the Faculty of Medicine at Imperial College in 2000 and was transferred to the University of Oxford in 2011. 180 believes that his significant and successful experience leading the research and development of numerous therapeutics make him qualified to serve on the board of directors.

Lawrence Steinman, M.D. has served as Co-Chairman of 180 and as a member of its board of directors since July 2019. Prof. Steinman also has served as a member of the board of directors of CBR Pharma and Katexco since November 2018. Prior to joining 180, he served on the Board of Directors of Centocor from 1989 to 1998, the Board of Directors of Neurocine Biosciences from 1997 to 2005, the Board of Directors of Atreca from 2010-2019, the Board of Directors of BioAtla from 2016 to the present, and the Board of Directors of Tolerion from 2013 to the present. He is currently the George A. Zimmermann Endowed Chair in the Neurology Department at Stanford University and previously served as the Chair of the Interdepartmental Program in Immunology at Stanford University Medical School from 2003 to 2011. He is a member of the National Academy of Medicine and the National Academy of Sciences. He also founded the Steinman Laboratory at Stanford University, which is dedicated to understanding the pathogenesis of autoimmune diseases, particularly multiple sclerosis and neuromyelitis optica. He received the Frederic Sasse Award from the Free University of Berlin in 1994, the Sen. Jacob Javits Award from the U.S. Congress in 1988 and 2002, the John Dystel Prize in 2004 from the National MS Society in the U.S., the Charcot Prize for Lifetime Achievement in Multiple Sclerosis Research in 2011 from the International Federation of MS Societies and the Anthony Cerami Award in Translational Medicine by the Feinstein Institute of Molecular Medicine in 2015. He also received an honorary Ph.D. at the Hasselt University in 2008. He received his BA (physics) from Dartmouth College in 1968 and his MD from Harvard University in 1973. He also completed a fellowship in chemical immunology at the Weizmann Institute (1974-1977) and was an intern and resident at Stanford University Medical School. 180 believes that his extensive experience leading the research and development of numerous therapeutics qualify him to serve on the board of directors.

OFFICERS AND DIRECTORS OF KBL

FOLLOWING CLOSING OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who we anticipate will serve as directors and officers of the combined company following the Closing:

Name(1)	Age	Position
Lawrence Steinman, M.D.	72	Executive Co-Chairman
Sir Marc Feldmann, Ph.D.	75	Executive Co-Chairman
Jonathan Rothbard, Ph.D.	68	Chief Scientific Officer
James N. Woody, M.D., Ph.D.	77	Chief Executive Officer and Director
Prof. Richard W. Barker, MA	71	Director
Larry Gold, Ph.D.	79	Director
Donald A. McGovern, Jr.	69	Director
Shoshana Shendelman, Ph.D.	42	Director

____________

(1)      Effective as of, and contingent upon, the Closing, the current directors of KBL — i.e., Dr. Marlene Krauss, Mr. George Hornig, Mr. Joseph A. Williamson, Mr. Sherrill Neff and Mr. Andrew Sherman — will resign as directors of KBL. Prof. Marc Feldmann, Dr. Lawrence Steinman, Dr. James N. Woody, Prof. Richard W. Barker, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Shendelman, Ph.D. will be appointed as directors effective as of, and contingent upon, the Closing.

Lawrence Steinman, M.D. will serve as Co-Executive Chairman of KBL after the business combination. He will also have primary scientific responsibility for the combined company’s α7nAChR platform. Dr. Steinman has served as Co-Chairman of 180 and as a member of its board of directors since 2018. Prior to joining 180, he served on the Board of Directors of Centocor from 1989 to 1998, the Board of Directors of Neurocine Biosciences from 1997 to 2005, the Board of Directors of Atreca from 2010-2019, the Board of Directors of BioAtla from 2016 to the present, and the Board of Directors of Tolerion from 2013 to the present. He is currently the George A. Zimmermann Endowed Chair in the Neurology Department at Stanford University and previously served as the Chair of the Interdepartmental Program in Immunology at Stanford University Medical School from 2003 to 2011. He is a member of the National Academy of Medicine and the National Academy of Sciences. He also founded the Steinman Laboratory at Stanford University, which is dedicated to understanding the pathogenesis of autoimmune diseases, particularly multiple sclerosis and neuromyelitis optica. He received the Frederic Sasse Award from the Free University of Berlin in 1994, the Sen. Jacob Javits Award from the U.S. Congress in 1988 and 2002, the John Dystel Prize in 2004 from the National MS Society in the U.S., the Charcot Prize for Lifetime Achievement in Multiple Sclerosis Research in 2011 from the International Federation of MS Societies and the Anthony Cerami Award in Translational Medicine by the Feinstein Institute of Molecular Medicine in 2015. He also received an honorary Ph.D. at the Hasselt University in 2008. He received his BA (physics) from Dartmouth College in 1968 and his MD from Harvard University in 1973. He also completed a fellowship in chemical immunology at the Weizmann Institute (1974-1977) and was an intern and resident at Stanford University Medical School. We believe Dr. Steinman’s extensive experience leading the research and development of numerous therapeutics qualify him to serve as a director.

Sir Marc Feldmann, Ph.D. will serve as Co-Executive Chairman of KBL after the business combination. He will also have primary scientific responsibility for the combined company’s synthetic CBD analogues programs. Prof. Feldmann has served as Co-Chairman of 180 and as a member of its board of directors since 2018. He is an Emeritus Prof. at the Kennedy Institute of Rheumatology, Department of Orthopedics, Rheumatology and Musculoskeletal Sciences at Oxford. He is recognized as an expert in the development of anti-inflammatory therapeutics and has published over 700 papers reflecting an overarching commitment to both the cellular aspects of inflammatory autoimmune biology messenger molecules, cytokines and therapeutic applications. In 1983, he published a new hypothesis for the mechanism of induction of autoimmune diseases, highlighting the role of cytokines, which are potent signaling proteins and drive important processes like inflammation, immunity and cell growth. In collaboration with Sir Ravinder Maini, he showed that TNF was a key driver of rheumatoid arthritis, and that blocking it was beneficial, in novel test tube systems (in vitro) using human disease tissue from rheumatoid joints, animal models and a series of clinical trials. They developed a key patent for the targeting of excessive

TNF Alpha and its optimal use, which was licensed to Centocor and eventually led to the acquisition of Centocor by Johnson & Johnson. He is a Fellow of the Royal College of Physicians, the Royal College of Pathologists. In recognition of his work, which has led to anti-TNF currently being the best-selling drug class in the world, Prof. Feldmann was elected to the Academy of Medical Sciences and the Royal Society in London, a Fellow of the Australian Academy of Science and a Foreign Member of the National Academy of Sciences, USA. He was knighted by Queen Elizabeth II in 2010 for his outstanding services to medicine, and also received the Australian equivalent, Companion of Honour (AC). He was awarded the Crafoord Prize in 2000, the Albert Lasker Award for Clinical Medical Research in 2003, the Cameron Prize for Therapeutics by the University of Edinburgh in 2004, the European Inventor Award (Lifetime Achievement) by the European Patent Office in 2007, the John Curtin Medal of the Australian National University in 2007 and the Dr. Paul Janssen Award for Biomedical Research in 2008, the Ernst Schering Prize in 2010 and the Gairdner International Award in 2014. He graduated with an MBBS degree from the University of Melbourne in 1967 and earned a Ph.D. in Immunology at the Walter and Eliza Hall Institute of Medical Research in 1972. He undertook postdoctoral research at the Imperial Cancer Research Fund’s Tumour Immunology Unit in 1972 before moving to the Charing Cross Sunley Research Centre in 1985, which later merged with the Kennedy Institute of Rheumatology which then joined the Faculty of Medicine at Imperial College in 2000 and was transferred to the University of Oxford in 2011. We believe Prof. Feldmann’s significant and successful experience leading the research and development of numerous therapeutics make him qualified to serve as a director.

Jonathan Rothbard, Ph.D. will serve as Chief Scientific Officer of KBL after the business combination. Dr. Rothbard has served as the Chief Executive Officer and Chief Scientific Officer of Katexco since November 2018. Previously, he helped found ImmuLogic in Palo Alto, California, where he served as Chief Scientific Officer from 1989 to 1995, founded Amylin in San Diego, California in 1989, and CellGate in Redwood City, California, where he served as Chief Scientific Officer from 1998 to 2004. Dr. Rothbard also served on the faculty of the Department of Neurology at Stanford University Medical School and on the faculties of the Department of Chemistry and the Department of Rheumatology. He also previously served as the head of the Molecular Immunology Laboratory at the Imperial Cancer Research Fund in London. Dr. Rothbard received his BA from Hamilton College in 1973 and his Ph.D. from Columbia University in 1977 and completed post-doctoral fellowships at The Rockefeller University and Stanford University Medical School. We believe that his extensive experience leading the research and development of numerous therapeutics make him qualified to serve as a director.

James N. Woody, M.D., Ph.D. will serve as the Chief Executive Officer and as a director of KBL after the business combination. Dr. Woody has served as the CEO of 180 since July 2020, and as a director of 180 since September 2020. Dr. Woody currently serves as Chairman of the Board of Directors for Viracta Pharmaceuticals (2014 to present) and General Partner of Latterell Venture Partners (2006 to present). He served as a Board member of Integenix Inc. (2012 to 2018), Neuraltus Pharmaceuticals, Inc. (2009 to 2019) and Perceptimed (2014 to present). Dr. Woody was the founding CEO and Chairman of the Board of OncoMed Pharmaceuticals, Inc. (2004 to 2014), a Nasdaq listed company with a focus on antibodies targeting cancer stem cells. He previously served as a member of the Board of Directors of Protein Simple, formerly Cell Biosciences (2005 to 2014), acquired by Bio-Techne; Forte Bio Corporation, acquired by PALL in 2012 (2005 to 2012); Bayhill Therapeutics, Inc. (2004 to 2012); Femta Pharmaceuticals (2008 to 2012); and Proteolix, Inc. (2005 to 2009), acquired by Onyx for the multiple myeloma drug Carfilzomib. Dr. Woody also served on the Board of Directors of Talima Therapeutics, Inc. (2007 to 2011); HemaQuest Pharmaceuticals, Inc. (2009 to 2013); Calistoga (2009 to 2011), acquired by Gilead for the lymphoma drug Idealasib (Zeldig); Tetralogic (2008 to 2014), a Nasdaq listed company; and Avidia (2003 to 2006), acquired by Amgen. From 1996 to 2004, He was President and General Manager of Roche Biosciences, Palo Alto, California (formerly Syntex), where he had responsibility for all bioscience research and development, ranging from genetics and genomics to clinical development of numerous new pharmaceuticals, as well as former Syntex administrative matters. From 1991 to 1996, Dr. Woody served as Senior Vice President of Research and Development and Chief Scientific Officer of Centocor, Inc., Malvern, Pennsylvania, where he assisted in the development of several new major antibody-based therapeutics in the fields of oncology and autoimmune and cardiovascular disease, including Remicade®, a multi-billion dollar pharmaceutical. Prior to that time, He served as a Medical Officer in the U.S. Navy, retiring as a CAPT (06) and as Commanding Officer of the Naval Medical Research and Development Command in 1991. Dr. Woody and his colleagues, with U.S. Navy and Congressional approval, founded the National Marrow Donor Program. He is a member of the Research Advisory Committee for the Veterans Gulf War Illness. Dr. Woody is a member of the Board of Directors of the Lucille Packard (Stanford) Children’s Hospital (LPCH) in Palo Alto,

California, and has served in this capacity, with a brief sabbatical, since 2002. He also serves as Chairman of the LPCH Quality Service and Safety Committee and is a Member of the Patient Safety Oversight Committee. Dr. Woody also is a member of the Stanford Medical School Dean’s Research Committee and Stanford “SPARK” research initiatives program. In addition, he serves on the boards of directors of several private biopharmaceutical companies. Dr. Woody received a B.S. in Chemistry from Andrews University, Berrien Springs, Michigan, a Ph.D. in Immunology from the University of London, England, an M.D. from Loma Linda University and Pediatric Subspecialty Training at Duke University School of Medicine and Harvard University School of Medicine. We believe that his expertise and experience in the life sciences and venture capital industries and his educational background make him qualified to serve as a director.

Prof. Richard W. Barker, MA, D.Phil, FRSM, FBPS, OBE will serve as a director of KBL after the business combination. Dr. Barker is an internationally respected leader in healthcare and life sciences. Dr. Barker is Founding Director of New Medicine Partners, a global firm assisting public and private sector organisations to accelerate the worldwide development and adoption of precision medicine. He is chairman of the South London Health Innovation Network. He also chairs Metadevice, an AI-based digital health company enabling personalised medicine in Europe and the US. Dr. Barker is a board member of Image Analysis, a UK company using MRI to quantify the impact of therapy on disease, and he served as a member of the Board of Directors, and of the Audit Committee thereof, of Celgene Corporation, a major US-based bio-therapeutics company, from January 2012 until its recent acquisition by Bristol-Myers Squibb. Dr. Barker’s 30-year business career in healthcare has spanned biopharmaceuticals, diagnostics and medical informatics – both in the USA and Europe. He founded the Oxford-UCL Centre for the Advancement of Sustainable Medical Innovation (CASMI), a major UK academic initiative aimed at bringing biomedical advances more rapidly and affordably to patients. The senior roles he previously held include: Director General of the Association of the British Pharmaceutical Industry, General Manager of Healthcare Solutions for IBM, Chief Executive of Chiron Diagnostics (one of the largest global diagnostics companies, subsequently sold to Bayer) and head of McKinsey’s European healthcare practice. His book on the future of healthcare ‘2030 — The Future of Medicine: Avoiding a Medical Meltdown’ and his second book ‘Bioscience — lost in translation?’ are published by Oxford University Press. Dr. Barker received a B.A. from the University of Oxford.

Larry Gold, Ph.D. will serve as a director of KBL after the business combination. Dr. Gold is the Founder and Chairman of the Board, and former CEO of SomaLogic. Prior to SomaLogic, he also founded and was the Chairman of NeXagen, Inc., which later became NeXstar Pharmaceuticals, Inc. In 1999, NeXstar merged with Gilead Sciences, Inc. to form a global organization committed to the discovery, development and commercialization of novel products that treat infectious diseases. During his nearly 10 years at NeXstar, Dr. Gold held numerous executive positions including Chairman of the Board, Executive Vice President of R&D, and Chief Science Officer. Before forming NeXagen, he also co-founded and served as Co-Director of Research at Synergen, Inc., a biotechnology company later acquired by Amgen, Inc. Dr. Gold recently became the CEO of Lab79, a new biotech company in Boulder, Colorado. Since 1970, Dr. Gold has been a professor at the University of Colorado at Boulder. While at the University, he served as the Chairman of the Molecular, Cellular and Developmental Biology Department from 1988 to 1992. Between 1995 and 2013, Dr. Gold received the CU Distinguished Lectureship Award, the National Institutes of Health Merit Award, the Career Development Award, the Lifetime Achievement Award from the Colorado Biosciences Association, and the Chiron Prize for Biotechnology. Dr. Gold was also awarded the 8th International Steven Hoogendijk Prize by the Dutch Batavian Society of Experimental Philosophy in 2018. In addition, Dr. Gold has been a member of the American Academy of Arts and Sciences since 1993 and the National Academy of Sciences since 1995. He is a fellow of the National Academy of Inventors. Dr. Gold also serves on the Board of Directors for CompleGen, Plato BioPharma, Lab79, Keck Graduate Institute, and the Biological Sciences Curriculum Study. Dr. Gold established the Gold Lab at the University of Colorado Boulder in 1971. Starting with basic research on bacteria and bacteriophage, the lab shifted its focus to human disease following the invention of the SELEX process in 1989. The Gold Lab today focuses on the utilization of biological and information technology to improve healthcare. Dr. Gold also began holding the GoldLab Symposia in 2010, an annual event that tackles big questions in healthcare. He is determined to change healthcare for the better through teaching, research, and debate among scientists and citizens throughout the world. Dr. Gold received a BA in 1963 in Biochemistry from Yale University, a PhD in 1967 in Biochemistry from the University of Connecticut, and was an NIH Postdoctoral Fellow until 1969 at Rockefeller University.

Donald A. McGovern, Jr. will serve as a director of KBL after the business combination. Mr. McGovern is a retired Vice Chairman, Global Assurance, of PricewaterhouseCoopers LLP (PwC). Through decades of leadership at PwC and board experience, Don brings wide-ranging operational, financial, accounting and audit and public company experience. He currently serves on the board of Cars.com. Don joined the Board in May 2017 upon the spinout of Cars.com from Tegna creating a new public company listed on the NYSE. Cars.com is a leading two-sided digital automotive marketplace. Don is chair of the Audit Committee, a designated financial expert under SEC regulations, and a member of the Compensation Committee. His past public board experience has been with CRH, plc. Don served two three-year terms (2013-2019) on the Board of CRH. During his tenure, he was Senior Independent Director, chair of the Remuneration Committee, a member of the Nomination Committee and of the Audit Committee and a designated financial expert under US SEC and UK FRC regulations. CRH is headquartered in Dublin, Ireland and listed on the London, Irish and New York Stock Exchanges. His past private company board experience included Neuraltus Pharmaceuticals (2014-2019) and eASIC Corp(2016-2018). Don joined the Board of Neuraltus in preparation for Neuraltus doing a potential IPO. Neuraltus was a privately held, venture capital backed biopharmaceutical company dedicated to the development of therapeutics to treat neurological disorders. Don was chair of the Audit Committee and Compensation Committee. Don joined the Board of eASIC as the Company was in the process of filing an IPO S-1. eASIC did not go public due to unfavorable market conditions. eASIC, a privately held, venture capital backed, fabless semiconductor company, was acquired by Intel Corporation. Don was chair of the Audit Committee and member of the Nomination Committee.

He is by background a High Technology Industry Assurance partner and served as the global engagement partner, lead audit partner, or concurring partner, for numerous Silicon Valley and other US public companies such as Cisco Systems, Applied Materials, Schlumberger, Ltd., Hewlett-Packard, Agilent Technologies, Nvidia, eBay, Varian Medical and Granite Construction. He also has served Silicon Valley pre-IPO companies and during his career had been involved in over 35 IPOs. He has extensive experience for SEC current reporting and securities filings related to initial public offerings and other SEC registration statements, due diligence, mergers and acquisitions, restructurings, divestitures and risk management.

Don spent 39 years at PwC including 26 years as a partner. Don was Vice Chairman, Global Assurance Leader and a member of the PwC Global Network Executive Team, from July 2008 until his retirement from PwC on June 30, 2013. He had been the Managing Partner of the firm’s Silicon Valley Office from July 2001 to June 2007 and previously held other operating roles. From 1997 to June 1998, he was the managing partner of the Price Waterhouse East Region audit practice and upon the merger of Price Waterhouse and Coopers & Lybrand, (PwC) became the managing partner of the NY Metro Audit/Assurance practice. In April 2001, upon stepping down from his NY Metro role to return to Silicon Valley, Don was elected to the PwC Board of Partners and Principals of the US firm as well as to PwC’s Global Board. He was the first ever lead director for the US Board (2001-2005) and was elected to serve 2 terms on each Board, positions he resigned from in 2007 as he was selected to be a Vice Chairman of PwC.

Don is a member of the American Institute of Certified Public Accountants and has an active CPA license to practice in California, Illinois and New York. He received a BA in History and Political Science from Marquette University in 1972 and received a MBA from DePaul University in 1975. He also attended the Executive Program for Growing Companies of the Stanford University Graduate School of Business in 1992.

Shoshana Shendelman, Ph.D. will serve as a director of KBL after the business combination. Dr. Sheldelman founded Applied Therapeutics Inc. (Nasdaq: APLT), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, in 2016. She currently serves as President and Chief Executive Officer of Applied Therapeutics, as well as Chair of the Board of Directors. Prior to founding Applied Therapeutics, Dr. Shendelman founded Clearpoint Strategy Group LLC, a boutique life sciences consulting firm, where she served as the Managing Director from July 2012 to December 2016, and served as a Senior Advisor from January 2017 to December 2018. Dr. Shendelman received her Ph.D. in Cellular, Molecular and Biophysical Studies (CMBS) from Columbia University Vagelos College of Physicians and Surgeons. Dr. Shendelman is a member of the Clinical Advisory Board of Columbia University Medical Center and Columbia University Vagelos College of Physicians & Surgeons, where she serves on the Nominations Committee and the Committee on Innovation and Entrepreneurship.

Board of Directors and Terms of Office of Officers and Directors

We are, and after the Closing will continue to be, managed by our Board. In connection with the Closing, we intend to expand the size of our Board from five directors to seven directors. All of our current directors — i.e., Dr. Marlene Krauss, Mr. Joseph A. Williamson, Mr. George Hornig, Mr. Andrew Sherman and Mr. Sherrill Neff — will resign as directors effective as of, and contingent upon, the Closing. Prof. Marc Feldmann, Dr. Lawrence Steinman and Dr. James N. Woody, who are currently directors of 180, will be appointed as directors of our Board effective as of, and contingent upon, the Closing. In addition, we expect that Prof. Richard W. Barker, MA, D.Phil, OBE, Larry Gold, Ph.D., Donald A. McGovern, Jr. and Shoshana Sheldelman, Ph.D., each of whom meets the independent director standard under Nasdaq’s listing standards, will be appointed as directors of our Board effective as of, and contingent upon, the Closing.

Following the Closing, we will manage and govern 180’s business. Upon the Closing, we expect that Mr. Joseph Williamson will resign as our Chief Operating Officer, and that our management team will include Prof. Marc Feldmann and Dr. Lawrence Steinman, as Co-Executive Chairmen of our Board, Dr. James N. Woody as our Chief Executive Officer, and Dr. Jonathan Rothbard as our Chief Scientific Officer.

Our Board will continue to have an audit committee and a compensation committee. Please see “Officers and Directors of KBL Prior to Closing of the Business Combination” for more information regarding our audit committee and compensation committee, including the function of each committee.

Officers are appointed by our Board and serve at the discretion of the Board, rather than for specific terms of office.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to KBL regarding (i) the actual beneficial ownership of our voting common stock, including KBL Common Stock, as of the record date (prior to the business combination) and (ii) the expected beneficial ownership of our voting KBL Common Stock, immediately following the Closing, assuming that no public shares of KBL are redeemed, and alternatively that 940,416 outstanding public shares are redeemed, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our voting common stock;

•        each of our current officers and directors;

•        each person who will become a named executive officer or director of KBL following the Closing; and

•        all current officers and directors of KBL, as a group, and all executive officers and directors of KBL following the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the business combination is based on 5,372,161 shares of KBL Common Stock (including founder shares) issued and outstanding in the aggregate as of the record date (but prior to giving effect to the issuance of 500,000 shares of KBL Common Stock to Tyche pursuant to the Resignation Agreement and of 100,000 shares of KBL Common Stock to the investor(s) party to the September SPA).

The expected beneficial ownership of shares of our voting common stock immediately following the Closing, assuming none of our public shares have been redeemed, has been determined based upon the following assumptions: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its shares of KBL Common Stock; (ii) the Sponsor transfers the Escrowed Shares to Tyche; (iii) 500,000 shares of KBL Common Stock are issued to Tyche pursuant to the Resignation Agreement; (iv) 100,000 shares of KBL Common Stock are issued to the investor(s) party to the September SPA; (v) none of the investors set forth in the table below has purchased or purchases shares of KBL Common Stock in the open market; (vi) none of the outstanding convertible promissory notes of KBL or 180 are converted into shares of KBL Common Stock other than the Convertible Sponsor Note and those other notes that automatically convert into 482,894 shares of KBL Common Stock upon the Closing; (vii) other than as set forth in the footnotes below, none of our warrants are exercised for KBL Common Stock; and (viii) there will be an aggregate of 25,354,056 shares of our voting common stock issued and outstanding at the Closing (including (w) 940,416 public shares, (x) 2,346,250 founder shares upon the Closing (including 500,000 shares released from escrow pursuant to the Resignation Agreement) and after giving effect to the Sponsor’s transfer of the Escrowed Shares to Tyche, (y) 1,200,250 shares of KBL Common Stock issued upon the automatic conversion of 12,002,500 Rights upon the Closing, and (z) 17,500,000 shares of KBL Common Stock issued to 180 shareholders or set aside and reserved for issuance to holders of Exchangeable Shares in connection with the business combination).

The expected beneficial ownership of shares of our voting common stock immediately following the Closing, assuming that 940,416 outstanding public shares have been redeemed, has been determined based upon the following assumptions: (i) public stockholders (other than those shown below) have exercised their redemption rights with respect to 940,416 shares of KBL Common Stock; (ii) the Sponsor transfers the Escrowed Shares to Tyche; (iii) 500,000 shares of KBL Common Stock are issued to Tyche pursuant to the Resignation Agreement; (iv) 100,000 shares of KBL Common Stock are issued to the investor(s) party to the September SPA; (v) none of the investors set forth in the table below has purchased or purchases shares of KBL Common Stock in the open market; (vi) none of the outstanding convertible promissory notes of KBL or 180 are converted into shares of KBL Common Stock other than the Convertible Sponsor Note and those other notes that automatically convert into 482,894 shares of KBL Common Stock upon the Closing; (vii) other than as set forth in the footnotes below, none of our outstanding warrants are exercised for shares of KBL Common Stock; and (viii) there will be an aggregate of 24,413,640 shares of our voting common stock issued and outstanding at the Closing (including (w) zero public shares, (x) 2,346,250 founder shares upon the Closing (including 500,000 shares released from escrow pursuant to the Resignation Agreement) and after giving effect to the Sponsor’s transfer of the Escrowed Shares to Tyche, (y) 1,200,250 shares of KBL Common Stock issued upon the automatic conversion of 12,002,500 Rights upon the Closing, and (z) 17,500,000 shares of KBL Common Stock issued to 180 shareholders or set aside and reserved for issuance to holders of Exchangeable Shares in connection with the business combination).

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

			After business combination(3)
	Prior to business combination(2)		Assuming No Redemption		Assuming Illustrative Redemption
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers Pre-Business Combination(1)
Marlene Krauss, M.D.(4)	3,252,500	60.5%	2,846,501	11.1%	2,846,501	11.5%
Joseph A. Williamson(5)	—	—	—	—	—	—
George Hornig(5)	—	—	—	—	—	—
Andrew Sherman(5)	—	—	—	—	—	—
Sherrill Neff(5)	—	—	—	—	—	—
Directors and Executive Officers post-Business Combination(1)
Jonathan Rothbard	—	—	548,981	2.2%	548,981	2.2%
Lawrence Steinman	—	—	610,532	2.4%	610,532	2.5%
Marc Feldmann	—	—	2,658,168	10.5%	2,658,168	10.9%
James N. Woody	—	—	24,833	*	24,833	*
Richard W. Barker	—	—	—	—	—	—
Larry Gold	—	—	—	—	—	—
Donald A. McGovern, Jr.	—	—	—	—	—	—
Shoshana Sheldelman	—	—	—	—	—	—
Five Percent Holders
KBL IV Sponsor LLC(4)	3,252,500	60.5%	2,846,501	11.1%	2,846,501	11.5%
Karpus Management, Inc.(6)	512,040	9.5%	512,040	2.0%	512,040	2.1%
Mizuho Financial Group, Inc.(7)	421,943	7.9%	421,943	1.7%	421,943	1.7%
Ron Bauer(8)	—	—	2,280,171	9.0%	2,280,171	9.3%
Craig Bridgman(9)	—	—	1,795,535	7.1%	1,795,535	7.4%
All current directors and executive officers, as a group (five individuals)	3,252,500	60.5%	2,846,501	11.1%	2,846,501	11.5%
All directors and executive officers following closing of business combination, as a group (four individuals)	—	—	3,842,514	15.4%	3,842,514	15.9%

____________

*        Less than one percent.

(1)      Unless otherwise noted, (i) the business address of each of the entities, directors and executive officers prior to the Closing in this table is 30 Park Place, Suite 45E, New York, NY 10007 and (ii) the business address of each of the entities, directors and executive officers after the Closing in this table is 830 Menlo Avenue, Suite 100, Menlo Park, CA 94025.

(2)      The percentage of beneficial ownership prior to the business combination is calculated based on 5,372,161 shares of KBL Common Stock outstanding as of September 30, 2020 (but without giving effect to the issuance of 500,000 shares of KBL Common Stock to Tyche pursuant to the Resignation Agreement or of 100,000 shares of KBL Common Stock to the investor(s) party to the September SPA). The amount of beneficial ownership does not reflect the shares of KBL Common Stock issuable upon exercise of KBL’s warrants, as such warrants may not be exercisable within 60 days. Unless otherwise indicated, KBL believes that all persons named in the table have sole voting and investment power with respect to all shares of KBL Common Stock beneficially owned by them prior to the business combination.

(3)      The amount of beneficial ownership for each individual or entity post-Business Combination includes, to the extent applicable, shares of KBL Common Stock issuable upon exercise of KBL’s warrants, as such warrants will become exercisable 30 days after the consummation of the Business Combination.

(4)      Represents shares held by the Sponsor, KBL IV Sponsor LLC, of which Marlene Krauss, M.D., is the sole managing member. Prior to the business combination, excludes shares of KBL Common Stock which may be purchased by exercising private placement warrants that are not exercisable within 60 days, as well as shares of KBL Common Stock issuable upon conversion of the Convertible Sponsor Note.

(5)      Does not beneficially own any shares of KBL Common Stock but has a pecuniary interest in shares of KBL Common Stock through ownership of membership interests of the Sponsor, KBL IV Sponsor LLC.

(6)      Based on a Schedule 13G/A filed with the SEC on February 14, 2019 which indicates that Karpus Management Inc. has the power to vote and the power to direct the disposition of all shares reported above. Karpus Management, Inc., d/b/a Karpus Investment Management is a New York corporation. The business address of such holder is 183 Sully’s Trail, Pittsford, New York 14534. George Karpus is the manager of Karpus Management, Inc. and may be deemed to indirectly beneficially own the shares reported above.

(7)      According to a Schedule 13G filed with the SEC on February 14, 2020. The business address of Mizuho Financial Group, Inc., a Japanese corporation (“Mizuho Financial Group”), is 1-5-5, Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan. Tatsufumi Sakai is the manager and may be deemed to indirectly beneficially own the shares reported above.

(8)      Represents (i) 1,406,250 shares held by Tyche Capital LLC, a Delaware limited liability company whose sole member is Ron Bauer and whose registered office is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and (ii) 873,921 shares held by Theseus Capital Ltd., a Cayman Islands company whose sole shareholder is Ron Bauer and whose registered office is One Capital Place, Third Floor, P.O. Box 1564, Grand Cayman, Cayman Islands, KY1-1110. Does not include 802,925 shares held by Astatine Capital Ltd., a Cayman Islands company whose sole shareholder is Samantha Bauer, the wife of Ron Bauer, and whose registered office is One Capital Place, Third Floor, P.O. Box 1564, Grand Cayman, Cayman Islands, KY1-1110. Ron Bauer disclaims beneficial ownership (voting and/or dispositive power) over the shares held by Astatine Capital Ltd.

(9)      Represents (i) 22,650 shares held by Craig Bridgman, (ii) 534,843 shares held by Capri Mercantile Ltd. whose principal is Craig Bridgman and whose registered office is The Grove, 21 Pine Road, Belleville, St Michael, BB111113, Barbados, (iii) 689,642 shares held by Hoja Inc. whose principal is Craig Bridgman and whose registered office is 303 Shirley St, Nassau, Bahamas, (iv) 433,762 shares held by Cambridge Capital Ltd. whose principal is Craig Bridgman and whose registered office is The Grove, 21 Pine Road, Belleville, St Michael, BB111113, Barbados, (v) 62,941 shares held by Biovation Sciences Ltd. whose principal is Craig Bridgman and whose registered office is The Grove, 21 Pine Road, Belleville, St Michael, BB111113, Barbados, and (iv) 51,697 shares held by Anamasam Inc., whose principal is Craig Bridgman and whose registered office is Cinch’s House, Lord Street, Douglas, Isle of Man IM99 1RZ.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

In September 2016, the Sponsor purchased an aggregate 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares (excluding the private placement shares).

Private Placement Units

The Sponsor and the underwriters of our IPO purchased an aggregate of 502,500 units, including 377,500 by the Sponsor and 125,000 by the underwriters, which units are identical to the units sold by us in our IPO except as described herein, at a price of $10.00 per unit (a total of $5,025,000) in a private placement that closed simultaneously with the closing of our IPO. The purchase price of the private placement units was added to the proceeds from our IPO held in the Trust Account. If we do not complete a business combination by April 9, 2020, the proceeds from the sale of the private placement units held in the Trust Account will be used to fund the redemption of our public shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions with respect to our founder shares, private placement shares, rights or warrants, which will expire worthless. The private placement units are identical to the units sold in our IPO except the private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or their affiliates or designees. If the private placement units are held by someone other than the initial holder, or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the warrants included in the units sold in our IPO. In conjunction with their investment in the private placement units, the underwriters or their designees also purchased membership interests in the Sponsor, through which the underwriters or their designees collectively have a pecuniary interest in 230,000 founder shares, pursuant to a separate private placement that closed simultaneously with the closing of the public offering and the private placement of units. The Sponsor beneficially owns the founder shares allocated to the underwriters or their designees and will retain sole voting and dispositive power over such securities until the closing of our initial business combination, at which time the Sponsor will distribute the founder shares to the underwriters or their designees for no additional consideration. Upon receipt of the founder shares, the underwriters or their designees will no longer retain their ownership interests in the Sponsor.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Certain of our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Administrative Services Agreement

We have agreed to pay the Sponsor, an affiliate of Dr. Marlene Krauss, our Chief Executive Officer, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Reimbursement of Expenses

The Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On March 15, 2019, we entered into an expense reimbursement agreement (the “Expense Reimbursement Agreement”) with the Sponsor and KBL Healthcare Management, LLC (“KBL Management”), an affiliate of the Sponsor and our Chief Executive Officer, in recognition of the compensation expense incurred by KBL Management for services provided by one of their employees on behalf of the Sponsor to us. The Expense Reimbursement

Agreement is effective January 1, 2019 until the earlier of (i) the consummation of a business combination or (ii) our liquidation. Under the Expense Reimbursement Agreement, we will reimburse the Sponsor for the compensation expense incurred by KBL Management for its employee in the amount of $180,000 per year plus health insurance costs of $1,139 per month. At our election, we may pay amounts due pursuant to a non-interest bearing, unsecured promissory note. As of June 30, 2020, amounts due under the Expense Reimbursement Agreement totaled $337,301, and has been included in the March Promissory Note.

Related Party Loans

The Sponsor loaned us $140,000 to be used for a portion of the expenses of our initial offering. This loan was non-interest bearing, unsecured and was due at the earlier of June 30, 2017 or the closing of such offering. This loan was repaid upon the closing of such offering out of the offering proceeds that were allocated to the payment of offering expenses.

On March 15, 2019, we issued to the Sponsor the March Promissory Note, pursuant to which all outstanding advances were converted into loans under the March Promissory Note. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a business combination or (ii) our liquidation. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. As of June 30, 2020, there was $337,301 outstanding under the March Promissory Note. In September 2020, we amended and restated the March Promissory Note, effective upon the Closing of the Business Combination, to remove the conversion feature and to provide that such note would be due and payable upon the “Second Closing” under the June SPA.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to (other than as described above), loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Subject to the terms and conditions of the Amended and Restated March Promissory Note and the Convertible Sponsor Note, up to $1,000,000 of such loans will be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. Except as described in this prospectus, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

In connection with our Extension Amendment, in March 2019, the Sponsor loaned us an aggregate of $573,433 that was distributed as a cash payment to stockholders that did not redeem their public shares in connection with the Extension Amendment, which amount is equal to $0.09 for each of the 6,371,477 public shares that were not redeemed.

In connection with the approval of the Second Extension Amendment, the Sponsor or its designees agreed to loan us $0.0225 for each public share that was not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that is needed by us to complete a business combination from June 7, 2019 until the Second Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.0225 for each public share that was not redeemed for each calendar month commencing on June 7, 2019 replaced and superseded the previous agreement to loan us $0.03 for each public share that was not redeemed for each calendar month commencing on June 7, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Second Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

In connection with the approval of the Third Extension Amendment, the Sponsor or its designees agreed to loan us $0.02 for each public share that was not redeemed for each calendar month commencing on December 9, 2019, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from December 9, 2019 until the Third Combination Period. Given the longer period of time needed to potentially complete a business combination, such agreement to pay $0.02 for each public share that was not redeemed for each calendar month commencing on December 9, 2019 replaced and superseded the previous agreement to loan us $0.0225 for each public share that was not redeemed for each calendar month commencing on December 9, 2019. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Third Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

In connection with the approval of the Fourth Extension Amendment, the Sponsor or its designees agreed to loan us up to $55,000 per month for the Public Shares that were not redeemed, up to a maximum of $0.099 for each public share, for each calendar month commencing on April 9, 2020, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from April 9, 2020 until the Fourth Combination Period. The Sponsor or its designees had the sole discretion whether to continue extending loans for additional calendar months until the Fourth Combination Period and if the Sponsor determined not to continue extending loans for additional calendar months, its obligation to make the additional loans following such determination would terminate.

In connection with the approval of the Fifth Extension Amendment, the Sponsor or its designees agreed to loan to us $0.025 for each Public Share that is not redeemed for each calendar month commencing on July 9, 2020, and on the 9th day of each subsequent month, or portion thereof, that is needed by us to complete an initial business combination from July 9, 2020 until November 9. 2020. For example, if it takes until November 9, 2020 to complete an initial business combination, which would represent four calendar months from July 9, 2020, the Sponsor or its designees would make aggregate loans of approximately $0.10 per Public Share that is not redeemed. The Sponsor or its designees have the sole discretion whether to continue extending loans for additional calendar months until November 9, 2020 and if the Sponsor determines not to continue extending loans for additional calendar months, its obligation to make the loans following such determination will terminate.

In September 2020, we issued to the Sponsor the Convertible Sponsor Note, effective upon the Closing of the Business Combination, pursuant to which outstanding advances in the amount of $795,003 were converted into loans thereunder. The Convertible Sponsor Note is unsecured, non-interest bearing and due upon the Closing of the Business Combination. Upon the Closing of the Business Combination, the Convertible Sponsor Note shall automatically convert into shares of KBL Common Stock at a conversion price of $4.00.

Post-Business Combination Arrangements

After our initial business combination, members of our combined team who remain with us may be paid consulting, management or other fees from the combined company. As of the date of this proxy statement, except for employment agreements entered into with Dr. Marlene Krauss, George Hornig and Leslie Hwang, each of which has been terminated, no other determinations regarding these arrangements have been made.

Registration Rights

The holders of the founder shares and private placement units (and their component securities) and their permitted transferees are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of our IPO. The holders of these securities and their permitted transferees are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders and their permitted transferees have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement relating to our IPO and may not exercise its demand rights on more than one occasion. Further, the holders and their permitted transferees have certain “piggy-back” registration rights regarding the shares of KBL Common Stock issuable upon the conversion of the Convertible Sponsor Note with respect to the registration statement(s) that we may file pursuant to the Registration Rights Agreement that we entered into in connection with the June SPA. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Person Transaction Policy

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for us to enter into the transaction;

•        whether the transaction would impair the independence of an outside director; and

•        whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the Chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

180

The following is a summary of transactions since January 1, 2017 to which 180 Parties have been a participant, in which:

•        the amount involved exceeded or will exceed $120,000; and

•        any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation — 180 Life Sciences Corp.” or that were approved by its compensation committee.

180 believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Feldmann Promissory Notes

On September 24, 2013, 180 LP issued a convertible promissory note (the “Feldmann 2013 Promissory Note”) in the amount of $160,000 to Marc Feldmann, a founder of 180, which was used to fund development in 180 LP.

The Feldmann 2013 Promissory Note bears interest at the rate of 5% per annum, compounded annually. All principal and accrued interest was due and payable on September 24, 2015, but remains unpaid as of September 30, 2019.

On July 8, 2014, 180 LP issued another convertible promissory note to Marc Feldmann (the “Feldmann 2014 Promissory Note”, and, together with the Feldmann 2013 Promissory Note, the “Feldmann Promissory Notes”) in the amount of $100,000, which was used to fund development in 180 LP.

The Feldmann 2014 Promissory Note bears interest at the rate of 2.5% per annum, compounded annually. All principal and accrued interest was due and payable on July 8, 2017, but remains unpaid as of September 30, 2019.

Upon the closing of a Qualified Financing, all of the outstanding principal and interest under the Feldmann Promissory Notes will automatically be converted into units or other equity interests of 180 LP of the same Qualified Financing Securities at a conversion price equal to 80% of the price per unit of Qualified Financing Securities paid by the other investors in the Qualified Financing.

Convertible Note

On July 25, 2019, 180 issued a senior secured note in the amount of $100,000 to Marc Feldmann. The senior secured note pays interest at the rate of 15% per annum, is secured against 180’s assets and matures on November 15, 2019. The senior secured note is automatically convertible into 135.067 shares of common stock of 180 immediately prior to the consummation of the business combination as long as no Equity Conditions Failure (as defined in the senior secured note), which includes the effectiveness of this registration statement, then exists and immediately thereafter exchanged into 175 shares of KBL Common Stock, at an exchange price of $4.23 per share. In addition, from and after the occurrence and during the continuance of any Event of Default (as defined in the senior secured note), the interest rate will automatically be increased to 18% per annum.

DESCRIPTION OF SECURITIES

The following summary of the material terms of KBL’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the proposed Second A&R Charter in its entirety for a complete description of the rights and preferences of KBL’s securities following the business combination. The proposed Second A&R Charter is attached as Annex B to this proxy statement/prospectus.

General

Pursuant to its Charter, KBL is authorized to issue 35,000,000 shares of KBL Common Stock and 1,000,000 shares of preferred stock, par value $0.0001. As of September 30, 2020, 5,372,161 shares of KBL Common Stock are outstanding. As of September 30, 2020, 1,000,000 shares of preferred stock have been designated as Series A Convertible Preferred Stock, none of which are outstanding. The following description summarizes the material terms of KBL’s securities. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one share of KBL Common Stock, one right and one-half of one warrant. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of KBL Common Stock on the consummation of an initial business combination. Each whole warrant entitles the holder to purchase one share of KBL Common Stock. Pursuant to the warrant agreement, a warrantholder may exercise his, her or its warrants only for a whole number of shares of KBL Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

The shares of KBL Common Stock, rights and warrants began trading separately on June 27, 2017.

KBL Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, the Sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of KBL Common Stock owned by them (including any shares purchased in the IPO or the open market) and the shares of KBL Common Stock underlying the private placement units in favor of the proposed business combination.

We will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 upon such consummation and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of KBL Common Stock voted are voted in favor of the business combination.

Our Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Charter, if we do not consummate an initial business combination by November 9, 2020, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account, and any assets remaining available for distribution to them. Our Sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution occurring upon our failure to consummate an initial business combination with respect to their founder shares. Our Sponsor, officers and directors will therefore not participate in any liquidation distribution with respect to such shares.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of KBL Common Stock, except that public stockholders have the right to sell their shares to us in a tender offer or have their shares of KBL Common Stock converted to cash equal to their pro rata share of the Trust Account upon the completion of a business combination. Public stockholders who sell or convert their stock into their share of the Trust Account still have the right to convert the Rights and exercise the warrants that they received as part of the units.

Founder Shares and Private Placement Shares

The founder shares and private placement shares are identical to the shares of common stock included in the Units, and holders of founder shares and private placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and private placement shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our Sponsor, officers, directors and the underwriters and holders of our private placement shares have entered into letter agreements, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares, private placement shares and (except for the underwriters) public shares in connection with the Business Combination Proposal and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete our business combination by November 9, 2020, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. If we submit our business combination to our public stockholders for a vote, our initial stockholder has agreed to vote its founder shares, private placement shares and any public shares purchased during or after this offering in favor of our initial business combination.

With certain limited exceptions, the founder shares and private placement shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until, with respect to the founder shares, the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and with respect to the private placement shares, 30 days after the completion of our initial business combination.

The founder shares and private placement shares are identical to the shares of common stock included in the units. However, the holders have agreed (A) with the exception of the underwriters, to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

KBL Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, other than as set forth below as a result of the Securities Purchase Agreement that we entered into on June 26, 2020, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

In connection with a Securities Purchase Agreement that we entered into with two institutional investors on June 26, 2020 (the “June SPA”), we agreed that, upon the second closing pursuant to the June SPA, upon certain conditions being satisfied, we will issue to one of the institutional investors shares of a newly-designated Series A Convertible Preferred Stock of our company (the “Series A Stock”) for an aggregate purchase price of $3,000,000. Dividends shall be payable on the Series A Stock at a rate of 10% per annum. The Series A Stock shall be convertible into common stock at a conversion price of $5.28 per share. Upon any conversion, a Make-Whole Amount (as defined in the Certificate of Designation of the Series A Stock) shall be due with respect to each share of Series A Stock converted. At any time following the three (3) month anniversary of the closing of the business combination, the holder of the Series A Stock has the right to force us to redeem all or any portion of the Series A Stock then owned by the holder in cash.

Beginning on the eleventh (11) trading day following the closing of the business combination, if certain conditions are met, including, but not limited to, the closing sale price of the Common Stock exceeds $6.00 throughout a certain measuring period, certain equity conditions are satisfied, the daily average trading volume for the prior five (5) consecutive trading days exceeds $80,000 per trading day, and the shares of Common Stock subject to the conversion right are the subject of a then effective registration statement, we shall have the right to require the holder to convert an amount of the purchase price of the Series A Stock not to exceed $1,000,000 in the aggregate and not to exceed $100,000 during any five (5) consecutive trading days (the “Mandatory Conversion Amount”) (but in no event more than the lesser of (I) two (2) times the daily average trading volume for the prior ten (10) consecutive trading days, and (II) all of the conversion amount remaining with respect to the outstanding shares of Series A Stock), into freely tradeable shares of Common Stock at the conversion price then in effect.

We filed the Certificate of Designation of the Series A Convertible Preferred Stock of our company with the Secretary of State of the State of Delaware on July 2, 2020. Pursuant to the Certificate of Designation, a total of 1,000,000 shares of preferred stock have been designated as Series A Stock.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of our initial business combination, even if the holder of such right redeemed all shares of common stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in this offering. If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of our initial business combination, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full shares of common stock to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for shares of common stock should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon exchange of the rights. If, upon exchange of the rights, a holder would be entitled to receive a fractional interest in a share, we will, upon exchange, either round up to the nearest whole number the number of shares to be issued to the right holder or otherwise comply with Section 155 of the Delaware General Corporation Law (which provides that Delaware companies shall either (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share). We will make the determination of how we are treating fractional shares at the time of our initial business combination and will include such determination in the proxy materials we will send to stockholders for their consideration of such initial business combination.

Redeemable Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. If a warrant holder holds two warrants, such warrants will be exercisable for one share of the company’s common stock. Warrants must be exercised for whole shares. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than thirty (30) days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective within 90 days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants contained in the private placement units for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant value due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

Private Placement Warrants

The private placement warrants contained in the private placement units (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor, the underwriters or their permitted transferees. In addition, for as long as the private placement warrants are held by the underwriters or their designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to our IPO. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants that were sold as part of the units in our IPO. If the private placement warrants are held by holders other than the Sponsor, the underwriters or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it was not known whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Secured Convertible Promissory Notes

June 2020 Financing

On June 26, 2020, we entered into a Securities Purchase Agreement (the “June SPA”) whereby we issued to two institutional investors secured convertible promissory notes in the aggregate principal amount of $3,601,966 (collectively, the “June Notes”) for an aggregate purchase price of $3,407,522. A portion of the purchase price paid by one of the investors was satisfied by surrendering a note held by such investor that was issued by an entity that is party to the Business Combination Agreement. The June Notes are subject to 10% original issue discount, have a term of eight months, and accrue interest at the rate of 10% per annum, with interest being guaranteed to the maturity of the June Notes, regardless of when any June Note is converted. The June Notes are all initially convertible into Common Stock at a per share conversion price equal to $5.28. Beginning ninety (90) days following the completion of the business combination, the conversion price will equal the lowest volume weighted average price of the Common Stock during the five (5) trading day period ending on the trading day immediately prior to the conversion date, but in no event will the conversion price be lower than $2.00. In connection with the closing of the transactions contemplated by the June SPA, we also issued an aggregate of 650,000 restricted shares of Common Stock (the “Commitment Shares”) to the two institutional investors. In addition, upon the second closing pursuant to the June SPA, we will issue to one of the institutional investors party to the June SPA shares of our Series A Convertible Preferred Stock for an aggregate purchase price of $3,000,000, as further described under “Description of Securities — KBL Preferred Stock” above. We have agreed to register with the SEC the resale of the shares of Common Stock issuable upon conversion of the June Notes and Series A Convertible Preferred Stock, as well as the Commitment Shares. Our obligations pursuant to the June Notes and Series A Convertible Preferred Stock are secured by all assets of our company, and are guaranteed by all other entities party to the Business Combination Agreement.

September 2020 Financing

On September 8, 2020, we entered into a Securities Purchase Agreement (the “September SPA”) whereby we issued to the institutional investors signatory thereto secured convertible promissory notes in the aggregate principal amount of $1,111,111 (collectively, the “September Notes”) for an aggregate purchase price of $1,000,000. The September Notes are subject to 10% original issue discount, are due on April 7, 2021, and accrue interest at the rate of 10% per annum, with interest being guaranteed to the maturity of the September Notes, regardless of when any September Note is converted. The September Notes are all initially convertible into KBL Common Stock at a per share conversion price equal to $5.28. Beginning ninety (90) days following the completion of the business combination, the conversion price will equal the lowest volume weighted average price of the KBL Common Stock during the five (5) trading day period ending on the trading day immediately prior to the conversion date, but in no event will the conversion price be lower than $2.00. In connection with the closing of the transactions contemplated by the September SPA, we also issued an aggregate of 100,000 restricted shares of KBL Common Stock (the “September Commitment Shares”) to the investors. We have agreed to register with the SEC the resale of the shares of KBL Common Stock issuable upon conversion of the September Notes, as well as the September Commitment Shares. Our obligations pursuant to the September Notes are secured by all assets of our company, and are guaranteed by all other entities party to the Business Combination Agreement.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for our common stock, rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Charter

Our Charter contains certain requirements and restrictions relating to this offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock and then only if we allow all public stockholders the opportunity to redeem their pro-rata interest from the trust account. Specifically, our Charter provides, among other things, that:

•        if we are unable to complete our initial business combination by November 9, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and less up to $50,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•        prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

•        although we do not intend to enter into a business combination with a target business that is affiliated with the Sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a qualified independent accounting firm that such a business combination is fair to our company from a financial point of view;

•        if a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•        if our securities are listed on NASDAQ, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

•        if our stockholders approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our business combination by November 9, 2020, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares; and

•        we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets upon consummation of our initial business combination to be less than $5,000,001.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board will be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, in the event the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court in the State of Delaware, or if no court in the State of Delaware has jurisdiction, the federal district court for the District of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. To the fullest extent permitted by law, the forum selection provision discussed above will apply to derivative actions or proceedings brought on our behalf and arising under the Securities Act or the Exchange Act, although our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision in connection with any such derivative action or proceeding arising under the Securities Act or the Exchange Act, and it is possible that a court could find the forum selection provision to be inapplicable or unenforceable in such a case.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice will need to be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock, rights or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock, rights or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholder will be able to sell its founder shares and private placement units and their component securities, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

Registration Rights of Sponsor and Underwriters

The holders of the founder shares and private placement units (and their component securities) and their permitted transferees are entitled to registration rights pursuant to the Registration Rights Agreement dated as of June 1, 2017 by and among our company, the Sponsor, Ladenburg Thalmann & Co. Inc., and the holders listed on the signature page thereto. The holders of these securities and their permitted transferees are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders and their permitted transferees have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement for our IPO and may not exercise their demand rights on more than one occasion. Further, the holders and their permitted transferees have certain “piggy-back” registration rights regarding the shares of our common stock issuable upon the conversion of the Convertible Sponsor Note with respect to the registration statement(s) that we may file pursuant to the Registration Rights Agreement that we entered into in connection with the June SPA. We will bear the expenses incurred in connection with the filing of any such registration statements.

Registration Rights of Private Placement Investors

Pursuant to the Registration Rights Agreement dated as of June 12, 2020 that we entered into with the two institutional investors signatory thereto in connection with the issuance by us to such institutional investors of shares of our common stock, senior secured convertible promissory notes in the aggregate principal amount of $3,601,966 and (solely with respect to one such institutional investor) shares of our Series A Convertible Preferred Stock pursuant to the June SPA, we agreed to register with the SEC the resale of the shares of common stock issued to such investors, as well as the shares of common stock issuable to such investors upon conversion of the senior secured convertible promissory notes and shares of Series A Stock issued to such investors. We will bear the expenses incurred in connection with the filing of any such registration statement.

Pursuant to the Registration Rights Agreement dated as of September 8, 2020 that we entered into with the institutional investors signatory thereto in connection with the issuance by us to such investors of shares of our common stock and secured convertible promissory notes in the aggregate principal amount of $1,111,111 pursuant to the September SPA, we agreed to register with the SEC the resale of the shares of common stock issued to such investors, as well as the shares of common stock issuable to such investors upon conversion of the secured convertible promissory notes issued to such investors. We will bear the expenses incurred in connection with the filing of any such registration statement.

Listing of Securities

KBL’s Common Stock, rights and warrants, which are exercisable for shares of KBL Common Stock under certain circumstances, are currently listed on the Nasdaq Capital Market under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively. Certain of our shares of KBL Common Stock and warrants currently trade as units consisting of one share of KBL Common Stock and one-half of one warrant, and are listed on Nasdaq under the symbol “KBLMU.” The units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “KBL Merger Corp. IV” to “180 Life Sciences Corp.,” and we have applied to continue the listing of our KBL Common Stock and warrants on Nasdaq under the symbols “ATNF” and “ATNFW,” respectively.

INFORMATION ON KBL SECURITIES AND DIVIDENDS

KBL

Market Price of Units, KBL Common Stock, Rights and Warrants

KBL’s Common Stock, rights and warrants, which are exercisable for shares of KBL Common Stock under certain circumstances, are currently listed on Nasdaq under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively. Certain of our shares of KBL Common Stock and warrants currently trade as units consisting of one share of KBL Common Stock and one-half of one warrant, and are listed on Nasdaq under the symbol “KBLMU.” The units will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security.

As of August 13, 2020, there was one holder of record of rights and one holder of record of warrants. As of September 30, 2020, there were four holders of record of KBL Common Stock and seven holders of record of units.

180

Market Price of KBL Common Stock

Historical market price information regarding 180 is not provided because there is no public market for its securities.

Holders

As of September 30, 2020, there were 150 holders of record of 180’s common stock.

Dividends

KBL has not paid any cash dividends on shares of KBL Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of any dividends subsequent to the business combination will be within the discretion of the Board. The payment of cash dividends in the future will be contingent upon KBL’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the business combination. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

KBL’s Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for KBL’s shares of KBL Common Stock and rights agent and warrant agent for its rights and warrants, respectively, upon consummation of the business combination will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

APPRAISAL RIGHTS

KBL’s stockholders do not have appraisal rights in connection with the business combination under Delaware law.

180’s securityholders will have appraisal rights in connection with the business combination under Delaware law. No 180 stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its 180 stock (such shares, “Dissenting Shares”) will be entitled to receive any portion of the merger consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder will have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. 180 will give KBL and the Sponsor (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by 180 relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. 180 will not, except with the prior written consent of KBL and the Sponsor, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. The Dissenting Stockholders will have no rights to any portion of the merger consideration with respect to any Dissenting Shares.

LEGAL MATTERS

Certain legal matters relating to the validity of the KBL Common Stock to be issued hereunder will be passed upon for KBL by Pryor Cashman LLP, New York, New York.

EXPERTS

The audited consolidated balance sheets of KBL Merger Corp. IV as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years ended December 31, 2019 and 2018, and the related notes included in this proxy statement/prospectus have been so included in reliance on a report audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of KBL Merger Corp. IV to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of 180 Life Sciences Corp. (formerly known as CannBioRx Life Sciences Corp.) (represents Katexco Pharmaceuticals Corp., the accounting acquirer) as of December 31, 2019 and for the period from March 7, 2018 (inception) through December 31, 2018 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of 180 Life Sciences Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of CannBioRex Pharmaceuticals Corp. as of December 31, 2018 and for the period from March 8, 2018 (inception) through December 31, 2018 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CannBioRex Pharmaceuticals Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of 180 Therapeutics L.P. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of 180 Therapeutics L.P. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

HOUSEHOLDING INFORMATION

Unless KBL has received contrary instructions, KBL may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if the stockholders at that address have consented. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of KBL’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of KBL’s disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact KBL at its offices at KBL Merger Corp. IV, 30 Park Place, Suite 45E, New York, NY 10007 to inform KBL of his or her request; or

•        If a bank, broker or other nominee holds the share, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We currently anticipate that the 2020 annual meeting of stockholders will be held no later than December 31, 2020. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at our 2020 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by KBL at our offices at 30 Park Place, Suite 45E, New York, NY 10007, Attention: Secretary, a reasonable time before KBL begins to print and mail its 2020 annual meeting proxy materials in order to be considered for inclusion in our proxy materials for the 2020 annual meeting.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at 30 Park Place, Suite 45E, New York, NY 10007, Attention: Secretary, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2020 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by KBL. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of our Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

KBL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read KBL’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact KBL’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

If you are a KBL stockholder and would like to request documents, please do so by October 19, 2020, in order to receive them before the special meeting. If you request any documents from KBL, KBL will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to KBL has been supplied by KBL, and all such information relating to the 180 Parties has been supplied by 180. Information provided by either KBL or 180 does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of KBL for the special meeting. KBL has not authorized anyone to give any information or make any representation about the business combination that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

180 LIFE SCIENCES CORP.

INDEX TO THE FINANCIAL STATEMENTS

Page
KBL MERGER CORP. IV
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2019 and 2018	F-4
Statements of Operations for the Years Ended December 31, 2019 and 2018	F-5
Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2019 and 2018	F-6
Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-7
Notes to Financial Statements	F-8

Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-24
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2020 and 2019	F-25
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2020 and 2019	F-26
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019	F-27
Notes to Condensed Financial Statements	F-28

180 LIFE SCIENCES CORP. (REPRESENTS KATEXCO PHARMACEUTICALS CORP., THE ACCOUNTING ACQUIRER, PRIOR TO JULY 16, 2019)
Report of Independent Registered Public Accounting Firm	F-48
Consolidated Balance Sheet at December 31, 2019 and 2018	F-49
Consolidated Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2019 and for the Period From March 7, 2018 (Inception) Through December 31, 2018	F-50
Consolidated Statement of Changes in Stockholders’ Deficiency for the Year Ended December 31, 2019 and for the Period From March 7, 2018 (Inception) Through December 31, 2018	F-51
Consolidated Statement of Cash Flows for the Year Ended December 31, 2019 and for the Period From March 7, 2018 (Inception) Through December 31, 2018	F-53
Notes to the Consolidated Financial Statements	F-55

Condensed Consolidated Balance Sheets as of June 30, 2020 (Unaudited) and December 31, 2018	F-85
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2020 and 2019	F-86
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficiency for the Six Months Ended June 30, 2020 and 2019	F-87
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019	F-88
Notes to the Unaudited Condensed Consolidated Financial Statements	F-90

CANNBIOREX PHARMACEUTICALS CORP.
Report of Independent Registered Public Accounting Firm	F-105
Consolidated Balance Sheet as of December 31, 2018	F-106
Consolidated Statement of Operations and Comprehensive Loss for the Period From March 8, 2018 (Inception) Through December 31, 2018	F-107
Consolidated Statement of Changes in Stockholders’ Deficiency for the Period From March 8, 2018 (Inception) Through December 31, 2018	F-108
Consolidated Statement of Cash Flows for the Period From March 8, 2018 (Inception) Through December 31, 2018	F-109
Notes to Consolidated Financial Statements	F-110

Page
Condensed Consolidated Balance Sheets as of June 30, 2019 (Unaudited) and December 31, 2018	F-124
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2019 and for the Period From March 8, 2018 (Inception) Through June 30, 2018	F-125

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ (Deficiency) Equity for the Six Months Ended June 30, 2019 and for the Period From March 8, 2018 (Inception) Through June 30, 2018

F-126
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2019 and for the Period From March 8, 2018 (Inception) Through June 30, 2018	F-127
Notes to the Condensed Consolidated Financial Statements	F-128

180 THERAPEUTICS L.P.
Report of Independent Registered Public Accounting Firm	F-134
Balance Sheets as of December 31, 2018 and 2017	F-135
Statements of Operations for the Years Ended December 31, 2018 and 2017	F-136
Statements of Changes in Partners’ Capital (Deficit) for the Years Ended December 31, 2018 and 2017	F-137
Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	F-138
Notes to the Financial Statements	F-139

Condensed Balance Sheets as of June 30, 2019 (Unaudited) and December 31, 2018	F-145
Unaudited Condensed Statements of Operations for the Six Months Ended June 30, 2019 and 2018	F-146
Unaudited Condensed Statements of Changes in Partners’ Deficit for the Six Months Ended June 30, 2019 and 2018	F-147
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2019 and 2018	F-148
Notes to the Financial Statements	F-149

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
KBL Merger Corp. IV

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KBL Merger Corp. IV (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by April 9, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits are accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2016.

Whippany, New Jersey

April 7, 2020

KBL MERGER CORP. IV
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$546,636	$270,884
Prepaid income taxes	25,633	—
Prepaid expenses	51,790	—
Total current assets	624,059	270,884
Cash and marketable securities held in Trust Account	11,877,654	118,165,948
Total Assets	$12,501,713	$118,436,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$268,423	$94,720
Franchise and income taxes payable	—	82,317
Convertible promissory note – related party	366,346	—
Due to related party	795,003	369,030
Advances due – 180	1,699,825	—
Total current liabilities	3,129,597	546,067
Deferred underwriting fees	4,025,000	4,025,000
Total Liabilities	7,154,597	4,571,067

Commitments
Common stock subject to possible redemption, $0.0001 par value; 33,618 and 10,778,788 shares as of December 31, 2019 and 2018, respectively (at approximately $10.33 and $10.10 per share)	347,106	108,865,759

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and 2018	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 4,458,149 and 4,098,712 shares issued and outstanding (excluding 33,618 and 10,778,788 shares subject to possible redemption, respectively) as of December 31, 2019 and 2018, respectively	446	410
Additional paid-in capital	3,929,663	3,838,395
Retained earnings	1,069,901	1,161,201
Total Stockholders’ Equity	5,000,010	5,000,006
Total Liabilities and Stockholders’ Equity	$12,501,713	$118,436,832

The accompanying notes are an integral part of the consolidated financial statements.

KBL MERGER CORP. IV
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
General and administrative expenses	$1,208,943	$599,075
Loss from operations	(1,208,943)	(599,075)

Other income:
Interest income	1,374,898	2,052,808

Income before provision for income taxes	165,955	1,453,733
Provision from income taxes	(257,255)	(413,191)
Net (loss) income	$(91,300)	$1,040,542

Weighted average shares outstanding
Basic	4,223,791	4,169,997
Diluted	4,223,791	14,877,500

Net (loss) income per common share
Basic	$(0.02)	$0.25
Diluted	$(0.02)	$0.07

The accompanying notes are an integral part of the consolidated financial statements.

KBL MERGER CORP. IV
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2018	4,201,736	$420	$4,878,926	$120,659	$5,000,005

Common stock subject to possible redemption	(103,024)	(10)	(1,040,531)	—	(1,040,541)

Net income	—	—	—	1,040,542	1,040,542

Balance – December 31, 2018	4,098,712	410	3,838,395	1,161,201	5,000,006

Common stock subject to possible redemption(1)	359,437	36	91,268	—	91,304

Net loss	—	—	—	(91,300)	(91,300)

Balance – December 31, 2019	4,458,149	$446	$3,929,663	$1,069,901	$5,000,010

____________

(1)      Includes 5,128,523 shares of common stock redeemed on March 5, 2019, 1,580,762 shares of common stock redeemed on June 5, 2019, and 3,676,448 shares of common stock redeemed on December 6, 2019.

The accompanying notes are an integral part of the consolidated financial statements.

KBL MERGER CORP. IV
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(91,300)	$1,040,542
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income earned on marketable securities held in Trust Account	(1,374,898)	(2,052,808)
Changes in operating assets and liabilities:
Prepaid income taxes	(25,633)	—
Prepaid expenses	(51,790)	41,944
Accounts payable and accrued expenses	173,703	70,176
Franchise and income taxes payable	(82,317)	(6,084)
Due to related party	—	117,000
Net cash used in operating activities	(1,452,235)	(789,230)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	108,427,349	—
Investment of cash in Trust Account	(646,747)	—
Interest income released from Trust Account to pay taxes	456,023	474,877
Net cash provided by investing activities	108,236,625	474,877

Cash Flows from Financing Activities:
Proceeds from convertible promissory note – related party	337,819	—
Repayment of convertible promissory note – related party	(209,415)	—
Proceeds from advances from related party	840,482	356,844
Repayment of advances from related party	(100,000)	(200,000)
Proceeds from promissory note – 180	1,049,825	—
Redemption of common shares	(108,427,349)	—
Net cash (used in) provided by financing activities	(106,508,638)	156,844

Net Change in Cash	275,752	(157,509)
Cash – Beginning	270,884	428,393
Cash – Ending	$546,636	$270,884

Supplementary cash flow information:
Cash paid for income taxes	$297,343	$369,105

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(91,304)	$1,040,541
Conversion of advances and promissory notes to convertible promissory notes	$314,509	$—
Contribution of Initial Loan to Trust Account by Sponsor	$573,433	$—
Transfer of convertible notes owed to Sponsor to promissory note owed to Tyche Capital LLC	$650,000	$—
Transfer of promissory note owed to Tyche Capital LLC to promissory note owed to 180	$650,000	$—

The accompanying notes are an integral part of the consolidated financial statements

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

KBL Merger Corp. IV (the “Company”) is a blank check company organized under the laws of the State of Delaware on September 7, 2016. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on the healthcare and related wellness industry. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, KBL Merger Sub, Inc., a wholly owned subsidiary of the Company incorporated in Delaware on July 3, 2019 (“Merger Sub”) for the purpose of effecting the proposed acquisition of 180 Life Science Corp (see below). As of December 31, 2019, the Merger Sub had no activity.

At December 31, 2019, the Company had not yet commenced operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and the proposed acquisition of 180 Life Sciences Corp. (formerly known as CannBioRx Life Sciences Corp.), a Delaware corporation (“180”) (see Note 6). The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds held in trust derived from the Initial Public Offering and the Private Placement (defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on June 1, 2017. On June 7, 2017, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (“Units” and, with respect to the shares of the Company’s common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 450,000 units (“Private Units” and, with respect to the shares of the Company’s common stock included in the Private Units offered, the “Private Shares”) at a price of $10.00 per Private Unit in a private placement to the Company’s sponsor, KBL IV Sponsor LLC (the “Sponsor”), and the underwriters, generating gross proceeds of $4,500,000, which is described in Note 3.

On June 23, 2017, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 1,500,000 Units at $10.00 per Unit and the sale of an additional 52,500 Private Units at $10.00 per Private Unit, generating total gross proceeds of $15,525,000. Following the closing, an additional $15,150,000 of net proceeds ($10.10 per Unit) was placed in a trust account (“Trust Account”), resulting in $116,150,000 ($10.10 per Unit) held in the Trust Account (defined below).

Transaction costs amounted to $7,345,436, consisting of $2,875,000 of underwriting fees, $4,025,000 of deferred underwriting fees (see Note 6) and $445,436 of Initial Public Offering costs.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company initially had until December 7, 2018 (the “Initial Date”) to consummate a Business Combination, or March 7, 2019 if the Company had executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by the Initial Date but had not completed a Business Combination by such date. Effective November 16, 2018, the Company entered into several non-binding letters of intent with various entities for a potential Business Combination. As a result, the Company extended the time by which it must consummate a Business Combination until March 7, 2019.

On March 5, 2019, the Company’s stockholders approved to extend the period of time for which the Company is required to consummate a Business Combination until June 7, 2019 (or September 9, 2019 if the Company has executed a definitive agreement for a Business Combination by June 7, 2019) or such earlier date (the “First Extension Amendment”, and such later date, the “First Extension Combination Period”) as determined by the Company’s board of directors (the “Board”). The number of shares of common stock presented for redemption in

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

connection with the Extension Amendment was 5,128,523. The Company paid cash in the aggregate amount of $52,829,304, or approximately $10.30 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Extension Amendment, cash and marketable securities held in the Trust Account decreased to $65,633,068. In addition, on March 8, 2019, an aggregate of $573,433 was loaned to the Company and deposited into the Trust Account, which amount is equal to $0.09 for each of the 6,371,477 Public Shares that were not redeemed (the “Initial Loan”). The Initial Loan was paid from funds loaned to the Company by the Sponsor in the aggregate amount of $573,433.

On June 5, 2019, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination from June 7, 2019 to September 9, 2019 (or December 9, 2019 if the Company has executed a definitive agreement for a Business Combination by September 9, 2019) or such earlier date as determined by the Board (the “Second Extension Amendment”). On July 25, 2019 the Company entered into a Business Combination Agreement thereby extending the period of time for which the Company is required to consummate a Business Combination to December 9, 2019. The number of shares of common stock presented for redemption in connection with the Second Extension Amendment was 1,580,762. The Company paid cash in the aggregate amount of $16,476,233, or approximately $10.42 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Second Extension Amendment, cash and marketable securities held in the Trust Account decreased to $49,993,473.

On December 6, 2019, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination from September 9, 2019 (or December 9, 2019 if the Company has executed a definitive agreement for a Business Combination by September 9, 2019) to April 9, 2020 or such earlier date as determined by the Board (the “Third Extension Amendment”). The number of shares of common stock presented for redemption in connection with the Third Extension Amendment was 3,676,448. The Company paid cash in the aggregate amount of $39,121,812, or approximately $10.64 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Third Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,857,136 at December 6, 2019.

The Sponsor or its designees has agreed to loan the Company $0.0225 for each Public Share that is not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that is needed by the Company to complete a Business Combination from June 7, 2019 until the Combination Period (the “Additional Loans” and, collectively with the Initial Loan, the “Loans”). The Loans will not bear interest and will be repayable by the Company to the Sponsor or its designees upon consummation of a Business Combination. The Sponsor or its designees will have the sole discretion whether to continue extending Additional Loans for additional calendar months until the Combination Period and if the Sponsor determines not to continue extending Additional Loans for additional calendar months, its obligation to extend Additional Loans following such determination will terminate. As of December 31, 2019, an aggregate of $646,747 was deposited into the Trust Account. In January and March 2020, the Company deposited an additional aggregate amount of $66,856 into the Trust Account.

The Company has scheduled a special meeting of stockholders for April 8, 2020, pursuant to which it will seek stockholder approval to, among other matters, amend the Company’s Amended and Restated Certificate of Incorporation to extend the period of time for which the Company is required to consummate a Business Combination from April 9, 2020 to July 9, 2020. There is no assurance that the Company’s stockholders will vote to approve the extension of time with which the Company has to complete a Business Combination. If the Company does not obtain stockholder approval, the Company would wind up its affairs and liquidate.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the Initial Public Offering and the Private Placement, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the outstanding Public Shares (“public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholder (as defined below), officers and directors have agreed to vote their Founder Shares (as defined in Note 4), Private Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholder, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares.

The Sponsor (the “initial stockholder”), officers and directors agreed not to propose an amendment to the Company’s amended and restated article of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares of the Company’s common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There are no redemption rights or liquidating distributions with respect to the Company’s Rights, Warrants, Private Placement Warrants (as defined in Note 3) and the rights underlying the Private Units, which will expire worthless if the Company fails to complete its Business Combination within the Combination Period.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for taxes payable and up to $50,000 of interest to pay dissolution expenses.

The initial stockholder, officers, directors and underwriters agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if they should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.19 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

vendors, service providers (except for the Company’s independent registered public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

As of December 31, 2019, the Company had a cash balance of approximately $547,000, which excludes interest income of approximately $373,000 from the Company’s investments in the Trust Account which is available to the Company for tax obligations. Through December 31, 2019, the Company has withdrawn approximately $1,156,000 of interest income from the Trust Account to pay its income and franchise taxes, of which approximately $456,000 was withdrawn during the year ended December 31, 2019.

On March 15, 2019, the Company issued the Sponsor a promissory note (the “March Promissory Note”), pursuant to which all outstanding advances were converted into loans under the March Promissory Note. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units (see Note 4). As of December 31, 2019, there was $366,346 outstanding under the March Promissory Note. (see Note 4).

In connection with a non-binding term sheet (the “Term Sheet”) for a Business Combination transaction with 180 entered into on April 10, 2019, Tyche Capital LLC (“Tyche), a stockholder of 180, paid the Sponsor $650,000 to purchase such obligations owed to the Sponsor (the “Tyche Note”) under the March Promissory Note (see Note 6). In December 2019, the Tyche Note was transferred to 180. As of December 31, 2019, there was no outstanding balance owed under the Tyche Note.

On April 15, 2019, the Company received $400,000 in loans from the 180 Parties to fund the Operating Expenses (see Note 6). Through December 31, 2019, the Company received additional loans in the aggregate amount of $642,825 from the 180 Parties to fund Operating Expenses and Extension Expenses (see Note 6). As of December 31, 2019, there was $1,699,825 due to 180, inclusive of the $650,000 transferred to 180 from Tyche.

Through December 31, 2019, the Company received an aggregate of $1,209,512 in advances from the Sponsor to fund working capital needs, of which $840,482 was received during the year ended December 31, 2019. An aggregate of $314,509 of such advances were converted into loans (see Note 4). As of December 31, 2019, there was $795,003 of advances outstanding.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through April 9, 2020 (or July 9, 2020, if the extension is approved), the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, from the date of its incorporation, July 3, 2019, through December 31, 2019. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and marketable securities held in Trust Account

At December 31, 2019, assets held in the Trust Account were comprised of $11,877,654 in money market funds which are invested in U.S. Treasury Securities. At December 31, 2018, assets held in the Trust account were comprised of $1,700 in cash and $118,164,248 in U.S. Treasury Bills.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, 33,618 and 10,778,788 shares of common stock subject to possible redemption at December 31, 2019 and 2018, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that Delaware is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2019 and 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal or state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

Net (loss) income per common share

Net (loss) income per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of common stock subject to possible redemption at December 31, 2019 and 2018 have been excluded from the calculation of basic (loss) income per share for the years ended December 31, 2019 and 2018 since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Private Placement to purchase 6,001,250 shares of common stock and (2) rights sold in the Initial Public Offering and Private Placement that convert into 1,200,250 shares of common stock, in the calculation of diluted income per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants and rights would be anti-dilutive under the treasury stock method.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit, inclusive of 1,500,000 Units sold to the underwriters on June 23, 2017 upon the underwriters’ election to fully exercise their over-allotment option, generating gross proceeds of $115,000,000. Each Unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of the Company’s common stock upon the consummation of a Business Combination (“Right”), and one redeemable warrant to purchase one-half of one share of the Company’s common stock (“Warrant”). Each Warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share), subject to adjustment. No fractional shares will be issued upon exercise of the warrants. The Warrants will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.01 per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event that the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of common stock underlying such Warrants and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the Warrants.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

3. INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT (cont.)

Each holder of a Right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination. No fractional shares will be issued upon exchange of the Rights. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share of common stock underlying each right (without paying any additional consideration).

There will be no redemption rights or liquidating distributions with respect to the Warrants and Rights, which will expire worthless if the Company fails to complete its Business Combination within the Combination Period.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 450,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $4,500,000 in a Private Placement. In addition, on June 23, 2017, the Company consummated the sale of an additional 52,500 Placement Units at a price of $10.00 per Unit, which were purchased by the Sponsor and underwriters, generating gross proceeds of $525,000. Of these, 377,500 Private Units were purchased by the Sponsor and 125,000 Private Units were purchased by the underwriters. The proceeds from the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units (including their component securities) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the warrants included in the Private Units (the “Private Placement Warrants”) will be non-redeemable so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Initial Public Offering. In addition, for as long as the Private Placement Warrants are held by the underwriters or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement related to the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the Private Placement will be part of the liquidating distribution to the public stockholders and the Private Units and their component securities issued to the Sponsor will expire worthless.

4. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2016, the Company issued 2,875,000 shares of the Company’s common stock to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part. As a result of the underwriters’ election to exercise their over-allotment option in full on June 23, 2017, 375,000 Founder Shares were no longer subject to forfeiture.

In conjunction with their investment in the Private Units, the underwriters or their designees also purchased membership interests in the Sponsor, through which the underwriters or their designees collectively have a pecuniary interest in 230,000 Founder Shares, pursuant to a separate private placement that closed simultaneously with the closing of the Initial Public Offering and the Private Placement. The Sponsor beneficially owns the Founder Shares allocated to the underwriters or their designees and retains sole voting and dispositive power over such securities

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

4. RELATED PARTY TRANSACTIONS (cont.)

until the closing of a Business Combination, at which time the Sponsor will distribute the Founder Shares to the underwriters or their designees for no additional consideration. Upon receipt of the Founder Shares, the underwriters or their designees will no longer retain their ownership interests in the Sponsor.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier to occur of (i) one year after the completion of a Business Combination, and (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property the (“Lock-Up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial Business Combination, then the lock-up will terminate.

Related Party Advances

As of December 31, 2019, the Sponsor advanced an aggregate of $1,209,512 to fund working capital purposes and Business Combination expenses, of which $840,482 was advanced during the year ended December 31, 2019. During the year ended December 31, 2019, the Company repaid an aggregate amount of $100,000 of such advances and an aggregate amount of $314,509 was converted into loans under the March Promissory Note described below. As of December 31, 2019 and 2018, advances of $795,003 and $369,030, respectively, were outstanding.

Administrative Service Fee

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For each of the years ended December 31, 2019 and 2018, the Company incurred $120,000 of administrative service fees. As of December 31, 2019 and 2018, and aggregate of $286,000 and $166,000, respectively, is payable. During the year ended December 31, 2019, $286,000 of the amounts due for such fees are included as loans under the March Promissory Note described below and included in the convertible promissory note related party in the accompanying consolidated balance sheets. As of December 31, 2018, $166,000 is included in due to related party in the accompanying consolidated balance sheets.

Convertible Promissory Note

On March 15, 2019, the Company issued the Sponsor the March Promissory Note, pursuant to which outstanding advances in the aggregate amount of $314,509 were converted into loans under the March Promissory Note and including the $573,433 Initial Loan from the Sponsor. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. During the year ended December 31, 2019, the Sponsor advanced the Company $337,819 under the Expense Reimbursement Agreement (as defined in Note 5), which was converted into loans under the March Promissory Note. During the year ended December 31, 2019, the Company repaid $209,415 of the March Promissory Note.

In connection with the Term Sheet entered into on April 10, 2019, Tyche paid the Sponsor $650,000 to purchase such obligations owed to the Sponsor under the March Promissory Note (see Note 6). In December 2019, the Tyche Note was transferred to 180.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

4. RELATED PARTY TRANSACTIONS (cont.)

As of December 31, 2019, there was $366,346 outstanding under the March Promissory Note and no amounts outstanding under the Tyche Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. As of December 31, 2019, the Company had $366,346 outstanding under the March Promissory Note.

5. EXPENSE REIMBURSEMENT AGREEMENT

On March 15, 2019, the Company entered into an expense reimbursement agreement (the “Expense Reimbursement Agreement”) with the Sponsor and KBL Healthcare Management, LLC (“KBL Management”), an affiliate of the Sponsor and its Chief Executive Officer, in recognition of the compensation expense incurred by KBL Management for services provided by one of their employees on behalf of the Sponsor to the Company. The Expense Reimbursement Agreement is effective January 1, 2019 until the earlier of (i) the consummation of a Business Combination or (ii) the Company’s liquidation. Under the Expense Reimbursement Agreement, the Company will reimburse the Sponsor for the compensation expense incurred by KBL Management for its employee in the amount of $180,000 per year plus health insurance costs of $1,139 per month. At the Company’s election, the Company may pay amounts due pursuant to a non-interest bearing, unsecured promissory note. As of December 31, 2019, amounts due under the Expense Reimbursement Agreement totaled $337,819 and has been included in the March Promissory Note (see Note 4).

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares and Private Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of the Company’s common stock issuable upon the exercise of the Private Units and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

6. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 23, 2017, the underwriters elected to exercise their over-allotment option to purchase 1,500,000 Units at a purchase price of $10.00 per Unit.

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters were paid a cash underwriting discount of $2,875,000. In addition, the underwriters deferred their fee of up to $4,025,000 until the completion of the initial Business Combination (the “Deferred Fee”). The Deferred Fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Concurrently with the closing of the Initial Public Offering, the underwriters purchased an aggregate of 125,000 Private Units at $10.00 per Private Unit.

In conjunction with their investment in the Private Units, the underwriters or their designees also purchased membership interests in the Sponsor, through which the underwriters or their designees collectively have a pecuniary interest in 230,000 Founder Shares, pursuant to a separate private placement that closed simultaneously with the closing of the Initial Public Offering and the Private Placement.

Business Combination

On April 10, 2019, the Company entered into a non-binding term sheet (the “Term Sheet”) for a Business Combination transaction (the “Transaction”) with 180. In connection with the Term Sheet, 180, Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRx Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180 LP” and together with Katexco and CBR Pharma, the “180 Subsidiaries” and, together with 180, the “180 Parties”) agreed to loan $400,000 to the Company to be used to fund the Company’s operating expenses, deal transaction expenses and any financing expenses for the Transaction (the “Operating Expenses”), and up to an additional $300,000 to be used by the Company in connection with any future extensions of the deadline for the Company to consummate a Business Combination (the “Extension Expenses”).

The loans are interest-free and can be pre-paid at any time without penalty, but are required to be paid back (subject to a customary waiver against the Company’s Trust Account) upon the earlier of (i) the closing of the Transaction, (ii) the consummation by the Company of a transaction with a third party constituting the Company’s initial Business Combination, or (iii) the liquidation of the Company if it does not consummate an initial Business Combination prior to its deadline to do so (a “Liquidation”). Promptly after signing the Term Sheet, the Company received the loan of $400,000 to fund the Operating Expenses.

In connection with the Term Sheet, Tyche Capital LLC (the “Tyche”) paid $650,000 to the Sponsor to purchase $650,000 of the obligations owed to the Sponsor under the March Promissory Note (the “Tyche Note”), but Tyche waived any rights under the assigned portion of the March Promissory Note to convert the obligations under the assigned portion of the March Promissory Note into units of the post-Business Combination entity. Pursuant to the Term Sheet, Tyche also agreed to provide equity financing for the Transaction to ensure that the Company has sufficient cash at the closing of the Transaction to meet its $5,000,001 net tangible assets test. In December 2019, the $650,000 Tyche Note was transferred to 180.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

6. COMMITMENTS AND CONTINGENCIES (cont.)

On July 25, 2019, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with 180, the 180 Subsidiaries, Merger Sub, and Lawrence Pemble, in his capacity as representative of the stockholders of 180 and the stockholders of the 180 Subsidiaries (the “Stockholder Representative”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, Merger Sub will merge with and into 180, with 180 continuing as the Company’s wholly owned subsidiary at the closing (the “Closing”).

Subject to the terms and conditions of the Business Combination Agreement, at the Closing, (a) each outstanding share of 180 common stock will be converted into the right to receive a number of shares of the Company’s common stock (the “KBL Common Stock”) equal to the exchange ratio described below; (b) each outstanding share of 180 preferred stock will be converted into the right to receive a number of shares of the Company’s preferred stock on a one-for-one basis; and (c) each outstanding exchangeable share of 180 or any of the 180 Subsidiaries, as the case may be, will be converted into the right to receive a number of exchangeable shares equal to the exchange ratio described below. Each exchangeable share will be an exchangeable share in a Canadian subsidiary of the Company that will be exchangeable for KBL Common Stock.

Subject to the terms and conditions of the Business Combination Agreement, at the Closing, the Company will acquire 100% of the outstanding equity and equity equivalents of 180 (including options, warrants or other securities that have the right to acquire or convert into equity securities of the Company) in exchange for shares of KBL Common Stock (the “Transaction Shares”) valued at $175 million, subject to adjustment. Each Transaction Share will have a value equal to $10.00. The $175 million of consideration will be reduced by the amount of any liabilities of 180 in excess of $5 million at the Closing.

The 180 Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement, as an exhibit to a Current Report on Form 8-K filed with the SEC on July 26, 2019 and in the Registration Statement on Form S-4 filed by us with the SEC on November 12, 2019 and amended on February 10, 2020.

During the year ended December 31, 2019, the Company received additional loans in the aggregate amount of $1,049,825 from the 180 Parties to fund Operating Expenses and Extension Expenses. As of December 31, 2019, a total of $1,699,825 is due under the loans from the 180 Parties.

Founder Shares Escrow

In connection with the Business Combination Agreement, the Sponsor deposited in escrow with a third-party escrow agent 1,406,250 of its Founder Shares that it acquired prior to the Company’s Initial Public Offering (the “Escrowed Shares”). The Escrowed Shares will be transferred to Tyche, less any portion used for financing for the Transaction, upon the earlier of (i) the closing of the Transaction or (ii) a Liquidation; provided, that if the Company consummates its initial Business Combination with a third party other than 180 or its affiliates, upon the consummation of such Business Combination, in addition to paying the loans described above, the Sponsor will transfer to Tyche a number of Escrowed Shares equal in value to three times the amount of the loans, with each Escrowed Share valued at the price paid to each public stockholder that redeems its shares in connection with such initial Business Combination.

Additional information on the Business Combination is available in the Company’s Form S-4 filed by us with the SEC on November 12, 2020 and amended on February 10, 2020.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2019 and 2018, there are no preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue 35,000,000 shares of the Company’s common stock with a par value of $0.0001 per share. Holders of the Company’s shares of the Company’s common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 4,458,149 and 4,098,712 shares of common stock issued and outstanding, respectively, excluding 33,618 and 10,778,788 shares of common stock subject to possible redemption, respectively.

8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Deferred tax asset
Organizational costs/Startup expenses	$407,368	$161,558
Total deferred tax assets	407,368	161,558
Valuation allowance	(407,368)	(161,558)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Federal
Current	$257,255	$413,191
Deferred	(245,810)	(107,907)

State
Current	—	—
Deferred	—	—
Change in valuation allowance	245,810	107,907
Income tax provision	$257,255	$413,191

As of December 31, 2019, the Company had no U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the change in the valuation allowance was $245,810 and 107,907, respectively.

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

8. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
True-ups	(14.1)%	0.0%
Change in valuation allowance	148.1%	7.4%
Effective income tax rate	155.0%	28.4%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

9. TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Company’s amended and restated certificate of incorporation provide that, other than the withdrawal of interest to pay income taxes and up to $50,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$11,877,654

KBL MERGER CORP. IV
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

9. TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS (cont.)

At December 31, 2018, assets held in the Trust Account were comprised of $1,700 in cash and $118,164,248 in U.S. Treasury Bills. The gross holding losses and fair value of held-to-maturity securities at December 31, 2018 is as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value Level 1
December 31, 2018	U.S. Treasury Securities (Mature on 1/2/2019)	$118,164,248	$13,752	$118,178,000

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2019 there were no transfers in or out between the levels in the fair value hierarchy.

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KBL MERGER CORP. IV
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash	$257,601	$546,636
Restricted cash	787,865	—
Prepaid income taxes	21,806	25,633
Prepaid expenses	118,645	51,790
Total current assets	1,185,917	624,059

Other assets	163,797	—
Marketable securities held in Trust Account	11,276,350	11,877,654
Total Assets	$12,626,064	$12,501,713

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$339,497	$268,423
March promissory note – related party	337,301	366,346
Due to related party	795,003	795,003
Advances due – 180	1,379,815	1,699,825
Convertible promissory notes, net of debt discount	431,745	—
Derivative liability	214,188	—
Total current liabilities	3,497,549	3,129,597

Deferred underwriting fees	—	4,025,000
Total Liabilities	3,497,549	7,154,597

Commitments

Common stock subject to possible redemption, $0.0001 par value; 396,781 and 33,618 shares as of June 30, 2020 and December 31, 2019, respectively (at approximately $10.41 and $10.33 per share)	4,128,507	347,106

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 5,077,321 and 4,458,149 shares issued and outstanding (excluding 396,781 and 33,618 shares subject to possible redemption, respectively) as of June 30, 2020 and December 31, 2019, respectively	508	446
Additional paid-in capital	6,458,398	3,929,663
(Accumulated deficit)/Retained earnings	(1,458,898)	1,069,901
Total Stockholders’ Equity	5,000,008	5,000,010
Total Liabilities and Stockholders’ Equity	$12,626,064	$12,501,713

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

KBL MERGER CORP. IV
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
General and administrative expenses	$388,039	$296,377	$635,631	$561,281
Loss from operations	(388,039)	(296,377)	(635,631)	(561,281)

Other (expense) income:
Interest expense	(270,257)	—	(270,257)	—
Loss on issuance of convertible promissory note	(1,657,522)	—	(1,657,522)	—
Interest income	2,950	355,970	38,438	948,284
Other (expense) income, net	(1,924,829)	355,970	(1,889,341)	948,284

(Loss) income before income taxes	(2,312,868)	59,593	(2,524,972)	387,003
Benefit (provision) from income taxes	1,480	(70,423)	(3,827)	(166,238)
Net (loss) income	$(2,311,388)	$(10,830)	$(2,528,799)	$220,765

Weighted average shares outstanding
Basic	4,479,278	4,227,492	4,468,714	4,164,169
Diluted	4,479,278	4,227,492	4,468,714	11,169,370

Net (loss) income per common share
Basic	$(0.52)	$(0.00)	$(0.57)	$0.05
Diluted	$(0.52)	$(0.00)	$(0.57)	$0.02

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

KBL MERGER CORP. IV
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	4,458,149	$446	$3,929,663	$1,069,901	$5,000,010
Change in value of common stock subject to possible redemption	21,129	2	217,406	—	217,408
Net loss	—	—	—	(217,411)	(217,411)
Balance – March 31, 2020	4,479,278	448	4,147,069	852,490	5,000,007
Change in value of common stock subject to possible redemption(1)	(451,957)	(45)	(4,727,648)	—	(4,727,693)
Issuance of commitment shares and leak-out shares and beneficial conversion feature in connection with convertible promissory notes	1,050,000	105	3,013,997	—	3,014,082
Waiver of deferred underwriting fee	—	—	4,025,000	—	4,025,000
Net loss	—	—	—	(2,311,388)	(2,311,388)
Balance – June 30, 2020	5,077,321	$508	$6,458,398	$(1,458,898)	$5,000,008

____________

(1)      Includes the redemption of 67,665 shares of common stock on April 8, 2020.

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	4,098,712	$410	$3,838,395	$1,161,201	$5,000,006
Change in value of common stock subject to possible redemption(1)	128,376	13	(231,610)	—	(231,597)
Net income	—	—	—	231,595	231,595
Balance – March 31, 2019	4,227,088	423	3,606,785	1,392,796	5,000,004
Change in value of common stock subject to possible redemption(1)	37,203	3	10,830	—	10,833
Net loss	—	—	—	(10,830)	(10,830)
Balance – June 30, 2019	4,227,088	$423	$3,606,785	$1,392,796	$5,000,004

____________

(1)      Includes the redemption of 5,128,523 shares of common stock on March 5, 2019 and 1,580,762 shares of common stock on June 5, 2019.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

KBL MERGER CORP. IV
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(2,528,799)	$220,765
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income earned on investments held in Trust Account	(38,438)	(948,284)
Amortization on debt discount	252,493	—
Loss on issuance of convertible promissory notes	1,657,522	—
Changes in operating assets and liabilities:
Prepaid income taxes	3,827	(60,357)
Prepaid expenses	(66,855)	(38,190)
Other asset	(163,797)	—
Accounts payable and accrued expenses	71,074	(35,602)
Franchise and income taxes payable	—	(82,317)
Net cash and restricted cash used in operating activities	(812,973)	(943,985)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for redemptions	728,884	69,305,537
Investment of cash in Trust Account	(89,142)	—
Interest income released from Trust Account to pay taxes	—	353,814
Net cash and restricted cash provided by investing activities	639,742	69,659,351

Cash Flows from Financing Activities:
Proceeds from convertible promissory note from related party	—	164,101
Advances from related party	—	45,479
Repayment of advances from related party	—	(100,000)
Proceeds from promissory note – CannBioRx	9,990	400,000
Repayment of promissory note – CannBioRx	(330,000)	—
Proceeds from convertible promissory note – related party	33,877	—
Repayment of convertible promissory note – related party	(62,922)	(80,000)
Proceeds from convertible promissory notes	1,750,000	—
Redemptions of common stock	(728,884)	(69,305,537)
Net cash and restricted cash provided by (used in) financing activities	672,061	(68,875,957)

Net Change in Cash and Restricted Cash	498,830	(160,591)
Cash and Restricted Cash – Beginning of period	546,636	270,884
Cash and Restricted Cash – Ending of period	$1,045,466	$110,293

Supplementary cash flow information:
Cash paid for income taxes	$—	$241,050

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$4,510,285	$220,764
Conversion of advances and promissory notes to convertible promissory notes	$—	$314,509
Transfer of convertible notes owed to the Sponsor to promissory note owed to Target Shareholder	$—	$650,000
Contribution of Initial Loan to Trust Account by Sponsor	$—	$573,433
Waiver of deferred underwriting fee	$4,025,000	$—
Initial classification of debt discount in connection with issuance of convertible promissory note	$3,208,527	$—
Initial classification of derivative liability in connection with issuance of convertible promissory note	$214,188	$—

Original issue discount in connection with issuance of convertible promissory note	$194,445	—
Initial classification of debt discount and issuance of commitment shares and leak-out shares in connection with convertible promissory note	$3,014,082	—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

KBL Merger Corp. IV (the “Company”) is a blank check company organized under the laws of the State of Delaware on September 7, 2016. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on the healthcare and related wellness industry. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, KBL Merger Sub, Inc., a wholly owned subsidiary of the Company incorporated in Delaware on July 3, 2019 (“Merger Sub”) for the purpose of effecting the proposed acquisition of 180 Life Science Corp (see below). As of June 30, 2020, the Merger Sub had no activity.

At June 30, 2020, the Company had not yet commenced operations. All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and the proposed acquisition of 180 Life Sciences Corp. (formerly known as CannBioRx Life Sciences Corp.), a Delaware corporation (“180”) (see Note 6). The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds held in trust derived from the Initial Public Offering and the Private Placement (defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on June 1, 2017. On June 7, 2017, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (“Units” and, with respect to the shares of the Company’s common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 450,000 units (“Private Units” and, with respect to the shares of the Company’s common stock included in the Private Units offered, the “Private Shares”) at a price of $10.00 per Private Unit in a private placement to the Company’s sponsor, KBL IV Sponsor LLC (the “Sponsor”), and the underwriters, generating gross proceeds of $4,500,000, which is described in Note 3.

On June 23, 2017, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 1,500,000 Units at $10.00 per Unit and the sale of an additional 52,500 Private Units at $10.00 per Private Unit, generating total gross proceeds of $15,525,000. Following the closing, an additional $15,150,000 of net proceeds ($10.10 per Unit) was placed in a trust account (“Trust Account”), resulting in $116,150,000 ($10.10 per Unit) held in the Trust Account.

Transaction costs amounted to $7,345,436, consisting of $2,875,000 of underwriting fees, $4,025,000 of deferred underwriting fees (see Note 6) and $445,436 of Initial Public Offering costs.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company initially had until December 7, 2018 (the “Initial Date”) to consummate a Business Combination, or March 7, 2019 if the Company had executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by the Initial Date but had not completed a Business Combination by such date. Effective November 16, 2018, the Company entered into several non-binding letters of intent with various entities for a potential Business Combination. As a result, the Company extended the time by which it must consummate a Business Combination until March 7, 2019.

On March 5, 2019, the Company’s stockholders approved to extend the period of time for which the Company is required to consummate a Business Combination until June 7, 2019 (or September 9, 2019 if the Company has executed a definitive agreement for a Business Combination by June 7, 2019) or such earlier date (the “First Extension Amendment”, and such later date, the “First Extension Combination Period”) as determined by the

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Company’s board of directors (the “Board”). The number of shares of common stock presented for redemption in connection with the Extension Amendment was 5,128,523. The Company paid cash in the aggregate amount of $52,829,304, or approximately $10.30 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Extension Amendment, cash and marketable securities held in the Trust Account decreased to $65,633,068. In addition, on March 8, 2019, an aggregate of $573,433 was loaned to the Company and deposited into the Trust Account, which amount is equal to $0.09 for each of the 6,371,477 Public Shares that were not redeemed (the “Initial Loan”). The Initial Loan was paid from funds loaned to the Company by the Sponsor in the aggregate amount of $573,433.

On June 5, 2019, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination from June 7, 2019 to September 9, 2019 (or December 9, 2019 if the Company has executed a definitive agreement for a Business Combination by September 9, 2019) or such earlier date as determined by the Board (the “Second Extension Amendment”). On July 25, 2019 the Company entered into a Business Combination Agreement thereby extending the period of time for which the Company is required to consummate a Business Combination to December 9, 2019. The number of shares of common stock presented for redemption in connection with the Second Extension Amendment was 1,580,762. The Company paid cash in the aggregate amount of $16,476,233, or approximately $10.42 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Second Extension Amendment, cash and marketable securities held in the Trust Account decreased to $49,993,473.

On December 6, 2019, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination from September 9, 2019 (or December 9, 2019 if the Company has executed a definitive agreement for a Business Combination by September 9, 2019) to April 9, 2020 or such earlier date as determined by the Board (the “Third Extension Amendment”). The number of shares of common stock presented for redemption in connection with the Third Extension Amendment was 3,676,448. The Company paid cash in the aggregate amount of $39,121,812, or approximately $10.64 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Third Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,857,136 at December 6, 2019.

The Sponsor or its designees has agreed to loan the Company $0.0225 for each Public Share that is not redeemed for each calendar month commencing on June 7, 2019, and on the 7th day of each subsequent month, or portion thereof, that is needed by the Company to complete a Business Combination from June 7, 2019 until April 9, 2020 (the “Additional Loans” and, collectively with the Initial Loan, the “Loans”). The Loans will not bear interest and will be repayable by the Company to the Sponsor or its designees upon consummation of a Business Combination. The Sponsor or its designees will have the sole discretion whether to continue extending Additional Loans for additional calendar months until April 9, 2020 and if the Sponsor determines not to continue extending Additional Loans for additional calendar months, its obligation to extend Additional Loans following such determination will terminate. Through June 30, 2020, an aggregate of $735,889 was deposited into the Trust Account, of which $89,142 was deposited during the six months ended June 30, 2020.

On April 8, 2020, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination (the “Fourth Extension Amendment”) from April 9, 2020 to July 9, 2020 or such earlier date as determined by the Board. The number of shares of common stock presented for redemption in connection with the Fourth Extension Amendment was 67,665. The Company paid cash in the aggregate amount of $728,884, or approximately $10.77 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fourth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $11,273,945 at April 9, 2020.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company agreed to deposit $0.05217 for each Public Share that is not redeemed for each calendar month commencing on April 9, 2020 that is needed by the Company to complete a Business Combination from April 9, 2020 through June 9, 2020. In July 2020, the Company deposited an aggregate of $163,797 into the Trust Account.

On July 9, 2020, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination (the “Fifth Extension Amendment”) from July 9, 2020 to November 9, 2020 or such earlier date as determined by the Board (the “Combination Period”). The number of shares of common stock presented for redemption in connection with the Fifth Extension Amendment was 106,186. The Company paid cash in the aggregate amount of $1,160,695, or approximately $10.93 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fifth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $10,279,476 at July 9, 2020.

Trust Account

Following the closing of the Initial Public Offering and the Private Placement, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the outstanding Public Shares (“public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholder (as defined below), officers and directors have agreed to vote their Founder Shares (as defined in Note 4), Private Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholder, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares.

The Sponsor (the “initial stockholder”), officers and directors agreed not to propose an amendment to the Company’s amended and restated article of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares of the Company’s common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There are no redemption rights or liquidating distributions with respect to the Company’s Rights, Warrants, Private Placement Warrants (as defined in Note 3) and the rights underlying the Private Units, which will expire worthless if the Company fails to complete its Business Combination within the Combination Period.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for taxes payable and up to $50,000 of interest to pay dissolution expenses.

The initial stockholder, officers, directors and underwriters agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if they should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.19 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

As of June 30, 2020, the Company had a cash balance of approximately $258,000, which excludes interest income of approximately $386,000 from the Company’s investments in the Trust Account which is available to the Company for tax obligations. Through June 30, 2020, the Company has withdrawn approximately $1,156,000 of interest income from the Trust Account to pay its income and franchise taxes, of which no amounts were withdrawn during the six months ended June 30, 2020.

On March 15, 2019, the Company issued the Sponsor a promissory note (the “March Promissory Note”), pursuant to which all outstanding advances were converted into loans under the March Promissory Note. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units (see Note 4). As of June 30, 2020, there was $337,301 outstanding under the March Promissory Note (see Note 4).

In connection with a non-binding term sheet (the “Term Sheet”) for a Business Combination transaction with 180 entered into on April 10, 2019, Tyche Capital LLC (“Tyche), a stockholder of 180, paid the Sponsor $650,000 to purchase such obligations owed to the Sponsor (the “Tyche Note”) under the March Promissory Note (see Note 6). In December 2019, the Tyche Note was transferred to 180. As of June 30, 2020, there was no outstanding balance owed under the Tyche Note.

On April 15, 2019, the Company received $400,000 in loans from the 180 Parties to fund the Operating Expenses (see Note 6). Through December 31, 2019, the Company received additional loans in the aggregate amount of $649,825 from the 180 Parties to fund Operating Expenses and Extension Expenses (see Note 6). As of June 30, 2020, there was $1,379,815 due to 180, inclusive of the $650,000 transferred to 180 from Tyche.

Through December 31, 2019, the Company received an aggregate of $1,209,512 in advances from the Sponsor to fund working capital needs. An aggregate of $314,509 of such advances were converted into loans during the year ended December 31, 2019 (see Note 4). As of June 30, 2020, there was $795,003 of advances outstanding.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

The liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through November 9, 2020 (approved extension date), the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on April 7, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and Marketable Securities Held in Trust Account

At June 30, 2020 and December 31, 2019, assets held in the Trust Account were comprised of $11,276,350 and $11,877,654, respectively, in money market funds which are invested in U.S. Treasury Securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, 396,781 and 33,618 shares of common stock subject to possible redemption at June 30, 2020 and December 31, 2019, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $537,000 and $407,000, respectively, which had a full valuation allowance recorded against it of approximately $537,000 and $407,000, respectively.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2020, the Company recorded income tax benefit (expense) of approximately $1,500 and $(3,800), respectively, primarily related to interest income earned on the Trust Account. During the three and six months ended June 30, 2019, the Company recorded income tax expense of approximately $70,000 and $166,000, respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate for the three and six months ended June 30, 2020 was approximately 0.1% and 0.2%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible, as well as permanent differences due to the non-cash interest and the non-cash loss on the issuance of the convertible promissory notes. The Company’s effective tax rate for the three and six months ended June 30, 2019 was approximately 118% and 43%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that Delaware is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal or state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net (Loss) Income Per Common Share

Net (loss) income per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of common stock subject to possible redemption at June 30, 2020 and 2019 have been excluded from the calculation of basic (loss) income per share for the three and six months ended June 30, 2020 and 2019 since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and Private Placement to purchase 6,001,250 shares of common stock and (2) rights sold in the Initial Public Offering and Private Placement that convert into 1,200,250 shares of common stock, in the calculation of diluted income per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants and rights would be anti-dilutive under the treasury stock method.

Derivative Liabilities

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability and the change in fair value is recorded in other (expense) income, net in the consolidated statements of operations. In circumstances where there are multiple embedded instruments that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption and are classified in interest expense in the condensed consolidated statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

3. INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit, inclusive of 1,500,000 Units sold to the underwriters on June 23, 2017 upon the underwriters’ election to fully exercise their over-allotment option, generating gross proceeds of $115,000,000. Each Unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of the Company’s common stock upon the consummation of a Business Combination (“Right”), and one redeemable warrant to purchase one-half of one share of the Company’s common stock (“Warrant”). Each Warrant will entitle the holder to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share), subject to adjustment. No fractional shares will be issued upon exercise of the warrants. The Warrants will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.01 per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event that the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of common stock underlying such Warrants and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the Warrants.

Each holder of a Right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination. No fractional shares will be issued upon exchange of the Rights. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 share of common stock underlying each right (without paying any additional consideration).

There will be no redemption rights or liquidating distributions with respect to the Warrants and Rights, which will expire worthless if the Company fails to complete its Business Combination within the Combination Period.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 450,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $4,500,000 in a Private Placement. In addition, on June 23, 2017, the Company consummated the sale of an additional 52,500 Placement Units at a price of $10.00 per Unit, which were purchased by the Sponsor and underwriters, generating gross

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

3. INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT (cont.)

proceeds of $525,000. Of these, 377,500 Private Units were purchased by the Sponsor and 125,000 Private Units were purchased by the underwriters. The proceeds from the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units (including their component securities) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the warrants included in the Private Units (the “Private Placement Warrants”) will be non-redeemable so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Initial Public Offering. In addition, for as long as the Private Placement Warrants are held by the underwriters or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement related to the Initial Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the Initial Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the Private Placement will be part of the liquidating distribution to the public stockholders and the Private Units and their component securities issued to the Sponsor will expire worthless.

4. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2016, the Company issued 2,875,000 shares of the Company’s common stock to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. The 2,875,000 Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part. As a result of the underwriters’ election to exercise their over-allotment option in full on June 23, 2017, 375,000 Founder Shares were no longer subject to forfeiture.

In conjunction with their investment in the Private Units, the underwriters or their designees also purchased membership interests in the Sponsor, through which the underwriters or their designees collectively have a pecuniary interest in 230,000 Founder Shares, pursuant to a separate private placement that closed simultaneously with the closing of the Initial Public Offering and the Private Placement. The Sponsor beneficially owns the Founder Shares allocated to the underwriters or their designees and retains sole voting and dispositive power over such securities until the closing of a Business Combination, at which time the Sponsor will distribute the Founder Shares to the underwriters or their designees for no additional consideration. Upon receipt of the Founder Shares, the underwriters or their designees will no longer retain their ownership interests in the Sponsor.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier to occur of (i) one year after the completion of a Business Combination, and (ii) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property the (“Lock-Up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial Business Combination, then the lock-up will terminate.

In connection with the Business Combination Agreement, as fully described in Note 8, the Sponsor deposited in escrow with a third-party escrow agent 1,406,250 of its Founder Shares that it acquired prior to the Company’s Initial Public Offering (the “Escrowed Shares”). See Note 8.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

4. RELATED PARTY TRANSACTIONS (cont.)

Related Party Advances

As of December 31, 2019, the Sponsor advanced an aggregate of $1,209,512 to fund working capital purposes and Business Combination expenses, of which $840,482 was advanced during the year ended December 31, 2019. During the year ended December 31, 2019, the Company repaid an aggregate amount of $100,000 of such advances and an aggregate amount of $314,509 was converted into loans under the March Promissory Note described below. As of June 30, 2020 and December 31, 2019, advances of $795,003 were outstanding.

Administrative Service Fee

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the each of the three months ended June 30, 2020 and 2019, the Company incurred $30,000 of administrative service fees and for each of the six months ended June 30, 2020 and 2019, the Company incurred $60,000 of administrative service fees. As of June 30, 2020 and December 31, 2019, an aggregate of $276,000 and $286,000, respectively, is payable. As of June 30, 2020 and December 31, 2019, $286,000 of the amounts due for such fees are included as loans under the March Promissory Note described below and included in the convertible promissory note related party in the accompanying condensed consolidated balance sheets.

Convertible Promissory Note

On March 15, 2019, the Company issued the Sponsor the March Promissory Note, pursuant to which outstanding advances in the aggregate amount of $314,509 were converted into loans under the March Promissory Note and including the $573,433 Initial Loan from the Sponsor. The March Promissory Note is unsecured, non-interest bearing and due on the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Up to $1,000,000 of the loans under the March Promissory Note may be converted, at the Sponsor’s discretion, into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. Through June 30, 2020, the Sponsor advanced the Company $371,696 under the Expense Reimbursement Agreement (as defined in Note 5), of which $33,877 was advanced during the six months ended June 30, 2020. Through June 30, 2020, the Company repaid $272,337 of the March Promissory Note, of which $62,922 was repaid during the six months ended June 30, 2020.

In connection with the Term Sheet entered into on April 10, 2019, Tyche paid the Sponsor $650,000 to purchase such obligations owed to the Sponsor under the March Promissory Note (see Note 8). In December 2019, the Tyche Note was transferred to 180.

As of June 30, 2020 and December 31, 2019, there was $337,301 and $366,346, respectively, outstanding under the March Promissory Note and no amounts outstanding under the Tyche Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

4. RELATED PARTY TRANSACTIONS (cont.)

not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. As of June 30, 2020 and December 31, 2019, the Company had $337,301 and $366,346, respectively, outstanding under the March Promissory Note.

5. EXPENSE REIMBURSEMENT AGREEMENT

On March 15, 2019, the Company entered into an expense reimbursement agreement (the “Expense Reimbursement Agreement”) with the Sponsor and KBL Healthcare Management, LLC (“KBL Management”), an affiliate of the Sponsor and its Chief Executive Officer, in recognition of the compensation expense incurred by KBL Management for services provided by one of their employees on behalf of the Sponsor to the Company. The Expense Reimbursement Agreement is effective January 1, 2019 until the earlier of (i) the consummation of a Business Combination or (ii) the Company’s liquidation. Under the Expense Reimbursement Agreement, the Company will reimburse the Sponsor for the compensation expense incurred by KBL Management for its employee in the amount of $180,000 per year plus health insurance costs of $1,139 per month. At the Company’s election, the Company may pay amounts due pursuant to a non-interest bearing, unsecured promissory note. As of June 30, 2020 and December 31, 2019, amounts due under the Expense Reimbursement Agreement totaled $337,301 and $337,819, respectively, and has been included in the March Promissory Note (see Note 4).

6. DOMINION CONVERTIBLE PROMISSORY NOTES

On June 12, 2020 (the “Issue Date”), the Company entered into a $1,666,667 10% Secured Convertible Promissory Note and $138,889 10% Senior Secured Convertible Extension Promissory Note (together the “Dominion Convertible Notes”) with Dominion Capital LLC (the “Holder”), which was issued to the Holder in conjunction with 400,000 shares of common stock (the “Dominion Commitment Shares”). In conjunction with the SPA, the Company entered into a series of Leak Out Agreements in which certain parties agreed that they would not sell, dispose or otherwise transfer, in aggregate more than 5% of the composite daily trading volume of the common stock of the Company. Pursuant to the Leak-Out Agreement between the Company and Caravel CAD Fund Ltd., the Company issued 404,245 restricted shares of common stock (“Leak-Out Shares”).

The Company received $1,625,000 in cash from the Holder with the remainder retained by the Holder for the Original Issue Discount of $180,556. The Company incurred $90,072 in third-party fees directly attributed to the issuance of the Dominion Convertible Notes, debt discount related to the Dominion Commitment Shares and Leak-Out Shares pursuant to the transaction of $980,807 and a beneficial conversion feature of $358,899. The beneficial conversion feature of $358,899 was recorded as a debt discount with an offsetting entry to additional paid-in capital decreasing the Dominion Notes and increasing debt discount. The debt discount is being amortized to interest expense over the term of the debt. The Company agreed to pay the principal amount, together with guaranteed interest at the annual rate of 10% (unless the Company defaults, which increases the interest rate to 15%), with principal and accrued interest on the Dominion Convertible Notes due and payable on February 11, 2021 (the “Maturity Date”), unless converted under terms and provisions as set forth within the Dominion Convertible Notes. The Dominion Convertible Notes provide the Holder with the right to convert, at any time, all or any part of the outstanding principal and accrued but unpaid interest into shares of the Company’s common stock at a conversion price of $5.28 per share. The Dominion Convertible Notes require the Company to reserve at least 868,056 and 114,584 shares of common stock from its authorized and unissued common stock to provide for all issuances of common stock under the 10% Secured Convertible Promissory Note and 10% Senior Secured Convertible Extension Promissory Note, respectively. However, the Dominion Convertible Notes provide that the aggregate number shares of common stock issued to the Holder under the Dominion Convertible Notes shall not exceed 4.99% of the total number of shares of common stock outstanding as of the closing date unless the Company has obtained stockholder approval of the issuance (the “Beneficial Ownership Limitation”). The Holder, upon not

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

6. DOMINION CONVERTIBLE PROMISSORY NOTES (cont.)

less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation; provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Dominion Convertible Notes held by the Holder.

On the 10th day following the Company consummating any public or private offering of any securities or other financing or capital-raising transaction of any kind (each a “Subsequent Offering”) on any date other than the Maturity Date, the Company shall, subject to the Holder’s conversion rights set forth herein, pay to the Holder in cash an amount equal to the Mandatory Prepayment Amount but in no event greater than fifty percent (50%) of the gross proceeds from the Subsequent Offering.

The Company shall pay a late fee (the “Late Fees”) on any amount required to be paid under any transaction document and not paid when due, at a rate equal to the lesser of an additional 10% percent of such amount or the maximum rate permitted by applicable law which shall be due and owing daily from the date such amount is due hereunder through the date of actual payment in full of such amount in cash.

Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall accrue and be owed daily at an increased interest rate equal to the lesser of two percent (2.0%) per month (twenty-four percent (24.0%) per annum) or the maximum rate permitted under applicable law. In addition, in any Event of Default, the Company must pay a mandatory default amount equal to one hundred thirty percent (130%) of the sum of the outstanding principal amount of the Dominion Convertible Notes at such time and all accrued interest unpaid at such time (including any Minimum Interest Amount remaining outstanding on such principal amount as of such time) and (b) all other amounts, costs, fees (including Late Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder or any other party in respect of the Dominion Convertible Notes.

The Dominion Convertible Notes also contain a provision whereby the Holder is due a minimum interest amount or make whole amount meaning on any date and with respect to any principal amount owing under the Dominion Convertible Notes, the difference between (a) 10% of such principal amount, representing a full year of interest payments hereunder and (b) any payment of interest made prior to such date with respect to such principal amount. To be free from doubt, the minimum interest amount is only applicable for the initial 12 month period from the Issue Date.

The Company assessed each of the above provisions in the Dominion Convertible Notes under ASC Topic 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to discounts on convertible debt. Discounts have been amortized to interest expense over the respective term of the related note. The following are the key assumptions that were used in connection with the valuation of the derivative identified during the period ending June 30, 2020:

Fair market value of stock	$11.02
Exercise price	$5.28
Volatility	255%
Risk-free interest rate	0.18%
Derivative life (years)	0.62

The total derivative liability associated with these notes was $105,709 at June 30, 2020.

Principal of $1,805,556 remained outstanding as of June 30, 2020. Interest expense and amortization of debt discount, associated with the Dominion Convertible Notes during the three and six months ended June 30, 2020 amounted to $135,497, respectively. The unamortized discount related to the Dominion Convertible Notes was $1,096,458 at June 30, 2020.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

7. KINGSBROOK CONVERTIBLE PROMISSORY NOTES

On June 12, 2020 (the “Issue Date”), the Company entered into a $1,657,522 10% Secured Convertible Promissory Note and $138,889 10% Senior Secured Convertible Extension Promissory Note (together the “Kingsbrook Convertible Notes”) with Kingsbrook Opportunities Master Fund LP (the “Holder”), which was issued to the Holder in conjunction with 250,000 shares of common stock (the “Kingsbrook Commitment Shares”).

The Company received $125,000 in cash from the Holder with the remainder retained by the Holder for the Original Issue Discount of $13,889. The Company incurred $6,929 in third-party fees directly attributed to the issuance of the Kingsbrook Convertible Notes, debt discount related to the Kingsbrook Commitment Shares pursuant to the transaction of $25 and a beneficial conversion feature of $1,577,350. The beneficial conversion feature of $1,577,350 was recorded as a debt discount with an offsetting entry to additional paid-in capital decreasing the Kingsbrook Notes and increasing debt discount. The debt discount is being amortized to interest expense over the term of the debt. The Company recognized a $1,657,522 loss in earnings pursuant to the transaction. This amount was calculated as the excess of fair value of the liabilities recognized over the proceeds received of $1,657,522. The Company agreed to pay the principal amount, together with guaranteed interest at the annual rate of 10% (unless the Company defaults, which increases the interest rate to 15%), with principal and accrued interest on the Kingsbrook Convertible Notes due and payable on February 11, 2021 (the “Maturity Date”), unless converted under terms and provisions as set forth within the Kingsbrook Convertible Notes. The Kingsbrook Convertible Notes provide the Holder with the right to convert, at any time, all or any part of the outstanding principal and accrued but unpaid interest into shares of the Company’s common stock at a conversion price of $5.28 per share. The Kingsbrook Convertible Notes require the Company to reserve at least 1,823,275 and 114,584 shares of common stock from its authorized and unissued common stock to provide for all issuances of common stock under the 10% Secured Convertible Promissory Note and 10% Senior Secured Convertible Extension Promissory Note, respectively. However, the Kingsbrook Convertible Notes provide that the aggregate number shares of common stock issued to the Holder under the Kingsbrook Convertible Notes shall not exceed 4.99% of the total number of shares of common stock outstanding as of the closing date unless the Company has obtained stockholder approval of the issuance (the “Beneficial Ownership Limitation”). The Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation; provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Kingsbrook Convertible Notes held by the Holder.

On the 10th day following the Company consummating any public or private offering of any securities or other financing or capital-raising transaction of any kind (each a “Subsequent Offering”) on any date other than the Maturity Date, the Company shall, subject to the Holder’s conversion rights set forth herein, pay to the Holder in cash an amount equal to the Mandatory Prepayment Amount but in no event greater than fifty percent (50%) of the gross proceeds from the Subsequent Offering.

Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall accrue and be owed daily at an increased interest rate equal to the lesser of two percent (2.0%) per month (twenty-four percent (24.0%) per annum) or the maximum rate permitted under applicable law. In addition, in any Event of Default, the Company must pay a mandatory default amount equal to one hundred thirty percent (130%) of the sum of the outstanding principal amount of the Kingsbrook Convertible Notes at such time and all accrued interest unpaid at such time (including any Minimum Interest Amount remaining outstanding on such principal amount as of such time) and (b) all other amounts, costs, fees (including Late Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder or any other party in respect of the Kingsbrook Convertible Notes.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

7. KINGSBROOK CONVERTIBLE PROMISSORY NOTES (cont.)

The Kingsbrook Convertible Notes also contain a provision whereby the Holder is due a minimum interest amount or make whole amount meaning on any date and with respect to any principal amount owing under the Kingsbrook Convertible Notes, the difference between (a) 10% of such principal amount, representing a full year of interest payments hereunder and (b) any payment of interest made prior to such date with respect to such principal amount. To be free from doubt, the minimum interest amount is only applicable for the initial 12 month period from the Issue Date.

The Company assessed each of the above provisions in the Kingsbrook Convertible Notes under ASC Topic 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to discounts on convertible debt. Discounts have been amortized to interest expense over the respective term of the related note. The following are the key assumptions that were used in connection with the valuation of the derivative identified during the period ending June 30, 2020:

Fair market value of stock	$11.02
Exercise price	$5.28
Volatility	255%
Risk-free interest rate	0.18%
Derivative life (years)	0.62

The total derivative liability associated with these notes was $108,479 at June 30, 2020.

Principal of $1,796,411 remained outstanding as of June 30, 2020. Interest expense and amortization of debt discount, associated with the Kingsbrook Convertible Notes during the three and six months ended June 30, 2020 amounted to $134,760, respectively. The unamortized discount related to the Kingsbrook Convertible Notes was $1,580,772 at June 30, 2020.

8. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares and Private Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of the Company’s common stock issuable upon the exercise of the Private Units and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

8. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 23, 2017, the underwriters elected to exercise their over-allotment option to purchase 1,500,000 Units at a purchase price of $10.00 per Unit.

In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters were paid a cash underwriting discount of $2,875,000. In addition, the underwriters deferred their fee of up to $4,025,000 until the completion of the initial Business Combination (the “Deferred Fee”). In June 2020, the underwriters waived their right to receive the $4,025,000 deferred fee which had been held in the Trust Account. The Company recorded the waiver of the Deferred Fee as a credit to additional paid in capital in the accompanying statement of stockholders’ equity.

Concurrently with the closing of the Initial Public Offering, the underwriters purchased an aggregate of 125,000 Private Units at $10.00 per Private Unit.

In conjunction with their investment in the Private Units, the underwriters or their designees also purchased membership interests in the Sponsor, through which the underwriters or their designees collectively have a pecuniary interest in 230,000 Founder Shares, pursuant to a separate private placement that closed simultaneously with the closing of the Initial Public Offering and the Private Placement.

Business Combination

On April 10, 2019, the Company entered into a non-binding term sheet (the “Term Sheet”) for a Business Combination transaction (the “Transaction”) with 180. In connection with the Term Sheet, 180, Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRx Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180 LP” and together with Katexco and CBR Pharma, the “180 Subsidiaries” and, together with 180, the “180 Parties”) agreed to loan $400,000 to the Company to be used to fund the Company’s operating expenses, deal transaction expenses and any financing expenses for the Transaction (the “Operating Expenses”), and up to an additional $300,000 to be used by the Company in connection with any future extensions of the deadline for the Company to consummate a Business Combination (the “Extension Expenses”).

The loans are interest-free and can be pre-paid at any time without penalty, but are required to be paid back (subject to a customary waiver against the Company’s Trust Account) upon the earlier of (i) the closing of the Transaction, (ii) the consummation by the Company of a transaction with a third party constituting the Company’s initial Business Combination, or (iii) the liquidation of the Company if it does not consummate an initial Business Combination prior to its deadline to do so (a “Liquidation”). Promptly after signing the Term Sheet, the Company received the loan of $400,000 to fund the Operating Expenses.

In connection with the Term Sheet, Tyche Capital LLC (the “Tyche”) paid $650,000 to the Sponsor to purchase $650,000 of the obligations owed to the Sponsor under the March Promissory Note (the “Tyche Note”), but Tyche waived any rights under the assigned portion of the March Promissory Note to convert the obligations under the assigned portion of the March Promissory Note into units of the post-Business Combination entity. Pursuant to the Term Sheet, Tyche also agreed to provide equity financing for the Transaction to ensure that the Company has sufficient cash at the closing of the Transaction to meet its $5,000,001 net tangible assets test. In December 2019, the $650,000 Tyche Note was transferred to 180.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

8. COMMITMENTS AND CONTINGENCIES (cont.)

On July 25, 2019, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with 180, the 180 Subsidiaries, Merger Sub, and Lawrence Pemble, in his capacity as representative of the stockholders of 180 and the stockholders of the 180 Subsidiaries (the “Stockholder Representative”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, Merger Sub will merge with and into 180, with 180 continuing as the Company’s wholly owned subsidiary at the closing (the “Closing”).

Subject to the terms and conditions of the Business Combination Agreement, at the Closing, (a) each outstanding share of 180 common stock will be converted into the right to receive a number of shares of the Company’s common stock (the “KBL Common Stock”) equal to the exchange ratio described below; (b) each outstanding share of 180 preferred stock will be converted into the right to receive a number of shares of the Company’s preferred stock on a one-for-one basis; and (c) each outstanding exchangeable share of 180 or any of the 180 Subsidiaries, as the case may be, will be converted into the right to receive a number of exchangeable shares equal to the exchange ratio described below. Each exchangeable share will be an exchangeable share in a Canadian subsidiary of the Company that will be exchangeable for KBL Common Stock.

Subject to the terms and conditions of the Business Combination Agreement, at the Closing, the Company will acquire 100% of the outstanding equity and equity equivalents of 180 (including options, warrants or other securities that have the right to acquire or convert into equity securities of the Company) in exchange for shares of KBL Common Stock (the “Transaction Shares”) valued at $175 million, subject to adjustment. Each Transaction Share will have a value equal to $10.00. The $175 million of consideration will be reduced by the amount of any liabilities of 180 in excess of $5 million at the Closing.

The 180 Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement, as an exhibit to a Current Report on Form 8-K filed with the SEC on July 26, 2019 and in the Registration Statement on Form S-4 filed by us with the SEC on November 12, 2019 and amended on February 10, 2020.

During the year ended December 31, 2019, the Company received additional advances in the aggregate amount of $1,049,825 from the 180 Parties to fund Operating Expenses and Extension Expenses. During the six months ended June 30, 2020, the Company received additional advances in the aggregate amount of $9,990 and repaid advacnes in the amount of $330,000. As of June 30, 2020 and December 31, 2019, a total of $1,379,815 and $1,699,825, respectively, is due under the advances from the 180 Parties.

Founder Shares Escrow

In connection with the Business Combination Agreement, the Sponsor deposited in escrow with a third-party escrow agent 1,406,250 of its Founder Shares that it acquired prior to the Company’s Initial Public Offering (the “Escrowed Shares”). The Escrowed Shares will be transferred to Tyche, less any portion used for financing for the Transaction, upon the earlier of (i) the closing of the Transaction or (ii) a Liquidation; provided, that if the Company consummates its initial Business Combination with a third party other than 180 or its affiliates, upon the consummation of such Business Combination, in addition to paying the loans described above, the Sponsor will transfer to Tyche a number of Escrowed Shares equal in value to three times the amount of the loans, with each Escrowed Share valued at the price paid to each public stockholder that redeems its shares in connection with such initial Business Combination.

Additional information on the Business Combination is available in the Company’s Form S-4 filed by us with the SEC on November 12, 2019 and amended on February 10, 2020.

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

9. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At June 30, 2020 and December 31, 2019, there are no preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue 35,000,000 shares of the Company’s common stock with a par value of $0.0001 per share. Holders of the Company’s shares of the Company’s common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 5,077,321 and 4,458,149 shares of common stock issued and outstanding, respectively, excluding 396,781 and 33,618 shares of common stock subject to possible redemption, respectively.

10. TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS

The Trust Account can be invested in U.S. government securities, within the meaning set forth in the Investment Company Act, having a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Company’s amended and restated certificate of incorporation provide that, other than the withdrawal of interest to pay income taxes and up to $50,000 of interest to pay dissolution expenses if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete a Business Combination within the Combination Period.

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$11,276,350	$11,877,654
Derivative liability	3	$214,188	$—

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable

KBL MERGER CORP. IV
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(unaudited)

10. TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS (cont.)

inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liability. Level 3 financial liabilities consisted of the derivative liability for which the determination of fair value required significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

At June 30, 2020 and December 31, 2019 there were no transfers in or out between the levels in the fair value hierarchy.

The following table provides a reconciliation of the beginning and ending balances for the derivative liability measured using significant unobservable inputs (Level 3):

(in millions)
Balance – January 1, 2020	$—
Initial classification of derivative liability	214,188
Balance – June 30, 2020	$214,188

11. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On July 9, 2020, the Company’s stockholders approved to further extend the period of time for which the Company is required to consummate a Business Combination (the “Fifth Extension Amendment”) from July 9, 2020 to November 9, 2020 or such earlier date as determined by the Board (the “Combination Period”). The number of shares of common stock presented for redemption in connection with the Fifth Extension Amendment was 106,186. The Company paid cash in the aggregate amount of $1,160,695, or approximately $10.93 per share, to redeeming stockholders. As a result of the payment on the shares of common stock presented for redemption in connection with the Fifth Extension Amendment, cash and marketable securities held in the Trust Account decreased to $10,279,476 at July 9, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
180 Life Sciences Corp.
(formerly known as CannBioRx Life Sciences Corp.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 180 Life Sciences Corp. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficiency) and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.
New York, NY
August 28, 2020

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)

	December 31,
	2019	2018
Assets
Current Assets:
Cash	$83,397	$567,220
Subscription receivable	—	120,929
Due from related parties	73,248	49,277
Notes receivable, net (see Note 6)	—	—
Prepaid expenses and other current assets	591,648	254,534
Prepaid expenses and other current assets – related parties	—	24,014
Total Current Assets	748,293	1,015,974
Deposits – related parties	—	17,590
Property and equipment, net	54,307	22,119
Intangible assets, net	2,121,834	403,532
In-process research and development	12,536,950	—
Goodwill	36,423,084	—
Total Assets	$51,884,468	$1,459,215

Liabilities and Stockholders’ Equity (Deficiency)
Current Liabilities:
Accounts payable	$4,103,566	$212,654
Accounts payable – related parties	123,035	32,555
Accrued expenses	1,691,466	251,231
Accrued expenses – related parties	177,074	—
Due to related parties	17,341	—
Loans payable	116,250	—
Loans payable – related parties	220,525	—
Convertible notes payable	2,736,946	—
Convertible notes payable – related parties	454,604	—
Accrued issuable equity	—	640,116
Accrued issuable equity – related parties	—	7,548,870
Investor deposits	—	450,734
Total Current Liabilities	9,640,807	9,136,160

Deferred tax liability	3,672,759	—
Total Liabilities	13,313,566	9,136,160
Commitments and contingencies (see Note 12)

Stockholders’ Equity (Deficiency):
Preferred stock, $0.0001 par value; 2 shares authorized; 2 shares and 0 shares issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Common stock, $0.0001 par value; 150,000 shares authorized; 82,204 shares and 10,510 shares issued and outstanding at December 31, 2019 and 2018, respectively	8	1
Additional-paid in capital	75,891,671	4,089,040
Accumulated other comprehensive income	152,803	313,548
Accumulated deficit	(37,473,580)	(12,079,534)
Total Stockholders’ Equity (Deficiency)	38,570,902	(7,676,945)
Total Liabilities and Stockholders’ Equity (Deficiency)	$51,884,468	$1,459,215

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars)

	For The Year Ended December 31, 2019	For The Period From March 7, 2018 (Inception) Through December 31, 2018
Operating Expenses (Income):
Research and development	$1,887,402	$895,236
General and administrative	5,701,705	2,515,576
General and administrative – related parties	340,765	3,875,726
Modification of stock award – related parties	12,959,360	—
Rental income – related parties	(25,946)	—
Total Operating Expenses, Net	20,863,286	7,286,538
Loss From Operations	(20,863,286)	(7,286,538)

Other Income (Expense):
Gain on sale of property and equipment	1,714	—
Other income – related parties	552,329	—
Interest income	3,727	10,196
Interest expense	(162,066)	—
Interest expense – related parties	(23,074)	—
Loss on extinguishment of convertible note payable	(703,188)	—
Change in fair value of accrued issuable equity	(327,879)	—
Change in fair value of accrued issuable equity – related parties	(3,881,819)	(4,803,192)
Total Other Expense, Net	(4,540,256)	(4,792,996)
Loss Before Income Taxes	(25,403,542)	(12,079,534)
Income tax benefit	9,496	—
Net Loss	(25,394,046)	(12,079,534)

Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(160,745)	313,548
Total Comprehensive Loss	$(25,554,791)	$(11,765,986)

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
(Expressed in US Dollars)

	For The Year Ended December 31, 2019
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	10,510	$1	$4,089,040	$313,548	$(12,079,534)	$(7,676,946)
Issuances of common stock for:
Cash and services(1)	—	—	2,589	—	1,463,802	—	—	1,463,802
Satisfaction of accrued issuable equity and investor deposits	—	—	18,297	2	12,992,468	—	—	12,992,470
Modification of stock award – related party	—	—	—	—	12,959,360	—	—	12,959,360
Beneficial conversion feature on convertible debt issued	—	—	—	—	250,839	—	—	250,839
Shares issued in connection with reorganization	2	—	50,808	5	45,866,494	—	—	45,866,499
Effect of reverse acquisition	—	—	—	—	(1,730,332)	—	—	(1,730,332)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(25,394,046)	(25,394,046)
Other comprehensive loss	—	—	—	—	—	(160,745)	—	(160,745)
Balance – December 31, 2019	2	$—	82,204	$8	$75,891,671	$152,803	$(37,473,580)	$38,570,901

____________

(1)      Includes $1,130,656 of cash consideration

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) — Continued
(Expressed in US Dollars)

	For The Period From March 7, 2018 (Inception) Through December 31, 2018
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount
Balance – March 7, 2018 (Inception)	—	$—	—	$—	$—	$—	$—	$—
Issuances of common stock for:
Cash and services(2)	—	—	8,764	1	3,581,701	—	—	3,581,702
Intangible assets	—	—	662	—	386,410	—	—	386,410
Subscription receivable(3)	—	—	1,084	—	120,929	—	—	120,929
Comprehensive loss:
Net loss	—	—	—	—	—	—	(12,079,534)	(12,079,534)
Other comprehensive income	—	—	—	—	—	313,548	—	313,548
Balance – December 31, 2018	—	$—	10,510	$1	$4,089,040	$313,548	$(12,079,534)	$(7,676,945)

____________

(2)      Includes $3,503,652 of cash consideration for 8,633 shares of common stock.

(3)      Cash consideration of $120,929 was received in July 2019.

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)

	For The Year Ended December 31, 2019	For The Period From March 7, 2018 (Inception) Through December 31, 2018
Cash Flows From Operating Activities
Net loss	$(25,394,046)	$(12,079,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72,244	19,231
Capitalized interest on the convertible notes	105,641	—
Capitalized interest on the convertible notes – related parties	9,604	—
Bad debt expense	649,825	—
Stock-based compensation	340,411	3,832,902
Modification of stock award – related party	12,959,360	—
Gain on sale of property and equipment	(1,714)	—
Loss on extinguishment of convertible note payable	703,188	—
Deferred tax liability	(9,496)	—
Change in fair value of accrued issuable equity	327,879	—
Change in fair value of accrued issuable equity – related parties	3,881,819	4,803,192
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	405,415	(265,540)
Prepaid expenses and other current assets – related parties	22,507	(25,101)
Due from related parties	(22,570)	(51,506)
Deposits	91,813	—
Deposits – related parties	18,090	(18,386)
Accounts payable	2,850,320	222,162
Accounts payable – related parties	45,325	34,028
Accrued expenses	196,807	262,598
Accrued expenses – related parties	58,202	—
Due to related parties	(100,759)	—
Deferred income – related parties	(528,519)	—
Total adjustments	22,075,392	8,813,580
Net Cash Used In Operating Activities	(3,318,654)	(3,265,954)

Cash Flows From Investing Activities
Purchases of property and equipment	—	(25,689)
Acquisition of intangible assets	(144,402)	(50,000)
Issuance of notes receivable	(649,825)	—
Cash acquired in Reorganization	86,078	—
Net Cash Used In Investing Activities	$(708,149)	$(75,689)

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
(FORMERLY CANNBIORX LIFE SCIENCES CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued
(Expressed in US Dollars)

	For The Year Ended December 31, 2019	For The Period From March 7, 2018 (Inception) Through December 31, 2018
Cash Flows From Financing Activities
Proceeds from sale of common stock	$1,132,676	$3,503,652
Deposits for sales of common stock	—	471,127
Proceeds from subscription receivable	124,369	—
Proceeds from loans payable	116,250	—
Proceeds from loans payable – related parties	219,053	—
Proceeds from convertible notes payable	2,175,000	—
Proceeds from convertible notes payable – related parties	175,000	—
Cash Provided By Financing Activities	3,942,348	3,974,779

Effect of Exchange Rate Changes on Cash	(399,368)	(65,916)

Net (Decrease) Increase In Cash	(483,823)	567,220
Cash – Beginning of Period	567,220	—
Cash – End of Period	$83,397	$567,220

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$—	$—

Non-cash Investing and Financing Activities:
Issuance of common stock in satisfaction of accrued issuable equity	$12,631,663	$—
Issuance of common stock in satisfaction of investor deposits	$463,557	$—
Receivable from related party in connection with sale of property and equipment	$8,902	$—
Recognition of beneficial conversion feature as loss on extinguishment of convertible note payable	$250,839	$—
Redemption premium and restructuring fee recognized as an increase in convertible note principal	$452,349	$—
Common stock issued for the purchase of intangible assets	$—	$386,410
Subscription receivable	$—	$120,929

The accompanying notes are an integral part of these consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

180 Life Sciences Corp. (“180”, f/k/a CannBioRx Life Sciences Corp.) was incorporated in the State of Delaware on January 28, 2019 (180 collectively with its subsidiaries are hereafter referred to as the “Company”). 180 is located in the United States (“U.S.”), and is a medical pharmaceutical company focused upon unmet medical needs in the areas of chronic pain, inflammation, inflammatory diseases, and fibrosis by employing innovative research and, where appropriate, combination therapies, through its three wholly owned subsidiaries, Katexco Pharmaceuticals Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), and 180 Therapeutics L.P. (“180 LP”). Katexco, CBR Pharma and 180 LP are together, the “180 Subsidiaries.” Additionally, 180’s wholly owned subsidiaries Katexco Callco, ULC, Katexco Purchaseco, ULC, CannBioRex Callco, ULC, and CannBioRex Purchaseco, ULC were formed in the Canadian Province of British Columbia on May 31, 2019 to facilitate the acquisition of Katexco, CBR Pharma and 180 LP, as described below.

Katexco is a medical pharmaceutical company researching and developing orally available therapies harnessing endocannabinoid and nicotine receptors to treat inflammatory diseases. CBR Pharma is a pharmaceutical research company specializing in the clinical development of synthetic pharmaceutical grade cannabinoid compounds for the treatment of rheumatoid arthritis and related arthritic diseases. 180 LP is a clinical stage biopharmaceutical company focused on the discovery and development of biologic therapies for the treatment of fibrosis.

On July 16, 2019, 180, Katexco, CBR Pharma and 180 LP consummated a reorganization wherein 180 acquired 100% of the outstanding shares of Katexco, CBR Pharma, and 180 LP (the “Reorganization”). The Reorganization was accounted for as a reverse acquisition, and Katexco is deemed to be the accounting acquirer, while 180, CBR Pharma and 180 LP are deemed to be the “Accounting Acquirees”. Consequently, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements prior to the Reorganization are those of Katexco. Katexco was incorporated on March 7, 2018 under the provisions of the British Corporation Act of British Columbia. The preferred stock, common stock, additional paid in capital and earnings per share amounts in these consolidated financial statements for the period prior to the Reorganization have been restated to reflect the recapitalization based on the shares issued to the Katexco shareholders. References herein to the “Company” are to Katexco for the period prior to the Reorganization and are to 180 (as combined with the 180 Subsidiaries) after the Reorganization.

On July 25, 2019, the Company entered into an agreement (the “Business Combination Agreement”) with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”) and KBL Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of KBL after the closing (the “Business Combination”). The Merger Sub will purchase 100% of the outstanding equity and equity equivalents of the Company as of the date of closing in exchange for 17.5 million shares of KBL common stock, reduced by the number of shares equal to the amount of any liabilities of the Company in excess of $5 million at the closing divided by $10. Pursuant to the Business Combination Agreement, the consummation of the Business Combination is conditioned upon (i) stockholder and any necessary regulatory approvals, (ii) the effectiveness of a registration statement; and (iii) KBL having at least $5,000,001 of net tangible assets. The Business Combination is deemed to be a capital transaction of 180 (the legal acquiree) for accounting purposes and is equivalent to the issuance of shares by 180 for the net monetary assets of KBL, accompanied by a recapitalization. See Note 16 — Subsequent Events — Business Combination Update.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not generated any revenues and has incurred a significant loss since Inception. During the year ended December 31, 2019, the Company incurred a net loss of $25,394,046 and used $3,318,654 of cash in operations. As of December 31, 2019, the Company has an accumulated deficit of $37,473,580 and a working capital deficit of $8,892,514. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly, and consequently will require significant revenues to become profitable. Even if the Company does become profitable,

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS (cont.)

it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurance that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed. The Company plans to undertake additional laboratory studies with respect to the intellectual property, and there can be no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

These consolidated financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company’s ability to continue its operations is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations, including closing on the Business Combination with KBL. Financing options available to the Company include equity financings and loans and if the Company is unable to obtain such additional financing timely, the Company may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that the consolidated financial statements are issued. Realization of the Company’s assets may be substantially different from the carrying amounts presented in these consolidated financial statements and the accompanying consolidated financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries.

Principles of Consolidation

The consolidated financial statements include the historical accounts of Katexco as accounting acquirer (see Note 4 — Reorganization and Recapitalization) and, effective with the closing of the Reorganization, the accounting acquirees. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, the fair value of equity shares, the valuation of intangible assets in acquisition accounting, the useful lives of long-lived assets and the recovery of notes receivable and other assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

Accounting for Business Combinations

As required by U.S. GAAP, the Company records acquisitions under the acquisition method of accounting, under which the assets acquired and liabilities assumed are initially recorded at their respective fair values and any excess purchase price over the estimated fair value of net assets acquired is reflected as goodwill. The Company

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

uses estimates and, in some instances, independent third-party valuation firms to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration, if any. Such estimates and valuations require significant assumptions, including projections of future events and operating performance. The estimated fair values are subject to change during the measurement period, which is limited to one year subsequent to the acquisition date.

Foreign Currency Translation

The Company’s reporting currency is the United States dollar. The functional currency of certain subsidiaries is the Canadian Dollar (“CAD”) or British Pound (“GBP”). Assets and liabilities are translated based on the exchange rates at the balance sheet date (0.7689 and 0.7329 for the CAD, 1.3262 and 1.2741 for the GBP as of December 31, 2019 and 2018, respectively), while expense accounts are translated at the weighted average exchange rate for the period (0.7568 and 0.7660 for the CAD and 1.2613 and 1.2994 for the GBP for the year ended December 31, 2019 and the period from March 7, 2018 through December 31, 2018, respectively). Equity accounts are translated at historical exchange rates. The resulting translation adjustments are recognized in stockholders’ equity (deficiency) as a component of accumulated other comprehensive income.

Comprehensive income (loss) is defined as the change in equity of an entity from all sources other than investments by owners or distributions to owners and includes foreign currency translation adjustments as described above. During the year ended December 31, 2019 and for the period from March 8, 2018 (Inception) through December 31, 2018, the Company recorded other comprehensive gain/(loss) of ($160,745) and $313,548, respectively, as a result of foreign currency translation adjustments.

Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in results of operations. The Company recorded $7,652 and ($5,618) of foreign currency transaction gains/(losses) for the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, respectively. Such amounts have been classified within general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents in the financial statements. The Company had no cash equivalents at December 31, 2019 or 2018. As of December 31, 2019, the Company had bank accounts in the United States, Canada and the United Kingdom. The Company’s cash deposits in United States, Canadian and English financial institutions may at times may be in excess of the Federal Deposit Insurance Corporation (“FDIC”), the Canadian Deposit Insurance Corporation (“CDIC”) or the Financial Services Compensation Scheme (“FSCS”) insurance limits, respectively. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. As of December 31, 2019 and 2018, the Company had uninsured balances of CAD $0 and CAD $660,945 ($484,407), respectively, with the CDIC.

Property and Equipment

Property and equipment consists primarily of furniture, fixtures and equipment, and leasehold improvements and is stated at cost less accumulated depreciation. Furniture, fixtures and equipment are depreciated on a straight-line basis over the useful life of the related asset (5 years). Leasehold improvements are amortized on a straight-line basis over the shorter of the original term of the lease, plus reasonably expected renewal terms, or the estimated useful life of the improvement.

Intangible Assets and In-Process Research and Development (“IPR&D”)

Intangible assets consist of licensed patents held by Katexco as well as technology licenses acquired in connection with the Reorganization. Licensed patents are amortized over the remaining life of the patent. Technology

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

licenses acquired for the development and commercialization of certain licenses and knowledge are amortized on a straight-line basis over the estimated useful lives of the underlying patents. It will be necessary to monitor and possibly adjust the useful lives of the licensed patents and technology licenses depending on the results of the Company’s research and development activities.

IPR&D assets represent the fair value assigned to technologies that were acquired on July 16, 2019 in connection with the Reorganization, which have not reached technological feasibility and have no alternative future use. IPR&D assets are considered to be indefinite-lived until the completion or abandonment of the associated research and development projects. During the period that the IPR&D assets are considered indefinite-lived, they are tested for impairment on an annual basis, or more frequently if the Company becomes aware of any events occurring or changes in circumstances that indicate that the fair value of the IPR&D assets are less than their carrying amounts. If and when development is complete, which generally occurs upon regulatory approval, and the Company is able to commercialize products associated with the IPR&D assets, these assets are then deemed definite-lived and are amortized based on their estimated useful lives at that point in time. If development is terminated or abandoned, the Company may record a full or partial impairment charge related to the IPR&D assets, calculated as the excess of the carrying value of the IPR&D assets over their estimated fair value.

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. An impairment exists when the carrying value of the long-lived asset is not recoverable and exceeds its estimated fair value. No impairment charges were recorded during the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, respectively.

Impairment of Goodwill

When testing goodwill for impairment, the Company assesses qualitative factors for our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If impairment is more likely than not, the Company will perform a quantitative test of impairment. At December 31, 2019, the Company performed a qualitative assessment to identify and evaluate events and circumstances to conclude whether it is more likely than not that the fair value of the Company’s reporting units is less than their carrying amounts. Based on the Company’s qualitative assessments, the Company concluded that a positive assertion can be made that it is more likely than not that the fair value of the reporting units exceeded their carrying values and no impairment of goodwill was identified at December 31, 2019.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts of the Company’s financial instruments, consisting primarily of notes receivable, loans payable and convertible notes payable, approximate their fair values as presented in these consolidated financial statements due to the short-term nature of those instruments.

Convertible Notes

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with ASC Topic 815 of the Financial Accounting Standards Board (“FASB”). The accounting treatment of derivative financial instruments requires that the Company record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded conversion options and any related freestanding instruments are recorded as a discount to the host instrument.

If the instrument is determined to not be a derivative liability, the Company then evaluates for the existence of a beneficial conversion feature (“BCF”) by comparing the commitment date fair value to the effective conversion price of the instrument. The Company records a BCF as debt discount which is amortized to interest expense over the life of the respective note using the effective interest method. BCFs that are contingent upon the occurrence of a future event are recognized when the contingency is resolved.

Research and Development

Research and development expenses are charged to operations as incurred. During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, the Company incurred $1,887,402 and $895,236, respectively, of research and development expenses.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date and is estimated by management based on observations of the recent cash sales prices of common stock. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Upon the exercise of an option or warrant, the Company issues new shares of common stock out of its authorized shares.

Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740 “Income Taxes” (“ASC 740”).

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations and comprehensive loss.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent Events

The Company has evaluated events that have occurred after the balance sheet date but before these financial statements were issued. Based upon that evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 16, Subsequent Events.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021 . The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating these ASUs and their impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2018-13 to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in fiscal years after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is currently assessing the impact that this pronouncement will have on its consolidated financial statements.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash (a consensus of the FASB Emerging Issue Task Force) (“ASU 2016-18”). This new standard addresses the diversity that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The Company adopted this guidance on January 1, 2019 with no impact to its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815)” (“ASU 2017-11”). Among other things, ASU 2017-11 provides guidance that eliminates the requirement to consider “down round” features when determining whether certain financial instruments or embedded features are indexed to an entity’s stock and need to be classified as liabilities. ASU 2017-11 provides for entities to recognize the effect of a down round feature only when it is triggered. The guidance is effective for annual periods beginning after December 15, 2019, with early adoption permitted. The Company early adopted ASU 2017-11 on July 1, 2019 and the adoption had no immediate impact on the Company’s consolidated financial statements.

In January 2019, the Company adopted ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard makes changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The adoption of ASU 2016-15 did not have an impact on the Company’s consolidated financial statements.

NOTE 4 — REORGANIZATION AND RECAPITALIZATION

On July 16, 2019, in connection with the Reorganization, the Company issued an aggregate of 50,808 shares of common stock, and 2 shares of preferred stock which are convertible into an aggregate of 17,763 shares of common stock at the option of the holders, to the former shareholders of CBR Pharma and 180 LP, in exchange for 100% of the outstanding equity and equity equivalents of CBR Pharma and 180 LP. Of the 50,808 shares of common stock issued in connection with the Reorganization, 16,000 shares issued to a consultant were subject to redemption by 180 (the “Contingently Redeemable Shares”) for an aggregate redemption price of $4.00 if (i) the closing of the Business Combination did not occur on or prior to October 31, 2019; or (iii) the consultant terminated its service with 180 prior to October 31, 2019. On November 11, 2019, the Company agreed to waive its right of redemption in connection with the Contingently Redeemable Shares. See Note 13, Stockholders’ Equity (Deficiency), Contingently Redeemable Shares.

The Reorganization as described in Note 1, Business Organization and Nature of Operations was accounted for as a reverse acquisition using the acquisition method of accounting, with Katexco being the accounting acquirer for financial reporting purposes.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 4 — REORGANIZATION AND RECAPITALIZATION (cont.)

The following table summarizes the purchase price consideration paid to the accounting acquirees:

	CBR Pharma	180 LP	Total
Debt assumed	$—	$270,000	$270,000
Shares at fair value(a)	24,927,275	20,939,224	45,866,499
Total consideration	$24,927,275	$21,209,224	$46,136,499

____________

(a)      Represents the fair value of 28,571 and 24,000 shares of common stock and common stock equivalents issued to the former shareholders of CBR Pharma and 180 LP, respectively. The value of the Contingently Redeemable Shares was not accounted for since, as of the date of the Reorganization it was not probable that the conditions for which the redemption provision could be removed would be met.

The following table represents the preliminary allocation of the assets acquired and liabilities assumed, based on their fair values on the acquisition date:

	CBR Pharma	180 LP	Total
Cash	$47,268	$38,810	$86,078
Prepaid expenses(1)	126,606	595,849	722,455
Other receivables	—	420,000	420,000
Deposits	86,192	—	86,192
Property and equipment	47,958	—	47,958
Technology licenses(2)	1,609,000	—	1,609,000
In process research and development(2)	1,584,000	10,943,000	12,527,000
Due from (to) related parties	783,593	(555,100)	228,493
Accounts payable and accrued expenses	(1,528,894)	(134,081)	(1,662,976)
Deferred income, related party(3)	(36,537)	(492,329)	(528,866)
Deferred tax liabilities	(832,000)	(2,845,180)	(3,677,180)
Net fair value of assets acquired and liabilities assumed	1,887,185	7,970,969	9,858,154
Goodwill (2)	23,040,089	13,238,255	36,278,344
Total	$24,927,275	$21,209,224	$46,136,498

____________

(1)      Includes $588,349 related to prepaid research and development expenses with Oxford University. See Note 12 — Commitments and Contingencies.

(2)      Changes in the balance of technology licenses, in process research and development and goodwill reflected on the balance sheet are the result of the impact of the change in foreign currency exchange rates.

(3)      Represents deferred income associated with the Reformation Pharmaceuticals Agreement. See Note 12 — Commitments and Contingencies.

Management, with the assistance of an independent valuation firm, valued the technology licenses and the in-process research and development utilizing the cost approach. The goodwill is attributed to (a) synergies arising from the overlap of clinical research among the entities; (b) the benefit of future market, drug and product development; and (c) the benefit of revenue growth from both areas. The deferred tax liability relates to the book-tax basis difference associated with the intangible assets at an estimated tax rate of 26%, which is an estimate of the blended United States and Canadian federal and state/province effective income tax rates.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 4 — REORGANIZATION AND RECAPITALIZATION (cont.)

Pro Forma Results

The following table sets forth the unaudited pro forma results of the Company as if the Reorganization were effective on January 1, 2018. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined.

	Years Ended December 31,
	2019	2018
Revenues	$—	$—
Operating loss	$(25,300,321)	$(12,067,255)
Net loss	$(29,437,823)	$(16,901,970)

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses consist of the following as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Research and expense tax credit receivable	$211,740	$—
Research and development expenses	186,391	—
Professional fees	115,166	146,504
Value-added tax receivable	43,352	44,753
License maintenance fee	32,558	—
Travel expenses	479	45,598
Short-term advances	—	10,000
Insurance	—	7,401
Other	1,962	278
	$591,648	$254,534

As of December 31, 2019 and 2018, prepaid expenses — related parties was $0 and $24,014, respectively. As of December 31, 2018, prepaid expenses — related parties consisted of professional fees, advances and rent of $17,342, $3,132 and $3,540, respectively. See Note 15 — Related Parties for details.

NOTE 6 — NOTES RECEIVABLE, NET

The Company had the following notes receivable from KBL as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Notes receivable from KBL dated April 10, 2019	$1,050,000	$—
Notes receivable from KBL dated August 21, 2019	250,000	—
Notes receivable from KBL dated August 28, 2019	184,895	—
Notes receivable from KBL dated September 18, 2019	107,975	—
Notes receivable from KBL dated October 31, 2019	106,955	—
Subtotal	1,699,825	—
Provision for uncollectible notes receivable	(1,699,825)	—
	$—	$—

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6 — NOTES RECEIVABLE, NET (cont.)

On April 10, 2019, the Company loaned $1,050,000 to KBL to fund its operating expenses, deal transaction expenses, and any financing expenses for the Business Combination. During August, September, and October 2019, the Company loaned an aggregate of $649,825 to KBL. The notes do not accrue interest and mature upon the closing of the Business Combination or the liquidation of KBL, whichever comes first.

The notes receivable from KBL are fully reserved because recoverability cannot be assured in the event the Business Combination does not close. The Company recorded bad debt expense of $649,825 during the year ended December 31, 2019, related to the notes receivable from KBL, which is included in general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2019 and 2018:

	Remaining Amortization Period In Years at December 31, 2019	As of December 31, 2019			As of December 31, 2018
		Gross Asset Value	Accumulated Amortization	Net Carrying Value	Gross Asset Value	Accumulated Amortization	Net Carrying Value
Licensed patents	15.1	$583,145	$(43,314)	$539,831	$419,473	$(15,941)	$403,532
Technology license	19.5	1,619,107	(37,104)	1,582,003	—	—	—
		$2,202,252	$(80,418)	$2,121,834	$419,473	$(15,941)	$403,532

Changes in the gross asset value of licensed patents and technology licenses from the dates acquired are the result of changes in the foreign currency exchange rate.

The Company recorded amortization expense of $62,589 and $16,662 during the year ended December 31, 2019 and the period from March 7, 2018 (Inception) through December 31, 2018, respectively, related to intangible assets which is included in general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss.

Future amortization related to intangible assets is as follows:

For the Years Ending December 31,
2020	$113,770
2021	114,667
2022	114,667
2023	114,667
2024	114,667
Thereafter	1,549,396
$2,121,834

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8 — ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Consulting fees	$613,115	$24,765
Employee and director compensation	395,248	219,870
Professional fees	459,084	—
Research and development fees	120,631	—
Patent costs	84,814	—
Interest	15,571	—
Other	3,003	—
Travel expenses	—	6,596
	$1,691,466	$251,231

As of December 31, 2019 and 2018, accrued expenses — related parties was $177,074 and $0, respectively. As of December 31, 2019, accrued expenses — related parties consisted of accrued interest on the loans and convertible notes payable, accounting fees and professional fees of $78,610, $68,000 and $30,464, respectively. See Note 15 — Related Parties for details.

NOTE 9 — ACCRUED ISSUABLE EQUITY AND INVESTOR DEPOSITS

Accrued Issuable Equity

A Level 3 reconciliation of accrued issuable equity is as follows:

	Accrued Issuable Equity	Accrued Issuable Equity - Related Parties	Total
Balance – March 7, 2018 (Inception)	$—	$—	$—
Accrued issuable equity	662,134	3,051,739	3,713,873
Change in fair value of accrued issuable equity	—	4,803,192	4,803,192
Effect of FX translation	(22,018)	(306,061)	(328,078)
Balance – December 31, 2018	640,116	7,548,870	8,188,986
Change in fair value of accrued issuable equity	327,879	3,881,819	4,209,698
Shares issued in satisfaction of accrued issuable equity	(979,365)	(11,553,510)	(12,532,875)
Effect of FX translation	11,370	122,821	134,191
Balance – December 31, 2019	$—	$—	$—

During the period from March 7, 2018 through December 31, 2018, the Company agreed to issue 1,146 shares of common stock initially valued at $662,134 in exchange for services rendered (the “Service Shares”). The Service Shares had not been issued as of December 31, 2018 and the fair value of the unissued shares as of December 31, 2018 was $640,116. The Service Shares were issued in June 2019. The aggregate fair value of the Service Shares at the date of issuance was $979,365. The Company recorded $327,879 of change in fair value of accrued issuable equity in the accompanying consolidated statements of operations and comprehensive loss related to the increase in the fair value of the Service Shares from December 31, 2018 through the date that the shares were issued. The U.S. dollar carrying value of accrued issuable equity also changed during the period as a result of translation adjustments resulting from exchange rate fluctuations.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 9 — ACCRUED ISSUABLE EQUITY AND INVESTOR DEPOSITS (cont.)

During the period from March 7, 2018 through December 31, 2018, the Company entered into subscription agreements with certain management and officers of the Company for the issuance of 13,534 shares of common stock initially valued at $2,953,587 (the “Related Party Shares”) for services rendered. The fair value of the subscribed but unissued Related Party Shares was $7,548,870 at December 31, 2018 and is reflected in accrued issuable equity — related parties on the accompanying consolidated balance sheet at December 31, 2018. The Company issued the Related Party Shares during June 2019. The aggregate fair value of the Related Party Shares at the date of issuance was $11,553,510. The increase of $3,881,819 in the fair value of the Related Party Shares from December 31, 2018 through the date of issuance is recorded as change in fair value of accrued issuable equity in the accompanying consolidated statements of operations and comprehensive loss. The U.S. dollar carrying value of accrued issuable equity also decreased during the period as a result of translation adjustments resulting from exchange rate fluctuations.

Investor Deposits

During the period from March 7, 2018 through December 31, 2018, the Company entered into subscription agreements with certain investors for the issuance of 3,619 shares of common stock (the “Investor Shares”) for cash consideration of $450,734. The cash was received by the Company and the shares had not been issued as of December 31, 2018 and, accordingly, the Company recorded investor deposits of $450,734 as a liability on the accompanying consolidated balance sheet. The Company issued the Investor Shares during the period from January 2019 to June 2019.

NOTE 10 — LOANS PAYABLE

The Company had the following loans payable as of December 31, 2019 and 2018:

	Simple Interest Rate	As of December 31,
		2019	2018
Loan payable issued September 18, 2019	8%	$50,000	$—
Loan payable issued October 29, 2019	8%	66,250	—
		$116,250	$—

Loans payable to related parties consist of loans payable to certain of the Company’s officers, directors and a greater than 10% investor. The Company had the following loans payable to related parties as of December 31, 2019 and 2018:

	Simple Interest Rate	As of December 31,
		2019	2018
Loan payable issued September 18, 2019	8%	$50,000	$—
Loan payable issued October 8, 2019	0%	4,000	—
Loan payable issued October 20, 2019	8%	79,572	—
Loan payable issued October 28, 2019	8%	6,887	—
Loan payable issued October 29, 2019	8%	40,000	—
Loan payable issued October 29, 2019	8%	10,000	—
Loan payable issued November 27, 2019	8%	19,933	—
Loan payable issued December 11, 2019	8%	10,133	—
		$220,525	$—

The loan payable issued on October 20, 2019 is denominated in GBP (£60,000) and is translated to USD using the exchange rate (1.3262) in effect at the balance sheet date (see Note 3 — Summary of Significant Accounting Policies, Foreign Currency Translation).

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 10 — LOANS PAYABLE (cont.)

The loan agreements originally matured 60 days after the date of each agreement, but the loans were later amended to mature upon the earlier of (a) the consummation of the Business Combination; or (b) June 30, 2020. On July 1, 2020, the Company amended the terms of the loans to extend the maturity terms to the earlier of (a) the closing of a Qualified Financing, as defined; or (b) November 1, 2020. During the year ended December 31, 2019, the Company recognized interest expense and interest expense — related parties associated with the loans payable of $2,055 and $3,086. respectively. As of December 31, 2019, the Company had accrued interest and accrued interest — related parties associated with the loans payable of $2,055 and $3,086, respectively. See Note 15, Related Parties for additional details.

In the event of default, the lender may, by written notice to the Company, declare all indebtedness of the Company to the lender hereunder to be immediately due and payable, and enforce all rights and remedies available to the Lender under the law.

NOTE 11 — CONVERTIBLE NOTES PAYABLE

The following table details the convertible notes payable at December 31, 2019. The balance of convertible notes payable at December 31, 2018 is $0.

	Effective Date	Date Amended (if applicable)	Maturity Date (as amended, if applicable)		Original Note Principal	Unpaid Interest Capitalized to Principal	Amendment to Senior Note	Total Principal Balance
Senior Notes	7/25/2019	NA	11/15/2019	[1]	$1,025,000	$56,251	$—	$1,081,251
Amended Senior Note	7/25/2019	12/11/2019	2/28/2020	[1]	900,000	49,390	456,305	1,405,695
Bridge Note	12/27/2019	NA	6/30/2020		250,000	—	—	250,000
					$2,175,000	$105,641	$456,305	$2,736,946

____________

[1]      See Note 16 — Subsequent Events for details regarding the amendment and extension of the Senior Notes and Amended Senior Note.

The following table details the convertible notes payable — related parties at December 31, 2019. The balance of convertible notes payable — related parties at December 31, 2018 is $0.

	Effective Date	Maturity Date		Original Note Principal	Unpaid Interest Capitalized to Principal	Total Principal Balance
Senior Notes	7/25/2019	11/15/2019	[1]	$175,000	$9,604	$184,604
180 LP convertible note	9/24/2013	9/25/2015		160,000	—	160,000
181 LP convertible note	6/16/2014	6/16/2017		10,000	—	10,000
182 LP convertible note	7/8/2014	7/8/2017		100,000	—	100,000
				$445,000	$9,604	$454,604

____________

[1]      See Note 16 — Subsequent Events for details regarding the amendment and extension of the Senior Notes and Amended Senior Note.

Senior Notes

On July 25, 2019, the Company issued Senior Secured Notes (the “Senior Notes”) totaling $1,200,000 of which an aggregate of $175,000 was issued to the Chief Executive Officer and a director of the Company.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 11 — CONVERTIBLE NOTES PAYABLE (cont.)

The Senior Notes bear interest at a rate of 15% per annum and matured on November 15, 2019. Any accrued and unpaid interest portion is capitalized to principal on a monthly basis. Pursuant to the terms of the Senior Notes, the maturity date may be extended an additional 30 days at the option of the Company if the Securities and Exchange Commission’s review of the documents filed in connection with the Business Combination has taken more than 30 days. In the event of an event of default: a) the Company is required to notify the holders of these notes (the “Holders”) within one business day of any such occurrence; b) the interest rate increases to 18% per annum; and c) the Holder may require the Company to redeem any or all of the outstanding principal and interest together with a 25% premium.

The Senior Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries and are secured by: a) the Company’s equity interests in its subsidiaries; b) guarantees issued by those subsidiaries; and c) assets of those subsidiaries.

The Senior Notes, plus accrued and unpaid interest, and any outstanding late charges, automatically convert into common shares immediately prior to the occurrence of the Business Combination at the conversion price of $740.37 per share. If the Company issues any shares of its common stock or securities that are effectively common stock equivalents prior to the Business Combination at a price of less than $740.37 per share, then the conversion price per share will be adjusted so that the Holders receive the same conversion price. The above represents a contingent beneficial conversion feature that will be accounted for when the contingency is resolved. As of December 31, 2019, the contingently adjustable, non-bifurcated beneficial conversion features associated with the Senior Notes were not resolved.

Amended Senior Note

On July 25, 2019, the Company issued a Senior Note in the amount of $900,000, with the same original terms as described in Senior Notes, above, which was amended on December 11, 2019 (the “Amended Senior Note”). Pursuant to the terms of the Amended Senior Note, the maturity date of the Amended Senior Note was extended to February 28, 2020. Further, each $100,000 of principal outstanding under the Amended Senior Notes is convertible at the option of the holder into 135,067 shares of common stock at any time following issuance until maturity. In connection with the amendment, the holder waived all events of default associated with the Senior Note and the aggregate principal amount of the notes was adjusted to $1,405,695. See Note 16 — Subsequent Events for details regarding the amendment and extension of the Amended Senior Note.

The Company accounted for the exchange of the Senior Note for the Amended Senior Note as a note extinguishment as a result of the debt instruments being substantially different with regard to the present value of the cash flows, and accordingly the Company recognized a loss on extinguishment of $703,188 in connection with the derecognition of the carrying amount of the extinguished Senior Note of $953,346 (consisting of $949,390 of principal and $3,956 of accrued interest) and the issuance of the Amended Senior Note in the principal amount of $1,405,695 (consisting of $949,390 of the outstanding principal of the Senior Note, $3,956 of accrued interest reclassified to principal, $200,000 of restructuring fees and $252,349 of redemption premiums), plus the immediately recognized beneficial conversion feature of $250,839 arising from the modified conversion terms of the Amended Senior Note.

Bridge Note

Effective December 27, 2019, the Company issued an investor a senior unsecured convertible promissory note in the principal amount of $250,000. The convertible note bears interest at a rate of 15% per annum, compounding monthly, and provides for a maturity date on the earlier of an effective registration statement, an event of default or June 30, 2020. The convertible note automatically converts into a portion of the 17.5 million shares of KBL common stock to be received upon the consummation of the Business Combination Agreement at a conversion price equal to the lesser of $6.00 per KBL share or 60% of the implied valuation at such time, as defined. The Company may elect to prepay the note at any time without penalty, however, the holder may elect to receive shares of common stock of the Company in lieu of prepayment at the holder’s discretion.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 11 — CONVERTIBLE NOTES PAYABLE (cont.)

The Company analyzed the embedded conversion option of the convertible note at issuance and determined the embedded conversion option contains a contingent beneficial conversion feature that will be accounted for when the contingency is resolved. As of December 31, 2019, the contingently adjustable, non-bifurcated beneficial conversion feature associated with the convertible note was not resolved.

180 LP Convertible Notes

In connection with the Reorganization, the Company assumed $270,000 of debt related to convertible notes payable (the “Notes”), of which $10,000 is owed to the Chief Executive Officer and $260,000 is owed to a founder and director of the Company.

Principal of $160,000 due under the Notes accrues interest at a rate of 5.0% per annum and principal of $110,000, accrues interest at 2.5% per annum. Interest is compounded annually. Effective upon the closing of the first issuance of convertible preferred units (or units with similar rights) with proceeds of at least $1,000,000 (the “Qualified Financing”), all of the outstanding principal and interest under these Notes will automatically be converted into other equity interests of the Company of the same class issued to other investors in the Qualified Financing, at a conversion price equal to 80% of the price per unit of the Qualified Financing securities paid by the other investors. The Notes contain contingent beneficial conversion features, which will be accounted for at the time the conversion price is known, and the contingency is resolved.

Interest on Convertible Notes

During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, the Company recorded interest expense of $123,112 and $0, respectively, related to convertible notes payable, and recorded interest expense — related parties of $17,827 and $0, respectively, related to convertible notes payable — related parties. During the year ended December 31, 2019, the Company capitalized an aggregate of $105,641 of accrued interest and $9,604 of accrued interest — related parties, respectively, to note principal.

As of December 31, 2019 and 2018, accrued interest expense related to convertible notes payable was $13,515 and $0, respectively, and accrued interest expense — related parties related to convertible notes payable — related parties was $75,524 and $0, which is included in accrued expenses and accrued expenses — related parties, respectively, on the accompanying consolidated balance sheets.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has no liabilities recorded for loss contingencies as of December 31, 2019 or 2018.

Yissum Research and License Agreement

On May 13, 2018, CBR Pharma entered into a worldwide research and license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum Agreement”) allowing CBR Pharma to utilize certain patent (the “Licensed Patents”). The Licensed Patents shall expire, if not earlier terminated pursuant to the provisions of the Yissum Agreement, on a country-by-country, product-by-product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in items (i) or (ii) above expire in a particular country prior to the period referred to in item (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

Royalties will be payable to Yissum if sales of any products which use, exploit or incorporate technology covered by the Licensed Patents (“Net Sales”) are US $500,000,000 or greater, calculated at 3% for the first annual $500,000,000 of Net Sales and at 5% of Net Sales thereafter.

Pursuant to the Yissum Agreement, if Yissum achieves the following milestones, CBR Pharma will be obligated to make the following payments:

i)       $75,000 for successful point of care in animals;

ii)      $75,000 for submission of the first investigational new drug testing;

iii)    $100,000 for commencement of one phase I/II trial;

iv)     $150,000 for commencement of one phase III trial;

v)      $100,000 for each product market authorization/clearance (maximum of $500,000); and

vi)     $250,000 for every $250,000,000 in accumulated sales of the product until $1,000,000,000 in sales is achieved.

In the event of an initial public offering (“IPO”), the Company will issue 1,428.5714 shares of the issued and outstanding shares of 180, on a fully diluted basis, to Yissum prior to the closing of the IPO. These shares will be subject to: (a) as to half of such shares, a lock-up period ending 12 months from the IPO listing date and as to the other half of such shares, a lock-up period ending 24 months from the IPO listing date, and (b) in any event, any resale restrictions (including lock-ups and hold periods).

CBR Pharma is also party to consulting agreements with Yissum, whereby Yissum has agreed to provide two of its employees as consultants to the Company for $100,000 per annum per person for a term of three years, commencing May 13, 2018.

During the year ended December 30, 2019, actual research and development expenses and accrued expenses relating to the Yissum Agreement were $19,350 and $121,894, respectively. Because CBR Pharma is an accounting acquiree in the Reorganization, the contract expense included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period.

Additional Yissum Agreement

On November 11, 2019 (the “Effective Date”), CBR Pharma entered into a new worldwide research and license agreement with Yissum (the “Additional Yissum Agreement”), allowing CBR Pharma to obtain a license and perform the research, development and commercialization of the licensed patents (the “Licensed Patents”) in the research of cannabinoid salts relating to arthritis and pain management. Within 60 days after the end of the first anniversary of the Effective Date, Yissum will present the Company with a detailed written report summarizing the results of their research.

The Licensed Patents shall expire, if not earlier terminated pursuant to the provisions of the Additional Yissum Agreement, on a country-by-country, product-by-product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in items (i) or (ii) above expire in a particular country prior to the period referred to in item (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

Pursuant to the terms of the Additional Yissum Agreement, CBR Pharma paid Yissum a non-refundable license fee of $70,000 and will pay an aggregate of $398,250 of research, development and consulting fees over the term of the Additional Yissum Agreement, as well as an annual license maintenance fee of $25,000, beginning on the first anniversary of the Effective Date.

The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones:

•        Submission of the first Investigational New Drug application: $75,000

•        Dosing of first patient in phase II trial: $100,000

•        Dosing of first patient in phase Ill trial: $150,000

•        Upon first market authorization/clearance: $150,000

•        Upon second market authorization/clearance: $75,000

•        For every $250,000,000.00 US in accumulated Net Sales of the Product until $1,000,000,000.00 US in sales: $250,000

Upon the commercialization of the license, the Company shall pay Yissum a royalty equal to 3% of the first aggregate $500,000,000 of annual net sales and 5% thereafter. During the year ended December 31, 2019, the Company recognized $100,134 and $0 of research and development expenses and accrued expenses, respectively, relating to the Additional Yissum Agreement. As of December 31, 2019, the Company recorded the purchase of the patents of $71,525 as an intangible asset to be amortized on a straight-line basis over the remaining lives of the patents. During December 2019, the Company prepaid the second year annual license fee of $25,544 which is reflected in prepaid expenses and other current assets on the accompanying consolidated balance sheet, and will be amortized over 12 months beginning November 2020.

Evotec Agreement

On June 7, 2018, Katexco entered into an agreement (the “Drug Discovery Services Agreement”) with Evotec International GmbH (“Evotec”), whereby the Company and Evotec have agreed to negotiate research programs to be conducted by Evotec for the Company. Pursuant to the Drug Discovery Services Agreement, Evotec has agreed to conduct specified research services (the “Project”). The Project is scheduled to be conducted over a 24-month period, over which the Company will fund a minimum of $4,937,500 and a maximum of $5,350,250, based on quarterly invoices. During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, the Company expensed $1,401,165 and $895,236, respectively, of research and development expenses in connection with the Drug Discovery Services agreement, and recorded interest expense of $36,899 and $0, respectively, on unpaid balances owed related to the Drug Discovery Services Agreement, which is included in accounts payable on the accompanying consolidated balance sheets.

Stanford Agreement

On May 8, 2018, Katexco entered into a six-month option agreement (the “Stanford Option”) with Stanford University (“Stanford”) under which Stanford granted the Company a six-month option to acquire an exclusive license for the Licensed Patents which are related to biological substances used to treat auto-immune diseases. In consideration for the Stanford Option, the Company paid Stanford $10,000 (the “Option Payment”), creditable against the first anniversary license maintenance fee payment and, accordingly, has been included as a prepaid amount as of December 31, 2019.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

Pursuant to the License Agreement, beginning upon the first anniversary of the Effective Date, and each anniversary thereafter, the Company will pay Stanford, in advance, a yearly license maintenance fee of $20,000, on each of the first and second anniversaries and $40,000 on each subsequent anniversary, which will be expensed on a straight-line basis annually.

Furthermore, the Company will be obligated to make the following milestone payments:

(i)     $100,000 upon initiation of Phase II trial,

(ii)    $500,000 upon the first U.S. Food and Drug Administration approval of a product (the “Licensed Product”) resulting from the Licensed Patents; and

(iii)   $250,000 upon each new Licensed Product thereafter.

The License Agreement is cancellable by the Company within 30 days’ notice. Royalties, calculated at 2.5% of 95% of net product sales, will be payable to Stanford. Also, the Company will reimburse Stanford for patent expenses as per the agreement. The Company paid Stanford $20,000 for the annual license maintenance fee that was recorded to prepaid expenses and is being straight-lined over 12 months, which had a balance of $1,698 as of December 31, 2019. During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, the Company recorded patent and license fees of $32,443 and $80,202, respectively, related to the Stanford Option, which is included in general and administrative expenses on the accompanying statements of operations and comprehensive loss.

Pursuant to the License Agreement, there are other considerations disclosed in the agreement, such as a purchase right of up to 10% participation in a Qualifying Offering, which refers to a private offering of the Company’s equity securities, and if there is a change of control in the Company, the Company will pay a change of control fee of $200,000 to Stanford.

Oxford University Agreements

On August 15, 2018, CBR Pharma entered into an agreement (the “Oxford University Agreement”) for a research project with the University of Oxford (“Oxford”), which expires on December 31, 2019, or any later date agreed upon by the parties in writing. The Oxford University Agreement provides that Oxford will undertake a research project (the “Project’) based around the clinical development of cannabinoid-based and non-cannabinoid-based drugs that are known to exhibit both anti-inflammatory and immunomodulatory properties. The aim of the Project is to develop and characterize chemical compounds that are synthesized at Yissum in order to create treatments for rheumatoid arthritis and other chronic inflammatory conditions, and to eventually obtain regulatory approval in order to initiate early-phase clinical trials in patients.

The Company has agreed to pay to Oxford the following, which is being recognized on a straight-line basis over the 12-month term of the Oxford Agreement:

(i)     £166,800 on signing of the agreement, (USD $214,210 paid on August 22, 2018)

(ii)    £166,800 six months after commencement of the Project, (USD $214,804 paid on January 29, 2019)

(iii)   £166,800 nine months after commencement of the Project and (USD $217,877 paid on May 5, 2019)

(iv)   £55,600 twelve months after commencement of the Project. (USD $73,737 accrued at December 31, 2019)

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

During the year ended December 31, 2019, the Company recorded research and development expenses and accrued expenses of $57,498 and $73,737, respectively. Because CBR Pharma is an accounting acquiree in the Reorganization, the contract expense included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period.

On May 30, 2019 (“Effective Date”), CBR Pharma entered into an amended research agreement with Oxford to amend the expiration date of the research project to December 31, 2019 or until any later date agreed by the parties in writing, or until this Oxford University Agreement is terminated in accordance with its provisions. On November 27, 2019, the Company entered into an amended agreement with Oxford to further extend the term of the research project to March 31, 2020 or any later date agreed upon by the parties in writing.

On November 1, 2013, 180 LP entered into a consulting services agreement with the Oxford, pursuant to which Oxford agreed to provide advice and expertise on an ad hoc basis in exchange for a fixed annual fee of $10,500, which is recorded in research and development in the accompanying consolidated statements of operations and comprehensive loss. The agreement, as amended, expires on October 31, 2020. During the year ended December 31, 2019, the Company recognized consulting services related to research and development of $4,716. Because 180 LP is an accounting acquiree in the Reorganization, the contract expense included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period.

On March 22, 2019, 180 LP entered into a one-year research agreement (the “Research Agreement”) with Oxford pursuant to which 180 LP agreed to pay Oxford approximately $900,000 to perform certain research and to obtain the exclusive option to negotiate a license to commercially exploit any arising intellectual property as a result of Oxford’s research. During the year ended December 31, 2019, the Company recognized research and development expenses and accrued expenses of $396,958 and $0, respectively, related to the Research Agreement. Because 180 LP is an accounting acquiree in the Reorganization, the contract expense included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period.

Kennedy License Agreement

On September 27, 2019, 180 LP entered into a license agreement (the “Kennedy License Agreement”) with the Kennedy Trust for Rheumatology Research (“Kennedy”) exclusively in the U.S., Japan, United Kingdom and countries of the European Union, for certain licensed patents (the ”Kennedy Licensed Patents”), including the right to grant sublicenses, and the right to research, develop, sell or manufacture any pharmaceutical product (i) whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement or (ii) containing an antibody that is a fragment of or derived from an antibody whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement, for all human uses, including the diagnosis, prophylaxis and treatment of diseases and conditions.

As consideration for the grant of the Kennedy Licensed Patents, 180 LP paid Kennedy an upfront fee of GBP £60,000, (USD $74,000) on November 22, 2019, which was recognized as an intangible asset for the purchase of the licensed patents and is being amortized over the remaining life of the patents. 180 LP will also pay Kennedy royalties equal to (i) 1% of the net sales for the first annual GBP £1 million (USD $1,261,300) of net sales, and (ii) 2% of the net sales after the net sales are at or in excess of GBP £1 million, as well as 25% of all sublicense revenue, provided that the amount of such percentage of sublicense revenue based on amounts which constitute royalties shall not be less than 1% on the first cumulative GBP £1 million of net sales of the products sold by such sublicenses or their affiliates, and 2% on that portion of the cumulative net sales of the products sold by such sublicenses or their affiliates in excess of GBP £1 million.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

The term of the royalties paid by the Company to Kennedy will expire on the later of (i) the last valid claim of a patent included in the Kennedy Licensed Patents which covers or claims the exploitation of a product in the applicable country; (ii) the expiration of regulatory exclusivity for the product in the country; or (iii) 10 years from first commercial sale of the product in the country. The Kennedy License Agreement may be terminated without cause by providing a 90-day notice.

Petcanna Sub-License Agreement

On August 20, 2018, CBR Pharma entered into a sub-license agreement (the “Sub-License Agreement”) with its wholly owned subsidiary, Petcanna Pharma Corp. (“Petcanna”), of which the Company’s former Chief Financial Officer is a director.

Pursuant to the terms of the Sub-license Agreement, the Company has granted a sub-license on the Licensed Patents to pursue development and commercialization for the treatment of any and all veterinary conditions. In consideration, Petcanna will (a) issue 9,000,000 common shares of its share capital (the “Petcanna Shares”) 30 days after the effective date; and (b) pay royalties of 1% of net sales. The Company will be issued 85% and Yissum will be issued 15% of the 9,000,000 common shares of the Petcanna subsidiary. The Petcanna shares are deemed to be founders shares with no value. The Petcanna shares have not been issued as of December 30, 2019 and 2018, due to administrative delays.

ReFormation Pharmaceuticals Agreement — Related Party

On February 26, 2019, 180 LP entered into a one-year agreement (the “Pharmaceutical Agreement”) with ReFormation Pharmaceutical Corporation (“ReFormation”), a related party that shares directors and officers of 180 LP, pursuant to which the ReFormation agreed to pay 180 LP $1.2 million for rights of first negotiation to provide for an acquisition of any arising intellectual property or an exclusive licensing, partnering, or collaboration transaction to use any arising intellectual property with respect to a contemplated research agreement between the Company and Oxford (see Oxford University Agreements, above), which was signed on March 22, 2019 and therefore is the start date of the project. Of the $1.2 million receivable from Reformation pursuant to the Pharmaceutical Agreement, $0.9 million was received by the Company on March 14, 2019 and the remaining $0.3 million will be received over the one-year term of the agreement.

180 LP is recognizing the income earned in connection with the Pharmaceutical Agreement on a straight-line basis over the term of the agreement. 180 LP recognized $552,329 of income related to the Pharmaceutical Agreement during the post-Reorganization period, which is included in other income in the accompanying consolidated statement of operations and other comprehensive income loss. (Because 180 LP is an accounting acquiree in the Reorganization, the other income included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period). As of December 31, 2019, the Company recorded a receivable of $60,000 representing income earned in excess of cash received pursuant to the Pharmaceutical Agreement.

The Pharmaceutical Agreement was amended on July 1, 2020. See Note 16 — Subsequent Events, Amended Agreement with ReFormation Pharmaceuticals — Related Party.

Operating Leases

On June 8, 2018, CBR Pharma entered into a thirty (30) month agreement to lease office space located in Toronto, Canada (the “Toronto Lease”). The Toronto Lease base rent ranged from $10,993 to $14,658 per month over the lease term for a total base lease commitment of $425,082. The Toronto Lease expires on November 30, 2020. The Company is subleasing the office space in Toronto, Canada to various other companies on a month to month basis. Please refer to “Due from Related Parties” in Note 15, Related Parties. In September 2019, the Company and the landlord of the Toronto Lease mutually agreed to terminate the lease on March 31, 2020 without

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 12 — COMMITMENTS AND CONTINGENCIES (cont.)

penalty and the landlord would retain the security deposit of CAD $120,000 ($92,268) as rent expense for the period of October 2019 through March 2020. Since the Company and its sublessees vacated the space in October 2019 and did not occupy the space as of December 31, 2019, the Company recorded the full amount of the security deposit to rent expense in satisfaction of the lease agreement and accelerated a rent expense of CAD $60,000 ($46,134). During the year ended December 31, 2019, the Company recognized rent expense of $76,267. During the year ended December 31, 2019, the Company recognized rental income — related parties of $25,946. Because CBR Pharma is an accounting acquiree in the Reorganization, the contract expense and rental income included in the accompanying consolidated statements of operations and comprehensive loss is only for the post-Reorganization period.

On October 17, 2018, CBR Pharma entered into a twelve (12) month lease agreement to lease office space located in London, U.K. The rent is approximately GBP £6,400 (USD $4,808) per month over the lease term for a total lease commitment of GBP £56,845 (USD $69,823). The lease commenced on December 1, 2018 and expired on November 30, 2019 and was not renewed. In connection with the lease, the Company paid the landlord a security deposit of GBP £4,410 (USD $5,619). See Note 16 — Subsequent Events, New Lease Agreement for more information.

180 rents a virtual office, which it uses as its corporate headquarters, located at 4 Palo Alto Square, 3000 El Camino Real, Suite 200, Palo Alto, California, 94306, on a month to month basis for a monthly fee of $289. 180 LP maintains a virtual office at 1 Broadway, Cambridge, Massachusetts, for a monthly fee of $435.

NOTE 13 — STOCKHOLDERS’ EQUITY (DEFICIENCY)

Common Stock

During the year ended December 31, 2018, the Company issued an aggregate of 10,510 shares of its common stock, of which 8,633 shares were issued in exchange for aggregate cash consideration of $3,503,652, 131 shares were issued in exchange for services of $78,050, 1,084 shares were issued in connection with subscriptions receivable of $120,929, and 662 shares were issued in exchange for an intangible asset valued at $386,410. The subscription receivable was paid in full during July 2019.

During the year ended December 31, 2019, the Company issued 71,694 shares of its common stock, of which 2,589 shares were issued for cash consideration of $1,125,601 and services valued at $338,201, 18,297 shares with an aggregate issuance date fair value of $12,992,470 were issued in full satisfaction of accrued issuable equity and investors deposits, and 50,808 shares with an aggregate fair value at issuance of $45,866,499 were issued in connection with the Reorganization.

On July 16, 2019, in connection with the Reorganization, the Company issued an aggregate 50,808 shares of common stock, and 2 shares of preferred stock convertible into 17,763 shares of common stock at the option of the holders, to the former shareholders of CBR Pharma and 180 LP, in exchange for 100% of the outstanding equity and equity equivalents of CBR Pharma and 180 LP.

Contingently Redeemable Shares

On July 16, 2019, in connection with the Reorganization, the Company issued 16,000 shares to a consultant that were subject to redemption by 180 for an aggregate redemption price of $4.00 if (i) the closing of the Business Combination did not occur on or prior to October 31, 2019; or (iii) the consultant terminated his service with 180 prior to October 31, 2019.

On November 11, 2019, the Company agreed to waive its right of redemption in connection with the Contingently Redeemable Shares. This was accounted for as a modification of the stock award. During the year ended December 31, 2019, the Company recorded a charge related to a modification of a stock award — related parties of $12,959,360 in connection with the waiver of the Company’s right of redemption related to the Contingently Redeemable Shares.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 14 — INCOME TAXES

The Company is subject to federal and state/provincial income taxes in the United States, Canada, and the United Kingdom and each legal entity files on a non-consolidated basis. The benefit of the pre-reorganization net operating losses of 180 LP were passed through to its owners.

The loss before income taxes consist of the following domestic and international components:

	For the Year Ended December 31, 2019	For the Period From March 7, 2018 (Inception) to December 31, 2018
Domestic	$(18,288,861)	$(1,252,099)
International	(7,114,681)	(10,827,435)
	$(25,403,542)	$(12,079,534)

The provision for income taxes consists of the following benefits (provisions):

	For the Year Ended December 31, 2019	For the Period From March 7, 2018 (Inception) to December 31, 2018
Deferred tax benefits:
Domestic:
Federal	$969,769	$262,941
State	321,576	87,647
International	663,972	591,663
	1,955,317	942,251
Change in valuation allowance	(1,945,821)	(942,251)
Net income tax benefit	$9,496	$—

The provision for income taxes differs from the United States Federal statutory rate as follows:

	For the Year Ended December 31, 2019	For the Period From March 7, 2018 (Inception) to December 31, 2018
US Federal statutory rate	21.0%	21.0%
Difference between domestic and foreign federal rates	(1.6%)	(5.4%)
State and provincial taxes, net of federal benefits	8.3%	11.5%
Permanent differences:
Stock-based compensation	(14.6%)	(8.6%)
Change in the fair value of accrued issuable equity	(4.5%)	(10.7%)
Loss on extinguishment	(0.8%)	0.0%
Other	(0.1%)	0.0%
Change in valuation allowance	(7.7%)	(7.8%)
Effective income tax rate	0.0%	0.0%

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 14 — INCOME TAXES (cont.)

Deferred tax assets consist of the following assets (liabilities):

	As of December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$4,131,288	$942,251
Reserve for uncollectible trade and notes receivable not currently deductible for tax purposes	713,367	—
Accrued compensation not currently deductible	134,620	—
	4,979,276	942,251

Deferred tax liabilities:
Difference between book and tax basis related to:
Technology license	(394,824)	—
Acquired in-process research and development	(3,277,935)	—
	(3,672,759)	—

Deferred tax assets and liabilities	1,306,517	942,251
Valuation allowance	(4,979,276)	(942,251)
Deferred tax liabilities, net	$(3,672,759)	$—

The change in the valuation reserve for deferred tax assets consists of the following:

	For the Year Ended December 31, 2019	For the Period From March 7, 2018 (Inception) to December 31, 2018
Beginning of period	$(942,251)	$—
Allowance established in connection with the recording of deferred tax assets acquired resulting from the Reorganization described in Note 1:	(2,031,811)	—
Change in valuation pursuant to the tax provision	(1,945,821)	(942,251)
True-up to a prior year’s tax return	(59,393)	—
End of period	$(4,979,276)	$(942,251)

As of December 31, 2019, the Company had net operating loss (“NOL”) carryforwards that may be available to offset future taxable income in various jurisdictions as follows:

•        Approximately $5,892,000 of domestic federal and state NOLs. The federal NOLs have no expiration date and the state NOLs will begin to expire in 2038;

•        Approximately $8,146,000 of Canadian federal and provincial NOLs. Those NOLs will begin to expire in 2038; and

•        Approximately $1,842,000 of United Kingdom federal NOLs. Those NOLs have no expiration date.

The utilization of the domestic NOLs to offset future taxable income may be subject to annual limitations under Section 382 of the Internal Revenue Code and similar state statutes as a result of ownership changes, but the US federal NOLs have no expiration date.

The Company has assessed the likelihood that deferred tax assets will be realized in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). ASC 740 requires that such a review considers all available positive and negative evidence, including the scheduled reversal of deferred tax liabilities, projected future taxable

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 14 — INCOME TAXES (cont.)

income, and tax planning strategies. ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. After the performance of such reviews as of December 31, 2019 and 2018, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of those dates. Thus, the Company established valuation reserves of $2,031,811 in connection with the net deferred tax assets acquired in connection with the Reorganization described in Note 1 during the year ended December 31, 2019. Additionally, the Company recorded increases in the valuation allowance of $1,945,821 and $942,251 in connection with the tax provisions for the year ended December 31, 2019 and the period from March 7, 2018 (Inception) to December 31, 2018, respectively.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2019 and 2018. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

No tax audits were commenced or were in process during the year ended December 31, 2019 and the period from March 7, 2018 (Inception) to December 31, 2018. No tax related interest or penalties were incurred during the year ended December 31, 2019 and the period from March 7, 2018 (Inception) to December 31, 2018. The Company’s tax returns filed in the United States, Canada, and the United Kingdom filed since inception remain subject to examination, with the exception of the tax returns file for the 180 LP pass through entity whose tax returns remain subject to examination beginning with the 2016 tax return.

NOTE 15 — RELATED PARTIES

Due from Related Parties

Due from related parties was $73,248 as of December 31, 2019 and consists of (i) a receivable of $60,000 due from a research and development company that has shared officers and directors and (ii) a travel advance of $13,248 to a company with shared officers and directors. Due from related parties was $49,277 as of December 31. 2018 and primarily relates to an advance to a company whose directors and officers are also directors and officers of the Company.

Prepaid Expenses and Other Current Assets — Related Parties

Prepaid expenses — related parties were $0 and $24,014 as of December 31, 2019 and 2018, respectively, and consist of (i) a retainer of $0 and $17,342, respectively, paid to an officer of the Company for consulting sevices and (ii) advances of $0 and $6,672, respectively, paid to companies with shared officers and directors.

Deposits — Related Parties

Deposits due from related parties were $0 and $17,590 as of December 31, 2019 and 2018, respectively, and consists of a deposit paid for the subleasing of office space in Toronto, Canada to a company whose directors and officers are also directors and officers of the Company.

Accounts Payable — Related Parties

Accounts payable — related parties was $123,035 as of December 31, 2019 and consists of $101,009 for professional services provided by the Company’s directors and $22,026 for accounting fees for services provided by a director and his company. Accounts payable — related parties was $32,555 as of December 31, 2018 and consists of $24,603 of rent owed to CBR Pharma and $7,952 owed to a former director and his company for corporate advisory and accounting services.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 15 — RELATED PARTIES (cont.)

Accrued Expenses — Related Parties

Accrued expenses — related parties of $177,074 as of December 31, 2019, consists of $78,610 of interest accrued on loans and convertible notes due to the certain officers and directors of the Company, $30,464 of accrued professional fees for services provided by certain directors of the Company and $68,000 of accrued accounting fees related to services provided by a Company director and his company. There were no accrued expenses due to related parties amounts as of December 31, 2018.

Due to Related Parties

Due to related parties was $17,341 as of December 31, 2019, represents an overpayment of rent by a company that is subleasing space from the Company in Toronto, Canada whose directors and officers of the Company are affiliated with this company. There were no due to related parties amounts as of December 31, 2018.

Loan Payable — Related Parties

Loan payable — related parties consist of $220,525 as of December 31, 2019. Please refer to Note 10 — Loan Payables for more information. There were no loans payable due to related parties amounts as of December 31, 2018.

Convertible Notes Payable — Related Parties

Convertible notes payable — related parties of $454,604 as of December 31, 2019, represents the principal balance of convertible notes owed to certain officers and directors of the Company. Please refer to Note 11 — Convertible Notes Payable for more information. There were no convertible notes payable due to related parties amounts as of December 31, 2018.

Accrued Issuable Equity — Related Parties

Accrued issuable equity — related parties was $0 and $7,548,870 as of December 31, 2019 and 2018, respectively and relates to unissued common shares to be issued to individuals and companies affiliated with our officers, directors and investors in exchange for corporate advisory services. See Note 9 — Accrued Issuable Equity and Investor Deposits.

General and Administrative Expenses — Related Parties

During the year ended December 31, 2019, the Company incurred $340,765 of general and administrative expenses for related party services, including (a) $322,765 for professional fees paid to current or former officers, directors or greater than 10% investors, or affiliates thereof; and (b) $18,000 for travel expenses paid to a greater than 10% investor of the Company.

During the period from March 7, 2018 (Inception) through December 31, 2018, the Company incurred $3,875,726 of general and administrative expenses for related party services, including (a) $3,087,219 of stock-based compensation for services provided by directors, officers or greater than 10% investors; (b) $741,947 for professional fees paid to current or former officers, directors or greater than 10% investors, or affiliates thereof; or (c) $46,560 for rent paid to a company whose directors and officers are also directors and officers of the Company.

Modification of Stock Award — Related Party

During the year ended December 31, 2019, the Company incurred $12,959,360 related to the modification of a stock award granted to a greater than 10% investor related to the Contingent Redeemable Shares. See Note 13 Stockholders’ Equity (Deficiency).

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 15 — RELATED PARTIES (cont.)

Rental Income — Related Parties

During the year ended December 31, 2019, the Company recorded $25,946 of rental income for sub-leasing office space in Toronto, Canada to companies with shared officers and directors. There was no rental income from related parties amounts during the year ended December 31, 2018.

Other Income — Related Parties

During the year ended December 31, 2019, the Company recorded $552,329 of other income, related to a one-year research and development agreement with a company who has common officers and directors of the Company. Please refer to Note 12 — Commitments and Contingencies, Reformation Pharmaceuticals Agreement — Related Party. There was no other income with related parties amounts during the year ended December 31, 2018.

Interest Expense — Related Parties

During the year ended December 31, 2019, the Company recorded $23,074 of interest expense — related parties, of which $17,827 related to the convertible notes with officers and directors of the Company and $3,086 related to interest expense on loans with officers, directors and a greater than 10% investor of the Company, and $2,161 was incurred prior to the Reorganization in connection with a Katexco loan payable to CBR Pharma. There was no interest expense with related parties during the period from March 7, 2018 (Inception) through December 31, 2018.

Change in Fair Value of Accrued Issuable Equity — Related Parties

During the year ended December 31, 2019 and for the period from March 7, 2018 (Inception) through December 31, 2018, the Company recorded charges of $3,881,819 and $4,803,192, respectively, related to the change in the fair value of unissued shares of common stock to officers, directors and investors of the Company in exchange for corporate advisory services. See Note 9 — Accrued Issuable Equity.

NOTE 16 — SUBSEQUENT EVENTS

Amendment to the Yissum Agreement

On January 1, 2020 (“Effective Date”), CBR Pharma entered into a first amendment to the Research and License Agreement (“First Amendment”) with Yissum, allowing CBR Pharma to sponsor additional research with two of their professors. Pursuant to the terms of the First Amendment, the Company will pay Yissum $200,000 plus 35% for university overhead for the additional research performed by each professor over a 12-month period, starting May 1, 2020.

New Lease Agreement

On February 17, 2020, the Company entered into a twelve (12) month lease agreement (“Lease Agreement”) to lease office space located in London, UK. The rent is approximately GBP £4,250 (USD $6,433) per month over the lease term for a total lease commitment of GBP £61,200 (USD $77,192). The lease commenced on February 19, 2020 and expires on February 18, 2021. In connection with the lease, the Company paid the landlord a security deposit of GBP £5,100 (USD $6,433). The lease shall continue until one of the following two events occur: (a) another Lease Agreement is entered into by the parties or (b) either party giving not less than three full calendar months written notice terminating this agreement on the expiration date.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 16 — SUBSEQUENT EVENTS (cont.)

Consulting Agreement

Effective January 6, 2020, the Company entered into a consulting agreement (the “Consulting Agreement”), pursuant to which the Company will receive consulting services in the area of drug development in exchange for consideration of $15,000 per month. The Consulting Agreement will continue for a period of six months, and thereafter will automatically renew for successive six-month periods. The Agreement terminates upon thirty days prior written notice of either party. On July 1, 2020, the Company entered into an employment agreement with the Consultant, pursuant to which the Consultant will be appointed the Company’s Chief Executive Officer, effective upon the closing of the Business Combination. (See Appointment of New Chief Executive Officer below)

Appointment of New Chief Executive Officer

On July 1, 2020, the Company, KBL and the Board of Directors appointed a new Chief Executive Officer (“CEO”) of the Company, effective upon the closing of the Business Combination, at an initial base salary of $250,000 per year. Upon the termination of employment by the Company without cause, or by the CEO for good reason, the CEO is entitled to severance payments in the form continued base salary and health insurance for twelve months following the date of termination.

First Amendment to the Convertible Notes

Subsequent to December 31, 2019, the Company and holders of the Senior Notes agreed to amend the terms of the Senior Notes (the “Senior Note Amendments”). Pursuant to the Senior Note Amendments, the note holders waived all events of default associated with the Senior Notes, the aggregate principal amount of the notes was adjusted from $1,282,205 to a new aggregate principal amount of $1,846,052 (consisting of $1,282,205 of the outstanding principal of the Senior Notes, $6,411 of accrued interest reclassified to principal, $200,000 of restructuring fees and $357,436 of redemption premiums), of which the aggregate principal amount of Senior Notes held by the Chief Executive Officer and a director of the Company was adjusted from $186,988 to a new principal amount of $239,320. Additionally, the maturity dates of the Senior Notes were extended from November 2019 to February 2020.

Second Amendment of the Amended Senior Notes

On June 12, 2020, the Company entered into an amended agreement with each noteholder to extend the maturity dates from February 2020 to August 2021. Pursuant to the terms of the Senior Note Amendments, (i) a Senior Note in the principal amount of $1,054,878 as of December 31, 2019, will automatically convert into 404,265 shares of the Company upon the Business Combination, and (ii) the holder of such Amended Senior Note and its affiliates shall not sell or dispose more than 5% of the daily trading volume of such shares of common stock as reported by Bloomberg, LP. The Senior Notes, as amended are convertible at any time following issuance until maturity.

Extinguishment of Senior Note and Issuance of New Note

On June 12, 2020, the Company, KBL, certain investors (the “Purchasers”) and the holder (the “Initial Purchaser”) of an Amended Senior Note in the aggregate principal amount of $1,405,695 as of December 31, 2019, entered into a Securities Purchase Agreement pursuant to which (i) the Amended Senior Note was extinguished, and (ii) KBL sold to the Purchasers a secured promissory note which is secured by the intellectual property of the Company. Such transaction closed on June 29, 2020. Concurrent with the transaction, on June 12, 2020, the Company, KBL, the Purchasers and Kingsbrook entered into a guaranty agreement pursuant to which the Company is a guarantor to the notes issued by KBL to the Purchasers and Kingsbrook.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 16 — SUBSEQUENT EVENTS (cont.)

Additionally, in connection with the Securities Purchase Agreement, the Company issued the Initial Purchaser a loan payable in the principal amount of $150,000 which bears interest at a rate of 15% per annum, payable at maturity. The note matures on August 31, 2021.

Loan Agreements — Related Parties

Subsequent to December 31, 2019, the Company entered into the following loan agreements with related parties:

	Simple Interest Rate	Principal Amount
Loan payable issued January 14, 2020	8%	$4,726
Loan payable issued January 20, 2020	8%	137,381
Loan payable issued January 30, 2020	8%	6,550
Loan payable issued February 5, 2020	8%	3,500
Loan payable issued February 28, 2020	8%	17,799
Loan payable issued March 31, 2020	8%	4,537
Loan payable issued April 2, 2020	8%	1,872
Loan payable issued April 2, 2020	8%	1,564
Loan payable issued April 13, 2020	8%	12,905
Loan payable issued April 13, 2020	8%	12,875
Loan payable issued April 27, 2020	8%	7,358
Loan payable issued May 19, 2020	8%	1,916
Loan payable issued May 29, 2020	8%	7,736
Loan payable issued May 30, 2020	8%	7,358
Loan payable issued June 17, 2020	8%	485
Loan payable issued July 15, 2020	8%	5,503
		$234,064

The loan agreements are entered into with the Company’s officers and directors and mature upon the earlier of (a) the consummation of the Business Combination; or (b) June 30, 2020. On July 1, 2020, the Company amended the terms of the loans to extend the maturity terms to the earlier of (a) the closing of a Qualified Financing, as defined; or (b) November 1, 2020.

Loan Agreements

Subsequent to December 31, 2019, the Company entered into the following loan agreements:

	Simple Interest Rate	Principal Amount
Loan payable issued February 5, 2020	8%	$3,500
Loan payable issued March 31, 2020	8%	4,537
Loan payable issued July 5, 2020	8%	4,587
		$12,624

The loan agreements mature upon the earlier of (a) the consummation of the Business Combination; or (b) June 30, 2020. On July 1, 2020, the Company amended the terms of the loans to extend the maturity terms to the earlier of (a) the closing of a qualified financing, as defined; or (b) November 1, 2020.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 16 — SUBSEQUENT EVENTS (cont.)

Issuance of New Bridge Notes

On January 3, 2020, the Company issued convertible bridge notes in the aggregate amount of $82,500. The total outstanding principal amount of convertible bridge notes (the “Bridge Notes”) of $332,500 and the respective accrued interest will automatically convert into a portion of the 17.5 million shares of KBL common stock to be received upon the consummation of the Business Combination Agreement at a conversion price equal to the lesser of $6.00 per KBL share or 60% of the implied valuation at such time, as defined. The convertible bridge notes accrue interest at 15% per annum. The contingently adjustable, non-bifurcated beneficial conversion feature associated with the convertible note will be accounted for, if necessary, at the time the contingency is resolved.

First Amendment of the Bridge Notes

On July 7, 2020, effective June 29, 2020, the Company entered into an amendment agreement (“First Amendment”) with each Bridge Note holder to extend the maturity dates of the Bridge Notes to August 2021, increased each principal by 10% and modified the conversion price to $4.23 per share from $6.00 per share. Additionally, the First Amendment gives the Bridge Note holders the option to convert at 40% discount, or $4.23, to convert at the next financing, removal of the automatic conversion at the business combination and instead there is an automatic conversion at maturity.

KBL Payments Made on Behalf of 180

Subsequent to December 31, 2019, KBL issued payments to various vendors of 180 in the aggregate amount of $367,000 to fund its operations.

Amended Agreement with ReFormation Pharmaceuticals — Related Party

On July 1, 2020, the Company entered into an amended agreement with ReFormation Pharmaceuticals, Corp. and 360 Life Sciences, Corp. (“360”), whereby 360 has entered into an agreement to acquire 100% ownership of ReFormation, on or before July 31, 2020 (“Closing Date”). Upon the Closing Date, 360 will make tranche payments to 180 LP in the aggregate amount of $300,000. The parties agree that the obligations will be paid by 360 to 180 by payments of $100,000 for every $1,000,000 raised through the financing activities of 360, up to a total of $300,000, however, not less than 10% of all net financing proceeds received by 360 shall be put towards the obligation to the Company until paid in full. This transaction closed on July 31, 2020.

COVID-19 Update

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, the Company’s financial position, results of operations and cash flows may be materially adversely affected. Additionally, the ability to complete the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others. As of June 30, 2020, COVID-19 has delayed and paused patient follow ups in one of the Company’s clinical trials to the end 2021.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 16 — SUBSEQUENT EVENTS (cont.)

Business Combination Update

See Note 1 — Business Organization and Nature of Operations for additional information related to the Company’s Business Combination Agreement with KBL.

On January 29, 2020, KBL and the Company entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which the parties extended the termination date under the Business Combination Agreement from December 9, 2019 to April 9, 2020. The purpose of the extension was to provide the parties with additional time to complete the Business Combination and the other transactions as set forth in the Business Combination Agreement. No other changes were made to the Business Combination Agreement.

On June 2, 2020, KBL received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules’). In the Notice, Nasdaq advised KBL that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since KBL’s registration statement for its initial public offering became effective on June 1, 2017, it was required to complete its initial business combination by no later than June 1, 2020. Such rule also provides that if KBL does not comply with the above requirement, Nasdaq will issue a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. Accordingly, Nasdaq advised KBL that its securities will be delisted from The Nasdaq Stock Market and, unless KBL requested an appeal of such determination, its securities would be suspended from trading at the opening of business on June 11, 2020 and a Form 25-NSE would be filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. KBL appealed the Staff’s delisting determination by requesting a hearing with a Nasdaq Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing was held on July 16, 2020. On July 17, 2020, KBL received a letter stating that the Panel granted the Company’s request for continued listing through November 9, 2020 on the Nasdaq Capital Market, subject to the conditions set forth in the letter.

On August 7, 2020, KBL and the Company entered into Amendment No. 2 to the Business Combination Agreement, pursuant to which the parties extended the termination date under the Business Combination Agreement to November 9, 2020. The purpose of the extension was to provide the parties with additional time to complete the Business Combination and the other transactions as set forth in the Business Combination Agreement. No other changes were made to the Business Combination Agreement.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets:
Cash	$70,127	$83,397
Due from related parties	321,904	73,248
Notes receivable, net (see Note 5)	—	—
Prepaid expenses and other current assets	160,511	591,648
Total Current Assets	552,542	748,293
Property and equipment, net	44,077	54,307
Intangible assets, net	1,973,859	2,121,834
In-process research and development	12,462,429	12,536,950
Goodwill	35,339,135	36,423,084
Total Assets	$50,372,042	$51,884,468
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,714,431	$4,103,566
Accounts payable – related parties	148,606	123,035
Accrued expenses	2,348,785	1,691,467
Accrued expenses – related parties	237,638	177,074
Due to related parties	25,187	17,341
Loans payable	145,054	116,250
Loans payable – related parties	440,756	220,525
Convertible notes payable	—	2,736,946
Convertible notes payable – related parties	—	454,604
Total Current Liabilities	8,060,457	9,640,808
Loans payable – non current portion	246,914	—
Convertible notes payable – non current portion	2,035,164	—
Convertible notes payable – related parties – non current portion	523,609	—
Deferred tax liability	3,624,036	3,672,759
Total Liabilities	14,490,180	13,313,567
Commitments and contingencies (see Note 9)
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 2 shares authorized; 2 shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value; 150,000 shares authorized; 85,050 shares and 82,204 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	8	8
Additional-paid in capital	76,293,471	75,891,671
Accumulated other comprehensive income	(824,158)	152,803
Accumulated deficit	(39,587,459)	(37,473,581)
Total Stockholders’ Equity	35,881,862	38,570,901
Total Liabilities and Stockholders’ Equity	$50,372,042	$51,884,468

The accompanying notes are an integral part of these condensed consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Expressed in US Dollars)

(unaudited)

	For the Six Months Ended June 30,
	2020	2019
Operating Expenses:
Research and development	$704,800	$1,453,659
General and administrative	1,699,859	1,773,654
General and administrative – related parties	96,402	157,704
Total Operating Expenses	2,501,061	3,385,017
Loss From Operations	(2,501,061)	(3,385,017)

Other Income (Expense):
Other income	12,605	—
Other income – related parties	240,000	—
Interest income	—	2,094
Interest expense	(325,414)	(11,553)
Interest expense – related parties	(41,670)	(1,875)
Gain on extinguishment of convertible note payable, net	491,624	—
Change in fair value of accrued issuable equity	—	(326,211)
Change in fair value of accrued issuable equity – related parties	—	(3,862,073)
Total Other Income (Expense), Net	377,145	(4,199,618)
Loss Before Income Taxes	(2,123,916)	(7,584,635)
Income tax benefit	10,038	—
Net Loss	(2,113,878)	(7,584,635)

Other Comprehensive Loss:
Foreign currency translation adjustments	(976,961)	(377,066)
Total Comprehensive Loss	$(3,090,839)	$(7,961,701)

The accompanying notes are an integral part of these condensed consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
(Expressed in US Dollars)
(unaudited)

	For The Six Months Ended June 30, 2020
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	2	$—	82,204	$8	$75,891,671	$152,803	$(37,473,581)	$38,570,901
Issuances of common stock for: Cash	—	—	73	—	72,500	—	—	72,500
Exchange of common stock equivalents	—	—	2,773	—	—	—	—	—
Beneficial conversion feature on convertible debt issued	—	—	—	—	329,300	—	—	329,300
Comprehensive loss:
Net loss	—	—	—	—	—	—	(2,113,878)	(2,113,878)
Other comprehensive loss	—	—	—	—	—	(976,961)	—	(976,961)
Balance – June 30, 2020	2	$—	85,050	$8	$76,293,471	$(824,158)	$(39,587,459)	$35,881,862
	For The Six Months Ended June 30, 2019
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	10,510	$1	$4,089,040	$313,548	$(12,079,534)	$(7,676,945)
Issuances of common stock for:
Cash and services(1)	—	—	2,622	—	1,463,802	—	—	1,463,802
Satisfaction of accrued issuable equity	—	—	18,297	2	12,992,467	—	—	12,992,469
Comprehensive loss:
Net loss	—	—	—	—	—	—	(7,584,635)	(7,584,635)
Other comprehensive loss	—	—	—	—	—	(377,066)	—	(377,066)
Balance – June 30, 2019	—	$—	31,429	$3	$18,545,309	$(63,518)	$(19,664,169)	$(1,182,375)

____________

(1) Includes $1,125,601 of cash consideration (See Note 10).

The accompanying notes are an integral part of these condensed consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)
(unaudited)

	For the Six Months Ended June 30,
	2020	2019

Cash Flows From Operating Activities
Net loss	$(2,113,878)	$(7,584,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62,299	14,996
Bad debt expense (recoveries)	(338,132)	468,981
Interest expense capitalized to debt principal	219,793	—
Interest expense, related parties capitalized to debt principal	17,609	—
Stock-based compensation	—	341,170
Gain on extinguishment of convertible note payable, net	(491,624)	—
Deferred tax liability	(10,038)	—
Gain on exchange rate fluctuations	(5,256)	—
Change in fair value of accrued issuable equity	—	326,211
Change in fair value of accrued issuable equity – related parties	—	3,862,073
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	411,400	66,622
Prepaid expenses and other current assets – related parties	—	3,775
Due from related parties	(240,000)	(561,617)
Accounts payable	1,050,450	1,281,726
Accounts payable – related parties	34,526	—
Accrued expenses	745,168	285,267
Accrued expenses – related parties	56,083	29,875
Total adjustments	1,512,278	6,119,079
Cash Used In Operating Activities	(601,600)	(1,465,556)
Cash Flows From Investing Activities
Purchases of property and equipment	—	—
Issuance of note receivable	—	—
Advances from related parties	—	141,913
Cash Provided By Investing Activities	—	141,913
Cash Flows From Financing Activities
Proceeds from sale of common stock	72,500	1,125,601
Proceeds from loans payable	3,500	—
Proceeds from loans payable – related parties	70,305	—
Proceeds from convertible notes payable	82,500	—
Proceeds from Paycheck Protection Program loan	53,051	—
Proceeds from Bounce Back Loan Scheme loan	63,023	—
Cash Provided By Financing Activities	344,879	1,125,601
Effect of Exchange Rate Changes on Cash	243,452	(212,291)

Net Decrease In Cash	(13,269)	(410,333)
Cash – Beginning of Period	83,396	567,220
Cash – End of Period	$70,127	$156,887

The accompanying notes are an integral part of these condensed consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued
(Expressed in US Dollars)
(unaudited)

	For the Six Months Ended June 30,
	2020	2019
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$—	$10,485

Non-cash Investing and Financing Activities:
Issuance of common stock in satisfaction of accrued issuable equity	$—	$12,532,875
Issuance of common stock in satisfaction of investor deposits	$—	$459,594
Recognition of beneficial conversion feature on convertible debt issued	$329,300	$—
Redemption premium and restructuring fee recognized as an increase in convertible note principal	$557,436	$—
Loans payable made for payments paid directly to vendors in satisfaction of accounts payable	$7,537	$—
Loans payable – related parties made for payments paid by the counterparty directly to vendors in satisfaction of accounts payable	$21,073	$139,843
KBL repayments to vendors in satisfaction of note receivable	$338,132	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

180 Life Sciences Corp. (“180”, f/k/a CannBioRx Life Sciences Corp.) was incorporated in the State of Delaware on January 28, 2019 (180 collectively with its subsidiaries are hereafter referred to as the “Company”). The Company is located in the United States (“U.S.”), and is a medical pharmaceutical company focused upon unmet medical needs in the areas of chronic pain, inflammation, inflammatory diseases, and fibrosis by employing innovative research and, where appropriate, combination therapies, through its three wholly owned subsidiaries, Katexco Pharmaceuticals Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), and 180 Therapeutics L.P. (“180 LP”). Katexco, CBR Pharma and 180 LP are together, the “180 Subsidiaries.” Katexco was incorporated on March 7, 2018 under the provisions of the British Corporation Act of British Columbia. Additionally, 180’s wholly owned subsidiaries Katexco Callco, ULC, Katexco Purchaseco, ULC, CannBioRex Callco, ULC, and CannBioRex Purchaseco, ULC were formed in the Canadian Province of British Columbia on May 31, 2019 to facilitate the acquisition of Katexco, CBR Pharma and 180 LP, as described below.

Katexco is a medical pharmaceutical company researching and developing orally available therapies harnessing endocannabinoid and nicotine receptors to treat inflammatory diseases. CBR Pharma is a pharmaceutical research company specializing in the clinical development of synthetic pharmaceutical grade cannabinoid compounds for the treatment of rheumatoid arthritis and related arthritic diseases. 180 LP is a clinical stage biopharmaceutical company focused on the discovery and development of biologic therapies for the treatment of fibrosis.

On July 16, 2019, 180, Katexco, CBR Pharma and 180 LP consummated a reorganization wherein 180 acquired 100% of the outstanding shares of Katexco, CBR Pharma, and 180 LP (the “Reorganization”). The Reorganization was accounted for as a reverse acquisition, and Katexco is deemed to be the accounting acquirer, while 180, CBR Pharma and 180 LP are deemed to be the “Accounting Acquirees”. Consequently, the assets and liabilities and the historical operations that are reflected in these condensed consolidated financial statements prior to the Reorganization are those of Katexco. The preferred stock, common stock, additional paid-in capital and earnings per share amounts in these condensed consolidated financial statements for the period prior to the Reorganization have been restated to reflect the recapitalization based on the shares issued to the Katexco shareholders. References herein to the “Company” are to Katexco for the period prior to the Reorganization and are to the Company (180 as combined with the 180 Subsidiaries) after the Reorganization.

The following table sets forth the unaudited pro forma results for the six months ended June 30, 2019 of the Company as if the Reorganization was effective on January 1, 2019. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined.

Six Months Ended June 30, 2019
Revenues	$—
Operating loss	$(6,656,355)
Net loss	$(10,516,205)

On July 25, 2019, the Company entered into an agreement (the “Business Combination Agreement”) with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”) and KBL Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of KBL after the closing (the “Business Combination”). The Merger Sub will purchase 100% of the outstanding equity and equity equivalents of the Company as of the date of closing in exchange for 17.5 million shares of KBL Common Stock reduced by the number of shares equal to the amount of any liabilities of the Company in excess of $5 million at the closing divided by $10. Pursuant to the Business Combination Agreement, the consummation of the Business Combination is conditioned upon (i) stockholder and any necessary regulatory approvals, (ii) the effectiveness of registration statement; and (iii) KBL having at least $5,000,001 of net tangible assets. The Business Combination is deemed to be a capital transaction of 180 (the legal acquiree) for accounting purposes and is equivalent to the issuance of shares by 180 for the net monetary assets of KBL, accompanied by a recapitalization.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not generated any revenues and has incurred a significant loss since inception. During the six ended June 30, 2020, the Company incurred a net loss of $2,113,878 and used $601,600 of cash in operations. As of June 30, 2020, the Company has an accumulated deficit of $39,587,459 and a working capital deficit of $7,507,915. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly, and consequently will require significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurance that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed. The Company plans to undertake additional laboratory studies with respect to the intellectual property, and there can be no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

In December 2019, a new strain of the coronavirus (“COVID-19”) was reported in Mainland China and during the first quarter of 2020 the virus had spread to over 150 countries, resulting in a global pandemic. This COVID-19 pandemic and the public health responses to contain it have resulted in global recessionary conditions, which did not exist at December 31, 2019. Among other effects, government-mandated closures, stay-at-home orders and other related measures have significantly impacted global economic activity and business investment in general. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on the Company’s ability to access capital, on Company’s business, results of operations and financial condition. We have been closely monitoring the developments and have taken active measures to protect the health of Company’s employees, their families and Company’s communities. The ultimate impact on the 2020 fiscal year and beyond will depend heavily on the duration of the COVID-19 pandemic and public health responses, including government-mandated closures, stay-at-home orders and social distancing mandates, as well as the substance and pace of macroeconomic recovery, all of which are uncertain and difficult to predict considering the rapidly evolving landscape of the COVID-19 pandemic and the public health responses to contain it.

These condensed consolidated financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company’s ability to continue its operations is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations, including closing on the Business Combination with KBL. Financing options available to the Company include equity financings and loans and if the Company is unable to obtain such additional financing timely, the Company may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that the financial statements are issued. Realization of the Company’s assets may be substantially different from the carrying amounts presented in these condensed consolidated financial statements and the accompanying condensed consolidated financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. The condensed consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related disclosures as of December 31, 2019 and for the period then ended, which are included elsewhere in this filing.

Principles of Consolidation

The condensed consolidated financial statements include the historical accounts of Katexco as accounting acquirer and, effective with the closing of the Reorganization, the accounting acquirees. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the condensed consolidated financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, the fair value of equity shares issued as merger consideration, the valuation of intangible assets in acquisition accounting, the useful lives of long-lived assets, the recovery of notes receivable and other assets, and the satisfaction of other liabilities. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

Accounting for Business Combinations

As required by U.S. GAAP, the Company records acquisitions under the acquisition method of accounting, under which the assets acquired and liabilities assumed are initially recorded at their respective fair values and any excess purchase price over the estimated fair value of net assets acquired is reflected as goodwill. The Company uses estimates and, in some instances, independent third-party valuation firms to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration, if any. Such estimates and valuations require significant assumptions, including projections of future events and operating performance. The estimated fair values are subject to change during the measurement period, which is limited to one year subsequent to the acquisition date.

Foreign Currency Translation

The Company’s reporting currency is the USD. The functional currency of certain subsidiaries is the Canadian Dollar (“CAD”) or British Pound (“GBP”). Assets and liabilities are translated based on the exchange rates at the balance sheet date (0.7330 for the CAD and 1.2326 for the GBP as of June 30, 2020), while expense accounts are translated at the weighted average exchange rate for the period (0.7334 and 0.7499 for the CAD for the six months ended June 30, 2020 and 2019, respectively, and 1.2605 for the GBP for the six months ended June 30, 2020). Equity accounts are translated at historical exchange rates. The resulting translation adjustments are recognized in stockholders’ equity (deficiency) as a component of accumulated other comprehensive (loss) income.

Comprehensive income (loss) is defined as the change in equity of an entity from all sources other than investments by owners or distributions to owners and includes foreign currency translation adjustments as described above. During the six months ended June 30, 2020 and 2019, the Company recorded an other comprehensive loss of $976,961 and $377,066, respectively, as a result of foreign currency translation adjustments.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in results of operations. The Company recorded $4,026 and $2,779 of foreign currency transaction losses for the six months ended June 30, 2020 and 2019, respectively, which is included in general and administrative expenses on the accompanying condensed consolidated statements of operations and comprehensive loss. Such amounts have been classified within general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, consisting primarily of notes receivable, accounts payable, loans payable and convertible notes payable, approximate their fair values as presented in these condensed consolidated financial statements due to the short-term nature of those instruments.

Convertible Notes

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for in accordance with ASC Topic 815 of the Financial Accounting Standards Board (“FASB”). The accounting treatment of derivative financial instruments requires that the Company record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. Bifurcated embedded conversion options and any related freestanding instruments are recorded as a discount to the host instrument.

If the instrument is determined to not be a derivative liability, the Company then evaluates for the existence of a beneficial conversion feature (“BCF”) by comparing the commitment date fair value to the effective conversion price of the instrument. The Company records a BCF as debt discount which is amortized to interest expense over the life of the respective note using the effective interest method. BCFs that are contingent upon the occurrence of a future event are recognized when the contingency is resolved.

Subsequent Events

The Company has evaluated events that have occurred after the balance sheet date and through the date these financial statements were issued. Based upon that evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 12 — Subsequent Events.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company adopted this guidance on January 1, 2020, and the adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, which did not have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Professional fees	$61,292	$115,166
Value-added tax receivable	35,284	43,352
Insurance	26,341	—
Research and development	24,351	186,391
Other	6,478	1,962
Short term lease deposit	6,286	—
Travel expenses	479	479
Research and development expense tax credit receivable	—	211,740
License maintenance fee	—	32,558
	$160,511	$591,648

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 5 — NOTES RECEIVABLE, NET

The Company had the following notes receivable from KBL as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Notes receivable from KBL dated April 10, 2019	$1,050,000	$1,050,000
Notes receivable from KBL dated August 21, 2019	250,000	250,000
Notes receivable from KBL dated August 28, 2019	184,825	184,825
Notes receivable from KBL dated September 18, 2019	108,000	108,000
Notes receivable from KBL dated October 31, 2019	107,000	107,000
Subtotal	1,699,825	1,699,825
Payments made by KBL on behalf of 180LS	(338,132)	—
Subtotal	1,361,693	1,699,825
Provision for uncollectible notes receivable	(1,361,693)	(1,699,825)
	$—	$—

As of June 30, 2020, the Company loaned $1,699,825 to KBL to fund its operating expenses, deal transaction expenses, and any financing expenses for the Business Combination through the issuance of notes (the “Notes Receivable”). During the six months ended June 30, 2020, KBL made payments in the aggregate amount of $338,132 to certain vendors on behalf of the Company, in partial satisfaction of the Company’s Notes Receivable. The notes do not accrue interest and mature upon the closing of the Business Combination or the liquidation of KBL, whichever comes first.

During the six months ended June 30, 2020 and 2019, the Company recorded bad debt expense (recovery) of $(338,132) and $468,981, respectively, related to the Notes Receivable, which is included in general and administrative expense on the accompanying condensed consolidated statements of operations and comprehensive loss. The notes receivable from KBL are fully reserved because recoverability cannot be assured in the event the Business Combination does not close.

NOTE 6 — ACCRUED EXPENSES

Accrued expenses consist of the following as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Consulting fees	$1,005,399	$613,115
Professional fees	623,794	459,084
Employee and director compensation	591,648	395,248
Interest	83,556	15,571
Other	26,626	3,004
Research and development fees	10,250	120,631
Travel expenses	4,600	—
Patent costs	2,912	84,814
	$2,348,785	$1,691,467

As of June 30, 2020, and December 31, 2019, the Company had accrued expenses — related parties of $237,638 and $177,074, respectively. See Note 11 — Related Parties for additional details.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 7 — LOANS PAYABLE

Loans Payable, Current Portion

The current portion of the Company’s loans payable outstanding as of June 30, 2020 and December 31, 2019 is as follows:

	Simple Interest Rate	June 30, 2020	December 31, 2019
Loan payable issued September 18, 2019	8%	$50,000	$50,000
Loan payable issued October 29, 2019	8%	69,250	66,250
Loan payable issued February 5, 2020	8%	3,500	—
Loan payable issued March 31, 2020	8%	4,537	—
Current portion of PPP Loans(1)	1%	17,767
		$145,054	$116,250

____________

(1)      See Loans Payable, Non-Current Portion for a description of the PPP Loans.

During January 2020, the loan payable dated October 29, 2019 was amended to increase the principal balance by $3,000 in satisfaction of certain accounts payable. The loans payable issued between September 18, 2019 and March 31, 2019 matured on June 30, 2020. On July 1, 2020, the Company amended the terms of the loans to extend the maturity terms to the earlier of (a) the closing of a Qualified Financing, as defined; or (b) November 1, 2020 (see Note 12 — Subsequent Events).

Loans Payable, Non-Current Portion

The non-current portion of the Company’s loans outstanding as of June 30, 2020 is as follows:

	Simple Interest Rate	June 30, 2020	Maturity Date
Loan payable issued June 12, 2020	8.0%	$150,000	08/31/21
PPP loan payable issued May 5, 2020	1.0%	51,051	05/04/22
PPP loan payable issued April 24, 2020	1.0%	2,000	04/23/22
BBLS loan payable issued June 10, 2020	2.5%	61,630	06/10/26
Subtotal		264,681
Less: current portion of PPP loans (see above)		(17,767)
		$246,914

During April and May 2020, the Company received loans in the aggregate amount of $53,051 (the “PPP Loans”), under the Payroll Protection Program (“PPP”), to support continuing employment during the COVID-19 pandemic.

Effective March 27, 2020, legislation referred to as the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was passed to benefit companies that were significantly impacted by the pandemic. Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of their respective PPP Loans. Such forgiveness will be determined, subject to limitations, based on the use of the loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) incurred during the 24 weeks subsequent to funding, and on the maintenance of employee and compensation levels, as defined, following the funding of the PPP Loan. The Company intends to use the proceeds of their PPP Loans for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loans in whole or in part. Any amounts

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 7 — LOANS PAYABLE (cont.)

not forgiven incur interest at 1.0% per annum and monthly repayments of principal and interest are deferred for six months after the date of disbursement. While the Company’s PPP loans currently have a two-year maturity, the amended law will permit the Company to request a five-year maturity. As of June 30, 2020, the Company recorded accrued interest of $80 related to the PPP loans. During the six months ended June 30, 2020, and December 31, 2019, the Company recorded interest expense of $80 and $0, respectively, related the PPP loans.

On June 10, 2020, the Company received GBP £50,000 (USD $61,630) of cash proceeds pursuant to the BBLS, which provides financial support to businesses across the U.K. that are losing revenue, and seeing their cashflow disrupted, as a result of the COVID-19 outbreak. The BBLS is unsecured, and bears interest at 2.5%. The maximum loan amount is GBP £50,000 and the length of the loan is six years, and payments begin 12 months after the date of disbursement. Early repayment is allowed, without early repayment fees.

On June 12, 2020, the Company entered into a promissory note agreement with an aggregate principal sum of $150,000, which bears interest at 15% per annum and matures on August 31, 2021. See Note 8 — Convertible Notes Payable, Extinguishment of Senior Note and Issuance of New Note for additional details.

Loans Payable, Related Parties

Loans payable to related parties (the “Related Party Loans”) consist of loans payable to certain of the Company’s officers, directors and a greater than 10% investor. The Company had the following loans payable to related parties outstanding as of June 30, 2020 and December 31, 2019:

	Simple Interest Rate	June 30, 2020	December 31, 2019
Loan payable issued September 18, 2019	8%	$50,000	$50,000
Loan payable issued October 8, 2019	0%	4,000	4,000
Loan payable issued October 20, 2019	8%	74,316	79,572
Loan payable issued October 28, 2019	8%	6,401	6,887
Loan payable issued October 29, 2019	8%	40,000	40,000
Loan payable issued October 29, 2019	8%	10,000	10,000
Loan payable issued November 27, 2019	8%	18,526	19,933
Loan payable issued December 11, 2019	8%	9,660	10,133
Loan payable issued January 14, 2020	8%	4,726	—
Loan payable issued January 20, 2020	8%	137,381	—
Loan payable issued January 30, 2020	8%	6,401	—
Loan payable issued February 5, 2020	8%	3,500	—
Loan payable issued February 28, 2020	8%	17,394	—
Loan payable issued March 31, 2020	8%	4,537	—
Loan payable issued April 2, 2020	8%	1,871	—
Loan payable issued April 2, 2020	8%	1,564	—
Loan payable issued April 13, 2020	8%	12,875	—
Loan payable issued April 13, 2020	8%	12,905	—
Loan payable issued April 27, 2020	8%	7,190	—
Loan payable issued May 19, 2020	8%	1,944	—
Loan payable issued May 29, 2020	8%	7,190	—
Loan payable issued May 30, 2020	8%	7,890	—
Loan payable issued June 17, 2020	8%	485	—
		$440,756	$220,525

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 7 — LOANS PAYABLE (cont.)

The Related Party Loan issued on October 20, 2019 is denominated in GBP (£60,000) and is translated to USD using the exchange rate in effect at the balance sheet date (See Note 3 — Summary of Significant Accounting Policies, Foreign Currency Translation). The Company recorded a gain on foreign currency transactions of $5,256 during the six months ended June 30, 2019 related to this loan.

As of June 30, 2020, the Related Party Loans provide for a maturity date upon the earliest of (a) the consummation of the Business Combination; (b) June 30, 2020; or (c) 60 days after the respective issuance date. On July 1, 2020, the Company amended the terms of the Related Party Loans to extend the maturity terms to the earlier of (a) the closing of a Qualified Financing, as defined; or (b) November 1, 2020.

Interest Expense on Loans Payable

During the six months ended June 30, 2020, the Company recognized interest expense and interest expense — related parties associated with the loans of $5,001 and $14,791, respectively. As of June 30, 2020, the Company had accrued interest and accrued interest — related parties associated with the loans of $7,055 and $18,051, respectively. As of December 31, 2019, the Company had accrued interest and accrued interest — related parties associated with the loans of $2,055 and $3,086, respectively. See Note 11 — Related Parties for additional details.

NOTE 8 — CONVERTIBLE NOTES PAYABLE

The following table details the activity of the convertible notes payable during the six months ended June 30, 2020:

	Effective Date	Date Last Amended (if applicable)	Maturity Date (as amended, if applicable)	12/31/2019 Principal Balance	Loans issued Six Months Ended June 30, 2020	Unpaid Interest Capitalized to Principal	Amendment to Senior Notes	6/30/2020 Principal Balance
Amended Senior Note	7/25/2019	6/12/2020	8/28/2021	$1,405,695	$—	$104,418	$(1,510,113)	$—
Amended Senior Note	7/25/2019	6/12/2020	8/28/2021	1,054,878	—	112,561	493,697	1,661,136
Amended Senior Note	7/25/2019	6/12/2020	8/28/2021	26,372	—	2,814	12,342	41,528
Bridge Note	12/27/2019	NA(1)	6/30/2020	250,000	—	—	—	250,000
Bridge Note	1/3/2020	NA(1)	6/30/2020	—	82,500	—	—	82,500
				$2,736,945	$82,500	$219,793	$(1,004,074)	$2,035,164

____________

(1)      See Note 12 — Subsequent Events for details regarding an amendment subsequent to June 30, 2020.

The following table details the activity of the convertible notes payable — related parties during the six months ended June 30, 2020:

	Effective Date	Date Last Amended (if applicable)	Maturity Date (as amended, if applicable)	12/31/2019 Principal Balance	Unpaid Interest Capitalized to Principal	Amendment to Senior Notes	6/30/2020 Principal Balance
Amended Senior Notes	7/25/2019	6/12/2020	8/28/2021	$184,604	17,609	51,396	253,609
180 LP Convertible Note	9/24/2013	NA	9/25/2015	160,000	—	—	160,000
180 LP Convertible Note	6/16/2014	NA	6/16/2017	10,000	—	—	10,000
180 LP Convertible Note	7/8/2014	NA	7/8/2017	100,000	—	—	100,000
				$454,604	$17,609	$51,396	$523,609

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 8 — CONVERTIBLE NOTES PAYABLE (cont.)

Amendment to Senior Notes

On January 13, 2020, the Company and holders of a series of Senior Secured Notes (the “Senior Notes”) agreed to exchange the Senior Notes for new Senior Secured Notes (the “Amended Senior Notes”) with amended terms (the “Senior Note Amendments”). Pursuant to the Senior Note Amendments, the note holders waived all events of default associated with the Senior Notes and the aggregate principal amount and accrued interest of $1,282,205 and $6,411, respectively, was converted to principal in the aggregate amount of $1,846,052 (consisting of $1,282,205 of the outstanding principal of the Senior Notes, $6,411 of accrued interest reclassified to principal, $200,000 of restructuring fees and $357,436 of redemption premiums), of which $186,988 and $935, of aggregate principal and accrued interest, respectively, owed to the Chief Executive Officer and a director of the Company was converted to principal in the aggregate amount of $239,320 (consisting of $186,988 of the outstanding principal of the Senior Notes, $935 of accrued interest reclassified to principal and $52,126 of redemption premiums).

The Company accounted for the amendment to the Senior Notes as note extinguishments, since the present value of future cash flows under the Amended Senior Notes was substantially different than the future cash flows under the Senior Notes. Accordingly, the Company recognized a loss on extinguishment of $886,736, consisting of the issuance of the Amended Senior Note in the aggregate principal amount of $1,846,052, partially offset by the derecognition of the aggregate carrying amount of the extinguished Senior Notes of $1,288,616, plus the immediately recognized beneficial conversion feature of $329,300 arising from the modified conversion terms of the Amended Senior Notes.

The Amended Senior Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries and are secured by: a) the Company’s equity interests in its subsidiaries; b) guarantees issued by those subsidiaries; and c) assets of those subsidiaries.

The Amended Senior Notes were convertible into common stock of the Company at any time following issuance until maturity and automatically convert into common stock of the Company immediately prior to the occurrence of the Business Combination, in either event, at a conversion price of $740.37 per share. If the Company issues any shares of its common stock, or securities that are effectively common stock equivalents, prior to the Business Combination at a price of less than $740.37 per share, then the conversion price per share would be adjusted to the price at which those common shares (or equivalents) were issued.

The Amended Senior Notes bear interest at a rate of 15% per annum and matured in February 2020. On June 12, 2020, the Company entered into an additional amendment with each noteholder to extend the maturity dates from February 2020 to August 2021. Unpaid interest is reclassified to the principal on a monthly basis.

In the event of default: a) the Company is required to notify the holders of these notes within one business day of any such occurrence; b) the interest rate increases to 18% per annum; and c) the holder may require the Company to redeem any or all of the outstanding principal and interest together with a 25% premium.

Additional Amendment to an Amended Senior Note

On June 12, 2020, the Company, KBL, and the holder of an Amended Senior Note in the aggregate principal amount of $1,661,136 agreed that (i) such Amended Senior Note will automatically convert into 404,265 shares of KBL’s common stock upon the Business Combination, and (ii) the holder of such Amended Senior Note and its affiliates shall not sell or dispose more than 5% of the daily trading volume of such shares of common stock as reported by Bloomberg, LP.

Extinguishment of Senior Note and Issuance of New Note

On June 12, 2020, the Company, KBL, certain investors (the “Purchasers”) and the holder (the “Initial Purchaser”) of an Amended Senior Note in the aggregate principal and interest amount of $1,528,360 (consisting of principal of $1,510,113 and accrued interest payable of $18,247) entered into a Securities Purchase Agreement pursuant to which (i) the Amended Senior Note was extinguished, and (ii) KBL sold to the Purchasers a secured

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 8 — CONVERTIBLE NOTES PAYABLE (cont.)

promissory note which is secured by the intellectual property of the Company. Such transaction closed on June 29, 2020. Concurrent with the transaction, on June 12, 2020, the Company, KBL, the Purchasers and Kingsbrook entered into a guaranty agreement pursuant to which the Company is a guarantor to the notes issued by KBL to the Purchasers and Kingsbrook. As of June 30, 2020, the Company determined that contingent payments under the guaranty agreement were not probable.

Additionally, in connection with the Securities Purchase Agreement, the Company issued the Initial Purchaser a loan payable in the principal amount of $150,000 which bears interest at a rate of 15% per annum, payable at maturity. The note matures on August 31, 2021 (see Note 7 Loans Payable, Loans Payable, non-current portion).

During the six months ended June 30, 2020, in connection with the Amended Senior Note extinguishment and loan payable issuance above, the Company recognized a gain on extinguishment of convertible notes payable in the amount of $1,378,360.

Bridge Notes

On January 3, 2020, the Company issued convertible bridge notes in the aggregate amount of $82,500. The total outstanding principal amount of convertible bridge notes of $332,500 (the “Bridge Notes”) and the respective accrued interest will automatically convert into a portion of the 17.5 million shares of KBL common stock to be received upon the consummation of the Business Combination Agreement at a conversion price equal to the lesser of $6.00 per KBL share or 60% of the implied valuation at such time, as defined. The Bridge Notes accrue interest at 15% per annum. The contingently adjustable, non-bifurcated beneficial conversion feature associated with the convertible note will be accounted for at the time the contingency is resolved. The Bridge Notes matured on June 30, 2020. See Note 12 — Subsequent Events, First Amendment of the Bridge Notes for additional details regarding the extensions of the Bridge Notes.

180 LP Convertible Notes

As of June 30, 2020, the Company had related party convertible notes payable in the aggregate principal amount of $270,000 (the “180 LP Convertible Notes”) of which two notes in the aggregate principal amount of $260,000 were held by a director and founder and one note in the principal amount of $10,000 was held by the former Chief Executive Officer. All outstanding principal and the respective accrued interest owed on the 180 LP Notes will automatically be converted effective upon the closing of the first issuance of convertible preferred units (or units with similar rights) with proceeds of at least $1,000,000 (the “Qualified Financing”) into equity interests of the Company of the same class issued to other investors in the Qualified Financing, at a conversion price equal to 80% of the price per unit of the Qualified Financing securities paid by the other investors. The contingently adjustable, non-bifurcated beneficial conversion feature associated with the 180 LP Convertible Notes will be accounted for at the time the contingency is resolved.

Interest on Convertible Notes

During the six months ended June 30, 2020, the Company recorded interest expense of $271,085 related to convertible notes payable, and recorded interest expense — related parties $25,277 related to convertible notes payable — related parties. During the six months ended June 30, 2020, interest in the amount of $219,793 has been reclassified to principal on convertible notes payable, and accrued interest in the amount of $17,609 has been reclassified to principal on convertible note payable — related parties.

As of June 30, 2020, accrued interest related to convertible notes payable was $26,490 and accrued interest — related parties related to convertible notes payable — related parties was $83,219, which is included in accrued expenses and accrued expenses — related parties, respectively, on the accompanying condensed consolidated balance sheets.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has no liabilities recorded for loss contingencies during the six months ended June 30, 2020 and 2019.

Yissum Research and License Agreement

In May 2018, CBR Pharma entered into a worldwide research and license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum Agreement”) allowing CBR Pharma to utilize certain patents. On January 1, 2020, CBR Pharma entered into a first amendment to the Research and License Agreement (“First Amendment”) with Yissum, allowing CBR Pharma to sponsor additional research performed by two Yissum professors. Pursuant to the terms of the First Amendment, the Company will pay Yissum $200,000 plus 35% additional for University overhead for the additional research performed by each professor over a 12-month period, starting May 1, 2020. As of June 30, 2020, the Company owes an outstanding balance of $684,179 in connection with the Yissum Agreement, of which $366,199 is reflected within accounts payable and $317,980 is included in accrued expenses on the accompanying condensed consolidated balance sheet.

Oxford University Agreements

On August 15, 2018, as amended on May 30, 2019, CBR Pharma entered into an agreement (the “Oxford University Agreement”) for a research project with the University of Oxford, which, as amended, expired on March 31, 2020. As of June 30, 2020, the Company owes an outstanding balance of GBP £367,040 (USD $ 452,416) in connection with the Oxford University Agreement, which is reflected within accounts payable on the accompanying condensed consolidated balance sheet.

Consulting Agreement

Effective January 6, 2020, the Company entered into a consulting agreement (the “Consulting Agreement”), with a consultant (the “Consultant”) pursuant to which the Company will receive consulting services in the area of drug development in exchange for consideration of $15,000 per month. The Consulting Agreement has a six-month term, and thereafter automatically renews for successive six-month periods. The Consulting Agreement terminates upon thirty days prior written notice by either party. During the six months ended June 30, 2020, the Company recorded consulting fees of $90,000 related to the Consulting Agreement. During the six months ended June 30, 2020, the Company recorded accrued expenses relating to the Consulting Agreement of $45,000, which have been accrued for in accrued expenses of the accompanying condensed consolidated balance sheet.

On July 1, 2020, the Company entered into an employment agreement with the Consultant, pursuant to which the Consultant will be appointed the Company’s Chief Executive Officer, effective upon the closing of the Business Combination (see Note 12 — Subsequent Events).

Operating Leases

On February 17, 2020, the Company entered into a twelve-month lease agreement to lease office space located in London, UK. The rent is approximately GBP £4,250 (USD $5,259) per month over the lease term for a total lease commitment of GBP £61,200 (USD $75,722). The lease commenced on February 19, 2020 and expires on February 18, 2021. In connection with the lease, the Company paid the landlord a security deposit of GBP £5,100 (USD $6,310). The lease shall continue until one of the following two events occur: (a) another lease agreement is entered into by the parties or (b) either party gives not less than three full calendar months written notice terminating this agreement prior to the expiration date. The Company elected to apply the practical expedient available under ASC 842 — “Leases” pursuant to which the right of use assets and lease liabilities are not recognized for short-term leases.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

The Company’s rent expense amounted to GBP £17,507 (USD $22,067) and GBP £0 for the six months ended June 30, 2020 and 2019, respectively. Rent expense is reflected in general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

NOTE 10 — STOCKHOLDERS’ EQUITY (DEFICIENCY)

During the six months ended June 30, 2020, the Company issued 2,773 shares of its common stock upon the exchange of common stock equivalents that were granted in connection with the Reorganization and 73 shares of its common stock in exchange for cash proceeds of $72,500.

During the six months ended June 30, 2019, the Company issued an aggregate of 2,622 shares in exchange for services and for an aggregate cash consideration of $1,125,601, and 18,297 shares with an aggregate issuance date fair value of $12,992,469 in full satisfaction of accrued issuable equity and investor deposits.

NOTE 11 — RELATED PARTIES

Due from Related Parties

As of June 30, 2020, due from related parties was $321,904, which consisted of (i) a receivable of $300,000 due from a research and development company that has shared officers and directors, (ii) a travel advance of $13,248 to a company which shared officers and directors, and (iii) a receivable of $8,656 related to furniture and fixtures sold to a company with shared officers and directors. Due from related parties was $73,248 as of December 31, 2019 and consists of (i) a receivable of $60,000 due from a research and development company that has shared officers and directors and (ii) a travel advance of $13,248 to a company with shared officers and directors.

Accounts Payable — Related Parties

As of June 30, 2020, accounts payable — related parties was $148,606, which consisted of $130,750 for professional fees provided by the Company’s officers and directors and $17,856 for accounting fees for services provided by a director and his company. Accounts payable — related parties was $123,035 as of December 31, 2019 and consists of $101,009 for professional services provided by the Company’s directors and $22,026 for accounting fees for services provided by a director and his company.

Accrued Expenses — Related Parties

As of June 30, 2020, accrued expenses — related parties was $237,638, which consisted of $101,157 of interest accrued on loans and convertible notes due to certain officers and directors of the Company and $136,481 of accrued consulting fees for services provided by certain directors of the Company. Accrued expenses — related parties of $177,074 as of December 31, 2019, consists of $78,610 of interest accrued on loans and convertible notes due to the certain officers and directors of the Company, $30,464 of accrued professional fees for services provided by certain directors of the Company and $68,000 of accrued accounting fees related to services provided by a Company director and his company. See Note 6 — Accrued Expenses for more information.

Due to Related Parties

As of June 30, 2020 and December 31, 2019, due to related parties was $25,187 and $17,341, respectively, which represented an overpayment of rent by a company that is subleasing space from the Company in Toronto, Canada whose directors and officers are affiliated with the Company.

Loan Payable — Related Parties

As of June 30, 2020 and December 31, 2019, loans payable — related parties was $440,756 and $220,525, respectively. See Note 7 — Loan Payables for more information.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 11 — RELATED PARTIES (cont.)

Convertible Notes Payable — Related Parties

As of June 30, 2020 and December 31, 2019, convertible notes payable — related parties was $523,609 and $454,604, respectively, which represents the principal balance of convertible notes owed to certain officers and directors of the Company. See Note 8 — Convertible Notes Payable for more information.

General and Administrative Expenses — Related Parties

During the six months ended June 30, 2020, the Company incurred $96,402 of general and administrative expenses for related party services for professional fees paid to current or former officers, directors or greater than 10% investors of the Company, or affiliates thereof. During the six months ended June 30, 2019, the Company incurred $157,704 of general and administrative expenses for related party services for professional fees paid to current or former officers, directors or greater than 10% investors, or affiliates thereof.

Other Income — Related Parties

During the six months ended June 30, 2020 and 2019, the Company recorded $240,000 and $0, respectively, of other income related to a one-year research and development agreement with a company who shares common officers and directors with the Company. There was no other income with related parties amounts during the six months ended June 30, 2019. See Note 12 — Subsequent Events, Amended Agreement with Reformation Pharmaceuticals — Related Party.

Interest Expense — Related Parties

During the six months ended June 30, 2020, the Company recorded $41,670 of interest expense — related parties, of which $26,745 related to interest on certain convertible notes held by officers and directors of the Company and $14,925 related to interest expense on loans from officers, directors and a greater than 10% investor of the Company. There was no interest expense with related parties during the six months ended June 30, 2019.

Change in Fair Value of Accrued Issuable Equity — Related Parties

During the six months ended June 30, 2020 and 2019, the Company recorded a charge of $0 and $3,862,073, respectively, related to the change in the fair value of common stock earned by, but not yet issued to, officers, directors and investors of the Company in exchange for corporate advisory services.

NOTE 12 — SUBSEQUENT EVENTS

Appointment of New Chief Executive Officer as of the Business Combination

On July 1, 2020, the Company, KBL and the Board of Directors appointed a new Chief Executive Officer (“CEO”) of the Company, effective upon the closing of the Business Combination, at an initial base salary of $250,000 per year. Upon the termination of employment by the Company without cause, or by the CEO for Good Reason, as defined, the CEO is entitled to severance payments in the form of continued base salary and health insurance for twelve months following the date of termination.

Amended Agreement with ReFormation Pharmaceuticals — Related Party

On July 1, 2020, the Company entered into an amended agreement with ReFormation Pharmaceuticals, Corp. (“ReFormation”) and 360 Life Sciences Corp. (“360”), whereby 360 has entered into an agreement to acquire 100% ownership of ReFormation, on or before July 31, 2020 (“Closing Date”). The Company shares officers and directors with each of ReFormation and 360. Upon the Closing Date, 360 will make tranche payments to 180 LP in the aggregate amount of $300,000. The parties agree that the obligations will be paid by 360 to 180 LP by payments of $100,000 for every $1,000,000 raised through the financing activities of 360, up to a total of $300,000, however, not less than 10% of all net financing proceeds received by 360 shall be put towards the obligation to the Company until paid in full. This transaction closed on July 31, 2020.

180 LIFE SCIENCES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

NOTE 12 — SUBSEQUENT EVENTS (cont.)

First Amendment of the Bridge Notes

On July 7, 2020, effective June 29, 2020, the Company entered into an amendment agreement with each Bridge Noteholder (the “Amended Bridge Notes”). Pursuant to the terms of the Amended Bridge Notes, (i) the maturity dates of the Bridge Notes were extended to August 2021, (ii) the principal under each Bridge Note by is increased by 10%, (iii) the conversion price is decreased to $4.23 per share from $6.00 per share. Additionally, principal owed under the Amended Bridge Notes no longer automatically converts upon the consummation of a Business Combination, but automatically converts at maturity.

Investor Relations Consulting Agreement

On September 4, 2020, effective September 15, 2020 (“Effective Date”), the Company entered into a one-year consulting agreement with a consulting firm to provide investor relations, strategic and financial planning, and other services related to the business. Pursuant to the terms of the agreement, the Company shall pay the consulting firm (i) $10,000 paid in cash monthly, (ii) $5,000 of shares of restricted common stock of KBL for each full calendar month, to be issued at the end of each quarter with a price per share based on the closing sales price of KBL’s common stock on the last trading day of each applicable calendar quarter and (iii) $30,000 of shares of restricted common stock of KBL earned quarterly and to be issued at the end of the quarter if certain goals are met (goals will be agreed upon prior to the end of the first quarter) at a price per share equal to $10.95, based upon the closing sales price of KBL’s common stock on the Effective Date. Either the Company or the consulting firm may terminate this agreement upon thirty (30) days prior written notice.

KBL Payments Made on Behalf of 180

Subsequent to June 30, 2020, KBL paid an aggregate amount of $641,000 on behalf of 180 in the form of payments to various vendors of 180 and cash paid directly to 180 in order to fund its operations.

Amendment to the Employment Agreement of New Chief Executive Officer

On September 1, 2020, the Company entered into an amended agreement with the CEO-elect of the Business Combination, whereby he shall become the CEO of 180 effective July 1, 2020. The CEO’s base salary, which was set in the July 1, 2020 employment agreement as $250,000, shall be effective July 1, 2020 instead of upon the Business Combination and the base salary shall be increased to $360,000 starting September 1, 2020. The salary will be accrued and paid upon the closing of the Business Combination.

New Oxford University Research and Development Agreements

On September 18, 2020, the Company entered into a 3 year research and development agreement with the University of Oxford (“Oxford University”) to research and investigate the mechanisms underlying fibrosis in exchange for aggregate consideration of $1,022,750 (£795,468), of which $102,858 (£80,000) is to be paid 30 days after the project start date and the remaining amount is to be paid in four equal installments of $229,973 (£178,867) on the 6 month anniversary and each of the annual anniversaries of the project start date. The agreement can be terminated by either party upon written notice or if the Company remains in default on any payments due under this agreement for more than 30 days.

On September 21, 2020, the Company entered into a 2 year research and development agreement with Oxford University for the clinical development of cannabinoid drugs for the treatment of inflammatory diseases in exchange for aggregate consideration of $588,860 (£458,000), of which $130,858 (£101,778) is to be paid 30 days after the project start date and the remaining amount is to be paid every 6 months after the project start date in 4 installments, whereby $130,858 (£101,778) is to be paid in the first 3 installments and $65,428 (£50,888) is to be paid as the final installment. The agreement can be terminated by either party upon written notice or if the Company remains in default on any payments due under this agreement for more than 30 days.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
CannBioRex Pharmaceuticals Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of CannBioRex Pharmaceuticals Corp. (the “Company”) as of December 31, 2018, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficiency and cash flows for the period from March 8, 2018 (Inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from March 8, 2018 (Inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has a significant working capital deficiency, incurred significant losses since Inception and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY

November 12, 2019

CANNBIOREX PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEET

(Expressed in US Dollars)

December 31, 2018
Assets
Current Assets:
Cash	$53,672
Due from related parties	23,628
Prepaid expenses and other current assets	150,374
Restricted cash	49,020
Total Current Assets	276,694
Property and equipment, net	64,780
Deposits	94,293
Intangible asset, net	74,200
Total Assets	$509,967

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$196,099
Accounts payable – related parties	12,554
Accrued expenses	380,330
Accrued issuable equity	25,813
Accrued issuable equity – related party	27,983
Due to related parties	61,336
Total Current Liabilities	704,115
Long term liabilities – related parties	30,502
Total Liabilities	734,617

Commitments and Contingencies (Note 12)
Stockholders’ Deficiency:
Common stock, no par value, unlimited number of shares authorized; 154,775,003 shares issued and outstanding	4,335,602
Accumulated other comprehensive loss	(16,418)
Accumulated deficit	(4,543,834)
Total Stockholders’ Deficiency	(224,650)
Total Liabilities and Stockholders’ Deficiency	$509,967

The accompanying notes are an integral part of these consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in US Dollars)

For The Period From March 8, 2018 (Inception) Through December 31, 2018
Operating Expenses (Income):
Research and development	$631,507
General and administrative	3,036,677
Rental income – related parties	(113,215)
General and administrative – related parties	939,081
Total Operating Expenses	4,494,050
Loss From Operations	(4,494,050)

Other Income (Expense):
Interest income	6,444
Change in fair value of accrued issuable equity	(33,247)
Change in fair value of accrued issuable equity – related party	(22,981)
Total Other Expense, Net	(49,784)
Net Loss	(4,543,834)
Other Comprehensive Loss
Foreign currency translation adjustments	(16,418)
Total Comprehensive Loss	$(4,560,252)

The accompanying notes are an integral part of these consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

(Expressed in US Dollars)

	Common Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount
Balance – March 8, 2018 (Inception)	—	$—	$—	$—	$—
Issuances of common stock(1)	154,775,003	4,335,602	—	—	4,335,602
Net loss	—	—	—	(4,543,834)	(4,543,834)
Foreign currency translation adjustments	—	—	(16,418)	—	(16,418)
Balance – December 31, 2018	154,775,003	$4,335,602	$(16,418)	$(4,543,834)	$(224,650)

____________

(1)      Includes $3,263,546 of cash consideration for 144,575,001 shares of common stock (see Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Expressed in US Dollars)

For The Period From March 8, 2018 (Inception) through December 31, 2018
Cash Flows From Operating Activities:
Net loss	$(4,543,834)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,360
Stock-based compensation	1,062,358
Change in fair value of accrued issuable equity	56,228
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(156,765)
Deposits	(98,395)
Accounts payable	216,788
Due from related parties	(24,154)
Due to related parties	64,109
Long term liabilities – related parties	31,881
Accrued expenses	393,381
Total Adjustments	1,553,791
Net Cash Used In Operating Activities	(2,990,043)

Cash Flows From Investing Activities:
Purchases of property and equipment	(75,232)
Acquisition of technology licenses	(78,186)
Net Cash Used In Investing Activities	(153,418)

Cash Flows from Financing Activities:
Proceeds from sales of common stock	3,263,546
Net Cash Provided By Financing Activities	3,263,546
Effect of Exchange Rate Changes on Cash	(17,393)
Net Increase In Cash and Restricted Cash	102,692
Cash and Restricted Cash – March 8, 2018 (Inception)	—
Cash and Restricted Cash – End of Period	$102,692

Reconciliation of cash and restricted cash as reported in the accompanying consolidated balance sheet:
Cash	$53,672
Restricted cash (See Note 3)	49,020
Total cash and restricted cash	$102,692

The accompanying notes are an integral part of these consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

CannBioRex Pharmaceuticals Corp. (“CBR Pharma” or the “Company”) was incorporated on March 8, 2018 under the provisions of the Business Corporation Act of British Columbia.

The Company and its wholly owned subsidiaries, CannBioRex Pharma Limited (“U.K. subsidiary”), located in the United Kingdom (“U.K.”), and Petcanna Pharma Corp. (“Petcanna subsidiary”), located in Toronto, Canada, is a pharmaceutical research company specializing in the clinical development of synthetic pharmaceutical grade cannabinoid compounds for the treatment of rheumatoid arthritis and related arthritic diseases.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not generated any revenues and has incurred a significant loss since inception. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase and consequently, will require significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurances that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or successfully marketed. The Company plans to undertake additional laboratory studies with respect to its intellectual property, and there can be no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

These consolidated financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2018, the Company has an accumulated deficit of $4,543,834 and working capital deficiency of $427,421. The Company’s ability to maintain its existence is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations. Financing options available to the Company include potential debt and equity financings. If the Company is unable to obtain such additional financing timely, the Company may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for the reasonable period of time, which is defined as within one year after the date that the consolidated financial statements are issued. Realization of the Company’s assets may be substantially different from the carrying amounts presented in these consolidated financial statements and, the accompanying consolidated financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern. See Note 14 — Subsequent Events for additional details regarding the private merger (“Reorganization”) between the Company, 180 Therapeutics L.P. (“180 LP”), Katexco Pharmaceuticals Corp. (“Katexco”), and 180 Life Sciences Corp. (“180”) and for the public merger (“Business Combination”) between 180 and a special purpose acquisition company and public company.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Company include the accounts of the Company and its U.K. subsidiary. All intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in these financial statements include, but are not limited to the allowance for doubtful accounts, useful lives of long-lived assets and intangible assets, the fair value of accrued issuable equity and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

Management estimated the fair value of the common stock issued pursuant to the market approach, by referring to prior cash sales of the Company’s common stock to unrelated parties. Accordingly, the Company valued its common stock to be at CAD $0.005 between inception and May 2018 and CAD $0.10 between May 2018 and December 2018. In the event that a service provider becomes entitled to common stock in exchange for services prior to the issuance of common stock, the Company will record accrued issuable equity at the equity’s fair value and recognize the discount from any cash proceeds, if applicable, to stock-based compensation, as described above. In the event that cash is received by the Company from an investor before the common stock has been issued, the Company will recognize an investor deposit for the value of the payment received.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents in the financial statements. At December 31, 2018, the Company had no cash equivalents. The Company has cash deposits in several financial institutions in various locations. As of December 31, 2018, the Company had bank accounts in Canada and the U.K. In Canada, the Company has Canadian dollar (“CAD”) and United States dollar (“USD”) bank accounts that had cash balances of CAD $17,235 ($12,631) and $37,662 respectively. As of December 31, 2018, the Company had a cash balance of £2,652 ($3,379) held in its U.K. bank account. As of December 31, 2018, there were no uninsured cash balances in Canada. The Company had a restricted cash balance of $49,020 as of December 31, 2018, which relates to funds in escrow for a certain vendor’s invoices.

Property and Equipment

Property and equipment consist primarily of furniture, fixtures and equipment and leasehold improvements and are stated at cost less accumulated depreciation. The Company depreciates such assets utilizing the straight-line method over the assets’ estimated useful lives.

Leasehold improvements are amortized using the straight-line method over the shorter of the original term of the lease, plus reasonably expected renewal terms, or the estimated useful life of the improvement.

The Company’s property and equipment are depreciated using 5 years as the estimated useful lives.

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. An impairment would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

The Company did not record any impairment losses during the period ended December 31, 2018.

Intangible Assets

The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight-line basis. As of December 31, 2018, the Company’s intangible assets consist of licensed patents, which are being amortized approximately between 22 and 23 years. Generally, patents have a useful life of up to 25 years from the patent application date and the licensed patents are being amortized over their remaining life.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) No. 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities;

Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as cash and accounts payable, approximate their fair values due to the short-term nature of those instruments. The Company’s aggregate accrued issuable equity with a fair value of $53,796 as of December 31, 2018, represents Level 3 financial instruments. See “Use of Estimates” in this section or details relating to the Company’s valuation methodology.

Research and Development

Research and development expenses are charged to operations as incurred. During the period from March 8, 2018 (Inception) through December 31, 2018, the Company incurred $631,507 of research and development expenses.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Upon the exercise of an award, the Company issues new shares of common stock out of its authorized shares.

Foreign Currency Impacts

The Company’s functional currency is Canadian Dollar and reporting currency is the U.S. Dollar. The functional currency of the Company’s operating subsidiary is its local currency (British Pound) and its reporting currency is the U.S. Dollar. Assets and liabilities are translated based on the exchange rates at the balance sheet date, while expense accounts are translated at the weighted average exchange rate for the period. Equity accounts are translated at historical exchange rates. The resulting translation gain and loss adjustments are accumulated as a component of other comprehensive loss.

Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in results of operations. The Company recorded $2,649 of transaction losses for the period from March 8, 2018 (Inception) ended December 31, 2018. Such amounts have been classified within general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board ASC Topic 740 “Income Taxes” (“ASC 740”).

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognized deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company utilizes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2018. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statement of operations. The Company did not record any such expenses during the period from March 8, 2018 (Inception) to December 31, 2018.

Comprehensive Loss

Comprehensive income (loss) is defined as the change in equity of an entity from all sources other than transactions with owners. Other comprehensive income (loss) includes foreign currency translation adjustments. During the period from March 8, 2018 (Inception) through December 31, 2018, other comprehensive loss was $16,418. As of December 31, 2018, the exchange rate between the CAD Dollar and U.S. Dollar was 1 to 0.7329 and the weighted average exchange rate for the period from March 8, 2018 (Inception) through December 31, 2018 was 1 to 0.7660. For the Company’s U.K. subsidiary, as of December 31, 2018, the exchange rate between the British Pound and U.S. Dollar was 1 to 1.2741 and the weighted average exchange rate for the period from March 8, 2018 (Inception) through December 31, 2018, was 1 to 1.2994.

Subsequent Events

The Company has evaluated events that have occurred after the balance sheet and through the issuance date of these consolidated financial statements. Based upon that evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 15, Subsequent Events.

NOTE 4 — RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” (“ASU 2018-10”), ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” (“ASU 2018-11”) in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” (“ASU 2018-20”) in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating these ASUs and their impact on its consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 4 — RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (cont.)

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718),” (“ASU 2018-07”). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share-based payments. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company is currently evaluating ASU 2018-07 and its impact on its consolidated financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company early adopted ASU 2016-15, but no awards were impacted by the change through December 31, 2018.

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

December 31, 2018
Research and development expenses	$57,066
Value-added tax receivable	53,336
Travel expenses	18,723
Professional fees	13,600
Prepaid insurance	7,649
$150,374

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

December 31, 2018
Furniture, fixtures, and equipment	$64,359
Leasehold improvements	7,619
71,978
Less accumulated depreciation and amortization	(7,198)
$64,780

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 6 — PROPERTY AND EQUIPMENT (cont.)

Depreciation and amortization expenses are classified in general and administrative expense in the accompanying statement of operations. During the period from March 8, 2018 (Inception) through December 31, 2018, depreciation expense totaled $7,523. Most of the Company’s property and equipment is located in Canada and gross asset costs and accumulated depreciation reported in US dollars are impacted by the fluctuation of the Canadian Dollar relative to the U.S. dollar.

NOTE 7 — INTANGIBLE ASSET

On May 13, 2018, the Company entered into a research and license agreement (the “Yissum Agreement”) with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum”). Pursuant to the Research and License Agreement, the Company obtained a worldwide, exclusive, royalty-bearing license for patents (collectively, the “Licensed Patents”) from Yissum for the treatment of any and all veterinary and human medical conditions, including obesity, pain, inflammation and arthritis. As consideration for the grant of the Licensed Patents, the Company paid Yissum $75,000 to purchase the Licensed Patents, which was capitalized. Furthermore, the Company will pay an annual license maintenance fee (the “License Maintenance Fee”) of $50,000 on May 1, 2019 and each May 1st thereafter until (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period. The License Maintenance Fee is non-refundable but may be credited each year against royalties on account of net sales made from May 1st to April 30th (the “Net Sales”). The amortization expense for the period from March 8, 2018 (Inception) through December 31, 2018, was $800. Please refer to the Yissum Agreement in Note 13, Commitments and Contingencies.

Intangible assets and accumulated amortization consist of the following:

	Licenses	Accumulated Amortization	Total
Balance as of March 7, 2018 (Inception)	$75,000	$—	$75,000
Amortization expense	—	(800)	(800)
Balance as of December 31, 2018	$75,000	$(800)	$74,200
Weighted average remaining amortization period at December 31, 2018 (in years)	21.2

Future amortization related to intangible assets are as follows:

For the Years Ending December 31,	Amortization
2019	$3,495
2020	3,495
2021	3,495
2022	3,495
2023	3,495
Thereafter	56,726
$74,200

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 8 — ACCRUED EXPENSES

Accrued expenses consist of the following:

December 31, 2018
Professional fees	$190,465
Payroll	85,471
Research and development	57,907
Consulting fees	24,789
Patent filing fees	14,858
Director fees	6,840
$380,330

See Note 3 — Significant Accounting Policies — Use of Estimates for details relating to the Company’s valuation methodology.

NOTE 9 — ACCRUED ISSUABLE EQUITY

Pursuant to an agreement, the Company has agreed to issue 266,606 shares of common stock with a fair value of $25,813 on December 31, 2018 and earned in December 2018, to a vendor, in exchange for public relations services.

The accrued issuable equity-related party consists of 300,000 shares with a fair value of $27,983 on December 31, 2018, to be issued to a stockholder with a greater than 10% ownership in the Company. The stock was issued for cash and in exchange of corporate advisory fees.

See Note 3 — Summary of Significant Accounting Policies — Use of Estimates for details relating to the Company’s valuation method.

NOTE 10 — STOCKHOLDERS’ EQUITY

The Company’s authorized share capital consists of an unlimited number of common shares without par value.

During the period from March 8, 2018 (Inception) through December 31, 2018, the Company issued an aggregate of 154,775,003 common shares for cash consideration ranging from CAD $0.005 per share to CAD $0.10 per share or for services. The Company received aggregate cash consideration of $3,263,546 and recorded non-cash stock-based compensation expense of $1,062,358, which is reflected in general and administrative expense in the statement of operations, for either the difference between the cash consideration and the fair value of the stock issued or corporate advisory services.

NOTE 11 — RELATED PARTY TRANSACTIONS

Due from Related Parties

Due from related parties was $23,628 as of December 31, 2018, which was owed by various companies that are subleasing space from the Company in Toronto, Canada where directors and officers of the Company are affiliated with these companies.

Accounts Payable

Accounts payable — related parties of $12,554 as of December 31, 2018 represent liabilities for professional services provided by the Company’s directors.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 11 — RELATED PARTY TRANSACTIONS (cont.)

Accrued Issuable Equity

Accrued issuable equity — related parties valued at $27,983 as of December 31, 2018 relates to unissued common shares to be issued to a greater than 10% investor of the Company, including his spouse, in exchange for corporate advisory services.

Due to Related Parties

Due to related parties of $61,336 as of December 31, 2018 represents liabilities for advances and professional services, of which $12,060 were due to officers and $49,276 was due to KTX.

Long-Term Liabilities — Related Parties

Long-term liabilities — related parties of $30,502 as of December 31, 2018 represents long-term rent deposits received from companies that are subleasing office space in Toronto, Canada that share officers and directors.

General and Administrative Expense

During the period from March 8, 2018 (Inception) through December 31, 2018, the Company incurred $939,081 of general and administrative expenses for related party services, including (a) $449,534 of stock-based compensation for services provided by a greater than 10% investor; (b) $485,327 for professional fees, of which $58,603, $353,377, and $73,347 was paid to directors, affiliates, and officers of the Company, respectively paid to current or former officers, directors or greater than 10% investors, or affiliates thereof; and (c) $4,220 for travel paid to a company whose directors and officers are also directors and officers of the Company.

Rental Income

During the period from March 8, 2018 (Inception) through December 31, 2018, the Company recorded $113,215 of rental income for sub-leasing office space in Toronto, Canada to companies with shared officers and directors.

Change in Fair Value

During the period from March 8, 2018 (Inception) through December 31, 2018, the Company recorded $22,981 of reporting date fair value of unissued shares of common stock be issued to a stockholder with a greater than 10% ownership interest in the Company in exchange for corporate advisory fees.

NOTE 12 — INCOME TAXES

During the period from March 8, 2018 (Inception) to December 31, 2018, the Company was subject to Federal income taxes in Canada and provincial income taxes in the Province of British Columbia and its 100% owned subsidiary was subject to Federal income taxes in the United Kingdom (“UK”).

The Canadian and UK components of loss before income taxes for the period from March 8, 2018 (Inception) to December 31, 2018 were as follows:

Canada	$(3,819,428)
United Kingdom	(724,406)
Loss before income taxes	$(4,543,834)

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 12 — INCOME TAXES (cont.)

The income tax benefits for the period from March 8, 2018 (Inception) to December 31, 2018 and the change in the valuation allowance were as follows:

Deferred tax benefits:
Federal	$542,764
Provincial	324,101
866,865
Change in valuation allowance	(866,865)
Provision for income taxes	$—

The reconciliation of the Canadian Federal statutory income tax rate to the Company’s effective income tax rate for the period from March 8, 2018 (Inception) to December 31, 2018 was as follows:

Canadian Federal statutory rate	15.0%
Effect of the difference between Canadian and UK Federal statutory rates	0.6%
Provincial taxes, net of federal benefit	10.1%
Permanent differences:
Stock-based compensation	(6.3)%
Change in the fair value of accrued issuable equity	(0.3)%
Change in valuation allowance	(19.1)%
Effective income tax rate	0.0%

The tax effects of temporary differences that give rise to deferred tax assets as of December 31, 2018 were as follows:

Net operating loss carryforwards	$866,865
Valuation allowance	(866,865)
Deferred tax assets, net	$—

The Company has incurred losses since it commenced operations in March 8, 2018 (Inception) and had Canadian and UK net operating loss carryforwards of approximately $3,819,000 and $724,000, respectively, as of December 31, 2018 to offset future taxable income. The former will expire in 2038 and the latter may be used indefinitely. The use of such net operating loss carryforwards is contingent upon the future profitability of the Company. Thus, management has determined that the realizability of the deferred tax asset of $866,865 as of December 31, 2018 does not meet the more-likely-than-not threshold and, accordingly, established a 100% valuation allowance as of that date.

The Company does not have any uncertain tax positions or events leading to uncertainties regarding any tax positions. The Company has no income tax returns under examination and its 2018 income tax returns are subject to examination by various taxing authorities.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Research and License Agreements

Yissum Agreement

On May 13, 2018, the Company entered into a worldwide research and license agreement with Yissum Research development Company of the Hebrew University of Jerusalem, Ltd. (“Yissum Agreement”) that allows the Company to utilize Licensed Patents. As part of the agreement, the Company negotiated a research program under which the Company has agreed to fund a $400,000 budget for a 12-month period commencing May 13, 2018, to be paid in four installments as follows: $200,000 within 10 days of signing, $100,000 at 3 months, $50,000 at 6 months and $50,000 at 9 months. As of December 31, 2018, the Company has paid a total of $300,000 of which $248,635 is reflected in research and development expenses in the accompanying consolidated statement of operations and $46,381 is included in prepaid expenses and other current assets on the accompanying consolidated balance sheet (the difference of $4,984 results from fluctuations in the exchange rate). The 3rd installment of $50,000, which was due in November 2018, had not been paid as of December 31, 2018.

The Company has also entered into consulting agreements with Yissum whereby Yissum has agreed to provide certain of its employees as consultants to the Company. Commencing May 13, 2018, the Company has agreed to pay Yissum a total of $100,000 per annum per person for a term of three years. As of December 31, 2018, the Company has a paid a total of $124,488 in consulting fees related to research and development.

The Licensed Patents shall expire, if not earlier terminated pursuant to the provisions of the Yissum Agreement, on a country-by-country, product-by-product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in items (i) or (ii) above expire in a particular country prior to the period referred to in item (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

Royalties will be payable to Yissum if Net Sales are US $500,000,000 or greater, calculated at 3% for the first annual $500,000,000 of Net Sales and at 5% of Net Sales thereafter.

Pursuant to the Yissum Agreement (see Note 7 — Intangible Asset), if Yissum achieves the following milestones, the Company will be obligated to make the following payments:

(i)     $75,000 for successful point of care in animals;

(ii)    $75,000 for submission of the first investigational new drug testing;

(iii)   $100,000 for commencement of one phase I/II trial;

(iv)   $150,000 for commencement of one phase III trial;

(v)    $100,000 for each product market authorization/clearance (maximum of $500,000); and

(vi)   $250,000 for every $250,000,000 in accumulated sales of the product until $1,000,000,000 in sales is achieved.

In the event of a sale by the Company’s shareholders of their common shares or the transfer or assignment of the Yissum Agreement, the Company is obligated to pay Yissum a fee of 5% of the consideration received by the Company pursuant to such corporate transaction. In the event of an initial public offering (“IPO”), the Company will issue 5% of the issued and outstanding shares, on a fully diluted basis, to Yissum prior to the closing of the IPO. These shares will be subject to: (a) as to half of such shares, a lock-up period ending 12 months from the IPO listing date and as to the other half of such shares, a lock-up period ending 24 months from the IPO listing date, and (b) in any event, any resale restrictions (including lock-ups and hold periods).

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 13 — COMMITMENTS AND CONTINGENCIES (cont.)

Petcanna Sub-License Agreement

On August 20, 2018 (“effective date”), the Company entered into a sub-license agreement with their Petcanna subsidiary, Petcanna Pharma Corp., of which the former Chief Financial Officer is a director of, a private company with the same principals as the Company, whereby the Company has granted the sub-license on the Licensed Patents to pursue development and commercialization for the treatment of any and all veterinary conditions. In consideration, the Petcanna subsidiary will (a) issue 9,000,000 common shares of its share capital to each of the Company and Yissum 30 days after the effective date; and (b) pay royalties of 1% of net sales. The Company will be issued 85% and Yissum will be issued 15% of the 9,000,000 common shares of the Petcanna subsidiary.

Oxford University Agreement

On August 15, 2018, the Company entered into an agreement (the “Oxford University Agreement”) for the sponsorship of a research project with the University of Oxford (“Oxford”). The Oxford University Agreement provides that Oxford will undertake a 12-month research project (the “Project’) based around the clinical development of cannabinoid-based and non-cannabinoid-based drugs that are known to exhibit both anti-inflammatory and immunomodulatory properties. The aim of the Project is to develop and characterize chemical compounds that are synthesized at Yissum in order to create treatments for rheumatoid arthritis and other chronic inflammatory conditions, and to eventually obtain regulatory approval in order to initiate early-phase clinical trials in patients. The Company has agreed to pay to Oxford the following, which is being recognized on a straight-line basis over the 12-month term of the Oxford Agreement:

(i)     £166,800 on signing of the agreement,

(ii)    £166,800 six months after commencement of the Project,

(iii)   £166,800 nine months after commencement of the Project and

(iv)   £55,600 twelve months after commencement of the Project.

As of December 31, 2018, the Company has paid a total of £166,800 (USD $212,520). The Company has expensed £208,500 (USD $265,650) in research and development and £41,700 (USD $53,130) is recorded in accrued expenses.

Scollard Lease Agreement

On June 8, 2018, the Company entered into a thirty (30) month agreement to lease office space located in Toronto, Canada. The base rent ranges from CAD $15,000 (USD $10,993) to CAD $20,000 (USD $14,658) per month over the lease term for a total base lease commitment of CAD $580,000 (USD $425,082). The lease expires on November 30, 2020. In connection with the lease, the Company paid the landlord a security deposit of CAD $240,000, of which CAD $120,000 (USD $87,948) will serve as a payment for the first six months of the term and CAD $120,000 (USD $91,924) will be applied against the last 6 months of the term. The Company records lease expense on a straight-line basis over the term of the lease.

For the Years Ending December 31,	Minimum Lease Payments
2019	$175,896
2020	161,238
$337,134

The Company is subleasing the office space in Toronto, Canada to various other companies on a month to month basis. Please refer to due to related parties in Note 10 Related Parties.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 13 — COMMITMENTS AND CONTINGENCIES (cont.)

WeWork Membership Lease Agreements

On June 26, 2018, the Company entered into a six (6) month agreement to lease office space located in London, UK. The rent is £2,940 (USD $3,820) per month over the lease term for a total lease commitment of £17,640 (USD $22,921). The lease commitment commenced on July 1, 2018 and expired on December 31, 2018 and now is month to month. In connection with the lease, the Company paid the landlord a deposit of £5,550 (USD $7,071), and as of December 31, 2018 the remaining deposit was £2,775 (USD $ 3,536).

On October 17, 2018, the Company entered into a twelve (12) month lease agreement to lease office space located in London, UK. The rent is £3,700 (USD $4,808) per month over the lease term for a total lease commitment of £44,400 (USD $57,693). The lease commitment commenced on December 1, 2018 and expires on November 30, 2019. In connection with the lease, the Company paid the landlord a security deposit of £4,410 (USD $5,619) and as of December 31, 2018 the remaining deposit was £2,205 (USD $ 2,809).

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. During the period from March 8, 2018 (Inception) through December 31, 2018, the Company had no liabilities recorded for loss contingencies as of December 31, 2018.

NOTE 14 — SUBSEQUENT EVENTS

Common Stock Issuances

Subsequent to December 31, 2018, the Company issued an aggregate of 589,346 shares of common stock in satisfaction of 289,346 shares of accrued issuable equity for consulting services and 300,000 of accrued issuable equity to an affiliate of the Company

Subsequent to December 31, 2018, the Company issued 14,221,194 shares of its common stock pursuant to new subscription agreements. The cash consideration for those shares was $1,538,435.

Subsequent to December 31, 2018, the Company issued 268,000 shares of its common to stock to a director in exchange for consulting services valued at $30,147.

Loan Agreements

On April 30, 2019, the Company entered into two loan agreements with companies that have shared officers. The Company can lend up to $150,000 to one related party and CAD $200,000 (or USD $146,580 as of December 31, 2018) to another related party and will earn a simple annual interest rate of 8% on the loan balance.

Office Sub-Lease

In May 2019, the Company executed a formal sub-lease for the Toronto, Canada office space with directors of the Company. The rental and common costs of the office space are to be split between the two companies on an equal basis. The monthly base rent portion for the Company is CAD $10,000 (USD $7,661) per month over the lease term, which expires November 30, 2020. In addition, the Company is sub-leasing space to other companies that have common officers and directors on an informal basis.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 14 — SUBSEQUENT EVENTS (cont.)

Common Cost Allocation

The Company entered into various cost sharing agreements between March 26, 2019 and May 21, 2019 with Katexco and 180 LP, all related parties that have common directors and officers with the Company. The companies agree to share certain future merger expenses for specific transactions as follows:

	Reorganization Costs	Business Combination Costs Incurred in the United States	Business Combination Costs Incurred in Canada
CBR Pharma	25.93%	28.57%	47.62%
Katexco	29.63%	31.43%	52.38%
180 LP	44.44%	40.00%	0.00%
	100.00%	100.00%	100.00%

Advance to Related Party

On March 26, 2019 and April 10, 2019, the Company advanced a total of $306,649 to officers of the Company.

On August 21, 2019 and August 28, 2019, the Company advanced a total of $124,535 to 180 Life Sciences Corp. (“180”).

Reorganization — Closed

On July 16, 2019, the Company consummated a Reorganization with 180, Katexco, and 180 LP wherein 180, a private company, issued 100,000 common shares in exchange for 100% of the equity and equity equivalents of the Company, Katexco, and 180 LP. 180, 180 LP and Katexco are related parties, as they share certain officers or directors with the Company. In connection with that Reorganization, the Company’s shareholders received 28,571 shares of 180 common stock, and the Company became a 100% owned and operating subsidiary of 180. Katexco has been identified as the accounting acquirer for accounting and reporting purposes in connection with the Reorganization. As of the issuance date of these financial statements, Katexco had not yet completed the acquisition accounting.

Business Combination — Definitive Agreement

On July 25, 2019, the Company entered into a Business Combination agreement with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”), KBL Merger Sub, Inc. (“Merger Sub”), 180, Katexco, 180 LP, and the Stockholder Representative in his capacity as representative of the stockholders of the Company and the stockholders of 180, Katexco, and 180 LP, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the agreement, the Merger Sub will merge with and into 180, with 180 continuing as a wholly owned subsidiary of KBL after the closing. The Merger Sub will purchase 100% of the 100,000 shares of 180’s common stock outstanding as of the date of closing in exchange for 17.5 million shares of KBL common stock reduced by the number of shares equal to the amount of any liabilities of 180 in excess of $5 million at the Closing, divided by $10. The Business Combination represents a recapitalization of 180.

2019 Hebrew Agreement

On November 11, 2019, CBR Pharma entered into an additional research and license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. (the “2019 Hebrew Agreement”), pursuant to which Yissum granted CBR Pharma a worldwide sole and exclusive license (the “2019 Hebrew License”) to develop and commercialize certain patents (the “2019 Hebrew Licensed Patents”), know-how and research results (collectively, the “2019 Hebrew Licensed Technology,” and together with the Licensed Technology,

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

NOTE 14 — SUBSEQUENT EVENTS (cont.)

the “Hebrew Licensed Technology”), in order to develop, manufacture, market, distribute, sell, repair and refurbish products, all within the use of the 2019 Hebrew Licensed Technology for (i) Cannabinoid phenolate metal salts, including mono, di and trivalent metals such as Li, Na, K, Ca, Mg, Zn, Fe and Al and their mixtures with native or synthetic cannabinoids, their pharmaceutical formulations, including for oral and topical administration; and (ii) pharmaceutical formulations, for the administration of cannabinoid chemical derivatives, including any and all veterinary and human medical conditions, including obesity, pain, inflammation and arthritis (the “2019 Field”).

Pursuant to the 2019 Hebrew Agreement, notwithstanding the grant of the 2019 Hebrew License, Yissum, on behalf of Hebrew University, will retain the right to (i) make, use and practice the 2019 Hebrew Licensed Technology for Hebrew University’s own research and educational purposes, but not for commercial purposes, and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; (ii) license or otherwise convey to other academic and not-for-profit research organizations the 2019 Hebrew Licensed Technology for use in non-commercial research and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; and (iii) license or otherwise convey the 2019 Hebrew Licensed Technology to any third party for research or commercial applications outside the 2019 Field, subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology.

The 2019 Hebrew Agreement further provides that CBR Pharma is entitled to grant one or more sublicenses to the 2019 Hebrew Licensed Technology for exploitation in the 2019 Field.

All right, title and interest in and to the 2019 Hebrew Licensed Technology vest solely in Yissum, and CBR Pharma will hold and make use of the rights granted pursuant to the 2019 Hebrew License solely in accordance with the terms of the 2019 Hebrew Agreement.

The 2019 Hebrew Licensed Technology will terminate upon the occurrence of the later of the following: (i) the expiration of the last of the 2019 Hebrew Licensed Patents; (ii) the expiration of the last exclusivity on any product granted by any regulatory or government body; (iii) the expiration of a continuous period of twenty years plus any applicable patent extension period, during which there was no commercial sale of any product in any country; or (iv) if 180 elects to obtain an exclusive license to the know-how under the terms of the 2019 Hebrew Agreement, the expiration of such exclusive license.

CANNBIOREX PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in US Dollars)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash	$97,456	$53,672
Due from related parties	28,963	23,628
Loan receivable – related parties, net (see Note 7)	—	—
Prepaid expenses and other current assets	143,517	150,374
Restricted cash	—	49,020
Total Current Assets	269,936	276,694
Property and equipment, net	48,503	64,780
Deposits	86,335	94,293
Intangible asset, net	70,900	74,200
Total Assets	$475,674	$509,967

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$945,536	$196,099
Accounts payable – related parties	35,329	12,554
Accrued expenses	489,563	380,330
Accrued expenses – related parties	31,623	—
Accrued issuable equity	2,500	25,813
Accrued issuable equity – related party	—	27,983
Due to related parties	87,015	61,336
Deferred income – related parties	40,481	—
Total Current Liabilities	1,632,047	704,115
Long term liabilities – related parties	40,970	30,502
	1,673,017	734,617

Commitments and Contingencies (Note 8)
Stockholders’ Deficiency:
Common stock, no par value, unlimited number of shares authorized; 169,585,543 and 154,775,003 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	5,998,657	4,335,602
Accumulated other comprehensive loss	(27,133)	(16,418)
Accumulated deficit	(7,168,867)	(4,543,834)
Total Stockholders’ Deficiency	(1,197,343)	(224,650)
Total Liabilities and Stockholders’ Deficiency	$475,674	$509,967

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in US Dollars)

(Unaudited)

	For The Six Months Ended June 30, 2019	For the Period From March 8, 2018 (Inception) Through June 30, 2018
Operating Expenses:
Research and development	$578,216	$66,523
General and administrative	2,100,806	1,510,879
Rental income – related parties	(182,616)	—
General and administrative – related parties	121,734	571,419
Total Operating Expenses	2,618,140	2,148,821
Loss From Operations	(2,618,140)	(2,148,821)

Other Income (Expense):
Interest income	2,186	3,495
Interest income – related parties	2,170	—
Change in fair value of accrued issuable equity	—	(2,642)
Change in fair value of accrued issuable equity – related party	(11,249)	(23,230)
Total Other Income (Expense), Net	(6,893)	(22,377)
Net Loss	(2,625,033)	(2,171,198)

Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(10,715)	(32,426)
Total Comprehensive Loss	$(2,635,748)	$(2,203,624)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ (DEFICIENCY) EQUITY

(Expressed in US Dollars)

(Unaudited)

	Six Months Ended June 30, 2019
	Common Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount
Balance – January 1, 2019	154,775,003	$4,335,602	$(16,418)	$(4,543,834)	$(224,650)
Issuances of common stock:
For cash and services(1)	14,221,194	1,595,570	—	—	1,595,570
For satisfaction of accrued issuable equity	589,346	67,485	—	—	67,485
Comprehensive loss:
Net loss	—	—	—	(2,625,033)	(2,625,033)
Other comprehensive loss	—	—	(10,715)	—	(10,715)
Balance – June 30, 2019	169,585,543	$5,998,657	$(27,133)	$(7,168,867)	$(1,197,343)

____________

(1)      Includes $1,538,435 of cash consideration for 13,710,374 shares of common stock (See Note 6).

	For The Period From March 8, 2018 (Inception) Through June 30, 2018
	Common Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – March 8, 2018 (inception)	—	$—	$—	$—	$—
Issuances of common stock for cash and services(2)	137,825,003	3,161,451	—	—	3,161,451
Comprehensive loss:
Net loss	—	—	—	(2,171,198)	(2,171,198)
Other comprehensive income	—	—	(32,426)	—	(32,426)
Balance – June 30, 2018	137,825,003	$3,161,451	$(32,426)	$(2,171,198)	$957,827

____________

(2)      Includes $2,628,255 of cash consideration for 133,825,002 shares of common stock (See Note 6).

The accompanying notes are an integral part of these condensed consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US Dollars)

(Unaudited)

	For the Six Months Ended June 30, 2019	For The Period From March 8, 2018 (Inception) through June 30, 2018
Cash Flows From Operating Activities:
Net loss	$(2,625,033)	$(2,171,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,787	—
Bad debt expense	935,222	—
Stock-based compensation	59,914	593,796
Change in fair value of accrued issuable equity	11,249	25,872
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	11,353	(251,650)
Due from related parties	4,008	—
Deposits	11,463	(303,537)
Accounts payable	748,784	92,421
Accounts payable – related parties	22,930	47,406
Accrued expenses	101,509	13,246
Accrued expenses – related parties	31,595	12,740
Due to related parties	(38,118)	—
Deferred income	39,730	—
Long term liabilities – related parties	8,999	—
Total Adjustments	1,956,425	230,294
Net Cash Used In Operating Activities	(668,608)	(1,940,904)

Cash Flows From Investing Activities:
Acquisition of technology licenses	—	(74,430)
Loans made to related parties	(167,224)	—
Advances to related parties	(776,417)	—
Purchases of property and equipment	12,574	—
Net Cash Used In Investing Activities	(931,067)	(74,430)

Cash Flows from Financing Activities:
Proceeds from sale of common stock	1,538,435	2,628,255
Proceeds from sale of accrued issuable equity	—	15,422
Advances from related parties	60,758	—
Proceeds from investor deposits	—	325,226
Net Cash Provided By Financing Activities	1,599,193	2,968,903
Effect of Exchange Rate Changes on Cash	(4,754)	(30,025)
Net (Decrease) Increase In Cash	(5,236)	923,544
Cash – Beginning of Period	102,692	—
Cash – End of Period	$97,456	$923,544

Supplemental Disclosures of Non-cash Investing and Financing Activities:
Issuance of common stock in satisfaction of accrued issuable equity	$67,485	$—

The accompanying notes are an integral part of these consolidated financial statements.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

CannBioRex Pharmaceuticals Corp. (“CBR Pharma” or the “Company”) was incorporated on March 8, 2018 under the provisions of the Business Corporation Act of British Columbia.

The Company and its wholly owned subsidiaries, CannBioRex Pharma Limited (“U.K. subsidiary”), located in the United Kingdom (“U.K.”), and Petcanna Pharma Corp. (“Petcanna subsidiary”), located in Toronto, Canada, is a pharmaceutical research company specializing in the clinical development of synthetic pharmaceutical grade cannabinoid compounds for the treatment of rheumatoid arthritis and related arthritic diseases.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has not generated any revenues and has incurred a significant loss since inception. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly, and consequently, will require significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurances that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or successfully marketed. The Company plans to undertake additional laboratory studies with respect to the intellectual property, and there can be no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

These condensed consolidated financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2019, the Company has an accumulated deficit of $7,168,867 and a working capital deficit of $1,362,111. The Company’s ability to continue its operations is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations. Financing options available to the Company include equity financings and loans and if the Company is unable to obtain such additional financing timely, the Company may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that the consolidated financial statements are issued. Realization of the Company’s assets may be substantially different from the carrying amounts presented in these consolidated financial statements and, the accompanying consolidated financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern. See Note 9 — Subsequent Events for additional details regarding the private merger (“Reorganization”) between the Company, 180 Therapeutics L.P. (“180 LP”), Katexco Pharmaceuticals Corp. (“Katexco”), and 180 Life Sciences Corp (“180”) and for the public merger (“Business Combination”) between 180 and a special purpose acquisition company and public company.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for annual financial statements. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of June 30, 2019 and for the six months ended June 30, 2019 and for the period from March 8, 2018 (Inception) through June 30, 2018. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the operating results for the full year ending December 31, 2019 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures of the Company as of December 31, 2018 and for the period then ended, which are included elsewhere in this filing.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(unaudited)
Travel expenses	$77,996	$18,723
Professional fees	36,595	13,600
Research and development expenses	17,649	57,066
Value-added tax receivable	8,932	53,336
Insurance	2,345	7,649
	$143,517	$150,374

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30, 2019	December 31, 2018
	(unaudited)
Payroll	$158,185	$85,471
Professional fees	128,600	190,465
Consulting fees	128,448	24,789
Research and development expenses	49,765	57,907
Director Fees	13,244	6,840
Patent filing fees	11,321	14,858
	$489,563	$380,330

As of June 30, 2019, accrued expenses-related parties was $31,623, which consisted of professional and consulting fees for $16,810 and $14,813 respectively. See Note 7 — Related Party Transactions for additional information.

NOTE 6 — STOCKHOLDERS’ DEFICIENCY

Management estimated the fair value of the common stock issued pursuant to the market approach, by referring to prior cash sales of the Company’s common stock. Occasionally, common stock was issued for cash to a service provider at a discount from its market value. In such cases, we recognized stock-based compensation for the difference between the fair value of the market price and the cash issuance price. Accordingly, the Company valued the majority of its common stock between $.005 and $0.10 Canadian dollars (“CAD’) between March 8, 2018 (Inception) and June 30, 2018 and CAD $0.15 per share between January 1, 2019 and June 30, 2019.

During the period from March 8, 2018 (inception) to June 30, 2018, 137,825,003 shares of common stock were issued. The shares were issued for cash consideration of $2,628,255 and stock-based compensation in the amount of $533,196, which is reflected in general and administrative expenses in the accompanying condensed consolidated statement of operations.

During the six months ended June 30, 2019, the Company issued an aggregate of 589,346 shares of common stock in satisfaction of the accrued issuable equity and accrued issuable equity — related parties.

During the six months ended June 30, 2019, the Company issued 14,221,194 shares of its common stock pursuant to subscription agreements signed during the period. The cash consideration for those shares was $1,538,435. The excess of the fair value of the shares on the date of issuance over the cash consideration for related parties transactions, is recorded as stock-based compensation in the amount of $57,135 and is included in general and administrative expenses on the accompanying condensed consolidated statements of operations and comprehensive loss.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 7 — RELATED PARTY TRANSACTIONS

Common Cost Allocation

The Company entered into various cost sharing agreements between March 26, 2019 and May 21, 2019 with Katexco and 180 LP, all related parties that have common directors and officers with the Company. The companies agree to share certain future merger expenses for specific transactions (see Note 9 — Subsequent Events for details) as follows:

	Reorganization Costs	Business Combination Costs Incurred in the United States	Business Combination Costs Incurred in Canada
CBR Pharma	25.93%	28.57%	47.62%
Katexco	29.63%	31.43%	52.38%
180 LP	44.44%	40.00%	0.00%
	100.00%	100.00%	100.00%

Due from Related Parties

As of June 30, 2019, the net amount due from related parties was $28,963, which is comprised of $792,932 of receivables, of which $784,899 was fully or partially reserved for because repayment is not assured. As of June 30, 2019, due from related parties consisted of payments due from companies with shared officers through April 30, 2019. After April 30, 2019, the Company entered into a loan agreement with the related companies with shared officers.

Loans Receivable — Related Parties

On April 30, 2019, the Company entered into two loan agreements with companies that have shared officers. The Company can lend up to $150,000 to one related party and CAD $200,000 to another related party and will earn a simple annual interest rate of 8% on the loan balance. As of June 30, 2019, the aggregate loan receivable amount was $167,224 and consists of payments made on behalf of the related parties for various expenses, which was fully reserved for because repayment is not assured. As of June 30, 2019, the Company recorded interest receivable of $2,211 for these loans, which is included in due from related parties in the accompanying balance sheet.

Accounts Payable

As of June 30, 2019, accounts payable — related parties consisted of $35,329 related to consulting and professional fees, of which $20,345, $6,349, and $,8,635 are payable to directors, an affiliate, and officers of the Company, respectively.

Accrued Expenses

As of June 30, 2019, accrued expenses — related parties consisted of $31,623 related to professional and consulting fees, of which $16,810 and $14,813 are payable to an officer and affiliate, respectively. See Note 5 — Accrued Expenses.

Due to Related Parties

Due to related parties of $87,015 as of June 30, 2019 represents liabilities for rent and services with companies with shared officers and director, of which $76,567 was due to KTX and $10,448 was due to an officer of the Company.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 7 — RELATED PARTY TRANSACTIONS (cont.)

Deferred Income — Related Parties

Deferred income — related parties of $40,481 as of June 30, 2019 represents future rental income for sub-leasing office space in Toronto, Canada, of which $35,359 was due to officers and $5,122 was due to a director of the Company.

Long-Term Liabilities — Related Parties

Long-term liabilities — related parties of $40,970 as of June 30, 2019 represents long-term rent deposits, of which $24,980 was received from officers and $15,990 was received from directors of the Company.

General and Administrative Expense — Related Parties

During the six months ended June 30, 2019, the Company incurred $121,734 of general and administrative expenses for related party services, including (a) $30,147 of stock-based compensation for services provided by a director; (b) $71,938 for professional fees, of which $33,521, $25,124, and $13,293 was paid to officers, a director, and an affiliate of the Company; or (c) $19,649 for travel paid to a greater than 10% investor.

During the six months ended June 30, 2018, the Company incurred $571,419 of general and administrative expenses for related party services, including (a) $283,804 of stock-based compensation for services provided by a greater than 10% investor; (b) $283,618 for professional fees being paid to a director and a greater than 10% investor; and (c) $3,997 of reimbursements being paid to a greater than 10% investor and companies with shared officers or directors, or persons affiliated with such companies.

Rental Income — Related Parties

During the six months ended June 30, 2019, the Company recorded $182,616 of rental income for sub-leasing office space in Toronto, Canada, of which $153,508 were paid to officers and $29,108 were paid to directors of the Company.

Interest Income — Related Parties

During the six months ended June 30, 2019, the Company recorded $2,170 of interest income on a loan from an officer of the Company. For the period from March 8, 2018 (Inception) through June 30, 2018, the Company did not record any interest income from related parties.

Change in Fair Value of Accrued Issuable Equity — Related Party

During the six months ended June 30, 2019, the Company recorded a $11,249 change in fair value of issued shares of common stock to a greater than 10% investor in exchange for corporate advisory fees. During the period from March 8, 2018 (Inception) through June 30, 2018, the Company recorded $23,230 of change in fair value of unissued shares of common stock be issued to a greater than 10% investor of the Company in exchange for corporate advisory fees. See Note 6 — Stockholders’ Deficiency for details related to the Company’s valuation methodology.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. During the six months ended June 30, 2019, and the period from March 8, 2018 (Inception) through June 30, 2018, the Company did not record any expense for loss contingencies. As of June 30, 2019, the Company had no liabilities recorded for loss contingencies.

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 9 — SUBSEQUENT EVENTS

Advance to Related Party

On August 21, 2019 and August 28, 2019, the Company advanced a total of $124,535 to 180.

Reorganization — Closed

On July 16, 2019, the Company consummated a Reorganization with 180, Katexco, and 180 LP wherein 180, a private company, issued 100,000 common shares in exchange for 100% of the equity and equity equivalents of the Company, Katexco, and 180 LP. 180, 180 LP and Katexco are related parties, as they share certain officers or directors with the Company. In connection with that Reorganization, the Company’s shareholders received 28,571 shares of 180 common stock, and the Company became a 100% owned and operating subsidiary of 180. Katexco has been identified as the accounting acquirer for accounting and reporting purposes in connection with the Reorganization. As of the issuance date of these financial statements, Katexco had not yet completed the acquisition accounting.

Business Combination — Definitive Agreement

On July 25, 2019, the Company entered into a Business Combination agreement with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”), KBL Merger Sub, Inc. (“Merger Sub”), 180, Katexco, 180 LP, and the Stockholder Representative in his capacity as representative of the stockholders of the Company and the stockholders of 180, Katexco, and 180 LP, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the agreement, the Merger Sub will merge with and into 180, with 180 continuing as a wholly owned subsidiary of KBL after the closing. The Merger Sub will purchase 100% of the 100,000 shares of 180’s common stock outstanding as of the date of closing in exchange for 17.5 million shares of KBL common stock reduced by the number of shares equal to the amount of any liabilities of 180 in excess of $5 million at the closing, divided by $10. The Business Combination represents a recapitalization of 180.

2019 Hebrew Agreement

On November 11, 2019, CBR Pharma entered into an additional research and license agreement with Yissum Research development Company of the Hebrew University of Jerusalem, Ltd. (the “2019 Hebrew Agreement”), pursuant to which Yissum granted CBR Pharma a worldwide sole and exclusive license (the “2019 Hebrew License”) to develop and commercialize certain patents (the “2019 Hebrew Licensed Patents”), know-how and research results (collectively, the “2019 Hebrew Licensed Technology,” and together with the Licensed Technology, the “Hebrew Licensed Technology”), in order to develop, manufacture, market, distribute, sell, repair and refurbish products, all within the use of the 2019 Hebrew Licensed Technology for (i) Cannabinoid phenolate metal salts, including mono, di and trivalent metals such as Li, Na, K, Ca, Mg, Zn, Fe and Al and their mixtures with native or synthetic cannabinoids, their pharmaceutical formulations, including for oral and topical administration; and (ii) pharmaceutical formulations, for the administration of cannabinoid chemical derivatives, including any and all veterinary and human medical conditions, including obesity, pain, inflammation and arthritis (the “2019 Field”).

Pursuant to the 2019 Hebrew Agreement, notwithstanding the grant of the 2019 Hebrew License, Yissum, on behalf of Hebrew University, will retain the right to (i) make, use and practice the 2019 Hebrew Licensed Technology for Hebrew University’s own research and educational purposes, but not for commercial purposes, and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; (ii) license or otherwise convey to other academic and not-for-profit research organizations the 2019 Hebrew Licensed Technology for use in non-commercial research and subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology; and (iii) license or otherwise convey the 2019 Hebrew Licensed Technology to any third party

CANNBIOREX PHARMACEUTICALS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND FOR THE PERIOD FROM MARCH 8, 2018 (INCEPTION) THROUGH JUNE 30, 2018

NOTE 9 — SUBSEQUENT EVENTS (cont.)

for research or commercial applications outside the 2019 Field, subject to the maintenance of confidentiality for any know-how or unpublished patent information contain in the 2019 Hebrew Licensed Technology.

The 2019 Hebrew Agreement further provides that CBR Pharma is entitled to grant one or more sublicenses to the 2019 Hebrew Licensed Technology for exploitation in the 2019 Field.

All right, title and interest in and to the 2019 Hebrew Licensed Technology vest solely in Yissum, and CBR Pharma will hold and make use of the rights granted pursuant to the 2019 Hebrew License solely in accordance with the terms of the 2019 Hebrew Agreement.

The 2019 Hebrew Licensed Technology will terminate upon the occurrence of the later of the following: (i) the expiration of the last of the 2019 Hebrew Licensed Patents; (ii) the expiration of the last exclusivity on any product granted by any regulatory or government body; (iii) the expiration of a continuous period of twenty years plus any applicable patent extension period, during which there was no commercial sale of any product in any country; or (iv) if 180 elects to obtain an exclusive license to the know-how under the terms of the 2019 Hebrew Agreement, the expiration of such exclusive license.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
180 Therapeutics L.P.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 180 Therapeutics L.P. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in partners’ capital (deficit) and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has a significant working capital deficiency, incurred significant losses since inception and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY
November 12, 2019

180 THERAPEUTICS L.P.
BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current Assets:
Cash	$125,245	$335,838
Total Assets	$125,245	$335,838

Liabilities and Partners’ Deficit
Current Liabilities:
Accounts payable	$17,241	$12,294
Accrued expenses	6,679	9,201
Accrued interest – related parties	59,824	46,973
Convertible notes payable – related parties	270,000	270,000
Total Liabilities	353,744	338,468

Commitments and Contingencies (Note 6)

Partners’ Deficit:
Units, 12,000,000 units authorized; 6,120,000 units issued and outstanding at December 31, 2018 and 2017	4,200	4,200
Accumulated deficit	(232,699)	(6,830)
Total Partners’ Deficit	(228,499)	(2,630)
Total Liabilities and Partners’ Deficit	$125,245	$335,838

The accompanying notes are an integral part of these financial statements.

180 THERAPEUTICS L.P.
STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2018	2017
Operating Expenses:
Research and development	$10,500	$163,061
General and administrative	202,518	150,652
Total Operating Expenses	213,018	313,713
Loss From Operations	(213,018)	(313,713)

Other Income (Expense):
Other income	—	291,667
Interest expense – related parties	(12,851)	(12,309)
Total Other (Expense) Income	(12,851)	279,358
Net Loss	$(225,869)	$(34,355)

The accompanying notes are an integral part of these financial statements.

180 THERAPEUTICS L.P.
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (DEFICIT)

	Units		Partners’ Interest		Total Partners’ Capital (Deficit)
	General Partners	Limited Partners	General Partners	Limited Partners
Balance – January 1, 2017	6,060,000	—	$28,125	$—	$28,125
Units issued for cash	—	60,000	—	3,600	3,600
Net loss	—	—	(33,682)	(673)	(34,355)
Balance – December 31, 2017	6,060,000	60,000	$(5,557)	$2,927	$(2,630)
Net loss	—	—	(221,442)	(4,427)	(225,869)
Balance – December 31, 2018	6,060,000	60,000	$(226,999)	$(1,500)	$(228,499)

The accompanying notes are an integral part of these financial statements.

180 THERAPEUTICS L.P.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
Cash Flows From Operating Activities:
Net loss	$(225,869)	$(34,355)
Changes in operating assets and liabilities:
Deferred income	—	(291,667)
Accounts payable	4,947	11,141
Accrued expenses	(2,522)	9,201
Accrued interest – related parties	12,851	12,309
Total Adjustments	15,276	(259,016)
Net Cash Used In Operating Activities	(210,593)	(293,371)

Cash Flows Provided by Financing Activities:
Proceeds from sale of units	—	3,600
Net Decrease In Cash	(210,593)	(289,771)
Cash – Beginning of Year	335,838	625,609
Cash – End of Year	$125,245	$335,838

The accompanying notes are an integral part of these financial statements.

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

180 Therapeutics L.P. (“180 LP” or the “Company”) was formed as a limited partnership in the State of Delaware on September 6, 2013. The Company is a clinical stage biopharmaceutical company located in Massachusetts focused on the discovery and development of biologic therapies for the treatment of fibrosis.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has incurred operating losses since inception. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly, and consequently, will require significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurance that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or successfully marketed. The Company plans to undertake additional laboratory studies with respect to its intellectual property, and there is no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

These financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2018, the Company had a partners’ deficit of $228,499 and a working capital deficiency of $228,499. The Company’s ability to maintain its existence is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations. Financing options available to the Company include potential debt and equity financings. If the Company is unable to obtain such additional financing timely, it may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that these financial statements are issued. The accompanying financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern. See Note 8 — Subsequent Events for additional details regarding the private merger (“Reorganization”) between the Company, Katexco Pharmaceuticals, Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), and 180 Life Sciences Corp (“180”) and for the public merger (“Business Combination”) between 180 and a special purpose acquisition company and public company.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents in the financial statements. At December 31, 2018 and 2017, the Company had no cash equivalents. The Company has cash deposits in a financial institution, which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions. As of December 31, 2018, and 2017, the Company had cash balances that were not insured by the FDIC of $0 and $86,088, respectively.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on Accounting Standards Codification (“ASC”) No. 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities;

Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as cash and accounts payable, approximate their fair values due to the short-term nature of those instruments.

Research and Development

Research and development expense consist of expenses incurred in performing research and development activities, including contract service expenses and other legal and professional research expenses. The Company expenses research and development costs as they are incurred.

Other Income

On December 10, 2014, the Company entered into an agreement with a biotechnology company affording such company rights of first negotiation of a strategic transaction following (a) completion of the Company’s Phase 1a clinical study in exchange for an upfront, non-refundable payment of $1,750,000; and, (b) if the biotechnology company elects to proceed, completion of a Phase 2 proof of concept study in exchange for aggregate payments of $5,250,000 payable in three installments. The Company initially established the $1,750,000 up-front payment as deferred income and then recognized the income on a straight-line basis over the expected period of performance. Following completion of the Phase 1a clinical study, on May 22, 2017, the biotechnology company elected not to proceed. During the year ended December 31, 2017, the Company recognized the remaining $291,667 of income associated with the up-front payment.

Income Taxes

The Company is a limited liability partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying financial statements. Any uncertain tax position taken by the members is not an uncertain position of the Company.

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent Events

The Company has evaluated events that have occurred after the balance sheet date and through the issuance date of these financial statements. Based upon that evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 8, Subsequent Events.

NOTE 4 — RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718),” (“ASU 2018-07”). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share-based payments. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company early adopted ASU 2018-07, but there have been no share-based payment transactions since adoption.

NOTE 5 — CONVERTIBLE NOTES PAYABLE — RELATED PARTIES

Convertible notes payable — related parties, (the “Notes”), of which $10,000 is owed to the Chief Executive Officer and $260,000 is owed to a Founder and Director, are comprised of the following at each of December 31, 2018 and 2017:

			December 31,
Description	Expiration Date	Interest Rate	2018	2017
i) Convertible note issued on September 24, 2013	09/24/15	5.0%	$160,000	$160,000
ii) Convertible note issued on June 16, 2014	06/16/17	2.5%	10,000	10,000
iii) Convertible note issued on July 8, 2014	07/08/17	2.5%	100,000	100,000
			$270,000	$270,000

The principal amounts due under the Notes accrue interest at a rate of 2.5% and 5.0% per annum, compounded annually. Effective upon the closing of the first issuance of convertible preferred units (or units with similar rights) with proceeds of at least $1,000,000 (the “Qualified Financing”), all of the outstanding principal and interest under these Notes will automatically be converted into units, or other equity interests of the Company of the same class issued to other investors in the Qualified Financing, at a conversion price equal to 80% of the price per unit of the Qualified Financing securities paid by the other investors. The Notes contain contingent beneficial conversion features, which will be accounted for at the time the conversion price is known and the contingency is resolved.

During the years ended December 31, 2018 and 2017, the Company recorded interest expense — related parties of $12,851 (including true-up of $6,101) and $12,309 (including true-up of $5,559) related to the Notes, respectively. As of December 31, 2018, and 2017, the Company had $59,824 and $46,973 of accrued interest related to the Notes, respectively. These Notes are past due and are therefore classified as current liabilities in the accompanying balance sheets and continue to accrue interest at 2.5% and 5% per annum, compounded annually.

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Oxford University Consulting Agreements

On November 1, 2013, the Company entered into consulting services agreement with the University of Oxford (the “University”), pursuant to which the University agreed to provide advice and expertise on an ad hoc basis in exchange for a fixed annual fee of $10,500, which is recorded in research and development in the accompanying statements of operations. The agreement, as amended expires on October 31, 2020.

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. During the years ended December 31, 2018 and 2017, the Company did not record any expense for loss contingencies. As of December 31, 2018 and 2017, the Company had no liabilities recorded for loss contingencies.

NOTE 7 — PARTNERS’ CAPITAL

The Company is authorized to issue 12,000,000 units, (increased from 10,000,000 units on May 2, 2019) of which 1,500,000 units are reserved for issuance to officers, employees, advisors and consultants.

On February 8, 2017, the Company sold 60,000 units to an officer of the Company at $0.06 per unit for proceeds of $3,600. In the event that the officer ceases to provide employment services to the Company, depending on the timing, the Company may have the right to repurchase some or all of the units at $0.06 per unit. The Company’s right to repurchase units expires as follows:

a)      Right to repurchase 15,000 units expired on March 2, 2017; and

b)      Right to repurchase 1,250 units expires each month after March 2, 2017; or

c)      Right to repurchase all units expires upon a change of control, as defined.

NOTE 8 — SUBSEQUENT EVENTS

Cost Sharing Agreement

The Company entered into various cost sharing agreements between March 26, 2019 and May 21, 2019 with CBR Pharma and Katexco, both related parties that have common directors and officers with the Company. The companies agree to share certain future merger expenses for specific transactions as follows:

	Reorganization Costs	Business Combination Costs Incurred in the United States
CBR Pharma	25.93%	28.57%
Katexco	29.63%	31.43%
180 LP	44.44%	40.00%
	100.00%	100.00%

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 8 — SUBSEQUENT EVENTS (cont.)

Advance to a Related Party

On March 26, 2019 and April 10, 2019, on behalf of the Company, related parties advanced $420,000 to a related party that has shared officers and directors with the Company.

On August 10, 2019 and August 28, 2019, on behalf of the Company, related parties advanced $174,358 to a related party that has shared officers and directors with the Company.

Loan Agreement

On April 10, 2019, the Company entered into a loan agreement with two companies with shared officers and directors. The Company can borrow up to $150,000 and will pay a simple annual interest rate of 8% on the loan balance.

Reformative Pharmaceuticals Agreement — Related Party

On February 26, 2019, the Company entered into a one-year agreement with a pharmaceutical corporation, who is a related party that share directors and officers of the Company, pursuant to which the pharmaceutical corporation agreed to pay the Company $1.2 million for rights of first negotiation to provide for an acquisition of any arising intellectual property or an exclusive licensing, partnering, or collaboration transaction to use any arising intellectual property with respect to a contemplated research agreement between the Company and Oxford University, which was signed on March 22, 2019 and is the start date of the project.

Oxford University Agreement

On March 22, 2019, the Company entered into a one-year Research Agreement with Oxford University pursuant to which the Company agreed to pay the University approximately $0.9 million, payable immediately, to sponsor certain research and to obtain the exclusive option to negotiate a license to commercially exploit any arising intellectual property as a result of the University’s research.

Increase in Authorized Units

On May 2, 2019, the Company authorized to issue 12,000,000 units, which was increased from 10,000,000 units, of which 1,500,000 units are reserved for issuances to officers, employees, advisors and consultants.

Partners’ Deficit

On May 2, 2019, the Company issued to a certain related party consultant an aggregate of 4,080,000 units for services rendered. The 4,080,000 units are subject to redemption by the Company for an aggregate redemption price of $4.00 if (i) the Company does not enter into the Business Combination by July 31, 2019, or (ii) the closing of the Business Combination does not occur on or prior to October 31, 2019; or (iii) the consultant terminates its service with the Company prior to October 31, 2019. Through June 30, 2019, no equity-based compensation was recognized because it was not yet probable that the performance conditions would be met to ensure that the units were no longer subject to redemption. On November 11, 2019, the redemption provision was waived.

180 THERAPEUTICS L.P.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 8 — SUBSEQUENT EVENTS (cont.)

Reorganization — Closed

On July 16, 2019, the Company consummated a Reorganization with 180, Katexco, and CBR Pharma wherein 180, a private company, issued 100,000 common shares in exchange for 100% of the equity and equity equivalents of the Company, Katexco, and CBR Pharma. Katexco and CBR Pharma are related parties, as they share certain officers or directors with the Company. In connection with the Reorganization, the Company’s shareholders received 40,000 shares of 180 common equity and the Company became a 100% owned and operating subsidiary of 180. Katexco has been identified as the accounting acquirer for accounting and reporting purposes in connection with the Reorganization. As of the issuance date of these financial statements, Katexco had not yet completed the acquisition accounting.

Business Combination — Definitive Agreement

On July 25, 2019, the Company entered into a Business Combination agreement with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”), KBL Merger Sub, Inc. (“Merger Sub”), 180, Katexco, CBR Pharma, and the Stockholder Representative in his capacity as representative of the equityholders of the Company and the equityholders of 180, Katexco, and CBR Pharma, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the agreement, the Merger Sub will merge with and into 180, with 180 continuing as a wholly owned subsidiary of KBL after the Closing. The Merger Sub will purchase 100% of the 100,000 shares of 180’s common stock outstanding as of the date of closing in exchange for 17.5 million shares of KBL common stock reduced by the number of shares equal to the amount of any liabilities of 180 in excess of $5 million at the closing, divided by $10. The Business Combination represents a recapitalization of 180.

Kennedy License Agreement

On September 27, 2019, the Company entered into a license agreement (the “Kennedy License Agreement”) with the Kennedy Trust for Rheumatology Research (“Kennedy”) exclusively in the U.S., Japan, United Kingdom and countries of the European Union, for certain licensed patents (the ”Kennedy Licensed Patents”), including the right to grant sublicenses, and the right to research, develop, sell or manufacture any pharmaceutical product (i) whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement or (ii) containing an antibody that is a fragment of or derived from an antibody whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement, for all human uses, including the diagnosis, prophylaxis and treatment of diseases and conditions.

As consideration for the grant of the Kennedy Licensed Patents, 180 LP paid Kennedy an upfront fee of £60,000. 180 LP will also pay Kennedy royalties equal to (i) 1% of the net sales for the first annual £1 million of net sales, and (ii) 2% of the net sales after the net sales are at or in excess of £1 million, as well as 25% of all sublicense revenue, provided that the amount of such percentage of sublicense revenue based on amounts which constitute royalties shall not be less than 1% on the first cumulative £1 million of net sales of the products sold by such sublicenses or their affiliates, and 2% on that portion of the cumulative net sales of the products sold by such sublicenses or their affiliates in excess of £1 million.

The term of the royalties paid by 180 LP to Kennedy will expire on the later of (i) the last valid claim of a patent included in the Kennedy Licensed Patents which covers or claims the exploitation of a product in the applicable country; (ii) the expiration of regulatory exclusivity for the product in the country; or (iii) 10 years from first commercial sale of the product in the country.

The Kennedy License Agreement may be terminated by 180 LP without cause by providing a 90-day notice.

180 THERAPEUTICS L.P.
CONDENSED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets:
Cash	$40,390	$125,245
Prepaid expenses	610,825	—
Other receivable, net of allowance	—	—
Total Assets	$651,215	$125,245

Liabilities and Partners’ Deficit
Current Liabilities:
Accounts payable	$12,266	$17,240
Accrued expenses	183,068	6,679
Accrued interest – related parties	66,706	59,824
Due to related parties	540,100	—
Convertible notes payable – related parties (past due)	270,000	270,000
Loan payable – related party	15,000	—
Deferred income – related party	529,012	—
Total Liabilities	1,616,152	353,743

Commitments and Contingencies (Note 7)

Partners’ Deficit:
Units, 12,000,000 units authorized; 10,200,000 and 6,120,000 units issued and outstanding at June 30, 2019 and December 31, 2018, respectively	4,200	4,200
Accumulated deficit	(969,137)	(232,698)
Total Partners’ Deficit	(964,937)	(228,498)
Total Liabilities and Partners’ Deficit	$651,215	$125,245

The accompanying notes are an integral part of these condensed financial statements.

180 THERAPEUTICS L.P.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Six Months Ended June 30,
	2019	2018
Operating Expenses:
Research and development	$246,260	$—
General and administrative	824,265	68,214
Total Operating Expenses	1,070,525	68,214
Other Income (Expense):
Other income – related party	340,968	—
Interest expense – related parties	(6,882)	(6,303)
Total Other Income (Expense)	334,086	(6,303)
Net Loss	$(736,439)	$(74,517)

The accompanying notes are an integral part of these condensed financial statements.

180 THERAPEUTICS L.P.
CONDENSED STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT
(Unaudited)

	Six Months Ended June 30, 2019
	Units		Partners’ Interest		Total Partners’ Deficit
	General Partners	Limited Partners	General Partners	Limited Partners
Balance – January 1, 2019	6,060,000	60,000	$(227,537)	$(961)	$(228,498)
Units issued for consulting services	—	4,080,000	—	—	—
Net loss	—	—	(433,173)	(303,266)	(736,439)
Balance – June 30, 2019	6,060,000	4,140,000	$(660,710)	$(304,227)	$(964,937)
	Six Months Ended June 30, 2018
	Units		Partners’ Interest		Total Partners’ Deficit
	General Partners	Limited Partners	General Partners	Limited Partners
Balance – January 1, 2018	6,000,000	60,000	$(6,696)	$(134)	$(6,830)
Net loss	—	—	(73,056)	(1,461)	(74,517)
Balance – June 30, 2018	6,000,000	60,000	$(79,752)	$(1,595)	$(81,347)

The accompanying notes are an integral part of these condensed financial statements.

180 THERAPEUTICS L.P.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Six Months Ended June 30,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(736,439)	$(74,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	420,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(610,825)	—
Accounts payable	(4,974)	2,866
Accrued expenses	176,389	—
Accrued interest – related parties	6,882	6,303
Deferred income	529,012	—
Total Adjustments	516,484	9,169
Net Cash Used In Operating Activities	(219,955)	(65,348)

Cash Flows From Financing Activities:
Proceeds from advances from related parties	120,100	—
Proceeds from loan payable related parties	15,000	—
Net Cash Provided By Financing Activities	135,100	—
Net Decrease In Cash	(84,855)	(65,348)
Cash – Beginning of Period	125,245	335,838
Cash – End of Period	$40,390	$270,490

Supplemental Disclosures of Cash Flow Information:
Non-Cash Financing Activities:
Receivable from a related party Funds advanced on Company’s behalf by a related party	$(555,100)	$—

The accompanying notes are an integral part of these condensed financial statements.

180 THERAPEUTICS L.P.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

180 Therapeutics L.P. (“180 LP” or the “Company”) was incorporated as a limited partnership in the State of Delaware on September 6, 2013. The Company is a clinical stage biopharmaceutical company located in Massachusetts focused on the discovery and development of biologic therapies for the treatment of fibrosis.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S PLANS

The Company has incurred operating losses since inception. The Company expects to invest a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly, and consequently will require significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurance that the intellectual property of the Company, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or successfully marketed. The Company plans to undertake additional laboratory studies with respect to its intellectual property, and there is no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

These unaudited condensed financial statements have been prepared under the assumption of a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As of June 30, 2019, the Company had a partners’ deficit of $964,937 and a working capital deficiency of $964,937. The Company’s ability to maintain its existence is dependent upon the continuing support of its creditors and its success in obtaining new financing for its ongoing operations. Financing options available to the Company include potential debt and equity financings. If the Company is unable to obtain such additional financing timely, it may have to curtail its development, marketing and promotional activities, which would have a material adverse effect on its business, financial condition and results of operations, and could ultimately be forced to discontinue its operations and liquidate. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is defined as within one year after the date that these financial statements are issued. The accompanying unaudited condensed financial statements do not include any adjustments that may become necessary, should the Company be unable to continue as a going concern. See Note 8 — Subsequent Events for additional details regarding the private merger (“Reorganization”) between the Company, Katexco Pharmaceuticals, Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp (“CBR Pharma”), and 180 Life Sciences Corp (“180”) and for the public merger (“Business Combination”) between 180 and a special acquisition company and public company.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such financial statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed financial position of the Company as of June 30, 2019 and December 31, 2018, and the condensed results of its operations, changes in partners’ deficit and cash flows for the six months ended June 30, 2019 and 2018. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the operating results for the full year ending December 31, 2019 or any other period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and related disclosures of the Company as of December 31, 2018 and for the year then ended, which are included elsewhere in this filing.

180 THERAPEUTICS L.P.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

NOTE 4 — RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard makes changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The adoption of ASU 2016-15 did not have a material impact on the Company’s financial statements or disclosures.

NOTE 5 — PARTNERS’ DEFICIT

On May 2, 2019, the Company issued to a certain related party consultant an aggregate of 4,080,000 units for services rendered. The 4,080,000 units are subject to redemption by the Company for an aggregate redemption price of $4.00 if (i) the Company does not enter into the Business Combination by July 31, 2019, or (ii) the closing of the Business Combination does not occur on or prior to October 31, 2019; or (iii) the consultant terminates its service with the Company prior to October 31, 2019. Through June 30, 2019, it is not probable that the performance conditions will be met that would eliminate the redemption provision and accordingly the Company has not recognized equity-based compensation expense related to the units (see Note 8 — Subsequent Events for additional details regarding the Business Combination). On November 11, 2019, the redemption provision was waived.

NOTE 6 — RELATED PARTIES

Cost Sharing Agreement

The Company entered into various cost sharing agreements between March 26, 2019 and May 21, 2019 with CBR Pharma and Katexco, both related parties that have common directors and officers with the Company. The companies agree to share certain future merger expenses for specific transactions (see Note 8 – Subsequent Events for details) as follows:

	Reorganization Costs	Business Combination Costs Incurred in the United States
CBR Pharma	25.93%	28.57%
Katexco	29.63%	31.43%
180 LP	44.44%	40.00%
	100.00%	100.00%

Other Receivable, Net of Allowance

As of June 30, 2019, the Company had a receivable of $420,000 from 180 which was fully reserved for because repayment is not assured. The $420,000 was advanced by a related party, with shared officers and directors, to 180, on the Company’s behalf.

Due to Related Parties

As of June 30, 2019, the amount due to related parties was $540,100 and consisted of payments made by the related parties on behalf of the Company through April 10, 2019. After April 10, 2019, the Company entered into a loan agreement with the related parties, CBR Pharma and Katexco, which are companies with shared officers and directors. (see Loan Payable — Related Parties below).

180 THERAPEUTICS L.P.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

NOTE 6 — RELATED PARTIES (cont.)

On July 16, 2019, the Company and these related parties were all acquired by a company formed for the purpose of bringing these related companies under a single corporate umbrella. See Note 8 — Subsequent Events for additional details.

Convertible Notes Payable — Related Parties

During the six months ended June 30, 2019 and 2018, the Company recorded interest expense — related parties of $6,882 and $6,303 related to the $270,000 of convertible notes (the “Notes”) held by certain Company directors, respectively. As of June 30, 2019 and December 31, 2018, the Company had $66,706 and $59,824 of accrued interest related to the convertible notes, respectively. These convertible notes are past due and are therefore classified as current liabilities in the accompanying condensed balance sheets and continue to accrue interest at 2.5% and 5.0% per annum, compounded annually.

Effective upon the closing of the first issuance of convertible preferred units (or units with similar rights) with proceeds of a least $1,000,000 (the “Qualified Financing”), all of the outstanding principal and interest under these Notes will automatically be converted into units, or other equity interests of the Company of the same class issued to other investors in the Qualified Financing, at a conversion price equal to 80% of the price per unit of the Qualified Financing securities paid by the other investors. The Notes contain contingent beneficial conversion features, which will be accounted for at the time the conversion price is known and the contingency is resolved.

Loan Payable — Related Party

On April 10, 2019, the Company entered into a loan agreement with related parties, CBR Pharma and Katexco, which are companies with shared officers and directors. The Company can borrow up to $150,000 and will pay a simple annual interest rate of 8% on the loan balance. As of June 30, 2019, the loan payable amount was $15,000 and consists of payments made on behalf of the Company for various expenses.

On July 16, 2019, the Company and these related parties were all acquired by a company formed for the purpose of bringing these related companies under a single corporate umbrella. See Note 8 — Subsequent Events for additional details.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Reformation Pharmaceuticals Agreement — Related Party

On February 26, 2019, the Company entered into a one-year agreement with a pharmaceutical corporation (the “Agreement”), , who is a related party that share directors and officers of the Company, pursuant to which the pharmaceutical corporation agreed to pay the Company $1.2 million for rights of first negotiation to provide for an acquisition of any arising intellectual property or an exclusive licensing, partnering, or collaboration transaction to use any arising intellectual property with respect to a contemplated research agreement between the Company and a certain university (see the “Research Agreement” below), which was signed on March 22, 2019 and therefore is the start date of the project. The $1.2 million is payable as follows: $0.9 million is payable within 10 days of the execution of the Agreement and $0.3 million is payable over the one-year term of the agreement. Additionally, pursuant to the Agreement, the pharmaceutical company may extend its rights of first negotiation for a period of 18 months for an additional $1.8 million. During the six months ended June 30, 2019, the Company received $0.9 million in connection with the Agreement, which was recorded as deferred income and is recognized as other income on a straight-line basis over a one-year period. The Company recognized income of approximately $0.35 million related to the Agreement during the six months ended June 30, 2019, which is included in other income in the accompanying condensed statement of operations. As of June 30, 2019, the balance of deferred income related to the Agreement was $529,012.

180 THERAPEUTICS L.P.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Oxford University Agreement

On March 22, 2019, the Company entered into a one-year Research Agreement with Oxford University (the “University”) pursuant to which the Company agreed to pay the University approximately $0.9 million, payable immediately, to sponsor certain research and to obtain the exclusive option to negotiate a license to commercially exploit any arising intellectual property as a result of the University’s research. During the six months ended June 30, 2019, the Company paid approximately $0.9 million in connection with the Research Agreement, which was recorded as prepaid expense and amortized to research and development expense on a straight-line basis over a one-year period. The Company recognized research and development expense of approximately $0.3 million related to the Research Agreement during the six months ended June 30, 2019. As of June 30, 2019, the balance of prepaid expense related to the Research Agreement was $595,825.

Litigation and Other Loss Contingencies

The Company records liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. During the six months ended June 30, 2019 and June 30, 2018, the Company did not record any expense for loss contingencies. As of June 30, 2019, the Company had no liabilities recorded for loss contingencies.

NOTE 8 — SUBSEQUENT EVENTS

Advance to a Related Party

On August 10, 2019 and August 28, 2019, on behalf of the Company, related parties advanced $174,358 to a related party that has shared officers and directors with the Company.

Reorganization — Closed

On July 16, 2019, the Company consummated a Reorganization with 180, Katexco, and CBR Pharma wherein 180, a private company, issued 100,000 common shares in exchange for 100% of the equity and equity equivalents of the Company, Katexco, and CBR Pharma. Katexco and CBR Pharma are related parties, as they share certain officers or directors with the Company. In connection with the Reorganization, the Company’s shareholders received 40,000 shares of 180 common stock and the Company became a 100% owned and operating subsidiary of 180. Katexco has been identified as the accounting acquirer for accounting and reporting purposes in connection with the Reorganization. As of the issuance date of these financial statements, Katexco had not yet completed the acquisition accounting.

Business Combination — Definitive Agreement

On July 25, 2019, the Company entered into a Business Combination agreement with KBL Merger Corp. IV, a special-purpose acquisition company and public company (“KBL”), KBL Merger Sub, Inc. (“Merger Sub”), 180, Katexco, CBR Pharma, and the Stockholder Representative in his capacity as representative of the equityholders of the Company and the stockholders of 180, Katexco, and CBR Pharma, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the agreement, the Merger Sub will merge with and into 180, with 180 continuing as a wholly owned subsidiary of KBL after the closing. The Merger Sub will purchase 100% of the 100,000 shares of 180’s common stock outstanding as of the date of closing in exchange for 17.5 million shares of KBL common stock reduced by the number of shares equal to the amount of any liabilities of 180 in excess of $5 million at the closing, divided by $10. The Business Combination represents a recapitalization of 180.

180 THERAPEUTICS L.P.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(Unaudited)

NOTE 8 — SUBSEQUENT EVENTS (cont.)

Kennedy License Agreement

On September 27, 2019, the Company entered into a license agreement (the “Kennedy License Agreement”) with the Kennedy Trust for Rheumatology Research (“Kennedy”) exclusively in the U.S., Japan, United Kingdom and countries of the European Union, for certain licensed patents (the ”Kennedy Licensed Patents”), including the right to grant sublicenses, and the right to research, develop, sell or manufacture any pharmaceutical product (i) whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement or (ii) containing an antibody that is a fragment of or derived from an antibody whose research, development, manufacture, use, importation or sale would infringe the Kennedy Licensed Patents absent the license granted under the Kennedy License Agreement, for all human uses, including the diagnosis, prophylaxis and treatment of diseases and conditions.

As consideration for the grant of the Kennedy Licensed Patents, 180 LP paid Kennedy an upfront fee of £60,000. 180 LP will also pay Kennedy royalties equal to (i) 1% of the net sales for the first annual £1 million of net sales, and (ii) 2% of the net sales after the net sales are at or in excess of £1 million, as well as 25% of all sublicense revenue, provided that the amount of such percentage of sublicense revenue based on amounts which constitute royalties shall not be less than 1% on the first cumulative £1 million of net sales of the products sold by such sublicenses or their affiliates, and 2% on that portion of the cumulative net sales of the products sold by such sublicenses or their affiliates in excess of £1 million.

The term of the royalties paid by 180 LP to Kennedy will expire on the later of (i) the last valid claim of a patent included in the Kennedy Licensed Patents which covers or claims the exploitation of a product in the applicable country; (ii) the expiration of regulatory exclusivity for the product in the country; or (iii) 10 years from first commercial sale of the product in the country.

The Kennedy License Agreement may be terminated by 180 LP without cause by providing a 90-day notice.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

KBL MERGER CORP. IV

KBL MERGER SUB, INC.

CANNBIORX LIFE SCIENCES CORP.

KATEXCO PHARMACEUTICALS CORP.

CANNBIOREX PHARMACEUTICALS CORP.

180 THERAPEUTICS L.P.

AND, in his capacity as the Stockholder Representative

LAWRENCE PEMBLE

DATED AS OF JULY 25, 2019

A-i

A-ii

EXHIBITS

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Company Lock-up Agreement
Exhibit C	Form of Backstop Agreement
Exhibit D	Form of Krauss Employment Agreement
Exhibit E	Form of Hornig Employment Agreement
Exhibit F	Form of Hwang Employment Agreement
Exhibit G	Form of Company Charter
Exhibit H	Form of Company Bylaws

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 25, 2019, is made by and among CannBioRx Life Sciences Corp., a Delaware corporation (the “Company”), Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180” and together with Katexco and CBR Pharma, the “Company Subsidiaries”), KBL Merger Corp. IV, a Delaware corporation (“KBL”), KBL Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Lawrence Pemble, in his capacity as representative of the Company Stockholders and the stockholders of the Company Subsidiaries (the “Stockholder Representative”). The Company, the Company Subsidiaries, KBL, Merger Sub and the Stockholder Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, on July 16, 2019, the Company and the Company Subsidiaries engaged in a corporate restructuring (the “Reorganization”), pursuant to which 180 became a direct wholly-owned subsidiary of the Company, and Katexco and CBR Pharma became indirect wholly-owned subsidiaries of the Company;

WHEREAS, KBL and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of KBL;

WHEREAS, for U.S. federal income tax purposes, KBL, Merger Sub and the Company intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and within the meaning of Section 1.368-2(g) of the Treasury Regulations, and KBL and the Company shall file the statement required by Section 1.368-3(a) of the Treasury Regulations, and (iii) KBL, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the KBL Board (i) has determined that the Merger is advisable and in the best interests of KBL and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of the Transaction Shares to the Company Stockholders pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of KBL vote to approve the issuance of the Transaction Shares to the Company Stockholders pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement;

WHEREAS, the Merger Sub Board (i) has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the Company Board (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the Company Stockholders;

WHEREAS, in order to induce KBL and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the executive officers and directors of each of the Company and the Company Subsidiaries and certain Company Stockholders and stockholders of the Company Subsidiaries, in each case listed on Schedule I-A hereto, are executing voting agreements concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”);

WHEREAS, in order to induce KBL and Merger Sub to cause the Merger to be consummated, the Company will obtain lock-up agreements in favor of KBL in an amount no less than 90% of the shares of Company Capital Stock prior to the Closing relating to sales and certain other dispositions of shares of Company Common Stock, KBL Common Stock to be issued pursuant to the terms of this Agreement or certain other securities in substantially the form attached hereto as Exhibit B (the “Company Lock-up Agreements”);

WHEREAS, in order to induce KBL and Merger Sub to cause the Merger to be consummated, concurrently with the execution of this Agreement, KBL shall enter into the KBL Employment Agreements which shall be effective as of the Closing Date.

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, promptly following the execution of this Agreement, KBL shall file the Registration Statement relating to the Contemplated Transactions and to obtain approval from the stockholders of KBL for, among other things, the Contemplated Transactions;

WHEREAS, KBL and Tyche Capital LLC (“Tyche”) are entering into the guarantee and commitment agreement substantially in the form attached hereto as Exhibit C (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, the “Backstop Purchase Agreement”) pursuant to which, among other things, Tyche shall agree to purchase, and KBL shall agree to sell to Tyche, certain shares of KBL Common Stock on the terms and subject to the conditions and limitations set forth therein;

WHEREAS, on April 9, 2019 and April 11, 2019, the Company deposited in escrow with Morgan Stanley, as escrow agent (the “Expense Escrow Agent”), cash in an amount equal to $249,985.00 and $149,985.00, respectively, to pay (or reimburse KBL) for any and all fees, costs or expenses paid or payable in connection with (i) the PIPE Investment and any other expenses incurred in connection with any fundraising efforts, (ii) the operation of KBL until the Closing Date and (iii) any transaction expenses, including, without limitation, for any due diligence investigation, incurred in connection with this Agreement and the Contemplated Transactions (but in each case, excluding any amounts that are due and payable at the Closing, collectively, the “Operating Expenses”).

WHEREAS, on April 10, 2019, the Company paid to the Sponsor an amount in cash equal to $649,980.00 to purchase $649,980.00 of the amount owed to the Sponsor under that certain promissory note, dated as of March 15, 2019, by and between KBL and the Sponsor (the “Sponsor Note”, and the portion thereof as assigned to the Company, the “Assigned Note”), in order to reimburse the Sponsor for the loan that it made to KBL in order for KBL to pay the costs that it incurred in connection with the extension of the deadline for KBL to consummate its Business Combination until June 7, 2019 (the “Initial Extension”). For the avoidance of doubt, the $649,980.00 paid by the Company to purchase the Assigned Note shall not be included in Covered Expenses and the assignment of the rights under the Sponsor Note shall not be deemed a Covered Expense Loan.

WHEREAS, on the date hereof, the Sponsor deposited 1,406,250 shares of KBL Common Stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrowed Founder Shares”) in escrow with Continental Stock Transfer & Trust Company (the “Founder Shares Escrow Agent”) to be held by the Founder Shares Escrow Agent in accordance with the terms of that certain Escrow Agreement dated April 10, 2019, by and among Sponsor, KBL, Tyche and the Founder Shares Escrow Agent, as may be further amended.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Extension” means the extension of the date by which KBL must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (ii) cease its operations if it fails to complete such business combination except for the sole purpose of winding up, and (iii) redeem or repurchase 100% of KBL Common Stock included as part of the units sold in KBL’s initial public offering that was consummated on June 7, 2017.

“Additional Extension Expenses” has the meaning set forth in Section 5.19(b).

“Additional Extension Meeting” means a meeting of KBL’s stockholders with respect to an Additional Extension.

“Adjustment Time” means 12:01 a.m. New York, New York time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, the Sponsor shall, notwithstanding anything to the contrary in this Agreement or otherwise, be deemed to be an Affiliate of KBL.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Business Combination” has the meaning set forth in Section 7.3(b)(i).

“Alternative Transaction” means with respect to the Company, the Company Subsidiaries or any of their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any part of the business or assets of the Company or the Company Subsidiaries or (y) any of the shares or other equity interests or profits of the Company or the Company Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

“Ancillary Documents” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions.

“Assigned Note” has the meaning set forth in the recitals to this Agreement.

“Automatic Extension” means, in KBL’s sole discretion, the election to have up to three additional one month automatic extensions of the date by which KBL must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Automatic Extension Funding Expenses” has the meaning set forth in Section 5.19(b).

“Automatic Payment” means the payment required pursuant to an Automatic Extension.

“Backstop Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Business” means the development of treatments and therapies to treat inflammation, fibrosis and pain.

“Business Combination” has the meaning set forth in Section 9.18.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time.

“Cap” has the meaning set forth in Section 8.3(a).

“Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) as of the Adjustment Time.

“Closing Liabilities” means any Liabilities of the Company and its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) as of the Adjustment Time.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” has the meaning set forth in Section 5.8(b).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Company Leased Real Property.

“Company Acquisition Proposal” has the meaning set forth in Section 5.8(b).

“Company Balance Sheet” has the meaning set forth in Section 3.5(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.11(a)(ii).

“Company Bylaws” has the meaning set forth in Section 2.1(d)(iii).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” has the meaning set forth in Section 2.1(d)(i).

“Company Change of Recommendation” has the meaning set forth in Section 5.8(b).

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Contingent Workers” has the meaning set forth in Section 3.15(b).

“Company Copyrights” has the meaning set forth in Section 3.9(a).

“Company Disclosure Schedules” has the meaning set forth in Article 3.

“Company Employee Programs” has the meaning set forth in Section 3.14(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use or practiced by the Company or the Company Subsidiaries, or necessary for the conduct of the Business.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or the Company Subsidiaries that is related to or used in connection with the Business, and the real property leased, subleased or licensed by the Company or the Company Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or the Company Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 3.9(a).

“Company Licenses-Out” has the meaning set forth in Section 3.9(a).

“Company Lock-Up Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Marks” has the meaning set forth in Section 3.9(a).

“Company Material Contract” has the meaning set forth in Section 3.10.

“Company Minimum Holders” means the holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis.

“Company Patents” has the meaning set forth in Section 3.9(a).

“Company Permits” has the meaning set forth in Section 3.12(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Products” has the meaning set forth in Section 3.12(b).

“Company Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Company Stock Certificate” has the meaning set forth in Section 2.2.

“Company Stockholder Approval” has the meaning set forth in Section 3.24.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in a form reasonably acceptable to KBL, signed by the Company Minimum Holders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter.

“Company Stockholders” shall mean the holders of the Company Capital Stock immediately prior to the Effective Time.

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Company Trade Secrets” has the meaning set forth in Section 3.9(k).

“Company Voting Agreements” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 18, 2019, by and between the Company and KBL, as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, permit, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger and the adoption of the Exchangeable Share Structures by KBL.

“Continuing KBL Director” shall mean Marlene Krauss, M.D. and George Hornig.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning intellectual property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Covered Expense Loans” has the meaning set forth in Section 5.19(c).

“Covered Expense Payer” has the meaning set forth in Section 5.19(b).

“Covered Expenses” has the meaning set forth in Section 5.19(b).

“Data Activities” has the meaning set forth in Section 3.12(g).

“D&O Indemnified Persons” has the meaning set forth in Section 5.6(a).

“D&O Tail Insurance” has the meaning set forth in Section 5.6(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 2.1(c).

“Electing Stockholders” has the meaning set forth in Section 4.5.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensatory plan, program or arrangement that the Company or any of the Company Subsidiaries maintains, sponsors or contributes to or with respect to which the Company or any of the Company Subsidiaries has any liability, in each case, for U.S. service providers, other than any plan to which contributions are mandated by a Governmental Entity, which is required to be maintained or contributed to by applicable Law, or any Foreign Benefit Plan.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, transfer restriction, encroachment or other similar encumbrance or restriction.

“Escrowed Founder Shares” has the meaning set forth in the recitals to this Agreement.

“Environmental Laws” means all applicable Laws concerning pollution, protection of the environment, or to the extent regarding environmental hazards, protection of human health or safety, as such Laws are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Liabilities” means any Liabilities in excess of Five Million Dollars ($5,000,000) in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means, subject to Section 2.1(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•        “Company Merger Shares” means the quotient determined by dividing (i) the Company Valuation by (ii) $10.00.

•        “Company Outstanding Shares” means, subject to Section 2.1(e)(v), the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the conversion or exchange of all convertible or exchangeable, as the case may be, securities to Company Common Stock (including, for the avoidance of doubt, the exchange of the Exchangeable Shares for Company Common Stock prior to the Effective Time), (ii) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and (iii) the issuance of shares of Company Common Stock to Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.

•        “Company Valuation” means $175,000,000 minus any Excess Liabilities.

“Exchangeable Shares” means, collectively, the exchangeable shares issued concurrently with the closing of the Reorganization by: (i) Katexco Purchaseco ULC to certain Canadian former shareholders of Katexco; and (ii) CannBioRex Purchaseco ULC to certain Canadian former shareholders of CBR Pharma, which are exchangeable for Company Common Stock prior to the Effective Time.

“Exchangeable Share Provisions” means, collectively, the provisions in the articles of (i) Katexco Purchaseco ULC; and (ii) CannBioRex Purchaseco ULC, governing the Exchangeable Shares.

“Exchangeable Share Structures” means, collectively, the Exchangeable Share Provisions, the Voting and Exchange Agreements and the Support Agreements, being the documents necessary to accommodate the issued and outstanding Exchangeable Shares.

“Expense Escrow Agent” has the meaning set forth in the recitals to this Agreement.

“Extension Preparation Expenses” has the meaning set forth in Section 5.19(b).

“Extension Expenses” has the meaning set forth in Section 5.14.

“FDA” has the meaning set forth in Section 3.12(b).

“FDCA” has the meaning set forth in Section 3.12(b).

“Federal Securities Laws” has the meaning set forth in Section 5.15.

“Foreign Benefit Plan” means each employee benefit or compensatory plan maintained by the Company or any of the Company Subsidiaries for its employees and other individual service providers located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity or which is required to be maintained or contributed by applicable Law.

“Form S-4” has the meaning set forth in Section 5.10(a).

“Formation Date” has the meaning set forth in Section 4.8(a).

“Founder Shares Escrow Agent” has the meaning set forth in the recitals to this Agreement.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating agreement and certificate of formation, the “Governing Documents” of a British Columbia corporation are its notice of articles and articles of incorporation.

“Governmental Entity” means any United States or non-United States (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Law” has the meaning set forth in Section 3.12(c).

“HIPAA” has the meaning set forth in Section 3.12(c).

“Hornig Employment Agreement” means that certain employment agreement between George Hornig and KBL, pursuant to which George Hornig will be employed on a full-time basis, with the title of Chief Operating Officer and Acting Chief Financial Officer, and will receive an annual compensation of Two Hundred and Fifty Thousand Dollars ($250,000), substantially in the form of Exhibit E hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hwang Employment Agreement” means that certain employment agreement between Leslie Hwang and KBL, pursuant to which Leslie Hwang will work on a full-time basis, with the title of Vice-President, and will receive an annual compensation of Two Hundred Thousand Dollars ($200,000), substantially in the form of Exhibit F hereto.

“Indebtedness” means, without duplication and with respect to the Company and the Company Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of the Company Subsidiaries on behalf of any third party (other than a wholly-owned Subsidiary) in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnity Escrow Account” has the meaning set forth in Section 2.5.

“Indemnity Escrow Agent” has the meaning set forth in Section 2.5.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.5.

“Indemnity Escrow Release Date” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Shares” has the meaning set forth in Section 2.5.

“Initial Extension” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”), (iii) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”), (iv) trade secrets, know-how and confidential and proprietary information, (v) rights in or to Software or other technology, and (vi) any other intellectual or proprietary rights protectable by any Law anywhere in the world.

“Interim Period” has the meaning set forth in Section 5.1(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KBL” has the meaning set forth in the preamble to this Agreement.

“KBL 10-K Exhibits” means the KBL Charter, KBL Bylaws or any other Contract listed as an exhibit to KBL’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1, 2019.

“KBL Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving KBL, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of twenty percent (20%) or more of the assets of KBL in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of KBL (including securities of KBL currently beneficially owned by such Person); provided, however, that the term “KBL Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“KBL Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by KBL for the benefit of any current or former employee or officer of KBL.

“KBL Board” means the board of directors of KBL.

“KBL Bylaws” means the bylaws of KBL, as currently in effect as of the date of this Agreement.

“KBL Change of Recommendation” has the meaning set forth in Section 5.9(b).

“KBL Charter” has the meaning set forth in Section 2.1(d)(ii).

“KBL Common Stock” has the meaning set forth in Section 4.4(a).

“KBL Common Shares” has the meaning set forth in Section 4.4(a).

“KBL Disclosure Schedule” has the meaning defined in Article 4.

“KBL Employment Agreements” means, collectively, the Krauss Employment Agreement, the Hornig Employment Agreement and the Hwang Employment Agreement.

“KBL Equity Securities” means the equity securities of KBL.

“KBL Exchangeable Shares” means collectively, the exchangeable shares issued by: (i) Katexco Purchaseco ULC to certain Canadian former shareholders of Katexco; and (ii) CannBioRex Purchaseco ULC to certain Canadian former shareholders of CBR Pharma, which KBL Exchangeable Shares are exchangeable for KBL Common Stock;

“KBL Expense Reimbursement” has the meaning set forth in Section 7.3(b)(iii).

“KBL Indemnitees” has the meaning set forth in Section 8.2.

“KBL Issued Shares” has the meaning set forth in Section 4.4(a).

“KBL Lock-up Agreements” has the meaning set forth in the recitals to this Agreement.

“KBL Material Contract” means a “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K as adopted by the SEC, to which KBL is a party.

“KBL Organizational Documents” means the KBL Charter, the KBL Bylaws, and the KBL 10-K Exhibits.

“KBL Preferred Stock” has the meaning set forth in Section 4.4(a).

“KBL Preferred Shares” has the meaning set forth in Section 4.4(a).

“KBL Public Right” means one right that was included as part of each KBL Public Unit entitling the holder thereof to receive one-tenth (1/10th) of one share of KBL Common Stock upon the consummation by KBL of its Business Combination, as described in the KBL Reports.

“KBL Public Unit” means the units issued in the IPO (including overallotment units acquired by KBL’s underwriter) consisting of one share of KBL Common Stock, one KBL Public Right and one KBL Public Warrant, as described in the KBL Reports.

“KBL Public Warrants” means our redeemable warrants to purchase one-half share of KBL Common Stock included as part of the KBL Public Units, as described in the KBL Reports.

“KBL Private Right” means one right that was included as part of each KBL Private Unit entitling the holder thereof to receive one-tenth (1/10th) of one share of KBL Common Stock, as described in the KBL Reports.

“KBL Private Unit” means the units issued in connection with the private placement, as described in the KBL Reports.

“KBL Private Warrants” means our redeemable warrants to purchase one-half share of KBL Common Stock included as part of the KBL Private Units issued in connection with the private placement, as described in the KBL Reports.

“KBL Recommendation” has the meaning set forth in Section 5.11(b)(iii).

“KBL Reports” has the meaning described in Section 4.8(a).

“KBL Rights” means, collectively, the KBL Public Rights and the KBL Private Rights.

“KBL Stockholder Approval” means the approval of the KBL Stockholder Proposals, at a KBL Stockholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by KBL Stockholders present in person or represented by proxy at the KBL Stockholder Meeting.

“KBL Stockholders” shall mean the holders of the capital stock of KBL immediately prior to the Effective Time.

“KBL Stockholder Redemption” means the right of the shareholders of KBL to redeem all or a portion of their shares of KBL Common Stock (in connection with the Contemplated Transactions or otherwise) as set forth in the KBL Charter.

“KBL Stockholder Meeting” has the meaning set forth in Section 5.11(b)(i).

“KBL Superior Offer” means an unsolicited bona fide KBL Acquisition Proposal (with all references to “twenty percent (20%)” in the definition of KBL Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the KBL Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such KBL Acquisition Proposal (including the financing terms and the ability of such third party to finance such KBL Acquisition Proposal), (1) is more favorable from a financial point of view to the KBL Stockholders than as provided hereunder, (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by KBL on terms no less favorable to KBL than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“KBL Stockholder Proposals” has the meaning set forth in Section 5.11(b)(i).

“KBL Tax Returns” has the meaning set forth in Section 4.12(a).

“KBL Units” means, collectively, the KBL Public Units and the KBL Private Units.

“KBL Warrants” means, collectively, the KBL Public Warrants and the KBL Private Warrants.

“Kingsbrook Pledge Agreements” means, collectively, (i) that certain Canadian Security and Pledge Agreement, dated on or about the date hereof, by and among Kingsbrook Opportunities Master Fund LP, Katexco Purchaseco ULC and CannBioRex Purchaseco ULC and (ii) that certain Security and Pledge Agreement, dated on or about the date hereof, by and among Kingsbrook Opportunities Master Fund LP and the Company.

“Krauss Employment Agreement” means that certain employment agreement between Marlene Krauss, M.D. and KBL dated as of the date hereof, pursuant to which Marlene Krauss will work on a full-time basis, with the title of Chief Executive Officer, and will receive an annual compensation of Five Hundred Thousand Dollars ($500,000), substantially in the form of Exhibit D hereto.

“Law” means any federal, state, local or foreign statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lock-up Agreements” has the meaning set forth in the recitals to this Agreement.

“Loss” means any damages, losses, liabilities, obligations, deficiencies, penalties, assessments, judgments, claims of any kind, interest, fines, charges or out-of-pocket costs, fees, or expenses (including reasonable and out-of-pocket attorneys’ fees and expenses, court costs and other reasonable and out-of-pocket professional fees and expenses) and all other out-of-pocket amounts incurred and paid in investigation, defense, seeking recovery against other parties and settlement of the foregoing and enforcement of rights to indemnification hereunder; provided, however, that “Loss” shall not include punitive damages, unless actually paid or payable pursuant to a third party claim.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or could reasonably be expected to have a material adverse effect upon (x) the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) the ability of the Company and the Company Subsidiaries to perform their respective obligations under this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions; provided, however, that, for purposes of the foregoing clause (x), none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or global economy generally, (ii) any national or international political or social conditions in the United States or any other country or jurisdiction in which the Company or the Company Subsidiaries operates, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes or prospective changes in GAAP or any Laws (or the interpretation or enforcement thereof), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Company or any of the Company Subsidiaries operates, (vi) the public announcement or pendency of the transactions contemplated by this Agreement or the taking of any action required by this Agreement and/or any Ancillary Document (including the completion of the Contemplated Transactions) (provided that this clause (vi) shall not apply to any representation and warranty contained in Section 3.4(b) or Section 4.3 to the extent that it purports to address the effect of this Agreement and/or any Ancillary Documents or the Contemplated Transactions (or the condition to Closing contained in Section 6.2(a)(iii) to the extent it relates to such representations and warranties)), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God or other comparable events, (ix) any action taken at the express written request or with the express written consent of KBL and not otherwise required to be taken by this Agreement and/or any Ancillary Document, or (x) the identity of KBL, the Sponsor or any of their respective Affiliates; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, event, effect, development or occurrence has a material and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Company and the Company Subsidiaries operate.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Nasdaq” means Nasdaq Capital Market.

“Non-Recourse Parties” has the meaning set forth in Section 9.11.

“OFAC” has the meaning set forth in Section 3.26(a).

“Operating Expenses” has the meaning set forth in the recitals to this Agreement.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any the Company or any of the Company Subsidiaries’ use or occupancy of such real property for the operation of the Business, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or any of the Company Subsidiaries and do not prohibit or materially interfere with the Company or any if the Company Subsidiaries’ use or occupancy of such real property for the operation of the Business, (v) the Kingsbrook Pledge Agreements and (vi) in the case of KBL, Encumbrances arising under the KBL 10-K Exhibits.

“Per Share Redemption Price” means the redemption amount payable per share to the Public Stockholders that redeem their shares of KBL Common Stock in connection with the consummation of the Business Combination.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“PHSA” has the meaning set forth in Section 3.12(b).

“PIPE Investment” has the meaning set forth in Section 5.17.

“PIPE Shares” has the meaning set forth in Section 5.17.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving, any Governmental Entity.

“Prospectus” has the meaning set forth in Section 9.18.

“Proxy Statement” has the meaning set forth in Section 5.10(a).

“Public Stockholders” has the meaning set forth in Section 9.18.

“Registration Statement” has the meaning set forth in Section 5.10(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Released Claims” has the meaning set forth in Section 9.18.

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rights Agreement” means that certain Rights Agreement, dated as of June 1, 2017, by and between the Company and Continental Stock Transfer & Trust Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and KBL Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” means KBL IV Sponsor, LLC, a Delaware limited liability company, and any successor thereof.

“Sponsor Note” has the meaning set forth in the recitals to this Agreement.

“SSI” has the meaning set forth in Section 3.26(a).

“Stockholder Notice” has the meaning set forth in Section 5.11(a)(v).

“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreements” means, collectively, the support agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between: (i) the Company, Katexco Callco ULC and Katexco Purchaseco ULC; and (ii) the Company, CannBioRex Callco ULC and CannBioRex Purchaseco ULC.

“Supplemental Agreements” means, collectively, the supplemental agreements set out in Section 2.1(e)(i)(E) hereof with respect to the Voting and Exchange Agreements and Section 2.1(e)(i)(F) hereof with respect to the Support Agreements;

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Intellectual Property” has the meaning set forth in Section 3.9(f).

“Transaction Shares” means the shares of KBL Common Stock to be issued to the Company Stockholders in connection with the Merger.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 4.5.

“Trust Agreement” has the meaning set forth in Section 4.5.

“Trustee” has the meaning set forth in Section 4.5.

“Tyche” has the meaning set forth in the recitals to this Agreement.

“Voting and Exchange Agreements” means, collectively, the voting and exchange agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between: (i) the Company, Katexco Purchaseco ULC and Odyssey Trust Company; and (ii) the Company, CannBioRex Purchaseco ULC and Odyssey Trust Company.

“WARN Act” has the meaning set forth in Section 3.15(b).

ARTICLE 2
PURCHASE AND SALE

Section 2.1 Closing Date Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, at the Closing, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of KBL.

(c) Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Article 7 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as KBL and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, in a form reasonably acceptable to KBL and the Company, satisfying the applicable requirements of the DGCL. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of KBL and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(d) Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(i) the certificate of incorporation of the Company (the “Company Charter”) shall be amended and restated in its entirety to read as set forth on Exhibit G, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the certificate of incorporation of KBL (the “KBL Charter”) shall be amended to provide for KBL Preferred Stock on substantially the same terms as the Company Preferred Stock, including the “Class C Special Voting Share” and the “Class K Special Voting Share” so that KBL may adopt the Exchangeable Share Structures, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(iii) the bylaws of the Company (the “Company Bylaws”) shall be amended and restated in their entirety to read as set forth on Exhibit H, and as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws; and

(iv) the directors and officers of KBL shall be as set forth in Section 5.18.

(e) Conversion of Shares and Adoption of Exchangeable Share Structures.

(i) At the Effective Time, by virtue of the Merger and without any further action on the part of KBL, Merger Sub, the Company or any Company Stockholder:

(A) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(B) subject to Section 2.1(e)(ii) and Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.1(e)(i)(A) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of KBL Common Stock equal to the Exchange Ratio.

(C) subject to Section 2.1(e)(ii) and Section 2.5, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of KBL Preferred Stock on a one-for-one basis.

(D) subject to Section 2.1(e)(ii) and Section 2.5, each Exchangeable Share outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of KBL Exchangeable Shares equal to the Exchange Ratio.

(E) KBL shall enter into a trust agreement supplemental to each Voting and Exchange Agreement pursuant to Section 10.1 of each Voting and Exchange Agreement.

(F) KBL shall enter into an agreement supplemental to each Support Agreement, pursuant to Section 3.1 of each Support Agreement.

(ii) No fractional shares of KBL Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 2.1(e)(i)(B), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of KBL Common Stock shall instead have the number of shares of KBL Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of KBL Common Stock.

(iii) Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(iv) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or KBL Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.1(e), and all holders of certificates (if any) representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time or, if uncertificated, book entry records of ownership of the shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 2.3(b)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.1(e) and 2.3(b).

Section 2.3 Surrender of Certificates.

(a) On or prior to the Closing Date, a reputable bank, transfer agent or trust company mutually selected by KBL and the Company shall be appointed to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, KBL shall deposit with the Exchange Agent certificates representing the Transaction Shares issuable pursuant to Section 2.1(e) in exchange for the outstanding Company Common Stock pursuant to this Section 2.3. The Transaction Shares and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but no later than three (3) calendar days therefrom, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Capital Stock that was converted into the right to receive merger consideration immediately prior to the Effective Time: (i) a letter of transmittal in form reasonably acceptable to the Company and KBL and containing such customary provisions (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent, as applicable); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing KBL Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or KBL: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of KBL Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of KBL Common Stock) pursuant to the provisions of Section 2.1(e); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.3(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of KBL Common Stock (and cash in lieu of any fractional share of KBL Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, KBL may, in its discretion and as a condition precedent to the delivery of any shares of KBL Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate. If any certificates evidencing shares of KBL Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of KBL Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) No dividends or other distributions declared or made with respect to KBL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of KBL Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions, as applicable) in accordance with this Section 2.3 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to KBL upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.3 shall thereafter look only to KBL for satisfaction of their claims for KBL Common Stock, cash in lieu of fractional shares of KBL Common Stock and any dividends or distributions with respect to shares of KBL Common Stock.

(e) Each of KBL, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Entity, and such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of KBL Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.4 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 2.1(e) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1(e).

(b) The Company shall give KBL prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and KBL shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of KBL, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.5 Establishment of Indemnity Escrow Account. On the Closing Date, KBL shall deposit with Continental Stock Transfer & Trust Company (or other reputable bank, transfer agent or trust company mutually selected by KBL and the Company) (the “Indemnity Escrow Agent”) a number of shares of KBL Common Stock equal to six percent (6%) of the Transaction Shares (the “Indemnity Escrow Shares”) in accordance with the terms of this Agreement and that certain escrow agreement to be entered into as of the Closing Date by and among KBL, the Stockholder Representative and the Indemnity Escrow Agent in form and substance reasonably satisfactory to the parties thereto, the “Indemnity Escrow Agreement”). The Indemnity Escrow Shares shall be held in an escrow account (the “Indemnity Escrow Account”) for a period of twelve (12) months after the Closing pursuant to the terms of the Indemnity Escrow Agreement as security, and a source of payment, for the Sellers’ indemnification obligations under Article 8, and is subject to the disbursement terms contained in this Agreement and the Indemnity Escrow Agreement.

Section 2.6 KBL Rights. At the Effective Time, each issued and outstanding KBL Right shall be automatically converted into the number of shares of KBL Common Stock that would have been received by the holder thereof if the KBL Right had been converted upon the consummation of a Business Combination in accordance with the KBL Charter, the Prospectus and the Rights Agreement into shares of KBL Common Stock. At the Effective Time, the KBL Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing KBL Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such KBL Rights, except as provided herein or by Law. Each certificate formerly representing KBL Rights shall thereafter represent only the right to receive shares of KBL Common Stock.

Section 2.7 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and each of the Company Subsidiaries, represents and warrants to KBL as follows, except as set forth in the written disclosure schedules delivered by the Company to KBL (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this ARTICLE 3.

Section 3.1 Organization.

(a) The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Charter and the Company Bylaws, copies of which have previously been made available to KBL, are true, correct and complete copies of such documents as in effect on the date of this Agreement and the Company is not in violation of any provision thereof.

(b) Each of the Company Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted. Each of the Company Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company Subsidiaries, copies of which have previously been made available to KBL, are true, correct and complete copies of such documents as in effect on the date of this Agreement and such Company Subsidiary is not in violation of any provision thereof.

(c) The Reorganization was duly and validly consummated in accordance with all applicable laws of the Province of British Columbia and the United States.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000 shares of Common Stock with a par value of $0.0001 per share (the “Company Common Stock”) and two (2) shares of Preferred Stock with a par value of $0.0001 per share (the “Company Preferred Stock”). As of the date of this Agreement, there are (i) 84,148.1954 shares of Company Common Stock issued and outstanding; (ii) one (1) share of Preferred Stock designated “Class C Special Voting Share” issued and outstanding; and (iii) one (1) share of Preferred Stock designated “Class K Special Voting Share” issued and outstanding. As of the date of this Agreement, there are no shares of capital stock held in the treasury of the Company. The Company has no shares of capital stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (including, without limitation, the Company Subsidiaries), has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company (including, without limitation, any Company Subsidiary) or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company (including, without limitation, any Company Subsidiary) or obligating the Company or any such Subsidiary of the Company (including, without limitation, any such Company Subsidiary) to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any capital stock of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all issued and outstanding shares of Company Capital Stock, on a holder-by-holder basis.

(c) As of the date of this Agreement, there are no shares of Company Common Stock outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.

(d) All of the Subsidiaries owned directly or indirectly by Company are listed on Section 3.2(d) of the Company Disclosure Schedule. Section 3.2(d) of the Company Disclosure Schedule lists each such Subsidiary as of the date of this Agreement and indicates for each such Subsidiary (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any such Subsidiary to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by the Company, directly or indirectly, free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of the Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws. Other than the Company Charter and the Company Bylaws (or other organizational documents with respect to any Subsidiary), the Company and the Subsidiaries are not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the Subsidiaries or the relationships, rights and duties of their stockholders, and neither the Company nor the Subsidiaries are subject to a stockholder rights plan or similar plan.

Section 3.3 Authority. Each of the Company and the Company Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Company Board and the board of directors or other appropriate governing body of each of the Company Subsidiaries (collectively, the “Applicable Subsidiary Board”). No other approval or consent of, or action by, the holders of the outstanding securities of the Company or the Company Subsidiaries, other than the Company Stockholder Approval, is required in order for the Company and the Company Subsidiaries to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform their respective obligations hereunder. Each of the Company Board and the Applicable Subsidiary Board has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company or any of the Company Subsidiaries is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and each of the Company Subsidiaries and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company and each of the Company Subsidiaries, enforceable against the Company and each of the Company Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by the Company and/or the Company Subsidiaries on or prior to the date of this Agreement in connection with the Contemplated Transactions are or have been duly and validly executed and delivered and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company and/or the Company Subsidiaries, enforceable against the Company and/or the Company Subsidiaries, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and each of the Company Subsidiaries does not, and the consummation by the Company and the Company Subsidiaries of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws or of the charter, bylaws, or other organizational document of any Company Subsidiary or any of the documents related to the Reorganization, (ii) except as set forth on Section 3.4(a)(ii) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of the Company Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract (as defined below) or other agreement, instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(a) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4 having been made, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or any of its or their properties or assets, except in the case of clause (iii) of this Section 3.4 for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, Orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of the Nasdaq Capital Market and (v) those set forth in Section 3.4(b) of the Company Disclosure Schedule.

Section 3.5 Financial Statements.

(a) Section 3.5 of the Company Disclosure Schedule includes true and complete copies of the unaudited consolidated balance sheet of the Company and each of the Company Subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated unaudited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2018 and December 31, 2017, together with the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements, (i) in connection with the filing of the Registration Statement, comply with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) fairly present, in all material respects, the financial condition and operating results of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 is hereinafter referred to as the “Company Balance Sheet.”

(b) Each of the Company and the Company Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and the Company Subsidiaries’ assets; (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and the Company Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory of the Company and the Company Subsidiaries are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of the Company Subsidiaries maintain internal control over financial reporting that provides reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as noted on the financial statements), and (ii) that all transactions are executed in accordance with management’s authorization.

(c) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company and the Company Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that any of the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices. During the periods covered by the Company Financial Statements, there have been no internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Board of Directors of the Company or any committee thereof

(d) During the periods covered by the Company Financial Statements, there have been no: (i) changes in the internal control over financial reporting of the Company and the Company Subsidiaries that have materially affected, or are reasonably likely to materially affect, the Company’s and the Company Subsidiaries internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of the Company and the external auditors of the Company and the Company Subsidiaries; or (iii) to the knowledge of the Company, instances of fraud, whether or not material, involving the management of the Company or the Company Subsidiaries or other employees of the Company or the Company Subsidiaries.

Section 3.6 Absence of Changes. Since the date of the Company Balance Sheet, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with their past practices. Between the date of the Company Balance Sheet and the date of this Agreement, other than the Reorganization and except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company or the Company Subsidiaries, and neither the Company nor the Company Subsidiaries has declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company or the Company Subsidiaries, as applicable;

(c) none of the Company or the Company Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) there has not been any material change in any method of accounting or accounting practice by the Company or the Company Subsidiaries;

(e) none of the Company or the Company Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $25,000, in the aggregate;

(f) to the knowledge of the Company, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g) there have been no written or unwritten notices, allegations or threats communicated to the Company or any of the Company Subsidiaries of any challenge or claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or the Company Subsidiaries, or of infringement by any of the Company or the Company Subsidiaries of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of the Company or the Company Subsidiaries or any Contract entered granting of any severance or termination pay to any employee of the Company or the Company Subsidiaries; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company or the Company Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants; or (iv) termination of any of the officers or key employees of any of the Company or any of the Company Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing.

Section 3.7 Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said non-leased properties and assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Company Subsidiaries, taken as a whole and (iii) Encumbrances described in Section 3.7 of the Company Disclosure Schedule.

Section 3.8 Properties.

(a) Section 3.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the Company Lease and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease:

(i) the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company or a Subsidiary of the Company, as applicable, holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances, except Permitted Encumbrances. The Company and the Company Subsidiaries have delivered or made available to KBL full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 3.8(a) of the Company Disclosure Schedule;

(ii) none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical or substantially similar terms following the Closing;

(iv) with respect to each of the Company Leases, none of the Company or the Company Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents, is in breach or default of such Company Lease or Company Ancillary Lease, as applicable, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vi) to the knowledge of the Company, the buildings, structures, improvements and fixtures located on the Company Leased Real Property and all building systems and equipment related to the business of the Company or the Subsidiaries located on the Company Leased Real Property are in good operating conditions and repair in all material respects (except ordinary wear and tear) and are fit, in all material respects, for use in the ordinary course of business.

(vii) no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(viii) none of the Company or the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b) Except for Permitted Encumbrances, the Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, necessary to conduct the Business, which assets shall be sufficient to conduct the Business immediately following the Closing in all material respects as it is conducted as of the date of this Agreement. The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Company and the Company Subsidiaries as now used, possessed and controlled by the Company or the Company Subsidiaries, as applicable.

(c) The Company Leased Real Property constitutes all of the real property used or occupied by the Company and the Company Subsidiaries in connection with the conduct of the Business.

(d) None of the Company or the Company Subsidiaries has any Company Owned Real Property, nor is any of the Company or the Company Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Patents”), registered and material unregistered Marks owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any of the Company Subsidiaries is granted rights by third parties in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software), and (iii) licenses, sublicenses or other agreements under which the Company or any of the Company Subsidiaries has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, with respect to the Company Intellectual Property (i) purported to be owned by the Company or any of the Company Subsidiaries, the Company or one of the Company Subsidiaries exclusively owns such Company Intellectual Property and (ii) that is licensed to the Company or any of the Company Subsidiaries by a third party (other than commercial off the shelf software), such Company Intellectual Property is the subject of a written license or other written agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have full title and ownership of, or are duly licensed under or otherwise authorized to use all Company Intellectual Property necessary to enable to carry on the Business, free and clear of any Encumbrances (other than Permitted Encumbrances), and without any conflict with or infringement upon the rights of others.

(c) All Company Intellectual Property owned by and all Company Intellectual Property exclusively licensed to the Company or any of the Company Subsidiaries, that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications). All Company Patents, Company Marks and Company Copyrights, and all Company Intellectual Property and/or proprietary rights relating to any of the foregoing are valid and enforceable by Company and the Company Subsidiaries. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any third party, or knowingly permitted the Company’s or any Subsidiary’s rights in any Intellectual Property that is or was Company Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company or any Subsidiary has submitted an application or obtained a registration, lapse (other than through the expiration of Company Intellectual Property at the end of its maximum statutory term). None of the Company Licenses-In and Company Licenses-Out grant any third party exclusive rights to or under any Company Intellectual Property or grants any third party the right to sublicense any Company Intellectual Property.

(d) Each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors of such Company Patent.

(e) No Company Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

(f) There are no pending or threatened claims against the Company or any of the Company Subsidiaries or any of its employees, whether written or oral, alleging that any of the operations of the Business or any activity by the Company or any of the Company Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable. Neither the Company nor any Company Subsidiary has been sued in any Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or that contests the validity, ownership or right of the Company or any Company Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has received any communication, whether written or oral, that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property. To the knowledge of the Company, the Company and the Company Subsidiaries have no Liability for infringement or misappropriation of any Third Party Intellectual Property or for unfair competition or unfair trade practices under the Laws of any jurisdiction.

(g) The operation of the Business, including, without limitation, the Company’s or any Subsidiary’s use of any product, device or process used in the Business, any activity by the Company or any of the Company Subsidiaries, and the design, development, manufacture, use, marketing, licensing, distribution, provision, importation, offer for sale and/or sale of any Company Product (i) does not, has not in the past, and will not infringe or violate any Third Party Intellectual Property, (ii) does not, has not in the past and will not constitute a misappropriation of any Third Party Intellectual Property, and (iii) does not, has not in the past and will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. To the knowledge of the Company, there is no substantial basis for a claim that the operation of the Business, including, without limitation, the Company’s or any Company Subsidiary’s use of any product, device or process used in the Business, any activity by the Company or any of the Company Subsidiaries, and the design, development, manufacture, use, marketing, licensing, distribution, provision, importation, offer for sale and/or sale of any Company Product infringes or violates, will infringe or violate (or in the past infringed or violated) any Third Party Intellectual Property or constitutes or will constitute a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property or constitutes, will constitute or has in the past constituted unfair competition or unfair trade practices under the Laws of any jurisdiction.

(h) None of the Company or any of the Company Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; none of the Company or any of the Company Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of the Company or any of the Company Subsidiaries to use any Intellectual Property, (ii) restrict the Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i) All former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property and all former and current employees of the Company or any of the Company Subsidiaries have executed written instruments with the Company or one or more of the Company Subsidiaries that assign to the Company or the Company Subsidiaries, as the case may be, all rights, title and interest in and to any and all of all such third party’s Intellectual Property in such contribution, including, without limitation, (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Company or any of the Company Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto, and no such third party has retained any rights or licenses with respect to such contributions or any Company Intellectual Property; in each case where a Company Patent is held by the Company or any of the Company Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies that the Company or the Company Subsidiaries, in its sole reasonable discretion, has determined that the registration of a foreign counterpart was in the best interests of the Company and the Company Subsidiaries.

(j) To the knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company or any of the Company Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k) The Company and the Company Subsidiaries have taken reasonable security measures to protect and preserve the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (the “Company Trade Secrets”), including, without limitation, causing each former and current employee and consultant of the Company and the Company Subsidiaries and any other person with access to Company Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to KBL and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. All current and former employees and consultants of the Company and the Company Subsidiaries that have access to confidential or proprietary information of the Company or any of the Company Subsidiaries, including with respect to any of their respective customers or business partners, have executed and delivered to the Company an agreement regarding the protection of such confidential or proprietary information, a form of which has been provided to KBL.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company and the Company Subsidiaries had in the Company Intellectual Property immediately prior to the Effective Time; and the Surviving Corporation (as wholly-owned by KBL) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Licenses-In and Company Licenses-Out to the same extent the Company and the Subsidiaries would have been able to had the Contemplated Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay. Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement or the consummation of the Contemplated Transactions will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property, or impair the right of KBL, the Company or any Subsidiary, or the Surviving Corporation to use, possess, sell or license any Company Intellectual Property or portion thereof; (ii) cause the Company or any Subsidiary to breach any Company Licenses-In or Company Licenses-Out; (iii) result in the modification, cancellation, termination, suspension of, or acceleration of any rights, obligations or payments with respect to the Company Licenses-In or Company Licenses-Out; or (iv) give any non-Company party to any Company Licenses-In or Company Licenses-Out the right to do any of the foregoing. After the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by KBL without restriction and without payment of any kind to any third party.

(m) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(n) Except as provided in Section 3.9(n) of the Company Disclosure Schedule, no (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for shares of capital stock of the Company) was used in the development of the Company Intellectual Property. To the knowledge of the Company, no current or former employee of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee was also performing services for the Company or any Subsidiary.

Section 3.10 Material Contracts. Section 3.10 of the Company Disclosure Schedule lists the following Company Material Contracts in effect as of the date of this Agreement:

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of the Company Subsidiaries of, or pursuant to which in the last year the Company or any of the Company Subsidiaries paid, in the aggregate, $50,000 or more;

(c) any agreement for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Company or any of the Company Subsidiaries of, or pursuant to which in the last year the Company or any of the Company Subsidiaries received, in the aggregate, $50,000 or more;

(d) any agreement that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) any agreement that relates to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $50,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) any agreement which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or the Company Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, KBL or any Affiliate of KBL, is or would be conducted, or (ii) the scope of the business and operations of the Company and the Company Subsidiaries, taken as a whole, or which contains any “most favored nation” pricing provision;

(h) any agreement in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company or any of the Company Subsidiaries paid or received, in the aggregate, $50,000 or more;

(i) any agreement containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of the Company Subsidiaries;

(j) any agreement with any Governmental Entity;

(k) any Contract with (a) an executive officer or director of the Company or any of the Company Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) a beneficial owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) any agreement with any of the top twenty (20) customers or suppliers for (i) the year ended December 31, 2018 and (ii) the six months ended June 30, 2019;

(n) any agreement requiring the Company or the Company Subsidiaries to guarantee the Liabilities of any Person (other than the Company or the Company Subsidiaries), or pursuant to which any Person (other than the Company or the Company Subsidiaries) has guaranteed the Liabilities of the Company or the Company Subsidiaries;

(o) any agreement that provides for, or is related to, the settlement or compromise of any proceeding settled or compromised since December 31, 2017 pursuant to which the cash amount paid or to be paid by or on behalf of the Company or the Company Subsidiaries exceeds $50,000, or which imposes any material ongoing non-monetary obligations upon the Company or the Company Subsidiaries that will survive the Closing;

(p) any agreement relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of the Company Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the ordinary course of business consistent with past practice; or

(q) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of the Company Subsidiaries in excess of $50,000.

The Company has delivered or made available to KBL accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Company’s knowledge, has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or the Company Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (q) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect. As to the Company and the Company Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Subsidiary of the Company, or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is currently renegotiating, or to the knowledge of the Company, intends to renegotiate, any material amount paid or payable to the Company or any of the Company Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.11 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate except for: (a) current Liabilities, each of which is under $25,000 individually; (b) Liabilities for performance of obligations of the Company or any of its Subsidiaries under any Contracts (other than for breach thereof) identified on Section 3.11(b) of the Company Disclosure Schedule; and (c) Liabilities described in Section 3.11(c) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.12 Compliance with Laws; Regulatory Compliance.

(a) Each of the Company and the Company Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, (i) no investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is active and pending, and (ii) no Governmental Entity has indicated orally or in writing an intention to conduct any investigation into the Company or any of the Company Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Company Subsidiaries and their respective employees and agents holds all permits, licenses, variances, registrations, exemptions, Orders, consents, authorizations and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or Manufacturing of any of the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary (the “Company Products”) (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company and each of the Company Subsidiaries as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act of 1944, as amended (“PHSA”), and the regulations of the FDA promulgated thereunder. Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents, authorizations and/or approvals will be required before any Company Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since December 31, 2016, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms of all Company Permits. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c) None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency. None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act (“HIPAA”), and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that relates to an alleged violation of any Health Care Law. None of the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. None of the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof: (i) has ever been excluded, suspended, sanctioned or otherwise declared ineligible to participate in any federal health care program under 42 CFR § 1001.601, or any similar Law, nor is any such exclusion, suspension or other sanction threatened; or (ii) has ever been convicted of a criminal offense related to the provision of health care items or services. There are no Orders or similar actions to which the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products, or alleged violation of any Health Care Law.

(d) Each of the Company and the Company Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging, distribution and promotion of the Company Products. To the knowledge of the Company, all required pre-clinical toxicology studies conducted by or on behalf of the Company or the Company Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to KBL. To the knowledge of the Company, each clinical trial conducted by or on behalf of the Company or any of the Company Subsidiaries with respect to Company Products has been and is being conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of the Company and the Company Subsidiaries has filed all required notices (and made available to KBL copies thereof) of adverse drug experiences, injuries or deaths arising from clinical trials conducted by or on behalf of the Company or any of the Company Subsidiaries with respect to such Company Products.

(e) All applications, submissions, information and data utilized by the Company or any of the Company Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of the Company Subsidiaries in connection with any and all requests for a Company Permit relating to the Company or any of the Company Subsidiaries, when submitted to the FDA or any other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency.

(f) None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof, has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any Action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational New Drug Application or comparable Clinical Trial Application sponsored by the Company or any of the Company Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. None of the Company or any of the Company Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g) The Company and each of the Company Subsidiaries are, and have been for the past six (6) years, in compliance with the requirements of: (i) all applicable privacy and security Laws governing health information; and (ii) all contractual obligations concerning the collection, use, storage and disclosure of health information. To the knowledge of the Company there has been no unauthorized use, access, modification or disclosure of health information, including any Breach of “Unsecured Protected Health Information,” as those terms are defined by HIPAA, by the Company, any of the Company Subsidiaries, or any of their respective clinical trial sites. The Company and each of the Company Subsidiaries is not now, and has never been, subject to HIPAA and is not a party to any business associate agreement, as defined by HIPAA. Additionally, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries is, and at all times since December 31, 2016, has been, in compliance with (i) all federal, state, local and foreign laws, rules and regulations pertaining to (A) data security, cyber security, and e-commerce, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of personal information (collectively, “Data Activities”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries has implemented written policies relating to Data Activities as and to the extent required by applicable Law, and at all times since December 31, 2016, each of the Company and the Company Subsidiaries, as applicable, has been in compliance with such policies.

(h) The Company and the Company Subsidiaries have made available to KBL true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company and the Company Subsidiaries have made available to KBL for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company’s or any of the Company Subsidiaries’ compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

Section 3.13 Taxes and Tax Returns.

(a) Each income and other material Tax Return required to be filed by, or on behalf of, the Company or any of the Company Subsidiaries, has been filed. Each such Tax Return was true, correct and complete in all material respects as of the date of filing.

(b) The Company and each of the Company Subsidiaries (i) have paid (or has had paid on its behalf) all income and other material Taxes due and owing by the Company and the Company Subsidiaries, whether or not shown as due on any Tax Return, and (ii) have withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of December 31, 2018, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(d) Section 3.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign income and other material Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to KBL correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of the Company Subsidiaries since December 31, 2016.

(e) There are no liens for Taxes (other than any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet) upon any of the assets of the Company or any of the Company Subsidiaries.

(f) None of the Company or any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed or with respect to any material Tax assessment or deficiency.

(g) None of the Company or any of the Company Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return or material Tax of the Company or any of the Company Subsidiaries.

(i) None of the Company or any of the Company Subsidiaries has received notice, whether written or oral, of any proposed material deficiencies from any Taxing Authority that have not been resolved or paid in full.

(j) In the past three (3) years, none of the Company or any of the Company Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of the Company or any of the Company Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, the primary purpose of which does not relate to Taxes).

(l) None of the Company or any of the Company Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was the Company or (B) has any liability for the Taxes of any person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise pursuant to applicable Law.

(m) The taxable year of the Company and the Company Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and each of the Company and the Company Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Company Subsidiary that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Company Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of the Company or any of the Company Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of the Company or any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) election pursuant to Section 965(h) of the Code.

(r) Within the past six (6) years, no written claim has been made by any Taxing Authority that the Company or any of the Company Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns.

(s) None of the Company or the Company Subsidiaries has taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of every material Employee Program maintained by Company or any Subsidiary (the “Company Employee Programs”).

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. No event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) There is no material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to operate and administer the Company Employee Programs in accordance with their respective terms and in compliance with ERISA and other applicable Laws, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Company Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).

(e) Each Company Employee Program may be amended, terminated, or otherwise discontinued by KBL after the Effective Time in accordance with its terms without material liability to the Company, KBL or any of their respective Subsidiaries.

(f) None of the Company or any of the Company Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of the Company or any of the Company Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company or any of the Company Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code. Neither the Company nor any Subsidiary has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Company Stock Option Plan that is intended to be exempt from the application of Section 409A of the Code has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option (in each case, within the meaning of Section 409A of the Code). No payment to be made under any Company Employee Program is, or would reasonably be expected to be, subject to the penalties of Section 409A(a)(1) of the Code and neither the Company nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C).

Section 3.15 Labor and Employment Matters.

(a) None of the Company or any of the Company Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company or any of the Company Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or any of the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) none of the Company or any of the Company Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Business and classified by the Company or any of the Company Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of the Company Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no outstanding grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company or any of the Company Subsidiaries is currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Entity; (v) none of the Company or any of the Company Subsidiaries is, or within the last three (3) years has been, subject to any Order by any Governmental Entity or private settlement contract in respect of any labor or employment matters; (vi) each of the Company or any of the Company Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company or any of the Company Subsidiaries are employed at-will and no such employees are subject to any contract with the Company or any of the Company Subsidiaries or any policy or practice of the Company or any of the Company Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company or any of the Company Subsidiaries; (viii) to the extent that any Company Contingent Workers are employed, each of the Company or any of the Company Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) the Company and the Company Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or the Company Subsidiaries under any workers’ compensation policy or long-term disability policy. None of the Company or any of the Company Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or any of the Company Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of the Company Subsidiaries.

(c) Section 3.15(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and the Company Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 3.15(c)(ii) of the Company Disclosure Schedule also contains a complete and accurate list of all current Company Contingent Workers, showing for each Company Contingent Worker such individual’s role in the Business and fee or compensation arrangements.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the Company and the Company Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) none of the Company or any of the Company Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or the Company Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or the Company Subsidiaries pursuant to any Environmental Law;

(c) none of the Company or any of the Company Subsidiaries has (i) received notice, whether written or oral, under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or the Company Subsidiaries pursuant to any Environmental Law.

Section 3.17 Insurance. The Company has delivered or made available to KBL accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of the Company Subsidiaries. Each of such insurance policies is in full force and effect and Company and each of the Company Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2017, neither the Company nor any Subsidiary of the Company has received any notice, whether written or oral, or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of the Company Subsidiaries was, as of the date of such provision, accurate and complete. The Company and each of the Company Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Proceeding pending or threatened against Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

Section 3.18 Books and Records. Each of the minute and record books of the Company and the Company Subsidiaries has been made available to KBL and contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company and the Company Subsidiaries, since the formation of each applicable entity and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company and the Company Subsidiaries comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

Section 3.19 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of the Company Subsidiaries from any Governmental Entity, and, to the knowledge of the Company, no basis exists for any Governmental Entity to seek payment or repayment from the Company or any Company Subsidiary of any amount or benefit received, or to seek performance of any obligation of the Company or any of Company Subsidiary, under any such program.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedule describes any material transactions or relationships, since December 31, 2015, between, on one hand, the Company or any of the Company Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of the Company Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) beneficial owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. None of the Persons referenced in clauses (a), (b) or (c) of the previous sentence owns or licenses any assets or properties, including, without limitation, Intellectual Property Rights that are used or useful in the Business.

Section 3.21 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.21 of the Company Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. No event has occurred, and no claim, dispute or, to the knowledge of the Company, threat or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding. With regard to any Proceeding set forth on Section 3.21 of the Company Disclosure Schedule, the Company has provided KBL or its counsel with copies of all pleadings and material written correspondence related to such Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Proceedings and other information material to an assessment of such Proceeding. The Company has an insurance policy or policies that is expected to cover such Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Proceeding under such insurance policy or policies.

(b) There is no Order to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the knowledge of the Company, no officer or other key employee of the Company or any Subsidiary of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 3.22 Illegal Payments. None of the Company or any of the Company Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any third party acting on behalf of the Company or any of the Company Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company, any of the Company Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of the Company Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

Section 3.23 Inapplicability of Anti-takeover Statutes. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

Section 3.24 Vote Required. The affirmative vote (or action by written consent) of the holders of a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.11(b)(i) of this Agreement.

Section 3.25 No Financial Advisor. Except as set forth in Section 3.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 3.26 Compliance with Applicable Sanctions and Embargo Laws.

(a) Since December 31, 2016, neither the Company nor the Company Subsidiaries nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is (i) a person or entity named on the List of Specially Designated Nationals Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the OFAC consolidated sanctions list or in any executive order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, executive orders or regulations; (ii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons described in subsection (i); (iii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the directives issued under Executive Order 13661 of March 20, 2014, or an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons or entities that are subject to the SSI List restrictions; or (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List or Unverified List.

(b) The Company and the Company Subsidiaries have not, since December 31, 2016, violated the above referenced laws or regulations, or any other applicable sanctions, embargo, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.

(c) There are no known or reasonably suspected legal, regulatory, or administrative proceedings, filings, orders, or governmental investigations alleging any such violations of the above referenced laws or regulations, or any other applicable sanctions, embargos, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.

Section 3.27 Disclosure; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to the Company and the Company Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the KBL Stockholders or at the time of the KBL Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

Section 3.28 No Additional Representations.

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.

NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO KBL REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO KBL

Except (a) as set forth in the written disclosure schedules delivered by KBL to the Company (the “KBL Disclosure Schedule”) or (b) as disclosed in the KBL Reports (as defined below) filed with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such KBL Reports and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent predictive, cautionary or forward-looking in nature), other than with respect to the representations and warranties set forth in Section 4.4, which shall not be qualified by such KBL Reports, KBL represents and warrants to the Company as follows.

Section 4.1 Organization. KBL is a Delaware corporation validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. KBL is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The KBL Charter and KBL Bylaws, as amended from time to time, copies of which are publicly available, are true, correct and complete copies of such documents as in effect on the date of this Agreement and KBL is not in violation of any provision thereof.

Section 4.2 Authority. Assuming KBL obtains the KBL Stockholder Approval, KBL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Assuming KBL obtains the KBL Stockholder Approval, the execution, delivery and performance by KBL of this Agreement and any other documents or agreements required to consummate the Contemplated Transactions, and the consummation by KBL of the Contemplated Transactions have been duly authorized by KBL, and no other corporate proceedings on the part of KBL are necessary to authorize KBL’s execution, delivery and performance of any document or agreement to which it is specified to be a party or the consummation by KBL of the Contemplated Transactions. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of KBL, enforceable against KBL in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance by KBL of this Agreement or any transaction document to which it is specified to be a party, nor the consummation by KBL of the Contemplated Transactions, will (a) conflict with or violate any provision of any of the KBL Charter or the KBL Bylaws, (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which KBL is a party or by which KBL or any of its properties or assets may be bound, (c) violate any material Laws applicable to KBL or any of its material properties or assets, or (d) except for any required filings pursuant to the Securities Act, Exchange Act or Nasdaq, require on the part of KBL any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except, in the cases of clauses (b) through (d) of this Section 4.3, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) There are no Proceedings or investigations by any Governmental Entity pending or, to the Knowledge of KBL, threatened, against KBL, nor are there any Orders naming KBL.

Section 4.4 Capitalization.

(a) The authorized capital stock of KBL consists of 35,000,000 shares of common stock, $0.0001 par value per share (“KBL Common Stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share (“KBL Preferred Stock”), of which 8,168,215 shares of Common Stock (the “KBL Common Shares”) and zero (0) shares of Preferred Stock (the “KBL Preferred Shares” and together with KBL Common Shares, the “KBL Issued Shares”) are issued and outstanding as of the date hereof and as of immediately prior to the Closing. All of the KBL Issued Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal securities Laws, (iv) are not subject to any Encumbrances (other than Permitted Encumbrances), (v) were not issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws, or any Contract to which KBL is a party or by which it is bound.

(b) Each of the KBL Warrants are, and after giving effect to the transactions contemplated hereby, will be, exercisable for one share of KBL Common Stock at an exercise price of $5.75 per half share or $11.50 per whole share, in accordance with the KBL Organizational Documents. As of the date hereof and as of immediately prior to the Closing, 11,250,000 KBL Public Warrants to purchase 5,750,000 shares of KBL Common Stock are outstanding and 502,500 KBL Private Warrants to purchase 251,250 shares of KBL Common Stock are outstanding. The KBL Warrants are exercisable in accordance with the KBL Organizational Documents, provided in each case that there is an effective registration statement under the Securities Act covering the shares of KBL Common Stock issuable upon exercise thereof. All of the KBL Warrants (i) are valid and binding obligations of KBL and enforceable against KBL in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, (ii) have been issued in compliance with all applicable state and federal securities Laws, (iii) are not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) shall not be issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

(c) Each of the KBL Public Rights shall entitle the holder thereof to receive one-tenth (1/10) of one share of KBL Common Stock upon consummation of the Business Combination. As of the date hereof and as of immediately prior to the Closing, KBL Public Rights to receive 1,150,000 shares of KBL Common Stock and KBL Private Rights to receive 50,250 shares of KBL Common Stock are outstanding. All of the KBL Rights (i) are valid and binding obligations of KBL and enforceable against KBL in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, (ii) have been issued in compliance with all applicable state and federal securities Laws, (iii) are not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) shall not be issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

(d) Other than the KBL Issued Shares, the KBL Units, and the underlying KBL Warrants and KBL Rights, there are no other shares of capital stock or other equity securities of KBL authorized, issued, reserved for issuance or outstanding. Except as expressly contemplated under or set forth in this Agreement and the KBL Organizational Documents, KBL has not (i) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any shares of capital stock or other KBL Equity Securities; (ii) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of any shares of capital stock or other equity securities of KBL, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (iii) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which KBL has any outstanding liabilities or obligations). Except for the rights of holders of shares of KBL Common Stock to convert their shares of KBL Common Stock into cash held in the Trust Account (all of which rights will expire at Closing), there are no Contracts to which KBL is a party or by which it is bound to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of KBL. There are no Contracts to which KBL is a party or by which it is bound to vote or dispose of any shares of capital stock or other equity securities of KBL and no revocable or irrevocable proxies or voting agreements with respect to any shares of capital stock or other equity securities of KBL, except as contemplated by this Agreement and the KBL Organizational Documents.

(e) Except for its interests in Merger Sub, KBL does not own, directly or indirectly, any shares of capital stock or other equity securities of any other Person.

(f) The Transaction Shares, when and if issued, shall be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) issued in compliance with all applicable state and federal securities Laws, (iii) not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) not issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

Section 4.5 Trust Account. As of July 16, 2019, KBL had $50,065,226.83 in the trust account established by KBL for the benefit of its public stockholders (the “Trust Account”), which monies are invested in “government securities” (as such term is defined in the Investment Company Act), and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 1, 2017, by and between KBL and Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, and has not been amended, supplemented or modified since the execution hereof. KBL has complied in all material respects with the terms of the Trust Agreement and is not in breach of or in default under the Trust Agreement. There are no separate Contracts, side letters, or other arrangements or understandings (express or implied) that would cause the description of the Trust Agreement set forth in the KBL Reports to be inaccurate or that would entitle any Person (other than the Public Stockholders who elect to redeem their shares of KBL Common Stock in connection with the Business Combination (the “Electing Stockholders”)) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to the Electing Stockholders. There are no Proceedings pending or, to the Knowledge of KBL, threatened, with respect to the Trust Account or the Trust Agreement.

Section 4.6 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, KBL owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by KBL in the operation of its business and which are material to KBL, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.7 Listing. The issued and outstanding KBL Equity Securities are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. KBL is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, including the requirements for continued listing of the KBL Equity Securities on Nasdaq, and, there are no Proceedings pending or, to the knowledge of KBL, threatened against KBL with respect thereto. KBL has not received any notice from Nasdaq or the SEC, in each case, regarding the deregistration or delisting of the KBL Equity Securities, and neither KBL nor any of its Affiliates have taken any action in an attempt to deregister the KBL Equity Securities under the Exchange Act.

Section 4.8 KBL Reports; Financial Information.

(a) KBL has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by KBL with the SEC since the date of formation of KBL under the Laws of the State of Delaware (the “Formation Date”), and all such forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed subsequent to the date hereof will be timely filed (all of the foregoing forms, statements, certifications, reports, schedules, proxies, registrations and other documents, together with any amendments, restatements or supplements thereto, and all exhibits thereto and documents incorporated therein by reference, the “KBL Reports”). Each of the KBL Reports, at the time of its filing or being furnished, complied, or, if not yet filed or furnished, will comply with the applicable rules and regulations of the SEC with respect thereto, as applicable, and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to KBL Reports. As of their respective dates, the KBL Reports filed or furnished to the SEC since the Formation Date did not, and any KBL Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The KBL Units, KBL Common Stock, KBL Warrants and KBL Rights constitute the only outstanding classes of capital stock of KBL registered under the Exchange Act.

(c) KBL has made available to the Company all material correspondence between the SEC or any other Governmental Entity, on the one hand, and KBL, on the other hand, since the Formation Date. There are no outstanding or unresolved comments from the SEC’s staff with respect to any of KBL Reports. To the Knowledge of KBL, (i) none of the KBL Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any KBL Report.

(d) Since the Formation Date, KBL has been in compliance with the applicable provisions of the Sarbanes-Oxley Act. KBL maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by KBL is recorded, processed, summarized and reported, and that all such information is accumulated and communication to the individuals responsible for the preparation of KBL’s filings with the SEC and other public disclosure documents to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. KBL maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Formation Date, neither KBL (including any Representative thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting of KBL, (ii) instances of fraud, whether or not material, involving the management of KBL or other Representatives who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by KBL or (iii) any claim or allegation regarding any of the foregoing.

(e) Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the KBL Reports (including the related notes and schedules thereto, if any) since the Formation Date (i) complied, or in the case of the KBL Reports filed after the date hereof, will comply, as to form in all material respects with all applicable Law, including the rules and regulations of the SEC with respect thereto, (ii) were prepared, or in the case of the KBL Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and (iii) fairly presents, or in the case of the KBL Reports filed after the date of this Agreement, will fairly present, in all material respects (A) the consolidated financial condition of KBL as of its date and (B) the results and operations, earnings and changes in financial condition, as the case may be, of KBL for the periods set forth therein (subject, in the case of unaudited interim financial statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate).

(f) There are no outstanding loans or other extensions of credit made by KBL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of KBL. KBL has not taken any action prohibited by Section 13(k) of the Exchange Act.

Section 4.9 Investment Company Act; JOBS Act. KBL is not, and following the Closing will continue to not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act. KBL constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.10 KBL Material Contracts. Section 4.10 of KBL Disclosure Schedule sets forth a correct and complete list of all KBL Material Contracts. Each KBL Material Contract is a valid and binding obligation of KBL, and, to the knowledge of KBL, of each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity). None of the KBL Material Contracts have been canceled or otherwise terminated, and KBL has not received any written notice from any Person regarding any such cancellation or termination or any material default, in each case, with respect to any KBL Material Contract.

Section 4.11 Information Supplied. None of the information supplied or to be supplied by KBL expressly for inclusion or incorporation by reference in the filings with the SEC (including KBL Reports and mailings to the KBL Stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby (including the Proxy Statement)) will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by KBL or that is included in the KBL Reports).

Section 4.12 KBL Tax Matters.

(a) All Tax Returns required to be filed by KBL (the “KBL Tax Returns”) have been timely filed (taking into account applicable extensions of time in which to file), and all KBL Tax Returns are true, complete and correct in all material respects.

(b) KBL has fully and timely paid all Taxes required to have been paid by KBL.

(c) All deficiencies for material Taxes asserted or assessed in writing against KBL have been fully and timely paid.

(d) To the Knowledge of KBL, KBL has not been a party to any “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(e) Within the past two (2) years, KBL has not distributed any shares of capital stock or other equity securities of another Person, or had its shares of capital stock or other equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) KBL has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over under all applicable Laws.

(g) KBL is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed or with respect to any material Tax assessment or deficiency.

(h) KBL has not waived any statute of limitations with respect to any material Taxes.

(i) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return or material Tax of KBL.

(j) KBL has not received notice, whether written or oral, of any proposed material deficiencies from any Taxing Authority that have not been resolved or paid in full.

(k) Since inception, KBL has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) KBL is not party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, the primary purpose of which does not relate to Taxes).

(m) KBL (A) is not and has never been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was KBL or (B) has any liability for the Taxes of any person (other than KBL) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise pursuant to applicable Law.

(n) The taxable year of KBL for all income Tax purposes is the fiscal year ended December 31, and KBL uses the accrual method of accounting in keeping its books and in computing its taxable income.

(o) KBL has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) No Subsidiary of KBL that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(q) KBL has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(r) KBL will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) election pursuant to Section 965(h) of the Code.

(s) Within the past six (6) years, no written claim has been made by any Taxing Authority that KBL is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns.

(t) KBL has not taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Inapplicability of Anti-takeover Statutes. The board of directors of KBL has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

Section 4.14 Business Activities.

(a) Since the Formation Date, KBL has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and maintenance of its corporate existence. Except as set forth in the KBL Organizational Documents, there is no Contract or Order binding upon KBL or to which KBL is party, which has, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of KBL or any acquisition of property by KBL or the conduct of business by KBL as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have a Material Adverse Effect.

(b) KBL does not own, or have a right to acquire, directly or indirectly, any interest or investment (whether debt or equity) in any Person. Except for this Agreement and the transactions contemplated hereby, KBL has no interest, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) KBL has no KBL Benefit Plans.

(d) Except for liabilities and obligations (i) reflected or reserved for on KBL’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K or disclosed in the notes thereto, (ii) described in the Section 4.14(d) of the KBL Disclosure Schedule, (iii) incurred in the ordinary course of business since the date of KBL’s consolidated balance sheet for the period ended December 31, 2018 as reported on Form 10-K, (iv) for performance of obligations of KBL under any Contracts (other than for breach thereof) or (iv) incurred in connection with or contemplated by this Agreement or the transactions contemplated hereby, KBL does not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of KBL.

Section 4.15 Litigation. Except as set forth on Section 4.15 of the KBL Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of KBL, threatened against KBL in writing which, and (b) KBL is not subject to (nor are any properties or assets of KBL bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair the ability of KBL to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

Section 4.16 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, KBL acknowledges and agrees that none of the Company or any of the Company Subsidiaries has made or is making, and KBL expressly disclaims reliance upon, any representations, warranties, or statements relating to the Company or the Company Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article 3, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries furnished or made available to KBL, or any of its Representatives. Without limiting the generality of the foregoing, KBL acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to KBL or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement).

ARTICLE 5
COVENANTS

Section 5.1 Conduct of Business of the Company and its Subsidiaries.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company and its Subsidiaries shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by KBL, conduct the Business in the ordinary course consistent with past practice in all material respects.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any contract or agreement to which the Company, any Subsidiary or any of their respective Affiliates are a party or bound, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by KBL, the Company and the Company Subsidiaries shall not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution in respect of, any equity interests, or repurchase, redeem, or otherwise acquire any outstanding equity interests of the Company or any Subsidiary;

(ii) acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets or inventory in the ordinary course of business;

(iii) amend the Governing Documents of the Company or any Subsidiary, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) sell, lease, license or otherwise dispose of any assets of the Business, other than the sale or disposition of inventory or obsolete equipment in the ordinary course of business;

(v) transfer, issue, sell, grant or otherwise dispose of (A) any equity interests of the Company or any Subsidiary or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue, deliver or sell any equity interests of the Company or any Subsidiary, as the case may be;

(vi) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(vii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party in excess of Two Hundred and Fifty Thousand Dollars ($250,000), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Two Hundred and Fifty Thousand Dollars ($250,000).

(viii) (A) amend, modify or terminate any Company Material Contract or Company Leased Real Property (excluding, for the avoidance of doubt, any expiration of any Company Material Contract or Company Leased Real Property pursuant to its terms), (B) waive any benefit or right under any Company Material Contract or Company Leased Real Property, or (C) enter into any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Material Contract;

(ix) make any loans, advances or capital contributions to, or investments in, any Person except KBL or the Sponsor;

(x) except in the ordinary course of business, as required under the terms of any Employee Benefit Plan or applicable Law, or arrangements the cost of which is borne by the Company (A) adopt or amend any material Company Plan, including in respect of enhanced severance arrangements, or enter into any Employee Benefit Plan that if entered into prior to the execution and delivery of this Agreement would be a Company Plan; (B) increase the compensation or benefits payable to any employee of the Company or any of its Subsidiaries; (C) with respect to the Company or any of its Subsidiaries, enter into, adopt, extend, renew, terminate or materially amend any collective bargaining agreement or other Agreement with any labor organization or labor union, or (D) engage in any “plant closing” or “mass layoff” (as those terms are defined under WARN) or similar layoff under applicable Laws;

(xi) (A) make, change or revoke any election concerning Taxes outside the ordinary course of business consistent with past practice, (B) enter into any material Tax closing agreement, (C) settle any material Tax claim or assessment, or (D) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xii) initiate any Proceeding or enter into, or propose to enter into, any releases, settlements or compromises of any Proceedings;

(xiii) adopt a plan of complete or partial liquidation, dissolution, or restructuring of the Company or any of its Subsidiaries;

(xiv) with respect to the Company, any of its Subsidiaries or the Business, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures in an amount not to exceed $25,000;

(xv) enter into, conduct, engage in or otherwise operate any new line of business;

(xvi) enter into, renew, modify or revise any Company Related Party Transaction (or any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Related Party Transaction);

(xvii) transfer any cash or cash Equivalents to a new bank account in any jurisdiction in which the Company or any of its Subsidiaries does not, as of the date of this Agreement, maintain one or more bank accounts; or

(xviii) enter into any agreement to take, or cause to be taken, any of the actions.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including, if applicable, the HSR Act filing fee, shall be borne by KBL; provided, however, that each Party shall bear its out-of-pocket costs and expenses of its own legal counsel and other advisors or consultants in connection with the preparation of any such filings or consents. Each Party shall make, or cause to be made, to the extent necessary, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, the filing under the HSR Act within ten (10) Business Days) after the date of this Agreement (unless filed prior to the date of this Agreement) and shall respond as promptly as practicable to any requests by the appropriate Governmental Entities for additional information and documentary material pursuant to the HSR Act, if applicable. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, if applicable, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any the Company, any of the Company Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates (including, in the case of the Company, the Company and the Company Subsidiaries), except with such other Party’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing and termination of this Agreement in accordance with its terms, each of KBL and Merger Sub, on the one hand, and the Company, on the other hand, shall give counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of KBL or Merger Sub, the Stockholder Representative and the Company, or, in the case of the Company, KBL in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of KBL or Merger Sub, the Stockholder Representative, or, in the case of the Company, KBL, the opportunity to attend and participate in such meeting or discussion.

(c) Except as required by this Agreement, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, in each case, that would prevent or materially delay obtaining the consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not, and shall cause its Affiliates and their respective ultimate parent entities and Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents, authorizations, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement (including, if applicable, pursuant to the HSR Act) or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

(d) Each of the Company and the Company Subsidiaries agrees to use reasonable best efforts to cause Cassels Brock & Blackwell LLP (“Cassels”) to deliver an opinion to KBL, in the form reasonably satisfactory to KBL and its counsel, to the effect that (a) the Reorganization was duly and validly consummated in accordance with all applicable laws of the Province of British Columbia, (b) this Agreement and the Contemplated Transactions do not conflict with any of the applicable documents governing the Reorganization and (c) all of the Exchangeable Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Section 5.3 Access to Information; Confidentiality. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to KBL and its Representatives during normal business hours reasonable access to the books and records of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company or its Subsidiaries). All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 5.4 Public Announcements.

(a) None of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Contemplated Transactions without the prior written consent of the Stockholder Representative and KBL; provided, however, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall, to the extent reasonably practicable, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.

(b) The Seller Representative and KBL shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), KBL shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Stockholder Representative and KBL shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), KBL shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such report, statement, filing, notice or application.

Section 5.5 [Reserved].

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, KBL and Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, KBL or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Company, KBL or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, KBL shall cause the Governing Documents of KBL and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of the Company, KBL and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.6(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) Neither KBL, Merger Sub nor the Company shall settle, compromise or consent to the entry of any Order in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by a D&O Indemnified Person under this Section 5.6(b) unless such settlement, compromise or Order includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Proceeding. Neither KBL, Merger Sub nor the Company shall have any obligation under this Section 5.6 to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For the benefit of the Company’s, KBL’s and Merger Sub’s directors and officers, the Company shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than KBL’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, KBL and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and KBL and the Company shall timely pay all premiums with respect to the D&O Tail Insurance.

(d) In the event KBL or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of KBL or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. KBL shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

(e) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of KBL, Merger Sub and the Company.

Section 5.7 Tax Matters.

(a) KBL, Merger Sub, the Company, and the Company Subsidiaries shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). KBL, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) All Transfer Taxes shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, KBL will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Company shall use commercially reasonable efforts to provide KBL with evidence available to the Company reasonably satisfactory to KBL that such Transfer Taxes have been paid by the Company Stockholders.

(d) The Company shall use commercially reasonable efforts to obtain an opinion of tax counsel to the Company satisfying the requirements of Item 601 of Regulation S-K under the Securities Act dated as of a date reasonably requested by Parent, prior to the Registration Statement being declared effective.

Section 5.8 Exclusive Dealing — the Company and its Subsidiaries.

(a) Without the prior written consent of KBL, none of the Company, any of the Company’s Subsidiaries or any Representative of any of the Company or the Company’s Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or resolve, propose or agree to do any of the foregoing.

(b) For purposes of this Agreement, “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company or the Company’s Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of twenty percent (20%) or more of the assets of the Company and the Company’s Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(c) Neither the Company Board nor any committee of the Company Board shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to KBL, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation or fail to reaffirm the Company Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the Company Stockholders, within ten (10) Business Days after KBL requests in writing that such action be taken (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(d) The Company shall notify KBL no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror.

(e) Each of the Company and its Subsidiaries shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal.

Section 5.9 Exclusive Dealing — KBL.

(a) Without the prior written consent of the Company, none of KBL, any of the Company’s Subsidiaries or any Representative of any of KBL or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a KBL Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a KBL Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a KBL Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or resolve, propose or agree to do any of the foregoing; provided, however, that nothing contained herein shall prevent the KBL Board from taking any of the actions referred to in clauses (A) through (C) of this Section 5.9(a), if it determines in good faith upon the advice of counsel that the failure to take such action would be reasonably likely to be inconsistent with the KBL Board’s fiduciary duties under applicable Law.

(b) Except as otherwise provided in Section 5.9(e), neither the KBL Board nor any committee of the KBL Board shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company or the Company Subsidiaries, the KBL Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any KBL Acquisition Proposal, or make any public statement inconsistent with its recommendation or fail to reaffirm the KBL Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the KBL Stockholders, within ten (10) Business Days after the Company requests in writing that such action be taken (any action described in this sentence being referred to as a “KBL Change of Recommendation”).

(c) KBL shall notify the Company no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a KBL Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror.

(d) KBL shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a KBL Acquisition Proposal.

(e) Nothing in this Section 5.9 shall prohibit the KBL Board from making any disclosure to the KBL Stockholders, if, in the good faith judgment of the KBL Board upon the advice of counsel, the failure to take such action or make such disclosure would be reasonably likely to be inconsistent with the KBL Board’s fiduciary duties under applicable Law.

Section 5.10 Disclosure Documents.

(a) As promptly as practicable after the date hereof, (i) KBL shall prepare and file with the SEC a proxy statement relating to the KBL Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) KBL, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the Transaction Shares to be issued by virtue of the Merger. Each of KBL and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of the Transaction Shares pursuant to the Merger. Each of KBL, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries), as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. KBL covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by the Company or its Subsidiaries to KBL for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, KBL makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) or any of their Representatives for inclusion therein. KBL shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If KBL, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the KBL Stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, KBL shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. KBL will advise the Company, promptly after KBL receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of KBL Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Company shall reasonably cooperate with KBL and provide KBL, and use its commercially reasonable efforts to cause its Representatives to provide, KBL and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by Law to be included in the Form S-4 or reasonably requested from the Company to be included in the Form S-4.

Section 5.11 Stockholder Approval.

(a) Stockholders’ Consent.

(i) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than forty-eight (48) hours thereafter, the Company shall obtain the Company Stockholder Written Consent executed by the Company Minimum Holders and sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (A) adopting this Agreement and approving the Merger and all other Contemplated Transactions, (B) acknowledging that such adoption and approval of the Merger is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement. In addition, the Company shall seek the delivery by each Company Stockholder of a Joinder.

(ii) The Company agrees that (i) the Company Board shall recommend that the Company’s stockholders vote (or take action by written consent) to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.11(a)(i) (the recommendation of the Company Board that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to KBL, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to KBL or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed.

(iii) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholders Written Consent in accordance with Section 5.11(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal or by any Company Change in Recommendation.

(iv) In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to KBL, as promptly as possible, and in any event within forty-eight (48) hours after receiving notice from KBL that the Registration Statement shall have been declared effective under the Securities Act, a copy of such executed Company Stockholder Written Consent.

(v) Reasonably promptly following receipt of the Company Stockholder Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Company Charter and Company Bylaws and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the Company Stockholders in accordance with this Section 5.11(a)(v) shall be subject to KBL’s advance review and reasonable approval.

(b) KBL Stockholder Meeting.

(i) KBL shall take all action necessary in accordance with applicable Laws and the KBL Charter and KBL Bylaws to promptly call, give notice of, convene and hold a meeting of the KBL Stockholders (the “KBL Stockholder Meeting”) to consider and vote on proposals to adopt this Agreement and the Merger (including, to the extent required, the issuance of any PIPE Shares, the amendment of the KBL Charter, as set out in Section 2.1(d)(ii) and the adoption of the Exchangeable Share Structures) and to approve the issuance of the Transaction Shares by virtue of the Merger (collectively, the “KBL Stockholder Proposals”). The KBL Stockholder Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by KBL in consultation with the Company) but in no event later than sixty (60) days after the effective date of the Registration Statement. If sufficient votes to obtain the approval of KBL Stockholder Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the KBL Stockholder meeting, KBL shall have the right to adjourn or postpone the KBL Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the KBL Stockholder Meeting was scheduled.

(ii) Unless the KBL Board has effected a KBL Change of Recommendation and terminated this Agreement to enter into a definitive agreement with respect to a KBL Superior Offer pursuant to Section 7.1(h), KBL’s obligation to call, give notice of and hold the KBL Stockholder Meeting in accordance with Section 5.11(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any KBL Acquisition Proposal or by any KBL Change of Recommendation.

(iii) Except in the case of a KBL Change of Recommendation, KBL agrees that (i) the KBL Board shall recommend that the KBL Stockholders approve the KBL Stockholder Proposals (the “KBL Recommendation”) and KBL shall include such KBL Recommendation in the Proxy Statement and (ii) the KBL Recommendation shall not be withdrawn or modified (and the KBL Board shall not publicly propose to withdraw or modify the KBL Recommendation) in a manner adverse to the Company, and no resolution by the KBL Board or any committee thereof to withdraw or modify the KBL Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any KBL Acquisition Proposal shall be adopted or proposed.

(c) Except in the case of a KBL Change of Recommendation, KBL shall use its commercially reasonable efforts to solicit from the KBL Stockholders proxies in favor of the KBL Stockholder Proposals and shall take all other action necessary or advisable to secure the approval of the KBL Stockholder Proposals. KBL shall ensure that all proxies solicited in connection with the KBL Stockholder Meetings are solicited in material compliance with all applicable Laws. KBL, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

Section 5.12 Related Party Transactions. Each of the Company and its Subsidiaries shall take all necessary actions to ensure that all Company Related Party Transactions set forth on Section 5.12 of the Company Disclosure Schedules are terminated at or prior to Closing, with no further liability or other Losses to KBL, the Company, the Surviving Corporation or their respective affiliates with respect thereto.

Section 5.13 Financial Statements.

(a) Within thirty (30) days of the date of this Agreement, the Company will furnish to KBL (i) the Company’s unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 on a stand-alone basis, (ii) unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 for each of the Company’s Subsidiaries on a stand-alone basis, and (iii) unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 for the Company and the Company’s Subsidiaries on a pro forma combined basis, in each of clauses (i) through (iii) which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and (B) fairly present, in all material respects, the financial position and operating results of the Company and the Company’s Subsidiaries as of the dates and for the periods indicated therein, which financial statements will be suitable for inclusion in the Proxy Statement and the Registration Statement.

(b) As soon as practicable after the date of delivery of the unaudited financial statements required pursuant to Section 5.13(a), but in no event later than thirty (30) days after such date of delivery, the Company will furnish to KBL (i) the Company’s audited financial statements as of and for the fiscal years ended December 31, 2018 and 2017 on a stand-alone basis (audited in accordance with the standards of the PCAOB), (ii) audited financial statements as of and for the fiscal years ended December 31, 2018 and 2017 for each of the Company’s Subsidiaries on a stand-alone basis (audited in accordance with the standards of the PCAOB), and (iii) pro forma combined financial statements as of and for the fiscal years ended December 31, 2018 and 2017 for the Company and the Company’s Subsidiaries, in each of clauses (i) through (iii) which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, (B) fairly present, in all material respects, the financial position and operating results of the Company and the Company’s Subsidiaries as of the dates and for the periods indicated therein, which financial statements will be suitable for inclusion in the Proxy Statement and the Registration Statement, and (C) not be materially different in an adverse manner from the unaudited financial statements set forth in Section 5.13(a) above.

(c) Prior to Closing, the Company shall use commercially reasonable efforts to deliver to KBL (in each case in a form and substance substantially similar to any such statements or information that are currently prepared by the Company in the ordinary course), within thirty (30) days of the end of each calendar month, true and complete copies of an unaudited balance sheet and statement of income for the Company and each of the Company’s Subsidiaries for the previous month, along with comparisons versus budget with respect to (A) profit and loss, (B) balance sheet and (C) capital expenditures.

Section 5.14 Conduct of Business of KBL.

(a) During the Interim Period, KBL shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14(a) of the KBL Disclosure Schedules or as consented to in writing by the Company (not to be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14(a) of the KBL Disclosure Schedules or as consented to in writing by the Company, KBL shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) amend, supplement, change, restate or modify the Trust Agreement, any KBL Material Contract, the certificate of incorporation, bylaws or other Governing Documents of KBL or any of its Subsidiaries, or enter into any agreement or contract related to the Trust Agreement;

(ii) (A) make, set aside, declare or pay any dividend or distribution to the shareholders of KBL or make any other distributions in respect of the share capital, capital stock or other equity interests of KBL or any of its Subsidiaries, except for dividends by any of the wholly owned Subsidiaries of KBL, (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the share capital, capital stock or other equity interests of KBL or any of its Subsidiaries, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, warrants or other equity interests of KBL or any its Subsidiaries, other than a redemption of KBL capital stock made as part of the KBL Shareholder Redemption;

(iii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party in excess of Two Hundred and Fifty Thousand Dollars ($250,000), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Two Hundred and Fifty Thousand Dollars ($250,000) (provided, that this Section 5.14(a)(iii) shall not prevent KBL from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Contemplated Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”));

(iv) make any loans, advances or capital contributions to any other Person;

(v) (x) issue any KBL Equity Securities or securities exercisable for or convertible into KBL Equity Securities, (y) grant any additional options, warrants or stock appreciation rights with respect to KBL Equity Securities not outstanding on the date of this Agreement or (z) enter into any contracts of any kind (A) that may obligate KBL to issue, purchase, redeem, sell, vote or otherwise acquire any KBL Equity Securities, (B) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to KBL Equity Securities or other securities convertible into or exchangeable or exercisable for KBL Equity Securities or (C) the value of which is determined by reference to KBL Equity Securities;

(vi) form a joint venture, partnership or strategic alliance with any Person;

(vii) form or cause to be formed any new Subsidiary except Merger Sub;

(viii) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises are covered by insurance and would not impose equitable relief upon KBL or any of its Subsidiaries;

(ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(x) (A) adopt, enter into, terminate or amend any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than as required by applicable Law or (B) increase the compensation of any Person who is a director or officer of KBL;

(xi) acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets or inventory in the ordinary course of business;

(xii) transfer, issue, sell, grant or otherwise dispose of (A) any equity interests of KBL or any Subsidiary of KBL or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating KBL or any Subsidiary of KBL to issue, deliver or sell any equity interests of KBL or any Subsidiary of KBL, as the case may be;

(xiii) (A) amend, modify or terminate any KBL Material Contract (excluding, for the avoidance of doubt, any expiration of any KBL Material Contract), (B) waive any benefit or right under any KBL Material Contract, or (C) enter into any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a KBL Material Contract;

(xiv) (A) make, change or revoke any election concerning Taxes outside the ordinary course of business consistent with past practice, (B) enter into any material Tax closing agreement, (C) settle any material Tax claim or assessment, or (D) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business; or

(xv) enter into any agreement, arrangement or understanding, or otherwise become obligated, to do any action prohibited under this Section 5.14(a).

Section 5.15 No Trading. The Company, the Stockholder Representative and KBL each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of KBL, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, the Stockholder Representative and

KBL each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of KBL (other than to engage in the transactions in accordance with Article 2 of this Agreement), communicate such information to any third party, take any other action with respect to KBL in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee (which notice KBL shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, KBL (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to the Public Stockholders of KBL pursuant to the KBL Shareholder Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.17 PIPE Investment. Notwithstanding anything to the contrary contained herein, prior to the Closing, KBL may enter into subscription agreements with investors relating to a private equity investment in KBL to purchase shares of KBL (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and KBL, acting reasonably (a “PIPE Investment”). KBL and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as requested by KBL).

Section 5.18 Post-Closing Board of Directors and Executive Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed in Schedule 5.18 are elected or appointed, as applicable, to the positions of officers and directors of KBL and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.18 is unable or unwilling to serve as officer or director of KBL or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Schedule 5.18) shall designate a successor.

Section 5.19 Exchangeable Share Structures.

(a) KBL shall enter into the Supplemental Agreements and make best efforts to ensure that the Exchangeable Share Structures are adopted on terms substantially similar to the Exchangeable Share Structures of the Company and the Company Subsidiaries.

(b) Following the Effective Time and while any Exchangeable Shares are outstanding, KBL will use its reasonable best efforts to ensure that CannBioRex Callco ULC, CannBioRex Purchaseco ULC, Katexco Callco ULC or Katexco Purchaseco ULC (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definitions which are consistent with the general principle thereof).

(c) Subject to the Voting and Exchange Agreements, the Support Agreements and the Exchangeable Share Provisions, so long as any outstanding KBL Exchangeable Shares are owned by any Person, KBL shall not, and agrees to cause its Affiliates to not, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of CannBioRex Callco ULC, CannBioRex Purchaseco ULC, Katexco Callco ULC or Katexco Purchaseco ULC or any of their successors that results, prior to a redemption date, in (i) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s KBL Exchangeable Shares, recognition of which was deferred on a consummation of the transactions contemplated by this Agreement, or (ii) dividends on the KBL Exchangeable Shares being subject to withholding tax (other than withholding tax imposed under the laws of Canada or the United States or a state, province, territory or other political subdivision thereof).

Section 5.20 Trust Extension.

(a) On or prior to the fifth (5th) Business Day prior to the date on which, (x) with respect to an Automatic Payment, the payment for each Automatic Extension is required to be paid by KBL, or (y) with respect to the Additional Extension, the proxy statement for the Additional Extension Meeting is mailed to KBL Stockholders (or if sooner, the fifth (5th) Business Day prior to the date of the Additional Extension Meeting), the Company, any of the Company’s Subsidiaries or Tyche, as the case may be (the “Covered Expense Payer”) will deposit in escrow with the Expense Escrow Agent (a) the additional amount required to fund any Automatic Extension (“Automatic Extension Funding Expenses”) or (b) if there is an Additional Extension Meeting, the amount required to pay (or reimburse KBL for) (i) any and all fees, costs or expenses paid or payable in connection with the Additional Extension, including, without limitation, any proxy agent fees, printing fees, accounting and legal fees (but excluding the Additional Extension Funding Expenses (as defined below)) (collectively, “Extension Preparation Expenses”), and (ii) amounts owed to the Trust Account in order to induce KBL’s public stockholders to consent to the extension of the deadline for KBL to consummate its Business Combination and not redeem their KBL shares in connection therewith (the “Additional Extension Funding Expenses” and, together with the Extension Preparation Expenses the “Additional Extension Expenses” and, any of the Additional Extension Expenses, the Automatic Extension Expenses and/or the Operating Expenses, “Covered Expenses”); provided, that the Covered Expense Payer shall not be required to pay in the aggregate more than $500,000 in Automatic Extension Funding Expenses and Additional Extension Expenses. Payment of the Automatic Extension Funding Expenses and/or Additional Extension Funding Expenses shall be disbursed to the Trust Account by the Expense Escrow Agent from escrow upon written direction from KBL solely for the purposes of increasing the redemption amount payable to the Public Stockholders. Payment of the Extension Preparation Expenses shall be disbursed by the Expense Escrow Agent from escrow upon written direction from KBL; provided, that payment of Extension Preparation Expenses to the Sponsor or officers or directors of KBL or the Sponsor (other than travel and other out-of-pocket costs and expenses incurred by officers or directors of KBL in the course of the performance of their duties (or by Leslie Hwang, an employee of an affiliate of the Sponsor, in assisting the officers or directors of KBL)) shall first be pre-approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned).

(b) Any amounts paid by the Covered Expense Payer for Covered Expenses will be deemed to be an interest-free unsecured loan by the Covered Expense Payer to KBL, subject to a promissory note in form and substance reasonably acceptable to the Company, and due and payable to the Company or the Company Subsidiary, as applicable, after payment of redeeming Public Stockholders, upon the earlier of (i) the consummation of KBL’s Business Combination (whether with the Company or another entity) and (ii) the liquidation of KBL in the event that it does not consummate a Business Combination (the “Covered Expense Loans”). In the event that the Business Combination has not been consummated by the end of the third Automatic Extension or the Additional Extension, as applicable, then promptly (but in any event within three (3) Business Days) thereafter, KBL will use any remaining funds in escrow with the Expense Escrow Agent to prepay the Covered Expense Loans to the Company or the Company Subsidiary and then any amount outstanding under the Assigned Note to the Company or the Company Subsidiary, as applicable.

(c) Promptly upon receipt of any funds by the Company or any of its Subsidiaries, but in any event within three (3) Business Days of receipt of such funds, the Company shall pay to KBL the first Two Hundred and Fifty Thousand Dollars ($250,000) of such funds in cash.

Section 5.21 Listing of KBL Common Stock. KBL will use commercially reasonable efforts to cause the Transaction Shares to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing. During the Interim Period, KBL shall use commercially reasonable efforts to remain listed as a public company on the Nasdaq. During the Interim Period, KBL will use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if KBL receives any written or, to the knowledge of KBL, oral notice from Nasdaq that KBL has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing or within six months thereafter for any reason, then KBL shall give prompt written notice of such Nasdaq notice to the Company, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) to the extent necessary, any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) receipt of any required regulatory approvals and necessary third party approvals;

(e) this Agreement, the Merger, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, and the KBL Stockholder Proposals shall have been duly approved by the KBL Stockholder Approval; and

(f) after giving effect to the KBL Stockholder Redemption and any PIPE Investment, KBL shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

Section 6.2 Other Conditions to the Obligations of KBL. The obligations of KBL to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by KBL of the following further conditions:

(a) (i) each of the representations and warranties set forth in Section 3.2 shall be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all but de minimis respects as of the specified date; and (ii) each of the other representations and warranties of the Company, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects as of the Closing as though made on and as of the Closing, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date and (B) as would not have a Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with the covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Material Adverse Effect has occurred;

(d) prior to or at the Closing, the Company shall have delivered the following documents in form and substance reasonably satisfactory to KBL:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(ii) evidence, in form and substance reasonably acceptable to KBL, that each Company Related Party Transaction set forth on Section 5.12 of the Company Disclosure Schedules has been terminated as of the Closing Date with no further liability to KBL, the Surviving Corporation, the Company or any of their respective affiliates;

(iii) the Indemnity Escrow Agreement duly executed by KBL, the Stockholder Representative and the Indemnity Escrow Agent;

(iv) [Reserved];

(v) the Company Lock-up Agreements duly executed by stockholders of the Company representing no less than 75% of the shares of Company Common Stock;

(vi) the Supplemental Agreements duly executed by CannBioRex Purchaseco ULC, CannBioRex Callco ULC, Katexco Purchaseco ULC, Katexco Callco ULC and Odyssey Trust Company, as applicable;

(vii) each of the KBL Employment Agreements duly executed by KBL; and

(viii) the Assigned Note shall have been amended, in form and substance reasonably acceptable to KBL, such that the Assigned Note shall be payable entirely in shares of KBL Common Stock to the Company Stockholders at a price per share equal to $10.00.

(e) Either (i) the period during which any holders of shares of Company Capital Stock can exercise their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger shall have expired and no holders of shares of Company Capital Stock entitled to exercise such statutory appraisal rights shall have exercised (and not subsequently withdrawn or waived) such statutory appraisal rights or (ii) the holders of shares of Company Capital Stock representing 97% of the votes entitled to be cast by holders of shares of Company Capital Stock entitled to exercise such statutory appraisal rights shall have effectively waived their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger by execution and delivery of the Company Stockholder Written Consent.

(f) The Backstop Purchase Agreement shall be in full force and effect and Tyche shall have complied in all respects with its duties and obligations thereunder.

(g) KBL shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to KBL to be released to KBL at the Closing.

(h) The Reorganization shall have been consummated.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the representations and warranties set forth in Article, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue to be true and correct in all material respects as of the specified date as of the Closing;

(b) KBL shall have performed and complied in all material respects with the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c) prior to or at the Closing, KBL shall have delivered the following documents in form and substance reasonably satisfactory to the Stockholder Representative:

(i) a certificate of an authorized officer of KBL, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied;

(ii) the Supplemental Agreements duly executed by KBL: and

(iii) the Indemnity Escrow Agreement duly executed by KBL and the Indemnity Escrow Agent.

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts or reasonable best efforts, as the case may be, to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of KBL and the Company duly authorized by the KBL Board and the Company Board;

(b) by either KBL or the Company if the Merger shall not have been consummated by April 9, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Registration Statement and/or Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 7.1(b) for an additional sixty (60) days;

(c) by either KBL or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by KBL if the Company Stockholder Approval shall not have been obtained within forty-eight (48) hours of the Registration Statement becoming effective in accordance with the provisions of the Securities Act;

(e) by either KBL or the Company if (i) the KBL Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and KBL’s stockholders shall have taken a final vote on the KBL Stockholder Proposals and (ii) the KBL Stockholder Proposals shall not have been approved at the KBL Stockholder Meeting (or at any adjournment or postponement thereof);

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of KBL or Merger Sub set forth in this Agreement, or if any representation or warranty of KBL or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in KBL’s or Merger Sub’s representations and warranties or breach by KBL or Merger Sub is curable by KBL or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to KBL or Merger Sub of such breach or inaccuracy and (ii) KBL or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to KBL or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy if such breach by KBL or Merger Sub is cured prior to such termination becoming effective);

(g) by KBL, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that KBL is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from KBL to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from KBL to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(h) by KBL in connection with KBL entering into a definitive agreement to effect a KBL Superior Offer.

Section 7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.3, 5.4, 7.3, 9.18, Article 9 and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.18). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 9.18, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.15), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

Section 7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Company shall bear all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(i) Notwithstanding Section 7.2 or Section 7.3(a), in the event that there is a termination of this Agreement by KBL pursuant to Section 7.1(h), and within 12 months after the date of the termination of this Agreement, KBL consummates an alternative initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business acquisition or combination, or entering into contractual arrangements, with one or more businesses or entities (an “Alternative Business Combination”) (or enters into a definitive agreement to consummate an Alternative Business Combination, which is later consummated), KBL shall (I) pay to the Company an amount in cash equal to the sum of the amounts then outstanding under the Assigned Note and the Covered Expense Loans and (II) cause the Founder Shares Escrow Agent to transfer to Tyche a number of Escrowed Founder Shares equal in value to three (3) times the amount calculated pursuant to clause (I) above, with each Escrowed Founder Share valued at the Per Share Redemption Price (collectively, clauses (I) and (II), the “Company Termination Fee”).

(b) If this Agreement is terminated in a circumstance in which the Company Termination Fee becomes payable as provided in Section 7.3(b)(i), then KBL shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, the Company Termination Fee within ten (10) Business Days after the consummation of such Alternative Business Combination and KBL’s receipt of a written statement from the Company setting forth the amount of the Company Termination Fee.

ARTICLE 8
INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the KBL Indemnitee to the Stockholder Representative prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification by Company Stockholders and Company Subsidiaries. Subject to the other terms and conditions of this Article 8, the Company Stockholders and the Company Subsidiaries (collectively, the “Indemnifying Parties”), jointly and severally, shall indemnify and defend each of KBL and its Affiliates (including the Company and the Surviving Corporation) and their respective Representatives (collectively, the “KBL Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the KBL Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any of its Subsidiaries pursuant to this Agreement;

(c) any claim made by any Company Stockholder or any stockholder of any of the Company’s Subsidiaries relating to the Transaction Shares or such Person’s rights with respect to Transaction Shares or otherwise;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; or

(e) any Transaction Expenses or Indebtedness of the Company or any of its Subsidiaries outstanding as of the Closing to the extent not paid or satisfied by the Company or any of its Subsidiaries at or prior to the Closing, or if paid by KBL or Merger Sub at or prior to the Closing.

Section 8.3 Certain Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a) The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 8.2(a) shall not exceed the aggregate value of the Indemnity Escrow Shares (the “Cap”). Notwithstanding anything to the contrary in this Agreement, the sole recourse of the KBL Indemnitees against the Indemnifying Parties shall be the Indemnity Escrow Shares.

(b) For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) With respect to any claim for indemnification pursuant Section 8.2, for so long as there is at least one (1) Continuing KBL Director on the KBL Board, the Continuing KBL Directors shall have sole authority on behalf of a KBL Indemnitee to (a) pursue or not pursue any indemnification claim against the Indemnifying Parties, (b) consent to, compromise or settle any indemnification claim, (c) conduct negotiations with the Stockholder Representative and its Representatives regarding such indemnification claim, and, in connection therewith, to: (A) assert or institute any indemnification claim; (B) investigate, defend, contest or litigate any indemnification claim and compromise or settle on such terms as the Continuing KBL Directors in their sole discretion shall determine to be appropriate. In connection with this Section 8.3(c), KBL, the Indemnifying Parties and the Surviving Corporation shall provide any and all relevant information related to or with respect to a potential claim for indemnification pursuant to this Article 8 to the Continuing KBL Directors. In connection with the Continuing KBL Directors exercise of their rights and duties pursuant to this Section 8.3(c), the Continuing KBL Directors shall be permitted to hire counsel and advisors of its choosing and the payment of the fees and disbursements of such counsel and advisors shall be borne by KBL.

Section 8.4 Indemnity Escrow Account.

(a) Subject to Section 8.3 and Section 8.7, the Indemnity Escrow Account shall constitute full security for the benefit of KBL (on behalf of itself or any other KBL Indemnitee) with respect to any indemnifiable Losses pursuant to the indemnification obligations of the Indemnifying Parties under Section 8.2. Subject to Section 8.3 and pursuant to the terms set forth in the Indemnity Escrow Agreement, the Indemnity Escrow Agent shall hold the Indemnity Escrow Account until 11:59 p.m. local time on the date that is twelve months after the Closing Date (the “Indemnity Escrow Release Date”). Neither the Indemnity Escrow Shares (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any lien, sold, assigned or transferred by KBL or the Surviving Corporation or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of KBL or the Surviving Corporation, in each case prior to the distribution of the Indemnity Escrow Shares to the Indemnifying Parties in accordance with Section 8.4(b) or to KBL in accordance with this Article 8 and the terms set forth in the Indemnity Escrow Agreement. For purposes of this Article 8, the Indemnity Escrow Shares shall be valued at the Per Share Redemption Price and shall be the sole recourse and source of recovery for any indemnity claims hereunder.

(b) Promptly following the Indemnity Escrow Release Date (but in no event later than two (2) Business Days thereafter), the Stockholder Representative and KBL shall deliver to the Indemnity Escrow Agent joint written instructions directing the Indemnity Escrow Agent to distribute any remaining Transaction Shares in the Indemnity Escrow Account less a number of Indemnity Escrow Shares in the Indemnity Escrow Account equal to the aggregate value of all unsatisfied or disputed indemnifiable Losses set forth in any Claim Notice delivered to the Stockholder Representative on or prior to the Indemnity Escrow Release Date in accordance with this Article 8. Any portion of the Indemnity Escrow Shares held by the Indemnity Escrow Agent following the Indemnity Escrow Release Date with respect to pending but unresolved claims for indemnification pursuant to this Article 8 that is not awarded to KBL upon the resolution of such claims shall be promptly distributed by the Indemnity Escrow Agent to the Indemnifying Parties. KBL and the Stockholder Representative shall, promptly after final resolution of such pending claims (but in no event later than two Business Days thereafter), execute a joint instruction to release such amounts from the Indemnity Escrow Account in accordance with such final resolution thereof. For purposes of this Section 8.4(b), for so long as at least one (1) Continuing KBL Director is serving as a director on the KBL Board, any instructions delivered to the Indemnity Escrow Agent must be signed by at least one Continuing KBL Director for such instructions to be considered valid.

Section 8.5 Indemnification Procedures.

(a) Third Party Claims. If any KBL Indemnitee receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such KBL Indemnitee with respect to which the Indemnifying Parties are obligated to provide indemnification under this Agreement, the KBL Indemnitee shall give the Stockholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the KBL Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the KBL Indemnitee. The Stockholder Representative shall have the right to participate in, or by giving written notice to the KBL Indemnitee, to assume the defense of any Third Party Claim at the Stockholder Representative’s expense, including the employment of counsel reasonably satisfactory to the KBL Indemnitee and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, the Stockholder Representative shall not be entitled to assume the defense (and the KBL Indemnitee shall be entitled to have sole control over the defense) of a Third Party Claim if: (A) such Third Party Claim involves criminal allegations; (B) such Third Party Claim demands injunctive or other equitable relief; (C) such Third Party Claim (together with all other claims against the Indemnifying Parties and their respective Affiliates that are the subject of unresolved Claim Notices) seeks damages in excess of the then applicable remaining portion of the Cap; or (D) such Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or the Surviving Corporation. In the event that the Stockholder Representative assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the KBL Indemnitee. The KBL Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Stockholder Representative’s right to control the defense thereof.

The fees and disbursements of such counsel shall be at the expense of the KBL Indemnitee, provided, that if in the reasonable opinion of counsel to the KBL Indemnitee, (A) there are legal defenses available to a KBL Indemnitee that are different from or additional to those available to the Indemnifying Parties; or (B) there exists a conflict of interest between the Indemnifying Parties and the KBL Indemnitee that cannot be waived, the Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel to the KBL Indemnitee in each jurisdiction for which the KBL Indemnitee determines counsel is required up to the Cap. If the Stockholder Representative elects not to compromise or defend such Third Party Claim, fails to promptly notify the KBL Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the KBL Indemnitee may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and KBL shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Stockholder Representative shall not enter into settlement of any Third Party Claim without the prior written consent of the KBL Indemnitee, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the KBL Indemnitee and provides, in customary form, for the unconditional release of each KBL Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Stockholder Representative desires to accept and agree to such offer, the Stockholder Representative shall give written notice to that effect to the KBL Indemnitee. If the KBL Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the KBL Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Parties as to such Third Party Claim shall not exceed the amount of such settlement offer. If the KBL Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Stockholder Representative may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the KBL Indemnitee has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Proceeding by a KBL Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the KBL Indemnitee giving the Stockholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the KBL Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the KBL Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the KBL Indemnitee. The Stockholder Representative shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The KBL Indemnitee shall reasonably allow the Stockholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the KBL Indemnitee shall reasonably assist the Stockholder Representative’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Stockholder Representative or any of its Representatives may reasonably request. If the Stockholder Representative does not so respond within such thirty (30) day period, the Stockholder Representative shall be deemed to have accepted such claim and shall be liable for all Losses associated with such Direct Claim.

Section 8.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article 8 are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of KBL and the Stockholder Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of KBL and the Stockholder Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.2 shall be void, ab initio.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a) If to KBL or Merger Sub, to:

c/o KBL Merger Corp. IV
150 West 56th Street, Suite 5901
New York, NY 10019
Attn:    Marlene Krauss, M.D.
Email: mkrauss@kblvc.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10016
Attention: Kenneth R. Koch

Daniel A. Bagliebter

E-mail:     krkoch@mintz.com

dabagliebter@mintz.com

(b) If to the Company or the Company Subsidiaries prior to the Closing or the Stockholder Representative prior to or after the Closing, to:

CannBioRx Life Sciences Corp.
119 Lothrop Street
London W10 4JA
Attention: Lawrence Pemble

Email:       Lawrence@cannbiorex.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Robert H. Cohen

Meir Lewittes

E-mail:     rcohen@mwe.com

mlewittes@mwe.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.5 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) financial terms shall have the meanings given to such terms under GAAP unless otherwise specified herein; (vi) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) the word “day” means calendar day unless Business Day is expressly specified; (x) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (xi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; and (xii) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The information and disclosures contained in the Schedules may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.6 and Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.9 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 Knowledge of Company; knowledge of KBL. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 9.10(a) of the Company Disclosure Schedules, after taking into account the reasonable inquiry of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). For all purposes of this Agreement, the phrase “to KBL’s knowledge” and “to the knowledge of KBL” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 9.10(b) of the KBL Disclosure Schedules, after taking into account the reasonable inquiry of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). None of the individuals set forth on Section 9.10(a) of the Company Disclosure Schedules or Section 9.10(b) of the KBL Disclosure Schedules shall have any personal liability or obligations regarding such knowledge.

Section 9.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company, the Company Subsidiaries, the Stockholder Representative and KBL acknowledges and agrees that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of KBL, any Company Stockholder, any Subsidiary of the Company or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of KBL, a Company Stockholder or any Subsidiary of the Company under this Agreement or Person party to any Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

Section 9.12 Extension; Waiver. The Stockholder Representative (on behalf of itself, the Company Stockholders and the Company Subsidiaries) may (a) extend the time for the performance of any of the obligations or other acts of KBL or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of KBL or Merger Sub contained herein or in any Ancillary Document, or (c) waive compliance by KBL or Merger Sub with any of the agreements or conditions contained herein. KBL may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Company Subsidiaries contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Company Subsidiaries contained herein or in any Ancillary Document, or (iii) waive compliance by the Company or the Company Subsidiaries with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.14 Jurisdiction and Venue. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9.14 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 9.3 and that nothing in this Section 9.14 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom located within the State of Delaware in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the Contemplated Transactions, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the Contemplated Transactions and shall be brought, tried and determined only in the Court of Chancery of the State of Delaware and any state appellate court therefrom located within the State of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or any Ancillary Document or the Contemplated Transactions in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

Section 9.15 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.16 Rescission. No breach of any representation, warranty, covenant or agreement contained herein or in any Ancillary Document shall give rise to any right on the part of KBL or the Stockholder Representative (on behalf of the Company Stockholders and the Company Subsidiaries), after Closing, to rescind this Agreement or any of the Contemplated Transactions.

Section 9.17 Stockholder Representative.

(a) Lawrence Pemble is hereby appointed, authorized and empowered to act as a representative for the benefit of Company Stockholders and the Company Subsidiaries, as the exclusive agent and attorney-in-fact to act on behalf of each Company Stockholder and Company Subsidiary, in connection with and to facilitate the consummation of the Contemplated Transactions, including pursuant to any Ancillary Documents, which shall include the power and authority:

(i) to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Stockholder Representative, in its sole and absolute, discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Documents and the consummation of the Contemplated Transactions as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Stockholder Representative, to enforce and protect the rights and interests of any Company Stockholder (including the Stockholder Representative, in his capacity as a Company Stockholder) or Company Subsidiary and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement, any Ancillary Document or the transactions provided for herein or therein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement and/or any Ancillary Document for and on behalf of Company Stockholders and the Company Subsidiaries, including asserting or pursuing any Proceeding or investigation against KBL or any of its Affiliates, defending any Proceedings or investigations by the KBL Indemnitees, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with KBL and its representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) investigate, defend, contest or litigate any Proceeding or investigation initiated by KBL or any other Person, or by any Governmental Entity against the Stockholder Representative and/or any Company Stockholder or Company Subsidiary and receive process on behalf of any or all Company Stockholders and Company Subsidiaries in any such Proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of any Company Stockholder or Company Subsidiary and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Document; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement or in any Ancillary Document, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by such Company Stockholder or Company Subsidiary unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents.

(b) KBL shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and/or any Ancillary Document, all of which actions or omissions shall be legally binding upon the Company Stockholders and the Company Subsidiaries, and no Company Stockholder or Company Subsidiary shall have the right to object, dissent, protest or otherwise contest the same.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder or Company Subsidiary, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Stockholder Representative may resign as the Stockholder Representative at any time by providing written notice to KBL, which resignation shall become effective upon appointment of a successor Stockholder Representative by Lawrence Pemble. All power, authority, rights, privileges and obligations conferred in this Agreement to a Stockholder Representative shall apply to any successor Stockholder Representative.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of KBL, filed with the SEC (File No. 333-217475) on June 2, 2017 and dated as of June 1, 2017 (the “Prospectus”). The Company and each Company Subsidiary understands that KBL has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of KBL’s public stockholders (including overallotment shares acquired by KBL’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, KBL may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their KBL shares in connection with the consummation of KBL’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if KBL fails to consummate a Business Combination prior to September 9, 2019 (or such date as may be extended), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes, or (d) to KBL after or concurrently with the consummation of a Business Combination. For and in consideration of KBL entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Company Subsidiaries and the Stockholder Representative hereby agree on behalf of itself and its Affiliates (including the Company Stockholders) that, notwithstanding anything to the contrary in this Agreement, neither the Company, the Company Subsidiaries, the Company Stockholders, nor any of their Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between KBL or its Representatives, on the one hand, and the Company, the Company Subsidiaries or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Stockholder Representative on behalf of itself, the Company Stockholders, the Company Subsidiaries and their respective Affiliates hereby irrevocably waives any Released Claims that the Stockholder Representative, the Company Stockholders, the Company Subsidiaries and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with KBL or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with KBL or its Affiliates). The Stockholder Representative on behalf of itself, the Company Stockholders, the Company Subsidiaries and their respective Affiliates agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by KBL and its Affiliates to induce KBL to enter in this Agreement, and such Company Stockholder and Company Subsidiary further intends and understands such waiver to be valid, binding and enforceable against such Company Stockholder and Company Subsidiary, as the case may be, and each of its Affiliates under applicable Law. To the extent the Stockholder Representative, any Company Stockholder, any Company Subsidiary or any of their respective Affiliates commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to KBL or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against KBL or its Representatives, the Stockholder Representative (on behalf of the Company Stockholders and the Company Subsidiaries) hereby acknowledges and agrees that the Company Stockholders, the Company Subsidiaries and their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Stockholder Representative or any Company Stockholder or Company Subsidiary (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

KBL MERGER CORP. IV.
By:	/s/ Marlene Krauss
Name:	Marlene Krauss
Title:	Chief Executive Officer
KBL MERGER SUB, INC.
By:	/s/ Marlene Krauss
Name:	Marlene Krauss
Title:	President
CANNBIORX LIFE SCIENCES CORP.
By:	/s/ Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman
KATEXCO PHARMACEUTICALS CORP.
By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble
Title:	Director and COO
CANNBIOREX PHARMACEUTICALS CORP.
By:	/s/ Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman
180 THERAPEUTICS L.P.
By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble
LAWRENCE PEMBLE, as Stockholder Representative
By:	/s/ Lawrence Pemble
Lawrence Pemble

[Signature Page to Business Combination Agreement]

Annex B

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KBL MERGER CORP. IV

[•], 2020

KBL Merger Corp. IV, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “KBL Merger Corp. IV” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 7, 2016 (the “Original Certificate”).

2. An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on June 2, 2017 (the “Restated Certificate”) and amendments to the Restated Certificate were filed in the office of the Secretary of State of the State of Delaware on each of March 7, 2019, June 5, 2019, December 6, 2019, April 8, 2020 and July 9, 2020 (the “Existing Certificate”). In addition, a Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on June __, 2020.

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate as heretofore amended and supplemented, was duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate, as heretofore amended and supplemented, is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is 180 Life Sciences Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite #400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 105,000,000 shares, consisting of (a) 100,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which Preferred Stock is undesignated as to class or series other than as contemplated by Sections 4.3 and 4.4 hereof.

Section 4.2 Preferred Stock. One (1) of the authorized shares of Preferred Stock is hereby designated as the “Class C Special Voting Share” (the “Class C Special Voting Share”), one (1) of the authorized shares of Preferred Stock is hereby designated as the “Class K Special Voting Share” (the “Class K Special Voting Share,” and together with the Class C Voting Share, the “Special Voting Shares”), and one thousand (1,000) of the authorized shares of Preferred Stock is hereby designated as “Series A Convertible Preferred Stock” (the “Series A Shares”). The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the remaining unissued and undesignated shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Special Voting Shares.

(a) Class C Special Voting Share.

(i) Voting Rights.

(A) The Class C Special Voting Share shall entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares (“CannBioRex Purchaseco Exchangeable Shares”) of CannBioRex Purchaseco ULC, an unlimited liability company incorporated under the laws of British Columbia and an indirect wholly-owned subsidiary of the Corporation, outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries, multiplied by a number equal to the number of votes to which a holder of one share of common stock is entitled with respect to such matter, proposition or question.

(B) Except as otherwise provided herein or by law, the holder of the Class C Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(C) Except as set forth herein, the holder of the Class C Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

(D) The holder of the Class C Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(ii) Cancellation or Reacquisition.

(A) At such time as (1) the Class C Special Voting Share entitles its holder to a number of votes equal to zero because there are no CannBioRex Purchaseco Exchangeable Shares outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries and (2) there is no share of stock, debt, option or other agreement, obligation or commitment of CannBioRex Purchaseco ULC which could by its terms require it to issue any CannBioRex Purchaseco Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Class C Special Voting Share shall thereupon be retired and cancelled promptly thereafter.

(B) If the Class C Special Voting Share should be repurchased or otherwise acquired by the Corporation in any manner whatsoever, then the Class C Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

(C) Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share as part of a new series of preferred shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

(iii) Dividends and Distributions. The holder of the Class C Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(iv) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Class C Special Voting Share shall not be entitled to any portion of any related distribution.

(v) No Redemption or Conversion. The Class C Special Voting Share shall not be redeemable or convertible.

(b) Class K Special Voting Share.

(i) Voting Rights.

(A) The Class K Special Voting Share shall entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares (“Katexco Purchaseco Exchangeable Shares”) of Katexco Purchaseco ULC, an unlimited liability company incorporated under the laws of British Columbia and an indirect wholly-owned subsidiary of the Corporation, outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries, multiplied by a number equal to the number of votes to which a holder of one share of common stock is entitled with respect to such matter, proposition or question.

(B) Except as otherwise provided herein or by law, the holder of the Class K Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(C) Except as set forth herein, the holder of the Class K Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

(D) The holder of the Class K Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(ii) Cancellation or Reacquisition.

(A) At such time as (1) the Class K Special Voting Share entitles its holder to a number of votes equal to zero because there are no Katexco Purchaseco Exchangeable Shares outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries and (2) there is no share of stock, debt, option or other agreement, obligation or commitment of Katexco Purchaseco ULC which could by its terms require it to issue any Katexco Purchaseco Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Class K Special Voting Share shall thereupon be retired and cancelled promptly thereafter.

(B) If the Class K Special Voting Share should be repurchased or otherwise acquired by the Corporation in any manner whatsoever, then the Class K Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

(C) Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share as part of a new series of preferred shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

(iii) Dividends and Distributions. The holder of the Class K Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(iv) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Class K Special Voting Share shall not be entitled to any portion of any related distribution.

(v) No Redemption or Conversion. The Class K Special Voting Share shall not be redeemable or convertible.

Section 4.4 Series A Convertible Preferred Stock. The Certificate of Designations of the Series A Shares was filed with the Secretary of State of the State of Delaware on June __, 2020. The provisions of the resolutions set forth in the Certificate of Designation, as amended and restated hereby, are incorporated herein as Section 4.4 of this Second Amended and Restated Certificate. The designation, powers, preferences and relative, participating, optional and other rights of the Series A Shares shall be as follows:

(1) Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock”. The authorized number of Series A Shares shall be 1,000,000 shares (for a purchase price of $3,000,000). Each Series A Share shall have a par value of $0.0001. Capitalized terms not defined in this Section 4.4 shall have the meaning as set forth in Section 4.4(33).

(2) Ranking. Except to the extent that the holders of at least a majority of the outstanding Series A Shares (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) other than the Senior Preferred Stock (as defined below) in accordance with Section 4.4(18), all shares of capital stock of the Corporation shall be junior in rank to all Series A Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Series A Shares. Without limiting any other provision of this Section 4.4, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series A Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

(3) Dividends. From and after the first date of issuance of any Series A Shares (the “Initial Issuance Date”), each holder of a Series A Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value (as defined below) of such Series A Share at the Dividend Rate (as defined below), which shall be cumulative and shall continue to accrue and compound daily whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Series A Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months. Accrued and unpaid Dividends shall be payable either (x) in cash on the Maturity Date, or in cash on any applicable Redemption Date or upon any required payment upon any Bankruptcy Triggering Event or (y) with respect to such Dividends attributable to Series A Shares subject to conversion hereunder, by way of inclusion of such Dividends in the Conversion Amount subject to conversion hereunder. From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate shall automatically be increased to twenty-four percent (24%) per annum. In the event that such Triggering Event is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided, that the Dividends as calculated and unpaid at such increased rate during the continuance of such Triggering Event shall continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event.

(4) Conversion. At any time after the Issuance Date, each Series A Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 4.4(4).

(a) Holder’s Conversion Right. Subject to the provisions of Section 4.4((4)(d)), at any time or times on or after the Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series A Shares held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4.4((4)(c)) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Series A Share pursuant to Section 4(a) shall be determined by dividing (x) the Conversion Amount of such Series A Share by (y) the Conversion Price (the “Conversion Rate”):

(i) “Conversion Amount” means, with respect to each Series A Share, as of the applicable date of determination, the sum of (without duplication) (1) the Stated Value thereof, plus (2) the Additional Amount thereon, plus (3) the Make-Whole Amount, plus (4) any accrued and unpaid Late Charges with respect to such Stated Value and Additional Amount as of such date of determination.

(ii) “Conversion Price” means, with respect to each Series A Share, as of any Conversion Date or other date of determination, $5.28.

(iii) All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

(c) Mechanics of Conversion. The conversion of each Series A Share shall be conducted in the following manner:

(i) Optional Conversion. To convert a Series A Share into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or electronic mail), for receipt on or prior to 11:59 p.m., New York time, on such date, an electronic copy of an executed notice of conversion of the share(s) of Series A Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 4.4((4)(c)(iii)), within (3) Trading Days following a conversion of any such Series A Shares as aforesaid, such Holder, if Holder is holding a physical certificate, shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series A Shares (the “Series A Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Series A Shares in the case of its loss, theft or destruction as contemplated by Section 20). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided, that the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series A Shares represented by the Series A Share Certificate(s) submitted for conversion pursuant to Section 4.4((4)(c)(iii)) is greater than the number of Series A Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Series A Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series A Share Certificate (in accordance with Section 20(d)) representing the number of Series A Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to issue to a Holder on or prior to the applicable Share Delivery Deadline, a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Series A Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Corporation, (x) may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Series A Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided, that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Section 4.4 or otherwise and (y) the Corporation shall pay in cash to such Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the aggregate number of shares of Common Stock not issued to such Holder on a timely basis and to which such Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date on which the Corporation could have issued such shares of Common Stock to such Holder without violating Section 4.4((4)(c)). In addition to the foregoing, if the Corporation shall fail, for any reason or for no reason, to issue to a Holder on or prior to the Share Delivery Deadline, a certificate to such Holder and register such shares of Common Stock on the Corporation’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such Share Delivery Deadline such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within three (3) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II).

(iii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Series A Share and the Stated Value of the Series A Shares (the “Registered Series A Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series A Shares shall treat each Person whose name is recorded in the Register as the owner of a Series A Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Series A Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series A Shares by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new Registered Series A Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Series A Shares to the designated assignee or transferee pursuant to Section 4.4(20), provided, that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Registered Series A Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 4.4(4), following conversion of any Series A Shares in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series A Shares to the Corporation unless (A) the full or remaining number of Series A Shares represented by the applicable Series A Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 4.4((4)(c)(iii))) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Shares upon physical surrender of the applicable Series A Share Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value, Dividends and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series A Share Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value, Dividends and Late Charges converted and/or paid (as the case may be and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series A Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Shares, the number of Series A Shares represented by such certificate may be less than the number of Series A Shares stated on the face thereof. Each Series A Share Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF INCORPORATION RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4.4(4)(c)(iii) THEREOF. THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4.4(4)(c)(iii) OF THE CERTIFICATE OF INCORPORATION RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iv) Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series A Shares submitted for conversion, the Corporation shall convert from each Holder electing to have Series A Shares converted on such date a pro rata amount of such Holder’s Series A Shares submitted for conversion on such date based on the number of Series A Shares submitted for conversion on such date by such Holder relative to the aggregate number of Series A Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series A Shares, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 4.4(25).

(d) Limitation on Conversion.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Section 4.4, the Series A Shares held by a Holder shall not be convertible by such Holder, and the Corporation shall not effect any conversion of any Series A Shares held by such Holder, to the extent (but only to the extent) that such Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Shares with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of the Series A Shares beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. No prior inability of a Holder to convert Series A Shares, or of the Corporation to issue shares of Common Stock to such Holder, pursuant to this Section 4.4((4)(d)) shall have any effect on the applicability of the provisions of this Section 4.4((4)(d)) with respect to any subsequent determination of convertibility or issuance (as the case may be). Except as set forth above, for purposes of this Section 4.4((4)(d)), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 4.4((4)(d)) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4.4((4)(d)) to correct this Section 4.4((4)(d)) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4.4((4)(d)) shall apply to a successor holder of Series A Shares. The holders of Common Stock shall be third party beneficiaries of this Section 4.4((4)(d)) and the Corporation may not waive this Section 4.4((4)(d)) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Section 4.4 or securities issued pursuant to the other Transaction Documents. By written notice to the Corporation, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

(ii) Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Series A Shares or otherwise pursuant to the terms of this Section 4.4 if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Shares or otherwise pursuant to the terms of this Section 4.4 without breaching the Corporation’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or such written opinion is obtained, no Buyer (as defined in the Securities Purchase Agreement) shall be issued in the aggregate, upon conversion of any Series A Shares or otherwise pursuant to the terms of this Section 4.4, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Issuance Date multiplied by (ii) the quotient of (1) the aggregate original Stated Value of the Series A Shares issued to such Buyer pursuant to the Securities Purchase Agreement on the Closing Date divided by (2) the aggregate original Stated Value of the Series A Shares issued to the Buyers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s Series A Shares, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation with respect to such portion of such Series A Shares so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a holder’s Series A Shares, the difference (if any) between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder upon such holder’s conversion in full of such Series A Shares shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series A Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Series A Shares hen held by each such holder of Series A Shares. In the event that the Corporation is prohibited from issuing any shares of Common Stock pursuant to this Section 4.4((4)(d)(ii)) (the “Exchange Cap Shares”) to a Holder, the Corporation shall pay cash to such Holder in exchange for the redemption of such number of Series A Shares held by the Holder that are not convertible into such Exchange Cap Shares at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the Closing Sale Price on the Trading Day immediately preceding the date such Holder delivers the applicable Conversion Notice with respect to such Exchange Cap Shares to the Corporation and (ii) to the extent such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Exchange Cap Shares, brokerage commissions, if any, of such Holder incurred in connection therewith.

(e) Corporation’s Conversion Right. If beginning on the eleventh (11) Trading Day following the later to occur: (A) the completion of the Business Combination and (B) the receipt by the Corporation of all final and unconditional regulatory approvals (the “Mandatory Conversion Measuring Time”) (unless otherwise waived by the Required Holders) (u) the Closing Sale Price of the Common Stock listed on the Principal Market exceeds $6.00 throughout the Mandatory Conversion Measuring Time (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (the “Mandatory Conversion Minimum Price”), (v) no failure of the Equity Conditions then exists, (w) the daily average trading volume for the prior five (5) consecutive Trading Days was in excess of $80,000 per Trading Day; (x) the Common Stock is DWAC Eligible and not subject to a “DTC chill”, and (y) the shares of Common Stock subject to the Corporation’s Conversion Right are “freely tradeable” shares (for the purposes of this sub-section, “freely tradeable” shares shall mean that such shares are eligible for resale pursuant to Rule 144 (provided the Corporation is compliant with its current public information requirements) promulgated by the SEC pursuant to the Securities Act of 1933, as amended, or such shares are the subject of a then effective registration statement, the Corporation shall have the right to require the Holder to convert an amount of the purchase price of the Series A Shares not to exceed $1,000,000 in the aggregate and not to exceed $100,000 during any five (5) consecutive Trading Days (the “Mandatory Conversion Amount”) (but in no event more than the lesser of (I) two (2) times the daily average trading volume for the prior ten (10) consecutive Trading Days, and (II) all of the Conversion Amount then remaining hereunder), as designated in the Mandatory Conversion Notice (as herein defined) into freely tradeable, fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 4.4((4)(c)) hereof at the Fixed Conversion Price as of the Mandatory Conversion Date (as herein defined) (the “Mandatory Conversion”). The Corporation may exercise its right to require conversion under this Section 4.4((4)(e)) by delivering within two (2) Trading Days following the date of the Mandatory Conversion Measuring Time a written notice thereof by electronic mail or facsimile and overnight courier to the Holder and the Transfer Agent (the “Mandatory Conversion Notice”) and the date the Holder received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 4.4((4)(e)), which Trading Day shall be no less than five (5) Trading Days and no more than fifteen (15) Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Mandatory Conversion Amount subject to mandatory conversion from the Holder pursuant to this Section 4.4((4)(e)), (iii) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date, and (iv) that there has been no failure to meet the Equity Conditions hereunder and no failure to meet the other conditions of this Section 4.4((4)(e)) (the “Mandatory Conversion Conditions”). Notwithstanding anything herein to the contrary, (i) if there has been a failure to meet the Mandatory Conversion Conditions at any time prior to the Mandatory Conversion Date, (A) the Corporation shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the applicable Mandatory Conversion Condition failure, the Mandatory Conversion shall be cancelled and the applicable Mandatory Conversion Notice shall be null and void and (ii) at any time prior to the date all of the shares of Common Stock to be delivered to the Holder (or its designee) in such Mandatory Conversion have been delivered in full in compliance with Section 4.4((4)(c)) above, the Mandatory Conversion Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 4.4(4); provided, however, that in no instance may the Corporation effect a Mandatory Conversion that would result in the Holder exceeding the limitations of Section 4.4((4)(d)). Notwithstanding the foregoing, any Conversion Amount subject to a Mandatory Conversion may be converted by the Holder hereunder prior to the applicable Mandatory Conversion Date and such aggregate Conversion Amount converted hereunder whether or not before or after the Mandatory Conversion Notice Date and prior to such Mandatory Conversion Date shall reduce the Mandatory Conversion Amount to be converted on such Mandatory Conversion Date. For the avoidance of doubt, the Corporation shall have no right to effect a Mandatory Conversion if any Event of Default (as defined in the Notes) has occurred and continuing, but any Event of Default shall have no effect upon the Holder’s right to convert hereunder in its discretion.

(5) Triggering Event Redemptions.

(a) Triggering Event. Each of the following events shall constitute a “Triggering Event” and each of the events in clauses (ix), (x) and (xi) shall constitute a “Bankruptcy Triggering Event”:

(i) any of the Series A Shares or shares of Common Stock issuable upon conversion of the Series A Shares are not freely tradable without restriction by any of the Holders due to an uncured breach by the Corporation after the applicable grace period has run;

(ii) the suspension from trading or failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iii) the Corporation’s written notice to any holder of the Series A Shares, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A Shares into shares of Common Stock that is requested in accordance with the provisions of this Section 4.4, other than pursuant to Section4.4((4)(d));

(iv) at any time following the tenth (10th) consecutive day that a Holder’s Authorized Share Allocation (as defined in Section 4.4((11)(a))) is less than 100% of the sum of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion in full of the Series A Shares held by such Holder (without regard to any limitations on conversion set forth in this Section 4.4);

(v) the Corporation’s Board of Directors fails to declare any Dividend to be paid on the applicable Dividend Date in accordance with Section 4.4(3);

(vi) the Corporation’s failure to pay to any Holder any Dividend (whether or not declared by the Board of Directors) or any other amount when and as due under this Section 4.4 (including, without limitation, the Corporation’s failure to pay any redemption payments or amounts hereunder), the Securities Purchase Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, as permitted pursuant to the DGCL), except, in the case of a failure to pay Dividends and Late Charges when and as due, in each such case only if such failure remains uncured for a period of at least three (3) Trading Days;

(vii) the Corporation, on three or more occasions, either (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series A Shares acquired by such Holder under the Securities Purchase Agreement as and when required by this Section 4.4 or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) Trading Days;

(viii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of Indebtedness (as defined in the Securities Purchase Agreement) of the Corporation or any of its Subsidiaries;

(ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary and, if instituted against the Corporation or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(x) the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(xi) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xii) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Corporation and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Corporation provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Corporation or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xiii) the Corporation and/or any Subsidiary, individually or in the aggregate fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Corporation and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation causes the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

(xiv) other than as specifically set forth in another clause of this Section 4.4((5)5(a)), the Corporation or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days, unless such breach does not have a Material Adverse Effect;

(xv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Triggering Event has occurred, and such Holder suffers economic damage thereby;

(xvi) any breach or failure in any respect by the Corporation or any Subsidiary to comply with any provision of Section 4.4(15), unless such breach does not have a Material Adverse Effect;

(xvii) any Material Adverse Effect (as defined in the Securities Purchase Agreement) occurs;

(xviii) (A) the Common Stock cannot be issued and transferred electronically to third parties via DTC through its Deposit/Withdrawal at Custodian system or (B) the Corporation has received notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated;

(xix) failure to have the Registration Statement (as defined in the Registration Rights Agreement) declared effective and remain effective in accordance with the terms of the Securities Purchase Agreement;

(xx) failure to have a duly constituted meeting of the Corporation’s stockholders take place at which the stockholders have approved the Corporation’s contemplated business combination as initially reported in the Corporation’s Current Report on Form 8-K filed with the Commission on July 23, 2019 (the “Business Combination”), within thirty (30) days of the deposit of the proceeds from the purchase and sale of the Series A Shares in escrow pursuant to the terms of the Western Alliance Bank Escrow Agreement (as defined in the Securities Purchase Agreement) and the Securities Purchase Agreement;

(xxi) failure to complete the Business Combination within three (3) days after the Escrow Funds (as defined in the Western Alliance Bank Escrow Agreement) have been released under the Western Alliance Bank Escrow Agreement; or

(xxii) [Reserved].

(b) Notice of a Triggering Event; Redemption Right. Upon the occurrence of a Triggering Event with respect to the Series A Shares, the Corporation shall within one (1) Business Day deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (a “Triggering Event Notice”) to each Holder. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and such Holder becoming aware of a Triggering Event (such earlier date, the “Triggering Event Right Commencement Date”) and ending (such ending date, the “Triggering Event Right Expiration Date”, and each such period, a “Triggering Event Redemption Right Period”) on the twentieth (20th) Trading Day after the later of (x) the date such Triggering Event is cured and (y) such Holder’s receipt of a Triggering Event Notice that includes (I) a reasonable description of the applicable Triggering Event, (II) a certification as to whether, in the opinion of the Corporation, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Corporation to cure, if curable, such Triggering Event and (III) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the applicable Triggering Event Right Expiration Date, such Holder may require the Corporation to redeem (regardless of whether such Triggering Event has been cured on or prior to the Triggering Event Right Expiration Date) all or any of the Series A Shares by delivering written notice thereof (the “Triggering Event Redemption Notice”) to the Corporation, which Triggering Event Redemption Notice shall indicate the number of the Series A Shares such Holder is electing to redeem. Each of the Series A Shares subject to redemption by the Corporation pursuant to this Section 4.4((5)(b)) shall be redeemed by the Corporation at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as such Holder delivers a Triggering Event Redemption Notice multiplied by (Y) the product of

(1) the Redemption Premium multiplied by (2) the purchase price of the Series A Shares as set forth in the Securities Purchase Agreement (the “Triggering Event Redemption Price”). Redemptions required by this Section 4.4((5)(b)) shall be made in accordance with the provisions of Section 4.4(12). To the extent redemptions required by this Section 4.4((5)(b)) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4.4((5)(b)), but subject to Section 4.4((4)(d)), until the Triggering Event Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4.4((5)(b)) (together with any Late Charges thereon) may be converted, in whole or in part, by such Holder into Common Stock pursuant to the terms of this Section 4.4. In the event of the Corporation’s redemption of any of the Series A Shares under this Section 4.4((5)(b)), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 4.4((5)(b)) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon a Triggering Event shall not constitute an election of remedies by the applicable Holder or any other Holder, and all other rights and remedies of each Holder shall be preserved. To be free from doubt, the original issue discount with respect to the purchase price of the Series A Shares, as described in the Securities Purchase Agreement and the Make Whole Amount (collectively, the “Trigger Event Conversion Shares”) shall not be redeemed in accordance with this Section 4.4((5)(b)) but may be converted by such Holder into Common Stock pursuant to the terms of this Section 4.4.

(c) Mandatory Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Triggering Event, whether occurring prior to or following the Maturity Date, the Corporation shall immediately redeem, in cash, each of the Series A Shares then outstanding at a redemption price equal to the applicable Triggering Event Redemption Price (calculated as if such Holder shall have delivered the Triggering Event Redemption Notice immediately prior to the occurrence of such Bankruptcy Triggering Event), without the requirement for any notice or demand or other action by any Holder or any other person or entity; provided, that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to conversion, and any right to payment of such Triggering Event Redemption Price or any other Redemption Price, as applicable.

(6) Rights Upon Fundamental Transactions.

(a) Assumption. The Corporation shall use its commercially reasonable efforts to not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Section 4.4 and the other Transaction Documents in accordance with the provisions of this Section 4.4((6)(a)) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Series A Shares in exchange for such Series A Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Section 4.4, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Series A Shares held by the Holders and having similar ranking to the Series A Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Section 4.4 and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Section 4.4 and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion or redemption of the Series A Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 4.4((7)(a)) and 4.4(17), which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Series A Shares prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the happening of such Fundamental

Transaction had all the Series A Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Shares contained in this Section 4.4), as adjusted in accordance with the provisions of this Section 4.4. Notwithstanding the foregoing, such Holder may elect, at its sole option, by delivery of written notice to the Corporation to waive this Section 4.4((6)(a)) to permit the Fundamental Transaction without the assumption of the Series A Shares. The provisions of this Section 4.4(6) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Series A Shares.

(b) Change of Control Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to each Holder (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice or such Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, such Holder may require the Corporation to redeem all or any portion of such Holder’s Series A Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Corporation, which Change of Control Redemption Notice shall indicate the number of Series A Shares such Holder is electing to have the Corporation redeem. Each Series A Share subject to redemption pursuant to this Section 4.4((6)(b)) shall be redeemed by the Corporation in cash at a price equal to the product of the Change of Control Redemption Premium multiplied by the Stated Value (the “Change of Control Redemption Price”). Redemptions required by this Section 4.4((6)(b)) shall have priority to payments to all other stockholders of the Corporation in connection with such Change of Control. To the extent redemptions required by this Section 4.4((6)(b)) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4.4((6)(b)), but subject to Section 4.4((4)(d)), until the applicable Change of Control Redemption Price (together with any Late Charges thereon) is paid in full to the applicable Holder, the Series A Shares submitted by such Holder for redemption under this Section 4.4((6)(b)) may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4.4(4) or in the event the Conversion Date is after the consummation of such Change of Control, stock or equity interests of the Successor Entity substantially equivalent to the Corporation’s shares of Common Stock pursuant to Section 4.4(4). In the event of the Corporation’s redemption of any of the Series A Shares under this Section4.4((6)(b)), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 4.4((6)(b)) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. The Corporation shall make payment of the applicable Change of Control Redemption Price concurrently with the consummation of such Change of Control if a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within two (2) Trading Days after the Corporation’s receipt of such notice otherwise (the “Change of Control Redemption Date”). Redemptions required by this Section 4.4(6) shall be made in accordance with the provisions of Section 4.4(12).

(7) Rights Upon Issuance of Purchase Rights, Dilutive Issuances, and Other Corporate Events. So long as any Series A Shares are outstanding and except with respect to an Exempt Issuance, if applicable:

(a) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A Shares (without taking into account any limitations or restrictions on the convertibility of the Series A Shares) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, that to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right

(and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage), at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series A Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series A Shares contained in this Section 4.4) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series A Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant the proceeding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section 4.4(7) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of the Series A Shares contained in this Section 4.4.

(c) Dilutive Issuance. The Corporation shall not issue shares of Common Stock or Common Stock Equivalents (including, without limitation, the issuance of any shares of Common Stock or Common Stock Equivalents under the Securities Purchase Agreement) at a price lower than the Conversion Price (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions following the sale of the Series A Shares) (subject to adjustment in accordance with Section 4.4((7)(a))) without the prior written consent of the Required Holders. Subject to the foregoing, if the Corporation or any Subsidiary thereof, as applicable, at any time while any of the Series A Shares is outstanding or the Holders hold any shares of Common Stock, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the shares of Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the lower of (i) the Base Share Price and (ii) the lowest VWAP in the five (5) days immediately following such Dilutive Issuance. Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4.4((7)(c)) in respect of an Exempt Issuance (as defined in the Securities Purchase Agreement). The Corporation shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any shares of Common Stock or Common Stock Equivalents subject to this Section 4.4((5)(c))), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 4.4((5)(c)), upon the occurrence of any Dilutive Issuance, each Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether such Holder accurately refers to the Base Share Price in the Notice of Conversion. If the Corporation enters into a Variable Rate Transaction (as defined in the Securities Purchase Agreement), despite the prohibition thereon in the Securities Purchase Agreement, the Corporation shall be deemed to have issued shares of Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

(8) Holder Optional Redemption. In addition to the Holder’s redemption rights under Section 4.4(12), at any time on or after the three-month anniversary of the completion of the Business Combination, the Holder shall have the right to redeem all, or any portion, of the Series A Shares then owned by the Holder (the “Holder Optional Redemption Amount”) on the Holder Optional Redemption Date (each as defined below) (a “Holder Optional Redemption”). The Series A Shares subject to redemption pursuant to this Section 4.4(8) shall be redeemed by the Corporation in cash at a price (the “Holder Optional Redemption Price”) equal to 100% of the purchase price of the Series A Shares, as described in the Securities Purchase Agreement. The Holder may exercise its right to require redemption under this Section 4.4(8) by delivering a written notice thereof by facsimile or electronic mail and overnight courier to the Corporation (a “Holder Optional Redemption Notice” and the date such notice is delivered, the “Holder Optional Redemption Notice Date”). The Holder Optional Redemption (the “Holder Optional Redemption Date”) shall occur on the third (3rd) Trading Day following the Holder Optional Redemption Notice Date. To be free from doubt, the original issue discount with respect to the purchase price of the Series A Shares, as described in the Securities Purchase Agreement and the Make Whole Amount shall not be redeemed in accordance with this Section 4.4(8) but may be converted by such Holder into Common Stock pursuant to Section 4.4(4). At any time prior to the date the Holder Optional Redemption Price is paid, in full, the Holder Optional Redemption Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 4.4(4). Redemptions made pursuant to this Section 4.4(8) shall be made in accordance with Section 4.4(12).

(9) Corporation Optional Redemption. [Reserved].

(10) Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Second Amended and Restated Certificate, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 4.4, and will at all times in good faith carry out all the provisions of this Section 4.4 and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Section 4.4 or the other Transaction Documents, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A Shares above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Shares and (c) shall, so long as any Series A Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series A Shares then outstanding (without regard to any limitations on conversion contained herein).

(11) Authorized Shares.

(a) Reservation. So long as any of the Series A Shares are outstanding, the Corporation shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Shares, a number of shares of Common Stock, as of any date of determination, for each of the Series A Shares in accordance with the following formula:

P

______________ x 2.5 = Share Reserve

(T x B)

P = The aggregate Purchase Price (as defined the Securities Purchase Agreement) of the Series A Shares issued on or prior to such date of determination;

T = The applicable Conversion Base Price as of such date of determination;

B = 0.75;

Provided, that the Share Reserve shall in no event be less than 250% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series A Shares then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Series A Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Series A Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Shares shall be allocated to the remaining Holders of Series A Shares, pro rata based on the number of the Series A Shares then held by the Holders.

(b) Insufficient Authorized Shares. If, notwithstanding Section 4.4((11)(a)) and not in limitation thereof, while any of the Series A Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Corporation is prohibited from issuing shares of Common Stock to a Holder upon any conversion due to the failure by the Corporation to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to such Holder, the Corporation shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date such Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Corporation and ending on the date of such issuance and payment under this Section 4.4((11)(a)); and (ii) to the extent such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Authorized Failure Shares, any brokerage commissions, if any, of such Holder incurred in connection therewith. Nothing contained in Section 4.4((11)(a)) or this Section 4.4((11)(b)) shall limit any obligations of the Corporation under any provision of the Securities Purchase Agreement.

(12) Redemptions. Provided, that a Redemption under this Section 4.4(12) may be effected in a manner that is not inconsistent with the Corporation’s obligations under the rules or regulations of the Principal Market, or would otherwise cause the Corporation not to satisfy the Initial Listing Obligations of the Principal Market:

(a) General. If a Holder has submitted a Triggering Event Redemption Notice in accordance with Section 4.4((5)(b)), the Corporation shall deliver the applicable Triggering Event Redemption Price accompanied by the applicable number of Trigger Event Conversion Shares to such Holder in cash within five (5) Business Days after the Corporation’s receipt of such Holder’s Triggering Event Redemption Notice. If a Holder has submitted a Change of Control Redemption Notice in accordance with Section 6.6((6)(b)), the Corporation shall deliver the applicable Change of Control Redemption Price to such Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Corporation’s receipt of such notice otherwise. If a Holder has submitted a Maturity Redemption Notice in accordance with Section 4.4(13), the Corporation shall deliver the applicable Maturity Redemption Price to such Holder in cash on the applicable Maturity Redemption Date. The Corporation shall deliver the applicable Holder Optional Redemption Price to each Holder in cash on the applicable Holder Optional Redemption Date. In the event of a redemption of less than all of the Series A Shares, the Corporation shall promptly cause to be issued and delivered to such Holder a new Preferred Certificate (in accordance with Section 4.4(20)) representing the number of Series A Shares which have not been redeemed. In the event that the Corporation does not pay the applicable Redemption Price to a Holder within the time period required for any reason (except if such payment is prohibited pursuant to the DGCL), at any time thereafter and until the Corporation pays such unpaid Redemption Price in full, such Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to such Holder all or any of the Series A Shares that were submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Corporation’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Series A Shares, (y) the Corporation shall immediately return the applicable Series A Share Certificate, or issue a new Series A Share Certificate (in accordance with Section 4.4((20)(d))), to such Holder, and in each case the Additional Amount of such Series A Shares shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 4.4(12), if applicable) minus (2) the Stated Value portion of the Conversion Amount submitted for redemption and (z) the Conversion Price of such Series A Shares shall be automatically adjusted with respect to each conversion effected thereafter by such Holder to the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided (it being understood and agreed that all such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period). A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Corporation’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Series A Shares subject to such notice. To be free from doubt, if a redemption under this Section 4.4(12) may not be undertaken without causing the Corporation to violate an Initial Listing Standard or other applicable rule or regulation of the Principal Market, then in any such event, the Corporation shall be obligated to redeem Holder’s shares of Preferred Stock in accordance with Section 4.4((5(c)) hereof.

(b) Redemption by Multiple Holders. Upon the Corporation’s receipt of a Redemption Notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4.4((5)(b)) or Section 4.4((6)(b)), the Corporation shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each other Holder by facsimile or electronic mail a copy of such notice. If the Corporation receives one or more Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Corporation’s receipt of the initial Redemption Notice and ending on and including the date which is three (3) Business Days after the Corporation’s receipt of the initial Redemption Notice and the Corporation is unable to redeem all principal, interest and other amounts designated in such initial Redemption Notice and such other Redemption Notices received during such seven (7) Business Day period, then the Corporation shall redeem a pro rata amount from each Holder based on the principal amount of the Series A Shares submitted for redemption pursuant to such Redemption Notices received by the Corporation during such seven (7) Business Day period.

(13) Holder Optional Redemption after Maturity Date. At any time from and after the tenth (10th) Business Day prior to the Maturity Date, any Holder may require the Corporation to redeem (a “Maturity Redemption”) all or any number of Series A Shares held by such Holder at a purchase price equal to 100% of the Conversion Amount of such Series A Shares (the “Maturity Redemption Price”) by delivery of written notice thereof (the “Maturity Redemption Notice”) to the Corporation. The Maturity Redemption Notice shall state the date the Corporation is required to pay to such Holder such Maturity Redemption Price (the “Mandatory Redemption Date”), which date shall be no earlier than ten (10) Business Days following the date of delivery of such Mandatory Redemption Notice. Redemptions required by this Section 4.4(13) shall be made in accordance with the provisions of Section 4.4(12).

(14) Voting Rights. Holders of Series A Shares shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Section 4.4.

(15) Covenants.

(a) Incurrence of Indebtedness. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than Permitted Debt) and shall not modify the terms of any Permitted Debt.

(b) Existence of Liens. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any Lien upon or in any property or assets (including accounts and contract rights) owned by the Corporation or any of its Subsidiaries other than Permitted Liens.

(c) Restricted Payments. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than any amounts payable pursuant to this Section 4.4) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting a Triggering Event has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute a Triggering Event has occurred and is continuing.

(d) Restriction on Asset Transfers. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, enter into any Asset Transfer with respect to any assets or rights of the Corporation or any Subsidiary owned or hereafter acquired to any Person(s) (including, without limitation, to any foreign Subsidiary), other than (i) Asset Transfers in the ordinary course of business consistent with its past practice and (ii) sales of inventory and product in the ordinary course of business.

(e) Maturity of Indebtedness. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Corporation or any of its Subsidiaries to mature or accelerate prior to the Maturity Date.

(f) Change in Nature of Business. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Corporation and each of its Subsidiaries on the Subscription Date or any business substantially related or incidental thereto. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(g) Preservation of Existence, Etc. The Corporation shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h) Maintenance of Properties, Etc. The Corporation shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i) Maintenance of Intellectual Property. The Corporation will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Corporation and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(j) Maintenance of Insurance. The Corporation shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(k) Transactions with Affiliates. The Corporation shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Subsidiary or Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate thereof.

(l) Restricted Issuances. The Corporation shall not, directly or indirectly, without the prior written consent of the Holders of sixty-five percent (65%) in aggregate principal amount of the Series A Shares then outstanding, (i) issue any Series A Shares (other than as contemplated by the Securities Purchase Agreement and this Section 4.4) or (ii) issue any other securities that would cause a breach or default under this Section 4.4.

(m) Business Combination. The Corporation shall not amend or otherwise modify the terms of the Business Combination.

(16) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Series A Share equal to the greater of (i) 200% of Stated Value or (ii) the amount the Holder would receive if such Holder converted such Series A Shares into Common Stock immediately prior to the date of such payment, including accrued and unpaid dividends; provided, that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Shares and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 4.4(16). All the preferential amounts to be paid to the Holders under this Section 4.4(16) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 4.4(16) applies.

(17) Distribution of Assets. If the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Series A Shares, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Shares (without taking into account any limitations or restrictions on the convertibility of the Series A Shares) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such rights (and any rights under this Section 4.4(17) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(18) Vote to Change the Terms of or Issue Series A Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Second Amended and Restated Certificate, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Second Amended and Restated Certificate or Bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series A Shares, regardless of whether any such action shall be by means of amendment to the Second Amended and Restated Certificate or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series A Shares; (c) without limiting any provision of Section 4.4(2), create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series A Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) purchase, repurchase or redeem any shares of capital stock of the Corporation junior in rank to the Series A Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Corporation the right to repurchase shares upon the termination of services); (e) without limiting any provision of Section 4.4(2), pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Series A Shares; (f) issue any Series A Shares other than pursuant to the Securities Purchase Agreement; or (g) without limiting any provision of Section 4.4(9), whether or not prohibited by the terms of the Series A Shares, circumvent a right of the Series A Shares.

(19) Transfer of Series A Shares. A Holder may transfer some or all of its Series A Shares without the consent of the Corporation.

(20) Reissuance of Preferred Certificates.

(a) Transfer. If any Series A Shares are to be transferred, the applicable Holder shall surrender the applicable Series A Share Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series A Share Certificate (in accordance with Section 20(d)), registered as such Holder may request, representing the outstanding number of Series A Shares being transferred by such Holder and, if less than the entire outstanding number of Series A Shares is being transferred, a new Series A Share Certificate (in accordance with Section 4.4((20)(d))) to such Holder representing the outstanding number of Series A Shares not being transferred. Such Holder and any assignee, by acceptance of the Series A Share Certificate, acknowledge and agree that, by reason of the provisions of Section 4.4((4)(c)(i)) following conversion or redemption of any of the Series A Shares, the outstanding number of Series A Shares represented by the Series A Shares may be less than the number of Series A Shares stated on the face of the Series A Shares.

(b) Lost, Stolen or Mutilated Series A Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series A Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Series A Share Certificate, the Corporation shall execute and deliver to such Holder a new Series A Share Certificate (in accordance with Section 4.4((20)(d))) representing the applicable outstanding number of Series A Shares.

(c) Series A Share Certificate Exchangeable for Different Denominations. Each Series A Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series A Share Certificate or Series A Share Certificate(s) (in accordance with Section 4.4((20)(d))) representing in the aggregate the outstanding number of the Series A Shares in the original Series A Share Certificate, and each such new Series A Share Certificate will represent such portion of such outstanding number of Series A Shares from the original Series A Share Certificate as is designated by such Holder at the time of such surrender.

(d) Issuance of New Series A Share Certificate. Whenever the Corporation is required to issue a new Series A Share Certificate pursuant to the terms of this Section 4.4, such new Series A Share Certificate (i) shall represent, as indicated on the face of such Series A Share Certificate, the number of Series A Shares remaining outstanding (or in the case of a new Series A Share Certificate being issued pursuant to Section 4.4((20)(a)) or Section 4.4((20)(c)), the number of Series A Shares designated by such Holder which, when added to the number of Series A Shares represented by the other new Series A Share Certificates issued in connection with such issuance, does not exceed the number of Series A Shares remaining outstanding under the original Series A Share Certificate immediately prior to such issuance of new Series A Share Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series A Share Certificate, which is the same as the issuance date of the original Series A Share Certificate.

(21) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Section 4.4 shall be cumulative and in addition to all other remedies available under this Section 4.4 and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Section 4.4. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Corporation shall provide all information and documentation to a Holder that is reasonably requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Section 2.2.

(22) Payment of Collection, Enforcement and Other Costs. If (a) any Series A Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Section 4.4 with respect to the Series A Shares or to enforce the provisions of this Section 4.4 or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors’ rights and involving a claim under this Section 4.4, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

(23) Construction. This Section 4.4 shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. Terms used in this Section 4.4 and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.

(24) Failure or Indulgence Not Waiver. No failure or delay on the part of the Corporation or a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 4.4(24) shall permit any waiver of any provision of Section 4.4((4)(d)).

(25) Dispute Resolution.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic mail (A) if by the Corporation, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii) Such Holder and the Corporation shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 4.4(25) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Miscellaneous. The Corporation expressly acknowledges and agrees that (i) this Section 4.4(25) constitutes an agreement to arbitrate between the Corporation and each Holder (and constitutes an arbitration agreement) under §7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that any Holder is authorized to apply for an order to compel arbitration pursuant to CPLR §7503(a) in order to compel compliance with this Section 4.4(25), (ii) the terms of this Section 4.4 and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Section 4.4 and any other applicable Transaction Documents, (iii) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 4.4(25) to any state or federal court sitting in the City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 4.4(25) and (iv) nothing in this Section 4.4(25) shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 4.4(25)).

(26) Notices; Currency; Payments.

(a) Notices. The Corporation shall provide each Holder of Series A Shares with prompt written notice of all actions taken pursuant to the terms of this Section 4.4, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Section 4.4, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 4.4((9)(f) of the Securities Purchase Agreement. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to this Section 4.4, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that, in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b) Currency. All dollar amounts referred to in this Section 4.4 are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Section 4.4 shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Section 4.4, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments. Whenever any payment of cash is to be made by the Corporation to any Person pursuant to this Section 4.4, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Corporation and sent via overnight courier service to such Person at such address as previously provided to the Corporation in writing; provided, that such Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Corporation with prior written notice setting out such request and such Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Section 4.4 is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Corporation in an amount equal to interest on such amount at the rate of nine percent (9%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(27) Waiver of Notice. To the extent permitted by law, the Corporation hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Section 4.4 and the Securities Purchase Agreement.

(28) [Reserved].

(29) Judgment Currency.

(a) If for the purpose of obtaining or enforcing judgment against the Corporation in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 4.4(20) referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Section 4.4, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 4.4((29)(a)(ii)) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 4.4((29)(a)(ii)), there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Corporation under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Section 4.4.

(30) Severability. If any provision of this Section 4.4 is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Section 4.4 long as this Section 4.4 as so modified continues to express, without material change, the original intentions of the parties to the Securities Purchase Agreement as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(31) Maximum Payments. Without limiting Section 4.4((9)(d)) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation to the applicable Holder and thus refunded to the Corporation.

(32) Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, the Second Amended and Restated Certificate or otherwise with respect to the issuance of Series A Shares may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Section 4.4 or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Second Amended and Restated Certificate.

(33) Certain Defined Terms. Capitalized terms not otherwise defined below or elsewhere in this Section 4.4 shall have the respective meanings ascribed to them in the Securities Purchase Agreement. For purposes of this Section 4.4, the following terms shall the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “Additional Amount” means, as of the applicable date of determination, with respect to each Series A Share, all declared and unpaid Dividends on such Series A Share.

(c) “Asset Transfer” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, conveyance, transfer, assignment or other disposition to, or any exchange of property (other than cash) with, any Person of, or any other transaction permitting any Person to acquire, in one transaction or a series of transactions, any interest in, all or any part of a business or any property of any kind (other than cash) including a spin-off, split-off, sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.

(d) “Bloomberg” means Bloomberg, L.P.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(f) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Corporation or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, such holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or any of its Subsidiaries.

(g) “Change of Control Redemption Premium” means 0.00%.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holder. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 4.4(25). All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

(i) “Common Stock” means (i) the Corporation’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(j) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(k) “Current Subsidiary” means any Person in which the Corporation on the Subscription Date, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries”.

(l) “Customary Permitted Liens” means all of the following:

(i) Liens securing the payment of taxes, assessments or other charges or levies imposed by any Governmental Authority which are either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books;

(ii) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of business to the extent (A) such Liens secure Indebtedness that is not overdue for a period of more than 30 days or (B) such Liens secure Indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(iii) zoning, building and land use restrictions, easements, servitudes, encumbrances, licenses, covenants and other restrictions affecting the use of real property or minor defects or irregularities in title thereto that do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of the Corporation and its Subsidiaries as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(iv) pledges and deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with current practices as in effect on the date hereof;

(v) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Regulation or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(vi) Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and performance bonds and other obligations of a like nature (other than for borrowed money), and deposits to secure equipment contracts, in each case incurred in the ordinary course of business;

(vii) appeal bonds;

(viii) landlord Liens for rent not yet due and payable;

(ix) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof;

(x) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that (A) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (C) a stay of enforcement of any such Liens is in effect; and

(xi) customary rights of set-off or combination of accounts in favor of a financial institution with respect to deposits maintained by it.

(m) “Derivative” means (a) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, (d) any futures or forward contract, spot transaction, commodity swap, purchase or option agreement, other commodity price hedging arrangement, cap, floor or collar transaction, any credit default or total return swap, and (e) any other derivative instrument, any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable, including interest rates, currency values, insurance, catastrophic losses, climatic or geological conditions or the price or value of any other derivative instrument. For the purposes of this definition, “derivative instrument” means “any derivative instrument” as defined in Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) of the United States Financial Accounting Standards Board, and any defined with a term similar effect in any successor statement or any supplement to, or replacement of, any such statement.

(n) “Dividend Rate” means ten percent (10.0%) per annum, as may be adjusted from time to time in accordance with Section 3.

(o) “Eligible Market” means The New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the Principal Market.

(p) “Equity Conditions” means, with respect to a given date of determination: (i) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Corporation falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation, and all cure periods afforded by such Eligible Market have passed (as applicable); (ii) during the Equity Conditions Measuring Period, the Corporation shall have delivered all shares of Common Stock issuable upon conversion of the Series A Shares on a timely basis as set forth in Section 4.4(4) and all other shares of capital stock required to be delivered by the Corporation on a timely basis as set forth in the other Transaction Documents; (iii) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 4.4((4)(d)); (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) the Holder shall not be in possession of any material, non-public information provided to any of them by the Corporation, any of its Subsidiaries, Affiliates or any of their respective staff members (whether classified as employees or independent contractors), officers, directors, managers, managing members, representatives, agents or the like; (vii) on each day during the Equity Conditions Measuring Period, the Corporation otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Corporation shall not have failed to timely make any payment pursuant to any Transaction Document; (viii) [reserved]; (ix) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and the applicable Required Minimum Securities Amount of shares of Common Stock (are available under the certificate of incorporation of the Corporation and reserved by the Corporation to be issued pursuant to the Series A Shares and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (x) on each day during the Equity Conditions Measuring

Period, there shall not have occurred and there shall not exist a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; and (xi) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

(q) “Equity Conditions Failure” means, as of any given date of determination, that on any day during the period commencing twenty (20) Trading Days prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder).

(r) “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, advisors or independent contractors of the Corporation; provided, that such issuance is approved by a majority of the board of directors of the Corporation; and provided, further that such issuance shall not exceed in the aggregate 15% of the outstanding shares of Common Stock without the prior approval of the Purchaser, (b) shares of Common Stock, warrants or options to advisors or independent contractors of the Corporation for compensatory purposes, (c) Securities issued upon the exercise or exchange of or conversion of any Notes issued under the Securities Purchase Agreement, any shares of Series A Preferred Stock, issued under the Securities Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Securities Purchase Agreement; provided, that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (d) securities issuable pursuant to any contractual anti-dilution obligations of the Corporation in effect as of the date of the Securities Purchase Agreement; provided, that such obligations have not been materially amended since such date, and (e) securities issued pursuant to acquisitions or any other strategic transactions, including, without limitation, the Business Combination, approved by a majority of the disinterested members of the Board of Directors provided, that any such issuance shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(s) “Fundamental Transaction” means that (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or more than 10% of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other Securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other Securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(t) “GAAP” means United States generally accepted accounting principles, consistently applied.

(u) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(v) “Holder Pro Rata Amount” means, with respect to any Holder, a fraction (i) the numerator of which is the number of Series A Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Initial Issuance Date and (ii) the denominator of which is the number of Series A Shares issued to all Holders pursuant to the Securities Purchase Agreement on the Initial Issuance Date.

(w) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(x) “Make-Whole Amount” means as of any given date, the amount of any Dividend that, but for any conversion hereunder on such given date, would have accrued with respect to the Conversion Amount being redeemed hereunder at the Dividend Rate then in effect for the period from such given date through the first anniversary of the Subscription Date.

(y) “Mandatory Conversion” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(z) “Mandatory Conversion Conditions” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(aa) “Mandatory Conversion Date” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(bb) “Mandatory Conversion Measuring Time” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(cc) “Mandatory Conversion Minimum Price” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(dd) “Mandatory Conversion Notice” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(ee) “Mandatory Conversion Notice Date” shall have the meaning ascribed to such term in Section 4.4((4)(e)).

(ff) “Maturity Date” shall mean June 11, 2021.

(gg) “New Subsidiary” means, as of any date of determination, any Person in which the Corporation after the Subscription Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries.”

(hh) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Change of Control.

(jj) “Permitted Debt” means all of the following: (i) Indebtedness owing to any Secured Party and unsecured and subordinated Indebtedness as otherwise permitted under any Transaction Document; (ii) unsecured inter-company Indebtedness between the Corporation and its Subsidiaries in the ordinary course of business; (iii) unsecured Indebtedness of the Corporation or any of its Subsidiaries to trade creditors (including overdue amounts on invoices) incurred on customary terms in the ordinary course of business; (v) existing Indebtedness existing on the First Closing Date and disclosed on the Disclosure Schedule (provided, that no such Indebtedness may be re-borrowed if repaid or otherwise modified or increased, no additional Lien may be granted on such Indebtedness, no document with respect to such Indebtedness may be modified without the consent of the Holder, all Indebtedness to Kingsbrook shall be covered by and subject to the Collateral Agency Agreement and all Indebtedness to holders of secured or unsecured debt that purport to be party to a Subordination and Intercreditor Agreement shall be covered by such Subordination and Intercreditor Agreement); (vi) Indebtedness of the Corporation or any Subsidiary under Capital Leases for equipment or Indebtedness of the Corporation or any Subsidiary secured by a Purchase Money Lien, which Indebtedness shall not at any time exceed $50,000 in the aggregate for the Corporation and its Subsidiaries; (vii) Indebtedness of the Corporation or any of its Subsidiaries under leases for facilities that are treated as Capital Leases under GAAP; and (ix) any other Indebtedness incurred with the prior written consent of the Holder.

(kk) “Permitted Liens” means (i) the security interests of the Secured Parties as provided for in any Transaction Document; (ii) Customary Permitted Liens; (iii) Purchase Money Liens granted to or held by Purchase Money Lien lenders in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business and without resulting in a contravention of any applicable provisions of this Agreement; (iv) Liens on assets of the Corporation and its Subsidiaries existing on the First Closing Date and disclosed in the Disclosure Certificate, provided, that such Liens shall secure only those obligations that they secure on the Closing Date and extension, renewals and replacements thereof permitted hereunder; (v) Liens on assets of the Target and its

Subsidiaries by Kingsbrook existing on the First Closing Date and disclosed in the Disclosure Certificate, provided, that such Liens shall secure only those obligations that they secure on the Closing Date; are subject to the terms of the Collateral Agency Agreement (as such term is defined in the Securities Purchase Agreement) and extension, renewals and replacements thereof permitted under the Collateral Agency Agreement; and (vi) any other Lien granted with the prior written consent of the Holder.

(ll) “Permitted Senior Indebtedness” means the Indebtedness set forth in the Disclosure Schedules to the Securities Purchase Agreement.

(mm) “Person” means an individual, partnership, corporation, incorporated or unincorporated association, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof or other entity of any kind.

(nn) [Reserved].

(oo) “Principal Market” means the NASDAQ Capital Market.

(pp) “Purchase Money Lien” means any Lien securing Indebtedness (i) upon or in any equipment acquired or held by the Corporation or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or (ii) existing on such equipment at the time of its acquisition, in each case provided, that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

(qq) “Redemption Notices” means, collectively, the Triggering Events Redemption Notices, the Maturity Redemption Notice, and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(rr) “Redemption Premium” means 0.00%.

(ss) “Redemption Prices” means, collectively, Triggering Event Redemption Prices, and the Change of Control Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(tt) “Required Minimum Securities Amount” means 1,578,283 shares of Common Stock as of the Subscription Date.

(uu) “SEC” means the Securities and Exchange Commission or the successor thereto.

(vv) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the purchasers signatory thereto, dated as of June 12, 2020, as may be amended from time in accordance with the terms thereof.

(ww) “Stated Value” of each Series A Share shall equal the result of (the purchase price of the Series A Shares, plus original issue discount and Make-Whole Amount) divided by (the purchase price of the Series A Shares plus original issue discount, divided by the Conversion Price), which such formula equals $5.867 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series A Shares.

(xx) “Subscription Date” means June 12, 2020.

(yy) “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(zz) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Change of Control or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Change of Control shall have been entered into.

(aaa) “Trading Day” means a day on which the Principal Market for the Common Stock is open for trading.

(bbb) “Voting Stock” means capital stock of any Person (i) having ordinary power to vote in the election of any member of the board of directors or any manager, trustee or other controlling persons of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into capital stock of such Person described in clause (i) of this definition.

(ccc) “VWAP” means, for or as of any date for any security, the dollar volume-weighted average price for such security on the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(34) Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Section 4.4, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its Subsidiaries, the Corporation shall within four (4) Business Days after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, non-public information relating to the Corporation or any of its Subsidiaries, the Corporation so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its Subsidiaries. Nothing contained in this Section 4.4(34) shall limit any obligations of the Corporation, or any rights of any Holder, under Section 4.4((4)(i)) of the Securities Purchase Agreement.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants, and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election, and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal, or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Corporation, (ii) that is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation.

ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided that the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 hereof is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 hereof (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, KBL Merger Corp. IV has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

KBL MERGER CORP. IV
By:
Name: Marlene Krauss, M.D.
Title: Chief Executive Officer

KBL Merger Corp. IV
CONVERSION NOTICE

Reference is made to the Second Amended and Restated Certificate of Incorporation of KBL Merger Corp. IV (the “Second Amended and Restated Certificate”). In accordance with and pursuant to Section 4.4 of the Second Amended and Restated Certificate, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Shares”), of KBL Merger Corp. IV, a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: _____________________________________________________________
Aggregate number of Series A Shares to be converted:
Aggregate Stated Value of such Series A Shares to be converted:
Aggregate accrued and unpaid Dividends and accrued and unpaid Late Charges with respect to such Series A Shares and such Aggregate Dividends to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series A Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:
Date: _____________ __,
Name of Registered Holder
By:
Name:
Title:
Tax ID:
Facsimile:
E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 202__ from the Corporation and acknowledged and agreed to by ________________________.

[________________________]
By:
Name:
Title:

Annex C

180 LIFE SCIENCES

2020 OMNIBUS INCENTIVE PLAN

PURPOSES

This 180 Life Sciences 2020 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), is intended to promote the interests of KBL Merger Corp. IV (as it may be renamed in connection with the transactions contemplated in the Business Combination Agreement, the “Company”) and its Subsidiaries (as defined below) and its shareholders by (i) attracting and retaining directors, executive officers, employees and consultants of outstanding ability; (ii) motivating such individuals by means of performance-related incentives to achieve the longer-range performance goals of the Company and its Subsidiaries; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Article I
Definitions

Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary.

Section 1.1 “Administrator” means the Compensation Committee of the Board unless otherwise determined by the Board from time to time. In exercising its discretion hereunder, the Board shall endeavor to cause the Administrator to satisfy any requirements applicable to qualify for an exemption available under Rule 16b-3 promulgated under the Exchange Act or any other regulatory or administrative requirements that may be applicable with respect to Awards granted hereunder.

Section 1.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

Section 1.3 “Alternative Award” has the meaning set forth in Section 10.1.

Section 1.4 “Alternative Performance Awards” has the meaning set forth in Section 10.2.

Section 1.5 “Award” means any Option, Restricted Stock, Restricted Stock Unit, Performance Award, SAR, Dividend Equivalent or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 1.6 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium. The Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein.

Section 1.7 “Board” means the Board of Directors of the Company.

Section 1.8 “Business Combination Agreement” means the Business Combination Agreement, dated July 25, 2019, among the Company, 180 Life Sciences Corp., Katexco Pharmaceuticals Corp., CannBioRex Pharmaceuticals Corp., 180 Therapeutics L.P., KBL Merger Sub, Inc., and Lawrence Pemble.

Section 1.9 “Cause” means, unless otherwise provided in the Award Agreement, any of the following: (A) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (c) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company Group, or willful misconduct in the performance of such duties; (d) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (f) the Participant’s material breach of any Award Agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” has the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Administrator following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Administrator or its designee, or during any negotiations between the Administrator or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

Section 1.10 “Change in Control” means the first to occur of any of the following events after the Effective Date:

(a)     any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(b)     the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)     the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

in each case, provided that, as to Awards subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

Section 1.11 “Change in Control Price” means the price per share of Company Common Stock paid in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.

Section 1.12 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.13 “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 1.14 “Company Group” means the Company and its direct or indirect Subsidiaries.

Section 1.15 “Compensation Year” means the period from one annual meeting of shareholders to the next following annual meeting of shareholders.

Section 1.16 “Competitive Activity” means a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Affiliates is a party.

Section 1.17 “Corporate Event” means, as determined by the Administrator, any transaction or event described in Section 3.3(a) or any unusual or infrequently occurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in applicable laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

Section 1.18 “Director” means a member of the Board or a member of the board of directors of any Subsidiary.

Section 1.19 “Disability” means (x) for Awards that are not subject to Section 409A of the Code, “disability” as such term is defined in the long-term disability insurance plan or program of the Company or any Subsidiary then covering the Participant, and (y) for Awards that are subject to Section 409A of the Code, “disability” has the meaning set forth in Section 409A(a)(2)(c) of the Code; provided that with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Disability” has the meaning, if any, specified in such agreement.

Section 1.20 “Dividend Equivalent” means the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

Section 1.21 “Eligible Representative” for a Participant means such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then applicable laws of descent and distribution to represent the Participant hereunder.

Section 1.22 “Employee” means any individual classified as an employee by the Company or one of its Subsidiaries.

Section 1.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 1.24 “Executive Officer” means each person who is an officer or employee of the Company or any of its Subsidiaries and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 1.25 “Fair Market Value” means, unless otherwise determined by the Administrator from time to time, the closing transaction price of a Share as reported on the NASDAQ Stock Market LLC on the date as of which such value is being determined or, if Shares are not listed on the NASDAQ Stock Market LLC, the closing transaction price of a Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Administrator by whatever means or method as the Administrator, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

Section 1.26 “Good Reason” means, unless otherwise provided in the Award Agreement, a material reduction in the Participant’s base salary or a material reduction in the Participant’s target annual cash incentive compensation opportunity, in each case, other than (a) any isolated or inadvertent failure by the Company or the applicable Subsidiary that is not in bad faith and is cured within thirty (30) business days after the Participant gives the Company or the applicable Subsidiary notice of such event or (b) a reduction of 10% or less which is applicable to all employees in the same salary grade as the Participant; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Good Reason” has the meaning, if any, specified in such agreement.

Section 1.27 “Incentive Stock Option” means an Option which qualifies under Section 422 of the Code and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 1.28 “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

Section 1.29 “Option” means an option to purchase Company Common Stock granted under the Plan. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 1.30 “Participant” means any Service Provider who has been granted an Award pursuant to the Plan.

Section 1.31 “Performance Award” means a Performance Shares or a Performance Unit.

Section 1.32 “Performance Cycle” means the period of time selected by the Administrator during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 1.33 “Performance Goals” means the objectives established by the Administrator for a Performance Cycle pursuant to Section 6.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 1.34 “Performance Share” means an Award granted pursuant to Article VI of the Plan of a Share or a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 1.35 “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article VI of the Plan, payable in cash or in Shares upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 1.36 “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

Section 1.37 “Replacement Awards” means Shares or Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries.

Section 1.38 “Restricted Stock” means an Award granted pursuant to Section 5.1.

Section 1.39 “Restricted Stock Unit” means an Award granted pursuant to Section 5.2.

Section 1.40 “Securities Act” means the Securities Act of 1933, as amended.

Section 1.41 “Service Provider” means an Employee, Director or consultant of the Company or any of its Subsidiaries.

Section 1.42 “Share” means a share of Company Common Stock.

Section 1.43 “Stock Appreciation Right” or “SAR” means the right to receive a payment from the Company in cash and/or Shares equal to the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Administrator on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date).

Section 1.44 “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

Section 1.45 “Termination of employment,” “termination of service” and any similar term or terms means, with respect to a Director who is not an Employee of the Company or any Subsidiary, the date upon which such Director ceases to be a member of the Board or of the board of directors of any Subsidiary, with respect to a consultant of the Company or any of its Subsidiaries, the date upon which such consultant ceases to provide services to the Company and its Subsidiaries and, with respect to an Employee, the date he or she ceases to be an Employee; provided that with respect to any Award subject to Section 409A of the Code, such terms shall mean “separation from service,” as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder. Unless otherwise determined by the Administrator, a “termination of employment” or “termination of service” shall not occur if an Employee, consultant or Director, immediately upon ceasing to provide services in such capacity, commences to or continues to provide services to the Company or any of its Affiliates in another of such capacities.

Article II
ADMINISTRATION

Section 2.1 Powers of the Administrator. The Plan shall be administered by the Administrator. The Administrator shall have the sole and complete authority and discretion to: (i) determine the type or types of Awards to be granted to each Participant; (ii) select the Service Providers to whom Awards may from time to time be granted; (iii) determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her; (iv) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (v) approve forms of agreement for use under the Plan, which need not be identical for each Service Provider; (vi) determine the terms and conditions of any Awards (including, without limitation, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Award or the Company Common Stock relating thereto) based in each case on such factors as the Administrator shall determine; (vii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans (as defined in Section 2.4) established for the purpose of satisfying applicable foreign laws; (viii) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered; (ix) suspend or accelerate the vesting of any Award granted under the Plan or waive the forfeiture restrictions or any other restriction or limitation regarding any Awards or the Company Common Stock relating thereto; (x) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and (xi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan. Any determination made by the Administrator under the Plan, including, without limitation, under Section 3.3, shall be final, binding and conclusive on all Participants and other persons having or claiming any right or interest under the Plan. The Administrator’s determinations under the Plan need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 2.2 Delegation by the Administrator. The Administrator may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Subsidiaries any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or non-employee directors of the Board; provided that any delegation to one or more officers of the Company shall be subject to and comply with applicable law.

Section 2.3 Expenses, Professional Assistance, No Liability. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may elect to engage the services of attorneys, consultants, accountants or other persons. The Administrator, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Administrator (and its members) shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Administrator (and its members) shall be fully protected by the Company with respect to any such action, determination or interpretation.

Section 2.4 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Administrator may (i) modify the terms and conditions of Awards granted to Employees employed and consultants who provide services outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Administrator’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Administrator. The Administrator may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Affiliates and members of the Administrator shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company or an Affiliate of the Company, do not constitute regular or periodic payments and (y) except as otherwise required under applicable laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Administrator may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and determine if such payments may be made in a lump sum or in installments.

Article III
SHARES SUBJECT TO PLAN

Section 3.1 Shares Subject to Plan.

(a)     Subject to Section 3.3, the aggregate number of Shares which may be issued under this Plan shall be equal to 15% (on a fully-diluted basis) of the Shares of the Company that are outstanding as of immediately following the Closing, as defined in the Business Combination Agreement. All of the Shares reserved under the Plan may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form. Unless the Administrator shall determine otherwise, (x) Awards may not consist of fractional shares and shall be rounded down to the nearest whole Share, and (y) fractional Shares shall not be issued under the Plan (and shall instead also be rounded as aforesaid).

(b)     If any Award or portion thereof under this Plan is for any reason forfeited, canceled, cash-settled, expired or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, cash-settled, expired or otherwise terminated Award, or portion thereof, shall again be available for grant under the Plan. If Shares are tendered or withheld from issuance with respect to an Award by the Company in satisfaction of any Exercise Price, Base Price or tax withholding or similar obligations, such tendered or withheld Shares shall again be available for grant under the Plan. Notwithstanding the foregoing, and except to the extent required by applicable law, Replacement Awards shall not be counted against Shares available for grant pursuant to this Plan.

Section 3.2 Limitation on Non-Employee Director Awards. The maximum number of Shares subject to Awards granted during a single Compensation Year to any non-employee Director, taken together with any cash fees paid during the Compensation Year to the non-employee Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

Section 3.3 Changes in Company Common Stock; Disposition of Assets and Corporate Events.

(a)     If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock (each, a “Corporate Event”), the Administrator shall adjust the number of shares of Company Common Stock available for issuance under the Plan, and the number, class and Exercise Price (if applicable) or Base Price (if applicable) of any outstanding Award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable. Without limiting the generality of the foregoing sentence, in the event of any such Corporate Event, the Administrator shall have the power to make such changes as it deems appropriate in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), (iii) the securities, cash or other property to be received upon the exercise, settlement or conversion of such outstanding Awards or otherwise to be received in connection with such outstanding Awards and (iv) any applicable Performance Goals. After any adjustment made by the Administrator pursuant to this Section 3.3, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number of whole or fractional shares (as determined by the Administrator), and (if applicable) the Exercise Price or Base Price thereof shall be rounded up to the nearest cent.

(b)     Any adjustment of an Award pursuant to this Section 3.3 shall be effected in compliance with Section 424 and 409A of the Code to the extent applicable.

Section 3.4 Award Agreement Provisions. The Administrator may include such provisions and limitations in any Award Agreement as it shall determine, subject to the terms of the Plan.

Section 3.5 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 3.3 as a result of any Corporate Event or pursuant to Article XI in connection with a Change in Control, the Administrator shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price of any outstanding Option or Base Price or any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted and as to which the Exercise Price or Base Price thereof is in excess of the then-current Fair Market Value of Share.

Article IV
OPTIONS AND SARS

Section 4.1 Grant of Options and SARs. The Administrator is authorized to make Awards of Options and/or SARs to any Service Provider in such amounts and subject to such terms and conditions as determined by the Administrator, consistent with the Plan. SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Exercise Price”) and the Base Price of each SAR shall be not less than 100% of the Fair Market Value of a Share on the date such Option or SAR is granted. Each Option and each SAR shall be evidenced by an Award Agreement.

Section 4.2 Exercisability and Vesting; Exercise. Each Option and SAR shall vest and become exercisable according to the terms and conditions as determined by the Administrator. Except as otherwise determined by the Administrator, SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable. The Administrator shall specify the manner of and any terms and conditions of exercise of an exercisable Option or SAR, including but not limited to net-settlement, delivery of previously owned stock and broker-assisted sales.

Section 4.3 Settlement of SARs. Upon exercise of a SAR, the Participant shall be entitled to receive payment in Shares, or such other form as determined by the Administrator, having an aggregate value equal to the Fair Market Value of one Share on the exercise date over (ii) the Base Price of such SAR; provided, however, that on the grant date, the Administrator may establish a maximum amount per Share that may be payable upon exercise of a SAR.

Section 4.4 Expiration of Options and SARs. No Option or SAR may be exercised after the expiration of ten (10) years from the date the Option or SAR was granted, unless a longer or shorter period is set forth in the Award Agreement. Notwithstanding the foregoing, in the event that on the last business day of the term of the Option or SAR (x) the exercise of the Option or SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement (to the extent permissible under Section 409A of the Code) and provided further that no extension will be made if the applicable Exercise Price or Base Price at the date the initial term would otherwise expire is below the Fair Market Value on such date.

Article V
Restricted Stock Awards AND RESTRICTED STOCK UNIT AWARDS

Section 5.1 Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.

Section 5.2 Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. The Administrator may specify any conditions to vesting as it deems appropriate. For the avoidance of doubt, the Administrator may grant Restricted Stock Units that are fully vested and nonforfeitable when granted. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units. Unless otherwise provided in an Award Agreement, on the settlement date, the Company shall, subject to the terms of this Plan, transfer to the Participant one Share (or a cash amount equal to the then Fair Market Value of a Share) for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan unless and until the Shares attributable to such Restricted Stock Units have been issued to such Participant. Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Restricted Stock Units awarded pursuant to the Plan will receive Dividend Equivalents in accordance with Article VIII.

Article VI
Performance AWARDS

Section 6.1 Grant of Performance Awards. The Administrator is authorized to make Performance Awards to any Participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 6.2 Issuance and Restrictions. The Administrator shall have the authority to determine the Participants who shall receive Performance Awards; the number of Performance Shares, the number and value of Performance Units; the cash entitlement of any Participant with respect to any Performance Cycle; and the Performance Goals applicable in respect of such Performance Awards for each Performance Cycle. The Administrator shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions as the Administrator shall determine. Unless the Administrator shall determine otherwise, no Company Common Stock will be issued at the time an Award of Performance Shares is made.

Section 6.3 Earned Performance Awards. Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Administrator shall determine or as set forth in an Award Agreement. In addition to the achievement of the specified Performance Goals, the Administrator may condition payment of Performance Awards on such other conditions as the Administrator shall determine. The Administrator may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Award.

Section 6.4 Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Awards (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Performance Awards have been issued to such Participant or his or her beneficiary. Performance Shares as to which Shares are issued prior to the end of the Performance Cycle shall, during such period, be subject to such restrictions on transferability and other restrictions as the Administrator may impose. Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Performance Awards awarded pursuant to the Plan will receive Dividend Equivalents settled in Shares in accordance with Article VIII.

Section 6.5 Performance Goals and Related Provisions. The Administrator shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Cycle or for a Performance Award to be earned or vested. The Administrator may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the Plan, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance Goals may be established on a Company-wide basis, with respect to one or more business units, divisions, Subsidiaries or products or based on individual performance measures, and may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. In the case of earning-based measures, performance goals may include comparisons relating to capital (including but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance Goals may also be subject to such other terms and conditions as the Administrator may determine appropriate. The Administrator may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company; changes in applicable tax laws or accounting principles; other extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; impairments and/or such other factors as the Administrator may determine.

Section 6.6 Determination of Attainment of Performance Goals. As soon as practicable following the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Administrator shall determine the number of Performance Shares or other Performance Awards and the number and value of Performance Units or the amount of any cash entitlement, in each case that has been earned or vested.

Section 6.7 Payment of Awards. Payment or delivery of Company Common Stock with respect to earned Performance Shares, earned Performance Units and earned cash entitlements shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Administrator’s determination under Section 6.6 above and (unless an applicable Award Agreement shall set forth one or more other dates) in any event no later than the earlier of (i) ninety (90) days after the end of the fiscal year in which the Performance Cycle has ended and (ii) ninety (90) days after the expiration of the Performance Cycle. The Administrator shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Administrator’s determination under Section 6.6 above or such other date specified in the Award Agreement. The Administrator may, in an Award Agreement with respect to the Award or delivery of Shares, condition the vesting of such Shares on the performance of additional service.

Section 6.8 Newly Eligible Participants. Notwithstanding anything in this Article VI to the contrary, the Administrator shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units or other Performance Awards after the commencement of a Performance Cycle.

Article VII
OTHER Stock-Based Awards

Section 7.1 Grant of Stock-Based Awards. The Administrator is authorized to make Awards of other types of equity-based or equity-related awards and fully vested stock awards, including grants of fully vested Shares (collectively, “Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine, including without limitation the payment of cash bonuses or other incentives in the form of Stock-Based Awards. Unless otherwise determined by the Administrator, all Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or in satisfaction of any obligation of the Company or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Article VIII
Dividend Equivalents

Section 8.1 Generally. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Notwithstanding the terms of this Section 8.1, no Dividend Equivalents shall be granted with respect to Options or SARs. The grant date of any Dividend Equivalents will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date permitted by applicable laws as the Administrator shall determine. Dividend Equivalents may, at the discretion of the Administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Administrator; provided, that, unless the Administrator shall determine otherwise in an Award Agreement, Dividend Equivalents with respect to Awards shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

Article IX
Termination and Forfeiture

Section 9.1 Termination for Cause; Post-Service Competitive Activity. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates for Cause or a Participant engages in Competitive Activity following the Participant’s termination of employment or service, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause or engagement in Competitive Activity) shall be immediately forfeited and canceled, effective as of the date of the termination or engagement in Competitive Activity. If the Participant engages in Competitive Activity following the termination, any portion of the Participant’s

Awards that became vested after termination, and any Shares or cash issued upon exercise or settlement of such Awards, shall be immediately forfeited, canceled, and disgorged or paid to the Company together with all gains earned or accrued due to the sale of Shares issued upon exercise or settlement of such Awards.

Section 9.2 Termination due to Death. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of death:

(a)     All Options and SARs (whether or not then otherwise exercisable) shall become exercisable in full and the Participant’s Eligible Representative may exercise all such Options and SARs at any time prior to the earlier of (i) the one-year anniversary of the Participant’s death or (ii) the expiration of the term of the Options or SARs; provided that any in-the-money Options and SARs that are still outstanding on the last day of the time period specified in this Section 9.2(a) shall automatically be exercised on such date; and

(b)     All other Awards shall immediately vest in full upon the Participant’s death, and Restricted Stock Units and Performance Awards that have not been settled or converted into Shares prior to the Participant’s death shall immediately be settled in Shares. Any Performance Awards that vest as a result of this Section 9.2(b) shall vest and be paid based on target levels of performance.

Section 9.3 Termination due to Disability. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of Disability, the Participant shall be treated for purposes of the treatment of the Participant’s Awards under this Section 9.3 as though the Participant continued in the employ or service of the Company and all unvested Awards shall remain outstanding and vest, or in the case of Options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable Award Agreement. Any Options or SARs granted to such Participant that are exercisable at the date of termination by reason of Disability or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of (i) the fifth anniversary of the Participant’s termination for Disability or (ii) the expiration of the term of such Options or SARs.

Section 9.4 Involuntary Termination Without Cause. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service is involuntarily terminated without Cause:

(a)     All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 9.4 or (ii) the expiration of the term of such Options or SARs; and

(b)     All Awards of Restricted Stock or Restricted Stock Units that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination; and

(c)     Provided that the Participant signs a general release and waiver of claims in the form provided by the Administrator and does not exercise any rights to revoke such release, the Participant shall retain a portion of any unvested Performance Awards granted earlier than one year prior to the termination under this Section 9.4 equal to, for each grant of Performance Awards, the number of Performance Shares or Performance Units specified in the Award Agreement multiplied by the quotient of (i) the number of full months elapsed between the grant date in respect of such Performance Awards and the effective date of the termination under this Section 9.4 over (ii) the total number of months in the Performance Cycle. Such retained Performance Awards will remain outstanding and vest subject to the attainment of the applicable Performance Goals in respect thereof. Any Performance Awards that do not vest pursuant to this Section 9.4(c) shall be immediately forfeited and canceled, effective as of the date of the termination.

Section 9.5 Termination for Any Other Reason. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates for any reason other as set forth in Sections 9.1 (other than post-service Competitive Activity) through 9.4:

(a)     All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 9.5 or (ii) the expiration of the term of such Options or SARs; and

(b)     All other Awards that are unvested or have not otherwise been earned shall be immediately forfeited and canceled, effective as of the date of termination.

Section 9.6 Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Administrator may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to effect compliance with applicable law and the provisions of this Plan.

Section 9.7 Forfeiture and Recoupment of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. Participants shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Company Common Stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the Company Common Stock is listed or quoted, in each case in effect on or after the Effective Date, including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. The implementation of policies and procedures pursuant to this Section 9.7 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

Article X
CHANGE IN CONTROL

Section 10.1 Alternative Award. Unless otherwise provided in an Award Agreement, and other than with respect to the Performance Award Conversion, no cancellation, acceleration or other payment shall occur in connection with a Change in Control pursuant to Section 10.3 with respect to any Award or portion thereof as a result of the Change in Control if the Administrator reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must (i) give the Participant who held the Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under the Award immediately prior to the Change in Control, including an equal or better vesting schedule and that Alternative Awards that are stock options have identical or better methods of payment of the exercise price thereof and a post-termination exercise period extending until at least the fifth anniversary of the Participant’s termination (or, if earlier, the expiration of the term of such stock options); (ii) have terms such that if a Participant’s employment is involuntarily (i.e., by the Company or its successor other than for Cause) or constructively (i.e., by the Participant with Good Reason) terminated within the twenty-four (24) months following a Change in Control at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall receive (as determined by the Board prior to the Change in Control) either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the Alternative Award at the date of exercise or settlement over the price (if any) that such Participant would be required to pay to exercise such Alternative Award or (2) publicly-traded shares or equity interests equal in value (as determined by the Administrator) to the value in clause (1).

Section 10.2 Performance Award Conversion. Unless otherwise provided in an Award Agreement, upon a Change in Control, then-outstanding Performance Awards shall be modified to remove any Performance Goals applicable thereto and to substitute, in lieu of such Performance Goals, vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the Performance Goals would have been measured if the Change in Control had not occurred (or, if applicable, the later period of required service following such measurement date) (such Awards, the “Alternative Performance Awards”), with such service-vesting of the Alternative Performance Awards to accelerate upon the termination of service of the holder prior to such vesting date(s) thereof, if such termination of service satisfies the requirements of clause (ii) of Section 10.1 hereof. The number of Alternative Performance Awards shall be equal to (i) if less than 50% of the Performance Cycle has elapsed, the target number of Performance Awards, and (ii) if 50% or more of the Performance Cycle has elapsed, a number of Performance Awards based on actual performance through the date of the Change in Control if determinable, or the target, if not determinable (with the Administrator as constituted prior to the Change in Control making any determinations necessary to determine performance and the vesting date(s) thereof). The conversion of the Performance Awards into Alternative Performance Awards is referred to herein as the “Performance Award Conversion”. Following the Performance Award Conversion, the Alternative Performance Awards shall either remain outstanding as Alternative Awards consistent with this Section 10.2 or shall be treated as provided in Section 10.3.

Section 10.3 Accelerated Vesting and Payment. Except as otherwise provided in this Article X or in an Award Agreement, upon a Change in Control:

(a)     each vested and unvested Option or SAR shall be canceled in exchange for a payment equal to the excess, if any, of the Change in Control Price over the applicable Exercise Price or Base Price;

(b)     the vesting restrictions applicable to all other unvested Awards (other than (x) freestanding Dividend Equivalents not granted in connection with another Award and (y) Performance Awards) shall lapse, all such Awards shall vest and become non-forfeitable and be canceled in exchange for a payment equal to the Change in Control Price;

(c)     the Alternative Performance Awards shall be canceled in exchange for a payment equal to the Change in Control Price;

(d)     all other Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change in Control but that have not been settled or converted into Shares prior to the Change in Control shall be canceled in exchange for a payment equal to the Change in Control Price; and

(e)     all freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

To the extent any portion of the Change in Control Price is payable other than in cash and/or other than at the time of the Change in Control, Award holders under the Plan shall receive the same value in respect of their Awards (less any applicable Exercise Price, Base Price or similar feature) as is received by the Company’s stockholders in respect of their Company Common Stock (as determined by the Administrator), and the Administrator shall determine the extent to which such value shall be paid in cash, in securities or other property, or in a combination of cash and securities or other property, consistent with applicable law. To the extent any portion of the Change in Control Price is payable other than at the time of the Change in Control, the Administrator shall determine the time and form of payment to the Award holders consistent with Section 409A of the Code and other applicable laws. Upon a Change in Control the Administrator may cancel Options and SARs for no consideration if the Fair Market Value of the Shares subject to such Options or such SARs is less than or equal to the Exercise Price of such Options or the Base Price of such SARs.

Article XI
OTHER PROVISIONS

Section 11.1 Awards Not Transferable. Except as otherwise determined by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 11.1 shall prevent transfers by will, by the applicable laws of descent and distribution or pursuant to the beneficiary designation procedures approved by the Company pursuant to Section 11.13 or, with the prior approval of the Company, estate planning transfers.

Section 11.2 Amendment, Suspension or Termination of the Plan or Award Agreements.

(a)     The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 3.3, increase the number of Shares subject to the Plan; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require shareholder approval under applicable law. Except as otherwise expressly provided in the Plan, neither the amendment, suspension or termination of the Plan shall, without the written consent of the holder of the Award, materially adversely alter or impair any rights or obligations under any Award theretofore granted.

(b)     The Administrator at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be materially adversely impaired without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to a Participant’s existing Award Agreement.

(c)     No Award may be granted during any period of suspension nor after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

Section 11.3 Effect of Plan upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Affiliates. Nothing in this Plan shall be construed to limit the right of the Company or any of its Affiliates (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 11.4 At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 11.5 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Affiliates or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 11.6 Term of Plan. The Plan shall become effective on Closing Date, as defined in the Business Combination Agreement (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 11.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards.

Section 11.7 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

Section 11.8 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 11.9 Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Affiliate that has been approved by the Administrator, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

Section 11.10 Withholding Taxes. In addition to any rights or obligations with respect to the federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under applicable law, the Company or any Affiliate employing a Service Provider shall have the right to withhold from the Service

Provider, or otherwise require the Service Provider or an assignee to pay, any such required withholding obligations arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such withholding obligations from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such withholding obligations.

Section 11.11 Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Administrator determines that any Award may be subject to Section 409A of the Code and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A of the Code. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” at the time of the Service Provider’s “separation from service” (as determined under Section 409A of the Code) then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.

Section 11.12 Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to its current business address and to the attention of the Corporate Secretary of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its Subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

Section 11.13 Beneficiary Designation. Each Participant under the Plan may from time to time pursuant to procedures approved by the Company name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death.

Annex D-1

VOTING AND EXCHANGE TRUST AGREEMENT (“Agreement”) made as of the 16th day of July, 2019.

AMONG:

CANNBIORX LIFE SCIENCES CORP., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

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KATEXCO PURCHASECO ULC., an unlimited liability company existing under the laws of British Columbia (hereinafter referred to as “Corporation”)

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ODYSSEY TRUST COMPANY a trust company incorporated under the laws of Alberta (hereinafter referred to as the “Trustee”)

WHEREAS in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of June 19, 2019 between the Parent, Company, CannBioRex Pharmaceuticals Corp., CannBioRex Purchaseco ULC and Corporation, it was agreed that on the Effective Date (as defined in the Plan of Arrangement contemplated in the Arrangement Agreement), Corporation and Parent would enter into a voting and exchange trust agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

AND WHEREAS under the Arrangement Agreement, it is contemplated that Parent will directly or indirectly acquire the issued and outstanding Common Shares of the Company;

AND WHEREAS under the Arrangement Agreement, it is contemplated that exchangeable shares of Corporation (“Exchangeable Shares”) may be issued by Corporation, having the attributes described in the Arrangement Agreement including certain exchange rights and voting rights to be created for the benefit of the holders of Exchangeable Shares from time to time;

AND WHEREAS these recitals are made by Parent and Corporation but not by the Trustee;

NOW THEREFORE in consideration of $10.00, the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1    Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia), unless otherwise expressly stated herein;

“Arrangement Agreement” means the Arrangement Agreement by and among Parent, Company, CannBioRex Pharmaceuticals Corp., CannBioRex Purchaseco ULC and Corporation dated as of June 19, 2019, as amended and restated from time to time, providing for, among other things, the arrangement resulting in the first issuance of Exchangeable Shares;

“BCBCA” means the Business Corporations Act (British Columbia) as the same has been and may hereafter from time to time be amended;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent and its Affiliates;

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“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Vancouver, British Columbia or the City of New York, New York;

“Callco” means Katexco Callco ULC, an unlimited liability corporation incorporated under the laws of British Columbia, or any other direct or indirect Subsidiary of the Parent designated by the Parent from time to time;

“Change of Law Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Company” means Katexco Pharmaceuticals Corp, a corporation incorporated under the BCBCA;

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Exchangeable Share Support Agreement” means that certain support agreement made as of even date herewith among Corporation, Callco and Parent dated July 16, 2019;

“Exchangeable Shares” means the non-voting Exchangeable Shares in the capital of Corporation, having the rights, privileges, restrictions and conditions set out in attaching to the Exchangeable Shares as set out in the Articles of Corporation;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Corporation to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Corporation to contest in good faith any such proceedings commenced in respect of Corporation within 30 days of becoming aware thereof, or the consent by Corporation to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Corporation of a general assignment for the benefit of creditors, or the admission in writing by Corporation of its inability to pay its debts generally as they become due, or (iv) Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b);

“Liquidation Event Effective Time” has the meaning ascribed thereto in Section 5.12(c);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Parent or Corporation, as the case may be, a certificate signed by any one of the authorized signatories of Parent or Corporation, as the case may be;

“Parent Consent” has the meaning ascribed thereto in Section 4.2;

“Parent Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Parent Meeting” has the meaning ascribed thereto in Section 4.2;

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“Parent Shares” has the meaning provided in the Exchangeable Share Provisions;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Parent Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

“Parent Successor” has the meaning ascribed thereto in Section 10.1(a);

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing in (a), or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing in (a) or (b);

“Redemption Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Rights upon Automatic Exchange” means the benefit of the obligation of Parent to effect the automatic exchange of Exchangeable Shares for Parent Shares pursuant to Section 5.12;

“Trust” means the trust created by this Agreement;

“Trust Estate” means the Parent Special Voting Share, any other securities, the Exchange Right, the Rights upon Automatic Exchange and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

“Voting Rights” means the voting rights of the Parent Special Voting Share held by the Trustee.

In addition to the foregoing, all capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Arrangement Agreement.

Section 1.2    Interpretation Not Affected By Headings, Etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof’, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

Section 1.3    Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

Section 1.4    Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

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Section 1.5    Payments

All payments to be made hereunder will be made without interest and less any tax required by applicable law to be deducted or withheld.

Section 1.6    Fractional Shares

All references herein to Exchangeable Shares or any other shares and the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares or any other such shares includes fractional Exchangeable Shares or any other shares with such rights, privileges, restrictions and conditions being applied on a fractional basis, as applicable.

ARTICLE 2
PURPOSE OF AGREEMENT

Section 2.1    Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. The Trustee will hold the Parent Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Rights upon Automatic Exchange in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3
PARENT SPECIAL VOTING SHARE

Section 3.1    Issue and Ownership of the Parent Special Voting Share

Parent hereby agrees to issue to, and deposit with, the Trustee the Parent Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Parent Special Voting Share by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Parent Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to such Parent Special Voting Share provided that the Trustee shall:

(a)     hold such Parent Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)    except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Parent Special Voting Share and such Parent Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

Section 3.2    Legended Share Certificates

Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

Section 3.3    Safe Keeping of Certificate

The physical certificate representing the Parent Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

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ARTICLE 4
EXERCISE OF VOTING RIGHTS

Section 4.1    Voting Rights

The Trustee, as the holder of record of the Parent Special Voting Share forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Parent Special Voting Share held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.14 hereof:

(a)     the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Meeting is held or a Parent Consent is sought; and

(b)    to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

Section 4.2    Number of Votes

With respect to all meetings of shareholders of Parent at which holders of Parent Shares are entitled to vote (each, a ‘’Parent Meeting”) and with respect to all written consents sought from Parent’s shareholders, including the holders of Parent Shares (each, a “Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or consented to in connection with such Parent Consent.

Any Beneficiary who chooses to attend a Parent Meeting in person will be entitled to one vote on a show of hands.

Section 4.3    Mailings to Shareholders

With respect to each Parent Meeting and Parent Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Parent to its shareholders:

(a)     a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Parent;

(b)    a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent or, pursuant to Section 4.7, to attend such Parent Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c)     a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)     a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii)    a proxy to a designated agent or other representative of the management of Parent to exercise such Beneficiary Votes;

(d)    a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

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(e)     a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)     a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee of any decision of the Board of Directors of Parent with respect to the calling of any Parent Meeting or the seeking of any Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Parent and the materials referred to in Section 4.3(c), Section 4.3(e) and Section 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Parent shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Parent Shares. Parent agrees not to communicate with holders of Parent Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Parent may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.3.

Section 4.4    Copies of Shareholder Information

Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Parent Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Parent Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent) received by the Trustee from Parent, to the extent possible, at the same time as such materials are sent to holders of Parent Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee’s principal office in Vancouver, British Columbia. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.4.

Section 4.5    Other Materials

As soon as reasonably practicable after receipt by Parent or holders of Parent Shares (if such receipt is known by Parent) of any material sent or given by or on behalf of a third party to holders of Parent Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Vancouver, British Columbia, copies of all such materials. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in

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each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.5.

Section 4.6    List of Persons Entitled to Vote

Corporation shall, (a) prior to each annual and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Corporation of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Parent agrees to give Corporation notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent by Parent or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Corporation to perform its obligations under this Section 4.6.

Section 4.7    Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any Parent Meeting or Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Parent Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

Section 4.8    Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)     In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)    The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.2 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

Section 4.9    Distribution of Written Materials

Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Corporation. Parent agrees not to communicate with holders of Parent Shares with respect to such written material otherwise than by mail unless

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such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Corporation shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)     a current List; and

(b)    upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Corporation’s obligations under this Section 4.9 shall be deemed satisfied to the extent Parent exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Corporation provides the required information and materials to Parent.

Section 4.10    Termination of Voting Rights

Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Parent or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Parent Shares, as specified in Article 5 (unless, in either case, Parent shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Parent or Callco pursuant to the exercise by Parent or Callco of the Change of Law Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

Section 5.1    Grant and Ownership of the Exchange Right

Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Rights upon Automatic Exchange, all in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Rights upon Automatic Exchange by Parent to the Trustee.

During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Rights upon Automatic Exchange and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Rights upon Automatic Exchange, provided that the Trustee shall:

(a)     hold the Exchange Right and the Rights upon Automatic Exchange and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)    except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Rights upon Automatic Exchange, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

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Section 5.2    Legended Share Certificates

Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)     their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)    the Rights upon Automatic Exchange.

Section 5.3    General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.14, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

Section 5.4    Purchase Price

The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Parent shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Parent delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Parent of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Corporation.

Section 5.5    Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Corporation. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Vancouver, British Columbia or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates, or other satisfactory evidence if the Exchangeable Shares are held electronically, representing the Exchangeable Shares which such Beneficiary desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of Corporation and such additional documents and instruments as the Trustee, Corporation and Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Parent to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Corporation and Parent of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates, or other satisfactory evidence if the Exchangeable Shares are held electronically, delivered to the Trustee are to be purchased by Parent under the Exchange Right, a new certificate, or other satisfactory evidence if the Exchangeable Shares are held electronically, for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Corporation.

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Section 5.6    Delivery of Parent Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares, or other satisfactory evidence if the Exchangeable Shares are held electronically, which the Beneficiary desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Parent, the Trustee shall notify Parent and Corporation of its receipt of the same, which notice to Parent and Corporation shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Parent shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Corporation and Parent of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Parent and Corporation of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Parent all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by Parent to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Parent and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Parent to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares delivered to it pursuant to the Exchange Right.

Section 5.7    Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Corporation to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Corporation pursuant to Section 6.6 of the Exchangeable Share Provisions that Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Corporation pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Corporation or Parent, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Corporation is unable to redeem. In any such event, Corporation hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Corporation or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.7 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Corporation is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 5.

Section 5.8    Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right or the Rights upon Automatic Exchange, the share certificate or certificates representing Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Parent,

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Corporation or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Parent that such taxes, if any, have been paid.

Section 5.9    Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Corporation and Parent shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Corporation and Parent of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Parent (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

Section 5.10    Qualification of Parent Shares

Parent covenants that if any Parent Shares issuable pursuant to the Exchange Right or the Rights upon Automatic Exchange require registration or qualification with or approval of or the filing of any document, including any registration statement, prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or stock exchange or the fulfilment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Parent to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will in good faith use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to cause such Parent Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares to be delivered pursuant to the Exchange Right or the Rights upon Automatic Exchange to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares are listed, quoted or posted for trading at such time.

Section 5.11    Parent Shares

Parent hereby represents, warrants and covenants that the Parent Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

Section 5.12    Automatic Exchange on Liquidation of Parent

(a)     Parent will give the Trustee written notice of each of the following events at the time set forth below:

(i)     in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)    promptly following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

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(b)    Promptly following receipt by the Trustee from Parent of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Parent and shall include a brief description of rights of the Beneficiaries with respect to the Rights upon Automatic Exchange provided for in Section 5.12(c).

(c)     In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Shares in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Shares. To effect such automatic exchange, Parent shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Parent shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)    The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Parent all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from Corporation shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares issued pursuant to the automatic exchange of Exchangeable Shares for Parent Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Shares issued to the Beneficiary by Parent pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Parent Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Beneficiary certificates representing Parent Shares of which the Beneficiary is the holder.

Section 5.13    Withholding Rights

Parent, Corporation and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Shares such amounts as Parent, Corporation or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Parent, Corporation and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Corporation or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Corporation or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

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ARTICLE 6
CONCERNING THE TRUSTEE

Section 6.1    Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)     receipt and deposit of the Parent Special Voting Share from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)    granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)     casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)    receiving the grant of the Exchange Right and the Rights upon Automatic Exchange from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)     exercising the Exchange Right and enforcing the benefit of the Rights upon Automatic Exchange, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Parent Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Rights upon Automatic Exchange, as the case may be;

(f)     holding title to the Trust Estate;

(g)    investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)    taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Parent and Corporation under this Agreement; and

(i)     taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

Section 6.2    No Conflict of Interest

The Trustee represents to Parent and Corporation that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict

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of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Supreme Court of British Columbia for an order that the Trustee be replaced as trustee hereunder.

Section 6.3    Dealings with Transfer Agents, Registrars, etc.

Parent and Corporation irrevocably authorize the Trustee, from time to time, to:

(a)     consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Shares; and

(b)    requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Rights upon Automatic Exchange.

Parent and Corporation irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Rights upon Automatic Exchange.

Section 6.4    Books and Records

The Trustee shall keep available for inspection by Parent and Corporation at the Trustee’s principal office in Vancouver, British Columbia correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Rights upon Automatic Exchange. On or before January 15 in every year, so long as any Parent Shares are on deposit with the Trustee, the Trustee shall transmit to Parent and Corporation a brief report, dated as of the preceding December 31, with respect to:

(a)     the property and funds comprising the Trust Estate as of that date;

(b)    the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Parent of Parent Shares in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)     any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

Section 6.5    Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Parent Special Voting Share held by the Trustee pursuant to Article 4, subject to Section 6.14, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.14, and with respect to the Rights upon Automatic Exchange pursuant to Article 5, subject to Section 6.14.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

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Section 6.6    Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity required by Section 6.5 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Rights upon Automatic Exchange except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

Section 6.7    Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.8, if applicable, and with any other applicable provisions of this Agreement.

Section 6.8    Evidence and Authority to Trustee

Parent and/or Corporation shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent and/or Corporation or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange and the taking of any other action to be taken by the Trustee at the request of or on the application of Parent and/or Corporation promptly if and when:

(a)     such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.8; or

(b)    the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent and/or Corporation written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Parent and/or Corporation or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange or the taking of any other action to be taken by the Trustee at the request or on the application of Parent and/or Corporation, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent and/or Corporation it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)     declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

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(d)    describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)     declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

Section 6.9    Experts, Advisers and Agents

The Trustee may:

(a)     in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Parent and/or Corporation or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)    employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

Section 6.10    Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for the Beneficiaries, in securities in which, under the laws of the Province of British Columbia, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Corporation. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Corporation, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

Section 6.11    Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

Section 6.12    Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Parent and/or Corporation or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

Section 6.13    Authority to Carry on Business

The Trustee represents to Parent and Corporation that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Rights upon Automatic Exchange shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within

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90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

Section 6.14    Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)     the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)    all differences with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

Section 6.15    Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

Section 6.16    Maintenance of Office or Agency

Parent will maintain in Vancouver, British Columbia an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Parent or Corporation in respect of the Exchangeable Shares may be served. Parent will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Parent shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Parent and Corporation hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Parent proxy materials will be made available for inspection by any Beneficiary at such office or agency.

ARTICLE 7
COMPENSATION

Section 7.1    Fees and Expenses of the Trustee

Parent and Corporation jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Parent and Corporation shall have no obligation to reimburse the

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Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 8.1    Indemnification of the Trustee

Parent and Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance or non-compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Parent or Corporation pursuant hereto.

Parent or Corporation shall not be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent and Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Corporation shall not be liable only to the extent that a delay in such notification by the Trustee prejudices the claim. Subject to (ii) below, Parent and Corporation shall be entitled to participate at their own expense in the defense and, if Parent and Corporation so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent or Corporation; or (ii) the named parties to any such suit include both the Trustee and Parent or Corporation and the Trustee shall have been advised by counsel acceptable to Parent or Corporation that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Parent or Corporation and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Corporation shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

Section 8.2    Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

Section 8.3    Indemnification of the Beneficiaries

Parent and Corporation jointly and severally agree to indemnify and hold harmless the Beneficiaries and, if a Beneficiary is a corporate entity, each of the Beneficiary’s directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Beneficiary Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Indemnified Beneficiary Party’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Beneficiary Party, may be paid, incurred or suffered by the Indemnified Beneficiary Party by reason or as a result of the Callco or the Purchaseco incurring any liability and the shareholders or former shareholders of the Purchaseco being jointly and severally liable for such liability under section 51.3 of the BCBCA.

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Parent or Corporation shall not be liable under this indemnity for any claim against any of the Indemnified Beneficiary Parties unless Parent and Corporation shall be notified by the Indemnified Beneficiary Party of the written assertion of a claim or of any action commenced against the Indemnified Beneficiary Party, promptly after any of the Indemnified Beneficiary Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Corporation shall not be liable only to the extent that a delay in such notification by the Indemnified Beneficiary Party prejudices the claim. Subject to (ii) below, Parent and Corporation shall be entitled to participate at their own expense in the defense and, if Parent and Corporation so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Indemnified Beneficiary Party shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Beneficiary Party unless: (i) the employment of such counsel has been authorized by Parent or Corporation; or (ii) the named parties to any such suit include both the Indemnified Beneficiary Party and Parent or Corporation and the Indemnified Beneficiary Party shall have been advised by counsel acceptable to Parent or Corporation that there may be one or more legal defenses available to the Indemnified Beneficiary Party that are different from or in addition to those available to Parent or Corporation and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Corporation shall not have the right to assume the defense of such suit on behalf of the Indemnified Beneficiary Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Beneficiary Party). This indemnity shall survive the termination of this Agreement and the Beneficiary ceasing to be a holder of Exchangeable Shares.

ARTICLE 9
CHANGE OF TRUSTEE

Section 9.1    Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Parent and Corporation specifying the date on which it desires to resign, provided that such notice shall not be given less than sixty (60) days before such desired resignation date unless Parent and Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent and Corporation shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Parent and Corporation shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

Section 9.2    Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Parent and Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

Section 9.3    Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Parent and Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent, Corporation and such predecessor trustee shall execute any and

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all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

Section 9.4    Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Parent and Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Parent or Corporation shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent and Corporation.

ARTICLE 10
PARENT SUCCESSORS

Section 10.1    Certain Requirements in Respect of Combination, etc.

Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

(a)     such other person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder (including without limitation one or more voting securities of such Parent Successor to allow Beneficiaries to exercise voting rights in respect of the Parent Successor substantially similar to those provided for in this Agreement in respect of Parent) and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b)    such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

Section 10.2    Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Parent Successor and Corporation shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

Section 10.3    Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 10.

Section 10.4    Successorship Transaction

Notwithstanding the foregoing provisions of this Article 10, in the event of a Parent Control Transaction:

(a)     in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding

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Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)    which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)     in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then (i) all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Parent shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

Section 11.1    Amendments, Modifications, etc.

Subject to Section 11.2, Section 11.4 and Section 13.1, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Corporation and the Trustee and approved by the Beneficiaries in accordance with Section 12.2 of the Exchangeable Share Provisions.

Section 11.2    Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a)     adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Corporation and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)    making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent and Corporation and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)     making such changes or corrections which, on the advice of counsel to Parent, Corporation and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Parent and Corporation shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

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Section 11.3    Meeting to Consider Amendments

Corporation, at the request of Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Corporation, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

Section 11.4    Changes in Capital of Parent and Corporation

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

Section 11.5    Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Corporation, Parent and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)     evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)    making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Rights upon Automatic Exchange which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Corporation, the Trustee or this Agreement; and

(c)     for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

Section 12.1    Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)     no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)    each of Parent and Corporation elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 12.2 of the Exchangeable Share Provisions.

Section 12.2    Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

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ARTICLE 13
GENERAL

Section 13.1    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.2    Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Corporation may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Parent.

Section 13.3    Binding Effect

Subject to Section 13.2, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

Section 13.4    Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, emailed or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)     if to Parent or Corporation, at:

CannBioRx Life Sciences Corp.
c/o Agents and Corporations, Inc.
1201 Orange Street, Suite 600
Wilmington, Delaware 19801

Attention: Lawrence Pemble, President

Email: lawrence@cannbiorex.com

With a copy to:

Cassels Brock & Blackwell LLP

2200 HSBC Building

885 West Georgia Street

Vancouver, British Columbia,

V6C 3E8

Attention: Jeff Durno

Email: jdurno@casselsbrock.com

and to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173-1922

Attention: Robert Cohen

Email: rcohen@mwe.com

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(b)    if to the Trustee, at:

Odyssey Trust Company

323 – 409 Granville St

Vancouver, BC V6C 1T2

Attention: Lisa Scotland

Email: LScotland@odysseytrust.com

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by email shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

Section 13.5    Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the articles of Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such articles, the provisions of which articles shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

Section 13.6    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.7    Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of British Columbia. Each party hereby irrevocably attorns to the jurisdiction of the courts of British Columbia in respect of all matters arising under or in relation to this Agreement and Parent hereby appoints Corporation as its registered office in British Columbia as attorney for service of process.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANNBIORX LIFE SCIENCES CORP.
By:	/s/ Lawrence Pemble
Name: LAWRENCE PEMBLE
Title: DIRECTOR

KATEXCO PURCHASECO ULC
By:	/s/ Lawrence Pemble
Name: LAWRENCE PEMBLE
Title: DIRECTOR

ODYSSEY TRUST COMPANY
By:	/s/ Lisa Scotland
Name: Lisa Scotland
Title: Chief Compliance Officer
By:	/s/ Tom Liu
Name: Tom Liu
Title: Director, Corporate Services

[Voting and Exchange Trust Agreement Execution Page]

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Annex D-2

VOTING AND EXCHANGE TRUST AGREEMENT (“Agreement”) made as of the 16th day of July, 2019.

AMONG:

CANNBIORX LIFE SCIENCES CORP., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

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CANNBIOREX PURCHASECO ULC., an unlimited liability company existing under the laws of British Columbia (hereinafter referred to as “Corporation”)

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ODYSSEY TRUST COMPANY a trust company incorporated under the laws of Alberta (hereinafter referred to as the “Trustee”)

WHEREAS in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of June 19, 2019 between the Parent, Company, Katexco Pharmaceuticals Corp., Katexco Purchaseco ULC and Corporation, it was agreed that on the Effective Date (as defined in the Plan of Arrangement contemplated in the Arrangement Agreement), Corporation and Parent would enter into a voting and exchange trust agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

AND WHEREAS under the Arrangement Agreement, it is contemplated that Parent will directly or indirectly acquire the issued and outstanding Common Shares of the Company;

AND WHEREAS under the Arrangement Agreement, it is contemplated that exchangeable shares of Corporation (“Exchangeable Shares”) may be issued by Corporation, having the attributes described in the Arrangement Agreement including certain exchange rights and voting rights to be created for the benefit of the holders of Exchangeable Shares from time to time;

AND WHEREAS these recitals are made by Parent and Corporation but not by the Trustee;

NOW THEREFORE in consideration of $10.00, the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1    Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia), unless otherwise expressly stated herein;

“Arrangement Agreement” means the Arrangement Agreement by and among Parent, Company, CannBioRex Pharmaceuticals Corp., CannBioRex Purchaseco ULC and Corporation dated as of June 19, 2019, as amended and restated from time to time, providing for, among other things, the arrangement resulting in the first issuance of Exchangeable Shares;

“BCBCA” means the Business Corporations Act (British Columbia) as the same has been and may hereafter from time to time be amended;

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“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent and its Affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Vancouver, British Columbia or the City of New York, New York;

“Callco” means CannBioRex Callco ULC, an unlimited liability corporation incorporated under the laws of British Columbia, or any other direct or indirect Subsidiary of the Parent designated by the Parent from time to time;

“Change of Law Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Company” means CannBioRex Pharmaceuticals Corp, a corporation incorporated under the BCBCA;

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Exchangeable Share Support Agreement” means that certain support agreement made as of even date herewith among Corporation, Callco and Parent dated July 16, 2019;

“Exchangeable Shares” means the non-voting Exchangeable Shares in the capital of Corporation, having the rights, privileges, restrictions and conditions set out in attaching to the Exchangeable Shares as set out in the Articles of Corporation;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Corporation to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Corporation to contest in good faith any such proceedings commenced in respect of Corporation within 30 days of becoming aware thereof, or the consent by Corporation to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Corporation of a general assignment for the benefit of creditors, or the admission in writing by Corporation of its inability to pay its debts generally as they become due, or (iv) Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b);

“Liquidation Event Effective Time” has the meaning ascribed thereto in Section 5.12(c);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Parent or Corporation, as the case may be, a certificate signed by any one of the authorized signatories of Parent or Corporation, as the case may be;

“Parent Consent” has the meaning ascribed thereto in Section 4.2;

“Parent Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;

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“Parent Meeting” has the meaning ascribed thereto in Section 4.2;

“Parent Shares” has the meaning provided in the Exchangeable Share Provisions;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Parent Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

“Parent Successor” has the meaning ascribed thereto in Section 10.1(a);

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing in (a), or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing in (a) or (b);

“Redemption Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Rights upon Automatic Exchange” means the benefit of the obligation of Parent to effect the automatic exchange of Exchangeable Shares for Parent Shares pursuant to Section 5.12;

“Trust” means the trust created by this Agreement;

“Trust Estate” means the Parent Special Voting Share, any other securities, the Exchange Right, the Rights upon Automatic Exchange and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

“Voting Rights” means the voting rights of the Parent Special Voting Share held by the Trustee.

In addition to the foregoing, all capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Arrangement Agreement.

Section 1.2    Interpretation Not Affected By Headings, Etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof’, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

Section 1.3    Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

Section 1.4    Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

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Section 1.5    Payments

All payments to be made hereunder will be made without interest and less any tax required by applicable law to be deducted or withheld.

Section 1.6    Fractional Shares

All references herein to Exchangeable Shares or any other shares and the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares or any other such shares includes fractional Exchangeable Shares or any other shares with such rights, privileges, restrictions and conditions being applied on a fractional basis, as applicable.

ARTICLE 2
PURPOSE OF AGREEMENT

Section 2.1    Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. The Trustee will hold the Parent Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Rights upon Automatic Exchange in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3
PARENT SPECIAL VOTING SHARE

Section 3.1    Issue and Ownership of the Parent Special Voting Share

Parent hereby agrees to issue to, and deposit with, the Trustee the Parent Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Parent Special Voting Share by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Parent Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to such Parent Special Voting Share provided that the Trustee shall:

(a)     hold such Parent Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)    except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Parent Special Voting Share and such Parent Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

Section 3.2    Legended Share Certificates

Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

Section 3.3    Safe Keeping of Certificate

The physical certificate representing the Parent Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

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ARTICLE 4
EXERCISE OF VOTING RIGHTS

Section 4.1    Voting Rights

The Trustee, as the holder of record of the Parent Special Voting Share forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Parent Special Voting Share held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.14 hereof:

(a)     the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Meeting is held or a Parent Consent is sought; and

(b)    to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

Section 4.2    Number of Votes

With respect to all meetings of shareholders of Parent at which holders of Parent Shares are entitled to vote (each, a ‘’Parent Meeting”) and with respect to all written consents sought from Parent’s shareholders, including the holders of Parent Shares (each, a “Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or consented to in connection with such Parent Consent.

Any Beneficiary who chooses to attend a Parent Meeting in person will be entitled to one vote on a show of hands.

Section 4.3    Mailings to Shareholders

With respect to each Parent Meeting and Parent Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Parent to its shareholders:

(a)     a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Parent;

(b)    a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent or, pursuant to Section 4.7, to attend such Parent Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c)     a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)     a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii)    a proxy to a designated agent or other representative of the management of Parent to exercise such Beneficiary Votes;

(d)    a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

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(e)     a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)     a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee of any decision of the Board of Directors of Parent with respect to the calling of any Parent Meeting or the seeking of any Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Parent and the materials referred to in Section 4.3(c), Section 4.3(e) and Section 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Parent shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Parent Shares. Parent agrees not to communicate with holders of Parent Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Parent may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.3.

Section 4.4    Copies of Shareholder Information

Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Parent Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Parent Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent) received by the Trustee from Parent, to the extent possible, at the same time as such materials are sent to holders of Parent Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee’s principal office in Vancouver, British Columbia. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.4.

Section 4.5    Other Materials

As soon as reasonably practicable after receipt by Parent or holders of Parent Shares (if such receipt is known by Parent) of any material sent or given by or on behalf of a third party to holders of Parent Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Vancouver, British Columbia, copies of all such materials. Notwithstanding the foregoing, Parent at its option may exercise the duties

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of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.5.

Section 4.6    List of Persons Entitled to Vote

Corporation shall, (a) prior to each annual and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Corporation of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Parent agrees to give Corporation notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent by Parent or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Corporation to perform its obligations under this Section 4.6.

Section 4.7    Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any Parent Meeting or Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Parent Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

Section 4.8    Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)     In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)    The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.2 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

Section 4.9    Distribution of Written Materials

Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Corporation. Parent agrees not

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to communicate with holders of Parent Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Corporation shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)     a current List; and

(b)    upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Corporation’s obligations under this Section 4.9 shall be deemed satisfied to the extent Parent exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Corporation provides the required information and materials to Parent.

Section 4.10    Termination of Voting Rights

Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Parent or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Parent Shares, as specified in Article 5 (unless, in either case, Parent shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Parent or Callco pursuant to the exercise by Parent or Callco of the Change of Law Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

Section 5.1    Grant and Ownership of the Exchange Right

Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Rights upon Automatic Exchange, all in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Rights upon Automatic Exchange by Parent to the Trustee.

During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Rights upon Automatic Exchange and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Rights upon Automatic Exchange, provided that the Trustee shall:

(a)     hold the Exchange Right and the Rights upon Automatic Exchange and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)    except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Rights upon Automatic Exchange, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

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Section 5.2    Legended Share Certificates

Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)     their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)    the Rights upon Automatic Exchange.

Section 5.3    General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.14, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

Section 5.4    Purchase Price

The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Parent shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Parent delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Parent of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Corporation.

Section 5.5    Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Corporation. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Vancouver, British Columbia or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates, or other satisfactory evidence if the Exchangeable Shares are held electronically, representing the Exchangeable Shares which such Beneficiary desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of Corporation and such additional documents and instruments as the Trustee, Corporation and Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Parent to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Corporation and Parent of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates, or other satisfactory evidence if the Exchangeable Shares are held electronically, delivered to the Trustee are to be purchased by Parent under the Exchange Right, a new certificate, or other satisfactory evidence if the Exchangeable Shares are held electronically, for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Corporation.

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Section 5.6    Delivery of Parent Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares, or other satisfactory evidence if the Exchangeable Shares are held electronically, which the Beneficiary desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Parent, the Trustee shall notify Parent and Corporation of its receipt of the same, which notice to Parent and Corporation shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Parent shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Corporation and Parent of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Parent and Corporation of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Parent all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by Parent to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Parent and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Parent to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares delivered to it pursuant to the Exchange Right.

Section 5.7    Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Corporation to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Corporation pursuant to Section 6.6 of the Exchangeable Share Provisions that Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Corporation pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Corporation or Parent, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Corporation is unable to redeem. In any such event, Corporation hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Corporation or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.7 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Corporation is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 5.

Section 5.8    Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right or the Rights upon Automatic Exchange, the share certificate or certificates representing Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder

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of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Parent, Corporation or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Parent that such taxes, if any, have been paid.

Section 5.9    Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Corporation and Parent shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Corporation and Parent of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Parent (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

Section 5.10    Qualification of Parent Shares

Parent covenants that if any Parent Shares issuable pursuant to the Exchange Right or the Rights upon Automatic Exchange require registration or qualification with or approval of or the filing of any document, including any registration statement, prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or stock exchange or the fulfilment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Parent to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will in good faith use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to cause such Parent Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares to be delivered pursuant to the Exchange Right or the Rights upon Automatic Exchange to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares are listed, quoted or posted for trading at such time.

Section 5.11    Parent Shares

Parent hereby represents, warrants and covenants that the Parent Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

Section 5.12    Automatic Exchange on Liquidation of Parent

(a)     Parent will give the Trustee written notice of each of the following events at the time set forth below:

(i)     in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)    promptly following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

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(b)    Promptly following receipt by the Trustee from Parent of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Parent and shall include a brief description of rights of the Beneficiaries with respect to the Rights upon Automatic Exchange provided for in Section 5.12(c).

(c)     In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Shares in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Shares. To effect such automatic exchange, Parent shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Parent shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)    The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Parent all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from Corporation shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares issued pursuant to the automatic exchange of Exchangeable Shares for Parent Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Shares issued to the Beneficiary by Parent pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Parent Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Beneficiary certificates representing Parent Shares of which the Beneficiary is the holder.

Section 5.13    Withholding Rights

Parent, Corporation and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Shares such amounts as Parent, Corporation or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Parent, Corporation and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Corporation or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Corporation or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

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ARTICLE 6
CONCERNING THE TRUSTEE

Section 6.1    Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)     receipt and deposit of the Parent Special Voting Share from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)    granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)     casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)    receiving the grant of the Exchange Right and the Rights upon Automatic Exchange from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)     exercising the Exchange Right and enforcing the benefit of the Rights upon Automatic Exchange, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Parent Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Rights upon Automatic Exchange, as the case may be;

(f)     holding title to the Trust Estate;

(g)    investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)    taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Parent and Corporation under this Agreement; and

(i)     taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

Section 6.2    No Conflict of Interest

The Trustee represents to Parent and Corporation that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict

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of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Supreme Court of British Columbia for an order that the Trustee be replaced as trustee hereunder.

Section 6.3    Dealings with Transfer Agents, Registrars, etc.

Parent and Corporation irrevocably authorize the Trustee, from time to time, to:

(a)     consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Shares; and

(b)    requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Rights upon Automatic Exchange.

Parent and Corporation irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Rights upon Automatic Exchange.

Section 6.4    Books and Records

The Trustee shall keep available for inspection by Parent and Corporation at the Trustee’s principal office in Vancouver, British Columbia correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Rights upon Automatic Exchange. On or before January 15 in every year, so long as any Parent Shares are on deposit with the Trustee, the Trustee shall transmit to Parent and Corporation a brief report, dated as of the preceding December 31, with respect to:

(a)     the property and funds comprising the Trust Estate as of that date;

(b)    the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Parent of Parent Shares in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)     any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

Section 6.5    Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Parent Special Voting Share held by the Trustee pursuant to Article 4, subject to Section 6.14, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.14, and with respect to the Rights upon Automatic Exchange pursuant to Article 5, subject to Section 6.14.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

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Section 6.6    Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity required by Section 6.5 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Rights upon Automatic Exchange except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

Section 6.7    Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.8, if applicable, and with any other applicable provisions of this Agreement.

Section 6.8    Evidence and Authority to Trustee

Parent and/or Corporation shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent and/or Corporation or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange and the taking of any other action to be taken by the Trustee at the request of or on the application of Parent and/or Corporation promptly if and when:

(a)     such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.8; or

(b)    the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent and/or Corporation written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Parent and/or Corporation or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange or the taking of any other action to be taken by the Trustee at the request or on the application of Parent and/or Corporation, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent and/or Corporation it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)     declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

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(d)    describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)     declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

Section 6.9    Experts, Advisers and Agents

The Trustee may:

(a)     in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Parent and/or Corporation or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)    employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

Section 6.10    Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for the Beneficiaries, in securities in which, under the laws of the Province of British Columbia, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Corporation. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Corporation, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

Section 6.11    Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

Section 6.12    Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Parent and/or Corporation or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

Section 6.13    Authority to Carry on Business

The Trustee represents to Parent and Corporation that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Rights upon Automatic Exchange shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

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Section 6.14    Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)     the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)    all differences with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

Section 6.15    Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

Section 6.16    Maintenance of Office or Agency

Parent will maintain in Vancouver, British Columbia an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Parent or Corporation in respect of the Exchangeable Shares may be served. Parent will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Parent shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Parent and Corporation hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Parent proxy materials will be made available for inspection by any Beneficiary at such office or agency.

ARTICLE 7
COMPENSATION

Section 7.1    Fees and Expenses of the Trustee

Parent and Corporation jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Parent and Corporation shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

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ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 8.1    Indemnification of the Trustee

Parent and Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance or non-compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Parent or Corporation pursuant hereto.

Parent or Corporation shall not be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent and Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Corporation shall not be liable only to the extent that a delay in such notification by the Trustee prejudices the claim. Subject to (ii) below, Parent and Corporation shall be entitled to participate at their own expense in the defense and, if Parent and Corporation so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent or Corporation; or (ii) the named parties to any such suit include both the Trustee and Parent or Corporation and the Trustee shall have been advised by counsel acceptable to Parent or Corporation that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Parent or Corporation and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Corporation shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

Section 8.2    Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

Section 8.3    Indemnification of the Beneficiaries

Parent and Corporation jointly and severally agree to indemnify and hold harmless the Beneficiaries and, if a Beneficiary is a corporate entity, each of the Beneficiary’s directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Beneficiary Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Indemnified Beneficiary Party’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Beneficiary Party, may be paid, incurred or suffered by the Indemnified Beneficiary Party by reason or as a result of the Callco or the Purchaseco incurring any liability and the shareholders or former shareholders of the Purchaseco being jointly and severally liable for such liability under section 51.3 of the BCBCA.

Parent or Corporation shall not be liable under this indemnity for any claim against any of the Indemnified Beneficiary Parties unless Parent and Corporation shall be notified by the Indemnified Beneficiary Party of the written assertion of a claim or of any action commenced against the Indemnified Beneficiary Party, promptly after any of the Indemnified Beneficiary Parties shall have received any such written assertion of a claim or shall have

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been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Corporation shall not be liable only to the extent that a delay in such notification by the Indemnified Beneficiary Party prejudices the claim. Subject to (ii) below, Parent and Corporation shall be entitled to participate at their own expense in the defense and, if Parent and Corporation so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Indemnified Beneficiary Party shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Beneficiary Party unless: (i) the employment of such counsel has been authorized by Parent or Corporation; or (ii) the named parties to any such suit include both the Indemnified Beneficiary Party and Parent or Corporation and the Indemnified Beneficiary Party shall have been advised by counsel acceptable to Parent or Corporation that there may be one or more legal defenses available to the Indemnified Beneficiary Party that are different from or in addition to those available to Parent or Corporation and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Corporation shall not have the right to assume the defense of such suit on behalf of the Indemnified Beneficiary Party but shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Beneficiary Party). This indemnity shall survive the termination of this Agreement and the Beneficiary ceasing to be a holder of Exchangeable Shares.

ARTICLE 9
CHANGE OF TRUSTEE

Section 9.1    Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Parent and Corporation specifying the date on which it desires to resign, provided that such notice shall not be given less than sixty (60) days before such desired resignation date unless Parent and Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent and Corporation shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Parent and Corporation shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

Section 9.2    Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Parent and Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

Section 9.3    Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Parent and Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent, Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

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Section 9.4    Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Parent and Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Parent or Corporation shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent and Corporation.

ARTICLE 10
PARENT SUCCESSORS

Section 10.1    Certain Requirements in Respect of Combination, etc.

Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

(a)     such other person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder (including without limitation one or more voting securities of such Parent Successor to allow Beneficiaries to exercise voting rights in respect of the Parent Successor substantially similar to those provided for in this Agreement in respect of Parent) and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b)    such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

Section 10.2    Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Parent Successor and Corporation shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

Section 10.3    Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 10.

Section 10.4    Successorship Transaction

Notwithstanding the foregoing provisions of this Article 10, in the event of a Parent Control Transaction:

(a)     in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

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(b)    which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)     in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then (i) all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Parent shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

Section 11.1    Amendments, Modifications, etc.

Subject to Section 11.2, Section 11.4 and Section 13.1, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Corporation and the Trustee and approved by the Beneficiaries in accordance with Section 12.2 of the Exchangeable Share Provisions.

Section 11.2    Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a)     adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Corporation and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)    making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent and Corporation and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)     making such changes or corrections which, on the advice of counsel to Parent, Corporation and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Parent and Corporation shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

Section 11.3    Meeting to Consider Amendments

Corporation, at the request of Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Corporation, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

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Section 11.4    Changes in Capital of Parent and Corporation

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

Section 11.5    Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Corporation, Parent and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)     evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)    making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Rights upon Automatic Exchange which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Corporation, the Trustee or this Agreement; and

(c)     for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

Section 12.1    Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)     no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)    each of Parent and Corporation elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 12.2 of the Exchangeable Share Provisions.

Section 12.2    Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13
GENERAL

Section 13.1    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal

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or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.2    Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Corporation may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Parent.

Section 13.3    Binding Effect

Subject to Section 13.2, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

Section 13.4    Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, emailed or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)     if to Parent or Corporation, at:

CannBioRx Life Sciences Corp.
c/o Agents and Corporations, Inc.
1201 Orange Street, Suite 600
Wilmington, Delaware 19801

Attention: Lawrence Pemble, President

Email: lawrence@cannbiorex.com

With a copy to:

Cassels Brock & Blackwell LLP
2200 HSBC Building
885 West Georgia Street
Vancouver, British Columbia,
V6C 3E8

Attention: Jeff Durno

Email: jdurno@casselsbrock.com

and to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922

Attention: Robert Cohen

Email: rcohen@mwe.com

(b)    if to the Trustee, at:

Odyssey Trust Company
323 – 409 Granville St
Vancouver, BC V6C 1T2

Attention: Lisa Scotland

Email: LScotland@odysseytrust.com

D-2-23

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by email shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

Section 13.5    Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the articles of Corporation from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such articles, the provisions of which articles shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

Section 13.6    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.7    Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of British Columbia. Each party hereby irrevocably attorns to the jurisdiction of the courts of British Columbia in respect of all matters arising under or in relation to this Agreement and Parent hereby appoints Corporation as its registered office in British Columbia as attorney for service of process.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

D-2-24

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CANNBIORX LIFE SCIENCES CORP.
By:	/s/ Lawrence Pemble
Name: LAWRENCE PEMBLE
Title: DIRECTOR
CANNBIOREX PURCHASECO ULC
By:	/s/ Lawrence Pemble
Name: LAWRENCE PEMBLE
Title: DIRECTOR
ODYSSEY TRUST COMPANY
By:	/s/ Lisa Scotland
Name: Lisa Scotland
Title: Chief Compliance Officer
By:	/s/ Tom Liu
Name: Tom Liu
Title: Director, Corporate Services

[Voting and Exchange Trust Agreement Execution Page]

D-2-25

KBL MERGER CORP. IV
30 Park Place, Suite 45E
New York, NY 10007
SPECIAL MEETING

P R O X Y C A R D

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the notice and Proxy Statement, dated , 2020, in connection with the Special Meeting of stockholders to be held at 10:00 a.m. local time, on October 26, 2020 at the offices of KBL Merger Corp. IV, 30 Park Place, Suite 45E, New York, NY 10007, for the sole purpose of considering and voting upon the following proposals, and hereby appoints Marlene Krauss, M.D. and Joseph A. Williamson, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of KBL Merger Corp. IV registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 AND 9. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KBL MERGER CORP. IV. THE BOARD OF DIRECTORS OF KBL MERGER CORP. IV RECOMMENDS A VOTE “FOR” ALL PROPOSALS	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE	☒

(1) The Business Combination Proposal — to approve and adopt the Business Combination Agreement, dated as of July 25, 2019 (as the same may be amended, the “Business Combination Agreement”), by and among KBL Merger Corp. IV (“KBL”), KBL Merger Sub, Inc. (“KBL Merger Sub”), 180 Life Sciences Corp. (“180”), Katexco Pharmaceuticals Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp., (“CBR Pharma”), 180 Therapeutics L.P. (“180 LP” and together with Katexco and CBR Pharma, the “180 Subsidiaries” and, together with 180, the “180 Parties”), and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties (the “Stockholder Representative”), pursuant to which KBL Merger Sub will merge with and into 180 with 180 surviving the merger and continuing as a wholly-owned subsidiary of KBL, and in consideration thereof, the stockholders of 180 shall receive shares of KBL’s common stock, par value $0.0001 per share (“KBL Common Stock”) and the existing exchangeable shares (collectively, the “Exchangeable Shares”) of CannBioRex Purchaseco ULC and/or Katexco Purchaseco ULC, Canadian subsidiaries of 180, shall be adjusted in accordance with the provisions in the articles of CannBioRex Purchaseco ULC or Katexco Purchaseco ULC, as applicable, governing the Exchangeable Shares such that they are multiplied by the Exchange Ratio and become exchangeable into shares of KBL Common Stock. The Exchangeable Shares will entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of KBL Common Stock, and holders of Exchangeable Shares will have the right, through the applicable Voting and Exchange Agreement, to vote at meetings of KBL stockholders. Such acquisition and the other transactions contemplated by the Business Combination Agreement (the “business combination”) is referred to as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Special Voting Shares Charter Proposal — to approve and adopt amendments to KBL’s amended and restated certificate of incorporation (the “Charter”) to create two new classes of capital stock designated as Class C Special Voting Share and Class K Special Voting Share of KBL that will entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC, respectively, that are outstanding from time to time (the “Special Voting Shares” and such proposal, the “Special Voting Shares Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Special Voting Shares Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Authorized KBL Common Stock Charter Proposal — to approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL Common Stock, from 35,000,000 shares to 100,000,000 shares (the “Authorized KBL Common Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Common Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) The Authorized KBL Preferred Stock Charter Proposal — to approve and adopt an amendment to the Charter to increase the number of authorized shares of KBL’s preferred stock, par value $0.0001 per share (the “KBL Preferred Stock”), from 1,000,000 shares to 5,000,000 shares (the “Authorized KBL Preferred Stock Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized KBL Preferred Stock Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Name Change Proposal — to approve and adopt an amendment to the Charter to change the name of “KBL Merger Corp. IV” to “180 Life Sciences Corp.” (the “Name Change Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Name Change Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) The Additional Charter Proposal — to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Special Voting Shares Charter Proposal, the Authorized KBL Common Stock Charter Proposal, the Authorized KBL Preferred Stock Charter Proposal and the Name Change Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement/prospectus as Annex B.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Capital Market (“Nasdaq”): (a) the issuance of at least 14,911,263 shares of KBL Common Stock in connection with the Closing; and (b) the future issuance of up to 2,588,737 shares of KBL Common Stock to holders of Exchangeable Shares in connection with any exchange of their Exchangeable Shares of each of CannBioRex Purchaseco ULC and Katexco Purchaseco ULC (the “Nasdaq Proposal”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Omnibus Incentive Plan Proposal — to approve and adopt the 180 Life Sciences Corp. 2020 Long Term Incentive Plan (the “OIP”) and material terms thereunder (the “OIP Proposal”). A copy of the OIP is attached to the accompanying proxy statement/prospectus as Annex C.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(9) The Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the OIP Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

You may exercise your redemption rights by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your public shares of the common stock for cash and you will no longer own such public shares. YOU WILL ONLY BE ENTITLED TO RECEIVE CASH FOR THOSE PUBLIC SHARES IF YOU TENDER YOUR STOCK CERTIFICATES REPRESENTING SUCH REDEEMED PUBLIC SHARES TO THE COMPANY’S DULY APPOINTED AGENT PRIOR TO THE VOTE AT SUCH MEETING.

EXERCISE REDEMPTION RIGHTS ☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.
Date: _______________________________, 2020

Signature
Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVESIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH IN PROPOSAL 1, 2, 3, 4, 5, 6, 7, 8 AND 9. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.